FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226943-01

PROSPECTUS

$989,471,000 (Approximate)

Benchmark 2018-B7 Mortgage Trust

(Central Index Key Number 0001757018)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Sponsors and Mortgage Loan Sellers

Benchmark 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B7

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the Benchmark 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B7 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, Benchmark 2018-B7 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in December 2018. The rated final distribution date for each class of offered certificates is the distribution date in May 2053.

Class	Initial Class Certificate Balance or Notional Amount(1)		Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(2)
Class A-1	$20,240,000		3.436%	Fixed	July 2023
Class A-2	$211,980,000		4.377%	Fixed	October 2023
Class A-SB	$36,078,000		4.376%	WAC Cap(3)	June 2028
Class A-3	$203,000,000		4.241%	Fixed	October 2028
Class A-4	$320,279,000		4.510%	WAC Cap(3)	October 2028
Class X-A	$884,870,000	(4)	0.450%	Variable(5)	November 2028
Class A-M	$93,293,000		4.741%	WAC Cap(3)	November 2028
Class B	$52,300,000		4.861%	WAC(6)	November 2028
Class C	$52,301,000		4.861%	WAC(6)	November 2028

(Footnotes on table on page 3)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 26.3% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 41.8% of each class of offered certificates, and J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 31.9% of each class of offered certificates. Drexel Hamilton, LLC and Academy Securities, Inc. are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 28, 2018. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately 105.379787092591% of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2018, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Commercial Mortgage Pass-Through Certificates	$989,471,000	100%	$989,471,000	$119,923.89

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.
(3)	Payment of this registration fee was made in connection with the filing of the preliminary prospectus (accession number: 0001539497-18-001741).

Deutsche Bank Securities	J.P. Morgan	Citigroup
Co-Lead Managers and Joint Bookrunners
Drexel Hamilton Co-Manager		Academy Securities Co-Manager

November 9, 2018

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Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(7)	Pass-Through Rate Description	Assumed Final Distribution Date(2)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(8)	Principal Window(8)
Offered Certificates
Class A-1	$20,240,000		30.000%	Fixed	July 2023	3.436%	2.74	1 – 56
Class A-2	$211,980,000		30.000%	Fixed	October 2023	4.377%	4.75	56 – 59
Class A-SB	$36,078,000		30.000%	WAC Cap(3)	June 2028	4.376%	7.36	59 – 115
Class A-3	$203,000,000		30.000%	Fixed	October 2028	4.241%	9.70	115 – 119
Class A-4	$320,279,000		30.000%	WAC Cap(3)	October 2028	4.510%	9.88	119 – 119
Class X-A	$884,870,000	(4)	N/A	Variable(5)	November 2028	0.450%	N/A	N/A
Class A-M	$93,293,000		21.750%	WAC Cap(3)	November 2028	4.741%	9.91	119 – 120
Class B	$52,300,000		17.125%	WAC(6)	November 2028	4.861%	9.96	120 – 120
Class C	$52,301,000		12.500%	WAC(6)	November 2028	4.861%	9.96	120 – 120
Non-Offered Certificates(9)
Class X-B	$104,601,000	(4)	N/A	Variable(5)	November 2028	0.000%	N/A	N/A
Class X-D	$56,541,000	(4)	N/A	Variable(5)	November 2028	1.861%	N/A	N/A
Class X-F	$26,857,000	(4)	N/A	Variable(5)	November 2028	1.250%	N/A	N/A
Class D	$32,511,000		9.625%	Fixed	November 2028	3.000%	9.96	120 – 120
Class E	$24,030,000		7.500%	Fixed	November 2028	3.000%	9.96	120 – 120
Class F	$26,857,000		5.125%	WAC – 1.250%(10)	November 2028	3.611%	9.96	120 – 120
Class G-RR	$11,309,000		4.125%	WAC(6)	November 2028	4.861%	9.96	120 – 120
Class H-RR	$11,308,000		3.125%	WAC(6)	November 2028	4.861%	9.96	120 – 120
Class J-RR	$35,338,680		0.000%	WAC(6)	November 2028	4.861%	9.96	120 – 120
Class S(11)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(12)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
VRR Interest(13)	$37,090,000.16		N/A	(14)	November 2028	4.861%	8.70	1 – 120

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The certificate balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus.
(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.
(3)	The pass-through rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.376%. The pass-through rate for the Class A-4 certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.510%. The pass-through rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.741%.
(4)	The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates. The Class X-A, Class X-B, Class X-D and Class X-F certificates (referred to as the “Class X certificates”) will not be entitled to distributions of principal. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(5)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional amount and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The pass-through rates for the Class B, Class C, Class G-RR, Class H-RR and Class J-RR certificates for any distribution date will equal a per annum rate equal to the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs.
(7)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, are represented in the aggregate. The approximate initial credit support percentages shown in the table above do not take into account the VRR Interest. However, losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the principal balance certificates, on the other hand, pro rata in accordance with their respective outstanding certificate balances. See “Credit Risk Retention” and “Description of the Certificates”.
(8)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayments dates of the mortgage loans.
(9)	The classes of certificates set forth below “Non-Offered Certificates” in the table are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

(10)	The pass-through rate for the Class F certificates for any distribution date will equal a per annum rate equal to (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs, minus (ii) 1.250%, but in any case, not less than 0.000%.
(11)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest.
(12)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates will represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(13)	German American Capital Corporation, as retaining sponsor, will acquire from the depositor, on the closing date, an “eligible vertical interest” (as defined in Regulation RR) in the form of a single vertical security with an expected aggregate initial certificate balance of approximately $37,090,000.16 (the “VRR Interest”), which represents approximately 3.18% of all classes of principal balance certificates and the VRR Interest. The VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. See “Credit Risk Retention”. The VRR Interest is a class of certificates.
(14)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC rate.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	11
Summary of Terms	19
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	53
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	59
Retail Properties Have Special Risks	60
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	61
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	61
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	62
Hospitality Properties Have Special Risks	62
Risks Relating to Affiliation with a Franchise or Hotel Management Company	64
Industrial Properties Have Special Risks	65
Multifamily Properties Have Special Risks	66
Self-Storage Properties Have Special Risks	68
Mixed Use Properties Have Special Risks	69
Condominium Ownership May Limit Use and Improvements	70
Shared Interest Structures	71
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	71
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	72
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	73
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	74
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	75
Risks Related to Zoning Non-Compliance and Use Restrictions	77
Risks Relating to Inspections of Properties	78
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	78
Insurance May Not Be Available or Adequate	78
Terrorism Insurance May Not Be Available for All Mortgaged Properties	81
Risks Associated with Blanket Insurance Policies or Self-Insurance	82
Limited Information Causes Uncertainty	82
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	83
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	83
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	84
Static Pool Data Would Not Be Indicative of the Performance of this Pool	85
Appraisals May Not Reflect Current or Future Market Value of Each Property	85
The Performance of a Mortgage Loan and Its Related Mortgaged Property

Depends in Part on Who Controls the Borrower and Mortgaged Property	86
The Borrower’s Form of Entity May Cause Special Risks	87
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	88
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	89
Other Financings or Ability to Incur Other Indebtedness Entails Risk	90
Tenancies-in-Common May Hinder Recovery	91
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	92
Risks Associated with One Action Rules	92
State Law Limitations on Assignments of Leases and Rents May Entail Risks	92
Various Other Laws Could Affect the Exercise of Lender’s Rights	92
Risks of Anticipated Repayment Date Loans	93
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	93
Risks Related to Ground Leases and Other Leasehold Interests	95
Increases in Real Estate Taxes May Reduce Available Funds	96
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	96
Risks Related to Conflicts of Interest	96
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	96
The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers	99
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	99
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	100
Potential Conflicts of Interest of the Operating Advisor	102
Potential Conflicts of Interest of the Asset Representations Reviewer	103
Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders	103
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	106
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan	107
Other Potential Conflicts of Interest May Affect Your Investment	107
Other Risks Relating to the Certificates	108
The Certificates Are Limited Obligations	108
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	108
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	108
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	111
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	113
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	116
Risks Relating to Modifications of the Mortgage Loans	121
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	122
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	122
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	123

Risks Relating to Interest on Advances and Special Servicing Compensation	123
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	123
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	124
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	124
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	125
Description of the Mortgage Pool	126
General	126
Certain Calculations and Definitions	127
Definitions	128
Mortgage Pool Characteristics	135
Overview	135
Property Types	136
Mortgage Loan Concentrations	140
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	140
Geographic Concentrations	142
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	143
Condominium and Other Shared Interests	143
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	148
Assessment of Property Value and Condition	149
Litigation and Other Considerations	149
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	151
Loan Purpose	151
Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	153
Tenant Concentrations	153
Lease Expirations and Terminations	153
Purchase Options and Rights of First Refusal	158
Affiliated Leases	159
Insurance Considerations	159
Use Restrictions	161
Appraised Value	162
Non-Recourse Carveout Limitations	163
Real Estate and Other Tax Considerations	164
Delinquency Information	166
Certain Terms of the Mortgage Loans	166
Amortization of Principal	166
Due Dates; Mortgage Rates; Calculations of Interest	166
ARD Loan(s)	167
Prepayment Protections and Certain Involuntary Prepayments	167
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	170
Defeasance; Collateral Substitution	171
Partial Releases	172
Escrows	178
Mortgaged Property Accounts	179
Exceptions to Underwriting Guidelines	179
Additional Indebtedness	180
General	180
Whole Loans	180
Mezzanine Indebtedness	180
Preferred Equity	183
Other Secured Indebtedness	183
Other Unsecured Indebtedness	184
The Whole Loans	184
General	184
The Serviced Pari Passu Whole Loans	189
The Non-Serviced Pari Passu Whole Loans	192
The AB Whole Loans	194
Additional Information	215
Transaction Parties	216
The Sponsors and Mortgage Loan Sellers	216
German American Capital Corporation	216
Citi Real Estate Funding Inc.	224
JPMorgan Chase Bank, National Association	233
The Depositor	241
The Issuing Entity	241
The Trustee and the Certificate Administrator	242
The Master Servicer	244
The Special Servicer	247
The Operating Advisor and Asset Representations Reviewer	251
Credit Risk Retention	252
Qualifying CRE Loans	253
The VRR Interest	254
Material Terms of the VRR Interest	254
HRR Certificates	256
General	256
Retaining Third-Party Purchasers	256
Material Terms of the HRR Certificates	257
Hedging, Transfer and Financing Restrictions	257
Operating Advisor	258
Representations and Warranties	258
Description of the Certificates	259
General	259
Distributions	262
Method, Timing and Amount	262

Available Funds	262
Priority of Distributions	264
Pass-Through Rates	267
Interest Distribution Amount	269
Principal Distribution Amount	269
Certain Calculations with Respect to Individual Mortgage Loans	271
Excess Interest	272
Application Priority of Mortgage Loan Collections or Whole Loan Collections	272
Allocation of Yield Maintenance Charges and Prepayment Premiums	274
Assumed Final Distribution Date; Rated Final Distribution Date	276
Prepayment Interest Shortfalls	276
Subordination; Allocation of Realized Losses	278
Reports to Certificateholders; Certain Available Information	280
Certificate Administrator Reports	280
Information Available Electronically	285
Voting Rights	289
Delivery, Form, Transfer and Denomination	290
Denomination	290
Book-Entry Registration	290
Definitive Certificates	293
Certificateholder Communication	293
Access to Certificateholders’ Names and Addresses	293
Requests to Communicate	293
List of Certificateholders	294
Description of the Mortgage Loan Purchase Agreements	294
General	294
Dispute Resolution Provisions	304
Asset Review Obligations	304
Pooling and Servicing Agreement	305
General	305
Assignment of the Mortgage Loans	306
Servicing Standard	306
Subservicing	308
Advances	308
P&I Advances	308
Servicing Advances	309
Nonrecoverable Advances	310
Recovery of Advances	311
Accounts	312
Withdrawals from the Collection Account	314
Servicing and Other Compensation and Payment of Expenses	317
General	317
Master Servicing Compensation	321
Special Servicing Compensation	323
Disclosable Special Servicer Fees	327
Certificate Administrator and Trustee Compensation	328
Operating Advisor Compensation	328
Asset Representations Reviewer Compensation	329
CREFC® Intellectual Property Royalty License Fee	330
Appraisal Reduction Amounts	330
Maintenance of Insurance	336
Modifications, Waivers and Amendments	339
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	341
Inspections	343
Collection of Operating Information	344
Special Servicing Transfer Event	344
Asset Status Report	346
Realization Upon Mortgage Loans	349
Sale of Defaulted Loans and REO Properties	351
The Directing Holder	354
General	354
Major Decisions	356
Asset Status Report	359
Replacement of Special Servicer	359
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	360
Servicing Override	361
Rights of Holders of Companion Loans	362
Limitation on Liability of Directing Holder	362
The Operating Advisor	363
General	363
Duties of Operating Advisor at All Times	364
Annual Report	365
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	366
Recommendation of the Replacement of the Special Servicer	367
Eligibility of Operating Advisor	367
Other Obligations of Operating Advisor	368
Delegation of Operating Advisor’s Duties	368
Termination of the Operating Advisor With Cause	369
Rights Upon Operating Advisor Termination Event	369
Waiver of Operating Advisor Termination Event	370
Termination of the Operating Advisor Without Cause	370
Resignation of the Operating Advisor	370
Operating Advisor Compensation	371
The Asset Representations Reviewer	371
Asset Review	371
Eligibility of Asset Representations Reviewer	375
Other Obligations of Asset Representations Reviewer	376

Delegation of Asset Representations Reviewer’s Duties	377
Assignment of Asset Representations Reviewer’s Rights and Obligations	377
Asset Representations Reviewer Termination Events	377
Rights Upon Asset Representations Reviewer Termination Event	378
Termination of the Asset Representations Reviewer Without Cause	378
Resignation of Asset Representations Reviewer	379
Asset Representations Reviewer Compensation	379
Limitation on Liability of the Risk Retention Consultation Parties	379
Replacement of Special Servicer Without Cause	380
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	382
Termination of Servicer and Special Servicer for Cause	383
Servicer Termination Events	383
Rights Upon Servicer Termination Event	385
Waiver of Servicer Termination Event	387
Resignation of the Master Servicer and Special Servicer	387
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	388
Limitation on Liability; Indemnification	388
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	390
Dispute Resolution Provisions	391
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	391
Repurchase Request Delivered by a Party to the PSA	392
Resolution of a Repurchase Request	392
Mediation and Arbitration Provisions	395
Servicing of the Non-Serviced Mortgage Loans	396
General	396
Servicing of the Aventura Mall Mortgage Loan	399
Servicing of the 636 11th Avenue Mortgage Loan	399
Servicing of the Workspace Mortgage Loan	400
Servicing of the Aon Center Mortgage Loan	401
Servicing of the Servicing Shift Mortgage Loan	401
Rating Agency Confirmations	402
Evidence as to Compliance	403
Limitation on Rights of Certificateholders to Institute a Proceeding	405
Termination; Retirement of Certificates	405
Amendment	406
Resignation and Removal of the Trustee and the Certificate Administrator	409
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	410
Certain Legal Aspects of Mortgage Loans	410
General	411
Types of Mortgage Instruments	411
Leases and Rents	411
Personalty	412
Foreclosure	412
General	412
Foreclosure Procedures Vary from State to State	412
Judicial Foreclosure	412
Equitable and Other Limitations on Enforceability of Certain Provisions	413
Nonjudicial Foreclosure/Power of Sale	413
Public Sale	413
Rights of Redemption	414
Anti-Deficiency Legislation	415
Leasehold Considerations	415
Cooperative Shares	416
Bankruptcy Laws	416
Environmental Considerations	421
General	421
Superlien Laws	422
CERCLA	422
Certain Other Federal and State Laws	422
Additional Considerations	423
Due-on-Sale and Due-on-Encumbrance Provisions	423
Subordinate Financing	423
Default Interest and Limitations on Prepayments	424
Applicability of Usury Laws	424
Americans with Disabilities Act	424
Servicemembers Civil Relief Act	424
Anti-Money Laundering, Economic Sanctions and Bribery	425
Potential Forfeiture of Assets	425
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	426
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	428

Yield Considerations	428
General	428
Rate and Timing of Principal Payments	428
Losses and Shortfalls	429
Certain Relevant Factors Affecting Loan Payments and Defaults	430
Delay in Payment of Distributions	431
Yield on the Certificates with Notional Amounts	431
Weighted Average Life	431
Pre-Tax Yield to Maturity Tables	436
Material Federal Income Tax Considerations	439
General	439
Qualification as a REMIC	439
Status of Offered Certificates	441
Taxation of Regular Interests	442
General	442
Original Issue Discount	442
Acquisition Premium	444
Market Discount	444
Premium	445
Election To Treat All Interest Under the Constant Yield Method	445
Treatment of Losses	446
Yield Maintenance Charges and Prepayment Provisions	446
Sale or Exchange of Regular Interests	447
Taxes That May Be Imposed on a REMIC	447
Prohibited Transactions	447
Contributions to a REMIC After the Startup Day	448
Net Income from Foreclosure Property	448
Bipartisan Budget Act of 2015	448
Taxation of Certain Foreign Investors	449
FATCA	450
Backup Withholding	450
Information Reporting	450
3.8% Medicare Tax on “Net Investment Income”	450
Reporting Requirements	451
Certain State and Local Tax Considerations	451
Method of Distribution (Underwriter)	451
Incorporation of Certain Information by Reference	453
Where You Can Find More Information	454
Financial Information	454
Certain ERISA Considerations	454
General	454
Plan Asset Regulations	455
Administrative Exemption	456
Insurance Company General Accounts	458
Legal Investment	458
Legal Matters	459
Ratings	459
Index of Defined Terms	461

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX G	CASTLETON COMMONS & SQUARE PRINCIPAL PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING HOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW).

THE CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THESE PURPOSES, A RETAIL INVESTOR MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS

DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (“MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN THE PROSPECTUS DIRECTIVE.

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (THE “PRIIPS REGULATION”) FOR OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE PRIIPS REGULATION.

THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF CERTIFICATES IN ANY MEMBER STATE OF THE EEA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A QUALIFIED INVESTOR UNDER THE PROSPECTUS DIRECTIVE (“QUALIFIED INVESTORS”). ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO QUALIFIED INVESTORS. NEITHER THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORISED, NOR DO THEY AUTHORISE, THE MAKING OF ANY OFFER OF CERTIFICATES OTHER THAN TO QUALIFIED INVESTORS. THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE ANY CERTIFICATES TO ANY RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING:

(A)  A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”);

(B)  A CUSTOMER WITHIN THE MEANING OF DIRECTIVE 2002/92/EC (THE INSURANCE MEDIATION DIRECTIVE) AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR

(C)  NOT A QUALIFIED INVESTOR AS DEFINED IN DIRECTIVE 2003/71/EC (THE PROSPECTUS DIRECTIVE) AS AMENDED; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE THE CERTIFICATES.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED

OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D)(“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.), OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK RELATING TO RESTRICTIONS ON THE PROMOTION OF NON-MAINSTREAM POOLED INVESTMENTS (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)  IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)  IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

Each UNDERWRITER has represented, warranted and agreed that: (1) It has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any OFFERED certificates (except for certificates which are a “structured product” as defined in the securities and futures ordinance (Cap. 571)(the “SFO”) of Hong Kong) Other than (A) to “Professional Investors” as defined in the SFO and any rules OR REGULATIONS made under the SFO; or (B) in other circumstances which do not result in the document being a “Prospectus” as defined in the companies (winding up and miscellaneous provisions) ordinance (CAP. 32)(The “C(WUMP)O”) of Hong Kong or which do not constitute an offer to the public within the meaning of the C(WUMP)O; and (2) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the OFFERED certificates, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (Except if permitted to do so under the securities laws of Hong Kong) other than with respect to certificates which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under the SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

This memorandum or any other document related to the subscription of certificates has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore (the “MAS”) under the Securities and Futures Act, Chapter 289 of Singapore, as may be amended from time to time (the “SFA”). The MAS assumes no responsibility for the contents of this memorandum or any such document. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply.

No certificates may be offered or sold or caused to be made the subject of an invitation for subscription or purchase, nor may this memorandum or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the certificates be circulated or distributed, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in section 4A(1)(c) of the SFA) pursuant to section 274 of the SFA (each an “Institutional Investor”), (ii) to a relevant person (as defined in section 275(2) of the SFA) pursuant to section 275(1), or any person pursuant to section 275(1A), and in accordance with the conditions specified in section 275 of the SFA, provided always that none of such person shall be an individual other than an individual who is an accredited investor (as defined in section 4A(1)(a) of the SFA) (each a “Relevant Investor”).

No certificates acquired by (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA may be offered or sold, made the subject of an invitation for subscription or purchase, or otherwise transferred, whether directly or indirectly, to persons in Singapore, other than to (i) an Institutional Investor; or (ii) a Relevant Investor in accordance with the conditions specified in section 275 of the SFA.

Unless otherwise permitted under the SFA, where the certificates are subscribed or purchased pursuant to section 275 of the SFA by a Relevant Investor which is:

●	a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor,
●	securities (as defined in section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interests (howsoever defined) in that trust shall not be transferable for six months after that corporation or that trust has acquired the securities under section 275 of the SFA except:
●	to an institutional investor or to a relevant person as defined in section 275(2) of the SFA or (in the case of such corporation) where the transfer arises from an offer referred to in section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in section 276(4)(i)(B) of the SFA;
●	where no consideration is or will be given for the transfer;
●	where the transfer is by operation of law; or
●	pursuant to section 276(7) of the SFA or regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2018-B7 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	Citi Real Estate Funding Inc., a New York corporation; and

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	16	$307,588,643	26.3%
Citi Real Estate Funding Inc.(4)(5)	23	488,170,037	41.8
JPMorgan Chase Bank, National Association(6)(7)	12	372,156,000	31.9
Total	51	$1,167,914,680	100.0%

(1)	Fourteen (14) mortgage loans (20.5%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”).

(2)	The Moffett Towers – Buildings E,F,G mortgage loan (4.3%) is part of a whole loan that was co-originated by DBNY, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company.

(3)	The Shelbourne Global Portfolio I mortgage loan (1.5%) is part of a whole loan that was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and subsequently acquired by GACC.

(4)	The Shops at Solaris mortgage loan (4.3%) is part of a whole loan that was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and CCRE.

(5)	The Liberty Portfolio mortgage loan (4.3%) is part of a whole loan that was co-originated by CREFI, Barclays Bank PLC and CCRE.

(6)	The Aventura Mall mortgage loan (4.3%) is part of a whole loan that was co-originated by JPMorgan Chase Bank, National Association (“JPMCB”), Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A.

(7)	The 636 11th Avenue mortgage loan (3.4%) is part of a whole loan that was co-originated by JPMCB and CREFI.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	KeyBank National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal commercial mortgage master servicing offices of KeyBank National Association are located at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Prior to the servicing shift securitization date, the servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be serviced under, and by the master servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be the special servicer with respect to the serviced mortgage loans (other than any excluded loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions and other transactions and performing certain enforcement actions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing offices of the special servicer are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as an “excluded loan”), if any, the special servicer will be required to resign as special servicer of that excluded loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

LNR Partners, LLC is expected to be appointed as the special servicer by Eightfold Real Estate Capital Fund V, L.P., or its affiliate, which will purchase approximately 75% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans See “Pooling and Servicing Agreement—The Directing Holder”.

LNR Partners, LLC is an affiliate of LNR Securities Holdings, LLC, which will purchase approximately 25% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates).

LNR Partners, LLC, or its affiliate, assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNR Securities Holdings, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the servicing shift securitization date, the servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the servicing shift securitization date, the servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will be the trustee. The corporate trust office of Wells Fargo Bank, National Association, in its capacity as trustee, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loan will be the trustee under the pooling and servicing agreement. From and after the servicing shift securitization date, the mortgagee of record with respect to the servicing shift mortgage loan will be the trustee designated in the servicing shift pooling and servicing agreement.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, 17g-5 information provider, certificate registrar and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association, in its capacity as certificate administrator, are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479. See “Transaction Parties—The Trustee and the Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loan will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the servicing shift mortgage loan) will be the custodian under the servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loan”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Holder	The directing holder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans, as further described in this prospectus. The directing holder (other than with respect to the servicing shift mortgage loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans) will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Holder”. However, in certain circumstances there may be no directing holder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing holder, an “excluded loan” is a mortgage loan or whole loan with respect to which the directing holder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the Class F, Class G-RR, Class H-RR and Class J-RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class F certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing holder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing holder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will purchase approximately 75% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates) and, on the closing date, is expected to be the initial directing holder with respect to each serviced mortgage loan (other than, for so long as no control appraisal period under the related intercreditor agreement is continuing, any serviced AB whole loans, the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans. During the continuation of a control appraisal period under the related intercreditor agreement, the controlling class certificateholder will be the directing holder for the related serviced AB whole loan and will generally have the same consent and consultation rights with respect to the related serviced AB whole loan as it does for the other mortgage loans (other than any non-serviced mortgage loan, any applicable excluded loan or any servicing shift mortgage loan) in the pool.

With respect to the servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the servicing shift whole loan under the related intercreditor agreement. From and after the servicing shift securitization date, the controlling noteholder of the servicing shift whole loan is expected to be the directing certificateholder under the servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Non-Serviced Mortgage Loan

Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations reviewer (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Risk Retention

Consultation Party	The “risk retention consultation parties” will be (i) a party selected by Deutsche Bank AG, acting through its New York Branch, (ii) a party selected by Citi Real Estate Funding Inc. and

(iii) a party selected by JPMorgan Chase Bank, National Association, in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than the servicing shift mortgage loan or any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, none of the risk retention consultation parties will have any consultation rights with respect to any applicable excluded loan. Deutsche Bank AG, acting through its New York Branch, Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in November 2018 (or, in the case of any mortgage loan that has its first due date after November 2018, the date that would have been its due date in November 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about November 28, 2018.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2018.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months, or a “30/360 basis”.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final

Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class A-1	July 2023
Class A-2	October 2023
Class A-SB	June 2028
Class A-3	October 2028
Class A-4	October 2028
Class X-A	November 2028
Class A-M	November 2028
Class B	November 2028
Class C	November 2028

The rated final distribution date for each class of offered certificates will be the distribution date in May 2053.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates, including the VRR Interest.

Offered Certificates

General	We are offering the following classes of Benchmark 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B7 set forth below (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-SB

●	Class A-3

●	Class A-4

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of the offered certificates and each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class X-F, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR, Class S, Class R and VRR Interest. The certificates (other than the VRR Interest and the Class R certificates) are collectively referred to as the “non-VRR certificates.” The Class G-RR, Class H-RR and Class J-RR certificates are collectively referred to as the “HRR certificates”.

Certificate Balances and

Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Initial Certificate Balance or Notional Amount
Class A-1	$20,240,000
Class A-2	$211,980,000
Class A-SB(1)	$36,078,000
Class A-3	$203,000,000
Class A-4	$320,279,000
Class X-A	$884,870,000
Class A-M	$93,293,000
Class B	$52,300,000
Class C	$52,301,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below:

Class A-1	3.436%(1)
Class A-2	4.377%(1)
Class A-SB	4.376%(2)
Class A-3	4.241%(1)
Class A-4	4.510%(2)
Class X-A	0.450%(3)
Class A-M	4.741%(2)
Class B	4.861%(4)
Class C	4.861%(4)

(1)	The pass through rates for the Class A-1, Class A-2 and Class A-3 certificates, in each case, will be equal to a fixed per annum rate.

(2)	The pass-through rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.376%. The pass-through rate for the Class A-4 certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.510%. The pass-through rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which such distribution date occurs and (ii) 4.741%.

(3)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

(4)	The pass-through rate for the Class B and Class C certificates for any distribution date will equal the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

See “Description of the Certificates—Distributions—Pass-Through Rates” in this prospectus.

B. Interest Rate Calculation

Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”), will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C. Servicing and

Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.10250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to 0.25% per annum with a minimum monthly fee of $3,500. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loans which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made three consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments, and payments at maturity) received on the related mortgage loan (or serviced whole loan, as applicable) for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal (or, if such rate would result in an aggregate workout fee of less than $25,000, then such higher rate as would result in an aggregate workout fee equal to $25,000) and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the liquidation fee rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loans will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loans of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.00640%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each mortgage loan and REO loan at a per annum rate equal to (i) 0.00164% with respect to each such mortgage loan (except the Dumbo Heights Portfolio, Shops at Solaris, Liberty Portfolio, 192 Lexington Avenue and Outlet Shoppes at El Paso mortgage loans), (ii) 0.00289% with respect to the Dumbo Heights Portfolio mortgage loan, (iii) 0.00364% with respect to the Shops at Solaris mortgage loan, (iv) 0.00364% with respect to the Liberty Portfolio mortgage loan, (v) 0.00381% with respect to the 192 Lexington Avenue mortgage loan and (vi) 0.00442% with respect to the Outlet Shoppes at El Paso mortgage loan.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of that loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Non-Serviced Loan	Primary Servicer Fee	Special Servicer Fee
Moffett Towers - Buildings E,F,G	0.00250%	0.25000%
Aventura Mall	0.00125%	0.25000%
Aon Center	0.00125%	0.25000%
Workspace	0.00125%	0.25000%
636 11th Avenue	0.00250%	0.25000%
Outlet Shoppes at El Paso	0.00250%	0.25000%
Overland Park Xchange	0.00125%	0.25000%
Concord Plaza	0.00125%	0.25000%
Shelbourne Global Portfolio I	0.00125%	0.25000%

(1)	Does not reflect the Phoenix Marriott Tempe at the Buttes mortgage loan, a servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

Distributions

A. Allocation Between VRR

Interest and Non-VRR

Certificates	The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the holders of the VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR Interest will be the product of such aggregate available funds multiplied by a fraction, expressed as a percentage, the numerator of which is the initial certificate balance of the VRR Interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the initial certificate balance of the VRR interest; and (b) the non-VRR certificates will at all times be the product of such aggregate available funds multiplied by the difference between 100% and the percentage referenced in clause (a). With respect to each of the VRR Interest and the non-VRR certificates, the percentage referred to in the preceding sentence is referred to in this prospectus as its “percentage allocation entitlement”.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-VRR certificates (other than the Class S certificates) (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex F to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero; and

Sixth, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates), including the VRR Interest, can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

D. Yield Maintenance Charges,

Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR Interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of

Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates will be allocated between the VRR Interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR Interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D and Class X-F certificates are interest-only certificates and the Class X-B, Class X-D and Class X-F certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class X-F, Class S and Class R certificates and the VRR Interest.

The VRR percentage and the non-VRR percentage are subject to change as described in “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR Interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest—Allocation of VRR Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR Interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related intercreditor agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates and the VRR Interest on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

None of the master servicer, special servicer or trustee will make, or be permitted to make, any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any subordinate companion loan under the related intercreditor agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances but may in the special servicer’s discretion make such an advance on an urgent or emergency basis.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of the related non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 51 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee simple and/or leasehold estate of the related borrowers in 227 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,167,914,680.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 51 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of four of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)(4)(5)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)(4)	Whole Loan LTV Ratio(2)(3)(5)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
DUMBO Heights Portfolio	$80,000,000	6.8%	$100,000,000	$145,000,000	28.1%	3.89x	16.6%	50.8%	1.87x	9.2%
Moffett Towers - Buildings E,F,G	$50,400,000	4.3%	$233,600,000	N/A	40.2%	2.97x	12.6%	40.2%	2.97x	12.6%
Aventura Mall	$50,000,000	4.3%	$1,356,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
Shops at Solaris	$50,000,000	4.3%	$20,000,000	N/A	46.7%	2.46x	11.1%	46.7%	2.46x	11.1%
Liberty Portfolio	$50,000,000	4.3%	$115,700,000	N/A	64.6%	1.77x	9.1%	64.6%	1.77x	9.1%
192 Lexington Avenue	$46,000,000	3.9%	$14,000,000	N/A	59.4%	1.41x	7.3%	59.4%	1.41x	7.3%
Aon Center	$43,000,000	3.7%	$307,000,000	$186,000,000	40.3%	3.03x	15.5%	62.8%	1.98x	10.0%
Workspace	$40,000,000	3.4%	$539,000,000	$696,000,000	35.4%	3.60x	21.6%	78.0%	1.63x	9.8%
636 11th Avenue	$40,000,000	3.4%	$200,000,000	N/A	56.1%	2.39x	10.3%	56.1%	2.39x	10.3%
Outlet Shoppes at El Paso	$35,957,562	3.1%	$38,954,025	N/A	58.8%	1.51x	10.7%	58.8%	1.51x	10.7%
Overland Park Xchange	$25,000,000	2.1%	$53,000,000	N/A	65.2%	2.10x	10.9%	65.2%	2.10x	10.9%
Phoenix Marriott Tempe at the Buttes	$24,974,116	2.1%	$40,458,068	N/A	67.7%	1.67x	13.0%	67.7%	1.67x	13.0%
Concord Plaza	$19,000,000	1.6%	$20,000,000	N/A	74.1%	1.36x	10.2%	74.1%	1.36x	10.2%
Shelbourne Global Portfolio I	$18,000,000	1.5%	$75,000,000	N/A	65.1%	1.45x	9.1%	65.1%	1.45x	9.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related mezzanine debt.

(3)	Calculated based on other than the “as is” appraised value with respect to the Moffett Towers – Buildings E,F,G, the Aon Center, and the Overland Park Xchange whole loans. See “Description of the Mortgage Pool—Appraised Value” for more information.

(4)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center whole loan.

(5)	With respect to the Outlet Shoppes at El Paso mortgage loan, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been adjusted to exclude the $3.8 million value for a release parcel, which was not accounted for in the underwriting. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases.”

The DUMBO Heights, Liberty Portfolio, Shops at Solaris and Phoenix Marriott Tempe at the Buttes whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and are each referred to in this prospectus as a “serviced whole loan”, the related companion loans are referred to in this prospectus as “serviced companion loans”, any related pari passu companion loan is referred to in this prospectus as a “serviced pari passu companion loan”.

The Phoenix Marriott Tempe at the Buttes whole loan, a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (the “servicing shift securitization date”), it is anticipated that the servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (the “servicing shift pooling and servicing agreement”). Prior to the servicing shift securitization date, the servicing shift whole loan will be a “serviced whole loan”. On and after the servicing shift securitization date, the servicing shift whole loan will be a “non-serviced whole loan”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement or trust and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Certificate Administrator and Custodian	Directing Certificate-holder(2)	Operating Advisor	Asset Representations Reviewer
Moffett Towers - Buildings E,F,G	DBGS 2018-C1	4.3%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Aventura Mall	Aventura Mall Trust 2018-AVM	4.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BREDS HG SD (Delaware) L.P.	Park Bridge Lender Services LLC	N/A
Aon Center	JPMCC 2018-AON	3.7%	KeyBank National Association	AEGON USA Realty Advisors LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
Workspace	JPMCC 2018-WPT	3.4%	KeyBank National Association	KeyBank National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	CRE Fund Investments LLC	Park Bridge Lender Services LLC	N/A
636 11th Avenue	Benchmark 2018-B4	3.4%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Barings LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Outlet Shoppes at El Paso	DBGS 2018-C1	3.1%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III-D AIV RR, LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Overland Park Xchange	Benchmark 2018-B6	2.1%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Concord Plaza	Benchmark 2018-B6	1.6%	KeyBank National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wilmington Trust, National Association	Citibank, N.A.	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Shelbourne Global Portfolio I	UBS 2018-C13	1.5%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalpha Surveillance LLC	Pentalpha Surveillance LLC

(1)	Does not reflect the servicing shift mortgage loan. With respect to the servicing shift mortgage loan, after the securitization of the related controlling pari passu companion loan, the mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.

(2)	The entity listed as the “Directing Certificateholder” reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,167,914,680
Number of mortgage loans	51
Number of mortgaged properties	227
Range of Cut-off Date Balances	$2,600,000 to $80,000,000
Average Cut-off Date Balance	$22,900,288
Range of Mortgage Rates	4.05000% to 5.85300%
Weighted average Mortgage Rate	4.87752%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	109 months
Range of remaining terms to maturity(2)	56 months to 120 months
Weighted average remaining term to maturity(2)	107 months
Range of original amortization term(3)	360 months to 390 months
Weighted average original amortization term(3)	362 months
Range of remaining amortization terms(3)	359 months to 390 months
Weighted average remaining amortization term(3)	361 months
Range of LTV Ratios as of the Cut-off Date(4)(5)(7)	28.1% to 74.9%
Weighted average LTV Ratio as of the Cut-off Date(4)(5)(7)	57.2%
Range of LTV Ratios as of the maturity date(2)(4)(5)(7)	28.1% to 72.1%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)(7)	53.7%
Range of UW NCF DSCR(5)(6)	1.19x to 3.89x
Weighted average UW NCF DSCR(5)(6)	2.07x
Range of UW NOI Debt Yield(5)(7)	7.1% to 21.6%
Weighted average UW NOI Debt Yield(5)(7)	11.5%
Percentage of Initial Pool Balance consisting of:
Interest Only	53.9%
Interest Only, then Amortizing Balloon	23.9%
Amortizing Balloon	18.8%
Interest Only, ARD	3.4%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	Unless otherwise indicated under “Description of the Mortgage Pool—Appraised Value”, the cut-off date loan-to-value ratio has been calculated using the “as-is” appraised value. However, with respect to seven (7) mortgage loans (19.7%), the related loan-to-value ratios have been calculated using “as-stabilized”, “hypothetical as-is” or similar hypothetical values. Such mortgage loans are identified under “Description of the Mortgage Pool—Appraised Value.” For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value.”

(5)	In the case of the fourteen (14) mortgage loans (49.0%), each of which has one or more pari passu companion loans and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s), but excluding any related subordinate companion loan(s).

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to its maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. With respect to the Castleton Commons & Square mortgage loan (3.0%), the mortgage loan will amortize based on the assumed principal payment schedule set forth on Annex G. The UW NCF DSCR of such mortgage loan is calculated based on the sum of the first 12 principal and interest payments after the cut-off date.

(7)	In the case of each of the Aon Center mortgage loan (3.7%) and the CityLine XIV Portfolio mortgage loan (1.8%), the respective loan-to-value ratios and debt yields have been calculated net of an earnout or holdback reserve.

All of the mortgage loans accrue interest on an actual/360 basis, except for the Outlet Shoppes at El Paso mortgage loan, which accrues interest on a 30/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

None of the mortgage loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring, or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property.

See “Description of the Mortgage Pool”.

Loans Underwritten Based on

Projections of Future Income	Nine (9) of the mortgage loans (12.5%) are secured, in whole or in part, by mortgaged properties that (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are subject to one or more double-net or triple-net leases with the related tenant(s) where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) the related borrower was only able to provide limited operating histories for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from

Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party reports requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the Courtyard at The Navy Yard (3.4%) and Nemours at Sonata West (0.3%) mortgage loans, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Exceptions”. The mortgage loans to be contributed by JPMorgan Chase Bank, National Association were originated in accordance with JPMorgan Chase Bank, National Association’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which German American Capital Corporation, as retaining sponsor, intends to satisfy the credit risk retention requirements of the credit risk retention rules, see “Credit Risk Retention”.

Information Available to

Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, RealINSIGHT, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.keybank.com/key2cre.

Optional Termination

On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than the greater of (i) 1% of the aggregate principal balance of the mortgage loans as of the cut-off date, or (ii) if the 636 11th Avenue mortgage loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the 636 11th Avenue mortgage loan if it remains outstanding on such date of determination and 1% of the aggregate principal balance of the mortgage loans as of the cut-off date by (B) the aggregate principal balance of the mortgage loans as of the cut-off date and (y) the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the distribution date in January 2029.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage Loans;
Loss of Value

Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement or trust and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and any related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the

case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”, “—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

In addition, the portions of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code and the Class S certificates and the VRR Interest will represent undivided beneficial interests in their respective allocable portions of the Grantor Trust described above.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A certificates will be issued with original issue discount, that the Class C certificates will be issued with de minimis original issue discount and that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance. In addition, some or all of the rental payments from tenants may be tied to tenant’s gross sales. To the extent that a tenant changes the manner in which its gross sales are reported it could result in lower rent paid by that tenant. For example, if a tenant takes into account customer returns of merchandise purchased online and reduces the gross sales, this could result in lower gross sales relative to gross sales previously reported at that location even if the actual performance of the store remained unchanged.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and/or “—Industrial Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support, access or shared amenities. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Stated Remaining Term (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, hospitality and industrial. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Florida, Arizona, Illinois, Delaware and Pennsylvania. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 41 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—JPMorgan Chase Bank, National Association”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease(s) and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, fitness centers, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, representation and warranty number 43 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Holder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire November 30, 2018. We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 82% in 2018 (subject to annual 1% decreases until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $160 million in 2018 (subject to annual $20 million increases until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent, which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage

Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable). See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as-is” value as well as an “as-stabilized” or “hypothetical as-is” value or similar hypothetical value. However, the appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as-is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-stabilized” or “hypothetical as-is” values or similar hypothetical values, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.” and “—JPMorgan Chase Bank, National Association”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain real estate investment trusts, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Delaware Statutory Trusts”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 32 in Annex D-1, representation and warranty number 33 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, neither of which are offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated maturity date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 35 in Annex D-1, representation and warranty number 36 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators and one of the initial risk retention consultation parties, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Deutsche Bank AG, acting through its New York Branch, Citi Real Estate Funding Inc. and JPMorgan Chase Bank, National Association will each hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the holders of the VRR Interest by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or holder of the VRR Interest holds companion loan securities, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or the holder of the VRR Interest entitled to appoint such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of Deutsche Bank AG, acting through its New York Branch, Citi Real Estate Funding Inc. or JPMorgan Chase Bank, National Association (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that none of Deutsche Bank AG, acting through its New York Branch, Citi Real Estate Funding Inc. or JPMorgan Chase Bank, National Association (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other

Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers

The servicing of the Phoenix Marriott Tempe at the Buttes whole loan, a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the servicing shift securitization date. At that time, the servicing and administration of the servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by such servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of such servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of the servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling pari passu companion loan or the controlling party in the related securitization of such controlling pari passu companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Similarly, the expected holders of the VRR Interest and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, acting through its New York Branch, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, and originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMorgan Chase Bank, National Association, a sponsor, an originator, an initial risk retention consultation party and a holder of a portion of the VRR Interest.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as an “excluded loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) will be appointed as special servicer for such excluded loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded loan and will be entitled to all special servicing compensation with respect to such excluded loan earned during such time as the related mortgage loan is a excluded loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not excluded loans). While the special servicer will have the same access to information related to the excluded loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the excluded loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a, excluded mortgage loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2018-B7 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing holder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, the serviced AB whole loans) and the purchaser of approximately 75% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNR Securities Holdings, LLC (or its affiliate) with their due diligence on the mortgage loans prior to the Closing Date.

LNR Partners, LLC is an affiliate of LNR Securities Holdings, LLC, which will purchase approximately 25% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates (and may purchase certain other classes of certificates).

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Park Bridge Lender Services LLC has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Asset Representations Reviewer

Park Bridge Lender Services LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing holder, the risk retention consultation parties or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders, especially if the asset representations reviewer or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will be the initial directing holder (other than with respect to any non-serviced mortgage loan, the servicing shift whole loan, any applicable excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, the serviced AB whole loans). The special servicer may, at the direction of the directing holder (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing holder will be controlled by the controlling class certificateholders. Similarly, with respect to a serviced AB whole loan, the special servicer may, at the direction of the holder of the related subordinate companion loan, while such holder is the related directing holder, take actions with respect to the related serviced AB whole loan that could adversely affect the holders of some or all of the classes of certificates.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing holder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and the servicing shift mortgage loan) or on behalf of the subordinate companion loan holders (in the case of the serviced AB whole loans, for so long as the related control appraisal period is not continuing) or the directing holder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing holder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling and Servicing Agreement	Controlling Noteholder	Directing Party(1)
DUMBO Heights Portfolio	Benchmark 2018-B7	Shinhan AIM Real Estate Fund No. 5(2)	Shinhan AIM Real Estate Fund No. 5(2)
Aventura Mall	Aventura Mall Trust 2018-AVM	Aventura Mall Trust 2018-AVM	BREDS HG SD (Delaware) L.P.
Moffett Towers - Buildings E,F,G	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Liberty Portfolio	Benchmark 2018-B7	Benchmark 2018-B7 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
636 11th Avenue	Benchmark 2018-B4	Benchmark 2018-B4 Mortgage Trust	Barings LLC
Workspace	JPMCC 2018-WPT	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-WPT	CRE Fund Investments LLC
Shelbourne Global Portfolio I	UBS 2018-C13	UBS Commercial Mortgage Trust 2018-C13	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Shops at Solaris	Benchmark 2018-B7	Benchmark 2018-B7 Mortgage Trust	Eightfold Real Estate Capital Fund V, L.P.
Aon Center	JPMCC 2018-AON	J.P. Morgan Chase Commercial Mortgage Securities Trust 2018-AON	Prima Capital Advisors LLC
Phoenix Marriott Tempe at the Buttes	Benchmark 2018-B7(3)	(3)	(3)
Outlet Shoppes at El Paso	DBGS 2018-C1	DBGS 2018-C1	RREF III-D AIV RR, LLC
Overland Park Xchange	Benchmark 2018-B6	Benchmark 2018-B6 Mortgage Trust	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Concord Plaza	Benchmark 2018-B6	Benchmark 2018-B6 Mortgage Trust	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	The entity with the heading “Directing Party” above reflects the party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement, trust and servicing agreement or intercreditor agreement, as applicable.

(2)	The initial directing holder for the DUMBO Heights Portfolio whole loan is Shinhan AIM Real Estate Fund No. 5, as holder of the DUMBO Heights Portfolio subordinate companion loan designated as Note B-1. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans” in this prospectus.

(3)	The servicing of the servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of such servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of such servicing shift whole loan is expected to be the related directing holder or other directing certificateholder (or equivalent entity) under such securitization.

The special servicer, in connection with obtaining the consent of, or upon consultation with (or, in the case of the servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of), the directing holder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing holder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable excluded loan and, provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the then-controlling class, LNR Partners, LLC may not be removed or replaced as special servicer without cause) (or, in the case of the servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of the related controlling companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Holder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The directing holder and its affiliates (and the directing holder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing holder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing holder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as an “excluded loan”), the directing holder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing holder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing holder or a controlling class certificateholder, as applicable, the directing holder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing holder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, the servicing shift whole loan, any applicable excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, the serviced AB whole loans) and the purchaser of approximately 75% of each of the Class X-F, Class F, Class G-RR, Class H-RR, Class J-RR and Class S certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNR Securities Holdings, LLC (or its affiliate) with their due diligence on the mortgage loans prior to the Closing Date.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class G-RR, Class H-RR and Class J-RR certificates, which are each referred to in this prospectus as a “Retaining Third-Party Purchaser” (see “Pooling and Servicing Agreement—The Directing Holder—General”), were required under the credit risk retention rules to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, each Retaining Third-Party Purchaser was given the opportunity by the sponsors to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, each Retaining Third-Party Purchaser received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as each Retaining Third-Party Purchaser or that the final pool as influenced by each Retaining Third-Party Purchaser’s feedback will not adversely affect the performance of your certificates and benefit the performance of each Retaining Third-Party Purchaser’s certificates. Because of the differing subordination levels, each Retaining Third-Party Purchaser has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits each Retaining Third-Party Purchaser but that does not benefit other investors. In addition, each Retaining Third-Party Purchaser may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. Each Retaining Third-Party Purchaser performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. Each Retaining Third-Party Purchaser is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way each Retaining Third-Party Purchaser’s acceptance of a mortgage loan. Each Retaining Third-Party Purchaser’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The Retaining Third-Party Purchasers will have no liability to any certificateholder for any actions taken by them as described in the preceding two paragraphs.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P., or its affiliate, and LNR Securities Holdings, LLC, or its affiliate, will be the Retaining Third-Party Purchasers. Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will constitute the initial directing holder with respect to the mortgage loans. The directing holder will have certain rights to direct and consult with the special servicer. In addition, the directing holder will generally have certain consultation rights with regard to a non-serviced mortgage loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Holder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Control Rights” and “—The AB Whole Loans”.

Eightfold Real Estate Capital Fund V, L.P. or one of its affiliates is expected to be the initial directing holder (other than with respect to any non-serviced mortgage loan, the servicing shift whole loan, any applicable excluded loan and, for so long as no control appraisal period under the related intercreditor agreement is continuing, the serviced AB whole loans), the purchaser of approximately 75% of each of the Class F, Class X-F and Class S certificates, and a Retaining Third-Party Purchaser of approximately 75% of each of the Class G-RR, Class H-RR and Class J-RR certificates. LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than any applicable excluded loans) and any related serviced companion loans and it or an affiliate assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNR Securities Holdings, LLC (or its affiliate) with their due diligence on the mortgage loans prior to the Closing Date.

Because the incentives and actions of the Retaining Third-Party Purchasers may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Holder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing holder exercising control rights over that whole loan (or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing holder or, with respect to the servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	Prospective investors should be aware that a new EU risk retention regime is expected to apply, in place of the EU Risk Retention and Due Diligence Requirements, to securitizations in respect of which the relevant securities are issued on or after January 1, 2019; and that there will be material differences between that new regime and the current EU Risk Retention and Due Diligence Requirements. The relevant changes will be implemented primarily by a new EU Regulation (the “Securitization Regulation”). The Securitization Regulation will (amongst other things) impose restrictions on investment in securitizations and requirements as to due diligence, which will apply to investors subject to the current EU Risk Retention and Due Diligence Requirements (“Affected Investors”) in place of the relevant provisions of the EU Risk Retention and Due Diligence Requirements and which will apply also to (a) certain investment companies authorised in accordance with Directive 2009/65/EC, and managing companies as defined in that Directive (together, “UCITS”), and (b) institutions for occupational retirement provision falling within the scope of Directive (EU) 2016/2341 (subject to certain exceptions), and certain investment managers and authorised entities appointed by such institutions (together, “IORPs”). With regard to securitizations in respect of which the relevant securities are issued before January 1, 2019 (“Pre-2019 Securitizations”), as is the case with the certificates, Affected Investors will continue to be subject to the investment restrictions and due diligence requirements of the EU Risk Retention and Due Diligence Requirements (and will not be subject to the provisions of the Securitization Regulation in that respect), including on and after that date. However, the Securitization Regulation makes no express provision as to the application of any investment restrictions or due diligence requirements, whether under the EU Risk Retention and Due Diligence Requirements or under the Securitization Regulation, to UCITS or IORPs that hold or acquire any interest in respect of a Pre-2019 Securitization; and, accordingly, it is not known what requirements (if any) may be applicable thereto. Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements and their regulatory capital requirements.

●	None of the sponsors nor any party to the transaction intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment. None of the sponsors, the issuing entity, the depositor, the underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the certificates regarding the regulatory treatment of their investment in the certificates on the closing date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organizations to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

In August 2011, S&P Global Ratings downgraded the U.S. Government’s credit rating from “AAA” to “AA+”. In the event that S&P Global Ratings is engaged by the depositor and thereafter elects pursuant to the transaction documents not to review, declines to review, or otherwise waives its review of one or more proposed defeasances of mortgage loans included in the trust and for which defeasance is permitted under the related loan documents, the transaction documents would then permit the related borrower to defease any such mortgage loan without actually obtaining a rating agency confirmation from S&P Global Ratings. Subsequent to any such defeasance(s), there can be no assurance that S&P Global Ratings would not thereafter decrease the ratings, if any, which it has assigned to the certificates.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling

and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium or buy any of the Class X-A, Class X-B, Class X-D or Class X-F certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If prepayment principal distributions are very high, holders of certificates purchased at a premium or holders of any of the Class X-A, Class X-B, Class X-D or Class X-F certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D or Class X-F certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any)

may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	Class B, Class C
Class X-D	Class D, Class E
Class X-F	Class F

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A, Class X-B, Class X-D and/or Class X-F certificates. Investors in the Class X-A, Class X-B, Class X-D and Class X-F certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates and the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class J-RR certificates, then the Class H-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-M certificates and, then pro rata, the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of any of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. A reduction in the certificate balance of any of the Class D or Class E certificates will result in a corresponding reduction in the notional amount of the Class X-D certificates. A reduction in the certificate balance of the Class F certificates will result in a corresponding reduction in the notional amount of the Class X-F certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing holder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing holder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Holder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment. The directing holder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, the servicing shift mortgage loan or any applicable excluded loan) and the right to replace the special servicer with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the then-controlling class, LNR Partners, LLC may not be removed or replaced as special servicer without cause), except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing holder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing holder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Holder”.

In addition, each risk retention consultation party will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan, the servicing shift mortgage loan and any applicable excluded loan). See “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

These actions and decisions with respect to which the directing holder has consent or consultation rights and any risk retention consultation party has consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing holder and any risk retention consultation party, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement or trust and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing holder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing holder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing holder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing holder, the controlling note holder for the servicing shift whole loan, the risk retention consultation parties and the directing holder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)    may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its own interests or the interests of the holders of the controlling class or the VRR Interest, as applicable (or in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iii)    does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan);

(iv)    may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)    will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing holder, any risk retention consultation party, a controlling companion loan holder or the directing holder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the certificate balances of the Class F, Class G-RR, Class H-RR and Class J-RR certificates in the aggregate (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of such classes) is 25% or less of the initial certificate balances of such classes in the aggregate, (such event being referred to in this prospectus as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than the servicing shift whole loan), for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may have rights and duties under such pooling and servicing agreement that vary in certain respects from those under the pooling and servicing agreement for this transaction. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, the servicing shift whole loan or any related REO property. Additionally, with respect to the servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing holder will have the right to terminate and replace the special servicer (other than with respect to the servicing shift whole loan) with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the then-controlling class, LNR Partners, LLC may not be removed or replaced as special servicer without cause) so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to the servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 66 2/3% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) certificateholders holding more than 50% of each class of “non-reduced certificates” (each class of certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class S and Class R certificates) outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates and the VRR Interest evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

Additionally, with respect to the servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to the servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu

Whole Loans—Control Rights with respect to Servicing Shift Whole Loan ” and “—The Non-Serviced Pari Passu Whole Loans—Control Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loans and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to the DUMBO Heights Portfolio mortgage loan (6.8%), prior to the occurrence and continuance of certain mortgage loan events of default specified in the related co-lender agreement, any collections of scheduled principal payments and other unscheduled principal payments (other than in connection with payments made following a casualty or condemnation) with respect to the related whole loan received from the related borrower will generally be allocated to such mortgage loan and the related pari passu companion loans on a pro rata and pari passu basis and to the related subordinate companion loans on a pro rata and pari passu basis. Such pro rata distributions of principal will have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such subordinate companion loans.

See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans”.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR Interest. Likewise, amounts received and allocated to the VRR Interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 51 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,167,914,680 (the “Initial Pool Balance”) The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date in November 2018 (or, in the case of any Mortgage Loan that has its first due date after November 2018, the date that would have been its due date in November 2018 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

Fourteen (14) of the Mortgage Loans (49.0%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of four (4) of the Mortgage Loans (18.2%) one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)	16	$307,588,643	26.3%
Citi Real Estate Funding Inc.(4)(5)	23	488,170,037	41.8
JPMorgan Chase Bank, National Association(6)(7)	12	372,156,000	31.9
Total	51	$1,167,914,680	100.0

(1)	Fourteen (14) Mortgage Loans (20.5%) were originated by DBNY, an affiliate of GACC.

(2)	The Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by DBNY, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company.

(3)	The Shelbourne Global Portfolio I Mortgage Loan (1.5%) is part of a Whole Loan that was originated by CCRE and subsequently acquired by GACC.

(4)	The Shops at Solaris Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by CREFI and CCRE.

(5)	The Liberty Portfolio Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by CREFI, Barclays Bank PLC and CCRE.

(6)	The Aventura Mall Mortgage Loan (4.3%) is part of a Whole Loan that was co-originated by JPMCB, Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A.

(7)	The 636 11th Avenue Mortgage Loan (3.4%) is part of a Whole Loan that was co-originated by JPMCB and CREFI.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 28, 2018 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

Unless otherwise specified, (i) references to a Mortgaged Property (or portfolio of Mortgaged Properties) by name refer to such Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (ii) references to a Mortgage Loan by name refer to such Mortgage Loan secured by the related Mortgaged Property (or portfolio of Mortgaged Properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and (iv) any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan and without regard to any related Subordinate Companion Loan. Additionally, in the case of the Castleton Commons & Square Mortgage Loan (3.0%), the Mortgage Loan will amortize based on the assumed principal payment schedule set forth on Annex G and the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments after the Cut-off Date for the Mortgage Loan.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as-is” value, the appraisal states an appraised value based on hypothetical or other projected values for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under “—Appraised Value” in this prospectus, the Cut-off Date Loan-to-Value Ratio, or the Loan-to-Value Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as-stabilized” or “hypothetical as-is” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,“ “Cut-off Date LTV Ratio,“ “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as-stabilized” or “hypothetical as-is” Appraised Values or other projected values, as opposed to the “as-is” Appraised Value.

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Aon Center	3.7%	42.5%	$18,300,000	40.3%
CityLine XIV Portfolio	1.8%	67.0%	$500,000	65.4%

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage

Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of an ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the related Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as-stabilized” or “hypothetical as-is” Appraised Values or other projected values, as opposed to the “as-is” Appraised Value.

●	In the case of the Overland Park Xchange Mortgage Loan (2.1%), Loan-to-Value at Maturity or ARD was calculated using the “as-is” value plus the net present value of the tax abatement related to the payment in lieu of taxes program benefiting the Mortgaged Property equal to $2,000,000.

●	In the case of the Aon Center Mortgage Loan (3.7%), Loan-to-Value at Maturity or ARD was calculated net of an earnout or holdback reserve.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,“ with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily, self-storage and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial and mixed use properties (to the extent the related Mortgaged Property includes office, retail or industrial space), the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with the same sponsor or with sponsors affiliated with other sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A-1.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Hard Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Hard Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Springing Soft Lockbox”: means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a Soft Lockbox upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten EGI” or “UW EGI”, with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Aon Center	3.7%	14.2%	$18,300,000	15.0%
CityLine XIV Portfolio	1.8%	8.3%	$500,000	8.5%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to each of the Mortgage Loans listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Aon Center	3.7%	14.7%	$18,300,000	15.5%
CityLine XIV Portfolio	1.8%	8.5%	$500,000	8.7%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF”, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For example, with respect to certain of the 15 largest Mortgage Loans, including Moffett Towers – Buildings E,F,G (4.3%) and 636 11th Avenue (3.4%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In the case of the Castleton Commons & Square Mortgage Loan (3.0%), the UW NCF DSCR is calculated based on the sum of the first 12 principal and interest payments after the Cut-off Date for the Mortgage Loan based on the assumed principal payment schedules set forth on Annex G.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,“ “Underwritten NOI,“ or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating

Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent”

period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of certain of the top 15 Mortgage Loans, including Moffett Towers – Buildings E,F,G (4.3%) and 636 11th Avenue (3.4%), UW NOI and UW NCF were based on the average rent of the sole or certain top five tenants at the related Mortgaged Property by net rentable area during the term of the related lease (or, in some cases, the term of the related Mortgage Loan), due to the investment grade rating or institutional tenant status of the applicable tenants and/or lease guarantors.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” or means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In the case of the Castleton Commons & Square Mortgage Loan (3.0%), the UW NOI DSCR is calculated based on the sum of the first 12 principal and interest payments after the Cut-off Date for the Mortgage Loan based on the assumed principal payment schedules set forth on Annex G.

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a self-storage property, the number of storage units and (d) in the case of a Mortgaged Property operated as student housing, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 12 Mortgage Loans (28.2%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	106	$444,079,022	38.0%
CBD	10	287,500,000	24.6
Suburban	95	152,579,022	13.1
Medical	1	4,000,000	0.3
Retail	18	335,562,230	28.7
Anchored(2)	15	314,732,230	26.9
Unanchored	3	20,830,000	1.8
Hospitality	7	198,846,780	17.0
Select Service	4	107,872,664	9.2
Full Service	2	69,974,116	6.0
Limited Service	1	21,000,000	1.8
Industrial	72	94,794,174	8.1
Flex	69	80,560,040	6.9
Warehouse	2	9,234,134	0.8
Manufacturing	1	5,000,000	0.4
Multifamily	14	39,490,093	3.4
Student Housing	11	21,500,000	1.8
Garden	2	11,640,093	1.0
Mid Rise	1	6,350,000	0.5
Self Storage	7	28,292,382	2.4
Mixed Use	3	26,850,000	2.3
Office/Retail	1	12,750,000	1.1
Multifamily/Retail	1	8,300,000	0.7
Office/Flex	1	5,800,000	0.5
Total	227	$1,167,914,680	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes anchored, single tenant, super regional mall, shadow anchored, freestanding and lifestyle center properties.

Office Properties. With respect to the office properties set forth in the above chart and mixed use properties with office components, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties. With respect to the mixed-use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail, industrial and/or multifamily components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and/or “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties and mixed use properties with retail components set forth in the above chart:

●	With respect to the Shops at Solaris Mortgage Loan (4.3%), the Mortgaged Property includes a covered parking garage that derives parking revenue from daily commercial parking and residence parking. The underwritten amount attributable to the parking garage is approximately 33% of the underwritten gross income.

●	With respect to the Shops at Solaris Mortgage Loan (4.3%), the majority controlling indirect owner of the related borrower, who is a non-recourse carveout guarantor under such Mortgage Loan, invests in and may control enterprises unrelated to the Mortgaged Property that engage in the agricultural production, processing, distribution and sale of marijuana and related products. While currently generally permitted in certain jurisdictions, marijuana production and sale is generally prohibited under federal law.

●	With respect to the Shops at Solaris Mortgage Loan (4.3%), there is a Shared Facilities Agreement between the commercial unit owner (the related borrower) and residential unit owner recorded against the Mortgaged Property. Among other provisions, the Shared Facilities Agreement provides that, following a total casualty (i.e., 80% or greater) of the commercial unit, the residential owner can elect to convey the residential unit to the related borrower, and the related borrower is required to pay a portion of its casualty proceeds to the residential owner. The Mortgage Loan is full recourse to the related borrower and guarantor upon the occurrence of such conveyance. In the event of a conveyance, the residential owner is entitled to a portion of the borrower’s insurance proceeds equal to the product of (i) the difference between (x) insurance proceeds received by the borrower and (y) the product of 25% multiplied by the value of the certain shared service elements, and (ii) a fraction, the numerator of which is the area of the residential unit and the denominator of which is the area of the combined residential and commercial units.

●	With respect to the Castleton Commons & Square Mortgage Loan (3.0%), the tenant Buffalo Wild Wings (“BWW”), representing 3.2% of NRA and 4.5% of underwritten annual base rent, sent a notice letter to the borrower in September 2018 stating that it would invoke remedies under its lease if the borrower failed to repair and paint the curbing around the BWW space and other areas. Further, in its estoppel, BWW stated that pursuant to such September 2018 letter, the borrower was put on notice of being in default for failure to make such repairs, and also stated that BWW had notified the borrower of crumbling and falling rock on the exterior of its building and roof leaks in its building. The borrower has informed the lender that it has scheduled roof repair work to BWW’s building for fall of 2018. At origination, $83,682.50 was reserved for BWW roof repairs and $8,875 for brick/mason repair, curb repair and curb painting. The BWW lease permits the tenant to terminate the lease if a default is not cured following notice and various cure periods, or to pursue other remedies available at law or in equity. In addition, the fourth largest tenant, Recreational Equipment, Inc. (“REI”), representing 8.3% of NRA and 7.7% of underwritten annual base rent, provided a list of open repairs in its estoppel, as well as complaints about traffic/speeding and security (including references to armed robberies and car break-ins) at the Mortgaged Property, and reserved its rights and remedies under the lease until a solution is provided. A repair estimate was received by the borrower for the REI issues with quantifiable costs, and $10,000 was reserved at origination for such issues. With respect to the issues at the Mortgaged Property relating to traffic/speeding and security, the borrower has informed the lender that it has (i) asked REI for additional information as to what REI desires in regard to the alleged traffic/speeding issues and offered to consider adding speed bumps in the main drive and (ii) hired a patrolling security service in response to past incidents and reached out to REI to address any new security concerns. The REI lease permits the tenant to exercise self-help remedies for a default, and offset the cost against its rent, and to terminate the lease if a default is not cured following notice and various cure periods. There can be no assurance that all tenant issues have been resolved.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties set forth in the below chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance by Allocated Loan Amount	% of Initial Pool Balance by Allocated Loan Amount	Expiration of License, Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Courtyard at The Navy Yard(1)	$40,000,000	3.4%	12/31/2034	11/6/2028	$0	Yes
Courtyard Edgewater	$29,672,664	2.5%	5/12/2036	10/6/2028	$110,000	No
Phoenix Marriott Tempe at the Buttes	$24,974,116	2.1%	10/12/2036	10/6/2028	$0	No
Springhill Suites Huntington Beach	$21,000,000	1.8%	8/14/2037	11/1/2028	$0	No
Hilton Garden Inn Frederick	$14,500,000	1.2%	9/30/2026	10/6/2028	$0	No

(1)	Renewal is automatic unless the brand manager gives notice to the borrower of its election not to renew at least 300 days prior to expiration of the current term.

●	With respect to the following Mortgaged Properties, food and beverage revenue comprise greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Hotel Erwin	3.9%	32.9%
Phoenix Marriott Tempe at the Buttes	2.1%	41.1%

●	Certain Mortgaged Properties included among the 20 largest Mortgage Loans, consist in whole or part of hotel properties where new competitive supply is anticipated to be 75% or more competitive, as further described below.

o	With respect to the Courtyard Edgewater Mortgaged Property (2.5)%, there are newly constructed hotels or hotels under construction that are expected to directly compete with the related Mortgaged Property.

o	With respect to the Phoenix Marriott Tempe at the Buttes Mortgaged Property (2.1%), there are newly constructed hotels or hotels under construction that are expected to directly compete with the related Mortgaged Property.

●	With respect to each of the Carmel Mission Inn Mortgage Loan (2.0%), and Hotel Erwin Mortgage Loan (3.9%), the related Mortgaged Property is not affiliated with a franchise or brand.

●	Hospitality properties may be particularly affected by seasonality.

●	Certain of the hospitality properties securing the Mortgage Loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. See “—Redevelopment, Renovation and Expansion” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties. With respect to the multifamily properties and mixed use properties with multifamily components set forth in the above chart:

●	With respect to the Maize & Blue Portfolio Mortgage Loan (1.8%), the Mortgaged Property is marketed as housing for students, and the students at the University of Michigan comprise almost 100% of the residents at the Mortgaged Property. The tenants are required to sign 12-month leases, and the borrower sponsor does not require parental guaranties for the tenants.

●	With respect to the 237-239 Hawthorne Mortgage Loan (0.5%), 33% of the units at the Mortgaged property, representing approximately (27.1%) of underwritten rent, are reserved for affordable housing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant, they may rely on contributions from individuals and government grants or other subsidies to pay rent and other operating expenses or they may have primarily seasonal use that makes income potentially more volatile than for properties with longer term leases. For example, with respect to the 5 largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants operate their space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	3	9.2%
Theater	2	8.6%
School or Educational Facility	1	1.8%
Medical Office	2	0.5%
Bank Branch	1	0.0%

(1)	Excludes any hospitality Mortgaged Properties that may have a restaurant on-site.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Sq. Ft./Rooms(1)	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)(2)(3)	U/W Maturity Date NOI Debt Yield(1)(3)	Property Type
DUMBO Heights Portfolio	$ 80,000,000	6.8%	$239	3.89x	28.1%	16.6%	Office
Moffett Towers – Buildings E,F,G	$ 50,400,000	4.3%	$420	2.97x	40.2%	12.6%	Office
Aventura Mall	$ 50,000,000	4.3%	$1,155	2.58x	40.8%	11.0%	Retail
Shops at Solaris	$ 50,000,000	4.3%	$991	2.46x	46.7%	11.1%	Retail
Liberty Portfolio	$ 50,000,000	4.3%	$206	1.77x	64.6%	9.1%	Office
Christiana Center	$ 49,000,000	4.2%	$162	1.45x	70.6%	9.8%	Retail
192 Lexington Avenue	$ 46,000,000	3.9%	$454	1.41x	59.4%	7.3%	Office
Hotel Erwin	$ 45,000,000	3.9%	$378,151	2.24x	49.4%	13.1%	Hospitality
Aon Center	$ 43,000,000	3.7%	$126	3.03x	40.3%	15.5%	Office
Workspace	$ 40,000,000	3.4%	$59	3.60x	35.4%	21.6%	Various
Top 10 Total/Wtd. Avg.	$503,400,000	43.1%		2.61x	46.6%	12.8%

(1)	With respect to the DUMBO Heights Portfolio, Moffett Towers – Buildings E,F,G, Aventura Mall, Aon Center and Workspace Mortgage Loans, Loan per Sq. Ft./Rooms, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the Moffett Towers – Buildings E,F,G and Aon Center Mortgage Loan, the Cut-off Date LTV Ratio was calculated based upon a hypothetical or stabilized valuation other than an “as-is” value. See “—Appraised Value”.

(3)	With respect to the Aon Center Mortgage Loan, the Cut-off Date LTV Ratio and UW Maturity Date NOI Debt Yield was calculated net of an earnout or holdback reserve. See “—Appraised Value”.

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the fifteen largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 3.4% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include nine (9) Mortgage Loans (22.6%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
DUMBO Heights Portfolio	$80,000,000	6.8%
Liberty Portfolio	50,000,000	4.3
Workspace	40,000,000	3.4
Maize & Blue Portfolio	21,500,000	1.8
CityLine XIV Portfolio	20,800,000	1.8
Shelbourne Global Portfolio I	18,000,000	1.5
Globe Chicago Industrial Portfolio	17,400,000	1.5
Columbus Industrial Portfolio	9,234,134	0.8
NC Self Storage Portfolio	7,492,382	0.6
Total	$264,426,515	22.6%

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. Further, with respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), while presented in this prospectus as a single property Mortgage Loan, the related Mortgaged Property is comprised of three separate buildings and related land parcels, which may be individually released from the lien of the Mortgage Loan as described under “—Certain Terms of the Mortgage Loans—Partial Release.”

Three (3) groups of Mortgage Loans, (9.3%), set forth in the following table entitled “Related Borrower Loans”, are not cross-collateralized but have the same borrower sponsor or borrower sponsors related to each other. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
DUMBO Heights Portfolio	$80,000,000	6.8%
300 East 64th Street	9,000,000	0.8
Total for Group 1:	$89,000,000	7.6%
Group 2:
Torrey Corner	$7,600,000	0.7%
Campus Pointe	4,230,000	0.4
Total for Group 2:	$11,830,000	1.0%
Group 3:
DS Smith – Lester Prairie	$5,000,000	0.4%
WAG Richmond	2,600,000	0.2
Total for Group 3:	$7,600,000	0.7%

Mortgage Loans with related borrower sponsors are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	10	$218,030,000	18.7%
New York	8	$181,350,000	15.5%
Florida	50	$95,831,667	8.2%
Arizona	18	$85,953,178	7.4%
Illinois	8	$82,215,000	7.0%
Delaware	2	$68,000,000	5.8%
Pennsylvania	71	$59,801,250	5.1%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 17 other states, with no more than 4.6% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

Sixty-three (63) Mortgaged Properties, securing approximately 31.5% of the Initial Pool Balance by Allocated Loan Amount, are located in California, Florida and Texas and are more susceptible to wildfires.

Ten (10) Mortgaged Properties, securing approximately 18.7% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17.0%.

Fifty-eight (58) Mortgaged Properties, securing approximately 15.2% of the Initial Pool Balance by Allocated Loan Amount, are located in North Carolina, Texas, Florida, South Carolina and Louisiana, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the Springhill Suites Huntington Beach (1.8%), BJ’s Summerville (1.0%), 237-239 Hawthorne Street (0.5%) and DS Smith Lester Prairie (0.4%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

The 192 Lexington Avenue Mortgage Loan (3.9%) and 710 Bridgeport Mortgage Loan (3.3%) are secured, in whole or in part, by Mortgaged Properties that were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related Mortgage Loan Seller with historical financial information (or provided limited historical financial information) for such acquired Mortgaged Property.

Each of the BJ’s Summerville, (1.0%), Sugar Grove (0.4%) and Nemours at Sonata West (0.3%) Mortgage Loans are secured by Mortgaged Properties that are single tenant properties subject to double-

net or triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

The 300 East 64th Street Mortgage Loan (0.8%) is secured by a Mortgaged Property for which the borrower was only able to provide limited historical financial information for the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the DUMBO Heights Portfolio (6.8%), Aon Center (3.7%), 710 Bridgeport (3.3%), Woodside Office Center (1.6%), Pavilions North Shopping Center (1.3%) and Sugar Grove (0.4%) Mortgage Loans has one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

Each of the Workspace (3.4%) (solely with respect to the 200-264 Lakeside Drive Mortgaged Property (0.0%), 400-445 Lakeside Drive Mortgaged Property (0.0%), 300-309 Lakeside Drive Mortgaged Property (0.0%) and 101-107 Lakeside Drive Mortgaged Property (0.0%)) and 300 East 64th Street (0.8%) Mortgage Loans are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. Except as described below, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent.

With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), the Moffett Towers – Buildings E,F,G Mortgaged Property features access to a fitness/amenities building and two parking structures (the “Common Area Spaces”) pursuant to a shared interest arrangement, as follows. The borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements; one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers – Buildings E,F,G office campus (the “Moffett Towers EFG Campus”), which includes the three buildings comprising the Mortgaged Property and an additional non-collateral office building, MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the “Amenities Association”) and one governing the parking and the parcel on which the Moffett Towers EFG Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structures and the parcel on which the Moffett Towers EFG Campus sits. Ownership of the parking structures and the parcel on which the Moffett Towers EFG Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings, with borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with borrower having three votes.

The 300 East 64th Street Mortgage Loan (0.8%) is subject to a mixed-use commercial/residential condominium regime. The Mortgaged Property consists of three retail condominiums owned by the borrower, with the borrower’s affiliate owning two other retail units, which are not part of the collateral. The remainder of the regime, which is not collateral for the Mortgage Loan, consists of 99 residential condos owned by individual owners. The board of managers of the condominium regime (the “Board”) consists of seven members, two of which are elected by the borrower and five of which are elected by a plurality vote of all unit owners at a regularly scheduled unit owner meeting. The borrower’s ownership interest in the regime as the owner of the retail units represents 8.79% of the regime’s total voting interest, which is insufficient to block an amendment to the condominium documents, as a 66.67% vote is required to amend the condominium documents. However, (a) no amendment may impair or prejudice the rights or priorities of the lender’s mortgage without such lender’s consent and (b) the estoppel executed by the board at origination provided that no amendment which adversely affects the retail condominium units may be made without the lender’s consent. Finally, as the borrower does not control the Board, the borrower (i) has no right to require the Board to maintain insurance in accordance with the requirements of the Mortgage Loan documents, (ii) has no control over the budget for operating expenses related to the general common elements, and (iii) is unable to require that all insurance proceeds following a casualty be held and disbursed by the lender (all proceeds are to be held by the Board or a trustee appointed by the Board). The Mortgage Loan is recourse to the borrower and guarantor for losses associated with any amendment, modification or termination of the related condominium documents which is consented to by borrower or its affiliate, to the extent such consent is required. At origination, the borrower was required to pay $2,488 into a condominium assessment reserve fund, and the borrower is required to make monthly payments such that the balance in the condominium assessments reserve account will equal at least the aggregate amount of the condominium assessments due from borrower for the next ensuing one month period.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	222	$1,076,325,774	92.2%
Fee/Leasehold	3	42,914,790	3.7
Leasehold	2	48,674,116	4.2
Total	227	$1,167,914,680	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 35 in Annex D-1 or representation and warranty number 36 in Annex E-1 indicated on Annex D-2, Annex D-3 or Annex E-2, as applicable, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Overland Park Xchange Mortgage Loan (2.1%), the lender has received a security interest in both the fee and the leasehold interests at the Mortgaged Property. The borrower, which initially owned the fee interest to the Mortgaged Property, conveyed its interest to the City of Overland Park, Kansas, which in turn ground leased the Mortgaged Property back to the borrower in order to facilitate a payment in lieu of taxes arrangement. The borrower has the option to repurchase the fee interest upon expiration of the ground lease in tax year 2025 for the purchase price of $1,000, and the Mortgage Loan documents require the borrower to take all actions necessary to convert the leasehold interest into a fee interest prior to expiration of the ground lease in accordance with the Mortgage Loan documents. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

With respect to the Phoenix Marriott Tempe at the Buttes Mortgage Loan (2.1%), the borrower’s interest in the related Mortgaged Property is a leasehold interest pursuant to a ground lease with the City of Tempe that expires on December 31, 2074; provided that if either (a) at any time on or prior to January 27, 2019 the $3.0 million extension fee paid to the ground lessor by the borrower’s predecessor in interest is rescinded and not repaid by the borrower or (b) the borrower fails to expend the remaining $658,234 of capital expenditure funds in accordance with the ground lease, subject to the lender’s cure rights, the expiration of the ground lease will be September 30, 2044.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than nine months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), the related ESA identified a REC relating to the Mortgaged Property having been previously developed with a portion of buildings comprising part of a Lockheed Martin plant, a facility which operated in multiple structures across approximately 500 acres with the Mortgaged Property located along the southwestern border. A release of chlorinated volatile organic compounds (cVOCs), specifically tetrachloroethylene (PCE), trichlorethylene (TCE) and their break-down constituents, nitrates and hexavalent chromium, was identified in shallow groundwater in 1987. The Regional Water Quality Control Board (RWQCB) issued case #88-013 to the Lockheed Martin Sunnyvale Plant One Facility. Numerous sitewide investigations and remedial efforts have been in progress since that time. The ESA noted that a prior Phase I indicated the buildings formerly located on the Mortgaged Property were primarily used as offices and laboratories, and included a wet water tank used to test missiles underwater, as well as storage of radioactive materials. According to the prior Phase I, soil and groundwater investigations conducted near the Mortgaged Property between 1987 and the early 1990s identified no contaminants of concern, and groundwater concentration maps indicate the plume does not extend onto the Mortgaged Property. The RWQCB rescinded order 88-013 and issued an updated order (#00-124) in November 2000, which requires semi-annual groundwater monitoring. The prior Phase I indicated that the order will not be revised until a final remediation remedy is selected for the entire former Lockheed plant facility. The ESA states that the consultant reviewed the most recent groundwater monitoring report (dated March 2018), which included data for samples collected from the closest shallow wells located approximately 500 feet to the north and 500 feet to the southeast of the Mortgaged Property buildings. The ESA stated that none of the groundwater samples collected from these nearby wells during 2015 to 2017 contained any cVOCs above the laboratory method detection limits. The ESA concluded that, based on the review of available documentation, including the current Annual Groundwater Monitoring Report, the Mortgaged Property portion of the former Lockheed facility does not appear to have been historically impacted, however, as Case #00-124 has active regulatory status and remediation is ongoing, it represents a REC. The ESA recommended no further investigation.

●	With respect to the 636 11th Avenue Mortgage Loan (3.4%), the related ESA indicated that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: largescale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated that various chemicals indicative of petroleum source, such as gasoline, were detected in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. Based on such analytical results, the ESA concluded that potential subsurface contamination in other areas of the property could not be ruled out. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels. At origination, the borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured and has an expiration date of May 11, 2031.

●	With respect to the 710 Bridgeport Mortgage Loan (3.3%), the related ESA indicated that the Mortgaged Property has been the subject of prior investigations and environmental remediation since 1991 due to a variety of environmental issues at the Mortgaged Property. The ESA identified a prior environmental investigation from March 2017 that concluded that there were 22 areas of environmental concern at the Mortgaged Property at 29 locations, and the prior report determined that remedial actions were not required at 23 of the locations but would be necessary at six of the locations, including a boiler room and several areas with former underground storage tanks. The prior report proposed remedial actions which consisted of a combination of excavation and off-site disposal of impacted soils and the establishment of a restrictive land use covenant, with additional groundwater monitoring to meet the cleanup standards provided by applicable regulations. A subsequent cost evaluation from an environmental engineer concluded that the cost to implement the remedial actions would range from $307,000 to $627,500, with approximately $300,000 spent as of the origination date. The ESA concluded that remaining activities would cost approximately $75,000. At origination, the borrowers were required to reserve $93,750 into an environmental reserve, which amount represents approximately 125% of the estimated remaining cost. At such time that the lender receives evidence reasonably satisfactory to the lender that the environmental mitigation has been completed in accordance with the Mortgage Loan documents, the funds in the reserve are required to be disbursed to the borrowers (or, if a cash sweep period is in effect, deposited into the cash management account and disbursed in accordance with the Mortgage Loan documents).

●	With respect to the Courtyard Edgewater Mortgage Loan (2.5%), the related ESA identified a REC relating to the Mortgaged Property’s prior use. According to the related ESA, the Mortgaged Property was formerly part of a larger parcel occupied by Lever Bros. Co. / Unilever Research and Development (Unilever) known as 45 River Road, which is listed on numerous regulatory databases. Former operations conducted on the Mortgaged Property and adjoining properties consisted of manufacturing and development of various consumer health and food products. Numerous investigative and remedial activities were conducted on the Mortgaged Property and the adjoining properties from at least 2004 through the date of the related ESA, which included addressing historic fill, roofing pitch material, and historic spills and releases on the subject property. A deed notice recorded as an “Institutional Control, with Engineering Controls in Place” (the “Deed Notice”), was filed with the Bergen County Clerk in December 2012. According to the on-site Licensed Site Remediation Professional (LSRP) (Arcadis) (“LSRP”), the primary contaminants of concern are arsenic and polycyclic aromatic hydrocarbons. The related ESA indicates that all active remediation has been completed for the Mortgaged Property and it is currently anticipated that a Response Action Outcome (“RAO”) will be issued for the site by September 30, 2019. The ESA recommended that biennial monitoring and maintenance of the engineering controls currently in place according to the Deed Notice should be performed at the Mortgaged Property as required.

●	With respect to the Chicopee Marketplace Mortgage Loan (1.7%), the related ESA identified the former presence of a gas station at the Mortgaged Property between approximately 1960 and 1975. However, the environmental consultant was unable to obtain from the local governmental agencies any further information relating to the status, operation and/or removal of any underground storage tanks (the “USTs”). The environmental consultant was also unable to obtain any documentation indicating whether soil and/or other subsurface media samples were collected and analyzed for the presence of petroleum hydrocarbons. Due to the length of time during which a gas station was present and the absence of any additional information indicating whether any release may have occurred following the removal of the USTs, a limited Phase II subsurface investigation, dated September 7, 2018, was conducted in the area where the gas station was previously present. The soil and groundwater samples analyzed were found to be below applicable regulatory standards, and, as such, the Phase II ESA did not recommend any further action.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (1.5%), the related ESAs identified RECs due to the lack of regulatory records and potential environmental impacts at (i) the 140 Centennial Avenue Mortgaged Property (0.3%), related to the potential existence of an underground storage tank that may have been improperly abandoned or removed and (ii) the 275 Centennial Avenue Mortgaged Property (0.2%), related to the potential existence of an improperly abandoned underground storage tank, oil-water separator or below-ground hydraulic lift system. Due to the above-referenced RECs as well as historical RECs or controlled RECs at other Shelbourne Global Portfolio I Mortgaged Properties, at origination, the borrower paid for, and the lender obtained, a lender’s environmental insurance policy issued by Great American Insurance Company, with policy limits of $3,000,000 per occurrence and in the aggregate, a deductible of $250,000 and a 13-year term.

●	With respect to the Workspace – 45-67 Great Valley Parkway Mortgaged Property (0.0%), the current and prior ESAs identified a UST installed at the Mortgaged Property in 1992 related to former publishing operations at the Mortgaged Property, which is identified on the state database of archived, registered tanks as containing isopropyl alcohol. Although no spills or releases were reported for such tank, the ESA obtained by the lender at origination indicated that reported spills or releases were identified, and a prior ESA, and the prior ESA recommended additional investigation to determine the current subsurface conditions, as well as any remediation necessary to the soil as a result of the presence of the UST, if necessary. Subsequently, a geophysical survey was conducted in an attempt to locate the tank and soil sampling was conducted to evaluate whether any releases occurred. According to the ESA obtained by the lender at origination, the geophysical survey identified an anomaly west of the building that might be the tank. The sample results revealed no contamination in excess of the relevant standard. In 2016, a written limited Phase II Report was prepared that recommended uncovering the anomaly and, if determined to be the tank, properly closing the tank in accordance with state and local regulations. In connection with these environmental concerns, at origination, the borrowers were required to reserve $37,500 into an environmental reserve. The funds in the reserve are required to be used for potential costs incurred by the borrower in connection with any additional investigation and the closure of such tanks if determined to be a UST.

For several of the properties, the related ESAs noted that onsite underground storage tanks (“USTs”) or leaking USTs previously had been removed or closed in place or other types of potential or actual spills or releases may have occurred, and based on criteria such as past investigations, cleanups or other response actions, quantities or types of hazardous materials involved, absence of significant risk, tank test results or other records, and/or other circumstances including regulatory closure, the ESAs did not recommend any further investigation or other action at the current time. In some such cases even where regulatory closure was documented for past incidents the ESAs reported that requests to governmental agencies for any related files are pending; however, those ESAs concluded that nevertheless such incidents were not likely to be significant at the present time.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Hotel Erwin Mortgage Loan (3.9%), the Mortgaged Property is currently undergoing a full renovation that includes the redesign of all guestrooms and suites, the expansion and reconfiguration of the High Rooftop Lounge, a refresh of the lobby and public spaces, and a renovation and expansion of certain dining areas. The renovation commenced in November 2016 and is expected to be completed by the end of 2018 at a total cost of approximately $13.6 million.

●	With respect to the Aon Center Mortgage Loan (3.7%), the Mortgage Loan documents require the borrowers to make certain capital improvements to the 70th floor of the building in connection with the construction of a tenant amenity floor. The amenity floor will include a gym and a conference center, among other features. At origination, the borrowers reserved $7,960,197 for the renovation plan, which amount represents the full estimated remaining cost to complete the amenity floor. The borrower is required to complete the improvements by the end of 2018.

●	With respect to the Carmel Mission Inn Mortgage Loan (2.0%), the borrower is required under the loan documents to effect certain specified renovations to the Mortgaged Property, including renovations to furniture, fixtures and equipment in the guestrooms, corridors and elevators, and renovations to meeting spaces and common areas, which are required to be completed in 2019. At origination of the Mortgage Loan, $2,150,000 was deposited into a reserve for such renovations.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than nine months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation or condemnation proceedings. For example:

With respect to the DUMBO Heights Portfolio Mortgage Loan (6.8%), a sponsor of the related borrower is Seryl Kushner. Seryl Kushner, with certain trusts for Kushner family members, including Jared Kushner, own a material indirect interest in the related borrower. It has been reported by various print media that members of the Kushner family companies are being investigated by the federal government with respect to financing obtained from foreign investors seeking to immigrate to the United States though the EB-5 visa program. News outlets also reported an investigation of the Kushner family companies’ entry into certain secured lending transactions, and any involvement of Jared Kushner during the period that Jared Kushner has been senior advisor with the Trump administration. There can be no assurance of the nature or outcome of any such investigations or other investigations or whether any legal proceedings may result therefrom, or whether they could have an adverse impact on the DUMBO Heights Portfolio Mortgaged Property or the related Mortgage Loan.

With respect to the Aventura Mall Mortgage Loan (4.3%), the successor-in-interest to the adjacent Sears parcel, Seritage SRC Finance LLC (“Seritage”) filed suit in 2016 against the borrower in connection with certain developments rights issues, including those affecting the so-called “expansion parcel” at the Mortgaged Property. The parties entered into an interim settlement agreement in August 2016 that, among other things, committed the parties to support for the respective development applications then pending before the City of Aventura, and allocated financial responsibility for transportation contributions to obtain city approval for increasing available lot coverage. In connection with the closing of the Mortgage Loan, Seritage delivered an estoppel certificate to the borrower and the lender alleging that the borrower’s amendment to an existing Declaration of Restrictive Covenants affecting the Seritage-owned property constituted a breach of the Interim Settlement Agreement, slander of title and a title defect. The borrower disputes the Seritage allegations, and has demanded Seritage re-issue a clean estoppel certificate. The Mortgage Loan documents provide for personal liability to the borrower and guarantors for losses incurred by the lender arising from alleged breaches or defaults as set forth in the Seritage estoppel, including settlement of claims, payment or performance of work or resulting litigation.

With respect to the Pavilions North Shopping Center Mortgage Loan (1.3%), the borrower sponsor and guarantor for the Mortgage Loan is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The borrower sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, the borrower sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.

With respect to the Columbus Industrial Portfolio Mortgage Loan (0.8%), the borrower sponsor and non-recourse carveout guarantor of such Mortgage Loan, Kenneth Levy, was a defendant (among other defendants) of various shareholder derivative suits filed in state and federal courts during 2006-2009, in his capacity as the former Chairman of the board of directors, compensation committee member, director and CEO of KLA-Tencor. Certain of these suits were related to an investigation of KLA-Tencor by the SEC and other federal agencies regarding alleged illegal backdated stock option grants and materially misleading financial reporting between 1997-2005. Mr. Levy left KLA-Tencor and became Chairman Emeritus of the company in October, 2006. In mid-2007, KLA-Tencor (i) retroactively re-priced all outstanding stock options held by Mr. Levy and other executives, resulting in KLA-Tencor’s restating financial results from mid-1997 to mid-2002, and taking a non-cash charge of $370 million for stock-based compensation expenses and (ii) reached a settlement with the SEC. In early 2008, KLA-Tencor agreed to pay $65 million to settle a shareholder lawsuit over backdated stock-option grants. Other shareholder derivative suits were filed during 2006-2009 against Mr. Levy (and other defendants) as board member and compensation committee member of three other public companies with similar investigations on stock option grants backdating; however, each such action was settled or dismissed with prejudice.

With respect to the Fresno E Street Office Mortgage Loan (0.8%), Todd Mikles, the borrower sponsor and non-recourse carveout guarantor, and affiliated entities, are defendants in five litigation or arbitration cases related to the acquisition of interests in Daymark Realty Advisors (“Daymark”), a property manager and asset manager for tenant-in-common (“TIC”) owners of commercial real estate properties, by Sovereign Capital, an entity of which Mr. Mikles is a principal, and related to alleged actions of Daymark in its role as property manager and asset manager of various properties. The various matters claim breach of fiduciary duty to the TIC owners, self-dealing and improper exercise of purchase options or improper transfers related to TIC interests or properties owned by the TIC owners. The complaints generally seek damages in an unspecified amount. The litigation is not covered by insurance.

In addition, following the acquisition of Daymark by Sovereign Capital, Mr. Mikles became the broker of record for Daymark. An audit by the California Bureau of Real Estate approximately 2.5 years following the acquisition of Daymark discovered there were unlicensed and non-bonded employees handling trust funds and there were certain control issues related to reserve funds not being deposited into the appropriate trust accounts. According to information provided by the borrower under the Fresno E Street Office Mortgage Loan, the issues were corrected, a fine was paid and a restriction was placed on Todd Mikles’ license prohibiting him from serving as broker of record for Daymark while there were check-ups on Daymark’s operations. Daymark is no longer an operating entity.

With respect to the Market Square Mortgage Loan (0.8%), one of the sponsors was sued by Fidelity National Title Insurance Company (“Fidelity”) in 2012, alleging a breach of contract for failure to pay under an indemnification agreement. The sponsor executed the indemnification agreement in connection with the sale of a property by one of his affiliates. The property had certain outstanding fines for environmental code violations and Fidelity required the indemnification from the sponsor in connection with closing. Those fines were allegedly never paid and Fidelity paid over $25,000 to the City of New York to resolve the violations and to the buyer of that property under its title policy. Fidelity sought to recover those funds form the sponsor under the indemnification agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

34 of the Mortgage Loans (75.0%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the related Mortgaged Property.

16 of the Mortgage Loans (23.7%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

1 of the Mortgage Loans (1.2%) were, in whole or in part, originated in connection with the borrower’s refinance and acquisition of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

None of the Mortgage Loans (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property.

With respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties securing its related Mortgage Loan) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (6.8%), the leasehold interest of one of the borrower’s affiliates in real property located in New York City that secured a securitized mortgage loan was foreclosed on in November 2016.

●	With respect to the Aventura Mall Mortgage Loan (4.3%), one of the borrower sponsors relinquished ownership of an unrelated shopping mall located in Indianapolis, Indiana, through a deed-in-lieu of foreclosure. The sponsor also previously owned another shopping mall in Worcester, Massachusetts, which secured a loan that went into default and was foreclosed upon in June 2016. In addition, affiliates of one of the guarantors (Jeffrey Soffer) filed for Chapter 11 bankruptcy protection in mid-2009 (which was later converted to a Chapter 7 bankruptcy proceeding at the end of 2009) as a result of the failure of the Fontainebleau Las Vegas project. The project’s funding was disrupted by the bankruptcy of Lehman Brothers in 2009. The bankruptcy court in respect of the Fontainebleau Las Vegas project approved a comprehensive settlement in November 2013, but certain actions by the Chapter 7 trustee were excluded from the scope of the settlement. The Chapter 7 trustee’s lawsuits allege fraudulent conveyance, breach of fiduciary duty, mismanagement of the project and intentional misrepresentations. The Chapter 7 trustee reached a settlement with Mr. Soffer and his affiliates in December 2014 and the case was dismissed with prejudice in February 2015. The settlement included a bar of further pending lawsuits and payment by Mr. Soffer of approximately $83 million, a substantial portion of which is being paid by insurance policies. In addition, Jeffrey Soffer was also a co-defendant in an action to enforce a $40 million guaranty delivered in connection with a loan secured by the Town Square shopping center located in Las Vegas, Nevada, which loan went into default in March 2009. After the related lenders foreclosed on that property, they sought a deficiency judgment against Jeffrey Soffer and Jacquelyn Soffer. After trial, the court entered judgment against the lenders and in favor of the Soffers, finding the Soffers were not liable to the lenders for any deficiency judgment. The judgment in favor of the Soffers was affirmed on appeal.

●	With respect to the Aon Center Mortgage Loan (3.7%), the borrower sponsors were previously involved with two unrelated loans secured respectively by an office building located in Buffalo, New York, and a set of two multifamily buildings in the Bronx, New York that ultimately went into foreclosure. With respect to the office property, the borrower sponsors were unable to service the debt on the financing secured by the property after the largest tenant downsized its leased premises at the building. The property went to auction in October 2015. The borrower sponsor defaulted on the loan secured by the multifamily buildings during the economic downturn following 2007-2008, and the borrower sponsors ultimately sold their position to a third party purchaser. The borrower sponsors have also been subject to workouts and restructurings on other properties within the last ten years.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.1%), one of the borrower sponsors, CBL & Associates Limited Partnership, has experienced several foreclosures on securitized loans secured by retail properties, most recently in 2018.

●	With respect to the Castleton Commons & Square Mortgage Loan (3.0%), the non-recourse carveout guarantor, Jonathan M. Larmore, was subject to foreclosures on two residential mortgage loans secured by residential properties owned by Mr. Larmore. Such foreclosure actions were ultimately resolved by workout agreements, one of which has been concluded and one of which requires payments through May 2021.

●	With respect to the Phoenix Marriott Tempe at the Buttes Mortgage Loan (2.1)%, one of the non-recourse carveout guarantors, Columbia Sussex Corporation (“CSC”), and its affiliates entered into an deed-in-lieu of foreclosure transaction in October 2010 in connection with a portfolio of 14 Wyndham properties acquired in October 2005. In 2007, CSC contributed $550 million of cash equity and its existing casino business in order to facilitate the acquisition of Aztar Corporation, including the Tropicana casinos. The New Jersey casino control commission subsequently denied a gaming license to the acquiring entity, Tropicana Entertainment. As a result, CSC placed Tropicana Entertainment into bankruptcy and the assets were later sold to unaffiliated parties. In addition, four other hotel loans to CSC were either foreclosed on or placed into receivership between 2016 and 2017.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy.

We cannot assure you that there are no other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Sixty-nine (69) of the Mortgaged Properties (15.8%) are leased to a single tenant.

●	Fifty-four (54) of the Mortgaged Properties (16.7%) are each leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top ten Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Moffett Towers – Buildings E,F,G	4.3%	Various(1)	10/6/2028
1555 North Sheffield	1.5%	4/30/2024	10/6/2028
Liberty Portfolio – 8501 East Raintree Drive	0.6%	7/31/2026	10/6/2028
Kohl’s – Florence KY	0.6%	7/31/2027	10/6/2028
Globe Chicago Industrial Portfolio – Hoffman Industrial	0.4%	8/31/2024	10/6/2023
Nemours at Sonata West	0.3%	3/31/2028	10/6/2028
Globe Chicago Industrial Portfolio – Bloomingdale Industrial	0.3%	11/30/2023	10/6/2023
Columbus Industrial Portfolio – Frusta	0.2%	6/30/2022	10/6/2028
Shelbourne Global Portfolio I – 275 Centennial Avenue	0.2%	11/30/2023	10/6/2028
Workspace – 4425 East Cotton Center Boulevard	0.1%	3/31/2024	7/1/2023
Workspace – 4500 East Cotton Center Boulevard	0.1%	12/31/2023	7/1/2023
Workspace – 40 Liberty Boulevard	0.1%	1/31/2020	7/1/2023
Workspace – 3020 US Highway 301 South	0.0%	9/30/2022	7/1/2023
Workspace – 4610 South 44th Place	0.0%	8/31/2020	7/1/2023

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Workspace – 4217 East Cotton Center Boulevard	0.0%	6/30/2019	7/1/2023
Workspace – 4410 East Cotton Center Boulevard	0.0%	7/31/2022	7/1/2023
Workspace – 4550 South 44th Place	0.0%	5/31/2020	7/1/2023
Workspace – 65 Valley Stream Parkway	0.0%	1/31/2020	7/1/2023
Workspace – 3 Country View Road	0.0%	MTM	7/1/2023
Workspace – 150-182 Kelsey Lane	0.0%	5/31/2021	7/1/2023
Workspace – 155 Great Valley Parkway	0.0%	6/30/2023	7/1/2023
Workspace – 7905 Fuller Road	0.0%	7/31/2019	7/1/2023
Workspace – 10801 Nesbitt Avenue South	0.0%	12/31/2022	7/1/2023
Workspace – 55 Valley Stream Parkway	0.0%	1/31/2020	7/1/2023
Workspace – 4207 East Cotton Center Boulevard	0.0%	8/31/2020	7/1/2023
Workspace – 27-43 Great Valley Parkway	0.0%	6/30/2021	7/1/2023
Workspace – 200-234 Kelsey Lane	0.0%	4/30/2022	7/1/2023
Workspace – 4435 East Cotton Center Boulevard	0.0%	11/30/2018	7/1/2023
Workspace – 4520 Seedling Circle	0.0%	8/31/2021	7/1/2023
Workspace – 50 Valley Stream Parkway	0.0%	9/30/2023	7/1/2023
Workspace – 9306-9324 East Broadway Avenue	0.0%	5/31/2023	7/1/2023
Workspace – 4511 Woodland Corporate Boulevard	0.0%	12/31/2018	7/1/2023
Workspace – 300 Welsh Road (aka 5 Horsham Business Center)	0.0%	2/28/2021	7/1/2023
Workspace – 300 Technology Drive	0.0%	2/28/2022	7/1/2023
Workspace – 7624 Bald Cypress Place	0.0%	11/30/2019	7/1/2023
Workspace – 30 Great Valley Parkway	0.0%	3/31/2019	7/1/2023
Workspace – 100 Gibraltar Road	0.0%	3/31/2019	7/1/2023

(1)	The Moffett Towers-Buildings E,F,G Mortgaged Property includes 3 buildings, each of which is 100% leased to Amazon (however, HP occupies certain portions of such Mortgaged Property as described in “—Tenant Issues—Other”). The Amazon lease on Building E (representing 33.2% of the square feet at the Mortgaged Property) expires February 28, 2024. The Amazon lease on Building F (representing 33.2% of the square feet at the Mortgaged Property) expires June 30, 2030. The Amazon lease on Building G (representing 33.6% of square feet at the Mortgaged Property) expires June 30, 2030.

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of any ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date/ARD
Christiana Center	4.2%	63.0%	2023	11/1/2028
Liberty Portfolio – Liberty Center at Rio Saldado	3.6%	51.7%	2028	10/6/2028
Aston Street	2.2%	64.1%	2022	10/6/2028
Overland Park Xchange	2.1%	72.3%	2026	7/1/2028
Fresno E Street Office	0.8%	78.7%	2026	7/6/2028
300 East 64th Street	0.8%	65.9%	2026	10/1/2028
Market Square	0.8%	61.5%	2027	11/6/2028
May & Ellis	0.7%	81.2%	2022	10/6/2028
Ocala West	0.7%	59.1%	2023	10/6/2023
Columbus Industrial Portfolio – Huntley	0.6%	100.0%	2021	10/6/2028
Greystone Business Park	0.5%	56.8%	2027	10/6/2028
Shelbourne Global Portfolio I –140 Centennial Avenue	0.3%	100.0%	2023	10/6/2028
Shelbourne Global Portfolio I – 675 Central Avenue	0.2%	54.0%	2024	10/6/2028
Shelbourne Global Portfolio I – 80 Kingsbridge Road	0.0%	54.1%	2028	10/6/2028

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores. We cannot assure you that any tenant or anchor tenant at a Mortgaged Property will not close stores, including stores at or near the Mortgaged Property.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 15 Mortgage Loans and the largest five tenants at each Mortgaged Property as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), all three buildings at the Mortgaged Property are leased to A2Z Development Center, Inc. (“Amazon”), a subsidiary of Amazon.com, Inc., the lease obligations of which are guaranteed by Amazon.com, Inc.; however, Building F (representing 33.2% of the square feet at the Mortgaged Property) is currently occupied by HP, Inc. (“HP”), which has entered into a lease termination agreement, until March 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for-day basis for tenant delays by Amazon or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

●	With respect to the 192 Lexington Avenue Mortgage Loan (3.9%), the fourth largest tenant, Popper, Seger & Popper, LLP, has a one-time option to terminate its lease as of November 30, 2021, with five months’ written notice and payment of a termination fee of $261,051.14.

●	With respect to the Aon Center Mortgage Loan (3.7%), (i) the largest tenant at the Mortgaged Property, Aon Corporation (15.2% of NRA), has (A) the right to terminate its lease as of December 31, 2024, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of December 31, 2019, and/or December 31, 2024, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (ii) the second largest tenant at the Mortgaged Property, KPMG LLP (11.0% of NRA), has (A) the right to terminate its lease as of August 31, 2023, with one year’s notice and the payment of a termination fee, and (B) two options to contract its space as of August 31, 2018, and/or August 31, 2023, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iii) the third largest tenant at the Mortgaged Property, Jones Lang LaSalle Inc. (7.2% of NRA), has (A) the right to terminate the lease of a portion of its leased space as of May 29, 2029, with one year’s notice and the payment of a termination fee, and (B) with respect to a portion of its leased space, has two options to contract its space as of May 31, 2022, and/or May 31, 2028, in each case, by one full floor, with one year’s notice and the payment of a termination fee; (iv) the fourth largest tenant at the Mortgaged Property, Integrys Business Support, LLC (6.9% of NRA), has (A) the right to terminate its lease as of April 30, 2026, with one year’s notice and the payment of a termination fee, and (B) the right to terminate the lease of a 2,555 square foot storage space with one year’s notice; and (v) the fifth largest tenant at the Mortgaged Property, Daniel J Edelman, Inc. (6.6% of NRA), has the right to terminate the lease of a portion of its leased space as of December 31, 2021, with two years’ notice and the payment of a termination fee.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.1%), the largest tenant, H&M, which represents approximately 5.1% of sq. ft. at the Mortgaged Property, has the right to terminate its lease at any time during the period starting January 1, 2022 and ending December 31, 2025 with nine months’ notice. In addition, H&M has an ongoing right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2019 does not equal or exceed $400 PSF. H&M’s sales in the twelve month period ended July 2018 were $202 PSF.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Concord Plaza	1.6%	State of Delaware - Division of Family Service	6.7%
Fresno E Street Office(1)	0.8%	Various	78.7%
Workspace - 3400 Lakeside Drive	0.1%	United States Postal Service Inspection Division	18.4%
Workspace - 200-264 Lakeside Drive	0.0%	Internal Revenue Service	37.3%
Workspace - 6161 American Boulevard West	0.0%	United States of America	46.9%

(1)	The Fresno E Street Office Mortgage Loan is leased to two government tenants: State of California Department of Justice and State of California Water Resources Control Board.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation or may be underwritten based on straight-line rents. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the Aventura Mall Mortgage Loan (4.3%), the borrower was required to reserve $6,776,765 for free or abated rent associated with 13 tenants at the Mortgaged Property, including Apple and Victoria’s Secret. Apple has abated rent for the months of July 2018 through and including January 2020, and Victoria’s Secret has abated rent for the months of July 2018 through and including July 2019.

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), the sole tenant, Amazon, executed leases for Building E, Building F and Building G which commenced or will commence in 2012, May 2019 (or such later date as the premises are delivered to Amazon, subject to Amazon’s termination option for failure to deliver, as described above under “Terminations”) and 2014, respectively. With respect to Building F, such building is occupied by HP, which has executed a lease termination agreement, until March 31, 2019, and with respect to Building G, HP occupies a 7,874 square foot laboratory until March 31, 2023. Amazon has free rent on Building F through October 2019 and through April 2019 for suite G100 (25,778 square feet), and free or abated rent on Building G through September 2023. At origination, the borrower deposited $15,021,721 into a reserve for all outstanding rent concessions due under the Amazon lease. In calculating such rent concessions, gap rent for the portions of the Mortgaged Property occupied by HP was calculated after giving effect to HP rent. The borrower has the right to draw down funds in the rent concession reserve from October 2018 to September 2023. Amazon is in occupancy of Building E and has commenced its buildout of Building G. The Moffett Towers – Buildings E,F,G Mortgage Loan was underwritten based on the rent from the Amazon leases.

●	With respect to the Liberty Portfolio Mortgage Loan (4.3%), Carvana, LLC, the fourth largest tenant at the Mortgaged Property, subleases from Drive Time Automotive Group, Inc. (“Drive Time”), the fifth largest tenant at the Mortgaged Property, all of Drive Time’s leased space pursuant to a sublease that is co-terminus with the DriveTime lease.

●	With respect to the Aon Center Mortgage Loan (3.7%), the second largest tenant by NRA, KPMG LLP, is in a free rent period until May 2019 with respect to an expansion space of approximately 31,654 (1.1% of NRA) square feet. At origination, the borrowers were required to reserve $5,235,989 for outstanding and future free rent periods under the leases for 13 tenants (collectively representing approximately 18.2% of the NRA) at the Mortgaged Property including, without limitation, for the second largest tenant by NRA, KPMG LLP, in the aggregate amount of $1,188,954 to cover its free rent period that is currently in effect and ending in May 2019, and third largest tenant, Jones Lang LaSalle Inc., in the amount of $624,410 to cover its free rent period that ends in August 2018.

●	With respect to the 710 Bridgeport Mortgage Loan (3.3%), the second largest tenant by NRA, A to Z Supply, subleases approximately 46.9% of its space to Inline Plastics Corp. The sublease expires on December 31, 2018, while the prime lease expires on November 30, 2027.

●	With respect to the Aston Street Mortgage Loan (2.2%), the largest tenant, Spireon, which represents approximately 57.1% of the NRA and 46.2% of underwritten base rent at the Mortgaged Property, has subleased approximately 26.1% of its space to National General Management Corp. The prime lease expires in February 2022 and the sublease expires in July 2020. The prime lease rent is $19.93 per square foot, on a triple net basis, and the sublease rent is $24.00 per square foot, on a full service gross basis. The Mortgage Loan was underwritten based on the prime lease rent. The third largest tenant, Cortica, representing approximately 7.9% of NRA and 10.6% of underwritten base rent at the Mortgaged Property, has free rent through January 2019, for which $37,376.63 has been reserved. The fourth largest tenant, FQJK, an affiliate of the borrower, which represents approximately 7.2% of NRA and 9.7% of underwritten base rent at the Mortgaged Property has taken possession of and is building out its space, but is not yet in occupancy. The tenant is expected to open for business at the end of November.

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (1.5%), Lummus Technology Inc., the largest tenant at the 1515 Broad Street Mortgaged Property, is subletting approximately 27.7% of its space to Accosta Foods. The related sublease is coterminous with the prime lease and Lummus Technology Inc. remains obligated to pay all rent due under the prime lease. In addition, Universal Technical Institute, the second largest tenant at the 1515 Broad Street Mortgaged Property (0.7%), has taken occupancy of its space but does not commence paying rent until December 2018. At origination, the borrower deposited approximately $464,248 with the lender in connection with such free rent period.

●	With respect to the Pavilions North Shopping Center Mortgage Loan (1.3%), the largest tenant, Conn’s, which represents approximately 28.1% of the NRA, has signed a lease for an expansion space but is not in occupancy or paying rent. In connection therewith, the borrower deposited at origination $630,000 for tenant improvements related to Conn’s and $37,717 for Conn’s bridge rent.

●	With respect to the May & Ellis Building Mortgage Loan (0.7%), the largest tenant, 221 Chartres LLC Restaurant, which represents 81.2% the NRA, is building out its space for an expected November 2018 opening and executed a lease that commenced on December 1, 2017. The tenant has been paying rent since the commencement of the lease.

●	With respect to the Torrey Corner Mortgage Loan (0.7%), the largest tenant at the Mortgaged Property, RED Effect Infrared Fitness, which occupies approximately 37.1% of NRA, is currently in a free rent period which is due to expire in June 2019. At origination of the Mortgage Loan, the borrower reserved $290,602 for free rent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Christiana Center (4.2%), Workspace (3.4%), Courtyard at The Navy Yard (3.4%), Courtyard Edgewater (2.5%), Phoenix Marriott Tempe at the Buttes (2.1%), Carmel Mission Inn (2.0%), Springhill Suites Huntington Beach (1.8%), Columbus Industrial Portfolio (0.8%), Sugar Grove (0.4%) and WAG Richmond (0.2%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at one or more of the related Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer or similar right, upon satisfaction of certain conditions, to purchase all or a portion of one or more of the related Mortgaged Properties.

In particular, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), the brand manager, Courtyard Management Corporation, has a right of first offer under the brand management agreement with respect to a voluntary or involuntary sale, assignment, transfer or other disposition of the Mortgaged Property or of a controlling interest in the owner of the Mortgaged Property; provided, however, that such right of first offer is not applicable in connection with a foreclosure or transfer in lieu. However, such right of first offer would apply to any subsequent transfer of the Mortgaged Property.

●	With respect to the Workspace – 155 Great Valley Parkway Mortgaged Property (0.0%), the sole tenant, Janssen Biotech, Inc., has a purchase option for its leased premises. The borrower is permitted to obtain the release of the Mortgaged Property at any time with the payment of the applicable release price, among other conditions. The lease provides that the purchase price for 2018 calendar year would be approximately $9,643,847 and that the purchase price will increase each year by 3% from the purchase price applicable to the immediately preceding year. The Mortgage Loan documents provide that the allocated loan amount for such Mortgaged Property is equal to $6,530,000 (the “155 Great Valley Release Amount”). In connection with the release of such individual Mortgaged Property, if the loan-to-value ratio exceeds or would exceed 125% immediately after the release of such Mortgaged Property, no release will be permitted unless the principal balance of the Mortgage Loan is prepaid by an amount not less than the greater of (i) 110% of the 155 Great Valley Release Amount or (ii) the least of one of the following amounts: (A) only if the released Mortgaged Property is sold, the net proceeds of an arm’s length sale of the released Mortgaged Property to an unrelated party, plus, in the case of a release in connection with a condemnation, an amount equal to the net proceeds arising from such condemnation (to the extent such amount has not previously been applied to the principal balance) (the “155 Great Valley Net Proceeds”), (B) the fair market value of the released individual Mortgaged Property at the time of the release, plus, in the case of a release in connection with a condemnation, an amount equal to the 155 Great Valley Net Proceeds or (C) an amount such that the loan-to-value ratio after the release of the applicable Mortgaged Property is not greater than the aggregate loan-to-value ratio of the Mortgaged Properties immediately prior to such release, unless the lender receives a REMIC opinion.

●	With respect to the Christiana Center Mortgaged Property (4.2%), the largest tenant at the Mortgaged Property, Costco (Ground Lease), has a right of first offer for its space, which is ground leased from the borrower. However, such right of first offer applies only in the event that Costco’s premises is being sold separately from the rest of the shopping center. Therefore, such right of first offer would not apply in a foreclosure, but may potentially apply with respect to a subsequent sale.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”. In addition, please see representation and warranty number 7 in Annex D-1, representation and warranty number 8 in Annex E-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex D-3 or Annex E-2, as applicable.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Shops at Solaris Mortgage Loan (4.3%), two leases (Bol and Solaris Development), representing 22.3% of net rentable income in the aggregate, are with affiliates of the related borrower.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Ten (10) of the Mortgaged Properties (18.7%) are located in areas that are considered a high earthquake risk. These areas include all or parts of the state of California.

With respect to 52 of the Mortgaged Properties, which secure in whole or in part 33 Mortgage Loans (62.6%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the Sugar Grove Mortgage Loan (0.4%), the related loan agreement provides that to the extent (i) there is no cash management trigger period, (ii) the lease to the sole tenant, New Albertson L.P. (the “Albertsons Lease”) is in full force and effect, (iii) no default is continuing under the Albertsons Lease beyond any notice and cure period,(iv) Albertsons remains fully liable for its obligations under the Albertsons Lease and maintains an investment grade credit rating (i.e. not less than “BBB-” or its equivalent by each applicable rating agency), (v) Albertsons continues to be the tenant under the Albertsons Lease, (vi) the Albertsons Lease will remain in full force and effect following a casualty and Albertsons is required under the terms of the Albertsons Lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement, (vii) the tenant under the Albertsons Lease maintains insurance coverage for the Mortgaged Property that satisfies the requirements of the insurance provisions of the related loan agreement, (viii) the Albertsons Lease requires Albertsons (or Albertsons otherwise agrees) to name the borrower and lender as additional insured on the liability policies pursuant to the Albertsons Lease, (ix) the Albertsons Lease provides (or Albertsons otherwise agrees) that lender (or a trustee appointed by lender) will have the right to hold and disburse any insurance proceeds and (x) the borrower has provided the lender with satisfactory evidence that Albertsons maintains in full force and effect the insurance described in clauses (vii) through (ix) of this paragraph (the “Required Albertsons Insurance”), the lender may, in its reasonable discretion, upon the borrower’s request, suspend the borrower’s obligations to provide insurance as required by the Mortgage Loan documents and permit the borrower to rely on the Required Albertsons Insurance.

●	With respect to the WAG Richmond Mortgage Loan (0.2%), to the extent, among other conditions, that (i) the lease to the sole tenant, Walgreens (the “Walgreens Lease”) is in full force and effect, (ii) no monetary default or nonmonetary material default exists under the Walgreens Lease beyond any notice and cure period, (iii) Walgreens or guarantor under Walgreens Lease maintains a ‘BBB’ rating or better by S&P, (iv) Walgreens maintains the insurance required to be maintained by it under the Walgreens lease and (v) Walgreens or the borrower has provided the lender with satisfactory evidence that Walgreens maintains in full force and effect the insurance described in clause (viii) above, the lender may suspend the borrower’s obligation to provide insurance as required by the Mortgage Loan documents.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

With respect to the Liberty Portfolio Mortgage Loan (4.3%),the Liberty Center at Rio Salado Mortgaged Property is encumbered by a patent from the United States Government (the “Tempe Patent”) which prohibits residential use of the Liberty Center at Rio Salado Property; violation of this no-residential-use restriction would result in a reversion of title to the United States Government. The Liberty Portfolio Mortgage Loan is fully recourse to the borrower and the guarantor if a violation of the Tempe Patent results in a loss of title to the Liberty Center Rio Salado Mortgaged Property.

With respect to the Shops at Solaris Mortgaged Property (4.3%), the Mortgaged Property is subject to a Development Agreement with the Town of Vail that include use restrictions and requirements, including that the Mortgaged Property is required to operate a bowling alley and movie theater at the Mortgaged Property, and any change in use or deliberate discontinuance of their operation for more than ninety consecutive days or one hundred out of one hundred eighty days requires the related borrower to obtain the Town of Vail’s approval of such change or discontinuance. The theater and bowling alley must additionally be operated as a “unified commercial enterprise” and any purchaser must acquire the unified commercial enterprise in its entirety. In the event the related borrower has not in good faith submitted a request for amendment reasonably applicable to the Town of Vail within four months of the deliberate discontinuation of operation of the theater or bowling alley, the related borrower is required to pay a $5,000 per day fine for each day the bowling alley is not operated and $2,000 per day fine per screen for each day the theater is not operated. In the event the theater and bowling alley are not operated in accordance with the Development Agreement, the Town of Vail is granted a lien and security interest on the Mortgaged Property for all amounts payable under the Development Agreement, which may be foreclosed but is subordinate to financing on the Mortgaged Property.

With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), the Mortgaged Property is in a historic area of Philadelphia, Pennsylvania known as the “Corporate Center,” and is subject to a recorded deed in favor of the Philadelphia Authority for Industrial Development (the “Philadelphia Authority”) which requires that (i) the Mortgaged Property must be operated as a hotel with a minimum of 148 guest rooms and a restaurant serving, at minimum, breakfast and lunch, a bar/lounge with the ability to serve light fare during evening hours, not less than 2,000 square feet of conference space, an exercise room, and a first-class quality convenience market, (ii) the hotel must be operated as a brand listed on the then current STR Chain Scales for North America and Caribbean as an ‘Upscale’ or higher brand level, and the owner of the Mortgaged Property may not change the hotel brand or affiliation that does not meet the aforementioned requirements without the prior approval of the Philadelphia Authority, such approval not to be unreasonably withheld, conditioned or delayed (provided that the owner is not required to change a brand that was either consented to by the Philadelphia Authority or was an ‘Upscale’ or higher brand level on the STR Chain Scales for North America and Caribbean at the time the hotel was so branded, nor shall approval be required in the event that a brand affiliation change is imposed on all or substantially all such branded hotels in the mid-Atlantic region of the United States), and (iii) the Mortgaged Property may not be used for residential use without the written and recorded consent of the Philadelphia Authority.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related

Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as-is” value, the appraisal states an “as-stabilized” or “hypothetical as-is” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property or states an “as-portfolio” value that assigns a premium to the value of the Mortgaged Properties as a whole, which value exceeds the sum of their individual appraised values. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and the related Maturity Date LTV Ratio was calculated using the related “as-stabilized” or “hypothetical as-is” Appraised Value, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Mortgage Loan	% of Initial Pool Balance	Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Moffett Towers – Buildings E,F,G(1)	4.3%	40.2%	40.2%	$705,800,000	43.9%	43.9%	$646,700,000
Aon Center(2)	3.7%	40.3%	40.3%	$824,000,000	42.5%	42.5%	$780,000,000
710 Bridgeport(3)	3.3%	74.5%	66.0%	$51,700,000	77.0%	68.2%	$50,000,000
Outlet Shoppes at El Paso(4)	3.1%	58.8%	48.0%	$127,375,000	57.1%	46.7%	$131,175,000
Courtyard Edgewater(5)	2.5%	65.9%	55.3%	$45,000,000	67.4%	56.6%	$44,000,000
Overland Park Xchange(6)	2.1%	65.2%	65.2%	$119,700,000	66.3%	66.3%	$117,700,000
Ocala West(7)	0.7%	72.7%	67.3%	$11,000,000	68.3%	63.2%	$11,700,000

(1)	The Appraised Value reflects an “as stabilized” value as of November 15, 2019, which assumes that rent concessions and outstanding tenant improvement and leasing commission obligations have been deposited into a reserve account. At loan origination, the borrower deposited upfront reserves totaling approximately $38,936,376 for contractual tenant improvement and leasing commission obligations and free rent.

(2)	The Appraised Value represents a “hypothetical” appraised value for the Mortgaged Property, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham. At origination, the borrowers reserved approximately $13,236,245 for all outstanding tenant improvement and leasing commissions, as well as $7,960,197 budgeted for the completion of the amenity floor build-out. The LTV calculations are further adjusted based on the $18,300,00 performance reserve. The “as-is” appraised value for the Mortgaged Property is $780,000,000 (unadjusted for the $18,300,000 performance reserve), which results in a Cut-off Date LTV Ratio of 44.9% and an LTV Ratio at Maturity/ARD of 42.5%. Assuming release of the performance reserve (without consideration for additional leasing), the “hypothetical value” of the Mortgaged Property results in a Mortgage Loan Cut-off Date LTV Ratio and Mortgage Loan Maturity Date LTV Ratio of approximately 42.5%.

(3)	The Appraised Value represents the “hypothetical value” for the Mortgaged Property, which assumes that $1,697,652 in tenant improvements due to the largest tenant, PerkinElmer, was paid as of the date of the report. At origination, the Borrowers reserved the full amount of the remaining tenant improvement costs owed to the tenant.

(4)	The Appraised Value is adjusted to exclude the $3.8 million value for land and/or parking lot areas that may be released without payment of any consideration for the release, which was not accounted for in the underwriting.

(5)	The Appraised Value reflects an “as stabilized” value of $45.0 million as of August 16, 2019, which assumes that the Mortgaged Property will be able to achieve stabilized occupancy of 82.0%. The borrowers reserved $110,000, which is 125.0% of the estimated cost of the change of ownership PIP due in connection with the acquisition of the Mortgaged Property.

(6)	The Appraised Value represents the “as-is” value plus the net present value of the tax abatement related to the payment in lieu of taxes program benefiting the Mortgaged Property equal to $2,000,000. The “as-is” appraised value for the Mortgaged Property of $117,700,000 excluding the net present value of the tax abatement results in a Cut-off Date LTV Ratio of 66.3% and an LTV Ratio at Maturity/ARD of 66.3%.

(7)	The Appraised Value is adjusted to exclude the $700,000 value for land and/or parking lot areas that may be released without payment of any consideration for the release, which was not accounted for in the underwriting.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.” and “—JPMorgan Chase Bank, National Association” in this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See Annex D-2, Annex D-3 and Annex E-2 for additional information.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

●	With respect to the Aventura Mall Mortgage Loan (4.3%), the liability of the guarantors for breaches or violations of the nonrecourse carve-out guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty. The guarantors for the Mortgage Loan are Simon Property Group, L.P., a Delaware limited partnership (the “Simon Guarantor”) and Jeffrey Soffer and Jacquelyn Soffer (individually and collectively, the “Turnberry Guarantor”). The related guaranty provides that (i) the liability of the Simon Guarantor and the Turnberry Guarantor is on a several and not joint basis and (ii) the Turnberry Guarantor is liable only for the acts or omissions of the Turnberry Guarantor and any party that controls or is controlled by the Turnberry Guarantor (a “Turnberry Guarantor Affiliate”) and the Simon Guarantor is liable only for the acts or omissions of the Simon Guarantor and any party that controls or is controlled by the Simon Guarantor (a “Simon Guarantor Affiliate”), except with respect to any guaranteed obligations that (A) are not attributable to any act or omission of a Turnberry Guarantor (or a Turnberry Guarantor Affiliate) or the Simon Guarantor (or a Simon Guarantor Affiliate) or (B) are attributable to an act or omission of both the Turnberry Guarantor (or a Turnberry Guarantor Affiliate) and the Simon Guarantor (or the Simon Guarantor Affiliate), liability is required to be allocated between the Turnberry Guarantor (66.7%) and the Simon Guarantor (33.3%). In addition, the Mortgage Loan does not have a separate environmental indemnity in place.

●	With respect to the Kohl’s – Florence KY Mortgage Loan (0.6%), at origination, the sponsor obtained an environmental insurance policy in lieu of the non-recourse carveout guarantor executing an environmental indemnity for breaches of the environmental covenants in the Mortgage Loan documents. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $2,000,000 and a $25,000 deductible. The policy names the lender as an additional insured and has an expiration date of September 27, 2031.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor. For example, with respect to the Aston Street Mortgage Loan (2.2%), one of the two non-recourse carveout guarantors is a citizen of the People’s Republic of China (who currently resides in the United States).

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (6.8%), each of the related Mortgaged Properties is subject to tax abatements through the Industrial and Commercial Abatement Program (“ICAP”) of New York City. The 55 Prospect Street and 81 Prospect Street properties (approximately 45.8% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street and 77 Sands Street properties (approximately 54.2% of the DUMBO Heights Portfolio Mortgage Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Mortgaged Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Mortgage Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the DUMBO Heights Portfolio Properties of $4,518,135 ($6.00 per sq. ft.) compared to the U/W tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ respective ICAP abatement.

●	With respect to the Liberty Portfolio Mortgage Loan (4.3%), the four buildings located at the Liberty Center at Rio Salado Property receive a 50% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50.0% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Property was equal to $882,940). The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. Real estate taxes were underwritten based on the 10-year average of each respective building’s current tax amount and full tax amount when the GPLET abatement expires. The 8501 East Raintree Drive Property is not subject to an abatement and real estate taxes were underwritten to the budgeted amount equal to $509,650. In addition, with respect to the 85-1 East Raintree Drive Mortgaged Property, such property was legally subdivided from, but still part of a larger tax parcel with, certain adjacent property that is not part of the collateral for the Liberty Portfolio Whole Loan. See Collateral Asset Summary – Loan No. 5 on “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

●	With respect to the 636 11th Avenue Mortgage Loan (3.4%), the Mortgaged Property is in year 11 of a 12-year Industrial and Commercial Incentive Program (“ICIP”) tax abatement, which is scheduled to phase out completely in 2020/2021. Taxes for (i) the 2018/2019 year are estimated to be $7,722,222 after the ICIP abatement, and (ii) the 2019/2020 year are estimated to be $8,815,199 after the ICIP abatement. The lender underwrote real estate taxes based on the real estate taxes including the exemption.

●	With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), the Mortgaged Property has two property tax abatements, each ending in December 2024. The Philadelphia Tax Abatement abates property tax on the improvements for ten years expiring at the end of 2024, and the Keystone Opportunity Improvement Zone (“KOIZ”) abates the property tax on the land for ten years expiring at the end of 2024. The Philadelphia Tax Abatement runs with the land and is transferable. The KOIZ requires annual renewal. To qualify for renewal under the KOIZ, a business must own real property in the zone from which the business actively conducts business. The total assessed value of the Courtyard at The Navy Yard Mortgaged Property is $32,828,000 as of 2018, with $3,283,000 allocated to the land and $29,544,000 allocated to the improvements. Unabated property taxes in connection with the land are estimated to be approximately $46,000 and unabated taxes in connection with the improvements are estimated to be approximately $418,000. Currently no property taxes are payable through 2024; thereafter full property taxes would be payable. The Mortgage Loan was underwritten based on assumed property taxes of $139,237, which represents the ten year average of property taxes, assuming no assessment growth and that property taxes in 2025 and thereafter are $464,124. We cannot assure you that property taxes will not increase above that amount or that the borrower will have the ability to pay the increase in taxes following expiration of the abatement.

●	With respect to the Overland Park Xchange Mortgage Loan (2.1%), the Mortgaged Property benefits from a 10-year payment in lieu of taxes program (the “PILOT Program”) through various agreements with the City of Overland Park, Kansas (the “City”). To receive the tax abatement through the PILOT Program, the borrower, as the original fee owner of the Mortgaged Property, transferred the fee title to the Mortgaged Property to the City, and, in return, the City (i) issued bonds (the “Bonds”) and (ii) leased the Mortgaged Property back to the borrower via a 10-year ground lease (the “Ground Lease”), which allows the borrower to repurchase fee title in the Mortgaged Property for $1,000 upon expiration of the Ground Lease. The ground lease payments are in an amount equal to the debt service payments on the Bonds, but the borrower is both the ground lessee and the owner of the Bonds and, therefore, the ground lease payments and the debt service payments on the Bonds offset each other. The borrower has pledged the Bonds pursuant to a pledge agreement between the lender, the borrower and the bond trustee (the “Bond Pledge Agreement”), and the Bonds cannot be transferred without the consent of the lender. In addition to the Bonds, the lender has obtained both the fee and the leasehold interest in the Mortgaged Property as security for the Mortgage Loan. The PILOT Program expires in 2025 and provides a 15% discount on the taxes (approximately $282,000 for the current tax year). The mortgage enables the lender to maintain the PILOT Program upon the lender’s acquisition of title following foreclosure or deed in lieu of foreclosure, provided the City has approved the lender as the successor in interest to the borrower. In the event the City does not approve the lender as the transferee, the PILOT Program would terminate and the foreclosing lender would enforce the mortgage on fee title and terminate the Ground Lease entirely. In the event of such termination, Black & Veatch (“B&V”), a tenant at the Mortgaged Property which receives a pro rata benefit of the tax abatement under the PILOT Program, would be entitled under its lease to reduce its rent by the amount of the lost tax abatement through 2025, provided such termination of the Ground Lease is not caused by B&V’s action. In addition, the borrower is required under the Mortgage Loan documents to take all actions necessary to convert the borrower’s leasehold interest in the Mortgaged Property to a fee simple interest prior to the expiration of the Ground Lease. The Mortgage Loan documents provide (x) recourse carveouts for losses arising from the borrower’s breach under the PILOT agreement, the documents entered into in connection with the City’s issuance of and the borrower’s purchase of the Bonds (collectively, the “Bond Documents”), the Bond Pledge Agreement or the Ground Lease or the inability of the lender to acquire good and marketable title to the Bonds following an event of default, and (y) a full recourse carveout for the full amount of the remaining tax abatement that would have existed if the PILOT Program had remained in full force and effect through the expiration date set forth in the PILOT agreement, in the event the PILOT Program is terminated.

●	With respect to the 237-239 Hawthorne Street Mortgage Loan (0.5%), the Mortgaged Property will be subject to a 421a tax abatement through the New York City, pending approval from the NYC Department of Housing Preservation and Development (“HPD”), for designation of a portion of the housing units as affordable housing units. If approved, the Mortgaged Property will be subject to a 25-year full tax abatement, and a subsequent 10-year 30% tax abatement. At origination of the Mortgage Loan, the sponsor held back $143,280 of loan proceeds, which amount represents one year’s rent on the affordable housing unit, to be released if all affordable units at the property are fully leased and the 421a tax abatement is approved.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Twenty-two (22) Mortgage Loans (57.3%) are interest-only until the maturity date or anticipated repayment date.

Eighteen (18) Mortgage Loans (23.9%) provide for payments of interest-only for the first 11 to 60 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date and therefore have an expected Balloon Balance at the related maturity date.

Eleven (11) Mortgage Loans (18.8%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the maturity date and then have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
6	0	39	$795,758,680	68.1%
1	0	11	363,156,000	31.1
1	5	1	9,000,000	0.8
Total		51	$1,167,914,680	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”), except for the Outlet Shoppes at El Paso Mortgage Loan, which accrues interest on the basis of an assumed 30-day month and a 360-day year.

ARD Loan(s)

One (1) Mortgage Loan (3.4%) (the “ARD Loan”) provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Dates and the Revised Rates for the ARD Loans.

After the date that is two months prior to its Anticipated Repayment Date, the ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on the ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of the ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable, of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

Fifty (50) Mortgage Loans (96.6%) permit the related borrower, after a lockout period of 24 to 37 payments following the origination date, either to defease the Mortgage Loan or to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Workspace Mortgage Loan (3.4%), the related borrower may prepay the Mortgage Loan at any time with the payment of a yield maintenance or other prepayment premium if such prepayment occurs prior to the related open prepayment period. In addition, with respect to such Mortgage Loan, the related Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Mortgage Loan consists of a portion of the Workspace Senior Fixed Rate Loan. Prior to an event of default under the Whole Loan, all voluntary prepayments are required to be applied to repay the Workspace Floating Rate Loan, prior to any application to Workspace Senior Fixed Rate Loan or the Workspace Subordinate Fixed Rate Loan. In addition, if certain conditions to an extension of the Workspace Floating Rate Loan are not satisfied, and the related borrower fails to pay the related balloon payment on the Workspace Floating Rate Loan, there will be an event of default on the entire Workspace Whole Loan, which may result in acceleration and repayment of the Workspace Whole Loan at a time that is significantly earlier than the maturity date of the Workspace Fixed Rate Loan. Conversely, in some circumstances an event of default may result in a delay in repayment.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out period as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (payments from Cut-off Date)
Moffett Towers – Buildings E,F,G	$50,400,000	4.3%	23
Christiana Center	$49,000,000	4.2%	25
Hotel Erwin	$45,000,000	3.9%	24
Workspace	$40,000,000	3.4%	NAP
710 Bridgeport	$38,500,000	3.3%	37
Overland Park Xchange	$25,000,000	2.1%	21
Chicopee Marketplace	$19,800,000	1.7%	24
Pavilions North Shopping Center	$15,356,000	1.3%	25
Hilton Garden Inn Frederick	$14,500,000	1.2%	23
300 East 64th Street	$9,000,000	0.8%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
4	26	44.1%
3	10	25.6
5	8	12.6
7	4	11.3
6	3	6.4
Total	51	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of forty-four (44) Mortgage Loans (82.7%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan with yield maintenance premium at any time after the date that is two years after the first monthly payment date.

With respect to the Aventura Mall Mortgage Loan (4.3%) and 636 11th Avenue Mortgage Loan (3.4%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan upon the occurrence of a certain date with a yield maintenance premium if the related Defeasance Lock Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral, that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the DUMBO Heights Portfolio Mortgage Loan (6.8%), at any time after the earlier to occur of (x) the third anniversary of the origination of the Mortgage Loan and (y) the second anniversary of the last securitization involving any portion or interest in the related Whole Loan, the borrower may obtain the release of one or more individual Mortgaged Properties (specifically, the 81 Prospect Street Mortgaged Property and the 117 Adams Street Mortgaged Property, each a “Potential Release Property”), provided that, among other conditions, (i) the related mezzanine loan is partially defeased, prepaid or repaid in accordance with the requirements of the related mezzanine loan agreement, (ii) the borrower delivers defeasance collateral in an amount (the “Release Price”) equal to the greater of (a) 130% of the allocated loan amount for the Potential Release Property and (b) 90% of the net sales proceeds attributable to the subject Potential Release Property, (iii) the borrower delivers a REMIC opinion, (iv) the borrower delivers a rating agency confirmation from each applicable rating agency, (v) the debt yield after any such release with respect to the remaining Mortgaged Properties is at least equal or greater than (a) 7.0%, with respect to the release of the 81 Prospect Street Mortgaged Property and (b) 7.25%, with respect to the release of the 117 Adams Street Mortgaged Property. In connection with any partial defeasance, the Release Price will be allocated between the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes, on a pari passu and pro rata basis, based on outstanding principal balances (and then between the notes comprising the DUMBO Heights Portfolio A Notes and between the notes comprising the DUMBO Heights Portfolio B Notes, respectively, in each case on a pro rata, pari passu basis).

●	With respect to the Moffett Towers – Buildings E,F,G Mortgage Loan (4.3%), following the lockout expiration date, the borrower has the right to obtain the release of a release parcel (each a “Moffett Towers – Buildings E,F,G Release Parcel”) comprised of either one or two of the three individual buildings (and related land) comprising the Moffett Towers – Buildings E,F,G Property from that portion of the lien of the mortgage encumbering such Moffett Towers – Buildings E,F,G Release Parcel thereon upon (x) a bona fide third-party sale or (y) conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor, provided each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% of the principal being prepaid or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and repayment, the debt service coverage ratio for the remaining portion of the Moffett Towers – Buildings E,F,G Property (the “Remaining Moffett Towers – Buildings E,F,G Property”) is no less than the greater of (i)(x) the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers – Buildings E,F,G Whole Loan and related mezzanine loans debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers – Buildings E,F,G Whole Loan and related mezzanine loans debt service coverage ratio as of the loan origination date; (c) after giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Moffett Towers – Buildings E,F,G Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers – Buildings E,F,G Whole Loan and the related mezzanine loans immediately preceding such sale and (ii) 70.8%, which is the combined loan-to-value ratio as of the loan origination date, (d) the Moffett Towers – Buildings E,F,G Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Moffett Towers – Buildings E,F,G Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Moffett Towers – Buildings E,F,G Property, or cause any portion of the Remaining Moffett Towers – Buildings E,F,G Property to violate legal requirements or violate the terms of the Amazon leases or any other document relating to the Remaining Moffett Towers – Buildings E,F,G Property, (e) if there are shared facilities, access, infrastructure and parking and no such easement already exists (or such easement exists but it does not provide for continued use of such shared facilities, access, infrastructure or parking for a period of no less than 75 years from the date of such release) the borrower is required to enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Moffett Towers --Buildings E,F,G Property in substantially the same manner and with the benefit of substantially the same rights as exist as of the loan origination date for a period of no less than 75 years from the date of such easement or amendment and (f) release conditions under the related mezzanine loans are satisfied.

“Release Amount” means, with respect to each Moffett Towers – Buildings E,F,G Release Parcel, the greater of (i) the mortgage lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan to the combined outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan and the related mezzanine loans) of 100% of the net sales proceeds with respect to such Moffett Towers – Buildings E,F,G Release Parcel and (ii) 125% of the Allocated Loan Amount for such Moffett Towers – Buildings E,F,G Release Parcel. The “Allocated Loan Amount” with respect to each Moffett Towers – Buildings E,F,G Release Parcel is (i) with respect to Building E, $77,077,600, (ii) with respect to Building F, $103,716,800, and (iii) with respect to Building G, $103,205,600.

●	With respect to the Aventura Mall Mortgage Loan (4.3%), in the event that J.C. Penney Corporation, Inc. (“JCPenney”) or any of Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom ceases operations or seeks to assign the related lease, as applicable, to any person or in any manner that is not expressly permitted under the related lease, as applicable, the borrower has the right without the consent of the lender to (x) enter into a ground lease for the entirety of the JCPenney parcel or department store parcel (a “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on the JCPenney parcel or applicable department store parcel from the lien of the Whole Loan upon satisfaction of certain terms and conditions including, without limitation: (i) the Department Store Ground Lease is in form and substance reasonably satisfactory to the lender; (ii) the guarantor must be credit worthy under the Department Store Ground Lease (or an affiliated guarantor) is a credit-worthy party acceptable to the lender; and (iii) the Department Store Ground Lease expires not less than 20 years after the related maturity date of the Mortgage Loan.

●	With respect to the Aventura Mall Mortgage Loan (4.3%), the borrower, without the consent of the lender, servicer, investor, the rating agencies or any other person, may (i) make transfers of immaterial or non-income producing portions of the property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Mortgaged Property for dedication or public use, (ii) make transfers of non-income producing portions of the Mortgaged Property (including, without limitation, certain outparcels of the property’s parking lot (the “Parking Lot Outparcels”) and portions of the Mortgaged Property’s “ring road”) to third parties or affiliates of the borrower, and (iii) dedicate portions of the Mortgaged Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes; provided that with respect to any of the transfers in (ii) through (iii) above, no transfer, conveyance or other encumbrance may result in a material adverse effect based upon an officer’s certificate delivered to the lender, and, provided, further, that with respect to the transfers in (ii) above, the borrower will be required to deliver to the lender, among other things, (A) legal opinions, title insurance or other evidence reasonably satisfactory to the lender to the effect that the transferred portion of the Mortgaged Property constitutes or will constitute one or more complete tax lots (except with respect to the Parking Lot Outparcels, so long as an application therefor is filed for such separate tax lots no later than 60 days from the date of such transfer) and, if applicable, has been legally subdivided and after giving effect to such transfer the remaining portion of the property complies with applicable zoning, parking and other legal requirements, (B) evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of or materially interfere with the operation and use of the remaining portion of the Mortgaged Property by the borrower or any of the tenants unless (with respect to such ingress and egress) the borrower has entered into reciprocal easement to provide for an additional or substitute means of ingress or egress, (C) a certification that after such transfer, the borrower continues to be a special purpose entity, and (D) a REMIC opinion.

●	With respect to the Aon Center Mortgage Loan (3.7%), the loan documents permit the borrower, solely in connection with the creation of an observation deck (which will be comprised of an observatory and entertainment center on the 81-83 floors of the building with elevator access from new elevators), to obtain the release of the non-income producing non-office component of the Mortgaged Property which will constitute the observation deck, upon satisfaction of certain terms and conditions in the Mortgage Loan documents but without the payment of any release amount (other than in satisfaction of the REMIC requirements) or prepayment premium. No value was attributed to such non-income producing portion of the building in the appraisal received in connection with the closing of the Mortgage Loan. The borrower also has the right under the loan documents to cause a vertical separation of the Mortgaged Property into two or more parcels pursuant to documents reasonably acceptable to the lender.

●	With respect to the Workspace Mortgage Loan (3.4%), the borrowers are permitted to obtain the release of individual Mortgaged Properties at any time during the term of the Mortgage Loan following the date that is 60 days after the origination date, provided that, among other terms and conditions: (i) no monetary or material non-monetary event of default has occurred (unless the non-monetary default relates to the Mortgaged Property to be released and the release would result in a cure of the default); (ii) the borrowers pay a release price equal to 110% of the allocated loan amount for the related Mortgaged Property (if the Mortgaged Property is being sold to a third party) or 115% of the allocated loan amount for the Mortgaged Property (if the Mortgaged Property is being released to an affiliate of the borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (iii) after giving effect to the release, the debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (1) the debt yield for all of the Mortgaged Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Mortgage Loan documents); and (iv) if such release is to an affiliate of a borrower, after giving effect to such release, the loan-to-value ratio for the Mortgaged Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Mortgaged Properties immediately prior to giving effect to the release. With respect to twenty-five (25) individual Mortgaged Properties (identified on Annex A as 1500 Liberty Ridge Drive, 3400 Lakeside Drive, 3450 Lakeside Drive, 1200 Liberty Ridge Drive, 1400 Liberty Ridge Drive, 4750 South 44th Place, 4610 South 44th Place, 4217 East Cotton Center Boulevard, 4410 East Cotton Center Boulevard, 4550 South 44th Place, 5705 Old Shakopee Road West, 9023 Columbine Road, 5715 Old Shakopee Road West, 8855 Columbine Road, 8939 Columbine Road, 8995 Columbine Road, 4207 East Cotton Center Boulevard, 8967 Columbine Road, 13630 Northwest 8th Street, 5735 Old Shakopee Road West, 4503 Woodland Corporate Boulevard, 8911 Columbine Road, 4505 Woodland Corporate Boulevard, 4511 Woodland Corporate Boulevard and 13650 Northwest 8th Street) (the “Release Parcels”), the Mortgaged Properties may not be released to an affiliate of the borrowers except in connection with a release to cure a non-monetary default, and the borrowers are required to deliver updated surveys and appraisals with respect to certain other Release Parcels identified in the loan documents in connection with the release. The borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments relating to partial release are required to be applied to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan. The borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the loan documents. In connection with release of one such outparcel, described in the Mortgage Loan documents as the Miramar parcel, the borrowers are permitted to convert such outparcel into a condominium, subject to conditions set forth in the Mortgage Loan documents. If the resulting loan-to-value exceeds 125% (excluding the value of personal property and the business as a going concern), the borrower must pay down the Mortgage Loan by the amount specified in the Mortgage Loan documents unless the borrowers deliver an opinion of counsel that the issuing entity will not fail to maintain its status as a REMIC trust as a result of the related release.

●	With respect to the 710 Bridgeport Mortgage Loan (3.3%), the borrower has the right to obtain a release of certain outparcels of the Mortgaged Property (each, an “Outparcel”) at any time during the term of the Mortgage Loan (including during the lockout period) upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) the borrowers pay to the lender an amount equal to $10 per square foot for each such Outparcel subject to any release, plus all interest which would have accrued on the principal amount prepaid through the next payment date and the yield maintenance premium (if appropriate); (b) the borrowers deliver to the lender, not less than 10 business days prior to the date of such release, evidence reasonably acceptable to the lender that a deed restriction or other restrictive covenants have been recorded against each Outparcel being released restricting the use of each such Outparcel to any use other than industrial, light industrial, warehouse, flex-space and offices purposes; (c) the borrowers deliver a REMIC opinion and a new insolvency opinion; and (d) the property manager and other parties to the management agreement provide the lender with evidence reasonably satisfactory to the lender that the Outparcel(s) to be released will no longer be subject to the management agreement once such release of the Outparcel has been completed and that the property manager will no longer earn fees under the management agreement with respect to such Outparcel(s). The related appraisal allocated a value of $8.00 per square foot for the Outparcels, and the Outparcels are expected to be developed with multifamily apartment buildings.

●	With respect to the Outlet Shoppes at El Paso Mortgage Loan (3.1%), the borrower has the right to obtain the release of an approximately 2.45 acre release parcel comprised of a portion of the parking lot, without defeasance or prepayment (except to the extent necessary to satisfy REMIC requirements), provided that the following conditions, among others, are satisfied: (i) the release parcel is legally subdivided and constitutes a separate tax lot, (ii) the release does not adversely affect the use or operation of or access to the remaining Mortgaged Property or cause the remaining Mortgaged Property to violate any legal requirements or the terms of any document relating to the Mortgaged Property, (iii) compliance with REMIC related conditions and (iv) the borrower signs an anti-poaching agreement with the transferee, which names the lender as a third party beneficiary.

●	With respect to the Maize & Blue Portfolio Mortgage Loan (1.8%), the borrower may obtain the release of an individual Mortgaged Property in connection with a partial defeasance of the Mortgage Loan following expiration of the related lockout period, upon the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) the borrower defeases a portion of the Mortgage Loan in an amount equal to or exceeding the sum of the release amount allocated for such individual Mortgaged Property and 15% of such release amount for the applicable individual Mortgaged Property; (b) after giving effect to such release, the loan to value ratio, as determined in accordance with the Mortgage Loan documents, does not exceed the lesser of (x) 59.7% and (y) the loan to value ratio immediately preceding the release of the applicable individual Mortgaged Property (including the Mortgaged Property being released); (c) after giving effect to the release of the individual Mortgaged Property (including the portion of the Mortgage Loan being defeased), the debt service coverage ratio for the Mortgaged Properties then remaining subject to the lien based on the trailing 12 month period immediately preceding the release of the applicable individual Mortgaged Property is equal to or greater than the greater of (i) the product of 1.61 multiplied by a fraction of which (A) the numerator is the sum of the applicable release amounts of all Mortgaged Properties subject to the lien of the mortgage (including the individual Mortgaged Property being released), and (B) the denominator is the sum of the then-current outstanding principal balance, and (ii) the debt service coverage ratio immediately preceding the release of the applicable individual Mortgaged Property (including the individual Mortgaged Property requested to be released) based on the trailing 12 month period immediately preceding the release of the applicable individual Mortgaged Property; and (d) compliance with REMIC related conditions.

●	With respect to the CityLine XIV Portfolio Mortgage Loan (1.8%), at any time after the second anniversary of the Closing Date, the borrower may obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property to be released and (b) 100% of the net sales proceeds attributable to the individual Mortgaged Property to be released, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation from each applicable rating agency, (iv) as of the date of receipt by the lender of notice of the partial defeasance (the “Partial Defeasance Notice Date”) and as of the date of the partial defeasance, after giving effect to the partial defeasance, the debt yield with respect to the remaining Mortgaged Properties is at least equal to the greater of (a) the debt yield of all the individual Mortgaged Properties immediately prior to the Partial Defeasance Notice Date or the date of the partial defeasance, as applicable, and (b) 8.5%, and (v) as of the Partial Defeasance Notice Date and as of the date of the partial defeasance, after giving effect to the partial defeasance, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio of all the individual Mortgaged Properties immediately prior to the Partial Defeasance Notice Date or the date of the partial defeasance, as applicable, and (b) 66.00% (such values in clauses (a) and (b) to be determined based on updated appraisals of each Mortgaged Property).

●	With respect to the Shelbourne Global Portfolio I Mortgage Loan (1.5%), at any time after the expiration of the related lockout period the borrower may obtain the collective release of all of the 140 Centennial Avenue Mortgaged Property (0.3%),675 Central Avenue Mortgaged Property (0.2%), 275 Centennial Avenue Mortgaged Property (0.2%), 691 Central Avenue Mortgaged Property (0.1%), 80 Kingsbridge Road Mortgaged Property (0.0%) and 20 Kingsbridge Road Mortgaged Property (0.0%) (collectively, the “Shelbourne Release Properties”) provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to

125% of the allocated loan amount for all of the Shelbourne Release Properties, (ii) after giving effect to the release, (a) the debt service coverage ratio is no less than the greater of (1) 1.40x and (2) the debt service coverage prior to such release and (b) the loan-to-value ratio is no greater than the lesser of (1) 60.0% and (2) the loan-to-value ratio preceding the release, and (iii) compliance with REMIC related conditions. The Shelbourne Global Portfolio I Mortgage Loan documents do not permit the partial release of the 1515 Broad Street Mortgaged Property (0.7%).

●	With respect to the Globe Chicago Industrial Portfolio Mortgage Loan (1.5%), at any time after the second anniversary of the Closing Date, the borrower may obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 110% of the allocated loan amount for the individual Mortgaged Property to be released, (b) 80% of the net sales proceeds attributable to the individual Mortgaged Property, and (c) an amount such that after giving effect to the release the conditions described in clauses (iv), (v), and (vi) below are satisfied, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation from each applicable rating agency, (iv) as of the date of receipt by the lender of notice of the partial defeasance (the “Partial Defeasance Notice Date”) and as of the date of the partial defeasance, after giving effect to the partial defeasance, the debt service coverage ratio with respect to the remaining Mortgaged Properties is at least 1.75x, (v) as of the Partial Defeasance Notice Date and as of the date of the partial defeasance, after giving effect to the partial defeasance, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than 65% (such value to be determined based on updated appraisals of each Mortgaged Property), and (vi) as of the Partial Defeasance Notice Date and as of the date of the partial defeasance, after giving effect to the partial defeasance, the debt yield is at least 10.25%.

●	With respect to the Columbus Industrial Portfolio Mortgage Loan (0.8%), following the defeasance lockout period, the borrower may obtain the release of either of the two individual Mortgaged Properties upon a bona fide third party sale of such Mortgaged Property, provided that, among other conditions, (i) the borrower defeases a portion of the Mortgage Loan equal to 115% of the allocated loan amount of the Mortgaged Property being released, (ii) after giving effect to the sale and defeasance, the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of the debt service coverage ratio immediately preceding such sale and 1.37x, (iii) after giving effect to the sale and defeasance, the loan-to-value ratio for the remaining Mortgaged Property is no greater than the lesser of the loan-to-value ratio immediately preceding such sale and 74.2%; and (iv) satisfaction of REMIC related conditions.

●	With respect to the Market Square Mortgage Loan (0.8%), the borrower has a one-time right to obtain the release of a certain outparcel (the “Market Square Release Parcel”) at any time during the term of the Mortgage Loan and following the date that is 30 days after the closing date, subject to certain conditions including: (i) notice is given to the lender no earlier than 90 days and no later than 30 days prior to the release; (ii) the borrower delivers defeasance collateral in an amount equal to the greater of (A) 125% of the allocated loan amount for the Market Square Release Parcel and (B) the net sales proceeds applicable to the Market Square Release Parcel; (iii) no default or event of default has occurred or will occur as a result of the release; (iv) after giving effect to the release, the debt service coverage ratio for the remaining Mortgaged Property is equal to or greater than (A) the debt service coverage ratio for the Mortgaged Property immediately prior to giving effect to the release or (B) 1.20x; (v) after giving effect to the release, the loan to value ratio for the remaining Mortgaged Property is no greater than the lesser of (A) the loan to value for all of the Mortgaged Property immediately prior to giving effect to the release and (B) 65.3%; (vi) after giving effect to the release, the debt yield for the remaining Mortgaged Property is equal to or greater than the greater of (A) the debt yield for the Mortgaged Property immediately prior to giving effect to the release or (2) 8.0%. In addition, the borrower will be required to deliver to the lender, among other things (i) a REMIC opinion, (ii) evidence the Market Square Release Parcel being released is legally subdivided and a separate tax parcel from the Market Square Mortgaged Property, and that the release does not materially and adversely affect the use or operation of, or access to, the remaining Market Square Mortgaged Property and (iii)

evidence reasonably satisfactory to the lender that such transfer will not eliminate or materially interfere with the ingress and egress required for the operation and use of, or materially interfere with, the operation and use of the remaining portion of the Mortgaged Property by the borrower.

●	With respect to the Ocala West Mortgage Loan (0.7%), the borrower has the right to obtain the release of all or a portion of a specified release parcel located on a surface parking area, which is not larger than 62,920 SF or 1.44 acres, without defeasance or prepayment (except to the extent necessary to satisfy REMIC requirements), provided that the following conditions, among others, are satisfied: (i) the parcel is legally subdivided and a separate tax lot from the remaining Mortgaged Property (or application for a separate tax lot has been made and the borrower continues to reserve for real estate taxes on both parcels until separation), (ii) the conveyance of the release parcel does not adversely affect the remaining Mortgaged Property or violate legal requirements, and (iii) compliance with REMIC requirements. The loan documents contain anti-poaching covenants relating to the release parcel.

●	With respect to the NC Self Storage Portfolio Mortgage Loan (0.6%), at any time after the second anniversary of the Closing Date, the borrower may obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property to be released and (b) 85% of the net sales proceeds attributable to the individual Mortgaged Property to be released, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation from each applicable rating agency, (iv) as of the date of receipt by the lender of notice of the partial defeasance (the “Partial Defeasance Notice Date”) and as of the date of the partial defeasance, after giving effect to the partial defeasance, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio with respect to all of the Mortgaged Properties immediately prior to the Partial Defeasance Notice Date or the date of the partial defeasance, as applicable and (b) 1.35x, (v) as of the Partial Defeasance Notice Date and as of the date of the partial defeasance, after giving effect to the partial defeasance, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 70% and (b) the loan-to-value ratio of all the individual Mortgaged Properties immediately prior to the Partial Defeasance Notice Date or the date of the partial defeasance, as applicable (such values in clauses (a) and (b) to be determined based upon updated appraisals of each Mortgaged Property), and (vi) as of the Partial Defeasance Notice Date and as of the date of the partial defeasance, after giving effect to the partial defeasance, the debt yield is greater than the greater of (a) the debt yield with respect to all of the Mortgaged Properties immediately prior to the Partial Defeasance Notice Date or the date of the partial defeasance, as applicable and (b) 8.9%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Thirty-eight (38) Mortgage Loans (78.2%) provide for monthly or upfront escrows for ongoing replacements or capital repairs.

Thirty-eight (38) Mortgage Loans (77.0%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-three (23) Mortgage Loans (60.5%), secured by secured by office, retail, industrial, mixed use and multifamily properties with commercial tenants, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Twenty-four (24) Mortgage Loans (47.0%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Seventeen (17) Mortgage Loans (41.3%) provide for upfront reserves for immediate repairs.

Two (2) Mortgage Loan (4.2%) provides for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	26	64.3%
Springing Hard	19	23.6
Hard, Soft Springing Hard(1)	1	4.3
Springing Soft	2	2.6
Soft	3	5.2
Total	51	100.0%

(1)	With respect to the Aventura Mall Mortgage Loan (4.3%), the borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a “Soft Springing Hard Lockbox” for rents from the master lease (which means that the borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox), and a Hard Lockbox for the remaining tenants at the mortgaged property. Following the occurrence and during the continuance of either (i) a cash sweep period or (ii) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.50x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

Exceptions to Underwriting Guidelines

With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), as to which GACC is the Mortgage Loan Seller, the loan-to-value ratio of the Mortgage Loan is 70.2% in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hospitality properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan at maturity is expected to be 58.3% based on a 30-year amortization schedule, (ii) based on the as-stabilized value of $61,000,000 as of August 1, 2020, which assumes stabilized occupancy of 77.0% and stabilized ADR of $184.55, the Mortgage Loan has a loan-

to-value ratio of 65.6% as of the cut-off date and 54.5% at loan maturity based on the 30-year amortization schedule, and (iii) the Mortgaged Property’s location in downtown Philadelphia.

With respect to the Nemours at Sonata West Mortgage Loan (0.3%), as to which GACC is the Mortgage Loan Seller, the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.10 per square foot per annum in comparison to monthly replacement reserve deposits of $0.20 per square foot per annum provided for under GACC’s underwriting guidelines for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the Mortgaged Property having been constructed in 2018 and being 100% occupied by an investment grade rated single tenant, The Nemours Foundation Pediatric Medical Care and (ii) the single tenant at the Mortgaged Property having invested over $1.5 million ($126 PSF) into the Mortgaged Property before moving into its space.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)(6)	Cut-off Date Total Debt Underwritten NCF DSCR(1)(6)
DUMBO Heights Portfolio	$80,000,000	$155,000,000	$100,000,000	$145,000,000	$480,000,000	5.20938%	28.1%	75.0%	3.89x	1.13x
Moffett Towers – Buildings E,F,G(3)(4)	$50,400,000	$216,000,000	$233,600,000	N/A	$500,000,000	4.94500%	40.2%	70.8%	2.97x	1.41x
Aon Center(5)	$43,000,000	$141,500,000	$307,000,000	$186,000,000	$677,500,000	5.11243%	40.3%	80.0%	3.03x	1.42x
Castleton Commons & Square(6)	$34,500,000	$3,100,000	N/A	N/A	$37,600,000	6.13224%	65.6%	71.5%	1.31x	1.12x
Courtyard Edgewater(4)	$29,672,664	$4,400,000	N/A	N/A	$34,072,664	6.28981%	65.9%	75.7%	1.55x	1.25x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	The mezzanine loan with respect to the Moffett Towers – Buildings E,F,G Mortgaged Property is comprised of a senior mezzanine loan in the amount of $150,000,000 and a junior mezzanine loan in the amount of $66,000,000.

(4)	With respect to each of the Moffett Towers – Buildings E,F,G, Aon Center, and the Courtyard Edgewater Mortgage Loans, the Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As Is”. See “—Appraised Value”.

(5)	In the case of the Aon Center Mortgage Loan, the Cut-off Date LTV Ratios and Cut-off Date Underwritten NCF DSCRs are calculated net of an $18.3 million performance reserve.

(6)	In the case of the Castleton Commons & Square Mortgage Loan, the Cut-off Date Mortgage Loan Underwritten NCF DSCR and the Cut-off Date Total Debt Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments after the Cut-off Date for the Mortgage Loan based on the assumed principal payment schedules set forth on Annex G.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loans related to the DUMBO Heights Portfolio (6.8%), Moffett Towers – Buildings E,F,G (4.3%), Aon Center (3.7%), Castleton Commons & Square (3.0%) and Courtyard Edgewater (2.5%) Mortgage Loans identified in the table above are each subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), and in certain cases, only after the mezzanine lender(s) receive notice of such event of default) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan, (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage

Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
636 11th Avenue(1)	$40,000,000	56.07%	2.28x	N/A	Yes
Courtyard at The Navy Yard	$40,000,000	70.2%	1.63x	10.876	Yes
Carmel Mission Inn	$23,700,000	69.5%	1.70x	N/A	Yes

(1)	Mezzanine debt is permitted, provided that certain conditions are satisfied, including, among others, that the lease for the sole tenant, The Ogilvy Group, Inc., is extended. The combined minimum debt service coverage ratio set forth above is only required to be satisfied with respect to the first year of the extension term (commencing July 2029) of the lease for The Ogilvy Group, Inc.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

With respect to the Shelbourne Global Portfolio I Mortgage Loan (1.5%), in connection with an approved transfer of the Mortgaged Property and assumption of the Mortgage Loan, the borrower and/or its equity owners may accept a preferred equity investment (the “Shelbourne Preferred Equity Investment”), provided that, among other conditions, (i) the Shelbourne Preferred Equity Investment is entered into simultaneously with the transfer of the Mortgaged Property and the assumption of the Mortgage Loan, (ii) the loan-to-value ratio of the outstanding principal balance of the Mortgage Loan combined with the Shelbourne Preferred Equity Investment is not greater than 70%, (iii) the ratio of (a) the net cash flow to the sum of (1) the annual payments required under the Mortgage Loan documents during the subsequent 12-month period plus (2) the maximum amount which, pursuant to the Preferred Equity Investment, would be payable as a preferred return during such 12-month period, may not be less than 1.25x and (iv) the preferred equity investor (the “Shelbourne Preferred Equity Investor”) executes a satisfactory recognition agreement providing that, among other things, (a) the Shelbourne Preferred Equity Investment will remain subordinate to the Mortgage Loan documents, (b) the Shelbourne Preferred Equity Investor will be entitled to receive distributions only after payment by the borrower of all taxes, insurance premiums and other obligations then due with respect to the Mortgaged Property (including payments on the Mortgage Loan), and (c) the Shelbourne Preferred Equity Investor will not be entitled to exercise any rights or remedies that result in a change in control of the borrower unless, prior to such exercise, an approved replacement guarantor assumes the related guaranty and environmental indemnity agreement or executes replacements thereof in the same form as executed in connection with the origination of the Mortgage Loan.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Secured Indebtedness

With respect to the Aventura Mall Mortgage Loan (4.3%), the borrower is permitted to obtain a Property-Assessed Clean Energy (“PACE”) loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s prior consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), there is an outstanding “key money” loan from the brand manager to PHLNY Hotel Partners, LLC, the sole member of the borrower, in the original amount of $1,500,000 (the “Courtyard Key Money Debt”), which is unsecured and amortizes at the rate of $75,000 a year, without payment, for each full fiscal year over a 20-year period which commenced January 7, 2014. The outstanding amount of the Courtyard Key Money Debt as of the loan origination date of October 23, 2018 was approximately $1,275,000. If the brand management agreement is terminated or expires after the Courtyard Key Money Debt has fully amortized without the borrower then being in default of the brand management agreement, the Courtyard Key Money Debt will have been fully amortized and none of the Courtyard Key Money Debt will be due. If, however, the brand management agreement is terminated at any time before the Courtyard Key Money Debt has fully amortized, other than due to an event of default by the brand manager, the borrower will be required to repay the brand manager concurrently with such termination an amount equal to the original Courtyard Key Money Debt less $75,000 for each full fiscal year after January 7, 2014 that the brand management agreement was in effect prior to the termination. The issuing entity would be subject to the obligations of the Courtyard Key Money Debt if it took title to the Mortgaged Property while the brand management agreement is in effect. The Mortgage Loan documents provide for a nonrecourse carveout for any losses arising in connection with the repayment by the lender of the Courtyard Key Money Debt or the existence of the Courtyard Key Money Debt.

With respect to the Woodside Office Center Mortgage Loan (1.6%), the borrowers are permitted to obtain a PACE loan or similar loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $2,000,000. Failure to timely pay such assessments can give rise to a lien against the Mortgaged Property.

Other Unsecured Indebtedness

Certain Mortgage Loans also permit the borrower’s parent to pledge direct or indirect ownership interests in the borrower in connection with corporate financing arrangements, provided that such financing is also secured by a significant number of assets other than such ownership interests in the borrower.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as “DUMBO Heights”, “Aventura Mall”, “Moffett Towers – Buildings E,F,G”, “Liberty Portfolio”, “192 Lexington Avenue”, “636 11th Avenue”, “Workspace”, “Shelbourne Global Portfolio I”, “Shops at Solaris”, “Aon Center”, “Phoenix Marriott Tempe at the Buttes”, “Outlet Shoppes at El Paso”, “Overland Park Xchange” and “Concord Plaza” securing 49.0% of the Initial Pool Balance is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the following chart with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the controlling and non-controlling Mortgage Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one Mortgage Note.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
DUMBO Heights Portfolio	A-1-A, A-3-B	$80,000,000	$80,000,000	Benchmark 2018-B7	No
	A-1-B	20,000,000	20,000,000	CREFI	No
	A-2	45,000,000	45,000,000	CREFI	No
	A-3-A	30,000,000	30,000,000	CREFI	No
	A-3-C	5,000,000	5,000,000	CREFI	No
	B-1, B-2	145,000,000	145,000,000	Shinhan AIM Real Estate Fund No. 5; and Shinhan AIM Real Estate Fund No. 5-A	Yes
	Total	$325,000,000	$325,000,000
Moffett Towers - Buildings E,F,G	A-1-1, A-5	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
	A-1-2, A-1-3, A-4	50,400,000	50,400,000	Benchmark 2018-B7	No
	A-1-4, A-2-1, A-2-2, A-3	96,800,000	96,800,000	DBNY	No
	A-6, A-7	56,800,000	56,800,000	Wells Fargo Bank, National Association	No
	Total	$284,000,000	$284,000,000

Aventura Mall	A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes
	A-2-A-1, A-2-B-3	115,000,000	115,000,000	Benchmark 2018-B4	No
	A-2-A-2, A-2-B-2-A	103,000,000	103,000,000	Benchmark 2018-B5	No
	A-2-A-3	50,000,000	50,000,000	Benchmark 2018-B7	No
	A-2-A-4, A-2-B-4	110,000,000	110,000,000	Benchmark 2018-B6	No
	A-2-A-5	75,000,000	75,000,000	JPMCB	No
	A-2-B-1	60,000,000	60,000,000	CD 2018-CD7	No
	A-2-B-2-B, A-2-B-2-C, A-2-B-5	47,000,000	47,000,000	DBGS 2018-C1	No
	A-2-C-1	60,000,000	60,000,000	MSC 2018-L1	No
	A-2-C-2, A-2-D-1	100,000,000	100,000,000	BANK 2018-BNK14	No
	A-2-C-3, A-2-C-4, A-2-C-5	110,000,000	110,000,000	Morgan Stanley Mortgage Capital Holdings, Inc.	No
	A-2-D-2	50,000,000	50,000,000	CSAIL 2018-CX12	No
	A-2-D-3	50,000,000	50,000,000	WFCM 2018-C47	No
	A-2-D-4, A-2-D-5	70,000,000	70,000,000	Wells Fargo Bank, National Association	No
	B-1, B-2, B-3, B-4	343,300,000	343,300,000	Aventura Mall Trust 2018-AVM	Yes
	Total	$1,750,000,000	$1,750,000,000
Shops at Solaris	A-1	$50,000,000	$50,000,000	Benchmark 2018-B7	Yes
	A-2	20,000,000	20,000,000	Cantor Commercial Real Estate Lending, L.P.	No
	Total	$70,000,000	$70,000,000
Liberty Portfolio	A-1, A-3	$50,000,000	$50,000,000	Benchmark 2018-B7	Yes
	A-2, A-8	40,000,000	40,000,000	CREFI	No
	A-4, A-5	37,850,000	37,850,000	Barclays Bank PLC	No
	A-6, A-7	37,850,000	37,850,000	Cantor Commercial Real Estate Lending, L.P.	No
	Total	$165,700,000	$165,700,000
192 Lexington Avenue	A-1	$46,000,000	$46,000,000	Benchmark 2018-B7	Yes
	A-2	14,000,000	14,000,000	CREFI	No
	Total	$60,000,000	$60,000,000
Aon Center	A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	No
	A-2	43,000,000	43,000,000	Benchmark 2018-B5	No
	A-3	43,000,000	43,000,000	Benchmark 2018-B7	No
	A-4	214,000,000	214,000,000	JPMCC 2018-AON	Yes
	B	186,000,000	186,000,000	JPMCC 2018-AON	No
	Total	$536,000,000	$536,000,000
Workspace	A-1, A-2, A-3, A-4	$548,200,000	$548,200,000	JPMCC 2018-WPT	Yes
	A-5, A-6	50,000,000	50,000,000	Benchmark 2018-B5	No
	A-7, A-8	40,000,000	40,000,000	Benchmark 2018-B6	No
	A-9-A, A-10-A	40,000,000	40,000,000	Benchmark 2018-B7	No
	A-9-B, A-10-B	40,000,000	40,000,000	JPMCB	No
	B-1, B-2	556,800,000	556,800,000	JPMCC 2018-WPT	No
	Total	$1,275,000,000	$1,275,000,000
636 11th Avenue	A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	Yes
	A-2-A	40,000,000	40,000,000	Benchmark 2018-B7	No
	A-2-B	20,000,000	20,000,000	JPMCB	No
	A-3	50,000,000	50,000,000	Benchmark 2018-B6	No
	A-4	65,000,000	65,000,000	CGCMT 2018-C5	No
	A-5	15,000,000	15,000,000	MSC 2018-H3	No
	Total	$240,000,000	$240,000,000

Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Current or Anticipated Holder of Note(s)(1)	Control Note (Yes/No)
Outlet Shoppes at El Paso	A-1-A	$39,000,000	$38,954,025	DBGS 2018-C1	Yes
	A-1-B, A-2, A-3, A-4	36,000,000	35,957,562	Benchmark 2018-B7	No
	Total	$75,000,000	$74,911,587
Overland Park Xchange	A-1	$25,000,000	$25,000,000	Benchmark 2018-B5	No
	A-2-A	28,000,000	28,000,000	Benchmark 2018-B6	Yes
	A-2-B	25,000,000	25,000,000	Benchmark 2018-B7	No
	Total	$78,000,000	$78,000,000
Phoenix Marriott Tempe at the Buttes	A-1	$40,500,000	$40,458,068	CREFI	Yes
	A-2	25,000,000	24,974,116	Benchmark 2018-B7	No
	Total	$65,500,000	$65,432,184
Concord Plaza	A-1	$20,000,000	$20,000,000	Benchmark 2018-B6	Yes
	A-2	19,000,000	19,000,000	Benchmark 2018-B7	No
	Total	$39,000,000	$39,000,000
Shelbourne Global Portfolio I	A-1	$20,000,000	$20,000,000	UBS 2018-C13	Yes
	A-2, A-5	25,000,000	25,000,000	MSC 2018-L1	No
	A-3, A-4	30,000,000	30,000,000	Cantor Commercial Real Estate Lending, L.P.	No
	A-6, A-7	$18,000,000	$18,000,000	Benchmark 2018-B7	No
	Total	$93,000,000	$93,000,000

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The DUMBO Heights Portfolio Whole Loan, the Aventura Mall Whole Loan, the Workspace Whole Loan and the Aon Center Whole Loan are the only AB Whole Loans related to the issuing entity.

“Aventura Mall Trust 2018-AVM TSA” means the trust and servicing agreement governing the servicing of the Aventura Mall Whole Loan.

“Benchmark 2018-B4 PSA” means the pooling and servicing agreement governing the servicing of the 636 11th Avenue Whole Loan.

“Benchmark 2018-B6 PSA” means the pooling and servicing agreement governing the servicing of each of the Overland Park Xchange Whole Loan and the Concord Plaza Whole Loan.

“Control Appraisal Period” means with respect to the DUMBO Heights Portfolio Whole Loan, a Note B Control Appraisal Period.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Companion Loan” means, with respect to the Servicing Shift Whole Loan, the Companion Loan that is the Control Note for such Whole Loan.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“DBGS 2018-C1 PSA” means the pooling and servicing agreement governing the servicing of each of the Moffett Towers – Buildings E,F,G Whole Loan and the Outlet Shoppes at El Paso Whole Loan.

“JPMCC 2018-AON TSA” means the trust and servicing agreement governing the servicing of the Aon Center Whole Loan.

“JPMCC 2018-WPT TSA” means the trust and servicing agreement governing the servicing of the Workspace Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Holder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the Aventura Mall Mortgage Loan, (ii) the Moffett Towers – Buildings E,F,G Mortgage Loan (iii) the 636 11th Avenue Mortgage Loan, (iv) the Shelbourne Global Portfolio I Mortgage Loan, (v) the Workspace Mortgage Loan, (vi) the Aon Center Mortgage Loan, (vii) the Overland Park Xchange Mortgage Loan, (viii) the Concord Plaza Mortgage Loan, (ix) the Outlet Shoppes at El Paso Mortgage Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the 636 11th Avenue Whole Loan, (ii) the Shelbourne Global Portfolio I Whole Loan, (iii) the Overland Park Xchange Whole Loan, (iv) the Concord Plaza Whole Loan and (v) the Outlet Shoppes at El Paso Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Non-Serviced Pari Passu Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to the Aventura Mall Whole Loan, the Aventura Mall Trust 2018-AVM TSA, (ii) with respect to the 636 11th Avenue Whole Loan, the Benchmark 2018-B4 PSA, (iii) with respect to the Shelbourne Global Portfolio I Whole Loan, the UBS 2018-C13 PSA, (iv) with respect to the Workspace Whole Loan, the JPMCC 2018-WPT TSA, (v) with respect to the Aon Center Whole Loan, the JPMCC 2018-AON TSA, (vi) with respect to each of the Overland Park Xchange Whole Loan and the Concord Plaza Whole Loan, the Benchmark 2018-B6 PSA, (vii) with respect to each of the Moffett Towers – Buildings E,F,G Whole Loan and the Outlet Shoppes at El Paso Whole Loan, the DBGS 2018-C1 PSA and (viii) with respect to the Servicing Shift Whole Loan, on and after the Servicing Shift Securitization Date, the Servicing Shift PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the Aventura Mall Whole Loan, (ii) the Moffett Towers – Buildings E,F,G Whole Loan (iii) the 636 11th Avenue Whole Loan, (iv) the Shelbourne Global Portfolio I Whole Loan, (v) the Workspace Whole Loan, (vi) the Aon Center Whole Loan, (vii) the Overland Park Xchange Whole Loan, (viii) the Concord Plaza Whole Loan and (ix) the Outlet Shoppes at El Paso Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be a Non-Serviced Whole Loan.

“Serviced AB Mortgage Loan” means any Serviced Mortgage Loan that is part of a Serviced AB Whole Loan.

“Serviced AB Whole Loan” means any Whole Loan serviced pursuant to the PSA comprised of a Serviced Mortgage Loan, a Serviced Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. For the avoidance of doubt, the DUMBO Heights Portfolio Whole Loan is the only Serviced AB Whole Loan related to the issuing entity.

“Serviced Companion Loan” means any Pari Passu Companion Loan and any Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan. Prior to the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Liberty Portfolio Mortgage Loan, (ii) the 192 Lexington Avenue Mortgage Loan and (iii) the Shops at Solaris Mortgage Loan. Prior to the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Liberty Portfolio Whole Loan, (ii) the 192 Lexington Avenue Whole Loan and (iii) the Shops at Solaris Whole Loan. On and after the Closing Date and prior to the Servicing Shift Securitization Date, the Servicing Shift Mortgage Loan will be a Serviced Pari Passu Whole Loan.

“Serviced Subordinate Companion Loan” means, with respect to any Serviced AB Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Serviced Mortgage Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or Serviced AB Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to the Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity.

“Servicing Shift PSA” means, with respect to the Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related Controlling Companion Loan.

“Servicing Shift Securitization Date” means, with respect to the Servicing Shift Whole Loan, the date on which the related Controlling Companion Loan is included in a securitization trust.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Controlling

Companion Loan on and after the Servicing Shift Securitization Date. As of the Closing Date, the Phoenix Marriott Tempe at the Buttes Whole Loan will be a Servicing Shift Whole Loan.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“UBS 2018-C13 PSA” means the pooling and servicing agreement governing the servicing of the Shelbourne Global Portfolio I Whole Loan.

“Whole Loan” means each of the DUMBO Heights Portfolio Whole Loan, the Aventura Mall Whole Loan, the Moffett Towers – Buildings E,F,G Whole Loan, the Liberty Portfolio Whole Loan, the 192 Lexington Avenue Whole Loan, the 636 11th Avenue Whole Loan, the Workspace Whole Loan, the Shelbourne Global Portfolio I Whole Loan, the Shops at Solaris Whole Loan, the Aon Center Whole Loan, the Phoenix Marriott Tempe at the Buttes Whole Loan, the Outlet Shoppes at El Paso Whole Loan, the Overland Park Xchange Whole Loan and the Concord Plaza Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)(3)(4)(5)	Mortgage Loan Underwritten NCF DSCR(1)	Mortgage Loan Underwritten NOI Debt Yield(1)(4)	Whole Loan LTV Ratio(2)(3)(5)	Whole Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NOI Debt Yield(2)
DUMBO Heights Portfolio	$80,000,000	6.8%	$100,000,000	$145,000,000	28.1%	3.89x	16.6%	50.8%	1.87x	9.2%
Moffett Towers - Buildings E,F,G	$50,400,000	4.3%	$233,600,000	N/A	40.2%	2.97x	12.6%	40.2%	2.97x	12.6%
Aventura Mall	$50,000,000	4.3%	$1,356,700,000	$343,300,000	40.8%	2.58x	11.0%	50.7%	2.07x	8.8%
Shops at Solaris	$50,000,000	4.3%	$20,000,000	N/A	46.7%	2.46x	11.1%	46.7%	2.46x	11.1%
Liberty Portfolio	$50,000,000	4.3%	$115,700,000	N/A	64.6%	1.77x	9.1%	64.6%	1.77x	9.1%
192 Lexington Avenue	$46,000,000	3.9%	$14,000,000	N/A	59.4%	1.41x	7.3%	59.4%	1.41x	7.3%
Aon Center	$43,000,000	3.7%	$307,000,000	$186,000,000	40.3%	3.03x	15.5%	62.8%	1.98x	10.0%
Workspace	$40,000,000	3.4%	$539,000,000	$696,000,000	35.4%	3.60x	21.6%	78.0%	1.63x	9.8%
636 11th Avenue	$40,000,000	3.4%	$200,000,000	N/A	56.1%	2.39x	10.3%	56.1%	2.39x	10.3%
Outlet Shoppes at El Paso	$35,957,562	3.1%	$38,954,025	N/A	58.8%	1.51x	10.7%	58.8%	1.51x	10.7%
Overland Park Xchange	$25,000,000	2.1%	$53,000,000	N/A	65.2%	2.10x	10.9%	65.2%	2.10x	10.9%
Phoenix Marriott Tempe at the Buttes	$24,974,116	2.1%	$40,458,068	N/A	67.7%	1.67x	13.0%	67.7%	1.67x	13.0%
Concord Plaza	$19,000,000	1.6%	$20,000,000	N/A	74.1%	1.36x	10.2%	74.1%	1.36x	10.2%
Shelbourne Global Portfolio I	$18,000,000	1.5%	$75,000,000	N/A	65.1%	1.45x	9.1%	65.1%	1.45x	9.1%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans.

(2)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related mezzanine debt.

(3)	Calculated based on the non “as is” appraised value with respect to the Aon Center Whole Loan. See “Description of the Mortgage Pool—Appraised Value” for more information.

(4)	Calculated net of an $18.3 million performance reserve with respect to the Aon Center Whole Loan.

(5)	With respect to the Outlet Shoppes at El Paso Mortgage Loan, the Mortgage Loan LTV Ratio and Whole Loan LTV Ratio have been adjusted to exclude the $3.8 million value for a release parcel, which was not accounted for in the underwriting. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases.”

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the master servicer or the trustee, as applicable, will be required to make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

The Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to the Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the Servicing Shift Securitization Date.

Intercreditor Agreement

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans Other than the Servicing Shift Whole Loan

With respect to any Serviced Pari Passu Whole Loan (other than the Servicing Shift Whole Loan), the related Control Note will be included in the Trust, and the Directing Holder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loan

With respect to the Servicing Shift Whole Loan prior to the Servicing Shift Securitization Date, the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related

Controlling Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to the Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Control Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Holder”, and there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note. With respect to the Servicing Shift Whole Loan, one or more related Non-Control Notes will be included in the Trust, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor (consistent with the Operating Advisor Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described below.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Holder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each such Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such non-binding consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii) (a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights

With respect to each Non-Serviced Whole Loan (including the Servicing Shift Whole Loan on or after the Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the related Controlling Holder. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including the Servicing Shift Whole Loan on or after the Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Holder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Holder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The AB Whole Loans

DUMBO Heights Portfolio Whole Loan

The DUMBO Heights Portfolio Mortgage Loan (6.8%) is part of a split loan structure comprised of eight (8) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The DUMBO Heights Portfolio Mortgage Loan is evidenced by two (2) promissory notes (Note A-1-A and Note A-3-B), with an aggregate Cut-off Date Balance of $80,000,000 (the “DUMBO Heights Portfolio Note A-1-A and Note A-3-B”). The “DUMBO Heights Portfolio Whole Loan” consists of the DUMBO Heights Portfolio Mortgage Loan and four related pari passu notes: (i) Note A-1-B (the “DUMBO Heights

Portfolio Note A-1-B”) with an outstanding principal balance of $20,000,000, (ii) Note A-2 (the “DUMBO Heights Portfolio Note A-2”) with an outstanding principal balance of $45,000,000, (iii) Note A-3-A (the “DUMBO Heights Portfolio Note A-3-A”) with an outstanding principal balance of $30,000,000, and (iv) Note A-3-C (the “DUMBO Heights Portfolio Note A-3-C” , and together with the DUMBO Heights Portfolio Mortgage Loan, the DUMBO Heights Portfolio Note A-1-B, the DUMBO Heights Portfolio Note A-2 and the DUMBO Heights Portfolio Note A-3-A, the “DUMBO Heights Portfolio A Notes”) with an outstanding principal balance of $5,000,000, and two subordinate pari passu companion notes: (i) Note B-1 (the “DUMBO Heights Portfolio Note B-1”) with an outstanding principal balance of $125,500,000, and (ii) Note B-2 (the “DUMBO Heights Portfolio Note B-2”, and, together with the DUMBO Heights Portfolio Note B-1, the “DUMBO Heights Portfolio B Notes”) with an outstanding principal balance of $19,500,000. The DUMBO Heights Portfolio A Notes (excluding the DUMBO Heights Portfolio Mortgage Loan) and the DUMBO Heights Portfolio B Notes are collectively referred to as the “DUMBO Heights Portfolio Companion Loans”).

Servicing

The DUMBO Heights Portfolio Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement (the “DUMBO Heights Portfolio Co-Lender Agreement”).

Amounts payable to the issuing entity as holder of the DUMBO Heights Portfolio Mortgage Loan pursuant to the DUMBO Heights Portfolio Co-Lender Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The DUMBO Heights Portfolio Co-Lender Agreement sets forth the respective rights of the holders of the DUMBO Heights Portfolio Mortgage Loan and the DUMBO Heights Portfolio Companion Loans with respect to distributions of funds received in respect of the DUMBO Heights Portfolio Whole Loan, and provides, in general, that:

●     The DUMBO Heights Portfolio B Notes and the rights of its holder to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio B Notes are at all times junior, subject and subordinate to the DUMBO Heights Portfolio A Notes and the respective rights of their holders to receive payments of interest, principal and other amounts with respect to the DUMBO Heights Portfolio A Notes, as and to the extent set forth in the DUMBO Heights Portfolio Co-Lender Agreement;

●     prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the DUMBO Heights Portfolio Whole Loan, (ii) any other event of default for which the DUMBO Heights Portfolio Whole Loan is actually accelerated, (iii) any other event of default that causes the DUMBO Heights Portfolio Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the holder of the DUMBO Heights Portfolio B Notes, in accordance with the DUMBO Heights Portfolio Co-Lender Agreement, or during any period that the holder of the DUMBO Heights Portfolio B Notes are exercising cure rights), after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the PSA to the parties thereto, payments and proceeds received with respect to the DUMBO Heights Portfolio Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate;

second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the sum of (x) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the holders of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes (together, the “DUMBO Heights Portfolio Whole Loan Noteholders”) on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan allocated as principal on the DUMBO Heights Portfolio Whole Loan and payable to the DUMBO Heights Portfolio Whole Loan Noteholders, until the aggregate principal balance of the DUMBO Heights Portfolio A Notes has been reduced to zero;

third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs not previously reimbursed by the related borrower (or paid or advanced by the master servicer or special servicer on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the DUMBO Heights Portfolio B Notes in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the DUMBO Heights Portfolio B Notes at its applicable net interest rate;

fifth, to the holder of the DUMBO Heights Portfolio B Notes in an amount equal to the sum of (x) its principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) of all principal payments received (other than principal payments related to insurance and condemnation proceeds that the related borrower is required to pay to the DUMBO Heights Portfolio Whole Loan Noteholders on a sequential basis), if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan and (y) any insurance and condemnation proceeds received, if any, with respect to such monthly payment date with respect to the DUMBO Heights Portfolio Whole Loan allocated as principal on the DUMBO Heights Portfolio Whole Loan and payable to the DUMBO Heights Portfolio Whole Loan Noteholders remaining after giving effect to the allocations in clause second above, until the principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

sixth, to the extent the holder of the DUMBO Heights Portfolio B Notes has made any payments or advances in connection with the exercise of its cure rights under the DUMBO Heights Portfolio Co-Lender Agreement, to reimburse such holder for all such cure payments;

seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holder of the DUMBO Heights Portfolio B Notes in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) its relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the DUMBO Heights Portfolio B Notes has been reduced, such excess amount is required to be paid to the holder of the DUMBO Heights Portfolio B Notes in an amount up to the reduction, if any, of the principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the

Special Servicer (in each case, provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Whole Loan Noteholders, pro rata, based on their respective principal percentage interests; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Whole Loan Noteholders, based on their respective initial percentage interests.

Upon the occurrence and during the continuance of a Sequential Pay Event, after payment of amounts for reserves or escrows required by the loan documents and certain amounts payable or reimbursable under the PSA to the parties thereto, payments and proceeds received with respect to the DUMBO Heights Portfolio Whole Loan will generally be applied in the following order, without duplication:

first, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on the aggregate outstanding principal balance of their notes at their net interest rate;

second, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the principal balances of the DUMBO Heights Portfolio A Notes), until their aggregate principal balance has been reduced to zero;

third, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on their respective entitlements) up to the amount of any unreimbursed out-of-pocket costs and expenses paid by such holders including any recovered costs, in each case to the extent reimbursable by the related borrower but not previously reimbursed by the related borrower (or paid or advanced by the Master Servicer or Special Servicer, as applicable, on its behalf and not previously paid or reimbursed to such servicer);

fourth, to the holder of the DUMBO Heights Portfolio B Notes in an amount equal to the accrued and unpaid interest on the outstanding principal balance of the DUMBO Heights Portfolio B Notes at its net interest rate;

fifth, to the holder of the DUMBO Heights Portfolio B Notes, until the principal balance of the DUMBO Heights Portfolio B Notes has been reduced to zero;

sixth, to the extent the holder of the DUMBO Heights Portfolio B Notes has made any payments or advances in connection with the exercise of its cure rights under the DUMBO Heights Portfolio Co-Lender Agreement, to reimburse such holder for all such cure payments; and to the holder of the DUMBO Heights Portfolio B Notes in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by such holder, in each case to the extent reimbursable by, but not previously reimbursed by, the related borrower;

seventh, to the holders of the DUMBO Heights Portfolio A Notes, pro rata (based on the principal balances of the DUMBO Heights Portfolio A Notes) in an aggregate amount equal to the product of (i) their aggregate principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) their relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

eighth, to the holder of the DUMBO Heights Portfolio B Notes in an amount equal to the product of (i) its principal percentage interest (based on the outstanding principal balance of the DUMBO Heights Portfolio Whole Loan) multiplied by (ii) its relative spread (as set forth in the DUMBO Heights Portfolio Co-Lender Agreement) and (iii) any prepayment premium to the extent paid by the related borrower;

ninth, if the proceeds of any foreclosure sale or any liquidation exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a workout, the principal balance of the DUMBO Heights Portfolio B Notes has been reduced, such excess amount is required to be paid to the holder of the DUMBO Heights Portfolio B Notes in an amount up to the reduction, if any, of the principal balance of the DUMBO Heights Portfolio B Notes as a result of such workout, plus interest on such amount at the related interest rate;

tenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the PSA, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to the DUMBO Heights Portfolio Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrower, will be paid to the DUMBO Heights Portfolio Whole Loan Noteholders, pro rata, based on their respective principal percentage interests; and

eleventh, if any excess amount, including, without limitation, any default interest, is available to be distributed in respect of the DUMBO Heights Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, any remaining amount is required to be paid pro rata to the DUMBO Heights Portfolio Whole Loan Noteholders, based on their respective initial percentage interests.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the DUMBO Heights Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the DUMBO Heights Portfolio Mortgage Loan or, as and to the extent described under “The Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the DUMBO Heights Portfolio Companion Loans.

Certain costs and expenses (such as a pro rata share of a Service Advance) allocable to a related DUMBO Heights Portfolio Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such DUMBO Heights Portfolio Companion Loan or from general collections with respect to any securitization of such DUMBO Heights Portfolio Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Consultation and Control

Pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, the controlling noteholder with respect to the DUMBO Heights Portfolio Whole Loan (the “DUMBO Heights Portfolio Controlling Holder”), as of any date of determination, will be (i) the holder of the DUMBO Heights Portfolio Note B-1, unless a Note B Control Appraisal Period has occurred and is continuing; provided that if any interest in a DUMBO Heights Portfolio Note B is held by the borrower or a borrower-related party, or the borrower or any borrower-related party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder then a Note B Control Appraisal Period will be deemed to have occurred, and (ii) if and for so long as a Note B Control Appraisal Period has occurred and is continuing, the Controlling Class Representative (as representative of the holder of Note A-1-A); provided, further, that if the holder of the DUMBO Heights Portfolio Note A-1-A would be the DUMBO Heights Portfolio Controlling Holder, but at least 50% of the interests in Note A-1-A are held by the related borrower or a borrower-related party, or the borrower or borrower-related party would otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder in respect of Note A-1-A, then the DUMBO Heights Portfolio Controlling Holder will be the holder for the DUMBO Heights Portfolio A Note that (x) is not held by the borrower or a borrower-related party and the borrower or borrower-related party would not otherwise be entitled to exercise the rights of the DUMBO Heights Portfolio Controlling Holder in respect of such DUMBO Heights Portfolio A Note and (y) has the largest principal balance (it being understood that if two or more DUMBO Heights Portfolio A Notes meet such requirements and have the same principal balance, then the note with the lower numerical suffix will control); and provided, further, however, that if no

DUMBO Heights Portfolio A Note meets the criteria set forth in clause (x) and a Note B Control Appraisal Period is in effect, then there will be no DUMBO Heights Portfolio Controlling Holder.

The DUMBO Heights Portfolio Controlling Holder will be entitled (i) to direct the servicing of the DUMBO Heights Portfolio Whole Loan and (ii) to consent to DUMBO Heights Portfolio Major Decisions and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause.

A “DUMBO Heights Portfolio Major Decision” means:

(a)       any proposed or actual foreclosure upon or comparable conversion (including acquisitions of any REO Property) of the ownership of the property or properties securing the Whole Loan if it comes into and continues in default;

(b)       any modification, consent to a modification or waiver of any monetary term (other than the waiver or reduction of late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the loan documents or any extension of the maturity date of the Whole Loan;

(c)       following a default or an event of default with respect to the loan documents, any exercise of remedies, including the acceleration of the Whole Loan or initiation of any proceedings, judicial or otherwise, under the related loan documents;

(d)       any sale of the Whole Loan or REO Property for less than the applicable repurchase price;

(e)       any determination to bring the Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at the Mortgaged Property or REO Property;

(f)        any release of collateral or any acceptance of substitute or additional collateral for the Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related loan documents and for which there is no lender discretion;

(g)       any waiver of or determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to the Whole Loan or any consent to such a waiver or any consent to a transfer of all or any portion of the Mortgaged Property (including, without limitation, in connection with a partial defeasance) or of any direct or indirect legal or beneficial interests in the related borrower;

(h)       any incurrence of additional debt by the related borrower or any mezzanine financing by any direct or indirect beneficial owner of the related borrower (to the extent that the lender has consent rights pursuant to the related loan documents);

(i)        any material modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or other similar agreement with any mezzanine lender or subordinate debt holder related to the Whole Loan, or any action to enforce rights (or any decision not to enforce rights) with respect thereto;

(j)        any property management company changes, including, without limitation, approval of a new property manager or the termination of a manager and appointment of a new property manager or franchise changes, and any new management agreement or amendment, modification or termination of any management agreement (in each case, if the lender is required to consent or approve such changes under the related loan documents);

(k)       any determination that a “cash trigger period” (as defined in the related loan documents) has commenced or terminated, and any releases of any amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Whole Loan documents and for which there is no lender discretion;

(l)        any approval or disapproval of a proposed assumption of the Whole Loan, and any approval of the related documentation, in each case pursuant to related loan documents and for which there is no lender discretion;

(m)      any determination of an Acceptable Insurance Default with respect to the Mortgaged Property;

(n)       any determination by the Master Servicer to transfer the Whole Loan to the special servicer under the circumstances described in clause (iii) of the definition of “Specially Serviced Loan” in this prospectus;

(o)       any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at the Mortgaged Property that is subject to lender’s consent pursuant to the mortgage loan documents;

(p)       any adoption or implementation of a budget submitted by the related borrower to the extent lender approval is required under the related loan documents;

(q)       the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower;

(r)        the release of a guarantor under the related loan documents or the approval of any replacement, supplemental or additional guarantor under the related loan documents;

(s)       the approval of any property improvement plans or other material alterations proposed for the Mortgaged Property;

(t)        subject to the REMIC provisions of the Internal Revenue Code of 1986, any determination regarding the application of casualty or condemnation proceeds to restoration of the Mortgaged Property or to repayment of the Whole Loan;

(u)       any proposed modification or waiver of the insurance requirements set forth in the related loan documents, other than pursuant to the specific terms of such loan documents and for which there is no lender discretion; or

(v)        any filing of a bankruptcy or similar action against the related borrower or guarantor or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of the Noteholders;

provided, however, that after the occurrence and during the continuance of a Note B Control Appraisal Period, “DUMBO Heights Portfolio Major Decision” will have the meaning given to the term “Major Decision” in the PSA.

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, any holder that is not the DUMBO Heights Portfolio Controlling Holder (each, a “DUMBO Heights Portfolio Non-Controlling Noteholder”) will (i) have a right to receive copies of any notice, information and report that is required to be provided to the DUMBO Heights Portfolio Controlling Holder pursuant to the PSA with respect to any DUMBO Heights Portfolio Major Decisions to be taken or the implementation of any recommended actions outlined in an asset status report with respect to the DUMBO Heights Portfolio Whole Loan within the same time frame such notice, information and report is required to be provided to the DUMBO Heights Portfolio Controlling Holder, and (ii) have the right to be consulted on a strictly non-binding basis, to the extent, having received such notices, information and reports, it requests consultation with respect to any such DUMBO Heights Portfolio Major Decisions or such implementation of any recommended actions and have any alternative actions it recommends considered. The consultation right of the issuing entity (or its representative) will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notice, information and report provided to the DUMBO

Heights Portfolio Controlling Holder, whether or not the related DUMBO Heights Portfolio Non-Controlling Noteholder has responded within such period; provided that if the Master Servicer or the Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the 10 business day consultation period will be deemed to begin anew.

In addition to the consultation rights described above, pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, the issuing entity, as holder of the DUMBO Heights Portfolio Mortgage Loan (or its representative) will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the Master Servicer or the Special Servicer, as applicable) with the Master Servicer or the Special Servicer, upon reasonable notice and at times reasonably acceptable to the Master Servicer or the Special Servicer, as applicable, in which servicing issues related to the DUMBO Heights Portfolio Whole Loan are discussed.

The term “Note B Control Appraisal Period” means any period with respect to the DUMBO Heights Portfolio Whole Loan, if and for so long as: (a) (1) the sum of (x) the initial principal balance of the DUMBO Heights Portfolio Note B-1 and (y) the initial principal balance of the DUMBO Heights Portfolio Note B-2, minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes, (y) any Appraisal Reduction Amount for the DUMBO Heights Portfolio Whole Loan that is allocated to the DUMBO Heights Portfolio B Notes and (z) any losses realized with respect to the related Mortgaged Property or the DUMBO Heights Portfolio Whole Loan that are allocated to the DUMBO Heights Portfolio B Notes, is less than (b) 25% of the remainder of (i) the sum of (x) the initial principal balance of the DUMBO Heights Portfolio Note B-1 and (y) the initial DUMBO Heights Portfolio Note B-2 less (ii) any payments of principal allocated to, and received by, the holder of the DUMBO Heights Portfolio B Notes on the DUMBO Heights Portfolio B Notes after the date of creation of the DUMBO Heights Portfolio B Notes; provided that a Note B Control Appraisal Period will terminate upon the occurrence of a Threshold Event Cure by the holder of the DUMBO Heights Portfolio B Notes.

The holder of the DUMBO Heights Portfolio B Notes is entitled to avoid a Note B Control Appraisal Period caused by application of an appraisal reduction amount, upon satisfaction of certain conditions (satisfaction of such conditions, a “Threshold Event Cure”), including without limitation, (i) delivery of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institutions that meets the rating requirements described in the DUMBO Heights Portfolio Co-Lender Agreement (either (x) or (y), the “Threshold Event Collateral”) and (ii) the Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the PSA, would cause the applicable Note B Control Appraisal Period not to occur.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the DUMBO Heights Portfolio Whole Loan by the end of the applicable grace period or any other event of default under the related loan documents occurs and is continuing, the holder of the DUMBO Heights Portfolio B Notes will have the right to cure such event of default subject to certain limitations set forth in the DUMBO Heights Portfolio Co-Lender Agreement. Unless the holder of the DUMBO Heights Portfolio Note A-1-A consents to additional cure periods, such cures will be limited to (a) six (6) cures of monetary defaults, no more than four (4) of which may be consecutive, and (b) six (6) cures of non-monetary defaults in each case, over the term of the DUMBO Heights Portfolio Whole Loan. No holder of any such DUMBO Heights Portfolio Subordinate Companion Loan will be required to pay any default interest or late charges in order to effect a cure.

Purchase Option

If an event of default with respect to the DUMBO Heights Portfolio Whole Loan has occurred and is continuing or if a Servicing Transfer Event has occurred and is continuing, each of the holder of the DUMBO Heights Portfolio B Notes will have the option to purchase the DUMBO Heights Portfolio A Notes in whole but not in part at a price generally equal to the sum, without duplication, of (a) the aggregate principal balance of the DUMBO Heights Portfolio A Notes, (b) accrued and unpaid interest on the aggregate principal balance of the DUMBO Heights Portfolio A Notes at their net interest rate from the date as to which interest was last paid in full by the related borrower up to and including the end of the interest accrual period related to the monthly payment date next following the date of the purchase, (c) any other amounts due under the Mortgage Loan to the holders of the DUMBO Heights Portfolio A Notes, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees (unless the purchaser is the borrower or a borrower-related party), (d) any unreimbursed Property Advances and any expenses incurred in enforcing the loan documents, including, without limitation, Property Advances payable or reimbursable to Master Servicer and Special Servicing Fees incurred by or on behalf of the holder of either DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (e) any accrued and unpaid interest on Advances with respect to an Advance made by or on behalf of the holder of either DUMBO Heights Portfolio A Notes (without duplication of amounts under clause (c) above), (f) (i) if the related borrower or borrower-related party is the purchaser or (ii) if the DUMBO Heights Portfolio Whole Loan is purchased more than 90 days after such option first becomes exercisable pursuant to the DUMBO Heights Portfolio Co-Lender Agreement, any Liquidation or Workout Fees, and (g) any recovered costs not reimbursed previously to the holder of a DUMBO Heights Portfolio A Notes pursuant to the DUMBO Heights Portfolio Co-Lender Agreement.

Sale of Defaulted Whole Loan

Pursuant to the terms of the DUMBO Heights Portfolio Co-Lender Agreement, if an event of default has occurred and is continuing with respect to the DUMBO Heights Portfolio Whole Loan, and if the Special Servicer determines to sell the DUMBO Heights Portfolio Mortgage Loan in accordance with the PSA, then the Special Servicer will be permitted to sell either (1) the DUMBO Heights Portfolio Whole Loan, subject to the consent right of the DUMBO Heights Portfolio Controlling Holder (or its representative), in which case such sale would include each of the DUMBO Heights Portfolio A Notes and the DUMBO Heights Portfolio B Notes as determined by the Special Servicer in accordance with the Servicing Standard (taking into account the subordinate nature of the DUMBO Heights Portfolio B Notes) in accordance with the procedures set forth under PSA, or (2) the DUMBO Heights Portfolio A Notes, together, in which case the Special Servicer will provide notice to the master servicer under any securitizations of the DUMBO Heights Portfolio Companion Loans and the holders of the DUMBO Heights Portfolio Companion Loans will have the opportunity to submit an offer on the DUMBO Heights Portfolio Whole Loan.

Aventura Mall Whole Loan

Servicing

The Aventura Mall Whole Loan and any related REO Property will be serviced and administered by Wells Fargo Bank, National Association, the master servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Master Servicer”) and, if necessary, CWCapital Asset Management LLC, the special servicer for the JPMCC 2018-AVM securitization (the “Aventura Mall Special Servicer”), pursuant to the Aventura Mall Trust 2018-AVM TSA, but subject to the terms of the Aventura Mall Intercreditor Agreement. In servicing the Aventura Mall Whole Loan, the Aventura Mall Master Servicer and the Aventura Mall Special Servicer are required to service the Aventura Mall Whole Loan in accordance with the servicing standard set forth in the Aventura Mall Trust 2018-AVM TSA to take into account the interests of the Certificateholders and the holders of the Aventura Mall Companion Loans as a collective whole.

The Aventura Mall Mortgage Loan and together with the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Senior Loans”. The related Subordinate Companion Loans (the “Aventura Mall Subordinate Companion Loan”) will be held by the JPMCC 2018-AVM trust (the “Aventura Mall Subordinate Companion Loan Holder”). The Aventura Mall Subordinate Companion Loan and the Aventura Mall Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aventura Mall Companion Loans”. The Aventura Mall Mortgage Loan, together with the Aventura Mall Companion Loans, are referred to in this prospectus as the “Aventura Mall Whole Loan”. The holder of the Aventura Mall Mortgage Loan, the Aventura Mall

Subordinate Companion Loan Holder and the holders of the Aventura Mall Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Aventura Mall Intercreditor Agreement”).

Amounts payable to the Issuing Entity as holder of the Aventura Mall Mortgage Loan pursuant to the Aventura Mall Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Aventura Mall Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Aventura Mall Pari Passu Companion Loans as set forth in the Aventura Mall Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aventura Mall Whole Loan (other than any promissory notes not contributed to the JPMCC 2018-AVM securitization).

Application of Payments

The Aventura Mall Intercreditor Agreement sets forth the respective rights of the holder of the Aventura Mall Mortgage Loan and the holders of the Aventura Mall Companion Loans with respect to distributions of funds received in respect of the Aventura Mall Whole Loan, and provides, in general, that, the Aventura Mall Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Aventura Mall Senior Loans, and the right of the Aventura Mall Subordinate Companion Loan Holder to receive payments with respect to the Aventura Mall Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Aventura Mall Senior Loans to receive payments with respect to the Aventura Mall Whole Loan. All amounts tendered by the related borrower or otherwise available for payment on the Aventura Mall Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, to pay accrued and unpaid interest on the Aventura Mall Senior Loans (other than default interest) to each Aventura Mall Senior Loan holder, in an amount equal to the accrued and unpaid interest on the applicable principal balances at the applicable net note rate;

second, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Aventura Mall Whole Loan, until the balance of the Aventura Mall Senior Loans have been reduced to zero;

third, to the holders of the Aventura Mall Senior Loans, pro rata and pari passu, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such Aventura Mall Senior Loan holder in accordance with the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate compounded monthly from the date the related realized loss was allocated to each Aventura Mall Senior Loan note, such amount to be allocated to such Aventura Mall Senior Loan holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to each such holder;

fourth, to pay accrued and unpaid interest on the Aventura Mall Subordinate Companion Loans (other than default interest) to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the applicable note principal balances at the applicable net note rate;

fifth, to the Aventura Mall Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the respective note principal balances have been reduced to zero;

sixth, to the Aventura Mall Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder in accordance with the terms of the Aventura Mall Intercreditor Agreement, plus interest thereon at the net note rate for the Aventura Mall Subordinate Companion Loans compounded monthly from the date the related realized loss was allocated to each Aventura Mall Subordinate Companion Loan, such amount to be allocated to the Aventura Mall Subordinate Companion Loan Holder, on a pro rata and pari passu basis based on the amount of realized losses previously allocated to the Aventura Mall Subordinate Companion Loan Holder;

seventh, to pay yield maintenance premiums then due and payable in respect of such Aventura Mall Senior Loans entitled to yield maintenance premiums in connection with a permitted prepayment in accordance with the Whole Loan documents, on a pro rata and pari passu basis;

eighth, to pay yield maintenance default premiums then due and payable in respect of the Aventura Mall Senior Loans, on a pro rata and pari passu basis, then the Aventura Mall Subordinate Companion Loan, on a pro rata and pari passu basis;

ninth, to pay default interest and late payment charges then due and owing under the Aventura Mall Whole Loan, all of which will be applied in accordance with the Aventura Mall Trust 2018-AVM TSA; and

tenth, if any excess amount is available to be distributed in respect of the Aventura Mall Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount is required to be paid pro rata to each Aventura Mall Senior Loan holder and the Aventura Mall Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Aventura Mall Intercreditor Agreement, the directing holder with respect to the Aventura Mall Whole Loan (the “Aventura Mall Directing Holder”), as of any date of determination, will be (i) the holder of the Aventura Mall Senior Loan evidenced by promissory note A-1-A, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2018-AVM securitization. The Aventura Mall Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Aventura Mall Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Aventura Mall Whole Loan will require the approval of the Aventura Mall Directing Holder.

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Aventura Mall Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA (similar to such notices, information and reports that are required to be provided to the Aventura Mall Directing Holder under the Aventura Mall Trust 2018-AVM TSA without regard to the occurrence of a control termination event or consultation termination event under the Aventura Mall Trust 2018-AVM TSA) and a summary of any asset status report relating to the Aventura Mall Whole Loan that the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is required to provide to the Aventura Mall Directing Holder pursuant to the Aventura Mall Trust 2018-AVM TSA and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Aventura Mall Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aventura Mall Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Aventura Mall Master Servicer (or the Aventura Mall Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Aventura Mall Whole Loan (as a collective whole). Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Aventura Mall Master Servicer nor the Aventura Mall Special Servicer may follow any advice, direction or objection by the Aventura Mall Directing Holder that would (i) require or cause the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Intercreditor Agreement or the related servicing standard set forth in the Aventura Mall Intercreditor Agreement or materially expand the scope of responsibilities for any of the Aventura Mall Master Servicer or the Aventura Mall Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Aventura Mall Intercreditor Agreement, the Issuing Entity, as the holder of the Aventura Mall Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Aventura Mall Master Servicer or Aventura Mall Special Servicer) with the Aventura Mall Master Servicer or Aventura Mall Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aventura Mall Master Servicer or the Aventura Mall Special Servicer, as applicable, in which servicing issues related to the Aventura Mall Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aventura Mall Intercreditor Agreement, if the Aventura Mall Whole Loan becomes a specially serviced loan, and if the Aventura Mall Special Servicer determines to sell the Aventura Mall Whole Loan in accordance with the Aventura Mall Trust 2018-AVM TSA, the Aventura Mall Special Servicer will be required to sell the Aventura Mall Mortgage Loan and each Aventura Mall Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Aventura Mall Special Servicer will not be permitted to sell the Aventura Mall Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the Aventura Mall Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Aventura Mall Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aventura Mall Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the Aventura Mall Trust 2018-AVM TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Aventura Mall Master Servicer or Aventura Mall Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Aventura Mall Intercreditor Agreement, the Aventura Mall Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Aventura Mall Special Servicer then acting with respect to the Aventura Mall Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Aventura Mall Mortgage Loan or the other Aventura Mall Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “Rights Upon a Servicer Termination Event” in this prospectus.

Workspace Whole Loan

Servicing

The Workspace Mortgage Loan is evidenced by two (2) senior fixed rate componentized promissory notes with an aggregate Cut-off Date Balance of $40,000,000. The Workspace Whole Loan consists of (i) the Workspace Mortgage Loan, (ii) eight (8) pari passu fixed rate componentized companion loans (evidenced by promissory notes A-3, A-4, A-5, A-6, A-7, A-8, A-9-B and A-10-B) (the “Workspace Pari

Passu Fixed Rate Companion Loans” and, together with the Workspace Mortgage Loan, the “Workspace Senior Fixed Rate Loan”) that are pari passu with the related Workspace Mortgage Loan, (iii) two (2) fixed rate componentized subordinate companion loans (evidenced by promissory notes B-1 and B-2) (the “Workspace Subordinate Fixed Rate Companion Loans” and together with the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans, the “Workspace Fixed Rate Loan”) and (iv) two (2) floating rate componentized companion loans (evidenced by notes A-1 and A-2) (the “Workspace Floating Rate Loan” and, together with the Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Subordinate Fixed Rate Companion Loans, the “Workspace Companion Loans”). The Workspace Floating Rate Loan is made up of (i) two components that are pari passu with the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (components A-FL and B-FL) (the “Workspace Floating Rate Pari Passu Component”) and (ii) seven components (components C-FL, D-FL, E-FL, F-FX G-FL, H-FL and HRR-FL) that are subordinate to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans (the “Workspace Floating Rate Subordinate Component”).

Below is a table summarizing the components of the Workspace Whole Loan (the “Workspace Components”). Where a component is related to more than one note, such component is split pro rata amongst the related notes.

Notes	Components
A-1 and A-2	A-FL, B-FL, C-FL, D-FL, E-FL, F-FL, G-FL, H-FL and HRR-FL
A-3 and A-4	A-FX and B-FX
A-5, A-6, A-7, A-8, A-9-A, A-9-B, A-10-A and A-10-B	A-FX-C and B-FX-C
B-1 and B-2	C-FX, D-FX, E-FX, F-FX, G-FX, H-FX and HRR-FX

The Workspace Pari Passu Fixed Rate Companion Loans evidenced by promissory notes A-3 and A-4 (with an aggregate outstanding principal balance of $293,200,000), the Workspace Floating Rate Loan (with an aggregate outstanding principal balance of $255,000,000) and the Workspace Subordinate Fixed Rate Companion Loans (with an aggregate outstanding principal balance of $556,800,000) (together, the “Workspace Lead Securitization Companion Loans”) were included in the JPMCC 2018-WPT securitization. The Workspace Pari Passu Companion Loan evidenced by promissory notes A-5 and A-6 (with an aggregate outstanding principal balance of $50,000,000) were included in the Benchmark 2018-B5 securitization. The Workspace Pari Passu Companion Loan evidenced by promissory notes A-7 and A-8 (with an aggregate outstanding principal balance of $40,000,000) were included in the Benchmark 2018-B6 securitization. The remaining notes are held by the parties identified in the “Whole Loan Control Notes and Non-Control Notes” chart above under “—General.”

The rights of the holders of the promissory notes evidencing the Workspace Whole Loan (the “Workspace Noteholders”) are subject to a Co-Lender Agreement (the “Workspace Co-Lender Agreement”).

The Workspace Whole Loan and any related REO Property will be serviced and administered pursuant to the terms of the trust and servicing agreement, dated as of July 31, 2018 (the “JPMCC 2018-WPT Trust and Servicing Agreement”) between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “JPMCC 2018-WPT Depositor”), KeyBank National Association, as servicer (in such capacity, the “JPMCC 2018-WPT Servicer”) and as special servicer (in such capacity, the “JPMCC 2018-WPT Special Servicer”), Wells Fargo Bank, National Association, as trustee (in such capacity, the “JPMCC 2018-WPT Trustee”) and as certificate administrator (in such capacity, the “JPMCC 2018-WPT Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “JPMCC 2018-WPT Operating Advisor”). The JPMCC 2018-WPT Trust and Servicing Agreement was entered into in connection with the securitization of the Workspace Lead Securitization Companion Loans.

The master servicer or the trustee, as applicable, under the pooling and servicing agreement will be responsible for making any required P&I Advance on the Workspace Mortgage Loan (but not any advances of principal and/or interest on the Workspace Companion Loans) pursuant to the terms of the Pooling and Servicing Agreement, unless the master servicer or the trustee, as applicable, or the special servicer under the Pooling and Servicing Agreement determines that such an advance would not be recoverable from collections on the Workspace Mortgage Loan. The JPMCC 2018-WPT Servicer or JPMCC 2018-WPT Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Workspace Lead Securitization Companion Loans if and to the extent provided in the JPMCC 2018-WPT Trust and Servicing Agreement and the Workspace Co-Lender Agreement (but not on the Workspace Mortgage Loan) and (B) any required property protection advances with respect to the Workspace Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the JPMCC 2018-WPT Trust and Servicing Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Workspace Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Application of Payments

The Workspace Co-Lender Agreement sets forth the respective rights of the Workspace Noteholders with respect to distributions of funds received in respect of the Workspace Whole Loan, and provides, in general, that:

●	Each of the Workspace Subordinate Fixed Rate Companion Loans and Workspace Floating Rate Subordinate Component, and the right of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Workspace Subordinate Fixed Rate Companion Loan and Workspace Floating Rate Subordinate Component will, at all times, be junior, subject and subordinate to the Workspace Mortgage Loan, the Workspace Pari Passu Fixed Rate Companion Loans, the Workspace Floating Rate Pari Passu Component and the rights of the issuing entity, as the holder of the Workspace Mortgage Loan, and the holders of the Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Floating Rate Pari Passu Component to receive payments with respect to the Workspace Mortgage Loan, their respective Workspace Pari Passu Fixed Rate Companion Loans and the Workspace Floating Rate Pari Passu Component.

●	So long as no event of default has occurred and is continuing under the Workspace Mortgage Loan agreement, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT Trust and Servicing Agreement) will be applied to the Workspace Whole Loan in accordance with the related mortgage loan documents (which require application of (i) monthly interest payments pro rata between the Workspace Fixed Rate Loan and the Workspace Floating Rate Loan, then application of the amounts allocated to the Workspace Fixed Rate Loan first, pro rata and pari passu to the Workspace Mortgage Loan and the Workspace Pari Passu Fixed Rate Companion Loans and then, pro rata and pari passu, to the Workspace Subordinate Fixed Rate Companion Loans, in each case, sequentially in accordance with the related components and (ii) principal prepayments, first, to the Workspace Floating Rate Loan until paid in full, prior to any application to the Workspace Fixed Rate Loan).

●	During an event of default, all payments, proceeds and other recoveries on or in respect of the Workspace Whole Loan (other than amounts for reserves or escrows required by the Workspace Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the JPMCC 2018-WPT Trust and Servicing Agreement) will be applied in the following order of priority:

○	first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component A (other than default interest) to each holder of a note that represents a portion of Component A, up to an amount equal to the accrued and unpaid interest on the applicable outstanding principal balance of such component at the applicable net component rate;

○	second, on a pro rata and pari passu basis, to each holder of a note o that represents a portion of Component A, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component A has been reduced to zero;

○	third, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component B (other than default interest) to each holder of a note that represents a portion of Component B, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	fourth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component B, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component B has been reduced to zero;

○	fifth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component C (other than default interest) to each holder of a note that represents a portion of Component C, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	sixth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component C, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component C has been reduced to zero;

○	seventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component D (other than default interest) to each holder of a note that represents a portion of Component D, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	eighth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component D, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component D has been reduced to zero;

○	ninth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component E (other than default interest) to each holder of a note that represents a portion of the Component E, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	tenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component E, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component E has been reduced to zero;

○	eleventh, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component F (other than default interest) to each holder of a note that represents a portion of Component F, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	twelfth, on a pro rata and pari passu basis, to each holder of a note o that represents a portion of Component F, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component F has been reduced to zero;

○	thirteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component G (other than default interest) to each holder of a note that represents a portion of Component G, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	fourteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component G, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component G has been reduced to zero;

○	fifteenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component H (other than default interest) to each holder of a note that represents a portion of Component H, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	sixteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component H, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component H has been reduced to zero;

○	seventeenth, on a pro rata and pari passu basis, to pay accrued and unpaid interest on Component HRR (other than default interest) to each holder of a note that represents a portion of Component HRR, up to an amount equal to the accrued and unpaid interest on the applicable principal balance of such component at the applicable net component rate;

○	eighteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of Component HRR, up to an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to the related monthly payment date, until the principal balance of Component HRR has been reduced to zero;

○	nineteenth, on a pro rata and pari passu basis, to each holder of a note that represents a portion of a component entitled to yield maintenance premiums then due and payable in respect of the Workspace Whole Loan, such yield maintenance premiums being allocated in respect of such components in sequential order, first to Component A (other than Component A-FL), then to Component B (other than Component B-FL), then to Component C-FX, then to Component D-FX, then to Component E-FX, then to Component F-FX, then to Component G-FX, then to Component H-FX, and then to Component HRR-FX;

○	twentieth, to pay default interest and late payment charges then due and owing under the Workspace Whole Loan, all of which will be applied in accordance with the JPMCC 2018-WPT Trust and Servicing Agreement; and

○	twenty-first, if any excess amount is available to be distributed in respect of the Workspace Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through twentieth, any remaining amount shall be paid pro rata to each Workspace Noteholder based on their initial principal balances.

Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Workspace Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Workspace Subordinate Fixed Rate Companion Loans

(or, if applicable, the Workspace Floating Rate Subordinate Components). This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

For more information regarding the allocation of collections and expenses in respect of the Workspace Whole Loan, see “The Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

For the purposes of this section, the Workspace Components are split into the following component pairs:

Components	Component Pairs
“Component A-FL”, “Component AFX” and “Component A-FX-C-3”	“Component A”
“Component B-FL”, “Component BFX” and “Component B-FX-C-3”	“Component B”
“Component C-FL” and “Component C-FX”	“Component C”
“Component D-FL” and “Component D-FX”	“Component D”
“Component E-FL” and “Component E-FX”	“Component E”
“Component F-FL” and “Component F-FX”	“Component F”
“Component G-FL” and “Component G-FX”	“Component G”
“Component H-FL” and “Component H-FX”	“Component H”
“Component HRR-FL” and “Component HRR-FX”	“Component HRR”

Consultation and Control

Pursuant to the Workspace Co-Lender Agreement, the controlling noteholder for the Workspace Whole Loan (the “Workspace Controlling Noteholder”) will be the holder of the note evidenced by promissory note A-1, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the JPMCC 2018-WPT securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder; provided, further, that if at any time 50% or more of promissory note A-1 (or the “controlling class” of the JPMCC 2018-WPT securitization or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder) is held by a borrower affiliate, the holder of promissory note A-1 (or such class) will not be entitled to exercise any rights of the controlling noteholder under the Workspace Co-Lender Agreement or the JPMCC 2018-WPT Trust and Servicing Agreement. Certain decisions to be made with respect to the Workspace Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Workspace Whole Loan or any related REO Property will require the approval of the Workspace Controlling Noteholder.

Pursuant to the terms of the Workspace Co-Lender Agreement, the issuing entity, as holder of the Workspace Mortgage Loan or its representative (unless the “controlling class” is held by an affiliate of the borrower), will (i) have the right to receive (1) notice, information and reports with respect to any “major decisions” (as defined in the Workspace Co-Lender Agreement) to be taken with respect to the Workspace Whole Loan (similar to such notice, information or report the JPMCC 2018-WPT Special Servicer is required to deliver to the directing holder under the JPMCC 2018-WPT Trust and Servicing Agreement) (without regard to whether such items are actually required to be provided to the directing holder under the JPMCC 2018-WPT Trust and Servicing Agreement due to the occurrence of a control event or a consultation termination event (in each case as defined in the JPMCC 2018-WPT Trust and Servicing Agreement) and (2) a summary of the asset status report relating to the Workspace Whole Loan (at the same time as it is required to deliver to the directing holder under the JPMCC 2018-WPT Trust and Servicing Agreement) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Workspace Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Workspace Whole Loan (and the JPMCC 2018-WPT Special Servicer will be required to consider alternative actions recommended by the holder of the

Workspace Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the JPMCC 2018-WPT Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Workspace Mortgage Loan, described above, the JPMCC 2018-WPT Special Servicer is permitted to make any “major decision” (as defined in the Workspace Co-Lender Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Workspace Noteholders; and the JPMCC 2018-WPT Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Workspace Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Workspace Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer, as applicable) with the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer at the offices of the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, in which servicing issues related to the Workspace Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer, as applicable, and the Workspace Controlling Noteholder.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Workspace Co-Lender Agreement, if the Workspace Whole Loan becomes a defaulted loan under the JPMCC 2018-WPT Trust and Servicing Agreement, and if the JPMCC 2018-WPT Special Servicer determines to sell the Workspace Lead Securitization Companion Loans in accordance with the JPMCC 2018-WPT Trust and Servicing Agreement, then the JPMCC 2018-WPT Special Servicer will be required to sell the Workspace Companion Loans together with the Workspace Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the JPMCC 2018-WPT Trust and Servicing Agreement.

Notwithstanding the foregoing, the JPMCC 2018-WPT Special Servicer will not be permitted to sell the Workspace Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Workspace Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the JPMCC 2018-WPT Trust and Servicing Agreement)) unless the JPMCC 2018-WPT Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the JPMCC 2018-WPT Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Workspace Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Workspace Whole Loan ; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the JPMCC 2018-WPT Servicer or the JPMCC 2018-WPT Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the JPMCC 2018-WPT Trust and Servicing Agreement, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the JPMCC 2018-WPT Trust and Servicing Agreement).

Special Servicer Appointment Rights

Pursuant to the Workspace Co-Lender Agreement, subject to the terms of the JPMCC 2018-WPT Trust and Servicing Agreement, the Workspace Controlling Noteholder will have the right at any time and from time to time and without cause, to replace the JPMCC 2018-WPT Special Servicer then acting with respect to the Workspace Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “The Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause” and “—Rights Upon Servicer Termination Event”.

Aon Center Whole Loan

Servicing

The Aon Center Whole Loan and any related REO Property will be serviced and administered by KeyBank National Association, the master servicer for the JPMCC 2018-AON securitization (the “Aon Center Master Servicer”) and, if necessary, AEGON USA Realty Advisors, LLC, the special servicer for the JPMCC 2018-AON securitization (the “Aon Center Special Servicer”), pursuant to the JPMCC 2018-AON TSA, but subject to the terms of the Aon Center Intercreditor Agreement. In servicing the Aon Center Whole Loan, the Aon Center Master Servicer and the Aon Center Special Servicer are required to service the Aon Center Whole Loan in accordance with the servicing standard set forth in the JPMCC 2018-Aon Center TSA to take into account the interests of the Certificateholders and the holders of the Aon Center Companion Loans as a collective whole.

The Aon Center Mortgage Loan and together with the Aon Center Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aon Center Senior Loans”. The related Subordinate Companion Loan (the “Aon Center Subordinate Companion Loan”) will be held by JPMCC 2018-AON trust (the “Aon Center Subordinate Companion Loan Holder”). The Aon Center Subordinate Companion Loan and the Aon Center Pari Passu Companion Loans are collectively referred to in this prospectus as the “Aon Center Companion Loans”. The Aon Center Mortgage Loan, together with the Aon Center Companion Loans, are referred to in this prospectus as the “Aon Center Whole Loan”. The holder of the Aon Center Mortgage Loan, the Aon Center Subordinate Companion Loan Holder and the holders of the Aon Center Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “Aon Center Intercreditor Agreement”).

Amounts payable to the Issuing Entity as holder of the Aon Center Mortgage Loan pursuant to the Aon Center Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the Aon Center Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the Aon Center Pari Passu Companion Loans as set forth in the Aon Center Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the Aon Center Whole Loan (other than any promissory notes not contributed to the JPMCC 2018-AON securitization.

Application of Payments

The Aon Center Intercreditor Agreement sets forth the respective rights of the holder of the Aon Center Mortgage Loan and the holders of the Aon Center Companion Loans with respect to distributions of funds received in respect of the Aon Center Whole Loan, and provides, in general, that, the Aon Center Subordinate Companion Loan is, at all times, junior, subject and subordinate to the Aon Center Senior Loans, and the right of the Aon Center Subordinate Companion Loan Holder to receive payments with respect to the Aon Center Whole Loan is, at all times, junior, subject and subordinate to the rights of the holders of the Aon Center Senior Loans to receive payments with respect to the Aon Center Whole Loan. All amounts tendered by the related borrowers or otherwise available for payment on the Aon Center

Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

first, to the holders of the Aon Center Senior Loans, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the Aon Center Senior Loans at the applicable note interest rate;

second, to the holders of the Aon Center Senior Loans, pro rata and pari passu, in an amount equal to the principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date with respect to the Aon Center Whole Loan, until the balance of the Aon Center Senior Loans have been reduced to zero;

third, to the holders of the Aon Center Senior Loans, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the Aon Center Senior Loan holders in accordance with the Aon Center Intercreditor Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each Aon Center Senior Loan;

fourth, to pay accrued and unpaid interest on the Aon Center Subordinate Companion Loan (other than default interest) to the Aon Center Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the Aon Center Subordinate Companion Loan at the applicable net note interest rate;

fifth, to the Aon Center Subordinate Companion Loan Holder in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such Due Date, until the principal balance of the Aon Center Subordinate Companion Loan has been reduced to zero;

sixth, to the Aon Center Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the Aon Center Subordinate Companion Loan Holder in accordance with the terms of the Aon Center Intercreditor Agreement, plus interest thereon at the net note interest rate for the Aon Center Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the Aon Center Subordinate Companion Loan Holder;

seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Aon Center Senior Loans, on pro rata and pari passu basis, then the Aon Center Subordinate Companion Loan Holder;

eighth, to pay default interest and late payment charges then due and owing under the Aon Center Whole Loan, all of which is required to be applied in accordance with the JPMCC 2018-Aon Center TSA; and

ninth, if any excess amount is available to be distributed in respect of the Aon Center Whole Loan, and not otherwise applied in accordance with the foregoing clauses (a)-(h), any remaining amount is required to be paid pro rata to each Aon Center Senior Loan holder and the Aon Center Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the Aon Center Intercreditor Agreement, the directing holder with respect to the Aon Center Whole Loan (the “Aon Center Directing Holder”), as of any date of determination, will be the holder of the Aon Center Senior Loan evidenced by promissory note A-4, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2018-AON securitization. The Aon Center Directing Holder is not permitted to exercise the rights of the Aon Center Directing Holder if it is an affiliate of the borrowers. The Aon Center Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the Aon Center Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the Aon Center Whole Loan will require the approval of the Aon Center Directing Holder.

Pursuant to the terms of the Aon Center Intercreditor Agreement, the Issuing Entity, as the holder of the Aon Center Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is required to provide to the Aon Center Directing Holder pursuant to the JPMCC 2018-Aon Center TSA (similar to such notices, information and reports that are required to be provided to the Aon Center Directing Holder under the JPMCC 2018-Aon Center TSA without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2018-Aon Center TSA) and a summary of any asset status report relating to the Aon Center Whole Loan that the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is required to provide to the Aon Center Directing Holder pursuant to the JPMCC 2018-Aon Center TSA (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2018-Aon Center TSA) and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the Aon Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Aon Center Whole Loan. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the Aon Center Master Servicer (or the Aon Center Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Aon Center Whole Loan (as a collective whole). Neither the Aon Center Master Servicer nor the Aon Center Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the Aon Center Master Servicer nor the Aon Center Special Servicer may follow any advice, direction or objection by the Aon Center Directing Holder that would (i) require or cause the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, to violate applicable law (including the REMIC provisions), the Whole Loan documents, the JPMCC 2018 Aon Center TSA, the Aon Center Intercreditor Agreement or the related servicing standard set forth in the Aon Center Intercreditor Agreement or materially expand the scope of responsibilities for any of the Aon Center Master Servicer or the Aon Center Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the Aon Center Intercreditor Agreement, the Issuing Entity, as the holder of the Aon Center Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the Aon Center Master Servicer or Aon Center Special Servicer) with the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Aon Center Master Servicer or the Aon Center Special Servicer, as applicable, in which servicing issues related to the Aon Center Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Aon Center Intercreditor Agreement, if the Aon Center Whole Loan becomes a specially serviced loan, and if the Special Servicer determines to sell the Aon Center Mortgage Loan in accordance with the JPMCC 2018-Aon Center TSA, the Aon Center Special Servicer will be required to sell the Aon Center Mortgage Loan and each Aon Center Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the Aon Center Special Servicer will not be permitted to sell the Aon Center Whole Loan without the consent of each Non-Controlling Holder (including the Issuing Entity as the holder of the Aon Center Mortgage Loan) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the Aon Center Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Aon Center Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2018-Aon Center TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Aon Center Master Servicer or Aon Center Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the Aon Center Intercreditor Agreement, the Aon Center Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the Aon Center Special Servicer then acting with respect to the Aon Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the holders of the Aon Center Mortgage Loan or the other Aon Center Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon a Servicer Termination Event” in this prospectus.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 15 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the Moffett Towers – Buildings E,F,G Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC), Goldman Sachs Mortgage Company and Wells Fargo Bank, National Association, and (ii) the Shelbourne Global Portfolio I Mortgage Loan, which is part of a Whole Loan and was originated by Cantor Commercial Real Estate Lending, L.P. (“CCRE”) and then acquired by DBNY, GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation, and GACC is an affiliate of DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest, the Depositor and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. In addition, it is expected that GACC or an affiliate will, as of the date of the initial issuance of the certificates, hold the Moffett Towers – Buildings E,F,G Companion Loans designated as Notes A-1-4, A-2-1, A-2-2 and A-3.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Shelbourne Global Portfolio I Mortgage Loan (1.5%) is part of a whole loan that was originated by CCRE and acquired by DBNY. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBNY’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. .. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and KeyBank, on the other hand, KeyBank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one of the Mortgage Loans (3.0%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, six of the Mortgage Loans (6.1%) to be contributed to this securitization by GACC.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with Citigroup and JPMorgan, and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2018 is approximately $69.37 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the Depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the Depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The Depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the Depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The Depositor, on behalf of GACC, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes.

General. DBNY is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the Depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The Shelbourne Global Portfolio I Mortgage Loan (1.5%), which is part of a Whole Loan and was originated by CCRE and then acquired by DBNY, was reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property

(or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are DBNY’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DBNY underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, DBNY may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, DBNY made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

With respect to the Courtyard at The Navy Yard Mortgage Loan (3.4%), as to which GACC is the Mortgage Loan Seller, the loan-to-value ratio of the Mortgage Loan is 70.2% in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for hospitality properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan at maturity is expected to be 58.3% based on a 30-year amortization schedule, (ii) based on the as-stabilized value of $61,000,000 as of August 1, 2020, which assumes stabilized occupancy of 77.0% and stabilized ADR of $184.55, the Mortgage Loan has a loan-to-value ratio of 65.6% as of the cut-off date and 54.5% at loan maturity based on the 30-year amortization schedule, and (iii) the Mortgaged Property’s location in downtown Philadelphia.

With respect to the Nemours at Sonata West Mortgage Loan (0.3%), as to which GACC is the Mortgage Loan Seller, the related borrower is required to make monthly deposits to the replacement reserve account in an amount equal to $0.10 per square foot per annum in comparison to monthly replacement reserve deposits of $0.20 per square foot per annum provided for under GACC’s underwriting guidelines for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the Mortgaged Property having been constructed in 2018 and being 100% occupied by an investment grade rated single tenant, The Nemours Foundation Pediatric Medical Care and (ii) the single tenant at the Mortgaged Property having invested over $1.5 million ($126 PSF) into the Mortgaged Property before moving into its space.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 13, 2018. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2015 to and including September 30, 2018, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. As of the date hereof, neither GACC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that Deutsche Bank AG, acting through its New York Branch (an affiliate of GACC and an originator of the GACC Mortgage Loans (other than the Shelbourne Global Portfolio I Mortgage Loan)) will retain the DBNY VRR Interest Portion as described under “Credit Risk Retention” and $104,601,000 Notional Amount of the Class X-B Certificates. However, GACC and/or its affiliates may own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the DBNY VRR Interest) at any time. Deutsche Bank AG, acting through its New York Branch or an affiliate will be required to retain the DBNY VRR Interest Portion as further described under “Credit Risk Retention”.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. As regards the origination and securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report. CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Prior to April 18, 2017, CREFI had no prior history as a securitizer. CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 14, 2018. CREFI’s Central Index Key is 0001701238. As of September 30, 2018, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that CREFI will retain the CREFI VRR Interest Portion. However, CREFI and/or any of its affiliates may acquire in the future, certain additional classes of certificates pursuant to secondary market transactions. CREFI and/or any of its affiliates will have the right to dispose of any certificates (other than the CREFI VRR Interest Portion) issued by the issuing entity that are held thereby at any time. CREFI (or a majority-

owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

JPMorgan Chase Bank, National Association

General. JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2017, of JPMorgan Chase & Co., the 2017 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered upon the written request of any such person to the Office of the Secretary, JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017 or at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

It is expected that JPMCB will, as of the date of the initial issuance of the certificates, hold the Aventura Mall Companion Loan designated as Note A-2-A5, the Workspace Companion Loans designated as Notes A-9-A and A-10-A, and the 636 11th Avenue Companion Loan designated as Note A-2-B.

JPMCB’s Securitization Program. The following is a description of JPMCB’s commercial mortgage-backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2016, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $134.1 billion. Of that amount, approximately $115.0 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2017, JPMCB originated approximately $18.5 billion of commercial mortgage loans, of which approximately $10.0 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans.

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans it is selling to the Depositor (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes.

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-stabilized”, “as-complete” and “as-is” values. The “as-stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Disclosed above are JPMCB’s general underwriting guidelines with respect to the JPMCB Mortgage Loans. One or more JPMCB Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more JPMCB Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the JPMCB Mortgage Loans were originated with variances from the underwriting guidelines disclosed above.

Compliance with Rule 15Ga-1 under the Exchange Act. JPMCCMSC’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on November 13, 2018. JPMCB’s most recently filed Form ABS-15G was filed with the SEC on February 14, 2018. The Central Index Key (or CIK) number of JPMCCMSC is 0001013611 and the CIK number of JPMCB is set forth on the cover of this prospectus. With respect to the period from and including October 1, 2015 to and including September 30, 2018, JPMCB has the following activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand(1)			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (within cure period)			Demand in Dispute(1)			Demand Withdrawn			Demand Rejected
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)

Asset Class – Commercial Mortgages(1)
J.P. Morgan Chase Commercial Mortgage Securities Corp., Commercial Mortgage Pass-Through Certificates, Series 2002-CIBC4 (CIK # 0001171484)	X	JPMorgan Chase Bank, N.A.	76	525,155,277	65.7	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	0.00	0.00
		CIBC Inc.	45	273,759,019	34.3	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

(1)	This column does not include any previously-reported repurchase request or demand for which there has been no change in reporting status during this reporting period from the status previously reported.

Retained Interests in This Securitization. As of the date of this prospectus, neither JPMCB nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention”. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York, New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending September 30, 2018, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $103.55 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2018-B7 Mortgage Trust (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee and the Certificate Administrator”, “—The Master Servicer”, “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and the Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee, certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 265,000 employees as of June 30, 2018, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of June 30, 2018, Wells Fargo Bank was acting as trustee on approximately 359 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $136 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2018, Wells Fargo Bank was acting as securities administrator with respect to more than $459 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2018, Wells Fargo Bank was acting as custodian of more than 260,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2017 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for such transactions. For one CMBS transaction, an administrative error caused an underpayment to certain classes and a correlating overpayment to certain classes on one distribution date in 2017. The affected distributions were revised to correct the error before the next distribution date. For the second CMBS transaction, an administrative error resulted in certain holders of definitive certificates not receiving a distribution on one distribution date in 2017. The error was corrected when the required distributions were made the next day. For the third CMBS transaction, required distributions for one distribution date in 2017 were made eight days late as a result of an inadvertent payment systems error.

Since June 18, 2014, a group of institutional investors have filed civil complaints in the Supreme Court of the State of New York, New York County, and later the U.S. District Court for the Southern District of New York against Wells Fargo Bank in its capacity as trustee for certain residential mortgage backed securities (“RMBS”) trusts. The complaints against Wells Fargo Bank alleged that the trustee caused losses to investors and asserted causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought included money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Wells Fargo Bank has reached an agreement, in which it denies any wrongdoing, to resolve these claims on a classwide basis for the 271 RMBS trusts currently at issue. The settlement agreement is subject to court approval. Separate lawsuits against Wells Fargo Bank making similar allegations filed by certain other institutional investors concerning 58 RMBS trusts in New York federal and state court are not covered by the agreement. In September 2017, Royal Park Investments SA/NV (“Royal Park”), one of the plaintiffs with respect to two trusts in the remaining cases, filed a putative class action complaint seeking declaratory and injunctive relief and money damages based on Wells Fargo Bank’s indemnification from trust funds for legal fees and expenses Wells Fargo Bank incurs or has incurred in defending the case filed by Royal Park. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator and trustee will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator and trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

KeyBank National Association, a national banking association (“KeyBank”), will act as the master servicer for all of the Mortgage Loans to be deposited into the issuing entity and the Serviced Companion Loans.

KeyBank is a wholly-owned subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the issuing entity, the depositor, any sponsor, the certificate administrator, the operating advisor, the asset representations reviewer, the special servicer, or the trustee. KeyBank is also (i) the servicer and the special servicer under the JPMCC 2018-WPT TSA with respect to the Workspace Whole Loan, (ii) the master servicer under the JPMCC 2018-AON TSA with respect to the Aon Center Whole Loan and (iii) the master servicer under the BMARK 2018-B6 PSA with respect to the Concord Plaza Whole Loan and the Overland Park Xchange Whole Loan.

KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

Loans	12/31/15	12/31/16	12/31/17	9/30/18
By Approximate Number	16,876	17,866	16,654	16,874
By Approximate Aggregate Principal Balance (in billions)	$185.2	$189.3	$197.6	$224.1

Within this servicing portfolio are, as of September 30, 2018, approximately 9,266 loans with a total principal balance of approximately $163.9 billion that are included in approximately 613 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality, and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of June 30, 2018, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s Investors Service, Inc. (“Moody’s”), S&P Global Ratings (“S&P”), Fitch, Inc. (“Fitch”), and Morningstar Credit Ratings, LLC (“Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial

Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS2+” as a primary servicer, and “CSS1-” as a special servicer. Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC format to report to trustees and certificate administrators of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.keybank.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s long-term debt obligations, short-term debt obligations, long-term deposits and short-term deposits.

	S&P	Fitch	Moody’s
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations Long-Term Deposits	A-2 N/A	F1 A	P-2 Aa3
Short-Term Deposits	N/A	F1	P-1

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material adverse impact on the performance of the underlying mortgage loan or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its master servicing and special servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) managing delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the PSA for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002 and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the master servicer, generally responsible for the master servicing and primary servicing functions with respect to the Serviced Mortgage Loans and Serviced Companion Loans. KeyBank, as the master servicer, will be permitted to appoint one or more sub-servicers to perform all or any portion of its primary servicing functions under the PSA pursuant to one or more sub-servicing agreements and any such sub-servicer will receive a fee for the services specified in such sub-servicing agreement. Additionally, KeyBank may from time to time perform some of its servicing obligations under the PSA through one or more third-party vendors that provide servicing functions such as appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the PSA as if KeyBank had not retained any such vendors.

The manner in which collections on the underlying mortgage loan are to be maintained is described in “Pooling and Servicing Agreement—Accounts” and “—Withdrawals from the Collection Account” in this prospectus. Generally, all amounts received by KeyBank on the mortgage loans will be initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the PSA. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the mortgage loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving the mortgage loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as master servicer, primary servicer or special servicer, as applicable, including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. KeyBank has made all advances required to be made by it under its servicing agreements for commercial and multifamily mortgage loans.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the Serviced Mortgage Loans and Serviced Companion Loans pursuant to the PSA.

KeyBank is not aware of any lawsuits or legal proceedings, contemplated or pending, by governmental authorities against KeyBank at this time.

KeyBank will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Serviced Mortgage Loans and Serviced Companion Loans or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans.

Neither KeyBank nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, KeyBank or its affiliates may retain certain classes of certificates in the future. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding KeyBank under this heading “—The Master Servicer” has been provided by KeyBank.

The Master Servicer will have various duties under the PSA. Certain duties and obligations of the Master Servicer are described under “Pooling and Servicing Agreement—General” and “Certain Terms of the Mortgage Loans—’Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

The Master Servicer will not be permitted to process any Major Decision related to a non-Specially Serviced Loan and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan subject to the terms of the PSA. as described under “Pooling and Servicing Agreement—The Directing Holder—Major Decisions”.

The Master Servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the Master Servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan (except as described in this prospectus) and any Excluded Loan). The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

STWD and its affiliates hold and manage over $13 billion of debt and equity commercial real estate investments.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 165 as of June 30, 2018. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then-current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then-current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then-current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then-current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then-current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then-current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then-current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then-current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then-current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then-current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then-current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then-current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then-current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then-current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then-current face value in excess of $111 billion; and

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then-current face value in excess of $87 billion.

●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then-current face value in excess of $68.9 billion.

●	165 domestic commercial mortgage backed securitization pools as of June 30, 2018 with a then-current face value in excess of $74.8 billion.

As of June 30, 2018, LNR Partners has resolved approximately $73.2 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans through December 31, 2016, $4.5 billion of U.S. commercial and multifamily mortgage loans through December 31, 2017, and approximately $1.55 billion of U.S. commercial and multifamily mortgage loans through June 30, 2018.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of June 30, 2018, LNR Partners and its affiliates specially service a portfolio, which included approximately 5,283 assets across the United States and various international properties with a then-current face value of approximately $74.8 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction there are no specific relationships that are material involving or relating to this securitization transaction or the Mortgage Loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

LNR Partners, or its affiliate, assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNR Securities Holdings, LLC (or its affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool. Eightfold Real Estate Capital Fund V, L.P., or its affiliate, will purchase approximately 75% of each of the Class F, Class X-F, Class G-RR, Class H-RR, Class J-RR and Class S certificates and will be appointed as the initial directing certificateholder.

Except for (i) fees and additional special servicing compensation under the PSA and (ii) LNR Securities Holdings, LLC’s purchase of approximately 25% of each of the Class F, Class X-F, Class G-

RR, Class H-RR, Class J-RR and Class S certificates, neither LNR Partners nor any of its affiliates will retain any economic interest in this securitization as of the Closing Date, including without limitation any certificates issued by the issuing entity. However, each of LNR Partners and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

The information set forth under this sub-heading “The Special Servicer” has been provided by LNR Partners.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan and Serviced Whole Loan. Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2018, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate cut-off principal balance of $176.6 billion issued in 210 transactions.

As of September 30, 2018, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate cut-off principal balance of $73.1 billion issued in 83 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—The Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other commercial mortgage-backed securities transactions rated by the Rating Agencies and none of the Rating Agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) can and will make the representations and warranties as operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity; (c) is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, any Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (d) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; (e) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own or have any derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor and asset representations reviewer.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA and no implied duties or obligations may be asserted against the operating advisor or asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. GACC has been designated by the Sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor will satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●	The Retaining Sponsor will acquire on the Closing Date an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules, the “VRR Interest”) in the issuing entity in the form of a “single vertical security” (as defined in the Credit Risk Retention Rules) with an expected initial Certificate Balance of approximately $37,090,000.16, representing approximately 3.18% of all classes of principal balance certificates and the VRR Interest. The VRR Interest will constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules);

●	The Retaining Sponsor will satisfy a portion of its risk retention requirements by transferring approximately $9,768,233.08, representing approximately 26.3% of the entire VRR Interest as of the Closing Date (the “DBNY VRR Interest Portion”), to DBNY, as an MOA of the Retaining Sponsor; and DBNY will acquire the DBNY VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●	The Retaining Sponsor will offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI, which portion will equal $15,503,038.94, representing approximately 41.8% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 41.8% of the Initial Pool Balance, which is equal to at least 20%

of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; CREFI will acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●	Additionally, the Retaining Sponsor will offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by JPMCB, which portion will equal $11,818,728.14, representing approximately 31.9% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); JPMCB originated Mortgage Loans representing approximately 31.9% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to its percentage ownership of the aggregate Certificate Balance of the entire VRR Interest as of the Closing Date, in accordance with the Credit Risk Retention Rules; JPMCB will acquire the JPMCB VRR Interest Portion from the Retaining Sponsor on the Closing Date;

●	Each of Eightfold Real Estate Capital Fund V, L.P., or its affiliate, and LNR Securities Holdings, LLC, or its affiliate, (collectively, the “Retaining Third-Party Purchasers”) will purchase the Class G-RR, Class H-RR and Class J-RR certificates (collectively, the “HRR Certificates”), which will constitute an “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules). The interests of each Retaining Third-Party Purchaser is pari passu to the interest of the other Retaining Third-Party Purchaser;

●	Eightfold Real Estate Capital Fund V, L.P. or its affiliate will purchase for cash approximately 75% of each of the Class G-RR, Class H-RR and Class J-RR certificates, with an aggregate initial Certificate Balance of $43,465,680 representing approximately 1.41% of the aggregate fair value of all Classes of Regular Certificates and VRR Interest; and

●	LNR Securities Holdings, LLC or its affiliate will to purchase for cash approximately 25% of each of the Class G-RR, Class H-RR and Class J-RR certificates, with an aggregate initial Certificate Balance of $14,490,000, representing approximately 0.47% of the aggregate fair value of all Classes of Regular Certificates and VRR Interest.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 244.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

The Retaining Sponsor, CREFI and JPMCB (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Qualifying CRE Loans

The Retaining Parties have determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in §244.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds

The amount available for distribution to the holders of the VRR Interest on each Distribution Date will, in general, equal the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest; and, in connection therewith, the Certificate Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the VRR Interest, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the VRR Interest may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest

On each Distribution Date, for so long as the aggregate Certificate Balance of the VRR Interest has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the VRR Interest, in reduction of the Certificate Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the VRR Interest has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Certificate Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

The “VRR Percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial Certificate Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the Classes of Principal Balance Certificates and the initial Certificate Balance of the VRR Interest.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second, Twenty-fifth, and Twenty-eighth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third, Twenty-sixth and Twenty-ninth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth, Twenty-seventh and Thirtieth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Exchange Option

In accordance with the terms and conditions of the PSA, any portion of the VRR Interest may be exchanged by the holder thereof for multiple sub-interests (each, a “VRRI Sub-Interest”) that, in the aggregate, evidence such portion of the VRR Interest. Each VRRI Sub-Interest will be entitled to distributions of interest and principal, yield maintenance charges and prepayment premiums and reimbursements of VRR Realized Losses, Excess Interest (if applicable), and will be allocated VRR Realized Losses, in each case based on such distributions, reimbursements and allocations made in respect of a corresponding group of reference Classes of Non-VRR Certificates.

HRR Certificates

General

The Retaining Third-Party Purchasers will purchase the HRR Certificates. The Sponsors estimate that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount of approximately $58,782,872 representing 5% of the aggregate fair value, as of the Closing Date, of all Classes of Certificates (other than the Class R Certificates). As of the date of this prospectus, there are no material differences between (a) the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Credit Risk Retention” prior to the pricing of the certificates and (b) the valuation methodology or the key inputs and assumptions that were used in calculating the fair value set forth above under this “Credit Risk Retention” section.

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the HRR Certificates that will be retained by the Retaining Third-Party Purchasers based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Retaining Third-Party Purchasers

Eightfold Real Estate Capital Fund V, L.P. (“Eightfold Fund V”), a Delaware limited partnership, will act as a Retaining Third-Party Purchaser. Eightfold Fund V (or an MOA thereof) will purchase and hold approximately 75% of the Class X-F, Class F, Class S and HRR Certificates.

Eightfold Fund V was formed primarily to invest in junior tranches of commercial mortgaged-backed securities (“CMBS B-Piece Securities”). The HRR Certificates will represent Eightfold Fund V’s tenth purchase of CMBS B-Piece Securities. Eightfold Fund V is advised by Eightfold Real Estate Capital, L.P. (“Eightfold”), an experienced commercial real estate debt investor. Eightfold and its affiliates have served as controlling class representative or directing certificateholder (or in a similar capacity) for over 40 other CMBS securitizations. The members of Eightfold’s management team have on average over 28 years of CMBS experience, as well as experience in special servicing of defaulted and performing loans. Eightfold serves as investment manager for eight investment funds with more than $1.7 billion in original committed capital as of September 30, 2018. Eightfold is registered as an investment adviser under the U.S. Investment Advisers Act of 1940, as amended.

LNR Securities Holdings, LLC, a Delaware limited liability company (“LNRSH”) will purchase approximately 25% of the Class X-F, Class F, Class S and Class HRR Certificates. LNRSH may purchase all or a portion of other Classes of Certificates. LNRSH and its affiliates have been engaged in investing in commercial mortgage-backed securities “CMBS” for over 12 years. LNRSH was formed to acquire among other things commercial mortgage-backed securities “CMBS”. The Class HRR Certificates will represent LNRSH’s third retention of CMBS as a third-party purchaser.

LNRSH is (x) an affiliate of LNR Partners, the initial Special Servicer and (y) a subsidiary of Starwood Property Trust, Inc. (“STWD”).

STWD and its affiliates hold and manage over $13.0 billion of debt and equity commercial real estate investments. STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment- grade rated commercial mortgage backed securities.

Material Terms of the HRR Certificates

For a description of the material terms of the classes of certificates that comprise the HRR Certificates, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Hedging, Transfer and Financing Restrictions

The Retaining Third-Party Purchasers will agree to certain hedging, transfer and financing restrictions that are applicable to a “retaining sponsor” or “third-party purchaser” (each as defined in the Credit Risk Retention Rules).

These restrictions will include an agreement by the Retaining Third-Party Purchasers not to transfer the HRR Certificates, except to an MOA (in accordance with the Credit Risk Retention Rules) or, on and after the fifth anniversary of the Closing Date, to a subsequent third-party purchaser.

In addition, the Retaining Third-Party Purchasers and their affiliates will not be permitted to enter into any financing, hedging, pledging, hypothecation, transfer or any other similar transaction or activity with respect to the HRR Certificates unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Unless stated otherwise, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the earliest of (i) the date that is the latest of (a) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the total unpaid principal balance of the Mortgage Loans as of the Cut-off Date; (b) the date on which the total outstanding

Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the certificates as of the Closing Date; or (c) two years after the Closing Date, or (ii) subject to the consent of the Retaining Sponsor (which consent may not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially abolished or officially determined by the applicable regulatory agencies to be no longer applicable to this securitization transaction or the HRR Certificates; provided that such restrictions relating to the Retaining Third-Party Purchasers will also expire on the date on which all of the Mortgage Loans have been defeased in accordance with the risk retention requirements set forth in § 244.7(b)(8)(i) of the Credit Risk Retention Rules.

In addition, neither the Retaining Parties nor their respective affiliates intend to transfer the VRR Interest or enter into any hedging, financing, pledging, hypothecation or any other similar transaction or activity with respect to the VRR Interest, unless such transaction complies with the Credit Risk Retention Rules (as then in effect).

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

GACC and CREFI will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 and Annex D-3, respectively, and JPMCB will make the representations and warranties identified on Annex E-1, subject to the exceptions to these representations and warranties set forth in Annex E-2.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of the its decision to include the JPMCB Mortgage Loans in this transaction, JPMCB determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as low loan to value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by JPMCB that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by JPMCB that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which JPMCB based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The Benchmark 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2018-B7 will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will consist of the following classes: Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR, Class J-RR, Class S, Class R and the VRR Interest.

One or more of such classes will also be collectively referred to as follows:

Designation	Classes
“Offered Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class A-M, Class B and Class C
“Senior Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F
“Subordinate Certificates”	Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR
“Principal Balance Certificates”	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR
“Class X Certificates”	Class X-A, Class X-B, Class X-D and Class X-F
“Regular Certificates”	Senior Certificates and Subordinate Certificates
“Residual Certificates”	Class R
“Non-VRR Certificates”	All Certificates (other than VRR Interest and Residual Certificates)

The certificates will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$20,240,000
A-2	$211,980,000
A-SB	$36,078,000
A-3	$203,000,000
A-4	$320,279,000
X-A	$884,870,000
A-M	$93,293,000
B	$52,300,000
C	$52,301,000

Non-Offered Certificates
X-B	$104,601,000
X-D	$56,541,000
X-F	$26,857,000
D	$32,511,000
E	$24,030,000
F	$26,857,000
G-RR	$11,309,000
H-RR	$11,308,000
J-RR	$35,338,680
S	N/A
R	N/A
VRR Interest	$37,090,000.16

The “Certificate Balance” of any class of Principal Balance Certificates and the VRR Interest outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the VRR Interest will be reduced by any distributions of principal actually made on, and by any Realized Losses or VRR Realized Losses, as applicable, actually allocated to, that class of Principal Balance Certificates or the VRR Interest on that Distribution Date. In the event that Realized Losses or VRR Realized Losses previously allocated to a class of Principal Balance Certificates or the VRR Interest in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates or VRR Interest may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $884,870,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate Balances of the Class B and Class C certificates. The initial Notional Amount of the Class X-B certificates will be approximately $104,601,000. The Notional Amount of the Class X-D certificates will equal the aggregate of the Certificate Balances of the Class D and Class E certificates. The initial Notional Amount of the Class X-D certificates will be approximately $56,541,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates. The initial Notional Amount of the Class X-F certificates will be approximately $26,857,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the eleventh day of each calendar month (or, if the eleventh day of that calendar month is not a business day, then the next business day) commencing in December 2018.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Wells Fargo Bank is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account may not be invested; provided that if Wells Fargo Bank is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (including the VRR Interest) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the aggregate amount of gain-on-sale proceeds transferred to the Lower-Tier REMIC Distribution Account from the Gain-on-Sale Reserve Account for distribution on the subject Distribution Date.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date (with respect to such Distribution Date, the “Available Funds”) will, in general, equal the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D and Class X-F certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex F for such Distribution Date;

2.       then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.       then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.       then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB and Class A-3 certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.       then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-eighth, to the Class J-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-ninth, to the Class J-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Thirtieth, to the Class J-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Thirty-first, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the VRR Percentage of the amount of such recovery will be added to the Certificate Balance of the VRR Interest, up to the lesser of (A) the VRR Percentage of the amount of such recovery and (B) the amount of unreimbursed VRR Realized Losses previously allocated to the VRR Interest; (ii) the Non-VRR Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated

Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-VRR Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (iii) the Interest Shortfall with respect to each affected class of Non-VRR Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates or the VRR Interest is so increased, the amount of unreimbursed Realized Losses or VRR Realized Losses, as applicable, of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses or VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to 3.436%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to 4.377%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.376%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to 4.241%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.510%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to the lesser of (i) the WAC Rate that corresponds to the related interest accrual period and (ii) 4.741%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to 3.000%.

The Pass-Through Rate for the Class E certificates will be a per annum rate equal to 3.000%.

The Pass-Through Rate for the Class F certificates will be a per annum rate equal to (i) the WAC Rate that corresponds to the related interest accrual period minus (ii) 1.250%, but in any case, not less than 0.000%

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate for the Class J-RR certificates will be a per annum rate equal to the WAC Rate.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately 0.450% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately 0.000% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balances of the Class B or Class C certificates, respectively. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately 1.861% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D or Class E certificates, respectively. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-F certificates for the initial Distribution Date will equal approximately 1.250% per annum. The Pass-Through Rate applicable to the Class X-F certificates for each Distribution Date will equal the strip rate (the “Class X-F Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-F certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class F certificates. The applicable Class X-F Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the WAC Rate for the related Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is a per annum rate equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and

Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan (in absence of a default) as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex F to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex F to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO

Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

With respect to an AB Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to a Subordinate Companion Loan will be available for amounts due to the holders of the Certificates, other than indirectly in the limited circumstances related to reimbursement of Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to an AB Whole Loan incurred with respect to an AB Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to the ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: (a) to the holders of the Class A-1 through Class D certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-SB,

Class A-3, Class A-4, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) the Non-VRR Percentage of such prepayment premiums and yield maintenance charges, and (b) to the VRR Interest, the VRR Percentage of such prepayment premiums and yield maintenance charges.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)       first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)       second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class B and Class C certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)       third, to the Class X-D Certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B Certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one)(a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	July 2023
Class A-2	October 2023
Class A-SB	June 2028
Class A-3	October 2028
Class A-4	October 2028
Class X-A	November 2028
Class A-M	November 2028
Class B	November 2028
Class C	November 2028

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in May 2053. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Excluded Loan or the Servicing Shift Whole Loan), the Directing Holder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the Principal Balance Certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates that are still outstanding, pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-SB, Class A-3 and Class A-4 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J-RR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J-RR certificates;

second, to the Class H-RR certificates;

third, to the Class G-RR certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the VRR Interest, the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the Certificate Balances of the related classes of Principal Balance Certificates are reduced by such Realized Losses. VRR Realized Losses, rather than Realized Losses, will be allocated to the VRR Interest. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses and VRR Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and the Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement, based in part on the information delivered to it by the master servicer or special servicer, providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)       a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)       a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification and corrected loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)     a CREFC® servicer watch list;

(11)     a CREFC® loan level reserve and letter of credit report;

(12)     a CREFC® property file;

(13)     a CREFC® financial file;

(14)     a CREFC® loan setup file; and

(15)     a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Not later than the business day prior to each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2019, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and the borrower provides sufficient information to report pursuant to CREFC® guidelines), provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List. The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 30 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Holder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Holder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan and (ii) if such party is not the Directing Holder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Excluded Special Servicer Mortgage Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Mortgage Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded

Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Risk Retention Consultation Party” will be each of (i) the party selected by DBNY (such party, the “VRR-A Risk Retention Consultation Party”), (ii) the party selected by CREFI (such party, the “VRR-B Risk Retention Consultation Party”), and (iii) the party selected by JPMCB (such party, the “VRR-C Risk Retention Consultation Party”). The other parties to the PSA will be entitled to assume that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from DBNY (in the case of the VRR-A Risk Retention Consultation Party), CREFI (in the case of the VRR-B Risk Retention Consultation Party) or JPMCB (in the case of the VRR-C Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. For the avoidance of doubt, there may be multiple Risk Retention Consultation Parties. The initial Risk Retention Consultation Parties are expected to be DBNY, CREFI and JPMCB.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Holder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Excluded Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Loan” means with respect to the Directing Holder, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, the Directing Holder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through confirmation”), representing (i) that such person executing the certificate is a Certificateholder, the Directing Holder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan

Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Holder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Holder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to obtain, upon request in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the VRR Interest) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the VRR Interest) registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Mortgage Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., RealINSIGHT, CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file and the CREFC® special servicer loan file (provided that they are received by the certificate administrator); and

○	any Operating Advisor Annual Reports;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “special notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “Risk Retention Special Notices” tab;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Holder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Holder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Holder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Holder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Holder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Holder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)       2% in the case of the Class X-A, Class X-B, Class X-D and Class X-F certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)       in the case of any Principal Balance Certificates and the VRR Interest, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the VRR Interest, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’

securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”,

“—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions

govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class G-RR, Class H-RR and Class J-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA. Any request for release of a Class G-RR, Class H-RR and Class J-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

The VRR Interest will be evidenced by one or more certificates and is expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the VRR Interest.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or

Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – BMARK 2018-B7

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, Benchmark 2018-B7 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)       the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)       an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)       (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(v)       (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)       the original or a copy of the loan agreement relating to such Mortgage Loan, if any;

(vii)       the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)       (A) the original or a copy of the related assignment of leases, rents and profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding assignment of mortgage referred to in clause (iii) above;

(ix)       the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)       copies of the currently effective management agreements, if any, for the Mortgaged Properties;

(xi)       if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)       if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)       if any related lock-box agreement or cash collateral account agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the reserve accounts, cash collateral accounts and lock-box accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the reserve accounts, cash collateral accounts and lock-box accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)       originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)       the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)       the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)       with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)       with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)       the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)       the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the issuing entity and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)       with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) the Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)       the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)   any related mezzanine intercreditor agreement;

(xviii)  all related environmental reports;

(xix)    all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)      a copy of the appraisal for the related Mortgaged Property(ies);

(h)      for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)       a copy of the applicable mortgage loan seller’s asset summary;

(j)       copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)      copies of any zoning reports;

(l)       copies of financial statements of the related mortgagor;

(m)     copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)      copies of all UCC searches;

(o)      copies of all litigation searches;

(p)      copies of all bankruptcy searches;

(q)      a copy of the origination settlement statement;

(r)       a copy of the insurance consultant report;

(s)      copies of the organizational documents of the related mortgagor and any guarantor;

(t)       copies of the escrow statements;

(u)      a copy of any closure letter (environmental);

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)      a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties of GACC and CREFI are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2 and Annex D-3, respectively. Those representations and warranties of JPMCB are set forth in Annex E-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex E-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each mortgage loan seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Excluded Loan or the Servicing Shift Mortgage Loan, with the consent of the Directing Holder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees, Liquidation Fees (to the extent set forth in clause (5) below) and any other additional trust fund expenses in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (including, to the extent required pursuant to the final sentence of this paragraph, any related Companion Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). For purposes of this definition, (i) the “Purchase Price” in respect of a Serviced Companion Loan that is purchased by the related mortgage loan seller will be the purchase price paid by the related mortgage loan seller under the related pooling and servicing agreement governing the securitization that includes such Serviced Companion Loan, or the applicable servicing agreement, and (ii) with respect to a sale of an REO Property securing a Serviced Whole Loan, the term Mortgage Loan or REO Loan will be construed to include any related Companion Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)      have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)      have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)      have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)      accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)      have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)       have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value”

for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)      have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)      have been approved, so long as a Control Termination Event has not occurred and is not continuing, by the Directing Holder;

(o)      prohibit defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Holder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans” and “—The AB Whole Loans”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to the Servicing Shift Whole Loan only while the PSA governs the servicing of the Servicing Shift Whole Loan. On and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are non-Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process Special Servicer Major Decisions and Special Servicer Non-Major Decisions (in each case, other than the Non-Serviced Mortgage Loan) and any related Serviced Companion Loans when such Mortgage Loans and Serviced Companion Loans are non-Specially Serviced Loans.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Holder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)       the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender)(and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller)(the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Holder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans and any REO Loan (other than any portion of an REO Loan related to a Companion Loan)

during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of the Serviced Mortgage Loans and any related Serviced Companion Loans, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances, but may make a Servicing Advance on an urgent or emergency basis in its discretion. No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, prior to the occurrence of a Consultation Termination Event, the Directing Holder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer, the Directing Holder (prior to the occurrence of a Consultation Termination Event) (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer, special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer will be entitled to reimbursement first, out of amounts allocable to any Subordinate Companion Loan(s), then, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Pari Passu Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Holder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account” , each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates (exclusive of the VRR Interest) on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the VRR Interest and the other Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency and (B) the VRR Allocation Percentage of the amount described in the immediately preceding clause. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and VRR Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a legal holiday in New York, New York or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations or (iii) a day on which the Federal Reserve Bank of New York or banking institutions or savings associations in New York, New York, Charlotte, North Carolina, Cleveland, Ohio, Oakland, California, Kansas City, Missouri, Pittsburgh, Pennsylvania, Overland Park, Kansas, Minneapolis, Minnesota or Columbia, Maryland, or the principal cities in which the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the trustee or the certificate administrator conduct servicing, trust administration or surveillance operations are authorized or obligated by law or executive order to be closed.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess

Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)       to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay itself any Net Prepayment Interest Excess;

(v)       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)       to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)      to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)       to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)      to recoup any amounts deposited in the Collection Account in error;

(xiii)     to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)      to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)     to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)     to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

Certain of the foregoing withdrawals of items specifically related to a Serviced AB Whole Loan will be made out of the Collection Account or Serviced Whole Loan Custodial Account, first, from amounts on deposit allocated to the related Subordinate Companion Loan, second, from amounts on deposit allocated to the related Mortgage Loan, and then, from general collections in respect of all other Mortgage Loans.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Pari Passu Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees

Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.

Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.

Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.

Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.

Type/Recipient	Amount	Frequency	Source of Payment
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.

Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.

Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, processing fees, demand fees, beneficiary statement charges and/or other similar items.	From time to time	The related fees.

	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.

Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.

Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.

Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap.	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.

CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation with respect to the Mortgage Loans and any related Serviced Companion Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”), to the extent not prohibited by applicable law, the related Mortgage Loan documents and any related Intercreditor Agreement, (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, that do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the master servicer (but not including prepayment premiums or yield maintenance charges), 100% of assumption application fees with respect to Mortgage Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at a rate equal to 0.25% per annum of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable, with a minimum monthly fee of $3,500.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, default interest and Excess Interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further, that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at 1.0% is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to such Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected

Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or resigns with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) (or, if such rate would result in an aggregate Liquidation Fee of less than $25,000, then such higher rate as would result in an aggregate Liquidation Fee equal to $25,000) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any Defaulted Loan by the special servicer, the Directing Holder or their respective affiliates (except in the case of the Directing Holder (or its affiliate), if such purchase occurs more than 90 days after the transfer of the Defaulted Loan to special servicing),

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA,

●	with respect to (A) an AB Whole Loan, the purchase of such AB Whole Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness, the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	the purchase of the related Mortgage Loan by the related Companion Loan Holder pursuant to the related intercreditor agreement or co-lender agreement within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA; provided that, with respect to a Serviced Companion Loan and any related Loss of Value Payment made after such periods, a Liquidation Fee will only be payable to the special servicer the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable MLPA with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or otherwise prohibited from being paid to the special servicer (in each case, under the related pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan), and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within 4 months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or resigns, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Holder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Workout Fee or Liquidation Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees or processing fees on Specially Serviced Loans,

●	50% of assumption fees or processing fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges to the extent such beneficiary statements are prepared by the special servicer (but not including prepayment premiums or yield maintenance charges),

●	any interest or other income earned on deposits in the REO Accounts, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided that they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or VRR Realized Losses, as applicable, or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions and fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer. No such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, if applicable, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.00640% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (including Non-Serviced Mortgage Loans, but excluding any Companion Loans) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.00164% with respect to each such Mortgage Loan (except the Dumbo Heights Portfolio, Shops at Solaris, Liberty Portfolio, 192 Lexington Avenue and Outlet Shoppes at El Paso Mortgage Loans), (ii) 0.00289% with respect to the Dumbo Heights Portfolio Mortgage Loan, (iii) 0.00364% with respect to the Shops at Solaris Mortgage Loan, (iv) 0.00364% with respect to the Liberty Portfolio Mortgage Loan, (v) 0.00381% with respect to the 192 Lexington Avenue Mortgage Loan and (vi) 0.00442% with respect to the Outlet Shoppes at El Paso Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer processing the Major Decision to use efforts to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision that are consistent with the efforts that the master servicer or the special servicer, as applicable, would use to collect any borrower-paid fees not specified in the related loan documents owed to it in accordance with the Servicing Standard, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,250 multiplied by the number of Subject Loans, plus (ii) $2,000 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller (i) is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)       the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)      the 120th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)     the 30th day following the date on which the related borrower has filed a bankruptcy petition, the 30th day following the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day following the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)      the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)      a payment default has occurred with respect to the related balloon payment; provided, however, that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as-is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Holder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event equal to the excess of:

(a)     the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)     the excess of:

(i)       the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)       the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate (and any accrued and unpaid interest on any Subordinate Companion Loan);

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan (other than a Serviced AB Whole Loan) with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. Any Appraisal Reduction Amount in respect of a Serviced AB Whole Loan will be allocated, first, to the Subordinate Companion Loan (until its principal balance is notionally reduced to zero by such related Appraisal Reduction Amounts) and second, in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Pari Passu Mortgage Loan and any related Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the later of (i) the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate and (ii) the occurrence of such Appraisal Reduction Event, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Holder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten business days after the later of (i) the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer and (ii) the occurrence of such Appraisal Reduction Event. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 12 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, necessary to calculate the Appraisal Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Holder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Holder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of certificates then-outstanding (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession (or that is obtainable at no additional expense) that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, the VRR Percentage of any Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the Certificate Balance thereof, and the Non-VRR Percentage of any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class J-RR certificates, second, to the Class H-RR certificates, third, to the Class G-RR certificates, and fourth, to the Class F certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as-is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of, or reasonably obtainable at no additional expense by, the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing holder will be subject to provisions similar to those described above. See ““Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below. With respect to an AB Whole Loan, the holder of the related Subordinate Companion Loan may in certain circumstances post collateral to avoid a change of control as described in “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan, as applicable (but excluding any Serviced Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)       the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)      if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)     the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)     except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the master servicer or the special servicer, as applicable, subject to the discussion under “—The Directing Holder” and “—The Operating Advisor” below in this prospectus);

(v)      to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)     any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the master servicer or the special servicer, as applicable, with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Holder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the master servicer or the special servicer, as applicable, will be required to promptly notify the other servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or, if no Control Termination Event has occurred and is continuing, the Directing Holder has consented to a lower amount)), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard, and in no case will any such insurance be an expense of the special servicer.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan Holders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, as to which the master servicer or the special servicer, as applicable, has determined, in accordance with the Servicing Standard (and (i) unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Holder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Holder) and (ii) with respect to any Specially Serviced Loan, after consultation with the Risk Retention

Consultation Parties (but, in either case, other than with respect to any Mortgage Loan that is an Excluded Loan as to any such party)), that either:

(x)     such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y)     such insurance is not available at any rate;

provided that the Directing Holder and the Risk Retention Consultation Parties, as applicable, will not have more than 30 days to respond to the master servicer’s or the special servicer’s, as applicable, request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s, as applicable, determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer, as applicable, to consult with the Directing Holder, or the Risk Retention Consultation Parties, as applicable, the master servicer or the special servicer, as applicable, will not be required to do so.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions, the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to (x) the rights of the Directing Holder and (y) with respect to a Serviced AB Whole Loan, the rights of the holder of the related Subordinate Companion Loans, and, after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may mutually agree as provided in the PSA that the master servicer will process any of the foregoing matters that are Special Servicer Major Decisions with respect to any non-Specially Serviced Loan. If the master servicer and the special servicer mutually agree that the master servicer will process any Special Servicer Major Decision or Special Servicer Non-Major Decision with respect to a non-Specially Serviced Loan, the master servicer must obtain the consent (or deemed consent) of the special servicer as provided below.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing the Non-Serviced Whole Loan) or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole

Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease)(or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest where the borrower is the lessee and that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Holder).

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Holder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Holder” and “—The Operating Advisor”.

In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)       waivers regarding receipt of financial statements (other than immaterial timing waivers); and

(b)       decisions regarding whether or not to cure a ground lease.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

When the master servicer and the special servicer have mutually agreed that the master servicer will process a Special Servicer Major Decision or Special Servicer Non-Major Decision, the special servicer’s consent will be required if the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), and the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver, amendment or other action or consent that is a Special Servicer Major Decision or Special Servicer Non-Major Decision, accompanied by the master servicer’s recommendation and analysis and any and all information in the master servicer’s possession that the special servicer may reasonably request to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably requested by the special servicer and reasonably available to the master servicer.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Holder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Holder” and “—The Operating Advisor” for a description of the Directing Holder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan and any related Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, (i) that with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of any Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the prior written consent (or deemed consent) of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, upon consultation with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000,

(C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer or special servicer, as applicable, will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

With respect to a Serviced Mortgage Loan and any related Serviced Companion Loan with a “due-on-encumbrance” clause, the master servicer (with respect to each non-Specially Serviced Loan, to the extent such action is not a Special Servicer Major Decision) and the special servicer (with respect to each Specially Serviced Loan and, to the extent such action is a Special Servicer Major Decision, each non-Specially Serviced Loan) will be required to determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, (i) that, with respect to such waiver of rights that is a Major Decision, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan as to the Directing Holder, the master servicer or the special servicer, as applicable, has obtained the consent of the Directing Holder (or after the occurrence and continuance of a Control Termination Event, but prior to a Consultation Termination Event and other than with respect to an Excluded Loan as to the Directing Holder or the Risk Retention Consultation Party, as applicable, has consulted with the Directing Holder and the Risk Retention Consultation Party) and, after the occurrence and continuance of an Operating Advisor Consultation Event, upon consultation with the operating advisor, and (ii) the master servicer or the special servicer, as applicable, has received a Rating Agency Confirmation from S&P, Fitch and DBRS (and, if the applicable Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the ten largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Pari Passu Companion Loans from the holders of such Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2019) and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement). With respect to a Serviced AB Whole Loan, the costs will be allocated, first, as an expense of the holders of the related Subordinate Companion Loan, and second, as an expense of the holders of the related Mortgage Loan and Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2018 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Serviced Mortgage Loans and any related Serviced Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Serviced Mortgage Loan and any related Serviced Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect, and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or a signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor and the Directing Holder (but only for so long as no Consultation Termination Event has occurred and is continuing)), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of the refinancing commitment;

(ii)      any monthly payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)     the master servicer determines in its reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)      the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)      the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)     a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or special servicer materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)    the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan)(including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (iii) of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer shall deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (iii) above and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”)(A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 45 days after the servicing of such Serviced Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Holder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Excluded Loan);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but, other than with respect to an Excluded Loan applicable to the Directing Holder, only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Holder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Holder (communicated to the special servicer within such 10-business day period, as applicable) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. For so long as no Control Termination Event has occurred and is continuing, if the Directing Holder disapproves the Asset Status Report within such 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Holder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Holder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Holder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Holder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Holder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not an Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder). The operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Excluded Loan and only for so long as no Consultation Termination Event has occurred, the Directing Holder), to the extent the special servicer determines that the operating advisor’s and/or Directing Holder’s input and/or recommendations are not inconsistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Holder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Holder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder, or a recommendation of the operating advisor or, after the occurrence and during the continuance of a Control Termination Event, the Directing Holder.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Holder (except with respect to any applicable Excluded Loan) and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to an Excluded Loan applicable to the Directing Holder), the operating advisor will be entitled to consult with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. During the continuance of a Consultation Termination Event (and at any time with respect to any applicable Excluded Loan), the Directing Holder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Holder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Holder. The special servicer will be required to implement the Final Asset Status Report.

In addition, in the case of the Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event, an Operating Advisor Consultation Event or a Consultation Termination Event has occurred) may exercise the rights of the Directing Holder or the operating advisor described in this “—Asset Status Report” section, and neither the Directing Holder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing holder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Holder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, with respect to the Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder, with regard to the Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—DUMBO Heights Portfolio Whole Loan”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Holder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Holder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Holder pursuant to the Directing Holder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final by the special servicer.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)     such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)     there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity, the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the special servicer has applied for, and the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or the Grantor Trust or cause either Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a “grantor trust” under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, as of January 1, 2018, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Pari Passu Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Holder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). Subject to the qualifications described in this section, the special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Holder and each Risk Retention Consultation Party not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 60 days delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be paid in advance of any such determination by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Serviced Companion Loan Holder(s)(if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Holder (other than with respect to any applicable Excluded Loan, unless a Consultation Termination Event exists), each Risk Retention Consultation Party (other than with respect to any applicable Excluded Loan) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)(as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Excluded Special Servicer, if any, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Holder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

In addition, with respect to the Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the Servicing Shift Securitization Date, the special servicer under the Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Holder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or the Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan applicable to the Directing Holder or the Servicing Shift Mortgage Loan), as to all matters for which the master servicer must obtain the consent or deemed consent of the special servicer (e.g., the Major Decisions) and will have the right to replace the special servicer with or without cause (provided that so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the then-controlling class, LNR Partners, LLC may not be removed or replaced as special servicer without cause), and have certain other rights under the PSA, each as described below. With respect to any Mortgage Loan (other than any Excluded Loan applicable to the Directing Holder), upon the occurrence and continuance of a Control Termination Event, the Directing Holder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Holder will not have any consent or consultation rights, as further described below.

The “Directing Holder” will be:

(i)       with respect to the Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder;

(ii)      with respect to each Mortgage Loan (other than the Serviced AB Whole Loans and the Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time (the “Trust Directing Holder”); provided, however, that

 (1)       absent that selection, or

 (2)       until a Directing Holder is so selected, or

 (3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Holder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Holder; provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Holder until appointed in accordance with the terms of the PSA; and

(iii)     with respect to the Serviced AB Whole Loan, (1) for so long as no Control Appraisal Period has occurred and is continuing, the holder of the related Subordinate Companion Loan, and (2) for so long as a Control Appraisal Period has occurred and is continuing, the Trust Directing Holder.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Holder has not changed until such parties receive written notice of a replacement of the Directing Holder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Holder.

The initial Directing Holder (other than with respect to the Servicing Shift Mortgage Loan and, for so long as no Control Appraisal Period is continuing, the Serviced AB Whole Loan) is expected to be

Eightfold Real Estate Capital Fund V, L.P., or its affiliate. The initial Directing Holder with respect to the DUMBO Heights Portfolio Mortgage Loan is expected to be Shinhan AIM Real Estate Fund No. 5.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class J-RR certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C, Class D and Class E certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such Class.

The “Control Eligible Certificates” will be any of the Class F, Class G-RR, Class H-RR and Class J-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Holder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Holder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Holder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Holder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Holder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Holder has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the directing holder and (ii) the requesting party has not been notified of the identity of the Directing Holder or reasonably believes that the identity of the Directing Holder has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Holder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Holder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Holder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Holder as the case may be.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, and the special servicer will not be permitted to consent to the master servicer’s taking any of the following actions that are Special Servicer Major Decisions, in each case as to which the Directing Holder has objected in writing within ten business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of a written report by the master servicer or special servicer, as applicable, describing in reasonable detail (i) the background and circumstances requiring action of the master servicer or special servicer, as applicable, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Holder, and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or the special servicer, as applicable, within such 10 business day (or 30-day) period, the Directing Holder will be deemed to have approved such action)(each of the following, a “Major Decision”):

(1)	With respect to each Serviced Mortgage Loan and Serviced Whole Loan (other than the DUMBO Heights Portfolio Whole Loan for so long as no Note B Control Appraisal Period is continuing):

(a)	(i) any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan or (iii) any modification, waiver, consent or amendment of a Serviced Mortgage Loan and any related Serviced Companion Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to a (A) a waiver of a Mortgage Loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (B) a modification of the type of defeasance collateral required under the Mortgage Loan documents other than direct, non-callable obligations of the United States would be permitted or (C) a modification that would permit a principal prepayment instead of defeasance if the applicable Mortgage Loan documents do not otherwise permit such principal prepayment;

(b)	(i) any property management company changes for which the lender is required to consent or approve under the Mortgage Loan documents with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan with a Stated Principal Balance greater than $2,500,000 or (ii) changes to the identity of the franchisor, change in flag or action of substantially similar import for which the lender is required to consent or approve under the Mortgage Loan documents;

(c)	any determination of an Acceptable Insurance Default;

(d)	any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement related to a Mortgage Loan, or any action to enforce rights with respect to the Mortgage Loan;

(e)	any sale of a Defaulted Mortgage Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) or a Defaulted Mortgage Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Purchase Price;

(f)	any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(g)	requests for property releases or substitutions, other than (i) grants of easements or rights of way that do not materially affect the use or value of a Mortgaged Property or the borrower’s ability to make any payments with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, (ii) release of non-material parcels of a Mortgaged Property (including, without limitation, any such releases (A) to which the related Mortgage Loan documents expressly require the mortgagee thereunder to make such releases upon the satisfaction of certain conditions (and the conditions to the release that are set forth in the related Mortgage Loan documents do not include the approval of the lender or the exercise of lender discretion (other than confirming the satisfaction of such conditions to the release set forth in the related Mortgage Loan documents that do not include any approval or exercise of lender discretion)) and such release is made as required by the related Mortgage Loan documents or (B) that are related to any condemnation action that is pending, or threatened in writing, and would affect a non-material portion of the Mortgaged Property), or (iii) the release of collateral securing any Mortgage Loan in connection with a defeasance of such collateral;

(h)	any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or direct or indirect interests in the related borrower (including any interests in any applicable mezzanine borrower) or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(i)	releases of any material amount from any escrow accounts, reserve accounts or letters of credit, in each case, held as performance escrows (or reserves) or earn-out escrows (or reserves), including with respect to certain Mortgage Loans identified on a schedule to the PSA, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(j)	any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the related borrower or guarantor releasing such borrower or guarantor from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than pursuant to the specific terms of such Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(k)	any exercise of a material remedy with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan following a default or event of default of such Mortgage Loan or Serviced Whole Loan;

(l)	any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(m)	any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the lender’s approval is required under the related Mortgage Loan documents; and

(n)

consents involving leasing activities (to the extent lender approval is required under the related Mortgage Loan documents) if (1) such lease involves a ground lease or lease of an outparcel, (2) such lease affects an area equal to or greater than the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area of the related Mortgaged Property, or (3) such transaction is not a routine leasing matter for a customary lease of space for parking, office, retail, warehouse, industrial and/or manufacturing purposes;

(2)  with respect to the DUMBO Heights Portfolio Whole Loan for so long as no Note B Control Appraisal Period is continuing, each DUMBO Heights Major Decision;

provided that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing Holder, the master servicer or the special servicer, as applicable, may take any such action without waiting for the Directing Holder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request and (e) the master servicer will process all requests for any matter that is not a Major Decision without any obligation to obtain the consent of or consult with any other person. Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the master servicer will be required to forward such request to the special servicer and the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable

Excluded Loan), upon request of a Risk Retention Consultation Party, the master servicer and the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the master servicer’s or the special servicer’s, as applicable, written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

“Master Servicer Major Decision” means any Major Decision under clauses (1)(a)(iii)(A), (1)(a)(iii)(B), and (1)(b)(i), (1)(c) and (1)(d) and any DUMBO Heights Portfolio Major Decision under clauses (b) (to the extent such action is described in clause (1)(a)(iii)(A) or (1)(a)(iii)(B) of the definition of “Major Decision”), (i), (j) (other than franchise changes), (m), (n), (p) and (s) through (u) of the definition of “Major Decision”, but solely with respect to a non-Specially Serviced Loan.

“Special Servicer Major Decision” means any Major Decision under clauses (1)(a)(i), (1)(a)(ii), (1)(a)(iii)(C), (1)(b)(ii) and (1)(e) through (1)(n) and any DUMBO Heights Portfolio Major Decision under clauses (a),(b) (other than to the extent such action is described in clause (1)(a)(iii)(A) or (1)(a)(iii)(B) of the definition of “Major Decision”), (c) through (h), (j) (with respect to franchise changes), (k), (l), (o), (q), (r) and (v) of the definition of “Major Decision”.

With respect to any borrower request or other action on a non-Specially Serviced Loan that is not a Major Decision, the master servicer will not be required to obtain the consent of or consult with the special servicer or the Directing Holder.

Asset Status Report

So long as a Control Termination Event has not occurred and is not continuing (but not with respect to any Excluded Loan), the Directing Holder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Holder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Subject to the terms of the PSA and related Intercreditor Agreement, with respect to any Serviced AB Whole Loan, prior to the occurrence and continuance of a Control Appraisal Period, the holder of the related Subordinate Companion Loan, as Directing Holder with regard to such Serviced AB Whole Loan, rather than the Trust Directing Holder, will have certain approval rights over any related Asset Status Report.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer, as applicable, will be required to obtain the consent of the Directing Holder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Holder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Holder would have been required or for which the Directing Holder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Holder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Holder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Holder on the specific matter; provided, however, that the failure of the Directing Holder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Holder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Mortgage Loan (that is not also an Excluded Loan), if any, the Directing Holder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Mortgage Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Mortgage Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan related to the Directing Holder, the master servicer, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Holder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Holder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing or for which it must give its consent, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur (a) with respect to any Mortgage Loan (other than any Serviced AB Whole Loan) or Serviced Whole Loan (other than any Serviced AB Whole Loans and the Servicing Shift Whole Loan) when the Class F certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur (a) (other than with respect to any Serviced AB Whole Loan) when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance (without regard to the application of any Cumulative Appraisal Reduction Amounts) equal to at least 25% of the initial Certificate Balance of that class; provided that prior to the Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to the Servicing Shift Whole Loan; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero; and (b) with respect to any Serviced AB Whole Loan, when the related Control Appraisal Period has occurred and is continuing and when the events in clause (a) above are occurring. With respect to Excluded Loans related to the Directing Holder, a Consultation Termination Event will be deemed to exist.

“Loan-Specific Directing Holder” means, with respect to the Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the Servicing Shift Securitization Date, the “directing holder” with respect to the Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Holder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Holder, any Risk Retention Consultation Party or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Holder’s response (or without waiting to consult with the Directing Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Holder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Holder or (ii) may follow any advice or consultation provided by the Directing Holder or the holder of a Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan, the Directing Holder will not be entitled to exercise the rights described above, but such rights, or rights similar to those rights, will be exercisable by the Directing Holder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of any Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or any Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

With respect to a Serviced AB Whole Loan, prior to the occurrence of a Control Appraisal Period, with respect to the related Serviced Subordinate Companion Loan, the Directing Holder will not be entitled to exercise the above described rights, and those rights will be held by such Serviced Subordinate Companion Loan holder in accordance with the PSA and the related Intercreditor Agreement. However, during a Control Appraisal Period, with respect to the related Serviced AB Whole Loan, the Directing Holder will have the same rights (including the rights described above) with respect to such Serviced AB Whole Loan as it does for the other Mortgage Loans in the issuing entity. See “Description of the Mortgage Pool—The Whole Loans”.

Limitation on Liability of Directing Holder

The Directing Holder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Holder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Holder:

(a)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)     may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders);

(c)     does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)     may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Holders) over the interests of the holders of one or more other classes of certificates; and

(e)     will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Holder or any director, officer, employee, agent or principal of the Directing Holder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Holder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer, the master servicer or a sub-servicer and will not be charged with changing the outcome on any decision with respect to a Mortgage Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be a variety of activities or decisions made with respect to, or multiple strategies to resolve any Mortgage Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Holder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, the operating advisor’s obligations will generally consist of the following:

(1)      reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)      reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)      promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)      preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan or (ii) an Operating Advisor Consultation Event occurred) generally in the form attached to this prospectus as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (3) above:

(1)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the master servicer or special servicer, as applicable, will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(2)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the master servicer or the special servicer, as applicable, will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(3)       if the operating advisor and the master servicer or special servicer, as applicable, are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), and without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Holder, any Risk Retention Consultation Party, any Certificateholder or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on an “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

While an Operating Advisor Consultation Event has occurred and is continuing, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the master servicer or the special servicer, as applicable, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur the earlier of when (i) the aggregate Certificate Balances of the HRR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the HRR Certificates and (ii) a Control Termination Event has

occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)	that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)	that can and will make the representations and warranties of the operating advisor set forth in the PSA, including to the effect that it possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to the PSA over the life of the issuing entity;

(iii)	that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a sponsor, any Borrower Party, any Retaining Third-Party Purchaser, the Directing Holder, a Risk Retention Consultation Party, or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)	that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)	that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)	that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 244.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Holder in connection with the Directing Holder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Holder or a Risk Retention Consultation Party and the special servicer related to any Specially Serviced Loan (other than any applicable Excluded Loan) or the exercise of the Directing Holder’s consent or consultation rights or a Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and that is labeled or otherwise identified as Privileged Information by the special servicer, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not, without the prior written consent of the special servicer and either the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan and for so long as no Consultation Termination Event is continuing) or the Risk Retention Consultation Party (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and any applicable Excluded Loan), as applicable, disclose such Privileged Information to any person (including Certificateholders other than the Directing Holder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Holder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)        the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to, promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Holder (only for so long as no Consultation Termination Event has occurred and is continuing), any Companion Loan Holder, the Certificateholders, each Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders and the operating advisor.

Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination).

The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer, each Risk Retention Consultation Party and the Directing Holder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Holder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Holder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 86 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 12 of such 86 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 1, 2013 and September 30, 2018 was approximately 17.740%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 6.620%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 11.111% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 1.842%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the five largest Mortgage Loans in the Mortgage Pool represent approximately 24.0% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the five largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, each Risk Retention Consultation Party, the Directing Holder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)    a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)   any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and provide a written request (in accordance with the PSA) that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in each case in accordance with the Asset Review Standard to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Holder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Holder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, Inc., Kroll Bonding Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, Inc., Kroll Bonding Rating Agency, Inc., Morningstar Credit Ratings, LLC or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated (including Risk Retention Affiliated) with) any sponsor, any mortgage loan seller, any Retaining Third-Party Purchaser, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates (including Risk Retention Affiliates), (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Holder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)	any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)	any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)	any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)	the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property;

(vi)	the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)     may act solely in the interests of the holders of the VRR Interest;

(3)     does not have any liability or duties to the holders of any class of certificates;

(4)     may take actions that favor the interests of the holders of one or more classes including the VRR Interest over the interests of the holders of one or more other classes of certificates; and

(5)     will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Holder so long as, among other things, the Directing Holder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates; provided that, so long as LNR Securities Holdings, LLC or an affiliate owns at least 25% of the Controlling Class, LNR Partners may not be removed or replaced without cause. The reasonable fees of any such termination incurred by the Directing Holder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and VRR Interest evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates and VRR Interest requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates and VRR Interest evidencing at least 66-2/3% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates and VRR Interest evidencing more than 50% of the aggregate Voting Rights of each Class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the Servicing Shift Securitization Date, no one except for the Directing Holder will be permitted to replace the special servicer with respect to the Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates and VRR Interest on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates and VRR Interest then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum

(without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates. If any portion of the VRR Interest is exchanged for VRRI Sub-Interests, all such VRRI Sub-Interests will be Non-Reduced Certificates if such portion of the VRR Interest, if it were outstanding, would have been part of a class of Non-Reduced Certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is included on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been publicly cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Serviced Mortgage Loan and any related Serviced Companion Loan, a “Excluded Special Servicer Mortgage Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Mortgage Loan.

In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Excluded Special Servicer Mortgage Loan is not also an Excluded Loan, then the Directing Holder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the Excluded Special Servicer Mortgage Loan, (ii) if the Excluded Special Servicer Mortgage Loan is also an Excluded Loan, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan, and (iii) if there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. In the event the special servicer is required to resign as special servicer with respect to any Excluded Special Servicer Mortgage Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not an Excluded Controlling Class Holder, then the resigning special servicer will be required to use reasonable efforts to appoint the Excluded Special Servicer for the Excluded Special Servicer Mortgage Loan. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be an Excluded Special Servicer Mortgage Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Excluded Special Servicer Mortgage Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Notwithstanding the foregoing, the Certificateholders’ direction to replace a special servicer will not apply to a Serviced AB Whole Loan unless a Control Appraisal Period has occurred and is continuing with respect to such Serviced AB Whole Loan under the related Intercreditor Agreement. The related Serviced Subordinate Companion Loan holder will have the right, prior to the occurrence and continuance of a Control Appraisal Period to replace the special servicer solely with respect to such Serviced AB Whole Loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing holder appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interests of the Certificateholders as a collective whole, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholder of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days of after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the VRR Interest on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Companion Loan at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Holder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related directing holder, directing holder or analogous party appointed under the related Non-Serviced PSA (and not by the Directing Holder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)     with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)     with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for one business day, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)     any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or 15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)     any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)     certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)      the master servicer or the special servicer, as applicable, is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)     the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting;

(h)     DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action; or

(i)      so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an assessment of compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (i)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder, or (3) the Depositor (with respect to clause (i) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f), (g) or (h) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan Holders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan Holders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities)(at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Holder) so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Holder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event within 20 days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event, except (a) a Servicer Termination Event under clause (h) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and each affected depositor under a Non-Serviced PSA and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Holder, which approval in each case will not be unreasonably withheld or delayed or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of

Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rule, any Retaining Third-Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the master servicer, the trustee, the certificate administrator, the operating advisor or the asset representations reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the master servicer or a responsible officer of the certificate administrator or the trustee, as applicable, obtaining actual knowledge that the master servicer, the certificate administrator or the trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of a Retaining Third-Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the master servicer, certificate administrator or the trustee receiving written notice by any other party to the PSA, a Retaining Third-Party Purchaser, the sponsor or any underwriter or initial purchaser that the master servicer, certificate administrator or the trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the operating advisor or the asset representations reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of a Retaining Third-Party Purchaser or any other party to the PSA (in such case, an “Impermissible Operating Advisor Affiliate” and “Impermissible Asset Representations Reviewer Affiliate”, respectively; and either of an Impermissible TPP Affiliate, an Impermissible Operating Advisor Affiliate and an Impermissible Asset Representations Reviewer Affiliate being an “Impermissible Risk Retention Affiliate”), such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsor and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of a Retaining Third-Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, or any third party beneficiary, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any such fees and costs relating to enforcing this indemnity), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to any non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than the holder of the VRR Interest) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Holder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Holder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Holder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Holder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Holder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than of the VRR Interest) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer (in consultation with the Directing Holder for so long as no Consultation Termination Event has occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing

Holder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Holder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed in lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the Aventura Mall Trust 2018-AVM TSA, JPMCC 2018-AON TSA, and JPMCC 2018-WPT TSA, each of which is described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2018-B7 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA;

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Holder under the related Non-Serviced PSA will have rights substantially similar to the Directing Holder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Holder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Holder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Holder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Holder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2018-B7 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Aventura Mall Mortgage Loan

The Aventura Mall Mortgage Loan is being serviced pursuant to the Aventura Mall Trust 2018-AVM TSA. The servicing terms of the Aventura Mall Trust 2018-AVM TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aventura Mall Master Servicer earns a servicing fee with respect to the Aventura Mall Mortgage Loan equal to 0.00125% per annum.

●	Upon the Aventura Mall Whole Loan becoming a specially serviced loan under the JPMCC 2018-AON TSA, the Aventura Mall Special Servicer will earn a special servicing fee payable monthly with respect to the Aventura Mall Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aventura Mall Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Aventura Mall Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aventura Mall Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aventura Mall Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aventura Mall Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The Aventura Mall Trust 2018-AVM TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to Aventura Mall Trust 2018-AVM TSA.

●	The Aventura Mall Trust 2018-AVM TSA does not require the Aventura Mall Master Servicer to make the equivalent of compensating interest payments in respect of the Aventura Mall Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Aventura Mall Whole Loan” in this prospectus.

Servicing of the 636 11th Avenue Mortgage Loan

The 636 11th Avenue Mortgage Loan is being serviced pursuant to the Benchmark 2018-B4 PSA. The servicing terms of the Benchmark 2018-B4 PSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Benchmark 2018-B4 Master Servicer earns a servicing fee with respect to the 636 11th Avenue Mortgage Loan equal to 0.00250% per annum.

●	Upon the 636 11th Avenue Whole Loan becoming a specially serviced loan under the Benchmark 2018-B4 PSA, the Benchmark 2018-B4 Special Servicer will earn a special servicing fee payable monthly with respect to the 636 11th Avenue Mortgage Loan accruing at a rate equal to 0.25000% per annum, until such time as the 636 11th Avenue Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The Benchmark 2018-B4 Special Servicer will be entitled to a workout fee equal to the lesser of 1.0% and such percentage as would result in a workout fee of $1,000,000, provided that if the workout fee would be less than $25,000, then the workout fee rate will be such higher rate as would result in a workout fee of $25,000.

●	The Benchmark 2018-B4 Special Servicer will be entitled to a liquidation fee equal to the lesser of 1.0% and such percentage as would result in a liquidation fee of $1,000,000, provided that, except as provided under the Benchmark 2018-B4 PSA, no liquidation fee will be less than $25,000.

●	The Benchmark 2018-B4 Asset Representation Reviewer will be entitled to an asset review fee equal to a reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the sum of: (i) $10,250 multiplied by the number of Mortgage Loans that are subject to an asset review (the “Subject Loans”), plus (ii) $2,000 per mortgaged property relating to the Subject Loans in excess of one mortgaged property per Subject Loan, plus (iii) $2,000 per mortgaged property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per mortgaged property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments as set forth in the Benchmark 2018-B4 PSA.

The Benchmark 2018-B4 PSA requires the Benchmark 2018-B4 Master Servicer to make the equivalent of compensating interest payments in respect of the 636 11th Avenue Whole Loan in a manner similar, but not necessarily identical, to the PSA.

Servicing of the Workspace Mortgage Loan

The Workspace Mortgage Loan is being serviced pursuant to the JPMCC 2018-WPT TSA. The servicing terms of the JPMCC 2018-WPT TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The JPMCC 2018-WPT Master Servicer earns a servicing fee with respect to the Workspace Mortgage Loan that is equal to 0.00125% per annum.

●	Upon the Workspace Whole Loan becoming a specially serviced loan under the JPMCC 2018-WPT TSA, the JPMCC 2018-WPT Special Servicer will earn a special servicing fee payable monthly with respect to the Workspace Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Workspace Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Workspace Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Workspace Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-WPT TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-WPT TSA.

●	The JPMCC 2018-WPT TSA does not require the JPMCC 2018-WPT Master Servicer to make the equivalent of compensating interest payments in respect of the Workspace Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The Workspace Whole Loan” in this prospectus.

Servicing of the Aon Center Mortgage Loan

The Aon Center Mortgage Loan is being serviced pursuant to the JPMCC 2018-AON TSA. The servicing terms of the JPMCC 2018-AON TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The Aon Center Master Servicer earns a servicing fee with respect to the Aon Center Mortgage Loan equal to 0.00125% per annum.

●	Upon the Aon Center Whole Loan becoming a specially serviced loan under the JPMCC 2018-AON TSA, the Aon Center Special Servicer will earn a special servicing fee payable monthly with respect to the Aon Center Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Aon Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap.

●	The Aon Center Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Aon Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The Aon Center Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Aon Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The JPMCC 2018-AON TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to JPMCC 2018-AON TSA.

●	The JPMCC 2018-AON TSA does not require the Aon Center Master Servicer to make the equivalent of compensating interest payments in respect of the Aon Center Whole Loan.

See also “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Aon Center Whole Loan” in this prospectus.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Servicing Shift Mortgage Loan

The servicing of the Phoenix Marriott Tempe at the Buttes Whole Loan, the Servicing Shift Whole Loan, is expected to be governed by the PSA only temporarily, until the Servicing Shift Securitization Date. From and after the Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the Servicing Shift PSA pursuant to the terms of the Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization to which the related Controlling Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA are unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loan Will Shift to Other Servicers” and “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of S&P Global Ratings, a Standard & Poor’s Financial Services LLC business (“S&P”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information

Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§ 229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less the greater of (i) 1% of the Initial Pool Balance or (ii) if the 636 11th Avenue Mortgage Loan is an asset of the trust fund, the product of (x) a percentage that is calculated by dividing (A) the sum of the outstanding principal balance of the 636 11th Avenue Mortgage Loan that remains outstanding on such date of determination and 1% of the Initial Pool Balance by (B) the Initial Pool Balance and (y) the Initial Pool Balance; provided, however, that this termination right will not be exercisable at the percentage threshold specified in clause (ii) above earlier than the Distribution Date in January 2029. Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® Intellectual Property Royalty License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or either Trust REMIC or the Grantor Trust that would be a claim against the issuing entity or either Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, either Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)        to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Holder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)      to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel, or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $100,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “BBB+” by S&P and “A” by Fitch; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “A-” by Fitch, (b) it has a rating on its short-term debt obligations of at least “A-2” by S&P and “F1” by Fitch, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A+” by Fitch, or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator also will be permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Holder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California. Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower (as to the enforcement of the interests in the collateral securing the loan) and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are non-recourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, “ however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the

Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a mortgage loan seller and a sponsor, and DBNY, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest. JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Securities LLC, an underwriter, is an affiliate of JPMCB, a mortgage loan seller, a sponsor, an originator, an initial Risk Retention Consultation Party and a holder of a portion of the VRR Interest.

DBNY or an affiliate currently holds the Moffett Towers – Buildings E,F,G Companion Loans designated as Notes A-1-4, A-2-1, A-2-2 and A-3.

CREFI or an affiliate currently holds (i) the DUMBO Heights Portfolio Companion Loans designated as Notes A-1-B, A-2, A-3-A and A-3-C, (ii) the Liberty Portfolio Companion Loans designated as A-2 and A-8, (iii) the 192 Lexington Avenue Companion Loan designated as Note A-2, and (iv) the Phoenix Marriott Tempe at the Buttes Companion Loan designated as A-1.

Pursuant to certain interim servicing agreements between CREFI and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association on the other hand, Wells Fargo Bank, National Association acts (or, in the case of any Non-Serviced Mortgage Loan, acted) as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 17 of the Mortgage Loans (29.7%) to be contributed to this securitization by CREFI.

Wells Fargo Bank, National Association acts as interim custodian on behalf of CREFI of the loan documents with respect to all the Mortgage Loans to be contributed to this securitization by CREFI, provided that the Mortgage File with respect to any CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan is in the custody of the related Non-Serviced Custodian.

JPMCB or an affiliate currently holds one or more of each of the Aventura Mall Companion Loan, the Workspace Companion Loans and the 636 11th Avenue Companion Loan.

LNRSH, a Retaining Third-Party Purchaser, is an affiliate of LNR Partners, the initial special servicer. LNR Partners, or an affiliate, assisted each of Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) and LNRSH (or its affiliate) with due diligence relating to the Mortgage Loans to be included in the Mortgage Pool.

KeyBank, the master servicer, is also (i) the servicer and the special servicer under the JPMCC 2018-WPT TSA with respect to the Workspace Whole Loan, (ii) the master servicer under the JPMCC 2018-AON TSA with respect to the Aon Center Whole Loan and (iii) the master servicer under the BMARK 2018-B6 PSA with respect to the Concord Plaza Whole Loan and the Overland Park Xchange Whole Loan.

Wells Fargo, the certificate administrator and trustee, is also the (i) master servicer, certificate administrator and custodian under the Aventura Mall Trust 2018-AVM TSA with respect to the Aventura Mall Whole Loan, (ii) master servicer, certificate administrator and custodian under the DBGS 2018-C1 PSA with respect to the Moffett Towers – Buildings E,F,G Whole Loan and the Outlet Shoppes at El Paso Whole Loan, (iii) master servicer, certificate administrator and custodian under the Benchmark 2018-B4 PSA with respect to the 636 11th Avenue Whole Loan, (iv) trustee, certificate administrator and custodian under the JPMCC 2018-WPT TSA with respect to the Workspace Whole Loan, (v) trustee, certificate administrator and custodian under the UBS 2018-C13 PSA with respect to the Shelbourne Global Portfolio I Whole Loan and (vi) trustee, certificate administrator and custodian under the JPMCC 2018-AON TSA with respect to the Aon Center Whole Loan.

Park Bridge Lender Services, the operating advisor and asset representations reviewer, is also (i) the operating advisor and asset representations reviewer under the DBGS 2018-C1 PSA pursuant to which the Moffett Towers – Buildings E,F,G Whole Loan is serviced, (ii) the operating advisor under the Aventura Mall Trust 2018-AVM TSA pursuant to which the Aventura Mall Whole Loan is serviced; (iii) the operating advisor under the JPMCC 2018-AON TSA pursuant to which the Aon Center Whole Loan is serviced; (iv) the operating advisor under the JPMCC 2018-WPT TSA pursuant to which the Workspace Whole Loan is serviced; (v) the operating advisor and asset representations reviewer under the Benchmark 2018-B4 PSA pursuant to which the 636 11th Avenue Whole Loan is serviced; (vi) the operating advisor and asset representations reviewer under the DBGS 2018-C1 PSA pursuant to which the Outlet Shoppes at El Paso Whole Loan is serviced; (vii) the operating advisor and asset representations reviewer under the Benchmark 2018-B6 PSA pursuant to which the Overland Park Xchange Whole Loan is serviced; and (viii) the operating advisor and asset representations reviewer under the Benchmark 2018-B6 PSA pursuant to which the Concord Plaza Whole Loan is serviced.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and KeyBank, on the other hand, KeyBank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, one of the Mortgage Loans (3.0%) to be contributed to this securitization by GACC.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, six of the Mortgage Loans (6.1%) to be contributed to this securitization by GACC.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Holder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of a Subordinate Companion Loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3 and Class A-4 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3 and Class A-4 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 884,870,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 104,601,000	Class B, Class C
Class X-D	$ 56,541,000	Class D, Class E
Class X-F	$ 26,857,000	Class F

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Losses and shortfalls on any AB Whole Loan and Prepayment Interest Shortfalls for each Distribution Date with respect to an AB Whole Loan will generally be allocated first to the related Subordinate Companion Loan and then to the related Mortgage Loan (and correspondingly to the Certificates to the extent not covered by the master servicer’s Compensating Interest Payment for such Distribution Date in the case of any Prepayment Interest Shortfall) and any Pari Passu Companion Loans on a pro rata basis.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans (or Whole Loans) and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Class
Class X-A	$ 884,870,000	Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M
Class X-B	$ 104,601,000	Class B, Class C
Class X-D	$ 56,541,000	Class D, Class E
Class X-F	$ 26,857,000	Class F

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans (or Whole Loans) may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in December 2018;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan Sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the AB Whole Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables below (without regard to any limitations in such Whole Loans on partial voluntary principal prepayment) and allocated to the related Mortgage Loan pursuant to the related Intercreditor Agreement;

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on November 28, 2018;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	in the case of the Castleton Commons & Square Mortgage Loan, the Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex G;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans (or Whole Loans) will actually prepay at any constant rate until maturity or that all the Mortgage Loans (and Whole Loans) will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	86%	86%	86%	86%	86%
November 2020	70%	70%	70%	70%	70%
November 2021	50%	50%	50%	50%	50%
November 2022	21%	21%	21%	21%	21%
November 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.74	2.73	2.73	2.73	2.73

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.75	4.73	4.71	4.68	4.50

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	99%	99%	99%	99%	99%
November 2024	79%	79%	79%	79%	79%
November 2025	59%	59%	59%	59%	59%
November 2026	37%	37%	37%	37%	37%
November 2027	14%	14%	14%	14%	14%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.36	7.36	7.36	7.36	7.36

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.70	9.64	9.58	9.51	9.29

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.88	9.87	9.83	9.59

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.89	9.88	9.88	9.71

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.95	9.90	9.71

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027	100%	100%	100%	100%	100%
November 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.96	9.96	9.96	9.96	9.71

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the Certificate Balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from November 1, 2018 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.500000%	3.6047%	3.6053%	3.6053%	3.6053%	3.6053%
99.750000%	3.5063%	3.5065%	3.5065%	3.5065%	3.5065%
100.000000%	3.4083%	3.4081%	3.4081%	3.4081%	3.4081%
100.250000%	3.3107%	3.3100%	3.3100%	3.3100%	3.3100%
100.500000%	3.2134%	3.2123%	3.2123%	3.2123%	3.2123%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.7915%	3.7898%	3.7873%	3.7835%	3.7602%
102.750000%	3.7340%	3.7321%	3.7293%	3.7252%	3.6997%
103.000000%	3.6765%	3.6745%	3.6715%	3.6670%	3.6394%
103.250000%	3.6193%	3.6171%	3.6139%	3.6090%	3.5793%
103.500000%	3.5622%	3.5598%	3.5564%	3.5512%	3.5194%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	3.9880%	3.9880%	3.9880%	3.9880%	3.9880%
102.750000%	3.9487%	3.9487%	3.9487%	3.9487%	3.9487%
103.000000%	3.9094%	3.9094%	3.9094%	3.9094%	3.9094%
103.250000%	3.8703%	3.8703%	3.8703%	3.8703%	3.8703%
103.500000%	3.8312%	3.8312%	3.8312%	3.8312%	3.8312%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
100.500000%	4.1938%	4.1933%	4.1929%	4.1924%	4.1907%
100.750000%	4.1620%	4.1614%	4.1608%	4.1602%	4.1578%
101.000000%	4.1304%	4.1296%	4.1288%	4.1280%	4.1250%
101.250000%	4.0988%	4.0979%	4.0970%	4.0960%	4.0924%
101.500000%	4.0674%	4.0663%	4.0652%	4.0640%	4.0598%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.2156%	4.2156%	4.2152%	4.2142%	4.2075%
102.750000%	4.1846%	4.1846%	4.1842%	4.1831%	4.1758%
103.000000%	4.1537%	4.1537%	4.1533%	4.1521%	4.1442%
103.250000%	4.1230%	4.1230%	4.1225%	4.1212%	4.1127%
103.500000%	4.0923%	4.0923%	4.0918%	4.0904%	4.0812%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
3.350000%	5.2254%	5.1700%	5.1072%	5.0210%	4.5629%
3.362500%	5.1335%	5.0779%	5.0151%	4.9287%	4.4698%
3.375000%	5.0421%	4.9864%	4.9234%	4.8370%	4.3772%
3.387500%	4.9512%	4.8954%	4.8324%	4.7457%	4.2851%
3.400000%	4.8608%	4.8050%	4.7418%	4.6550%	4.1935%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.500000%	4.4467%	4.4463%	4.4460%	4.4460%	4.4414%
102.750000%	4.4155%	4.4150%	4.4147%	4.4147%	4.4097%
103.000000%	4.3843%	4.3838%	4.3835%	4.3835%	4.3781%
103.250000%	4.3533%	4.3528%	4.3524%	4.3524%	4.3465%
103.500000%	4.3223%	4.3218%	4.3214%	4.3214%	4.3151%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
102.750000%	4.6192%	4.6195%	4.6192%	4.6175%	4.6143%
103.000000%	4.5879%	4.5882%	4.5879%	4.5861%	4.5824%
103.250000%	4.5567%	4.5570%	4.5566%	4.5547%	4.5506%
103.500000%	4.5256%	4.5259%	4.5255%	4.5234%	4.5188%
103.750000%	4.4946%	4.4949%	4.4944%	4.4923%	4.4872%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
99.250000%	5.0673%	5.0676%	5.0681%	5.0687%	5.0714%
99.500000%	5.0346%	5.0350%	5.0354%	5.0361%	5.0381%
99.750000%	5.0021%	5.0024%	5.0029%	5.0035%	5.0049%
100.000000%	4.9696%	4.9700%	4.9704%	4.9711%	4.9718%
100.250000%	4.9373%	4.9376%	4.9381%	4.9387%	4.9388%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class X-F, Class A-M, Class B, Class C, Class D, Class E, Class F, Class G-RR, Class H-RR and Class J-RR certificates and the regular interests that correspond in the aggregate to the VRR Interest (excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, the portion of the issuing entity consisting of Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code and the Class S certificates and the VRR Interest will represent undivided beneficial interests in their respective allocable portions of the Grantor Trust described above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the Trust REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata.

A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interest in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, fifteen (15) of the Mortgaged Properties (4.1%) are multifamily properties or mixed use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Notwithstanding the following, under new legislation enacted on December 22, 2017 (the “Tax Cuts and Jobs Act”), for tax years beginning after December 31, 2017 Regular Interest Holders may be required to accrue amounts of yield maintenance charges and other amounts no later than the year they included such amounts as revenue on their applicable financial statements. In addition, income from a debt instrument having original issue discount will be subject to this rule for tax years beginning after December 31, 2018. Prospective investors are urged to consult their tax counsel regarding the potential application of the Tax Cuts and Jobs Act to their particular situation.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class C certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on a Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interest Holder in that taxable year or thereafter in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class A-M and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Provisions

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-SB, Class A-3, Class A-4, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Regular Interest Holder must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”).

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the rules that were in place for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), between the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.
Class A-1	$5,323,120	$8,460,320
Class A-2	$55,750,740	$88,607,640
Class A-SB	$9,488,514	$15,080,604
Class A-3	$53,389,000	$84,854,000
Class A-4	$84,233,377	$133,876,622
Class X-A	$232,720,810	$369,875,660
Class A-M	$24,536,059	$38,996,474
Class B	$13,754,900	$21,861,400
Class C	$13,755,163	$21,861,818

Class	J.P. Morgan Securities LLC	Drexel Hamilton, LLC
Class A-1	$6,456,560	$0
Class A-2	$67,621,620	$0
Class A-SB	$11,508,882	$0
Class A-3	$64,757,000	$0
Class A-4	$102,169,001	$0
Class X-A	$282,273,530	$0
Class A-M	$29,760,467	$0
Class B	$16,683,700	$0
Class C	$16,684,019	$0

Class	Academy Securities, Inc.
Class A-1	$0
Class A-2	$0
Class A-SB	$0
Class A-3	$0
Class A-4	$0
Class X-A	$0
Class A-M	$0
Class B	$0
Class C	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 105.379787092591% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2018, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $5,232,000, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in 2 business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates, the payment described in the next paragraph and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI, and (iii) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by JPMCB. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226943)(the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or to Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the fiduciary responsibility provisions of ERISA or to Section 4975 of the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013)(the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Each purchaser of Offered Certificates that is an ERISA Plan will be deemed to have represented and warranted that (i) none of the depositor, the Trust, the trustee, any underwriter, the master servicer, the special servicer, the Certificate Administrator, the operating advisor, the asset representations reviewer, (the “Transaction Parties”) or any of their respective affiliated entities, has provided any investment advice within the meaning of Section 3(21) of ERISA (and regulations thereunder) to the ERISA Plan, or to any fiduciary or other person making the decision to invest the assets of the ERISA Plan (“Fiduciary”), in connection with its acquisition of Certificates, and (ii) the Fiduciary is exercising its own independent judgment in evaluating the transaction.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Cadwalader, Wickersham & Taft LLP. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in May 2053. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

155 Great Valley Net Proceeds	159
155 Great Valley Release Amount	158
17g-5 Information Provider	289
1986 Act	441
1996 Act	422
2015 Budget Act	448
401(c) Regulations	458
AB Modified Loan	334
AB Whole Loan	186
Acceptable Insurance Default	338
Accrued AB Loan Interest	273
Acting General Counsel’s Letter	124
Actual/360 Basis	167
Actual/360 Loans	313
ADA	424
Administrative Cost Rate	269
ADR	128
Advances	309
Affected Investors	109
Affirmative Asset Review Vote	373
Aggregate Available Funds	262
Aggregate Principal Distribution Amount	269
Albertsons Lease	160
Allocated Loan Amount	128
Amazon	155
Amenities Association	143
Annual Debt Service	128
Anticipated Repayment Date	167
Aon Center Companion Loans	212
Aon Center Directing Holder	213
Aon Center Intercreditor Agreement	212
Aon Center Master Servicer	212
Aon Center Senior Loans	212
Aon Center Special Servicer	212
Aon Center Subordinate Companion Loan Holders	212
Aon Center Subordinate Companion Loans	212
Aon Center Whole Loan	212
Appraisal Reduction Amount	331
Appraisal Reduction Event	330
Appraised Value	128
Appraised-Out Class	335
ARD Loan	167
ASR Consultation Process	348
Assessment of Compliance	404
Asset Representations Reviewer Asset Review Fee	329
Asset Representations Reviewer Fee Cap	329
Asset Representations Reviewer Termination Event	377
Asset Review	374
Asset Review Notice	373
Asset Review Quorum	373
Asset Review Report	375
Asset Review Report Summary	375
Asset Review Standard	374
Asset Review Trigger	371
Asset Review Vote Election	372
Asset Status Report	346
Assumed Final Distribution Date	276
Assumed Scheduled Payment	271
Attestation Report	404
Available Funds	263
Aventura Mall Companion Loans	202
Aventura Mall Directing Holder	204
Aventura Mall Intercreditor Agreement	203
Aventura Mall Master Servicer	202
Aventura Mall Senior Loans	202
Aventura Mall Special Servicer	202
Aventura Mall Subordinate Companion Loan Holders	202
Aventura Mall Subordinate Companion Loans	202
Aventura Mall Trust 2018-AVM TSA	186
Aventura Mall Whole Loan	202
B&V	165
Balloon Balance	129
Balloon LTV	129
Base Interest Fraction	275
Benchmark 2018-B4 PSA	186
Benchmark 2018-B6 PSA	186
Benefit Plan Investors	455
Board	144
Bond Documents	165
Bond Pledge Agreement	165
Bonds	165
Borrower Party	283
Borrower Party Affiliate	283
Breach Notice	300
BSCMI	233
Business Day	314
BWW	137
C(WUMP)O	15
CCRE	20, 216
CERCLA	422
Certificate Administrator/Trustee Fee	328
Certificate Administrator/Trustee Fee Rate	328
Certificate Balance	261
Certificate Owners	291
Certificateholder	284
Certificateholder Quorum	380

Certificateholder Repurchase Request	391
Certifying Certificateholder	293
CGMRC	225
Citi Data File	226
City	165
Class A-SB Planned Principal Balance	271
Class X certificates	3
Class X Certificates	259, 260
Class X-A Strip Rates	268
Class X-B Strip Rate	268
Class X-D Strip Rate	268
Class X-F Strip Rate	268
Clearstream	290
Clearstream Participants	292
Closing Date	127
CMBS	53, 216
CMBS B-Piece Securities	256
Code	439
Collateral Deficiency Amount	334
Collection Account	312
Collection Period	263
Common Area Spaces	143
Communication Request	294
Companion Loan	126
Companion Loan Holder	184
Compensating Interest Payment	277
Constant Prepayment Rate	432
Consultation Termination Event	361
Control Appraisal Period	186
Control Eligible Certificates	355
Control Note	186
Control Termination Event	361
Controlling Class	355
Controlling Class Certificateholder	355
Controlling Companion Loan	186
Controlling Holder	186
Controlling Note	186
Corrected Loan	345
Courtyard Key Money Debt	184
CPR	432
Credit Risk Retention Rules	253
CREFC®	280
CREFC® Intellectual Property Royalty License Fee	330
CREFC® Intellectual Property Royalty License Fee Rate	330
CREFC® Reports	280
CREFI	20, 224, 252, 253
CREFI Mortgage Loans	224
CREFI Securitization Database	225
CREFI VRR Interest Portion	252
Crossover Date	266
CSC	152
Cumulative Appraisal Reduction Amount	334, 335
Cure/Contest Period	375
Current LTV	129
Cut-off Date	126
Cut-off Date Balance	129
Cut-off Date LTV Ratio	129
Cut-off Date UW NCF	132
daily portions	443
Daymark	150
DBGS 2018-C1 PSA	186
DBNY	20, 216
DBNY VRR Interest Portion	252
DBRS	403
Deed Notice	147
Defaulted Loan	352
Defeasance Deposit	171
Defeasance Loans	171
Defeasance Lock-Out Period	171
Defeasance Option	171
Definitive Certificate	290
Delinquent Loan	372
Department Store Ground Lease	173
Depositaries	290
Depositor	241
Determination Date	262
Deutsche Bank	216
Diligence File	297
Directing Holder	354
Directing Holder Asset Status Report Review Process	348
Disclosable Special Servicer Fees	327
Discount Rate	168
Dispute Resolution Consultation	394
Dispute Resolution Cut-off Date	393
Distribution Accounts	313
Distribution Date	262
DMARC	217
Dodd-Frank Act	110
DOJ	216
DOL	455
Drive Time	157
DTC	290
DTC Participants	291
DTC Rules	292
Due Date	166, 264
Due Diligence Questionnaire	226
DUMBO Heights Portfolio A Notes	195
DUMBO Heights Portfolio B Notes	195
DUMBO Heights Portfolio Co-Lender Agreement	195
DUMBO Heights Portfolio Companion Loans	195
DUMBO Heights Portfolio Directing Holder	198
DUMBO Heights Portfolio Major Decision	199
DUMBO Heights Portfolio Non-Controlling Noteholder	200

DUMBO Heights Portfolio Note A-1-A and Note A-3-B	194
DUMBO Heights Portfolio Note A-1-B	195
DUMBO Heights Portfolio Note A-2	195
DUMBO Heights Portfolio Note A-3-A	195
DUMBO Heights Portfolio Note A-3-C	195
DUMBO Heights Portfolio Note B-1	195
DUMBO Heights Portfolio Note B-2	195
DUMBO Heights Portfolio Whole Loan Noteholders	196
EDGAR	454
EEA	12
Eightfold	257
Eightfold Fund V	256
Eligible Asset Representations Reviewer	376
Eligible Operating Advisor	367
Enforcing Party	392
Enforcing Servicer	391
ESA	145, 221, 237
Escrow/Reserve Mitigating Circumstances	223, 240
EU Risk Retention and Due Diligence Requirements	109
Euroclear	290
Euroclear Operator	292
Euroclear Participants	292
Excess Interest	262
Excess Interest Distribution Account	313
Excess Prepayment Interest Shortfall	278
Exchange Act	215, 224
Excluded Controlling Class Holder	282
Excluded Controlling Class Loan	283
Excluded Information	283
Excluded Loan	283
Excluded Plan	457
Excluded Special Servicer	381
Excluded Special Servicer Mortgage Loan	381
Exemption	456
Exemption Rating Agency	456
FATCA	450
FDIA	123
FDIC	124
FETL	17
Fidelity	150
Fiduciary	457
FIEL	17
Final Asset Status Report	349
Final Dispute Resolution Election Notice	394
Final Material Asset Status Report	349
Financial Promotion Order	14
FIRREA	124, 220, 237
Fitch	244, 403
FPO Persons	14
FSCMA	17
FSMA	13
GACC	20, 216
GACC Data Tape	218
GACC Deal Team	218
GACC Mortgage Loans	217
Gain-on-Sale Reserve Account	313
Garn Act	423
GPLET	164
grace period	167
Grantor Trust	51, 439
Ground Lease	165
Hard Lockbox	129
High Net Worth Companies, Unincorporated Associations, etc.	14
HP	155
HPD	166
HRR certificates	28
HRR Certificates	253
ICAP	164
ICIP	164
Impermissible Asset Representations Reviewer Affiliate	388
Impermissible Operating Advisor Affiliate	388
Impermissible Risk Retention Affiliate	388
Impermissible TPP Affiliate	388
Indirect Participants	291
Initial Delivery Date	346
Initial Pool Balance	126
Initial Rate	167
Initial Requesting Certificateholder	391
In-Place Cash Management	129
Institutional Investor	16
Insurance and Condemnation Proceeds	312
Intercreditor Agreement	184
Interest Accrual Amount	269
Interest Accrual Period	269
Interest Distribution Amount	269
Interest Payment Differential	168
Interest Reserve Account	313
Interest Shortfall	269
Interested Person	353
Intermediary	449
Investment Company Act	1
Investor Certification	283
Investor Q&A Forum	288
Investor Registry	289
IO Group YM Distribution Amount	275
IORPS	109
JCPenney	173
JPMCB	20, 233
JPMCB Data Tape	234
JPMCB Deal Team	234
JPMCB Mortgage Loans	234
JPMCB VRR Interest Portion	253
JPMCB’s Qualification Criteria	236

JPMCC 2018-AON TSA	186
JPMCC 2018-WPT Certificate Administrator	206
JPMCC 2018-WPT Depositor	206
JPMCC 2018-WPT Operating Advisor	206
JPMCC 2018-WPT Servicer	206
JPMCC 2018-WPT Special Servicer	206
JPMCC 2018-WPT Trust and Servicing Agreement	206
JPMCC 2018-WPT Trustee	206
JPMCC 2018-WPT TSA	187
JPMCCMSC	233
KeyBank	244
KOIZ	165
Largest Tenant	129
Lease Expiration	129
Liquidation Fee	324
Liquidation Proceeds	312, 324
LNR Partners	247
LNRSH	257
Loan Per Net Rentable Area	129
Loan-Specific Directing Holder	361
Loan-to-Value Ratio	129
Loan-to-Value Ratio at Maturity or ARD	129
Loss of Value Payment	301
Lot 3 Association	143
Lower-Tier Regular Interests	439
Lower-Tier REMIC	51
Lower-Tier REMIC Distribution Account	313
Lower-Tier REMICs	439
LSRP	147
LTV Ratio	129
LTV Ratio at Maturity or ARD	129
MAI	303
Major Decision	356
Major Decision Reporting Package	356
Market Discount	444
Market Square Release Parcel	177
MAS	16
Master Servicer Major Decision	359
Master Servicer Proposed Course of Action Notice	392
Master Servicer Remittance Date	308
Master Servicing Fee	321
Master Servicing Fee Rate	321
Material Defect	300
Maturity Date LTV Ratio	129
MIFID II	13
MLPA	294
MOA	253
Modeling Assumptions	432
Modification Fees	326
Modified Mortgage Loan	331
Moffett Towers – Buildings E,F,G Release Parcel	172
Moffett Towers Amenities CCR	143
Moffett Towers EFG Campus	143
Moffett Towers Lot 3 CCR	143
Moody’s	244
Morningstar	244
Mortgage	126
Mortgage File	294
Mortgage Loan Seller	216, 224
Mortgage Loans	126
Mortgage Note	126
Mortgage Pool	126
Mortgage Rate	269
Mortgaged Property	126
Most Recent NOI	130
MSA	130
Net Default Interest	321
Net Mortgage Rate	268
Net Operating Income	130
Net Prepayment Interest Excess	277
NFIP	80
NI 33-105	18
NOI	130
NOI Date	130
Non-Control Note	187
Non-Controlling Holder	187, 191
non-qualified intermediary	449
Nonrecoverable Advance	310
Non-Reduced Certificates	380
Non-Serviced Certificate Administrator	187
Non-Serviced Companion Loan	187
Non-Serviced Directing Holder	187
Non-Serviced Master Servicer	187
Non-Serviced Mortgage Loan	187
Non-Serviced Pari Passu Companion Loan	187
Non-Serviced Pari Passu Whole Loan	187
Non-Serviced PSA	187
Non-Serviced Securitization Trust	187
Non-Serviced Special Servicer	187
Non-Serviced Trustee	188
Non-Serviced Whole Loan	188
Non-U.S. Person	450
non-VRR certificates	28
Non-VRR Certificates	260
Non-VRR Percentage	255
Note B Control Appraisal Period	201
Notional Amount	261
NRA	130
NRSRO	458
NRSRO	282, 385
NRSRO Certification	284
Occupancy	130
Occupancy Date	131
offered certificates	27
Offered Certificates	260
Offsetting Modification Fees	327
OID Regulations	442

OLA	124
Operating Advisor Annual Report	365
Operating Advisor Consultation Event	366
Operating Advisor Consulting Fee	328
Operating Advisor Expenses	329
Operating Advisor Fee	328
Operating Advisor Fee Rate	328
Operating Advisor Standard	365
Operating Advisor Termination Event	369
Original Balance	131
Outparcel	175
P&I Advance	308
PACE	183
PAR	221, 238
Pari Passu Companion Loan	126
Park Bridge Financial	251
Park Bridge Lender Services	251
Parking Lot Outparcels	174
Partial Defeasance Notice Date	176, 177, 178
Participants	290
Parties in Interest	455
Pass-Through Rate	267
PATRIOT Act	425
PCIS Persons	14
PCO	161
PCR	232
Periodic Payments	263
Permitted Investments	262, 314
Permitted Special Servicer/Affiliate Fees	327
Philadelphia Authority	161
PILOT Program	165
PIPs	74, 148
Plans	455
Potential Release Property	172
PRC	15
Pre-2019 Securitizations	109
Preliminary Dispute Resolution Election Notice	393
Prepayment Assumption	443
Prepayment Interest Excess	276
Prepayment Interest Shortfall	276
Prepayment Provision	131
PRIIPS Regulation	13
Prime Rate	312
Principal Balance Certificates	260
Principal Distribution Amount	270
Principal Shortfall	271
Privileged Information	368
Privileged Information Exception	368
Privileged Person	282
Prohibited Prepayment	277
Promotion of Collective Investment Schemes Exemptions Order	14
Proposed Course of Action	393
Proposed Course of Action Notice	392
Prospectus Directive	13
PSA	259
PSA Party Repurchase Request	392
PTCE	458
Purchase Price	302
Qualified Intermediary	449
Qualified Investors	13
Qualified Replacement Special Servicer	381
Qualified Substitute Mortgage Loan	302
Qualifying CRE Loan Percentage	253
RAC No-Response Scenario	402
RAO	147
Rated Final Distribution Date	276
Rating Agencies	403
Rating Agency Confirmation	402
REA	62
Realized Loss	279
REC	145
Record Date	262
Registration Statement	454
Regular Certificates	260
Regular Interest Holder	442
Regular Interests	439
Regulation AB	245, 404
REI	137
Reimbursement Rate	312
Reinvestment Yield	168
Related Group	131
Related Proceeds	311
Release Amount	173
Release Date	171
Release Parcels	175
Release Price	172
Relevant Investor	16
Relevant Member State	13
Relevant Persons	14
Relief Act	424
Remaining Moffett Towers – Buildings E,F,G Property	173
REMIC	439
REMIC Regulations	439
REO Account	314
REO Loan	271
REO Property	345
Repurchase Request	392
Requesting Certificateholder	394
Requesting Holders	335
Requesting Investor	294
Requesting Party	402
Required Albertsons Insurance	160
Required Risk Retention Percentage	253
Requirements	425
Residual Certificates	260
Resolution Failure	392
Resolved	392
Restricted Group	456
Restricted Mezzanine Holder	283

Restricted Party	368
Retaining Parties	253
Retaining Sponsor	252
Retaining Third-Party Purchaser	106, 253
Review Materials	373
Revised Rate	167
RevPAR	131
Risk Retention Affiliate	367
Risk Retention Affiliated	367
Risk Retention Consultation Party	283
RMBS	243
Rooms	135
Royal Park	243
Rule 15Ga-1	240
Rule 17g-5	285
S&P	244, 403
Scheduled Principal Distribution Amount	270
SEC	215, 224
Securities Act	404
Securitization Accounts	314
Securitization Regulation	109
Senior Certificates	260
Sequential Pay Event	195
Seritage	149
Serviced AB Mortgage Loan	188
Serviced AB Whole Loan	188
Serviced Companion Loan	188
Serviced Mortgage Loan	188
Serviced Pari Passu Companion Loan	188
Serviced Pari Passu Mortgage Loan	188
Serviced Pari Passu Whole Loan	188
Serviced Subordinate Companion Loan	188
Serviced Whole Loan	188
Serviced Whole Loan Custodial Account	312
Servicer Termination Even	383
Servicer Termination Event	385
Servicing Advances	309
Servicing Compensation	322
Servicing Fee	321
Servicing Fee Rate	321
Servicing Shift Mortgage Loan	188
Servicing Shift PSA	188
Servicing Shift Securitization Date	188
Servicing Shift Whole Loan	188
Servicing Standard	307
Servicing Transfer Event	345
SF	132
SFA	16
SFO	15
Shelbourne Preferred Equity Investment	183
Shelbourne Preferred Equity Investor	183
Shelbourne Release Properties	176
Similar Law	455
Simon Guarantor	163
Simon Guarantor Affiliate	163
Small Loan Appraisal Estimate	332
SMMEA	458
Soft Lockbox	131
Soft Springing Hard Lockbox	131
Sole Certificateholder	326
Special Servicer Major Decision	359
Special Servicer Non-Major Decision	340
Special Servicing Fee	323
Specially Serviced Loans	344
Sponsor	216, 224
Springing Cash Management	131
Springing Hard Lockbox	131
Springing Soft Lockbox	132
Sq. Ft.	132
Square Feet	132
Startup Day	439
Stated Principal Balance	271
STWD	247, 257
Subject Loans	329, 400
Subordinate Certificates	260
Subordinate Companion Loan	126, 189
Subsequent Asset Status Report	346
Sub-Servicing Agreement	308
Sub-Servicing Entity	385
T-12	132
Tax Cuts and Jobs Act	442
TCO	161
Tempe Patent	161
Term to Maturity	132
Terms and Conditions	292
Tests	374
Threshold Event Collateral	201
Threshold Event Cure	201
TIC	150
Title V	424
TMPs	448
Trailing 12 NOI	130
Transaction Parties	457
TRIPRA	81
Trust	241
Trust Directing Holder	354
Trust REMIC	51
Trust REMICs	439
TTM	132
Turnberry Guarantor	163
Turnberry Guarantor Affiliate	163
U.S. Obligations	168
U.S. Person	449
UBS 2018-C13 PSA	189
UCC	412
UCITS	109
Underwriter Entities	99
Underwriting Agreement	451
Underwritten EGI	132, 135
Underwritten Expenses	132
Underwritten NCF	133
Underwritten NCF Debt Yield	132

Underwritten NCF DSCR	133
Underwritten Net Cash Flow	133
Underwritten Net Cash Flow DSCR	133
Underwritten Net Operating Income	133
Underwritten Net Operating Income DSCR	135
Underwritten NOI	133
Underwritten NOI Debt Yield	132
Underwritten NOI DSCR	135
Underwritten Revenues	135
Units	135
Unscheduled Principal Distribution Amount	270
Unsolicited Information	374
Updated Appraisal	333
Upper-Tier REMIC	51, 439
Upper-Tier REMIC Distribution Account	313
USTs	148
UW EGI	132, 135
UW Expenses	132
UW NCF	133
UW NCF Debt Yield	132
UW NCF DSCR	133
UW NOI	133
UW NOI Debt Yield	132
UW NOI DSCR	135
Volcker Rule	110
Voting Rights	289
VRR Allocation Percentage	255
VRR Available Funds	254
VRR Interest	4, 252
VRR Interest Distribution Amount	255
VRR Percentage	255
VRR Principal Distribution Amount	255
VRR Realized Loss	254
VRR Realized Loss Interest Distribution Amount	255
VRR REMIC Regular Interests	439
VRR-A Risk Retention Consultation Party	283
VRR-B Risk Retention Consultation Party	283
VRR-C Risk Retention Consultation Party	283
VRRI Sub-Interest	256
WAC Rate	268
Walgreens Lease	160
Weighted Average Mortgage Rate	135
Wells Fargo Bank	242
Whole Loan	126, 189
Withheld Amounts	313
Workout Fee	323
Workout-Delayed Reimbursement Amount	312
Workspace Co-Lender Agreement	206
Workspace Companion Loans	206
Workspace Components	206
Workspace Controlling Noteholder	210
Workspace Fixed Rate Loan	169, 206
Workspace Floating Rate Loan	169, 206
Workspace Floating Rate Pari Passu Component	206
Workspace Floating Rate Subordinate Component	206
Workspace Lead Securitization Companion Loans	206
Workspace Noteholders	206
Workspace Pari Passu Fixed Rate Companion Loans	206
Workspace Senior Fixed Rate Loan	169, 206
Workspace Subordinate Fixed Rate Companion Loans	206
Workspace Subordinate Fixed Rate Loan	169

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ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)(8)	or ARD Balance($)	Type(4)	Type(4)	Rate(6)	Fee Rate(7)	Basis	Maturity or ARD	Maturity or ARD	Term(8)	Term(8)	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(8)(9)
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	6.8%	4	CREFI	80,000,000	80,000,000	80,000,000	Office	CBD	4.05000%	0.01479%	Actual/360	60	58	0	0	08/30/2018	10/06/2018	09/06/2023	No	09/06/2023	273,750
Property	1.001	55 Prospect Street	2.3%	1	CREFI	26,666,667	26,666,667		Office	CBD
Property	1.002	117 Adams Street	1.9%	1	CREFI	22,500,000	22,500,000		Office	CBD
Property	1.003	77 Sands Street	1.8%	1	CREFI	20,833,333	20,833,333		Office	CBD
Property	1.004	81 Prospect Street	0.9%	1	CREFI	10,000,000	10,000,000		Office	CBD
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	4.3%	1	GACC	50,400,000	50,400,000	50,400,000	Office	CBD	4.13098592%	0.01354%	Actual/360	120	119	0	0	09/07/2018	11/06/2018	10/06/2028	No	10/06/2028	175,911
Loan	3	Aventura Mall(2)(33)(36)	4.3%	1	JPMCB	50,000,000	50,000,000	50,000,000	Retail	Super Regional Mall	4.12125%	0.01229%	Actual/360	120	116	0	0	06/07/2018	08/01/2018	07/01/2028	No	07/01/2028	174,104
Loan	4	Shops at Solaris(2)	4.3%	1	CREFI	50,000,000	50,000,000	50,000,000	Retail	Lifestyle Center	4.35000%	0.01554%	Actual/360	120	120	0	0	10/10/2018	12/06/2018	11/06/2028	No	11/06/2028	183,767
Loan	5	Liberty Portfolio(2)(5)	4.3%	2	CREFI	50,000,000	50,000,000	50,000,000	Office	Suburban	4.75500%	0.01554%	Actual/360	120	119	0	0	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	200,877
Property	5.001	Liberty Center at Rio Salado	3.6%	1	CREFI	42,467,603	42,467,603		Office	Suburban
Property	5.002	8501 East Raintree Drive	0.6%	1	CREFI	7,532,397	7,532,397		Office	Suburban
Loan	6	Christiana Center	4.2%	1	JPMCB	49,000,000	49,000,000	45,257,075	Retail	Anchored	5.09000%	0.01354%	Actual/360	120	120	360	360	10/19/2018	12/01/2018	11/01/2028	No	11/01/2028	265,744
Loan	7	192 Lexington Avenue(2)	3.9%	1	CREFI	46,000,000	46,000,000	46,000,000	Office	CBD	4.91000%	0.01571%	Actual/360	120	119	0	0	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	190,831
Loan	8	Hotel Erwin	3.9%	1	CREFI	45,000,000	45,000,000	45,000,000	Hospitality	Full Service	5.13000%	0.01354%	Actual/360	120	119	0	0	09/27/2018	11/06/2018	10/06/2028	No	10/06/2028	195,047
Loan	9	Aon Center(2)(34)(36)	3.7%	1	JPMCB	43,000,000	43,000,000	43,000,000	Office	CBD	4.62740%	0.01229%	Actual/360	60	56	0	0	06/08/2018	08/01/2018	07/01/2023	No	07/01/2023	168,118
Loan	10	Workspace(2)(36)	3.4%	147	JPMCB	40,000,000	40,000,000	40,000,000	Various	Various	5.37200%	0.01229%	Actual/360	61	56	0	0	06/08/2018	07/01/2018	07/01/2023	No	07/01/2023	181,554
Property	10.001	6625 78th Street West	0.1%	1	JPMCB	1,392,500	1,392,500		Office	Suburban
Property	10.002	1500 Liberty Ridge Drive	0.1%	1	JPMCB	1,253,438	1,253,438		Office	Suburban
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive	0.1%	1	JPMCB	1,072,500	1,072,500		Office	Suburban
Property	10.004	1301 International Parkway	0.1%	1	JPMCB	940,625	940,625		Office	Suburban
Property	10.005	777 West Yamato Road	0.1%	1	JPMCB	928,438	928,438		Office	Suburban
Property	10.006	4425 East Cotton Center Boulevard	0.1%	1	JPMCB	867,500	867,500		Office	Suburban
Property	10.007	4500 East Cotton Center Boulevard	0.1%	1	JPMCB	781,875	781,875		Office	Suburban
Property	10.008	3100 Southwest 145th Avenue	0.1%	1	JPMCB	747,500	747,500		Office	Suburban
Property	10.009	3400 Lakeside Drive	0.1%	1	JPMCB	710,938	710,938		Office	Suburban
Property	10.010	3450 Lakeside Drive	0.1%	1	JPMCB	706,250	706,250		Office	Suburban
Property	10.011	40 Liberty Boulevard	0.1%	1	JPMCB	686,563	686,563		Office	Suburban
Property	10.012	4630 Woodland Corporate Boulevard	0.1%	1	JPMCB	637,813	637,813		Office	Suburban
Property	10.013	750 Park of Commerce Road	0.1%	1	JPMCB	632,813	632,813		Office	Suburban
Property	10.014	13621 Northwest 12th Street	0.1%	1	JPMCB	615,625	615,625		Office	Suburban
Property	10.015	2 West Liberty Boulevard	0.1%	1	JPMCB	595,000	595,000		Office	Suburban
Property	10.016	10400 Viking Drive	0.0%	1	JPMCB	571,875	571,875		Office	Suburban
Property	10.017	100 Witmer Road	0.0%	1	JPMCB	550,938	550,938		Office	Suburban
Property	10.018	7 Walnut Grove Drive	0.0%	1	JPMCB	542,500	542,500		Office	Suburban
Property	10.019	4313 East Cotton Center Boulevard	0.0%	1	JPMCB	540,000	540,000		Industrial	Flex
Property	10.020	1400 Liberty Ridge Drive	0.0%	1	JPMCB	483,750	483,750		Office	Suburban
Property	10.021	1200 Liberty Ridge Drive	0.0%	1	JPMCB	483,750	483,750		Office	Suburban
Property	10.022	4750 South 44th Place	0.0%	1	JPMCB	481,250	481,250		Office	Suburban
Property	10.023	680 Blair Mill Road	0.0%	1	JPMCB	477,813	477,813		Office	Suburban
Property	10.024	3020 US Highway 301 South	0.0%	1	JPMCB	461,875	461,875		Office	Suburban
Property	10.025	4 Walnut Grove Drive	0.0%	1	JPMCB	454,375	454,375		Office	Suburban
Property	10.026	4631 Woodland Corporate Boulevard	0.0%	1	JPMCB	448,438	448,438		Office	Suburban
Property	10.027	5 Walnut Grove Drive	0.0%	1	JPMCB	425,000	425,000		Office	Suburban
Property	10.028	700 Dresher Road	0.0%	1	JPMCB	411,563	411,563		Office	Suburban
Property	10.029	45-67 Great Valley Parkway	0.0%	1	JPMCB	410,313	410,313		Industrial	Flex
Property	10.030	4610 South 44th Place	0.0%	1	JPMCB	403,125	403,125		Industrial	Flex
Property	10.031	4217 East Cotton Center Boulevard	0.0%	1	JPMCB	366,563	366,563		Office	Suburban
Property	10.032	1 Country View Road	0.0%	1	JPMCB	364,063	364,063		Office	Suburban
Property	10.033	4410 East Cotton Center Boulevard	0.0%	1	JPMCB	361,563	361,563		Industrial	Flex
Property	10.034	951 Northwest Broken Sound Parkway	0.0%	1	JPMCB	354,375	354,375		Office	Suburban
Property	10.035	77-123 Great Valley Parkway	0.0%	1	JPMCB	351,875	351,875		Industrial	Flex
Property	10.036	420-500 Lapp Road	0.0%	1	JPMCB	346,875	346,875		Industrial	Flex
Property	10.037	507 Prudential Road	0.0%	1	JPMCB	306,563	306,563		Office	Suburban
Property	10.038	2 Walnut Grove Drive	0.0%	1	JPMCB	306,563	306,563		Office	Suburban
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard	0.0%	1	JPMCB	302,813	302,813		Industrial	Flex
Property	10.040	9801 South 51st Street	0.0%	1	JPMCB	298,125	298,125		Office	Suburban
Property	10.041	180 Sheree Boulevard	0.0%	1	JPMCB	293,125	293,125		Office	Suburban
Property	10.042	7615 Smetana Lane	0.0%	1	JPMCB	290,625	290,625		Industrial	Flex
Property	10.043	4550 South 44th Place	0.0%	1	JPMCB	288,438	288,438		Office	Suburban
Property	10.044	131 Kelsey Lane	0.0%	1	JPMCB	283,438	283,438		Industrial	Flex
Property	10.045	5775 Old Shakopee Road West	0.0%	1	JPMCB	275,000	275,000		Industrial	Flex
Property	10.046	8401-8406 Benjamin Road (North)	0.0%	1	JPMCB	268,750	268,750		Industrial	Flex
Property	10.047	7625 Smetana Lane	0.0%	1	JPMCB	262,500	262,500		Office	Suburban
Property	10.048	5 Great Valley Parkway	0.0%	1	JPMCB	261,563	261,563		Office	Suburban
Property	10.049	5705 Old Shakopee Road West	0.0%	1	JPMCB	259,688	259,688		Industrial	Flex
Property	10.050	7 Great Valley Parkway	0.0%	1	JPMCB	250,313	250,313		Office	Suburban
Property	10.051	65 Valley Stream Parkway	0.0%	1	JPMCB	249,063	249,063		Office	Suburban
Property	10.052	220 Gibraltar Road	0.0%	1	JPMCB	246,875	246,875		Office	Suburban
Property	10.053	257-275 Great Valley Parkway	0.0%	1	JPMCB	244,375	244,375		Industrial	Flex
Property	10.054	240 Gibraltar Road	0.0%	1	JPMCB	241,875	241,875		Office	Suburban
Property	10.055	200 Gibraltar Road	0.0%	1	JPMCB	238,125	238,125		Office	Suburban
Property	10.056	9023 Columbine Road	0.0%	1	JPMCB	235,625	235,625		Office	Suburban
Property	10.057	3 Country View Road	0.0%	1	JPMCB	234,688	234,688		Office	Suburban
Property	10.058	333 Phoenixville Pike	0.0%	1	JPMCB	229,688	229,688		Industrial	Flex
Property	10.059	1 Great Valley Parkway	0.0%	1	JPMCB	229,688	229,688		Industrial	Flex
Property	10.060	4405 East Cotton Center Boulevard	0.0%	1	JPMCB	227,188	227,188		Office	Suburban
Property	10.061	7920 Woodland Center Boulevard	0.0%	1	JPMCB	222,188	222,188		Industrial	Flex
Property	10.062	20 Valley Stream Parkway	0.0%	1	JPMCB	220,000	220,000		Office	Suburban
Property	10.063	5715 Old Shakopee Road West	0.0%	1	JPMCB	213,750	213,750		Industrial	Flex
Property	10.064	150-182 Kelsey Lane	0.0%	1	JPMCB	207,813	207,813		Industrial	Flex
Property	10.065	155 Great Valley Parkway	0.0%	1	JPMCB	204,063	204,063		Industrial	Flex
Property	10.066	701-725 US Highway 301 South	0.0%	1	JPMCB	200,313	200,313		Industrial	Flex
Property	10.067	901-933 US Highway 301 South	0.0%	1	JPMCB	200,313	200,313		Industrial	Flex
Property	10.068	7725 Woodland Center Boulevard	0.0%	1	JPMCB	196,563	196,563		Office	Suburban
Property	10.069	4508 Woodland Corporate Boulevard	0.0%	1	JPMCB	195,313	195,313		Office	Suburban
Property	10.070	3102, 3104 and 3110 Cherry Palm	0.0%	1	JPMCB	190,625	190,625		Industrial	Flex

A-1-1

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)(8)	or ARD Balance($)	Type(4)	Type(4)	Rate(6)	Fee Rate(7)	Basis	Maturity or ARD	Maturity or ARD	Term(8)	Term(8)	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(8)(9)
Property	10.071	101 Gibraltar Road	0.0%	1	JPMCB	189,375	189,375		Office	Suburban
Property	10.072	6161 American Boulevard West	0.0%	1	JPMCB	188,125	188,125		Office	Suburban
Property	10.073	4502 Woodland Center Boulevard	0.0%	1	JPMCB	184,375	184,375		Office	Suburban
Property	10.074	110 Gibraltar Road	0.0%	1	JPMCB	183,125	183,125		Office	Suburban
Property	10.075	8855 Columbine Road	0.0%	1	JPMCB	183,125	183,125		Office	Suburban
Property	10.076	8939 Columbine Road	0.0%	1	JPMCB	181,875	181,875		Office	Suburban
Property	10.077	7905 Fuller Road	0.0%	1	JPMCB	181,250	181,250		Office	Suburban
Property	10.078	10801 Nesbitt Avenue South	0.0%	1	JPMCB	177,813	177,813		Industrial	Flex
Property	10.079	9008 Brittany Way	0.0%	1	JPMCB	174,688	174,688		Industrial	Flex
Property	10.080	8995 Columbine Road	0.0%	1	JPMCB	174,063	174,063		Office	Suburban
Property	10.081	7852-7898 Woodland Center Boulevard	0.0%	1	JPMCB	173,438	173,438		Industrial	Flex
Property	10.082	455 Business Center Drive	0.0%	1	JPMCB	172,188	172,188		Office	Suburban
Property	10.083	231-253 Gibraltar Road	0.0%	1	JPMCB	169,688	169,688		Industrial	Flex
Property	10.084	747 Dresher Road	0.0%	1	JPMCB	169,688	169,688		Office	Suburban
Property	10.085	55 Valley Stream Parkway	0.0%	1	JPMCB	168,438	168,438		Office	Suburban
Property	10.086	8212 Woodland Center Boulevard	0.0%	1	JPMCB	168,438	168,438		Industrial	Flex
Property	10.087	4303 East Cotton Center Boulevard	0.0%	1	JPMCB	166,250	166,250		Industrial	Flex
Property	10.088	501 US Highway 301 South	0.0%	1	JPMCB	166,250	166,250		Industrial	Flex
Property	10.089	7802-7850 Woodland Center Boulevard	0.0%	1	JPMCB	166,250	166,250		Industrial	Flex
Property	10.090	8102 Woodland Center Boulevard	0.0%	1	JPMCB	163,750	163,750		Industrial	Flex
Property	10.091	102 Rock Road	0.0%	1	JPMCB	161,250	161,250		Industrial	Flex
Property	10.092	111-159 Gibraltar Road	0.0%	1	JPMCB	160,000	160,000		Industrial	Flex
Property	10.093	200-264 Lakeside Drive	0.0%	1	JPMCB	156,250	156,250		Office	Suburban
Property	10.094	181-187 Gibraltar Road	0.0%	1	JPMCB	156,250	156,250		Industrial	Flex
Property	10.095	120 Gibraltar Road	0.0%	1	JPMCB	155,000	155,000		Office	Suburban
Property	10.096	4207 East Cotton Center Boulevard	0.0%	1	JPMCB	154,063	154,063		Office	Suburban
Property	10.097	161-175 Gibraltar Road	0.0%	1	JPMCB	152,188	152,188		Industrial	Flex
Property	10.098	8967 Columbine Road	0.0%	1	JPMCB	151,875	151,875		Office	Suburban
Property	10.099	8125-8198 Woodland Center Boulevard	0.0%	1	JPMCB	151,563	151,563		Industrial	Flex
Property	10.100	111 Kelsey Lane	0.0%	1	JPMCB	148,438	148,438		Industrial	Flex
Property	10.101	261-283 Gibraltar Road	0.0%	1	JPMCB	146,563	146,563		Industrial	Flex
Property	10.102	27-43 Great Valley Parkway	0.0%	1	JPMCB	144,063	144,063		Industrial	Flex
Property	10.103	767 Electronic Drive	0.0%	1	JPMCB	140,625	140,625		Industrial	Flex
Property	10.104	200-234 Kelsey Lane	0.0%	1	JPMCB	139,375	139,375		Industrial	Flex
Property	10.105	4435 East Cotton Center Boulevard	0.0%	1	JPMCB	138,125	138,125		Office	Suburban
Property	10.106	7800 Equitable Drive	0.0%	1	JPMCB	131,875	131,875		Office	Suburban
Property	10.107	8906 Brittany Way	0.0%	1	JPMCB	130,625	130,625		Industrial	Flex
Property	10.108	201-223 Witmer Road	0.0%	1	JPMCB	129,375	129,375		Industrial	Flex
Property	10.109	4520 Seedling Circle	0.0%	1	JPMCB	129,375	129,375		Office	Suburban
Property	10.110	13630 Northwest 8th Street	0.0%	1	JPMCB	127,188	127,188		Office	Suburban
Property	10.111	5735 Old Shakopee Road West	0.0%	1	JPMCB	126,563	126,563		Industrial	Flex
Property	10.112	50 Valley Stream Parkway	0.0%	1	JPMCB	125,938	125,938		Office	Suburban
Property	10.113	4503 Woodland Corporate Boulevard	0.0%	1	JPMCB	123,438	123,438		Office	Suburban
Property	10.114	508 Lapp Road	0.0%	1	JPMCB	123,438	123,438		Industrial	Flex
Property	10.115	125-135 Rock Road	0.0%	1	JPMCB	119,063	119,063		Industrial	Flex
Property	10.116	8911 Columbine Road	0.0%	1	JPMCB	118,125	118,125		Office	Suburban
Property	10.117	9306-9324 East Broadway Avenue	0.0%	1	JPMCB	117,188	117,188		Office	Suburban
Property	10.118	201 Gibraltar Road	0.0%	1	JPMCB	114,688	114,688		Office	Suburban
Property	10.119	101-111 Rock Road	0.0%	1	JPMCB	114,688	114,688		Industrial	Flex
Property	10.120	4505 Woodland Corporate Boulevard	0.0%	1	JPMCB	112,500	112,500		Office	Suburban
Property	10.121	4511 Woodland Corporate Boulevard	0.0%	1	JPMCB	112,500	112,500		Office	Suburban
Property	10.122	40 Valley Stream Parkway	0.0%	1	JPMCB	108,750	108,750		Office	Suburban
Property	10.123	400-445 Lakeside Drive, Unit #400	0.0%	1	JPMCB	108,750	108,750		Office	Suburban
Property	10.124	7702 Woodland Center Boulevard	0.0%	1	JPMCB	106,250	106,250		Office	Suburban
Property	10.125	103-109 Gibraltar Road	0.0%	1	JPMCB	106,250	106,250		Industrial	Flex
Property	10.126	8001 Woodland Center Boulevard	0.0%	1	JPMCB	105,000	105,000		Office	Suburban
Property	10.127	113-123 Rock Road	0.0%	1	JPMCB	105,000	105,000		Industrial	Flex
Property	10.128	555 Business Center Drive	0.0%	1	JPMCB	105,000	105,000		Office	Suburban
Property	10.129	4415 East Cotton Center Boulevard	0.0%	1	JPMCB	105,000	105,000		Industrial	Flex
Property	10.130	300 Welsh Road Building 4	0.0%	1	JPMCB	103,750	103,750		Office	Suburban
Property	10.131	9001-9015 Brittany Way	0.0%	1	JPMCB	100,313	100,313		Industrial	Flex
Property	10.132	277-293 Great Valley Parkway	0.0%	1	JPMCB	92,813	92,813		Industrial	Flex
Property	10.133	13650 Northwest 8th Street	0.0%	1	JPMCB	92,813	92,813		Office	Suburban
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)	0.0%	1	JPMCB	90,313	90,313		Office	Suburban
Property	10.135	300-309 Lakeside Drive	0.0%	1	JPMCB	80,625	80,625		Office	Suburban
Property	10.136	101-107 Lakeside Drive	0.0%	1	JPMCB	78,125	78,125		Office	Suburban
Property	10.137	7695-7699 Anagram Drive	0.0%	1	JPMCB	75,625	75,625		Office	Suburban
Property	10.138	425 Technology Drive	0.0%	1	JPMCB	72,188	72,188		Industrial	Flex
Property	10.139	300 Technology Drive	0.0%	1	JPMCB	68,438	68,438		Industrial	Flex
Property	10.140	7851-61 Woodland Center Boulevard	0.0%	1	JPMCB	63,438	63,438		Industrial	Flex
Property	10.141	510 Lapp Road	0.0%	1	JPMCB	63,438	63,438		Industrial	Flex
Property	10.142	300 Welsh Road Building 3	0.0%	1	JPMCB	55,000	55,000		Office	Suburban
Property	10.143	7624 Bald Cypress Place	0.0%	1	JPMCB	45,313	45,313		Industrial	Flex
Property	10.144	75 Great Valley Parkway	0.0%	1	JPMCB	40,938	40,938		Industrial	Flex
Property	10.145	506 Prudential Road	0.0%	1	JPMCB	36,563	36,563		Office	Suburban
Property	10.146	30 Great Valley Parkway	0.0%	1	JPMCB	28,125	28,125		Industrial	Flex
Property	10.147	100 Gibraltar Road	0.0%	1	JPMCB	10,938	10,938		Retail	Freestanding
Loan	11	636 11th Avenue(2)(31)(35)	3.4%	1	JPMCB	40,000,000	40,000,000	40,000,000	Office	CBD	4.07300%	0.01354%	Actual/360	120	115	0	0	05/11/2018	07/01/2018	06/01/2028	Yes	06/01/2029	137,652
Loan	12	Courtyard at The Navy Yard(5)(35)	3.4%	1	GACC	40,000,000	40,000,000	33,218,160	Hospitality	Select Service	5.31200%	0.01354%	Actual/360	120	120	360	360	10/23/2018	12/06/2018	11/06/2028	No	11/06/2028	222,420
Loan	13	710 Bridgeport	3.3%	1	JPMCB	38,500,000	38,500,000	34,117,953	Industrial	Flex	5.05000%	0.03354%	Actual/360	120	120	360	360	10/25/2018	12/01/2018	11/01/2028	No	11/01/2028	207,854
Loan	14	Outlet Shoppes at El Paso(2)	3.1%	1	GACC	36,000,000	35,957,562	29,373,644	Retail	Anchored	5.10300%	0.01632%	30/360	120	119	360	359	09/10/2018	11/06/2018	10/06/2028	No	10/06/2028	195,528
Loan	15	Castleton Commons & Square(34)	3.0%	1	GACC	34,500,000	34,500,000	29,372,099	Retail	Anchored	5.60500%	0.01354%	Actual/360	120	120	360	360	10/29/2018	12/06/2018	11/06/2028	No	11/06/2028	194,498
Loan	16	Courtyard Edgewater(34)	2.5%	1	CREFI	29,700,000	29,672,664	24,883,123	Hospitality	Select Service	5.59200%	0.01354%	Actual/360	120	119	360	359	09/27/2018	11/06/2018	10/06/2028	No	10/06/2028	170,352
Loan	17	Aston Street(22)	2.2%	1	GACC	25,900,000	25,900,000	23,535,073	Office	Suburban	5.31500%	0.01354%	Actual/360	120	119	390	390	10/05/2018	11/06/2018	10/06/2028	No	10/06/2028	139,629
Loan	18	Overland Park Xchange(2)	2.1%	1	JPMCB	25,000,000	25,000,000	25,000,000	Office	Suburban	4.70000%	0.01229%	Actual/360	120	116	0	0	06/28/2018	08/01/2018	07/01/2028	No	07/01/2028	99,277
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	2.1%	1	CREFI	25,000,000	24,974,116	20,629,414	Hospitality	Full Service	5.11000%	0.01229%	Actual/360	120	119	360	359	09/20/2018	11/06/2018	10/06/2028	No	10/06/2028	135,891
Loan	20	Carmel Mission Inn(35)	2.0%	1	GACC	23,700,000	23,700,000	20,200,961	Hospitality	Select Service	5.33000%	0.01354%	Actual/360	120	119	360	360	10/05/2018	11/06/2018	10/06/2028	No	10/06/2028	132,049

A-1-2

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First				Monthly
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final	Debt
Property Flag	ID	Property Name	Balance	Properties	Seller(1)	Balance($)(3)	Balance($)(3)(8)	or ARD Balance($)	Type(4)	Type(4)	Rate(6)	Fee Rate(7)	Basis	Maturity or ARD	Maturity or ARD	Term(8)	Term(8)	Date	Date	or ARD Date	(Yes/No)	Maturity Date	Service($)(8)(9)
Loan	21	Maize & Blue Portfolio	1.8%	11	JPMCB	21,500,000	21,500,000	21,500,000	Multifamily	Student Housing	4.96700%	0.01354%	Actual/360	120	120	0	0	10/17/2018	12/01/2018	11/01/2028	No	11/01/2028	90,228
Property	21.001	The Lion	0.3%	1	JPMCB	2,986,000	2,986,000		Multifamily	Student Housing
Property	21.002	The Forum	0.2%	1	JPMCB	2,688,000	2,688,000		Multifamily	Student Housing
Property	21.003	520 Packard	0.2%	1	JPMCB	2,508,000	2,508,000		Multifamily	Student Housing
Property	21.004	The Abbey	0.2%	1	JPMCB	2,508,000	2,508,000		Multifamily	Student Housing
Property	21.005	The Dean	0.2%	1	JPMCB	1,971,000	1,971,000		Multifamily	Student Housing
Property	21.006	326 E Madison	0.2%	1	JPMCB	1,971,000	1,971,000		Multifamily	Student Housing
Property	21.007	1000 Oakland	0.2%	1	JPMCB	1,911,000	1,911,000		Multifamily	Student Housing
Property	21.008	344 S Division	0.1%	1	JPMCB	1,493,000	1,493,000		Multifamily	Student Housing
Property	21.009	The Lodge	0.1%	1	JPMCB	1,493,000	1,493,000		Multifamily	Student Housing
Property	21.010	The Algonquin	0.1%	1	JPMCB	1,374,000	1,374,000		Multifamily	Student Housing
Property	21.011	515 E Lawrence	0.1%	1	JPMCB	597,000	597,000		Multifamily	Student Housing
Loan	22	Springhill Suites Huntington Beach	1.8%	1	JPMCB	21,000,000	21,000,000	18,085,538	Hospitality	Limited Service	4.82000%	0.01354%	Actual/360	120	120	360	360	10/10/2018	12/01/2018	11/01/2028	No	11/01/2028	110,434
Loan	23	CityLine XIV Portfolio	1.8%	4	CREFI	20,800,000	20,800,000	18,456,677	Self Storage	Self Storage	5.11000%	0.01354%	Actual/360	120	118	360	360	08/23/2018	10/06/2018	09/06/2028	No	09/06/2028	113,061
Property	23.001	CityLine Sebastian	1.0%	1	CREFI	11,500,000	11,500,000		Self Storage	Self Storage
Property	23.002	CityLine Tuscaloosa	0.4%	1	CREFI	4,100,000	4,100,000		Self Storage	Self Storage
Property	23.003	CityLine Route 22	0.3%	1	CREFI	3,700,000	3,700,000		Self Storage	Self Storage
Property	23.004	Extra Space Storage - Madison	0.1%	1	CREFI	1,500,000	1,500,000		Self Storage	Self Storage
Loan	24	Chicopee Marketplace	1.7%	1	JPMCB	19,800,000	19,800,000	19,800,000	Retail	Shadow Anchored	4.62700%	0.01354%	Actual/360	120	119	0	0	09/21/2018	11/01/2018	10/01/2028	No	10/01/2028	77,406
Loan	25	Concord Plaza(2)	1.6%	1	CREFI	19,000,000	19,000,000	18,477,340	Office	CBD	5.24000%	0.01229%	Actual/360	60	58	360	360	08/15/2018	10/06/2018	09/06/2023	No	09/06/2023	104,801
Loan	26	Woodside Office Center(36)	1.6%	1	GACC	18,350,000	18,350,000	16,964,756	Office	Suburban	5.15500%	0.01354%	Actual/360	120	120	360	360	10/17/2018	12/06/2018	11/06/2028	No	11/06/2028	100,252
Loan	27	Shelbourne Global Portfolio I(2)(31)	1.5%	7	GACC	18,000,000	18,000,000	18,000,000	Various	Various	5.85300%	0.01229%	Actual/360	120	119	0	0	09/07/2018	11/06/2018	10/06/2028	No	10/06/2028	89,014
Property	27.001	1515 Broad Street	0.7%	1	GACC	8,148,387	8,148,387		Industrial	Flex
Property	27.002	140 Centennial Avenue	0.3%	1	GACC	3,309,677	3,309,677		Industrial	Flex
Property	27.003	675 Central Avenue	0.2%	1	GACC	2,341,935	2,341,935		Office	Suburban
Property	27.004	275 Centennial Avenue	0.2%	1	GACC	1,858,065	1,858,065		Industrial	Flex
Property	27.005	691 Central Avenue	0.1%	1	GACC	1,722,581	1,722,581		Office	Suburban
Property	27.006	80 Kingsbridge Road	0.0%	1	GACC	445,161	445,161		Industrial	Flex
Property	27.007	20 Kingsbridge Road	0.0%	1	GACC	174,194	174,194		Office	Suburban
Loan	28	1555 North Sheffield	1.5%	1	CREFI	17,500,000	17,500,000	17,500,000	Retail	Single Tenant	5.13000%	0.04104%	Actual/360	120	119	0	0	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	75,852
Loan	29	Globe Chicago Industrial Portfolio	1.5%	5	CREFI	17,400,000	17,400,000	17,400,000	Industrial	Flex	5.11000%	0.01354%	Actual/360	60	59	0	0	09/27/2018	11/06/2018	10/06/2023	No	10/06/2023	75,124
Property	29.001	Hoffman Industrial	0.4%	1	CREFI	4,500,000	4,500,000		Industrial	Flex
Property	29.002	Aurora Industrial	0.4%	1	CREFI	4,100,000	4,100,000		Industrial	Flex
Property	29.003	Schaumburg Tower Industrial	0.3%	1	CREFI	3,800,000	3,800,000		Industrial	Flex
Property	29.004	Bloomingdale Industrial	0.3%	1	CREFI	3,150,000	3,150,000		Industrial	Flex
Property	29.005	Schaumburg Basswood Industrial	0.2%	1	CREFI	1,850,000	1,850,000		Industrial	Flex
Loan	30	Pavilions North Shopping Center	1.3%	1	JPMCB	15,356,000	15,356,000	15,356,000	Retail	Anchored	4.70500%	0.01354%	Actual/360	120	120	0	0	10/05/2018	12/01/2018	11/01/2028	No	11/01/2028	61,045
Loan	31	Hilton Garden Inn Frederick	1.2%	1	GACC	14,500,000	14,500,000	12,823,625	Hospitality	Select Service	4.95500%	0.01354%	Actual/360	120	119	360	360	10/03/2018	11/06/2018	10/06/2028	No	10/06/2028	77,441
Loan	32	The Center at Carbon Beach	1.1%	1	CREFI	12,750,000	12,750,000	12,750,000	Mixed Use	Office/Retail	4.82800%	0.01354%	Actual/360	120	118	0	0	08/30/2018	10/06/2018	09/06/2028	No	09/06/2028	52,010
Loan	33	BJ’s Summerville	1.0%	1	CREFI	11,900,000	11,888,876	11,060,189	Retail	Single Tenant	5.53000%	0.01354%	Actual/360	60	59	360	359	09/28/2018	11/06/2018	10/06/2023	No	10/06/2023	67,791
Loan	34	Columbus Industrial Portfolio	0.8%	2	GACC	9,243,750	9,234,134	7,622,790	Industrial	Warehouse	5.09000%	0.01354%	Actual/360	120	119	360	359	09/21/2018	11/06/2018	10/06/2028	No	10/06/2028	50,132
Property	34.001	Huntley	0.6%	1	GACC	7,350,452	7,342,805		Industrial	Warehouse
Property	34.002	Frusta	0.2%	1	GACC	1,893,298	1,891,329		Industrial	Warehouse
Loan	35	Fresno E Street Office	0.8%	1	GACC	9,100,000	9,100,000	8,217,258	Office	CBD	4.92000%	0.01354%	Actual/360	120	116	360	360	06/12/2018	08/06/2018	07/06/2028	No	07/06/2028	48,407
Loan	36	300 East 64th Street	0.8%	1	JPMCB	9,000,000	9,000,000	9,000,000	Retail	Unanchored	4.79200%	0.01354%	Actual/360	120	119	0	0	09/26/2018	11/01/2018	10/01/2028	No	10/01/2028	36,439
Loan	37	Old Orchard	0.8%	1	GACC	9,000,000	8,990,093	7,363,350	Multifamily	Garden	4.84900%	0.04104%	Actual/360	120	119	360	359	09/14/2018	11/06/2018	10/06/2028	No	10/06/2028	47,487
Loan	38	Market Square	0.8%	1	CREFI	8,812,000	8,812,000	7,329,054	Retail	Shadow Anchored	5.36000%	0.01354%	Actual/360	120	120	360	360	10/22/2018	12/06/2018	11/06/2028	No	11/06/2028	49,262
Loan	39	May & Ellis Building	0.7%	1	CREFI	8,300,000	8,300,000	8,300,000	Mixed Use	Multifamily/Retail	5.08000%	0.01354%	Actual/360	120	119	0	0	09/27/2018	11/06/2018	10/06/2028	No	10/06/2028	35,625
Loan	40	Ocala West	0.7%	1	GACC	8,000,000	7,991,854	7,397,855	Retail	Anchored	5.18000%	0.01354%	Actual/360	60	59	360	359	09/27/2018	11/06/2018	10/06/2023	No	10/06/2023	43,830
Loan	41	Torrey Corner	0.7%	1	CREFI	7,600,000	7,600,000	6,917,150	Retail	Unanchored	5.36000%	0.11104%	Actual/360	120	120	360	360	10/10/2018	12/06/2018	11/06/2028	No	11/06/2028	42,487
Loan	42	NC Self Storage Portfolio	0.6%	3	CREFI	7,500,000	7,492,382	6,204,784	Self Storage	Self Storage	5.19000%	0.01354%	Actual/360	120	119	360	359	09/20/2018	11/06/2018	10/06/2028	No	10/06/2028	41,137
Property	42.001	The Attic Self-Storage	0.4%	1	CREFI	4,100,000	4,095,835		Self Storage	Self Storage
Property	42.002	Speedway Self-Storage	0.2%	1	CREFI	2,000,000	1,997,968		Self Storage	Self Storage
Property	42.003	Armadillo Self-Storage	0.1%	1	CREFI	1,400,000	1,398,578		Self Storage	Self Storage
Loan	43	Kohl’s - Florence KY(31)	0.6%	1	CREFI	7,000,000	7,000,000	6,071,927	Retail	Single Tenant	5.10000%	0.01354%	Actual/360	120	119	360	360	09/27/2018	11/06/2018	10/06/2028	No	10/06/2028	38,006
Loan	44	237-239 Hawthorne Street	0.5%	1	CREFI	6,350,000	6,350,000	6,350,000	Multifamily	Mid Rise	5.39000%	0.01354%	Actual/360	120	119	0	0	09/21/2018	11/06/2018	10/06/2028	No	10/06/2028	28,918
Loan	45	Greystone Business Park	0.5%	1	CREFI	5,800,000	5,800,000	5,345,800	Mixed Use	Office/Flex	4.95000%	0.04354%	Actual/360	120	119	360	360	09/21/2018	11/06/2018	10/06/2028	No	10/06/2028	30,959
Loan	46	DS Smith - Lester Prairie	0.4%	1	CREFI	5,000,000	5,000,000	4,356,213	Industrial	Manufacturing	5.28000%	0.01354%	Actual/360	120	120	360	360	10/10/2018	12/06/2018	11/06/2028	No	11/06/2028	27,703
Loan	47	Sugar Grove	0.4%	1	GACC	4,315,000	4,315,000	4,315,000	Retail	Single Tenant	4.78300%	0.01354%	Actual/360	120	119	0	0	09/26/2018	11/06/2018	10/06/2028	No	10/06/2028	17,438
Loan	48	Campus Pointe	0.4%	1	CREFI	4,230,000	4,230,000	3,808,370	Retail	Unanchored	5.30000%	0.06104%	Actual/360	120	119	360	360	10/04/2018	11/06/2018	10/06/2028	No	10/06/2028	23,489
Loan	49	Nemours at Sonata West	0.3%	1	GACC	4,000,000	4,000,000	3,532,998	Office	Medical	5.38300%	0.01354%	Actual/360	120	119	360	360	09/27/2018	11/06/2018	10/06/2028	No	10/06/2028	22,419
Loan	50	Cottages at Gateway Park	0.2%	1	GACC	2,650,000	2,650,000	2,349,001	Multifamily	Garden	5.06000%	0.05354%	Actual/360	120	119	360	360	09/18/2018	11/06/2018	10/06/2028	No	10/06/2028	14,323
Loan	51	WAG Richmond	0.2%	1	CREFI	2,600,000	2,600,000	2,216,139	Retail	Single Tenant	5.33000%	0.01354%	Actual/360	120	119	360	360	09/28/2018	11/06/2018	10/06/2028	No	10/06/2028	14,486

A-1-3

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Service($)(8)(9)	Service($)	Service($)	Period	Lockbox(10)	Management(11)	Other Loans	Borrower	NOI DSCR(8)(9)(12)	NCF DSCR(8)(9)(12)	Period(14)	Date	Value ($)(15)	As-of Date	(Yes/No)	Ratio(9)(12)(15)	Maturity or ARD(9)(12)(15)	Address
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	3,285,000	342,188	4,106,250	58	Hard	In Place	No	Yes - A	4.04x	3.89x	0	6	640,000,000	03/23/2018	Yes	28.1%	28.1%	Various
Property	1.001	55 Prospect Street													220,000,000	03/23/2018	Yes			55 Prospect Street
Property	1.002	117 Adams Street													175,000,000	03/23/2018	Yes			117 Adams Street
Property	1.003	77 Sands Street													175,000,000	03/23/2018	Yes			77 Sands Street
Property	1.004	81 Prospect Street													70,000,000	03/23/2018	Yes			81 Prospect Street
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	2,110,934	815,334	9,784,011	119	Hard	In Place	No	No	3.01x	2.97x	0	6	705,800,000	11/15/2019	Yes	40.2%	40.2%	1120, 1140 & 1160 Enterprise Way
Loan	3	Aventura Mall(2)(33)(36)	2,089,245	4,724,131	56,689,568	116	Hard; Master Lease Rents (Soft Springing Hard)	Springing	No	No	2.63x	2.58x	0	1	3,450,000,000	04/16/2018	Yes	40.8%	40.8%	19501 Biscayne Boulevard
Loan	4	Shops at Solaris(2)	2,205,208	73,507	882,083	120	Hard	Springing	No	No	2.52x	2.46x	0	6	150,000,000	08/23/2018	Yes	46.7%	46.7%	141 East Meadow Drive
Loan	5	Liberty Portfolio(2)(5)	2,410,521	464,829	5,577,945	119	Hard	Springing	No	No	1.89x	1.77x	0	6	256,700,000	Various	Yes	64.6%	64.6%	Various
Property	5.001	Liberty Center at Rio Salado													212,910,000	08/22/2018	Yes			1850, 1870, 1910 & 1930 West Rio Salado Parkway
Property	5.002	8501 East Raintree Drive													43,790,000	08/24/2018	Yes			8501 East Raintree Drive
Loan	6	Christiana Center	3,188,933			60	Springing Hard	Springing	No	No	1.50x	1.45x	0	1	69,400,000	09/06/2018	Yes	70.6%	65.2%	100-900 Center Boulevard
Loan	7	192 Lexington Avenue(2)	2,289,969	58,079	696,947	119	Hard	Springing	No	No	1.47x	1.41x	0	6	101,000,000	08/07/2018	Yes	59.4%	59.4%	192 Lexington Avenue
Loan	8	Hotel Erwin	2,340,563			119	Springing Hard	Springing	No	No	2.52x	2.24x	0	6	91,100,000	08/22/2018	Yes	49.4%	49.4%	1697 Pacific Avenue
Loan	9	Aon Center(2)(34)(36)	2,017,418	1,200,285	14,403,425	56	Hard	Springing	No	No	3.14x	3.03x	0	1	824,000,000	05/01/2018	Yes	40.3%	40.3%	200 East Randolph Street
Loan	10	Workspace(2)(36)	2,178,644	2,433,521	29,202,255	56	Hard	In Place	No	No	3.99x	3.60x	0	1	1,634,285,000	Various	Yes	35.4%	35.4%	Various
Property	10.001	6625 78th Street West													56,950,000	04/13/2018	Yes			6625 78th Street West
Property	10.002	1500 Liberty Ridge Drive													51,350,000	04/16/2018	Yes			1500 Liberty Ridge Drive
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive													44,000,000	04/11/2018	Yes			3350 Southwest 148th Avenue & Lakeside Drive
Property	10.004	1301 International Parkway													38,500,000	04/11/2018	Yes			1301 International Parkway
Property	10.005	777 West Yamato Road													38,000,000	04/19/2018	Yes			777 West Yamato Road
Property	10.006	4425 East Cotton Center Boulevard													35,500,000	04/19/2018	Yes			4425 East Cotton Center Boulevard
Property	10.007	4500 East Cotton Center Boulevard													32,000,000	04/19/2018	Yes			4500 East Cotton Center Boulevard
Property	10.008	3100 Southwest 145th Avenue													30,600,000	04/11/2018	Yes			3100 Southwest 145th Avenue
Property	10.009	3400 Lakeside Drive													29,100,000	04/11/2018	Yes			3400 Lakeside Drive
Property	10.010	3450 Lakeside Drive													28,900,000	04/11/2018	Yes			3450 Lakeside Drive
Property	10.011	40 Liberty Boulevard													28,100,000	04/16/2018	Yes			40 Liberty Boulevard
Property	10.012	4630 Woodland Corporate Boulevard													26,100,000	04/20/2018	Yes			4630 Woodland Corporate Boulevard
Property	10.013	750 Park of Commerce Road													25,900,000	04/19/2018	Yes			750 Park of Commerce Road
Property	10.014	13621 Northwest 12th Street													25,200,000	04/11/2018	Yes			13621 Northwest 12th Street
Property	10.015	2 West Liberty Boulevard													24,350,000	04/16/2018	Yes			2 West Liberty Boulevard
Property	10.016	10400 Viking Drive													23,400,000	04/17/2018	Yes			10400 Viking Drive
Property	10.017	100 Witmer Road													21,800,000	04/23/2018	Yes			100 Witmer Road
Property	10.018	7 Walnut Grove Drive													22,200,000	04/17/2018	Yes			7 Walnut Grove Drive
Property	10.019	4313 East Cotton Center Boulevard													23,400,000	04/19/2018	Yes			4313 East Cotton Center Boulevard
Property	10.020	1400 Liberty Ridge Drive													19,800,000	04/16/2018	Yes			1400 Liberty Ridge Drive
Property	10.021	1200 Liberty Ridge Drive													18,750,000	04/16/2018	Yes			1200 Liberty Ridge Drive
Property	10.022	4750 South 44th Place													19,700,000	04/19/2018	Yes			4750 South 44th Place
Property	10.023	680 Blair Mill Road													19,550,000	04/17/2018	Yes			680 Blair Mill Road
Property	10.024	3020 US Highway 301 South													18,900,000	04/20/2018	Yes			3020 US Highway 301 South
Property	10.025	4 Walnut Grove Drive													18,600,000	04/17/2018	Yes			4 Walnut Grove Drive
Property	10.026	4631 Woodland Corporate Boulevard													18,350,000	04/20/2018	Yes			4631 Woodland Corporate Boulevard
Property	10.027	5 Walnut Grove Drive													17,400,000	04/17/2018	Yes			5 Walnut Grove Drive
Property	10.028	700 Dresher Road													16,850,000	04/23/2018	Yes			700 Dresher Road
Property	10.029	45-67 Great Valley Parkway													16,800,000	04/17/2018	Yes			45-67 Great Valley Parkway
Property	10.030	4610 South 44th Place													16,350,000	04/19/2018	Yes			4610 South 44th Place
Property	10.031	4217 East Cotton Center Boulevard													15,000,000	04/19/2018	Yes			4217 East Cotton Center Boulevard
Property	10.032	1 Country View Road													14,900,000	04/16/2018	Yes			1 Country View Road
Property	10.033	4410 East Cotton Center Boulevard													14,800,000	04/19/2018	Yes			4410 East Cotton Center Boulevard
Property	10.034	951 Northwest Broken Sound Parkway													14,500,000	04/19/2018	Yes			951 Northwest Broken Sound Parkway
Property	10.035	77-123 Great Valley Parkway													14,400,000	04/17/2018	Yes			77-123 Great Valley Parkway
Property	10.036	420-500 Lapp Road													14,200,000	04/17/2018	Yes			420-500 Lapp Road
Property	10.037	507 Prudential Road													12,850,000	04/23/2018	Yes			507 Prudential Road
Property	10.038	2 Walnut Grove Drive													12,100,000	04/23/2018	Yes			2 Walnut Grove Drive
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard													12,600,000	04/12/2018	Yes			7930, 8010, 8020 Woodland Center Boulevard
Property	10.040	9801 South 51st Street													12,200,000	04/19/2018	Yes			9801 South 51st Street
Property	10.041	180 Sheree Boulevard													12,000,000	04/16/2018	Yes			180 Sheree Boulevard
Property	10.042	7615 Smetana Lane													11,900,000	04/17/2018	Yes			7615 Smetana Lane
Property	10.043	4550 South 44th Place													12,000,000	04/19/2018	Yes			4550 South 44th Place
Property	10.044	131 Kelsey Lane													11,630,000	04/24/2018	Yes			131 Kelsey Lane
Property	10.045	5775 Old Shakopee Road West													11,250,000	04/12/2018	Yes			5775 Old Shakopee Road West
Property	10.046	8401-8406 Benjamin Road (North)													11,050,000	04/12/2018	Yes			8401-8406 Benjamin Road (North)
Property	10.047	7625 Smetana Lane													10,540,000	04/17/2018	Yes			7625 Smetana Lane
Property	10.048	5 Great Valley Parkway													10,600,000	04/16/2018	Yes			5 Great Valley Parkway
Property	10.049	5705 Old Shakopee Road West													10,625,000	04/12/2018	Yes			5705 Old Shakopee Road West
Property	10.050	7 Great Valley Parkway													10,150,000	04/16/2018	Yes			7 Great Valley Parkway
Property	10.051	65 Valley Stream Parkway													10,200,000	04/16/2018	Yes			65 Valley Stream Parkway
Property	10.052	220 Gibraltar Road													10,100,000	04/17/2018	Yes			220 Gibraltar Road
Property	10.053	257-275 Great Valley Parkway													10,000,000	04/17/2018	Yes			257-275 Great Valley Parkway
Property	10.054	240 Gibraltar Road													9,900,000	04/17/2018	Yes			240 Gibraltar Road
Property	10.055	200 Gibraltar Road													9,750,000	04/17/2018	Yes			200 Gibraltar Road
Property	10.056	9023 Columbine Road													9,380,000	04/16/2018	Yes			9023 Columbine Road
Property	10.057	3 Country View Road													9,600,000	04/16/2018	Yes			3 Country View Road
Property	10.058	333 Phoenixville Pike													9,400,000	04/17/2018	Yes			333 Phoenixville Pike
Property	10.059	1 Great Valley Parkway													9,250,000	04/17/2018	Yes			1 Great Valley Parkway
Property	10.060	4405 East Cotton Center Boulevard													9,300,000	04/19/2018	Yes			4405 East Cotton Center Boulevard
Property	10.061	7920 Woodland Center Boulevard													8,840,000	04/12/2018	Yes			7920 Woodland Center Boulevard
Property	10.062	20 Valley Stream Parkway													9,000,000	04/16/2018	Yes			20 Valley Stream Parkway
Property	10.063	5715 Old Shakopee Road West													8,750,000	04/12/2018	Yes			5715 Old Shakopee Road West
Property	10.064	150-182 Kelsey Lane													8,500,000	04/20/2018	Yes			150-182 Kelsey Lane
Property	10.065	155 Great Valley Parkway													8,350,000	04/17/2018	Yes			155 Great Valley Parkway
Property	10.066	701-725 US Highway 301 South													8,200,000	04/24/2018	Yes			701-725 US Highway 301 South
Property	10.067	901-933 US Highway 301 South													8,200,000	04/24/2018	Yes			901-933 US Highway 301 South
Property	10.068	7725 Woodland Center Boulevard													8,050,000	04/20/2018	Yes			7725 Woodland Center Boulevard
Property	10.069	4508 Woodland Corporate Boulevard													8,000,000	04/20/2018	Yes			4508 Woodland Corporate Boulevard
Property	10.070	3102, 3104 and 3110 Cherry Palm													7,800,000	04/24/2018	Yes			3102, 3104 and 3110 Cherry Palm

A-1-4

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Service($)(8)(9)	Service($)	Service($)	Period	Lockbox(10)	Management(11)	Other Loans	Borrower	NOI DSCR(8)(9)(12)	NCF DSCR(8)(9)(12)	Period(14)	Date	Value ($)(15)	As-of Date	(Yes/No)	Ratio(9)(12)(15)	Maturity or ARD(9)(12)(15)	Address
Property	10.071	101 Gibraltar Road													7,750,000	04/17/2018	Yes			101 Gibraltar Road
Property	10.072	6161 American Boulevard West													7,700,000	04/13/2018	Yes			6161 American Boulevard West
Property	10.073	4502 Woodland Center Boulevard													7,500,000	04/20/2018	Yes			4502 Woodland Center Boulevard
Property	10.074	110 Gibraltar Road													7,500,000	04/17/2018	Yes			110 Gibraltar Road
Property	10.075	8855 Columbine Road													7,130,000	04/17/2018	Yes			8855 Columbine Road
Property	10.076	8939 Columbine Road													7,220,000	04/17/2018	Yes			8939 Columbine Road
Property	10.077	7905 Fuller Road													7,350,000	04/17/2018	Yes			7905 Fuller Road
Property	10.078	10801 Nesbitt Avenue South													7,275,000	04/12/2018	Yes			10801 Nesbitt Avenue South
Property	10.079	9008 Brittany Way													7,150,000	04/24/2018	Yes			9008 Brittany Way
Property	10.080	8995 Columbine Road													6,930,000	04/17/2018	Yes			8995 Columbine Road
Property	10.081	7852-7898 Woodland Center Boulevard													7,200,000	04/12/2018	Yes			7852-7898 Woodland Center Boulevard
Property	10.082	455 Business Center Drive													7,050,000	04/17/2018	Yes			455 Business Center Drive
Property	10.083	231-253 Gibraltar Road													7,000,000	04/20/2018	Yes			231-253 Gibraltar Road
Property	10.084	747 Dresher Road													6,900,000	04/23/2018	Yes			747 Dresher Road
Property	10.085	55 Valley Stream Parkway													6,900,000	04/16/2018	Yes			55 Valley Stream Parkway
Property	10.086	8212 Woodland Center Boulevard													6,900,000	04/12/2018	Yes			8212 Woodland Center Boulevard
Property	10.087	4303 East Cotton Center Boulevard													6,990,000	04/19/2018	Yes			4303 East Cotton Center Boulevard
Property	10.088	501 US Highway 301 South													6,850,000	04/24/2018	Yes			501 US Highway 301 South
Property	10.089	7802-7850 Woodland Center Boulevard													6,800,000	04/12/2018	Yes			7802-7850 Woodland Center Boulevard
Property	10.090	8102 Woodland Center Boulevard													6,700,000	04/12/2018	Yes			8102 Woodland Center Boulevard
Property	10.091	102 Rock Road													6,600,000	04/20/2018	Yes			102 Rock Road
Property	10.092	111-159 Gibraltar Road													6,550,000	04/20/2018	Yes			111-159 Gibraltar Road
Property	10.093	200-264 Lakeside Drive													6,400,000	04/17/2018	Yes			200-264 Lakeside Drive
Property	10.094	181-187 Gibraltar Road													6,100,000	04/20/2018	Yes			181-187 Gibraltar Road
Property	10.095	120 Gibraltar Road													6,350,000	04/17/2018	Yes			120 Gibraltar Road
Property	10.096	4207 East Cotton Center Boulevard													6,300,000	04/19/2018	Yes			4207 East Cotton Center Boulevard
Property	10.097	161-175 Gibraltar Road													6,225,000	04/20/2018	Yes			161-175 Gibraltar Road
Property	10.098	8967 Columbine Road													6,020,000	04/17/2018	Yes			8967 Columbine Road
Property	10.099	8125-8198 Woodland Center Boulevard													6,500,000	04/12/2018	Yes			8125-8198 Woodland Center Boulevard
Property	10.100	111 Kelsey Lane													6,070,000	04/24/2018	Yes			111 Kelsey Lane
Property	10.101	261-283 Gibraltar Road													6,000,000	04/20/2018	Yes			261-283 Gibraltar Road
Property	10.102	27-43 Great Valley Parkway													5,900,000	04/17/2018	Yes			27-43 Great Valley Parkway
Property	10.103	767 Electronic Drive													5,100,000	04/20/2018	Yes			767 Electronic Drive
Property	10.104	200-234 Kelsey Lane													5,700,000	04/20/2018	Yes			200-234 Kelsey Lane
Property	10.105	4435 East Cotton Center Boulevard													5,650,000	04/19/2018	Yes			4435 East Cotton Center Boulevard
Property	10.106	7800 Equitable Drive													5,400,000	04/17/2018	Yes			7800 Equitable Drive
Property	10.107	8906 Brittany Way													5,475,000	04/24/2018	Yes			8906 Brittany Way
Property	10.108	201-223 Witmer Road													5,350,000	04/20/2018	Yes			201-223 Witmer Road
Property	10.109	4520 Seedling Circle													5,300,000	04/12/2018	Yes			4520 Seedling Circle
Property	10.110	13630 Northwest 8th Street													5,100,000	04/11/2018	Yes			13630 Northwest 8th Street
Property	10.111	5735 Old Shakopee Road West													5,175,000	04/12/2018	Yes			5735 Old Shakopee Road West
Property	10.112	50 Valley Stream Parkway													5,150,000	04/16/2018	Yes			50 Valley Stream Parkway
Property	10.113	4503 Woodland Corporate Boulevard													5,050,000	04/20/2018	Yes			4503 Woodland Corporate Boulevard
Property	10.114	508 Lapp Road													4,850,000	04/17/2018	Yes			508 Lapp Road
Property	10.115	125-135 Rock Road													4,875,000	04/20/2018	Yes			125-135 Rock Road
Property	10.116	8911 Columbine Road													4,610,000	04/17/2018	Yes			8911 Columbine Road
Property	10.117	9306-9324 East Broadway Avenue													4,800,000	04/20/2018	Yes			9306-9324 East Broadway Avenue
Property	10.118	201 Gibraltar Road													4,700,000	04/23/2018	Yes			201 Gibraltar Road
Property	10.119	101-111 Rock Road													4,700,000	04/20/2018	Yes			101-111 Rock Road
Property	10.120	4505 Woodland Corporate Boulevard													4,600,000	04/20/2018	Yes			4505 Woodland Corporate Boulevard
Property	10.121	4511 Woodland Corporate Boulevard													4,600,000	04/20/2018	Yes			4511 Woodland Corporate Boulevard
Property	10.122	40 Valley Stream Parkway													4,450,000	04/16/2018	Yes			40 Valley Stream Parkway
Property	10.123	400-445 Lakeside Drive, Unit #400													4,450,000	04/17/2018	Yes			400-445 Lakeside Drive, Unit #400
Property	10.124	7702 Woodland Center Boulevard													4,400,000	04/20/2018	Yes			7702 Woodland Center Boulevard
Property	10.125	103-109 Gibraltar Road													4,350,000	04/20/2018	Yes			103-109 Gibraltar Road
Property	10.126	8001 Woodland Center Boulevard													4,300,000	04/20/2018	Yes			8001 Woodland Center Boulevard
Property	10.127	113-123 Rock Road													4,300,000	04/20/2018	Yes			113-123 Rock Road
Property	10.128	555 Business Center Drive													4,300,000	04/23/2018	Yes			555 Business Center Drive
Property	10.129	4415 East Cotton Center Boulevard													4,170,000	04/19/2018	Yes			4415 East Cotton Center Boulevard
Property	10.130	300 Welsh Road Building 4													4,250,000	04/17/2018	Yes			300 Welsh Road Building 4
Property	10.131	9001-9015 Brittany Way													4,100,000	04/24/2018	Yes			9001-9015 Brittany Way
Property	10.132	277-293 Great Valley Parkway													3,800,000	04/17/2018	Yes			277-293 Great Valley Parkway
Property	10.133	13650 Northwest 8th Street													3,500,000	04/11/2018	Yes			13650 Northwest 8th Street
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)													3,700,000	04/17/2018	Yes			300 Welsh Road (aka 5 Horsham Business Center)
Property	10.135	300-309 Lakeside Drive													3,450,000	04/23/2018	Yes			300-309 Lakeside Drive
Property	10.136	101-107 Lakeside Drive													3,200,000	04/23/2018	Yes			101-107 Lakeside Drive
Property	10.137	7695-7699 Anagram Drive													3,130,000	04/17/2018	Yes			7695-7699 Anagram Drive
Property	10.138	425 Technology Drive													2,950,000	04/17/2018	Yes			425 Technology Drive
Property	10.139	300 Technology Drive													2,800,000	04/17/2018	Yes			300 Technology Drive
Property	10.140	7851-61 Woodland Center Boulevard													2,700,000	04/12/2018	Yes			7851-61 Woodland Center Boulevard
Property	10.141	510 Lapp Road													2,600,000	04/17/2018	Yes			510 Lapp Road
Property	10.142	300 Welsh Road Building 3													2,550,000	04/23/2018	Yes			300 Welsh Road Building 3
Property	10.143	7624 Bald Cypress Place													1,850,000	04/12/2018	Yes			7624 Bald Cypress Place
Property	10.144	75 Great Valley Parkway													1,675,000	04/17/2018	Yes			75 Great Valley Parkway
Property	10.145	506 Prudential Road													1,450,000	04/23/2018	Yes			506 Prudential Road
Property	10.146	30 Great Valley Parkway													1,150,000	04/17/2018	Yes			30 Great Valley Parkway
Property	10.147	100 Gibraltar Road													450,000	04/17/2018	Yes			100 Gibraltar Road
Loan	11	636 11th Avenue(2)(31)(35)	1,651,828	688,262	8,259,139	115	Hard	Springing	No	No	2.49x	2.39x	0	1	428,000,000	04/04/2018	Yes	56.1%	56.1%	636 11th Avenue
Loan	12	Courtyard at The Navy Yard(5)(35)	2,669,040			0	Soft	Springing	No	No	1.86x	1.63x	0	6	57,000,000	08/01/2018	Yes	70.2%	58.3%	1001 Intrepid Avenue
Loan	13	710 Bridgeport	2,494,253			36	Hard	Springing	No	No	1.34x	1.30x	0	1	51,700,000	09/21/2018	Yes	74.5%	66.0%	710 Bridgeport Avenue
Loan	14	Outlet Shoppes at El Paso(2)	2,346,339	211,822	2,541,868	0	Hard	Springing	No	No	1.64x	1.51x	0	6	127,375,000	07/27/2018	Yes	58.8%	48.0%	7051 South Desert Boulevard
Loan	15	Castleton Commons & Square(34)	2,333,974			0	Hard	In Place	No	No	1.46x	1.31x	0	6	52,600,000	07/23/2018	Yes	65.6%	55.8%	8310 & 8470 Castleton Corner Drive
Loan	16	Courtyard Edgewater(34)	2,044,220			0	Springing Hard	Springing	No	No	1.72x	1.55x	0	6	45,000,000	08/16/2019	Yes	65.9%	55.3%	3 Pembroke Place
Loan	17	Aston Street(22)	1,675,553			35	Hard	Springing	No	No	1.31x	1.20x	0	6	37,000,000	07/03/2018	Yes	70.0%	63.6%	16000 & 16802 Aston Street
Loan	18	Overland Park Xchange(2)	1,191,319	210,466	2,525,597	116	Hard	Springing	No	No	2.29x	2.10x	0	1	119,700,000	06/13/2018	Yes	65.2%	66.3%	6800 West 115th Street
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	1,630,693	220,144	2,641,723	0	Hard	Springing	No	No	1.99x	1.67x	0	6	96,700,000	08/22/2018	Yes	67.7%	55.9%	2000 West Westcourt Way
Loan	20	Carmel Mission Inn(35)	1,584,589			11	Hard	Springing	No	No	1.98x	1.76x	0	6	34,100,000	06/01/2018	Yes	69.5%	59.2%	3665 Rio Road

A-1-5

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

				Pari Passu	Pari Passu
			Annual	Companion Loan	Companion Loan	Remaining			Crossed								FIRREA	Cut-Off
			Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal	Compliant	Date LTV	LTV Ratio at
Property Flag	ID	Property Name	Service($)(8)(9)	Service($)	Service($)	Period	Lockbox(10)	Management(11)	Other Loans	Borrower	NOI DSCR(8)(9)(12)	NCF DSCR(8)(9)(12)	Period(14)	Date	Value ($)(15)	As-of Date	(Yes/No)	Ratio(9)(12)(15)	Maturity or ARD(9)(12)(15)	Address
Loan	21	Maize & Blue Portfolio	1,082,737			120	Springing Soft	Springing	No	No	1.96x	1.92x	0	1	36,000,000	08/24/2018	Yes	59.7%	59.7%	Various
Property	21.001	The Lion													5,000,000	08/24/2018	Yes			525 Walnut Street
Property	21.002	The Forum													4,500,000	08/24/2018	Yes			726 South State Street
Property	21.003	520 Packard													4,200,000	08/24/2018	Yes			520 Packard Street
Property	21.004	The Abbey													4,200,000	08/24/2018	Yes			909 Church Street
Property	21.005	The Dean													3,300,000	08/24/2018	Yes			1021 Vaughn Street
Property	21.006	326 E Madison													3,300,000	08/24/2018	Yes			326 East Madison Street
Property	21.007	1000 Oakland													3,200,000	08/24/2018	Yes			1000 Oakland Avenue
Property	21.008	344 S Division													2,500,000	08/24/2018	Yes			344 South Division Street
Property	21.009	The Lodge													2,500,000	08/24/2018	Yes			1333 Wilmot Street
Property	21.010	The Algonquin													2,300,000	08/24/2018	Yes			1330 North University Court
Property	21.011	515 E Lawrence													1,000,000	08/24/2018	Yes			515 Lawrence Street
Loan	22	Springhill Suites Huntington Beach	1,325,205			24	Hard	Springing	No	No	2.27x	2.27x	0	1	38,100,000	07/26/2018	Yes	55.1%	47.5%	7872 Edinger Avenue
Loan	23	CityLine XIV Portfolio	1,356,737			34	Springing Hard	Springing	No	No	1.31x	1.27x	0	6	31,030,000	Various	Yes	65.4%	59.5%	Various
Property	23.001	CityLine Sebastian													15,860,000	07/16/2018	Yes			189 Sebastian Boulevard
Property	23.002	CityLine Tuscaloosa													6,300,000	07/19/2018	Yes			949 31st Street
Property	23.003	CityLine Route 22													6,590,000	07/06/2018	Yes			6740 Allentown Boulevard
Property	23.004	Extra Space Storage - Madison													2,280,000	07/23/2018	Yes			561 Nance Road
Loan	24	Chicopee Marketplace	928,870			119	Hard	Springing	No	No	2.87x	2.68x	0	1	29,900,000	07/24/2018	Yes	66.2%	66.2%	591 Memorial Drive
Loan	25	Concord Plaza(2)	1,257,613	110,317	1,323,803	34	Hard	Springing	No	No	1.55x	1.36x	0	6	52,600,000	06/07/2018	Yes	74.1%	72.1%	3511 Silverside Road
Loan	26	Woodside Office Center(36)	1,203,028			60	Springing Hard	Springing	No	No	1.25x	1.23x	0	6	26,000,000	08/03/2018	Yes	70.6%	65.2%	7250 Redwood Boulevard
Loan	27	Shelbourne Global Portfolio I(2)(31)	1,068,173	370,893	4,450,719	119	Soft	Springing	No	No	1.54x	1.45x	0	6	142,750,000	Various	Yes	65.1%	65.1%	Various
Property	27.001	1515 Broad Street													61,150,000	08/01/2018	Yes			1515 Broad Street
Property	27.002	140 Centennial Avenue													23,600,000	07/31/2018	Yes			140 Centennial Avenue
Property	27.003	675 Central Avenue													16,150,000	08/01/2018	Yes			675 Central Avenue
Property	27.004	275 Centennial Avenue													15,500,000	07/30/2018	Yes			275 Centennial Avenue
Property	27.005	691 Central Avenue													10,650,000	08/01/2018	Yes			691 Central Avenue
Property	27.006	80 Kingsbridge Road													3,700,000	07/30/2018	Yes			80 Kingsbridge Road
Property	27.007	20 Kingsbridge Road													12,000,000	07/30/2018	Yes			20 Kingsbridge Road
Loan	28	1555 North Sheffield	910,219			119	Springing Hard	Springing	No	No	1.61x	1.54x	0	6	28,600,000	08/17/2018	Yes	61.2%	61.2%	1555 North Sheffield Avenue
Loan	29	Globe Chicago Industrial Portfolio	901,489			59	Hard	Springing	No	No	2.12x	1.97x	0	6	29,500,000	08/24/2018	Yes	59.0%	59.0%	Various
Property	29.001	Hoffman Industrial													7,300,000	08/24/2018	Yes			5120 Prairie Stone Parkway
Property	29.002	Aurora Industrial													7,300,000	08/24/2018	Yes			3702 Prairie Lake Court
Property	29.003	Schaumburg Tower Industrial													6,400,000	08/24/2018	Yes			1124 Tower Road
Property	29.004	Bloomingdale Industrial													5,400,000	08/24/2018	Yes			454 Scott Drive
Property	29.005	Schaumburg Basswood Industrial													3,100,000	08/24/2018	Yes			1555-1559 Basswood Road
Loan	30	Pavilions North Shopping Center	732,534			120	Springing Hard	Springing	No	No	2.54x	2.33x	0	1	23,800,000	08/24/2018	Yes	64.5%	64.5%	25 Northeast Loop 410
Loan	31	Hilton Garden Inn Frederick	929,290			35	Hard	Springing	No	No	2.26x	2.01x	0	6	22,700,000	08/22/2018	Yes	63.9%	56.5%	7226 Corporate Court
Loan	32	The Center at Carbon Beach	624,120			118	Springing Hard	Springing	No	No	1.61x	1.53x	0	6	21,600,000	07/23/2018	Yes	59.0%	59.0%	22601 Pacific Coast Highway
Loan	33	BJ’s Summerville	813,493			0	Springing Hard	Springing	No	No	1.29x	1.23x	0	6	16,710,000	08/16/2018	Yes	71.1%	66.2%	1035 Jockey Court
Loan	34	Columbus Industrial Portfolio	601,586			0	Hard	Springing	No	No	1.50x	1.37x	0	6	12,450,000	07/19/2018	Yes	74.2%	61.2%	Various
Property	34.001	Huntley													9,900,000	07/19/2018	Yes			6150 Huntley Road
Property	34.002	Frusta													2,550,000	07/19/2018	Yes			4985 Frusta Drive
Loan	35	Fresno E Street Office	580,882			44	Hard	Springing	No	No	1.61x	1.55x	0	6	13,100,000	04/16/2018	Yes	69.5%	62.7%	1645, 1665, 1685 & 1735 East Street
Loan	36	300 East 64th Street	437,270			119	Hard	Springing	No	Yes - A	1.61x	1.50x	5	1	14,500,000	07/01/2018	Yes	62.1%	62.1%	300 East 64th Street
Loan	37	Old Orchard	569,842			0	Springing Soft	Springing	No	No	1.59x	1.47x	0	6	12,000,000	08/07/2018	Yes	74.9%	61.4%	440 Old Orchard Drive
Loan	38	Market Square	591,147			0	Hard	Springing	No	No	1.27x	1.19x	0	6	13,500,000	07/05/2018	Yes	65.3%	54.3%	13741 South Tamiami Trail
Loan	39	May & Ellis Building	427,496			119	Hard	Springing	No	No	1.56x	1.52x	0	6	13,900,000	09/05/2018	Yes	59.7%	59.7%	221 Chartres Street
Loan	40	Ocala West	525,961			0	Springing Hard	Springing	No	No	1.94x	1.78x	0	6	11,000,000	08/11/2018	Yes	72.7%	67.3%	2400 Southwest College Road
Loan	41	Torrey Corner	509,841			48	Springing Hard	Springing	No	Yes - B	1.36x	1.31x	0	6	12,550,000	07/18/2018	Yes	60.6%	55.1%	11120 & 11130 East Ocean Air Drive
Loan	42	NC Self Storage Portfolio	493,644			0	Springing Hard	Springing	No	No	1.38x	1.36x	0	6	10,870,000	06/26/2018	Yes	68.9%	57.1%	Various
Property	42.001	The Attic Self-Storage													5,820,000	06/26/2018	Yes			108 Commercial Park Drive Southwest
Property	42.002	Speedway Self-Storage													3,030,000	06/26/2018	Yes			5498 Hudspeth Dairy Road
Property	42.003	Armadillo Self-Storage													2,020,000	06/26/2018	Yes			3128 East Martin Luther King Jr. Drive
Loan	43	Kohl’s - Florence KY(31)	456,078			23	Hard	Springing	No	No	1.42x	1.35x	0	6	10,090,000	08/22/2018	Yes	69.4%	60.2%	61 Spiral Drive
Loan	44	237-239 Hawthorne Street	347,019			119	Springing Hard	Springing	No	No	1.29x	1.28x	0	6	9,900,000	08/14/2018	Yes	64.1%	64.1%	237-239 Hawthorne Street
Loan	45	Greystone Business Park	371,504			59	Springing Hard	Springing	No	No	1.90x	1.73x	0	6	9,100,000	08/02/2018	Yes	63.7%	58.7%	2552 West Erie Drive & 2801 South Fair Lane
Loan	46	DS Smith - Lester Prairie	332,438			24	Springing Hard	Springing	No	Yes - C	1.61x	1.49x	0	6	9,175,000	09/12/2018	Yes	54.5%	47.5%	78 2nd Avenue South
Loan	47	Sugar Grove	209,253			119	Springing Hard	Springing	No	No	2.97x	2.97x	0	6	11,200,000	08/20/2018	Yes	38.5%	38.5%	465 North Route 47
Loan	48	Campus Pointe	281,873			41	Springing Hard	Springing	No	Yes - B	1.39x	1.32x	0	6	7,000,000	07/18/2018	Yes	60.4%	54.4%	803 South Twin Oaks Valley Road
Loan	49	Nemours at Sonata West	269,026			29	Springing Hard	Springing	No	No	1.39x	1.35x	0	6	5,850,000	07/27/2018	Yes	68.4%	60.4%	2020 Daniels Road
Loan	50	Cottages at Gateway Park	171,877			35	Soft	Springing	No	No	1.87x	1.77x	0	6	3,600,000	06/06/2018	Yes	73.6%	65.3%	506 Gateway Parkway
Loan	51	WAG Richmond	173,837			11	Springing Hard	Springing	No	Yes - C	1.34x	1.33x	0	6	3,900,000	08/27/2018	Yes	66.7%	56.8%	3715 Mechanicsville Turnpike

A-1-6

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Loan per Net
									Rentable Area	Units	Rentable Area						Second Most	Second	Second
							Year	Year	(SF/Units	of	(SF/Units/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent
Property Flag	ID	Property Name	City	County	State	Zip Code	Built	Renovated	Rooms)(4)	Measure	Rooms) ($)(4)(12)	(# of payments)(16)(17)(18)	Statements Date	EGI ($)	Expenses($)	NOI($)(13)	Statements Date	EGI($)	Expenses($)
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	Brooklyn	Kings	NY	11201	Various	2017	753,074	Sq. Ft.	239	L(26), D(30), O(4)	06/30/2018	28,634,019	11,010,733	17,623,285	12/31/2016	4,020,507	8,486,419
Property	1.001	55 Prospect Street	Brooklyn	Kings	NY	11201	1967	2017	255,504	Sq. Ft.	235		06/30/2018	6,039,294	4,220,655	1,818,640	12/31/2016	996,136	3,297,382
Property	1.002	117 Adams Street	Brooklyn	Kings	NY	11201	1926	2017	182,955	Sq. Ft.	277		06/30/2018	10,661,093	2,434,948	8,226,145	12/31/2016	302,939	1,807,702
Property	1.003	77 Sands Street	Brooklyn	Kings	NY	11201	1962	2017	223,729	Sq. Ft.	210		06/30/2018	7,072,587	3,094,513	3,978,075	12/31/2016	773,876	1,841,916
Property	1.004	81 Prospect Street	Brooklyn	Kings	NY	11201	1909	2017	90,886	Sq. Ft.	248		06/30/2018	4,861,044	1,260,618	3,600,426	12/31/2016	1,947,556	1,539,419
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	Sunnyvale	Santa Clara	CA	94089	2009	2011-2012	676,598	Sq. Ft.	420	L(24), YM1(1), DorYM1(88), O(7)	05/31/2018	32,818,293	7,649,481	25,168,813	12/31/2017	32,579,236	7,625,984
Loan	3	Aventura Mall(2)(33)(36)	Aventura	Miami-Dade	FL	33180	1983	1997, 1998, 2006 - 2008, 2017	1,217,508	Sq. Ft.	1,155	L(28), D(85), O(7)	03/31/2018	149,776,330	31,484,933	118,291,397	12/31/2017	145,286,882	30,046,320
Loan	4	Shops at Solaris(2)	Vail	Eagle	CO	81657	2010	NAP	70,670	Sq. Ft.	991	L(24), D(93), O(3)	08/31/2018	9,353,373	1,600,971	7,752,402	12/31/2017	8,689,122	1,514,420
Loan	5	Liberty Portfolio(2)(5)	Various	Maricopa	AZ	Various	Various	NAP	805,746	Sq. Ft.	206	L(25), D(92), O(3)	T-7 7/31/2018 Ann.	17,361,723	2,858,899	14,502,824	12/31/2017	10,833,560	2,085,330
Property	5.001	Liberty Center at Rio Salado	Tempe	Maricopa	AZ	85281	2014, 2016, 2017	NAP	682,406	Sq. Ft.	206		T-7 7/31/2018 Ann.	14,474,784	2,355,223	12,119,561	12/31/2017	7,965,235	1,571,541
Property	5.002	8501 East Raintree Drive	Scottsdale	Maricopa	AZ	85260	2006	NAP	123,340	Sq. Ft.	202		T-7 7/31/2018 Ann.	2,886,939	503,676	2,383,263	12/31/2017	2,868,325	513,789
Loan	6	Christiana Center	Newark	New Castle	DE	19702	1998-2000	NAP	302,779	Sq. Ft.	162	L(25), YM1(92), O(3)	07/31/2018	6,220,734	995,052	5,225,681	12/31/2017	6,024,102	933,092
Loan	7	192 Lexington Avenue(2)	New York	New York	NY	10016	1926	NAP	132,049	Sq. Ft.	454	L(25), D(90), O(5)
Loan	8	Hotel Erwin	Venice Beach	Los Angeles	CA	90291	1975	2016-2018	119	Rooms	378,151	L(25), DorYM1(90), O(5)	07/31/2018	15,478,937	9,747,692	5,731,245	12/31/2017	14,392,759	9,299,719
Loan	9	Aon Center(2)(34)(36)	Chicago	Cook	IL	60601	1972	2016-2018	2,777,240	Sq. Ft.	126	L(28), D(29), O(3)	04/30/2018	88,788,705	45,406,455	43,382,250	12/31/2017	86,520,341	43,960,435
Loan	10	Workspace(2)(36)	Various	Various	Various	Various	Various	Various	9,884,763	Sq. Ft.	59	YM1(57), O(4)	03/31/2018	184,583,235	66,606,688	117,976,547	12/31/2017	183,363,228	66,207,944
Property	10.001	6625 78th Street West	Bloomington	Hennepin	MN	55439	1997	NAP	325,000	Sq. Ft.	62		03/31/2018	7,550,588	3,416,312	4,134,276	12/31/2017	7,536,048	3,479,189
Property	10.002	1500 Liberty Ridge Drive	Tredyffrin Township	Chester	PA	19087	2003	NAP	233,120	Sq. Ft.	78		03/31/2018	6,158,604	2,309,661	3,848,942	12/31/2017	6,113,981	2,243,414
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive	Miramar	Broward	FL	33027	2000	NAP	154,768	Sq. Ft.	100		03/31/2018	4,939,141	1,952,048	2,987,093	12/31/2017	4,920,696	1,911,274
Property	10.004	1301 International Parkway	Sunrise	Broward	FL	33323	2006	NAP	140,160	Sq. Ft.	97		03/31/2018	4,621,587	1,563,946	3,057,641	12/31/2017	4,572,612	1,533,395
Property	10.005	777 West Yamato Road	Boca Raton	Palm Beach	FL	33431	1989	NAP	155,608	Sq. Ft.	86		03/31/2018	3,484,536	1,543,015	1,941,520	12/31/2017	3,366,260	1,594,905
Property	10.006	4425 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2001	NAP	165,000	Sq. Ft.	76		03/31/2018	3,407,427	560,838	2,846,589	12/31/2017	3,359,835	541,667
Property	10.007	4500 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2013	NAP	139,403	Sq. Ft.	81		03/31/2018	2,672,716	430,013	2,242,703	12/31/2017	2,621,930	401,538
Property	10.008	3100 Southwest 145th Avenue	Miramar	Broward	FL	33027	2008	NAP	104,337	Sq. Ft.	104		03/31/2018	2,969,755	1,152,519	1,817,236	12/31/2017	2,987,739	1,172,215
Property	10.009	3400 Lakeside Drive	Miramar	Broward	FL	33027	1989	NAP	120,130	Sq. Ft.	86		03/31/2018	3,242,141	1,496,966	1,745,175	12/31/2017	3,310,380	1,510,382
Property	10.010	3450 Lakeside Drive	Miramar	Broward	FL	33027	1989	NAP	119,598	Sq. Ft.	85		03/31/2018	3,582,039	1,342,858	2,239,181	12/31/2017	3,590,209	1,348,722
Property	10.011	40 Liberty Boulevard	East Whiteland Township	Chester	PA	19355	1989	2015	126,000	Sq. Ft.	79		03/31/2018	3,241,851	798,809	2,443,042	12/31/2017	3,208,920	764,307
Property	10.012	4630 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	1999	NAP	140,548	Sq. Ft.	66		03/31/2018	3,030,401	1,061,819	1,968,582	12/31/2017	2,962,149	1,039,180
Property	10.013	750 Park of Commerce Road	Boca Raton	Palm Beach	FL	33487	2008	NAP	95,331	Sq. Ft.	96		03/31/2018	2,703,665	996,553	1,707,112	12/31/2017	2,842,256	1,026,339
Property	10.014	13621 Northwest 12th Street	Sunrise	Broward	FL	33323	2000	NAP	106,425	Sq. Ft.	84		03/31/2018	3,154,056	1,155,565	1,998,492	12/31/2017	3,093,211	1,140,522
Property	10.015	2 West Liberty Boulevard	East Whiteland Township	Chester	PA	19355	2004	NAP	100,676	Sq. Ft.	86		03/31/2018	3,009,230	979,416	2,029,815	12/31/2017	3,024,040	994,163
Property	10.016	10400 Viking Drive	Eden Prairie	Hennepin	MN	55344	1997	2017	167,172	Sq. Ft.	50		03/31/2018	3,127,946	1,805,862	1,322,085	12/31/2017	3,105,082	1,799,428
Property	10.017	100 Witmer Road	Horsham Township	Montgomery	PA	19044	1996	NAP	139,128	Sq. Ft.	57		03/31/2018	3,507,297	1,288,464	2,218,833	12/31/2017	3,642,235	1,333,144
Property	10.018	7 Walnut Grove Drive	Horsham Township	Montgomery	PA	19044	2007	NAP	120,000	Sq. Ft.	65		03/31/2018	2,829,470	727,883	2,101,588	12/31/2017	2,681,002	664,988
Property	10.019	4313 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2001	NAP	108,874	Sq. Ft.	72		03/31/2018	1,852,776	326,668	1,526,108	12/31/2017	1,974,164	337,147
Property	10.020	1400 Liberty Ridge Drive	Tredyffrin Township	Chester	PA	19087	1979	NAP	101,136	Sq. Ft.	69		03/31/2018	1,974,129	984,226	989,904	12/31/2017	1,797,986	961,547
Property	10.021	1200 Liberty Ridge Drive	Tredyffrin Township	Chester	PA	19087	2001	NAP	86,150	Sq. Ft.	81		03/31/2018	2,372,833	823,363	1,549,470	12/31/2017	2,422,250	818,350
Property	10.022	4750 South 44th Place	Phoenix	Maricopa	AZ	85040	2007	NAP	79,496	Sq. Ft.	88		03/31/2018	1,770,346	319,887	1,450,459	12/31/2017	1,741,984	305,307
Property	10.023	680 Blair Mill Road	Horsham Township	Montgomery	PA	19044	2001	NAP	115,110	Sq. Ft.	60		03/31/2018	3,089,939	867,937	2,222,002	12/31/2017	3,079,871	886,361
Property	10.024	3020 US Highway 301 South	Riverview	Hillsborough	FL	33578	2000	NAP	99,039	Sq. Ft.	68		03/31/2018	1,685,350	515,614	1,169,736	12/31/2017	1,709,058	530,983
Property	10.025	4 Walnut Grove Drive	Horsham Township	Montgomery	PA	19044	1999	NAP	109,700	Sq. Ft.	60		03/31/2018	2,624,828	911,209	1,713,619	12/31/2017	2,611,541	918,036
Property	10.026	4631 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	2008	NAP	90,472	Sq. Ft.	72		03/31/2018	2,165,480	715,218	1,450,262	12/31/2017	2,169,898	721,641
Property	10.027	5 Walnut Grove Drive	Horsham Township	Montgomery	PA	19044	2000	NAP	105,000	Sq. Ft.	59		03/31/2018	1,926,272	933,752	992,520	12/31/2017	2,054,497	982,352
Property	10.028	700 Dresher Road	Horsham Township	Montgomery	PA	19044	1980	NAP	110,000	Sq. Ft.	54		03/31/2018	2,487,937	937,370	1,550,568	12/31/2017	2,466,185	910,291
Property	10.029	45-67 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1975	NAP	128,011	Sq. Ft.	46		03/31/2018	1,768,023	351,247	1,416,776	12/31/2017	1,734,759	327,829
Property	10.030	4610 South 44th Place	Phoenix	Maricopa	AZ	85040	2008	NAP	66,012	Sq. Ft.	88		03/31/2018	1,887,292	319,348	1,567,945	12/31/2017	1,875,505	315,345
Property	10.031	4217 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2006	NAP	88,140	Sq. Ft.	60		03/31/2018	2,396,711	642,159	1,754,552	12/31/2017	2,399,746	506,589
Property	10.032	1 Country View Road	East Whiteland Township	Chester	PA	19355	1982	2014	54,798	Sq. Ft.	96		03/31/2018	1,687,291	511,313	1,175,978	12/31/2017	1,620,115	505,734
Property	10.033	4410 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2007	NAP	101,269	Sq. Ft.	52		03/31/2018	1,169,355	465,140	704,215	12/31/2017	831,700	434,973
Property	10.034	951 Northwest Broken Sound Parkway	Boca Raton	Palm Beach	FL	33487	1986	NAP	85,610	Sq. Ft.	60		03/31/2018	1,562,016	519,010	1,043,005	12/31/2017	1,590,020	576,982
Property	10.035	77-123 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1979	NAP	103,099	Sq. Ft.	49		03/31/2018	1,561,367	460,700	1,100,667	12/31/2017	1,509,313	445,564
Property	10.036	420-500 Lapp Road	East Whiteland Township	Chester	PA	19355	1990	NAP	91,312	Sq. Ft.	55		03/31/2018	1,550,856	408,397	1,142,458	12/31/2017	1,518,549	384,254
Property	10.037	507 Prudential Road	Horsham Township	Montgomery	PA	19044	1973	NAP	100,710	Sq. Ft.	44		03/31/2018	263,548	684,842	-421,294	12/31/2017	74,028	587,224
Property	10.038	2 Walnut Grove Drive	Horsham Township	Montgomery	PA	19044	1988	NAP	81,856	Sq. Ft.	54		03/31/2018	1,802,324	658,003	1,144,321	12/31/2017	1,845,231	671,061
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1990	NAP	89,758	Sq. Ft.	49		03/31/2018	1,281,788	296,487	985,301	12/31/2017	1,323,343	313,289
Property	10.040	9801 South 51st Street	Phoenix	Maricopa	AZ	85044	1997	NAP	71,550	Sq. Ft.	60		03/31/2018	1,010,248	313,479	696,770	12/31/2017	1,045,036	303,090
Property	10.041	180 Sheree Boulevard	Uwchlan Township	Chester	PA	19341	1989	NAP	107,417	Sq. Ft.	40		03/31/2018	819,056	676,976	142,081	12/31/2017	826,385	627,237
Property	10.042	7615 Smetana Lane	Eden Prairie	Hennepin	MN	55344	2000	NAP	93,444	Sq. Ft.	45		03/31/2018	1,356,728	482,329	874,399	12/31/2017	1,361,298	480,325
Property	10.043	4550 South 44th Place	Phoenix	Maricopa	AZ	85040	2008	NAP	54,489	Sq. Ft.	77		03/31/2018	959,936	224,819	735,117	12/31/2017	984,523	247,652
Property	10.044	131 Kelsey Lane	Tampa	Hillsborough	FL	33619	1998	NAP	89,290	Sq. Ft.	46		03/31/2018	1,303,096	268,561	1,034,535	12/31/2017	1,287,891	258,980
Property	10.045	5775 Old Shakopee Road West	Bloomington	Hennepin	MN	55437	2000	NAP	103,050	Sq. Ft.	39		03/31/2018	1,055,123	485,293	569,830	12/31/2017	950,426	483,288
Property	10.046	8401-8406 Benjamin Road (North)	Tampa	Hillsborough	FL	33634	1986	NAP	94,766	Sq. Ft.	41		03/31/2018	841,039	401,031	440,008	12/31/2017	875,917	399,898
Property	10.047	7625 Smetana Lane	Eden Prairie	Hennepin	MN	55344	2006	NAP	55,924	Sq. Ft.	68		03/31/2018	1,285,117	476,326	808,791	12/31/2017	1,290,079	483,135
Property	10.048	5 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1983	2014	65,044	Sq. Ft.	58		03/31/2018	1,320,808	538,851	781,956	12/31/2017	1,265,977	545,112
Property	10.049	5705 Old Shakopee Road West	Bloomington	Hennepin	MN	55437	2006	NAP	74,594	Sq. Ft.	50		03/31/2018	1,179,403	361,921	817,483	12/31/2017	1,191,595	369,642
Property	10.050	7 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1985	2012	61,108	Sq. Ft.	59		03/31/2018	1,447,151	545,021	902,130	12/31/2017	1,448,535	555,248
Property	10.051	65 Valley Stream Parkway	East Whiteland Township	Chester	PA	19355	1983	2014	61,313	Sq. Ft.	59		03/31/2018	1,197,831	369,669	828,162	12/31/2017	1,187,995	352,016
Property	10.052	220 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1990	NAP	63,587	Sq. Ft.	56		03/31/2018	1,558,260	602,579	955,682	12/31/2017	1,522,384	579,508
Property	10.053	257-275 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1984	NAP	71,122	Sq. Ft.	50		03/31/2018	917,459	338,038	579,421	12/31/2017	907,482	327,218
Property	10.054	240 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1990	NAP	63,587	Sq. Ft.	55		03/31/2018	1,272,162	600,175	671,986	12/31/2017	1,356,731	603,287
Property	10.055	200 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1990	NAP	64,452	Sq. Ft.	53		03/31/2018	1,507,577	535,150	972,427	12/31/2017	1,498,875	552,295
Property	10.056	9023 Columbine Road	Eden Prairie	Hennepin	MN	55347	1999	NAP	62,200	Sq. Ft.	55		03/31/2018	1,232,740	462,831	769,909	12/31/2017	1,210,078	446,309
Property	10.057	3 Country View Road	East Whiteland Township	Chester	PA	19355	1998	NAP	70,000	Sq. Ft.	49		03/31/2018	1,394,289	178,309	1,215,980	12/31/2017	1,401,777	179,335
Property	10.058	333 Phoenixville Pike	East Whiteland Township	Chester	PA	19355	1986	NAP	84,000	Sq. Ft.	40		03/31/2018	1,021,348	254,195	767,154	12/31/2017	1,019,351	252,065
Property	10.059	1 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1983	NAP	60,880	Sq. Ft.	55		03/31/2018	1,154,656	344,390	810,267	12/31/2017	1,145,737	341,115
Property	10.060	4405 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2001	NAP	54,551	Sq. Ft.	60		03/31/2018	906,260	198,508	707,752	12/31/2017	893,401	188,709
Property	10.061	7920 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1995	NAP	52,627	Sq. Ft.	61		03/31/2018	952,014	181,567	770,446	12/31/2017	951,627	186,270
Property	10.062	20 Valley Stream Parkway	East Whiteland Township	Chester	PA	19355	1987	2013	60,778	Sq. Ft.	52		03/31/2018	868,010	506,544	361,466	12/31/2017	856,684	509,837
Property	10.063	5715 Old Shakopee Road West	Bloomington	Hennepin	MN	55437	2001	NAP	63,463	Sq. Ft.	49		03/31/2018	965,289	314,111	651,178	12/31/2017	954,370	314,272
Property	10.064	150-182 Kelsey Lane	Tampa	Hillsborough	FL	33619	2006	NAP	54,400	Sq. Ft.	55		03/31/2018	1,005,786	205,642	800,144	12/31/2017	1,011,712	217,936
Property	10.065	155 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1982	NAP	71,200	Sq. Ft.	41		03/31/2018	743,127	79,522	663,605	12/31/2017	742,524	74,925
Property	10.066	701-725 US Highway 301 South	Tampa	Hillsborough	FL	33619	1999	NAP	65,380	Sq. Ft.	44		03/31/2018	950,012	317,393	632,619	12/31/2017	957,702	295,159
Property	10.067	901-933 US Highway 301 South	Tampa	Hillsborough	FL	33619	2000	NAP	65,200	Sq. Ft.	44		03/31/2018	1,017,157	280,941	736,216	12/31/2017	1,019,645	281,038
Property	10.068	7725 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1999	NAP	42,615	Sq. Ft.	67		03/31/2018	364,275	208,515	155,760	12/31/2017	150,397	201,026
Property	10.069	4508 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	2000	NAP	40,140	Sq. Ft.	70		03/31/2018	899,042	181,426	717,616	12/31/2017	915,388	201,766
Property	10.070	3102, 3104 and 3110 Cherry Palm	Tampa	Hillsborough	FL	33619	1987	NAP	74,397	Sq. Ft.	37		03/31/2018	886,002	331,058	554,944	12/31/2017	922,701	359,043

A-1-7

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Loan per Net
									Rentable Area	Units	Rentable Area						Second Most	Second	Second
							Year	Year	(SF/Units	of	(SF/Units/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent
Property Flag	ID	Property Name	City	County	State	Zip Code	Built	Renovated	Rooms)(4)	Measure	Rooms) ($)(4)(12)	(# of payments)(16)(17)(18)	Statements Date	EGI ($)	Expenses($)	NOI($)(13)	Statements Date	EGI($)	Expenses($)
Property	10.071	101 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1977	NAP	56,845	Sq. Ft.	48		03/31/2018	1,235,235	530,638	704,596	12/31/2017	1,232,350	514,672
Property	10.072	6161 American Boulevard West	Bloomington	Hennepin	MN	55438	1999	NAP	36,827	Sq. Ft.	74		03/31/2018	857,996	350,525	507,471	12/31/2017	920,232	352,472
Property	10.073	4502 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	2000	NAP	42,680	Sq. Ft.	63		03/31/2018	876,715	346,891	529,824	12/31/2017	883,397	350,094
Property	10.074	110 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1979	NAP	59,429	Sq. Ft.	45		03/31/2018	796,617	426,336	370,281	12/31/2017	780,728	429,009
Property	10.075	8855 Columbine Road	Eden Prairie	Hennepin	MN	55347	2004	NAP	58,145	Sq. Ft.	46		03/31/2018	468,824	514,843	-46,019	12/31/2017	282,206	498,055
Property	10.076	8939 Columbine Road	Eden Prairie	Hennepin	MN	55347	2001	NAP	48,000	Sq. Ft.	55		03/31/2018	911,165	320,292	590,873	12/31/2017	898,283	312,169
Property	10.077	7905 Fuller Road	Eden Prairie	Hennepin	MN	55344	1998	NAP	74,224	Sq. Ft.	35		03/31/2018	1,203,923	365,910	838,014	12/31/2017	1,214,174	370,486
Property	10.078	10801 Nesbitt Avenue South	Bloomington	Hennepin	MN	55437	1999	NAP	56,000	Sq. Ft.	46		03/31/2018	905,597	307,550	598,047	12/31/2017	905,545	311,162
Property	10.079	9008 Brittany Way	Tampa	Hillsborough	FL	33619	2004	NAP	59,080	Sq. Ft.	43		03/31/2018	710,090	130,183	579,907	12/31/2017	748,435	189,932
Property	10.080	8995 Columbine Road	Eden Prairie	Hennepin	MN	55347	2001	NAP	46,112	Sq. Ft.	55		03/31/2018	898,014	332,823	565,191	12/31/2017	891,322	330,778
Property	10.081	7852-7898 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1998	NAP	44,350	Sq. Ft.	57		03/31/2018	759,370	201,189	558,181	12/31/2017	749,886	191,431
Property	10.082	455 Business Center Drive	Horsham Township	Montgomery	PA	19044	1988	NAP	51,505	Sq. Ft.	48		03/31/2018	925,725	423,148	502,577	12/31/2017	870,825	403,418
Property	10.083	231-253 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1980	NAP	60,000	Sq. Ft.	41		03/31/2018	964,089	275,053	689,035	12/31/2017	1,003,619	240,233
Property	10.084	747 Dresher Road	Horsham Township	Montgomery	PA	19044	1987	NAP	53,200	Sq. Ft.	46		03/31/2018	520,322	247,263	273,059	12/31/2017	471,005	283,733
Property	10.085	55 Valley Stream Parkway	East Whiteland Township	Chester	PA	19355	1983	NAP	41,211	Sq. Ft.	59		03/31/2018	816,145	259,483	556,661	12/31/2017	814,591	254,282
Property	10.086	8212 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1996	NAP	39,155	Sq. Ft.	62		03/31/2018	607,145	111,077	496,068	12/31/2017	610,044	116,952
Property	10.087	4303 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2001	NAP	64,000	Sq. Ft.	38		03/31/2018	942	234,151	-233,209	12/31/2017	932	231,658
Property	10.088	501 US Highway 301 South	Tampa	Hillsborough	FL	33619	2004	NAP	59,080	Sq. Ft.	41		03/31/2018	796,993	178,143	618,849	12/31/2017	796,893	185,237
Property	10.089	7802-7850 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1998	NAP	44,350	Sq. Ft.	54		03/31/2018	784,177	190,822	593,355	12/31/2017	783,270	199,652
Property	10.090	8102 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1995	NAP	39,155	Sq. Ft.	61		03/31/2018	209,594	168,181	41,413	12/31/2017	363,365	156,395
Property	10.091	102 Rock Road	Horsham Township	Montgomery	PA	19044	1984	NAP	40,472	Sq. Ft.	58		03/31/2018	741,059	165,795	575,264	12/31/2017	731,919	158,330
Property	10.092	111-159 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1977	NAP	63,036	Sq. Ft.	37		03/31/2018	736,977	366,279	370,699	12/31/2017	767,515	362,025
Property	10.093	200-264 Lakeside Drive	Horsham Township	Montgomery	PA	19044	1990	NAP	54,623	Sq. Ft.	41		03/31/2018	1,066,627	467,237	599,391	12/31/2017	1,086,132	473,573
Property	10.094	181-187 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1980	NAP	48,870	Sq. Ft.	46		03/31/2018	1,054,710	471,649	583,061	12/31/2017	1,054,245	472,685
Property	10.095	120 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1980	NAP	49,023	Sq. Ft.	46		03/31/2018	744,894	365,050	379,844	12/31/2017	725,169	381,276
Property	10.096	4207 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2006	NAP	24,900	Sq. Ft.	90		03/31/2018	630,535	113,122	517,413	12/31/2017	621,486	111,616
Property	10.097	161-175 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1977	NAP	49,732	Sq. Ft.	44		03/31/2018	775,454	211,004	564,450	12/31/2017	757,082	201,747
Property	10.098	8967 Columbine Road	Eden Prairie	Hennepin	MN	55347	2000	NAP	39,862	Sq. Ft.	55		03/31/2018	765,026	274,123	490,902	12/31/2017	753,386	266,539
Property	10.099	8125-8198 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1988	NAP	45,382	Sq. Ft.	48		03/31/2018	662,468	203,387	459,081	12/31/2017	678,489	200,540
Property	10.100	111 Kelsey Lane	Tampa	Hillsborough	FL	33619	1990	NAP	60,200	Sq. Ft.	36		03/31/2018	653,075	166,624	486,451	12/31/2017	644,271	160,032
Property	10.101	261-283 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1981	NAP	60,000	Sq. Ft.	35		03/31/2018	809,850	243,122	566,728	12/31/2017	864,644	226,537
Property	10.102	27-43 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1978	NAP	60,623	Sq. Ft.	34		03/31/2018	657,213	201,971	455,242	12/31/2017	657,834	205,438
Property	10.103	767 Electronic Drive	Horsham Township	Montgomery	PA	19044	1981	2018	45,000	Sq. Ft.	45		03/31/2018	1,970	200,007	-198,037	12/31/2017	1,989	199,291
Property	10.104	200-234 Kelsey Lane	Tampa	Hillsborough	FL	33619	2005	NAP	45,600	Sq. Ft.	44		03/31/2018	620,877	142,065	478,812	12/31/2017	631,685	153,209
Property	10.105	4435 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2007	NAP	25,505	Sq. Ft.	78		03/31/2018	820,065	212,704	607,361	12/31/2017	811,000	204,339
Property	10.106	7800 Equitable Drive	Eden Prairie	Hennepin	MN	55344	1997	NAP	43,426	Sq. Ft.	44		03/31/2018	1,003,521	464,393	539,128	12/31/2017	975,353	462,318
Property	10.107	8906 Brittany Way	Tampa	Hillsborough	FL	33619	2005	NAP	48,000	Sq. Ft.	39		03/31/2018	668,053	197,419	470,634	12/31/2017	660,835	215,745
Property	10.108	201-223 Witmer Road	Horsham Township	Montgomery	PA	19044	1972	NAP	60,000	Sq. Ft.	31		03/31/2018	675,440	329,780	345,661	12/31/2017	648,050	331,241
Property	10.109	4520 Seedling Circle	Tampa	Hillsborough	FL	33614	2004	NAP	35,000	Sq. Ft.	54		03/31/2018	664,346	225,287	439,059	12/31/2017	661,702	224,697
Property	10.110	13630 Northwest 8th Street	Sunrise	Broward	FL	33325	1990	NAP	29,999	Sq. Ft.	61		03/31/2018	635,677	232,225	403,452	12/31/2017	631,116	227,245
Property	10.111	5735 Old Shakopee Road West	Bloomington	Hennepin	MN	55437	2001	NAP	63,463	Sq. Ft.	29		03/31/2018	349,258	230,996	118,261	12/31/2017	313,252	236,202
Property	10.112	50 Valley Stream Parkway	East Whiteland Township	Chester	PA	19355	1987	NAP	31,000	Sq. Ft.	59		03/31/2018	659,839	242,062	417,777	12/31/2017	590,094	234,461
Property	10.113	4503 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	2001	NAP	30,000	Sq. Ft.	60		03/31/2018	735,808	277,045	458,763	12/31/2017	725,880	270,784
Property	10.114	508 Lapp Road	East Whiteland Township	Chester	PA	19355	1984	NAP	50,200	Sq. Ft.	36		03/31/2018	41,634	231,418	-189,784	12/31/2017	72,077	236,775
Property	10.115	125-135 Rock Road	Horsham Township	Montgomery	PA	19044	1975	NAP	37,500	Sq. Ft.	46		03/31/2018	434,388	186,333	248,055	12/31/2017	379,073	172,774
Property	10.116	8911 Columbine Road	Eden Prairie	Hennepin	MN	55347	2003	NAP	38,536	Sq. Ft.	44		03/31/2018	621,194	423,023	198,171	12/31/2017	697,841	402,997
Property	10.117	9306-9324 East Broadway Avenue	Tampa	Hillsborough	FL	33619	2007	NAP	36,000	Sq. Ft.	47		03/31/2018	442,709	140,227	302,483	12/31/2017	448,194	148,190
Property	10.118	201 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1983	NAP	46,697	Sq. Ft.	36		03/31/2018	468,811	312,453	156,358	12/31/2017	479,796	313,105
Property	10.119	101-111 Rock Road	Horsham Township	Montgomery	PA	19044	1975	NAP	37,884	Sq. Ft.	44		03/31/2018	677,969	227,133	450,836	12/31/2017	672,069	224,067
Property	10.120	4505 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	2001	NAP	25,000	Sq. Ft.	65		03/31/2018	708,666	276,313	432,353	12/31/2017	706,542	276,780
Property	10.121	4511 Woodland Corporate Boulevard	Tampa	Hillsborough	FL	33614	2001	NAP	25,000	Sq. Ft.	65		03/31/2018	643,565	180,842	462,723	12/31/2017	640,982	180,665
Property	10.122	40 Valley Stream Parkway	East Whiteland Township	Chester	PA	19355	1987	2015	31,092	Sq. Ft.	51		03/31/2018	548,965	198,686	350,279	12/31/2017	523,773	201,161
Property	10.123	400-445 Lakeside Drive, Unit #400	Horsham Township	Montgomery	PA	19044	1981	NAP	62,123	Sq. Ft.	25		03/31/2018	422,798	311,035	111,763	12/31/2017	2,816	290,847
Property	10.124	7702 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1998	NAP	29,350	Sq. Ft.	52		03/31/2018	618,967	207,338	411,629	12/31/2017	692,790	213,072
Property	10.125	103-109 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1977	NAP	42,000	Sq. Ft.	37		03/31/2018	274,233	211,720	62,513	12/31/2017	319,440	198,160
Property	10.126	8001 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	1999	NAP	29,999	Sq. Ft.	51		03/31/2018	479,103	219,988	259,115	12/31/2017	407,492	216,539
Property	10.127	113-123 Rock Road	Horsham Township	Montgomery	PA	19044	1975	2015	37,500	Sq. Ft.	41		03/31/2018	469,251	187,744	281,507	12/31/2017	459,528	187,202
Property	10.128	555 Business Center Drive	Horsham Township	Montgomery	PA	19044	1988	NAP	30,064	Sq. Ft.	51		03/31/2018	641,720	254,107	387,613	12/31/2017	645,138	245,015
Property	10.129	4415 East Cotton Center Boulevard	Phoenix	Maricopa	AZ	85040	2001	NAP	35,463	Sq. Ft.	43		03/31/2018	473,885	140,483	333,402	12/31/2017	564,954	134,270
Property	10.130	300 Welsh Road Building 4	Horsham Township	Montgomery	PA	19044	1983	NAP	37,653	Sq. Ft.	40		03/31/2018	538,217	342,914	195,303	12/31/2017	515,684	343,581
Property	10.131	9001-9015 Brittany Way	Tampa	Hillsborough	FL	33619	1999	NAP	30,000	Sq. Ft.	48		03/31/2018	455,878	141,280	314,599	12/31/2017	454,349	145,375
Property	10.132	277-293 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1985	NAP	28,800	Sq. Ft.	47		03/31/2018	452,217	159,816	292,401	12/31/2017	457,231	157,361
Property	10.133	13650 Northwest 8th Street	Sunrise	Broward	FL	33325	1990	NAP	24,732	Sq. Ft.	54		03/31/2018	286,662	170,526	116,136	12/31/2017	396,936	189,631
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)	Horsham Township	Montgomery	PA	19044	1985	NAP	33,205	Sq. Ft.	39		03/31/2018	606,920	264,244	342,676	12/31/2017	621,693	281,403
Property	10.135	300-309 Lakeside Drive	Horsham Township	Montgomery	PA	19044	1982	NAP	43,832	Sq. Ft.	27		03/31/2018	2,058	189,622	-187,565	12/31/2017	1,987	181,860
Property	10.136	101-107 Lakeside Drive	Horsham Township	Montgomery	PA	19044	1996	NAP	27,465	Sq. Ft.	41		03/31/2018	363,351	164,597	198,753	12/31/2017	357,180	157,657
Property	10.137	7695-7699 Anagram Drive	Eden Prairie	Hennepin	MN	55344	1997	NAP	39,390	Sq. Ft.	28		03/31/2018	656,299	243,529	412,771	12/31/2017	718,573	245,729
Property	10.138	425 Technology Drive	East Whiteland Township	Chester	PA	19355	1998	NAP	22,407	Sq. Ft.	47		03/31/2018	409,993	145,171	264,822	12/31/2017	405,545	139,885
Property	10.139	300 Technology Drive	East Whiteland Township	Chester	PA	19355	1986	NAP	22,500	Sq. Ft.	44		03/31/2018	295,755	85,324	210,432	12/31/2017	300,656	83,058
Property	10.140	7851-61 Woodland Center Boulevard	Tampa	Hillsborough	FL	33614	2001	NAP	18,520	Sq. Ft.	50		03/31/2018	297,329	79,921	217,408	12/31/2017	299,474	83,879
Property	10.141	510 Lapp Road	East Whiteland Township	Chester	PA	19355	1984	NAP	27,167	Sq. Ft.	34		03/31/2018	229,827	41,601	188,226	12/31/2017	232,954	41,852
Property	10.142	300 Welsh Road Building 3	Horsham Township	Montgomery	PA	19044	1984	NAP	23,461	Sq. Ft.	34		03/31/2018	455,908	200,355	255,553	12/31/2017	462,212	191,531
Property	10.143	7624 Bald Cypress Place	Tampa	Hillsborough	FL	33614	2003	NAP	15,035	Sq. Ft.	44		03/31/2018	193,691	63,538	130,154	12/31/2017	202,839	80,374
Property	10.144	75 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1978	NAP	11,600	Sq. Ft.	51		03/31/2018	147,599	23,446	124,153	12/31/2017	148,479	23,638
Property	10.145	506 Prudential Road	Horsham Township	Montgomery	PA	19044	1973	NAP	18,200	Sq. Ft.	29		03/31/2018	149,447	94,065	55,382	12/31/2017	229,528	91,232
Property	10.146	30 Great Valley Parkway	East Whiteland Township	Chester	PA	19355	1986	NAP	12,000	Sq. Ft.	34		03/31/2018	124,822	47,117	77,705	12/31/2017	126,999	49,156
Property	10.147	100 Gibraltar Road	Horsham Township	Montgomery	PA	19044	1982	NAP	2,800	Sq. Ft.	57		03/31/2018	64,074	23,327	40,747	12/31/2017	61,622	21,069
Loan	11	636 11th Avenue(2)(31)(35)	New York	New York	NY	10036	1917	2008	564,004	Sq. Ft.	426	L(29), D(85), O(6)	04/30/2018	36,009,231	11,303,733	24,705,498	12/31/2017	35,808,445	10,705,616
Loan	12	Courtyard at The Navy Yard(5)(35)	Philadelphia	Philadelphia	PA	19112	2013	2017	212	Rooms	188,679	L(24), D(92), O(4)	08/31/2018	12,046,220	6,943,865	5,102,355	12/31/2017	11,067,453	6,383,155
Loan	13	710 Bridgeport	Shelton	Fairfield	CT	06484	1970	NAP	452,414	Sq. Ft.	85	L(37), YM1(79), O(4)	08/31/2018	4,679,635	1,730,243	2,949,392	12/31/2017	4,046,042	1,671,263
Loan	14	Outlet Shoppes at El Paso(2)	Canutillo	El Paso	TX	79835	2007	2014	433,849	Sq. Ft.	173	L(25), D(91), O(4)	06/30/2018	16,087,474	7,002,706	9,084,767	12/31/2017	16,577,672	6,985,972
Loan	15	Castleton Commons & Square(34)	Indianapolis	Marion	IN	46250	1980	2005	279,452	Sq. Ft.	123	L(24), D(92), O(4)	06/30/2018	3,144,709	549,433	2,595,276	12/31/2017	3,172,328	833,768
Loan	16	Courtyard Edgewater(34)	Edgewater	Bergen	NJ	07020	2016	NAP	156	Rooms	190,209	L(25), D(91), O(4)	08/31/2018	8,441,794	4,739,135	3,702,659	12/31/2017	8,118,695	4,703,148
Loan	17	Aston Street(22)	Irvine	Orange	CA	92606	1982, 1985	2013	114,059	Sq. Ft.	227	L(25), D(89), O(6)	06/30/2018	2,812,286	763,831	2,048,455	12/31/2017	2,479,790	651,185
Loan	18	Overland Park Xchange(2)	Overland Park	Johnson	KS	66211	1986	2015	733,400	Sq. Ft.	106	L(25), YM1(92), O(3)	06/30/2018	10,492,521	2,924,618	7,567,904	12/31/2017	9,558,596	2,706,112
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	Tempe	Maricopa	AZ	85282	1987	2017	353	Rooms	185,360	L(25), D(91), O(4)	07/31/2018	27,024,294	18,524,917	8,499,376	12/31/2017	26,395,992	18,552,034
Loan	20	Carmel Mission Inn(35)	Carmel	Monterey	CA	93923	1968	2008	165	Rooms	143,636	L(25), D(91), O(4)	07/31/2018	8,976,403	5,736,777	3,239,626	12/31/2017	8,336,603	5,521,748

A-1-8

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

											Loan per Net
									Rentable Area	Units	Rentable Area						Second Most	Second	Second
							Year	Year	(SF/Units	of	(SF/Units/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent
Property Flag	ID	Property Name	City	County	State	Zip Code	Built	Renovated	Rooms)(4)	Measure	Rooms) ($)(4)(12)	(# of payments)(16)(17)(18)	Statements Date	EGI ($)	Expenses($)	NOI($)(13)	Statements Date	EGI($)	Expenses($)
Loan	21	Maize & Blue Portfolio	Ann Arbor	Washtenaw	MI	48104	Various	NAP	167	Units	128,743	L(24), D(92), O(4)	07/31/2018	3,421,165	1,335,490	2,085,675	12/31/2017	3,387,524	1,380,996
Property	21.001	The Lion	Ann Arbor	Washtenaw	MI	48104	1966	NAP	16	Units	186,625
Property	21.002	The Forum	Ann Arbor	Washtenaw	MI	48104	1964	NAP	21	Units	128,000
Property	21.003	520 Packard	Ann Arbor	Washtenaw	MI	48104	1966	NAP	23	Units	109,043
Property	21.004	The Abbey	Ann Arbor	Washtenaw	MI	48104	1966	NAP	14	Units	179,143
Property	21.005	The Dean	Ann Arbor	Washtenaw	MI	48104	1965	NAP	14	Units	140,786
Property	21.006	326 E Madison	Ann Arbor	Washtenaw	MI	48104	1963	NAP	18	Units	109,500
Property	21.007	1000 Oakland	Ann Arbor	Washtenaw	MI	48104	1962	NAP	12	Units	159,250
Property	21.008	344 S Division	Ann Arbor	Washtenaw	MI	48104	1966	NAP	23	Units	64,913
Property	21.009	The Lodge	Ann Arbor	Washtenaw	MI	48104	1969	NAP	10	Units	149,300
Property	21.010	The Algonquin	Ann Arbor	Washtenaw	MI	48104	1966	NAP	8	Units	171,750
Property	21.011	515 E Lawrence	Ann Arbor	Washtenaw	MI	48104	1966	NAP	8	Units	74,625
Loan	22	Springhill Suites Huntington Beach	Huntington Beach	Orange	CA	92647	2017	NAP	127	Rooms	165,354	L(24), D(93), O(3)	08/31/2018	6,395,137	3,380,542	3,014,595
Loan	23	CityLine XIV Portfolio	Various	Various	Various	Various	Various	NAP	347,166	Sq. Ft.	60	L(26), D(90), O(4)	Various	2,658,559	812,087	1,846,472	12/31/2017	2,618,341	848,807
Property	23.001	CityLine Sebastian	Sebastian	Indian River	FL	32958	1999-2016	NAP	115,301	Sq. Ft.	100		07/31/2018	1,171,052	257,095	913,957	12/31/2017	1,130,049	272,802
Property	23.002	CityLine Tuscaloosa	Tuscaloosa	Tuscaloosa	AL	35401	1988-1997	NAP	124,450	Sq. Ft.	33		06/30/2018	672,326	170,539	501,787	12/31/2017	648,216	188,272
Property	23.003	CityLine Route 22	Harrisburg	Dauphin	PA	17112	1986, 1987, 1988, 1989, 1997, 1998	NAP	70,190	Sq. Ft.	53		06/30/2018	554,570	272,849	281,721	12/31/2017	578,580	273,869
Property	23.004	Extra Space Storage - Madison	Madison	Madison	AL	35757	1995-2013	NAP	37,225	Sq. Ft.	40		06/30/2018	260,611	111,604	149,007	12/31/2017	261,496	113,864
Loan	24	Chicopee Marketplace	Chicopee	Hampden	MA	01020	1974-2007	NAP	151,003	Sq. Ft.	131	L(25), YM1(92), O(3)	05/31/2018	3,818,731	1,110,754	2,707,976	12/31/2017	3,761,996	1,088,849
Loan	25	Concord Plaza(2)	Wilmington	New Castle	DE	19810	1968	2005	358,740	Sq. Ft.	109	L(26), D(30), O(4)	04/30/2018	6,319,398	2,685,234	3,634,164	12/31/2017	6,258,991	2,530,511
Loan	26	Woodside Office Center(36)	Novato	Marin	CA	94945	2003	NAP	89,457	Sq. Ft.	205	L(24), D(91), O(5)	07/31/2018	2,309,577	935,275	1,374,303	12/31/2017	2,425,041	942,183
Loan	27	Shelbourne Global Portfolio I(2)(31)	Various	Various	NJ	Various	Various	Various	640,983	Sq. Ft.	145	L(25), D(92), O(3)	05/31/2018	14,422,010	6,196,734	8,225,277	12/31/2017	14,567,370	6,117,503
Property	27.001	1515 Broad Street	Bloomfield	Essex	NJ	07003	1968	2009	290,009	Sq. Ft.	145		05/31/2018	5,646,234	2,865,495	2,780,739	12/31/2017	5,672,850	2,670,630
Property	27.002	140 Centennial Avenue	Piscataway Township	Middlesex	NJ	08854	1969	2006, 2012	86,860	Sq. Ft.	197		05/31/2018	2,616,829	1,103,893	1,512,936	12/31/2017	2,581,413	1,066,020
Property	27.003	675 Central Avenue	New Providence	Union	NJ	07974	1955	2004	72,736	Sq. Ft.	166		05/31/2018	1,702,022	570,775	1,131,247	12/31/2017	1,666,338	584,060
Property	27.004	275 Centennial Avenue	Piscataway Township	Middlesex	NJ	08854	1973	NAP	56,150	Sq. Ft.	171		05/31/2018	1,181,025	240,904	940,121	12/31/2017	1,180,025	238,394
Property	27.005	691 Central Avenue	New Providence	Union	NJ	07974	1957	2008-2009	47,782	Sq. Ft.	186		05/31/2018	1,526,814	577,637	949,177	12/31/2017	1,557,668	633,965
Property	27.006	80 Kingsbridge Road	Piscataway Township	Middlesex	NJ	08854	1974	NAP	30,963	Sq. Ft.	74		05/31/2018	498,500	282,607	215,894	12/31/2017	482,644	260,546
Property	27.007	20 Kingsbridge Road	Piscataway Township	Middlesex	NJ	08854	1974	NAP	56,483	Sq. Ft.	16		05/31/2018	1,250,586	555,423	695,163	12/31/2017	1,426,431	663,889
Loan	28	1555 North Sheffield	Chicago	Cook	IL	60642	2014	NAP	42,615	Sq. Ft.	411	L(25), D(91), O(4)	07/31/2018	2,327,730	922,677	1,405,053	12/31/2017	2,252,589	873,268
Loan	29	Globe Chicago Industrial Portfolio	Various	Various	IL	Various	Various	Various	264,659	Sq. Ft.	66	L(25), D(28), O(7)	06/30/2018	2,701,672	895,882	1,805,790	12/31/2017	2,910,189	861,116
Property	29.001	Hoffman Industrial	Hoffman Estates	Cook	IL	60192	2002	NAP	44,960	Sq. Ft.	100		06/30/2018	819,689	487,635	332,054	12/31/2017	939,349	429,720
Property	29.002	Aurora Industrial	Aurora	DuPage	IL	60504	2002	NAP	81,000	Sq. Ft.	51		06/30/2018	487,191	15,558	471,633	12/31/2017	569,920	15,843
Property	29.003	Schaumburg Tower Industrial	Schaumburg	Cook	IL	60173	1982	2009	43,070	Sq. Ft.	88		06/30/2018	564,417	82,763	481,654	12/31/2017	559,722	95,802
Property	29.004	Bloomingdale Industrial	Bloomingdale	DuPage	IL	60108	1998	NAP	62,400	Sq. Ft.	50		06/30/2018	517,751	162,851	354,900	12/31/2017	526,889	157,790
Property	29.005	Schaumburg Basswood Industrial	Schaumburg	Cook	IL	60173	1984	NAP	33,229	Sq. Ft.	56		06/30/2018	312,624	147,075	165,549	12/31/2017	314,310	161,960
Loan	30	Pavilions North Shopping Center	San Antonio	Bexar	TX	78216	1990	NAP	165,993	Sq. Ft.	93	L(25), YM1(92), O(3)	05/31/2018	2,514,551	904,548	1,610,003	12/31/2017	2,614,377	875,720
Loan	31	Hilton Garden Inn Frederick	Frederick	Frederick	MD	21703	2007	2015	143	Rooms	101,399	L(24), YM1(89), O(7)	07/31/2018	5,899,876	3,772,381	2,127,495	12/31/2017	5,830,987	3,709,993
Loan	32	The Center at Carbon Beach	Malibu	Los Angeles	CA	90265	1991	2014	20,102	Sq. Ft.	634	L(26), D(90), O(4)	06/30/2018	1,368,563	401,582	966,981	12/31/2017	1,264,117	367,945
Loan	33	BJ’s Summerville	Summerville	Berkeley	SC	29483	2017	NAP	87,788	Sq. Ft.	135	L(25), D(31), O(4)
Loan	34	Columbus Industrial Portfolio	Various	Franklin	OH	Various	Various	Various	317,009	Sq. Ft.	29	L(25), D(90), O(5)	06/30/2018	1,481,431	482,804	998,627	12/31/2017	1,366,818	449,065
Property	34.001	Huntley	Columbus	Franklin	OH	43229	2002	NAP	218,209	Sq. Ft.	34
Property	34.002	Frusta	Obetz	Franklin	OH	43207	1979	2012	98,800	Sq. Ft.	19
Loan	35	Fresno E Street Office	Fresno	Fresno	CA	93706	1975	2018	71,407	Sq. Ft.	127	L(28), D(87), O(5)	12/31/2017	1,213,751	472,043	741,708	12/31/2016	1,232,182	486,297
Loan	36	300 East 64th Street	New York	New York	NY	10065	1996	NAP	8,916	Sq. Ft.	1,009	L(25), DorYM1(90), O(5)	06/30/2018	807,819	325,109	482,710
Loan	37	Old Orchard	Essexville	Bay	MI	48732	1975	2003-2005	228	Units	39,430	L(25), D(91), O(4)	05/31/2018	1,629,477	687,850	941,627	12/31/2017	1,557,819	627,794
Loan	38	Market Square	Fort Myers	Lee	FL	33912	2004	NAP	65,688	Sq. Ft.	134	L(24), D(92), O(4)	05/31/2018	1,039,034	262,870	776,164	12/31/2017	1,132,750	261,497
Loan	39	May & Ellis Building	New Orleans	Orleans	LA	70130	1860	2016	25	Units	332,000	L(25), D(89), O(6)	08/31/2018	822,336	191,959	630,377	12/31/2017	563,613	213,404
Loan	40	Ocala West	Ocala	Marion	FL	34471	1984	NAP	114,877	Sq. Ft.	70	L(25), D(31), O(4)	03/31/2018	1,163,175	327,272	835,903	12/31/2017	1,033,972	309,417
Loan	41	Torrey Corner	San Diego	San Diego	CA	92130	2007	NAP	13,344	Sq. Ft.	570	L(24), D(92), O(4)	06/30/2018	733,119	191,986	541,134	12/31/2017	763,168	191,355
Loan	42	NC Self Storage Portfolio	Various	Various	NC	Various	Various	NAP	119,340	Sq. Ft.	63	L(25), D(92), O(3)	07/31/2018	1,042,773	357,581	685,192	12/31/2017	1,009,712	330,838
Property	42.001	The Attic Self-Storage	Concord	Cabarrus	NC	28027	1997	NAP	50,850	Sq. Ft.	81		07/31/2018	574,133	194,070	380,063	12/31/2017	547,471	176,957
Property	42.002	Speedway Self-Storage	Harrisburg	Cabarrus	NC	28075	2004	NAP	30,390	Sq. Ft.	66		07/31/2018	264,550	79,599	184,951	12/31/2017	275,767	74,047
Property	42.003	Armadillo Self-Storage	High Point	Guilford	NC	27260	1998	NAP	38,100	Sq. Ft.	37		07/31/2018	204,090	83,912	120,178	12/31/2017	186,474	79,833
Loan	43	Kohl’s - Florence KY(31)	Florence	Boone	KY	41042	1994	NAP	80,684	Sq. Ft.	87	L(25), D(91), O(4)	06/30/2018	444,434	3,930	440,504	12/31/2017	673,711	4,298
Loan	44	237-239 Hawthorne Street	Brooklyn	Kings	NY	11225	2018	NAP	18	Units	352,778	L(25), D(90), O(5)
Loan	45	Greystone Business Park	Tempe	Maricopa	AZ	85282	1999	NAP	60,789	Sq. Ft.	95	L(25), D(91), O(4)	06/30/2018	899,215	225,087	674,128	12/31/2017	831,700	209,846
Loan	46	DS Smith - Lester Prairie	Lester Prairie	McLeod	MN	55354	1975	2018	80,609	Sq. Ft.	62	L(24), D(92), O(4)	08/31/2018	419,715		419,715
Loan	47	Sugar Grove	Sugar Grove	Kane	IL	60554	2006	NAP	61,301	Sq. Ft.	70	L(25), D(90), O(5)
Loan	48	Campus Pointe	San Marcos	San Diego	CA	92078	2014	NAP	11,480	Sq. Ft.	368	L(25), D(91), O(4)	06/30/2018	422,918	141,406	281,511	12/31/2017	387,112	137,087
Loan	49	Nemours at Sonata West	Winter Garden	Orange	FL	34787	2018	NAP	12,200	Sq. Ft.	328	L(25), D(91), O(4)
Loan	50	Cottages at Gateway Park	Marble Falls	Burnet	TX	78654	1998	NAP	39	Units	67,949	L(25), D(91), O(4)	04/30/2018	487,875	179,191	308,684	12/31/2017	488,518	178,736
Loan	51	WAG Richmond	Richmond	Henrico	VA	23223	1999	NAP	13,905	Sq. Ft.	187	L(25), D(91), O(4)	08/31/2018	246,400	7,392	239,008	12/31/2017	246,400	7,392

A-1-9

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Third Most	Third	Third	Third
			Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease
Property Flag	ID	Property Name	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(9)	Debt Yield(9)	Revenue($)	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest(19)	Expiration(20)	Extension Terms(20)
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	-4,465,912					16.6%	16.0%	42,697,175	40,176,182	10,301,816	29,874,366	150,615	1,000,000	28,723,752	Fee Simple
Property	1.001	55 Prospect Street	-2,301,246							14,967,351	13,204,968	3,462,816	9,742,152	51,101	339,281	9,351,770	Fee Simple
Property	1.002	117 Adams Street	-1,504,763							10,798,074	10,348,564	2,600,847	7,747,717	36,591	242,944	7,468,181	Fee Simple
Property	1.003	77 Sands Street	-1,068,040							11,995,115	11,995,115	2,951,179	9,043,935	44,746	297,088	8,702,102	Fee Simple
Property	1.004	81 Prospect Street	408,137							4,936,636	4,627,536	1,286,973	3,340,563	18,177	120,687	3,201,699	Fee Simple
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	24,953,252	12/31/2016	32,138,354	7,161,119	24,977,236	12.6%	12.4%	46,903,601	44,603,641	8,747,532	35,856,109	135,320	411,696	35,309,093	Fee Simple
Loan	3	Aventura Mall(2)(33)(36)	115,240,562	12/31/2016	139,956,585	29,303,182	110,653,403	11.0%	10.8%	199,120,392	185,479,647	30,620,668	154,858,979	243,502	3,043,770	151,571,708	Fee Simple
Loan	4	Shops at Solaris(2)	7,174,703	12/31/2016	8,292,213	1,354,388	6,937,825	11.1%	10.8%	9,933,478	9,597,539	1,830,761	7,766,778	10,601	165,393	7,590,784	Fee Simple
Loan	5	Liberty Portfolio(2)(5)	8,748,230	12/31/2016	8,906,536	1,704,875	7,201,661	9.1%	8.5%	20,155,893	19,169,391	4,059,580	15,109,811	161,149	818,643	14,130,019	Fee Simple/Leasehold
Property	5.001	Liberty Center at Rio Salado	6,393,694	12/31/2016	5,306,641	1,191,393	4,115,248			17,040,628	16,209,889	3,419,672	12,790,217	136,481	691,036	11,962,700	Fee Simple/Leasehold	Various	None
Property	5.002	8501 East Raintree Drive	2,354,536	12/31/2016	3,599,895	513,482	3,086,413			3,115,265	2,959,502	639,908	2,319,594	24,668	127,607	2,167,319	Fee Simple
Loan	6	Christiana Center	5,091,010	12/31/2016	5,812,481	942,247	4,870,233	9.8%	9.4%	6,242,603	5,827,860	1,043,894	4,783,966	45,417	123,199	4,615,350	Fee Simple
Loan	7	192 Lexington Avenue(2)						7.3%	7.0%	7,102,475	6,405,588	2,007,868	4,397,720		193,747	4,203,973	Fee Simple
Loan	8	Hotel Erwin	5,093,040	12/31/2016	15,133,832	8,713,790	6,420,042	13.1%	11.6%	16,585,571	16,585,571	10,683,726	5,901,845	663,423		5,238,422	Fee Simple
Loan	9	Aon Center(2)(34)(36)	42,559,906	12/31/2016	76,771,740	41,160,114	35,611,627	15.5%	15.0%	110,587,785	97,775,632	46,208,188	51,567,444	472,131	1,388,620	49,706,693	Fee Simple
Loan	10	Workspace(2)(36)	117,155,284	12/31/2016	176,695,884	60,292,253	116,403,632	21.6%	19.5%	214,524,719	192,633,427	67,314,318	125,319,109	2,471,191	9,884,763	112,963,155	Fee Simple/Leasehold
Property	10.001	6625 78th Street West	4,056,859	12/31/2016	7,353,924	3,478,638	3,875,285			8,770,285	7,175,440	3,628,754	3,546,686	81,250	325,000	3,140,436	Fee Simple
Property	10.002	1500 Liberty Ridge Drive	3,870,568	12/31/2016	5,667,924	1,923,952	3,743,973			6,803,782	6,487,925	2,121,356	4,366,568	58,280	233,120	4,075,168	Fee Simple
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive	3,009,421	12/31/2016	3,875,510	1,773,470	2,102,040			4,973,649	4,963,009	2,014,717	2,948,292	38,692	154,768	2,754,832	Fee Simple
Property	10.004	1301 International Parkway	3,039,217	12/31/2016	4,250,241	1,301,938	2,948,303			4,671,546	4,671,546	1,487,381	3,184,165	35,040	140,160	3,008,965	Fee Simple
Property	10.005	777 West Yamato Road	1,771,355	12/31/2016	2,690,454	1,355,874	1,334,581			4,700,528	4,254,026	1,700,801	2,553,225	38,902	155,608	2,358,715	Fee Simple
Property	10.006	4425 East Cotton Center Boulevard	2,818,168	12/31/2016	3,279,645	516,539	2,763,106			3,432,623	3,432,623	605,233	2,827,390	41,250	165,000	2,621,140	Fee Simple
Property	10.007	4500 East Cotton Center Boulevard	2,220,392	12/31/2016	2,529,987	357,485	2,172,502			2,761,033	2,761,033	473,314	2,287,719	34,851	139,403	2,113,465	Fee Simple
Property	10.008	3100 Southwest 145th Avenue	1,815,524	12/31/2016	3,252,376	1,071,140	2,181,236			3,482,873	3,482,873	1,157,613	2,325,260	26,084	104,337	2,194,839	Fee Simple
Property	10.009	3400 Lakeside Drive	1,799,998	12/31/2016	2,696,429	1,332,228	1,364,201			3,046,029	2,829,589	1,390,612	1,438,977	30,033	120,130	1,288,814	Fee Simple
Property	10.010	3450 Lakeside Drive	2,241,487	12/31/2016	3,408,151	1,282,467	2,125,684			3,746,649	3,604,934	1,355,444	2,249,490	29,900	119,598	2,099,992	Fee Simple
Property	10.011	40 Liberty Boulevard	2,444,612	12/31/2016	2,944,754	576,585	2,368,168			3,229,923	3,229,923	678,413	2,551,510	31,500	126,000	2,394,010	Fee Simple
Property	10.012	4630 Woodland Corporate Boulevard	1,922,969	12/31/2016	2,813,490	1,052,878	1,760,612			3,619,757	3,337,342	1,097,515	2,239,827	35,137	140,548	2,064,142	Fee Simple
Property	10.013	750 Park of Commerce Road	1,815,917	12/31/2016	2,821,572	857,759	1,963,812			3,017,383	2,593,130	1,026,097	1,567,033	23,833	95,331	1,447,869	Fee Simple
Property	10.014	13621 Northwest 12th Street	1,952,688	12/31/2016	1,944,569	893,095	1,051,474			3,100,993	2,844,425	1,121,644	1,722,781	26,606	106,425	1,589,750	Fee Simple
Property	10.015	2 West Liberty Boulevard	2,029,877	12/31/2016	2,290,033	851,804	1,438,229			3,051,047	2,980,784	903,076	2,077,708	25,169	100,676	1,951,863	Fee Simple
Property	10.016	10400 Viking Drive	1,305,653	12/31/2016	3,274,432	1,757,423	1,517,009			4,588,334	3,685,527	1,894,250	1,791,277	41,793	167,172	1,582,312	Fee Simple
Property	10.017	100 Witmer Road	2,309,091	12/31/2016	3,352,396	1,215,153	2,137,243			3,720,486	3,378,343	1,259,574	2,118,769	34,782	139,128	1,944,859	Fee Simple
Property	10.018	7 Walnut Grove Drive	2,016,014	12/31/2016	3,055,883	635,518	2,420,365			2,982,289	2,982,289	676,239	2,306,050	30,000	120,000	2,156,050	Fee Simple
Property	10.019	4313 East Cotton Center Boulevard	1,637,017	12/31/2016	1,958,517	326,946	1,631,572			2,075,929	2,075,929	405,572	1,670,356	27,219	108,874	1,534,264	Fee Simple
Property	10.020	1400 Liberty Ridge Drive	836,439	12/31/2016	2,249,166	710,611	1,538,555			3,090,333	2,909,715	934,001	1,975,715	25,284	101,136	1,849,295	Fee Simple
Property	10.021	1200 Liberty Ridge Drive	1,603,900	12/31/2016	2,262,352	719,348	1,543,005			2,516,913	2,200,023	808,025	1,391,997	21,538	86,150	1,284,310	Fee Simple
Property	10.022	4750 South 44th Place	1,436,677	12/31/2016	1,656,474	326,225	1,330,249			1,842,763	1,842,763	371,645	1,471,118	19,874	79,496	1,371,748	Fee Simple
Property	10.023	680 Blair Mill Road	2,193,509	12/31/2016	2,883,482	819,715	2,063,766			3,008,973	3,008,973	935,162	2,073,811	28,778	115,110	1,929,923	Fee Simple
Property	10.024	3020 US Highway 301 South	1,178,076	12/31/2016	2,182,092	533,668	1,648,425			2,121,411	2,121,411	490,978	1,630,432	24,760	99,039	1,506,633	Fee Simple
Property	10.025	4 Walnut Grove Drive	1,693,505	12/31/2016	2,371,899	767,868	1,604,031			2,812,415	2,812,415	853,258	1,959,157	27,425	109,700	1,822,032	Fee Simple
Property	10.026	4631 Woodland Corporate Boulevard	1,448,257	12/31/2016	2,140,629	626,206	1,514,423			2,242,962	1,819,392	726,322	1,093,070	22,618	90,472	979,980	Fee Simple
Property	10.027	5 Walnut Grove Drive	1,072,145	12/31/2016	2,485,030	992,678	1,492,352			2,639,519	2,303,851	973,513	1,330,339	26,250	105,000	1,199,089	Fee Simple
Property	10.028	700 Dresher Road	1,555,894	12/31/2016	2,320,796	876,034	1,444,762			2,488,425	2,488,425	975,521	1,512,904	27,500	110,000	1,375,404	Fee Simple
Property	10.029	45-67 Great Valley Parkway	1,406,930	12/31/2016	1,675,017	337,932	1,337,085			1,786,624	1,786,624	330,005	1,456,619	32,003	128,011	1,296,605	Fee Simple
Property	10.030	4610 South 44th Place	1,560,159	12/31/2016	1,809,929	300,180	1,509,750			1,948,337	1,948,337	379,589	1,568,748	16,503	66,012	1,486,233	Fee Simple
Property	10.031	4217 East Cotton Center Boulevard	1,893,158	12/31/2016	2,271,750	249,680	2,022,070			1,964,681	1,485,601	686,662	798,939	22,035	88,140	688,764	Fee Simple
Property	10.032	1 Country View Road	1,114,381	12/31/2016	1,402,628	425,222	977,406			1,794,703	1,764,586	496,778	1,267,808	13,700	54,798	1,199,310	Fee Simple
Property	10.033	4410 East Cotton Center Boulevard	396,727	12/31/2016	-6	390,569	-390,575			1,515,001	1,515,001	475,433	1,039,568	25,317	101,269	912,982	Fee Simple
Property	10.034	951 Northwest Broken Sound Parkway	1,013,039	12/31/2016	1,393,714	453,794	939,920			1,848,455	1,641,815	630,496	1,011,319	21,403	85,610	904,306	Fee Simple
Property	10.035	77-123 Great Valley Parkway	1,063,750	12/31/2016	1,411,963	403,540	1,008,423			1,630,158	1,361,358	370,093	991,266	25,775	103,099	862,392	Fee Simple
Property	10.036	420-500 Lapp Road	1,134,295	12/31/2016	1,449,568	363,776	1,085,792			1,595,640	1,595,640	350,681	1,244,960	22,828	91,312	1,130,820	Fee Simple
Property	10.037	507 Prudential Road	-513,196	12/31/2016	1,538,026	644,759	893,267			2,251,617	1,755,859	911,111	844,748	25,178	100,710	718,860	Fee Simple/Leasehold	7/11/2088 (Devereux); 12/31/2105 (Poley)	One, 99 year or less (Devereaux); None (Poley)
Property	10.038	2 Walnut Grove Drive	1,174,170	12/31/2016	1,808,366	652,486	1,155,880			1,990,260	1,881,637	665,878	1,215,759	20,464	81,856	1,113,439	Fee Simple
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard	1,010,054	12/31/2016	1,243,875	281,870	962,004			1,426,093	1,116,543	284,589	831,953	22,440	89,758	719,756	Fee Simple
Property	10.040	9801 South 51st Street	741,946	12/31/2016	982,299	272,700	709,599			1,153,855	1,153,855	326,099	827,756	17,888	71,550	738,318	Fee Simple
Property	10.041	180 Sheree Boulevard	199,148	12/31/2016	1,186,012	597,650	588,362			2,081,384	902,076	680,011	222,066	26,854	107,417	87,794	Fee Simple
Property	10.042	7615 Smetana Lane	880,973	12/31/2016	1,271,705	414,190	857,515			1,448,166	1,448,166	535,924	912,242	23,361	93,444	795,437	Fee Simple
Property	10.043	4550 South 44th Place	736,872	12/31/2016	952,824	250,423	702,401			1,055,226	1,055,226	260,589	794,637	13,622	54,489	726,525	Fee Simple
Property	10.044	131 Kelsey Lane	1,028,910	12/31/2016	1,237,552	230,739	1,006,813			1,343,159	1,343,159	252,281	1,090,878	22,323	89,290	979,265	Fee Simple
Property	10.045	5775 Old Shakopee Road West	467,138	12/31/2016	612,857	593,622	19,235			1,765,227	1,201,517	521,128	680,389	25,763	103,050	551,576	Fee Simple
Property	10.046	8401-8406 Benjamin Road (North)	476,019	12/31/2016	928,075	288,560	639,515			1,401,261	1,017,241	317,804	699,437	23,692	94,766	580,980	Fee Simple
Property	10.047	7625 Smetana Lane	806,944	12/31/2016	1,241,595	447,639	793,955			1,319,314	1,319,314	482,566	836,748	13,981	55,924	766,843	Fee Simple
Property	10.048	5 Great Valley Parkway	720,865	12/31/2016	1,163,312	497,193	666,119			1,553,919	1,500,159	592,284	907,875	16,261	65,044	826,570	Fee Simple
Property	10.049	5705 Old Shakopee Road West	821,953	12/31/2016	1,183,633	381,015	802,618			1,226,770	1,226,770	391,009	835,761	18,649	74,594	742,518	Fee Simple
Property	10.050	7 Great Valley Parkway	893,287	12/31/2016	1,314,878	543,267	771,611			1,541,451	1,440,951	555,079	885,872	15,277	61,108	809,487	Fee Simple
Property	10.051	65 Valley Stream Parkway	835,979	12/31/2016	1,114,147	316,138	798,009			1,134,564	1,134,564	253,315	881,249	15,328	61,313	804,608	Fee Simple
Property	10.052	220 Gibraltar Road	942,876	12/31/2016	1,476,850	561,383	915,466			1,589,355	1,589,355	593,047	996,308	15,897	63,587	916,824	Fee Simple
Property	10.053	257-275 Great Valley Parkway	580,264	12/31/2016	971,537	271,012	700,525			1,162,487	1,162,487	289,437	873,051	17,781	71,122	784,148	Fee Simple
Property	10.054	240 Gibraltar Road	753,444	12/31/2016	1,373,125	526,095	847,029			1,590,635	1,346,020	568,835	777,185	15,897	63,587	697,701	Fee Simple
Property	10.055	200 Gibraltar Road	946,580	12/31/2016	1,436,300	516,095	920,205			1,567,703	1,306,210	571,578	734,631	16,113	64,452	654,066	Fee Simple
Property	10.056	9023 Columbine Road	763,769	12/31/2016	1,129,583	389,158	740,424			1,248,079	1,248,079	439,380	808,698	15,550	62,200	730,948	Fee Simple
Property	10.057	3 Country View Road	1,222,441	12/31/2016	1,337,722	133,201	1,204,520			1,357,497	1,017,612	276,566	741,046	17,500	70,000	653,546	Fee Simple
Property	10.058	333 Phoenixville Pike	767,286	12/31/2016	994,689	229,846	764,843			1,100,616	1,100,616	264,570	836,046	21,000	84,000	731,046	Fee Simple
Property	10.059	1 Great Valley Parkway	804,622	12/31/2016	1,095,132	306,511	788,620			1,099,345	1,099,345	259,998	839,347	15,220	60,880	763,247	Fee Simple
Property	10.060	4405 East Cotton Center Boulevard	704,692	12/31/2016	767,081	188,255	578,826			921,046	921,046	228,934	692,112	13,638	54,551	623,923	Fee Simple
Property	10.061	7920 Woodland Center Boulevard	765,357	12/31/2016	903,160	155,241	747,918			994,430	994,430	181,543	812,887	13,157	52,627	747,103	Fee Simple
Property	10.062	20 Valley Stream Parkway	346,847	12/31/2016	785,698	396,651	389,047			1,405,072	940,438	482,436	458,002	15,195	60,778	382,030	Fee Simple
Property	10.063	5715 Old Shakopee Road West	640,098	12/31/2016	817,171	287,024	530,147			1,038,565	1,038,565	358,856	679,709	15,866	63,463	600,380	Fee Simple
Property	10.064	150-182 Kelsey Lane	793,776	12/31/2016	949,785	176,925	772,861			1,071,175	1,071,175	207,534	863,641	13,600	54,400	795,641	Fee Simple
Property	10.065	155 Great Valley Parkway	667,600	12/31/2016	711,979	53,958	658,021			669,285	669,285	70,120	599,165	17,800	71,200	510,165	Fee Simple
Property	10.066	701-725 US Highway 301 South	662,543	12/31/2016	969,819	233,552	736,267			1,013,235	1,013,235	223,329	789,907	16,345	65,380	708,182	Fee Simple
Property	10.067	901-933 US Highway 301 South	738,606	12/31/2016	947,437	212,531	734,906			1,048,553	1,048,553	210,917	837,636	16,300	65,200	756,136	Fee Simple
Property	10.068	7725 Woodland Center Boulevard	-50,629	12/31/2016	472,114	201,253	270,861			868,228	868,228	262,281	605,947	10,654	42,615	552,678	Fee Simple
Property	10.069	4508 Woodland Corporate Boulevard	713,622	12/31/2016	852,737	157,818	694,919			945,712	945,712	191,350	754,362	10,035	40,140	704,187	Fee Simple
Property	10.070	3102, 3104 and 3110 Cherry Palm	563,658	12/31/2016	830,348	259,962	570,386			1,155,640	800,793	265,284	535,509	18,599	74,397	442,513	Fee Simple

A-1-10

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Third Most	Third	Third	Third
			Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease
Property Flag	ID	Property Name	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(9)	Debt Yield(9)	Revenue($)	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest(19)	Expiration(20)	Extension Terms(20)
Property	10.071	101 Gibraltar Road	717,678	12/31/2016	1,226,167	488,600	737,567			1,320,888	1,264,171	512,186	751,984	14,211	56,845	680,928	Fee Simple
Property	10.072	6161 American Boulevard West	567,760	12/31/2016	950,380	297,059	653,320			813,798	813,728	332,984	480,744	9,207	36,827	434,710	Fee Simple
Property	10.073	4502 Woodland Center Boulevard	533,303	12/31/2016	319,303	264,406	54,897			971,601	846,371	243,254	603,116	10,670	42,680	549,766	Fee Simple
Property	10.074	110 Gibraltar Road	351,719	12/31/2016	610,383	382,054	228,330			1,348,946	845,699	444,804	400,895	14,857	59,429	326,609	Fee Simple
Property	10.075	8855 Columbine Road	-215,849	12/31/2016		381,290	-381,290			1,319,631	888,274	476,125	412,149	14,536	58,145	339,467	Fee Simple
Property	10.076	8939 Columbine Road	586,114	12/31/2016	848,499	278,184	570,315			957,150	957,150	333,072	624,078	12,000	48,000	564,078	Fee Simple
Property	10.077	7905 Fuller Road	843,688	12/31/2016	1,229,280	320,180	909,100			1,252,188	1,252,188	370,100	882,088	18,556	74,224	789,308	Fee Simple
Property	10.078	10801 Nesbitt Avenue South	594,382	12/31/2016	882,611	299,663	582,948			924,282	924,282	301,249	623,033	14,000	56,000	553,033	Fee Simple
Property	10.079	9008 Brittany Way	558,503	12/31/2016	289,861	357,292	-67,431			775,125	775,125	134,325	640,800	14,770	59,080	566,950	Fee Simple
Property	10.080	8995 Columbine Road	560,543	12/31/2016	816,671	272,769	543,902			931,893	926,731	331,302	595,429	11,528	46,112	537,789	Fee Simple
Property	10.081	7852-7898 Woodland Center Boulevard	558,455	12/31/2016	768,840	165,365	603,475			844,424	844,424	211,101	633,323	11,088	44,350	577,885	Fee Simple
Property	10.082	455 Business Center Drive	467,407	12/31/2016	780,012	374,540	405,472			1,106,162	1,013,762	408,421	605,341	12,876	51,505	540,960	Fee Simple
Property	10.083	231-253 Gibraltar Road	763,385	12/31/2016	1,003,347	391,818	611,529			1,180,264	1,023,009	344,647	678,362	15,000	60,000	603,362	Fee Simple
Property	10.084	747 Dresher Road	187,272	12/31/2016	471,997	260,956	211,041			968,246	607,221	260,450	346,770	13,300	53,200	280,270	Fee Simple
Property	10.085	55 Valley Stream Parkway	560,308	12/31/2016	756,024	219,562	536,462			770,812	770,812	174,805	596,006	10,303	41,211	544,493	Fee Simple
Property	10.086	8212 Woodland Center Boulevard	493,092	12/31/2016	573,955	92,863	481,091			644,464	644,464	119,205	525,259	9,789	39,155	476,315	Fee Simple
Property	10.087	4303 East Cotton Center Boulevard	-230,726	12/31/2016	927,260	188,207	739,053			1,272,736	152,736	366,229	-213,493	16,000	64,000	-293,493	Fee Simple
Property	10.088	501 US Highway 301 South	611,656	12/31/2016	811,290	180,499	630,791			849,750	849,750	190,986	658,763	14,770	59,080	584,913	Fee Simple
Property	10.089	7802-7850 Woodland Center Boulevard	583,618	12/31/2016	746,980	178,497	568,483			763,081	763,081	176,470	586,611	11,088	44,350	531,173	Fee Simple
Property	10.090	8102 Woodland Center Boulevard	206,971	12/31/2016	950,241	127,207	823,034			665,347	665,347	272,310	393,037	9,789	39,155	344,093	Fee Simple
Property	10.091	102 Rock Road	573,589	12/31/2016	705,077	157,752	547,325			749,607	749,607	155,787	593,820	10,118	40,472	543,230	Fee Simple
Property	10.092	111-159 Gibraltar Road	405,490	12/31/2016	880,663	313,914	566,749			1,078,219	724,576	379,595	344,981	15,759	63,036	266,186	Fee Simple
Property	10.093	200-264 Lakeside Drive	612,559	12/31/2016	998,794	416,618	582,176			1,072,668	958,463	520,298	438,165	13,656	54,623	369,887	Fee Simple
Property	10.094	181-187 Gibraltar Road	581,560	12/31/2016	971,704	423,291	548,413			1,048,377	1,048,377	468,594	579,783	12,218	48,870	518,696	Fee Simple
Property	10.095	120 Gibraltar Road	343,893	12/31/2016	714,154	448,421	265,734			1,100,965	906,207	390,588	515,620	12,256	49,023	454,341	Fee Simple
Property	10.096	4207 East Cotton Center Boulevard	509,871	12/31/2016	577,032	83,082	493,950			652,983	652,983	134,665	518,319	6,225	24,900	487,194	Fee Simple
Property	10.097	161-175 Gibraltar Road	555,335	12/31/2016	756,155	209,694	546,462			831,134	831,134	250,140	580,994	12,433	49,732	518,829	Fee Simple
Property	10.098	8967 Columbine Road	486,847	12/31/2016	705,307	231,381	473,926			807,818	807,818	289,354	518,465	9,966	39,862	468,637	Fee Simple
Property	10.099	8125-8198 Woodland Center Boulevard	477,949	12/31/2016	758,313	252,898	505,415			824,059	671,634	184,125	487,509	11,346	45,382	430,782	Fee Simple
Property	10.100	111 Kelsey Lane	484,240	12/31/2016	619,121	153,695	465,427			687,028	687,028	158,405	528,623	15,050	60,200	453,373	Fee Simple
Property	10.101	261-283 Gibraltar Road	638,107	12/31/2016	837,420	220,206	617,214			1,036,715	616,715	239,726	376,989	15,000	60,000	301,989	Fee Simple
Property	10.102	27-43 Great Valley Parkway	452,397	12/31/2016	632,468	189,683	442,785			661,001	661,001	192,121	468,880	15,156	60,623	393,102	Fee Simple
Property	10.103	767 Electronic Drive	-197,302	12/31/2016	1,171	191,101	-189,930			809,056	615,943	433,384	182,559	11,250	45,000	126,309	Fee Simple/Leasehold	05/31/2048	None
Property	10.104	200-234 Kelsey Lane	478,476	12/31/2016	594,713	120,719	473,994			638,678	638,678	144,449	494,229	11,400	45,600	437,229	Fee Simple
Property	10.105	4435 East Cotton Center Boulevard	606,660	12/31/2016	762,054	179,209	582,845			773,690	773,690	242,861	530,829	6,376	25,505	498,948	Fee Simple
Property	10.106	7800 Equitable Drive	513,036	12/31/2016	743,771	425,192	318,578			1,023,994	1,023,994	448,989	575,005	10,857	43,426	520,723	Fee Simple
Property	10.107	8906 Brittany Way	445,090	12/31/2016	561,057	170,360	390,697			684,337	684,337	184,307	500,030	12,000	48,000	440,030	Fee Simple
Property	10.108	201-223 Witmer Road	316,809	12/31/2016	577,049	287,859	289,190			842,552	728,330	327,307	401,023	15,000	60,000	326,023	Fee Simple
Property	10.109	4520 Seedling Circle	437,005	12/31/2016	619,592	191,821	427,772			685,186	685,186	216,821	468,365	8,750	35,000	424,615	Fee Simple
Property	10.110	13630 Northwest 8th Street	403,870	12/31/2016	556,710	222,957	333,753			637,210	637,210	237,097	400,112	7,500	29,999	362,614	Fee Simple
Property	10.111	5735 Old Shakopee Road West	77,050	12/31/2016	269,672	228,744	40,928			836,363	562,890	274,286	288,604	15,866	63,463	209,275	Fee Simple
Property	10.112	50 Valley Stream Parkway	355,633	12/31/2016	189,040	193,493	-4,453			820,291	577,601	267,801	309,800	7,750	31,000	271,050	Fee Simple
Property	10.113	4503 Woodland Corporate Boulevard	455,096	12/31/2016	747,069	292,342	454,727			757,522	757,522	273,583	483,939	7,500	30,000	446,439	Fee Simple
Property	10.114	508 Lapp Road	-164,697	12/31/2016	555,033	221,876	333,157			622,247	622,247	228,531	393,716	12,550	50,200	330,966	Fee Simple
Property	10.115	125-135 Rock Road	206,299	12/31/2016	322,120	164,917	157,203			663,721	663,721	212,831	450,890	9,375	37,500	404,015	Fee Simple
Property	10.116	8911 Columbine Road	294,844	12/31/2016	852,097	372,155	479,942			968,990	702,745	433,905	268,841	9,634	38,536	220,671	Fee Simple
Property	10.117	9306-9324 East Broadway Avenue	300,004	12/31/2016	429,016	134,705	294,311			532,028	532,028	141,461	390,567	9,000	36,000	345,567	Fee Simple
Property	10.118	201 Gibraltar Road	166,691	12/31/2016	478,985	341,763	137,221			864,798	531,160	306,790	224,370	11,674	46,697	165,999	Fee Simple
Property	10.119	101-111 Rock Road	448,002	12/31/2016	636,439	214,581	421,858			714,309	714,309	253,158	461,151	9,471	37,884	413,796	Fee Simple
Property	10.120	4505 Woodland Corporate Boulevard	429,763	12/31/2016	626,934	207,207	419,727			682,606	682,606	222,518	460,089	6,250	25,000	428,839	Fee Simple
Property	10.121	4511 Woodland Corporate Boulevard	460,317	12/31/2016	609,630	162,522	447,108			658,418	658,418	176,656	481,762	6,250	25,000	450,512	Fee Simple
Property	10.122	40 Valley Stream Parkway	322,612	12/31/2016	394,575	217,651	176,924			545,328	545,328	158,559	386,769	7,773	31,092	347,904	Fee Simple
Property	10.123	400-445 Lakeside Drive, Unit #400	-288,030	12/31/2016	709,104	285,377	423,727			1,087,153		328,275	-328,275	15,531	62,123	-405,928	Fee Simple
Property	10.124	7702 Woodland Center Boulevard	479,718	12/31/2016	647,698	188,654	459,044			571,148	571,148	176,038	395,110	7,338	29,350	358,422	Fee Simple
Property	10.125	103-109 Gibraltar Road	121,280	12/31/2016	495,860	209,159	286,701			473,483	473,483	243,736	229,747	10,500	42,000	177,247	Fee Simple
Property	10.126	8001 Woodland Center Boulevard	190,953	12/31/2016	164,388	158,120	6,268			596,853	596,853	196,137	400,717	7,500	29,999	363,218	Fee Simple
Property	10.127	113-123 Rock Road	272,327	12/31/2016	373,000	164,598	208,402			462,624	462,624	153,205	309,419	9,375	37,500	262,544	Fee Simple
Property	10.128	555 Business Center Drive	400,123	12/31/2016	632,116	222,178	409,938			678,120	678,120	255,732	422,388	7,516	30,064	384,808	Fee Simple
Property	10.129	4415 East Cotton Center Boulevard	430,685	12/31/2016	536,628	120,590	416,038			703,496	82,893	149,050	-66,157	8,866	35,463	-110,486	Fee Simple
Property	10.130	300 Welsh Road Building 4	172,103	12/31/2016	537,195	302,062	235,134			650,188	567,501	359,040	208,461	9,413	37,653	161,395	Fee Simple
Property	10.131	9001-9015 Brittany Way	308,974	12/31/2016	487,749	86,116	401,633			483,060	483,060	114,050	369,010	7,500	30,000	331,510	Fee Simple
Property	10.132	277-293 Great Valley Parkway	299,870	12/31/2016	403,194	130,803	272,392			448,928	448,928	117,442	331,486	7,200	28,800	295,486	Fee Simple
Property	10.133	13650 Northwest 8th Street	207,305	12/31/2016	521,839	197,092	324,748			542,308	232,208	177,876	54,332	6,183	24,732	23,417	Fee Simple
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)	340,290	12/31/2016	587,035	265,558	321,477			831,987	643,757	284,862	358,895	8,301	33,205	317,389	Fee Simple
Property	10.135	300-309 Lakeside Drive	-179,873	12/31/2016	326,810	181,778	145,031			767,060		234,530	-234,530	10,958	43,832	-289,320	Fee Simple
Property	10.136	101-107 Lakeside Drive	199,524	12/31/2016	518,475	196,506	321,969			574,282	574,282	211,569	362,713	6,866	27,465	328,382	Fee Simple
Property	10.137	7695-7699 Anagram Drive	472,844	12/31/2016	659,324	201,939	457,385			896,209	206,884	228,470	-21,586	9,848	39,390	-70,824	Fee Simple
Property	10.138	425 Technology Drive	265,660	12/31/2016	374,893	121,287	253,607			400,607	400,607	128,443	272,164	5,602	22,407	244,155	Fee Simple
Property	10.139	300 Technology Drive	217,598	12/31/2016	274,647	63,814	210,833			300,545	300,545	64,234	236,311	5,625	22,500	208,186	Fee Simple
Property	10.140	7851-61 Woodland Center Boulevard	215,595	12/31/2016	296,645	70,397	226,248			347,430	301,930	84,511	217,419	4,630	18,520	194,269	Fee Simple
Property	10.141	510 Lapp Road	191,102	12/31/2016	232,898	36,183	196,715			211,903	211,903	48,783	163,120	6,792	27,167	129,161	Fee Simple
Property	10.142	300 Welsh Road Building 3	270,681	12/31/2016	453,567	172,451	281,117			479,391	314,664	194,418	120,246	5,865	23,461	90,920	Fee Simple
Property	10.143	7624 Bald Cypress Place	122,465	12/31/2016	154,826	63,492	91,333			226,197	226,197	67,817	158,380	3,759	15,035	139,587	Fee Simple
Property	10.144	75 Great Valley Parkway	124,841	12/31/2016	141,699	18,222	123,476			131,660	131,660	23,578	108,082	2,900	11,600	93,582	Fee Simple
Property	10.145	506 Prudential Road	138,297	12/31/2016	309,921	77,351	232,569			318,500		90,869	-90,869	4,550	18,200	-113,619	Fee Simple
Property	10.146	30 Great Valley Parkway	77,842	12/31/2016	122,270	47,086	75,184			122,631	122,631	44,249	78,382	3,000	12,000	63,382	Fee Simple
Property	10.147	100 Gibraltar Road	40,554	12/31/2016	59,873	21,960	37,913			64,897	64,897	23,257	41,640	700	2,800	38,140	Fee Simple
Loan	11	636 11th Avenue(2)(31)(35)	25,102,829	12/31/2016	35,643,677	9,485,470	26,158,207	10.3%	9.9%	39,387,193	37,529,208	12,805,959	24,723,249	95,881	987,007	23,640,361	Fee Simple
Loan	12	Courtyard at The Navy Yard(5)(35)	4,684,297	12/31/2016	9,566,959	5,483,086	4,083,873	12.4%	10.9%	12,046,220	12,046,220	7,092,494	4,953,726	602,311		4,351,415	Fee Simple
Loan	13	710 Bridgeport	2,374,779					8.7%	8.4%	5,353,733	5,086,381	1,739,347	3,347,034	67,862	28,321	3,250,850	Fee Simple
Loan	14	Outlet Shoppes at El Paso(2)	9,591,700	12/31/2016	16,303,897	6,853,035	9,450,862	10.7%	9.9%	15,713,137	15,018,727	6,992,184	8,026,543	86,770	542,311	7,397,462	Fee Simple
Loan	15	Castleton Commons & Square(34)	2,338,560	12/31/2016	3,736,713	723,132	3,013,581	9.8%	8.9%	4,674,203	4,394,843	998,611	3,396,232	41,918	291,751	3,062,563	Fee Simple
Loan	16	Courtyard Edgewater(34)	3,415,547	12/31/2016	7,148,363	3,944,536	3,203,827	11.8%	10.7%	8,441,794	8,441,794	4,928,923	3,512,871	337,672		3,175,199	Fee Simple
Loan	17	Aston Street(22)	1,828,606	12/31/2016	2,305,686	570,184	1,735,502	8.5%	7.8%	3,386,466	3,117,787	925,076	2,192,711	22,812	162,003	2,007,896	Fee Simple
Loan	18	Overland Park Xchange(2)	6,852,484	12/31/2016	8,440,322	2,642,972	5,797,349	10.9%	10.0%	16,492,345	14,709,331	6,208,312	8,501,019	146,680	558,746	7,795,593	Fee Simple
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	7,843,958	12/31/2016	29,079,404	20,621,306	8,458,097	13.0%	10.9%	27,024,294	27,024,294	18,534,800	8,489,494	1,351,215		7,138,279	Leasehold	12/31/2074	None
Loan	20	Carmel Mission Inn(35)	2,814,855	12/31/2016	8,716,879	5,492,957	3,223,922	13.3%	11.7%	8,976,403	8,976,403	5,832,860	3,143,543	359,056		2,784,487	Leasehold	10/31/2098	None

A-1-11

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Second	Third Most	Third	Third	Third
			Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease
Property Flag	ID	Property Name	NOI($)	Statements Date	EGI($)	Expenses($)	NOI($)	Debt Yield(9)	Debt Yield(9)	Revenue($)	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest(19)	Expiration(20)	Extension Terms(20)
Loan	21	Maize & Blue Portfolio	2,006,528	12/31/2016	3,276,000	1,353,055	1,922,945	9.9%	9.6%	3,463,102	3,289,947	1,166,158	2,123,789	50,100		2,073,689	Fee Simple
Property	21.001	The Lion															Fee Simple
Property	21.002	The Forum															Fee Simple
Property	21.003	520 Packard															Fee Simple
Property	21.004	The Abbey															Fee Simple
Property	21.005	The Dean															Fee Simple
Property	21.006	326 E Madison															Fee Simple
Property	21.007	1000 Oakland															Fee Simple
Property	21.008	344 S Division															Fee Simple
Property	21.009	The Lodge															Fee Simple
Property	21.010	The Algonquin															Fee Simple
Property	21.011	515 E Lawrence															Fee Simple
Loan	22	Springhill Suites Huntington Beach						14.3%	14.3%	6,395,137	6,395,137	3,382,862	3,012,275			3,012,275	Fee Simple
Loan	23	CityLine XIV Portfolio	1,769,534	12/31/2016	2,550,378	830,594	1,719,784	8.7%	8.5%	3,403,942	2,692,409	919,038	1,773,370	51,067		1,722,303	Fee Simple
Property	23.001	CityLine Sebastian	857,247	12/31/2016	1,049,344	233,130	816,214			1,492,259	1,204,902	311,122	893,780	16,960		876,820	Fee Simple
Property	23.002	CityLine Tuscaloosa	459,944	12/31/2016	612,643	195,265	417,378			851,198	672,326	217,678	454,648	18,306		436,342	Fee Simple
Property	23.003	CityLine Route 22	304,711	12/31/2016	633,225	297,900	335,325			774,360	554,570	266,134	288,436	10,325		278,111	Fee Simple
Property	23.004	Extra Space Storage - Madison	147,632	12/31/2016	255,165	104,299	150,867			286,125	260,611	124,104	136,506	5,476		131,030	Fee Simple
Loan	24	Chicopee Marketplace	2,673,147	12/31/2016	3,547,477	950,172	2,597,304	13.5%	12.6%	3,911,296	3,794,020	1,126,533	2,667,486	83,052	90,602	2,493,833	Fee Simple
Loan	25	Concord Plaza(2)	3,728,480	12/31/2016	5,906,261	2,477,019	3,429,242	10.2%	9.0%	7,599,105	6,678,725	2,684,002	3,994,724	121,972	358,125	3,514,628	Fee Simple
Loan	26	Woodside Office Center(36)	1,482,858	12/31/2016	2,165,584	905,873	1,259,712	8.2%	8.0%	2,897,730	2,569,205	1,060,468	1,508,737	23,259	11,757	1,473,721	Fee Simple
Loan	27	Shelbourne Global Portfolio I(2)(31)	8,449,867	12/31/2016	13,915,495	6,054,482	7,861,013	9.1%	8.6%	16,386,063	15,149,217	6,643,263	8,505,955	141,056	381,028	7,983,871	Fee Simple
Property	27.001	1515 Broad Street	3,002,220	12/31/2016	5,310,882	2,786,077	2,524,805			7,408,820	7,038,379	3,109,138	3,929,241	58,089	260,326	3,610,826	Fee Simple
Property	27.002	140 Centennial Avenue	1,515,393	12/31/2016	2,728,386	1,042,036	1,686,350			2,759,825	2,621,833	1,112,697	1,509,137	22,315	17,372	1,469,450	Fee Simple
Property	27.003	675 Central Avenue	1,082,279	12/31/2016	1,671,286	530,327	1,140,959			1,783,298	1,694,133	606,654	1,087,480	21,442	26,829	1,039,209	Fee Simple
Property	27.004	275 Centennial Avenue	941,631	12/31/2016	1,192,331	226,903	965,428			1,153,718	1,096,032	244,713	851,319	13,162	11,230	826,928	Fee Simple
Property	27.005	691 Central Avenue	923,703	12/31/2016	1,339,818	542,424	797,394			1,513,751	1,438,063	622,575	815,489	4,778	47,782	762,928	Fee Simple
Property	27.006	80 Kingsbridge Road	222,098	12/31/2016	439,380	225,992	213,388			517,473	491,599	283,436	208,164	8,318	6,193	193,653	Fee Simple
Property	27.007	20 Kingsbridge Road	762,543	12/31/2016	1,233,412	700,723	532,689			1,249,178	769,178	664,051	105,127	12,953	11,297	80,877	Fee Simple
Loan	28	1555 North Sheffield	1,379,321	12/31/2016	2,160,621	780,160	1,380,461	8.4%	8.0%	2,474,430	2,388,787	925,370	1,463,417	6,392	54,854	1,402,171	Fee Simple
Loan	29	Globe Chicago Industrial Portfolio	2,049,073	12/31/2016	2,909,798	821,500	2,088,298	11.0%	10.2%	3,204,324	3,044,108	1,133,122	1,910,986	26,466	106,505	1,778,014	Fee Simple
Property	29.001	Hoffman Industrial	509,628	12/31/2016	901,146	380,725	520,421			1,086,860	1,032,517	534,617	497,900	4,496	18,163	475,241	Fee Simple
Property	29.002	Aurora Industrial	554,077	12/31/2016	569,920	17,466	552,454			592,924	563,278	150,311	412,967	8,100	32,494	372,372	Fee Simple
Property	29.003	Schaumburg Tower Industrial	463,919	12/31/2016	572,579	102,299	470,280			597,569	567,690	113,814	453,876	4,307	17,345	432,224	Fee Simple
Property	29.004	Bloomingdale Industrial	369,099	12/31/2016	551,493	177,941	373,552			566,930	538,584	176,930	361,653	6,240	25,209	330,205	Fee Simple
Property	29.005	Schaumburg Basswood Industrial	152,350	12/31/2016	314,660	143,069	171,591			360,041	342,039	157,450	184,590	3,323	13,294	167,973	Fee Simple
Loan	30	Pavilions North Shopping Center	1,738,658	12/31/2016	2,700,325	893,137	1,807,188	12.1%	11.1%	2,949,045	2,809,685	951,723	1,857,962		149,924	1,708,037	Fee Simple
Loan	31	Hilton Garden Inn Frederick	2,120,994	12/31/2016	5,450,524	3,558,302	1,892,222	14.5%	12.9%	5,899,876	5,899,876	3,800,377	2,099,499	235,995		1,863,504	Fee Simple
Loan	32	The Center at Carbon Beach	896,173	12/31/2016	1,141,771	365,358	776,413	7.9%	7.5%	1,532,905	1,457,007	453,472	1,003,535	5,830	43,017	954,688	Fee Simple
Loan	33	BJ’s Summerville						8.8%	8.4%	1,275,531	1,211,754	161,806	1,049,948	13,168	38,718	998,062	Fee Simple
Loan	34	Columbus Industrial Portfolio	917,753	12/31/2016	722,369	228,789	493,581	9.8%	8.9%	1,374,523	1,305,797	401,616	904,181	31,701	50,319	822,161	Fee Simple
Property	34.001	Huntley															Fee Simple
Property	34.002	Frusta															Fee Simple
Loan	35	Fresno E Street Office	745,885					10.3%	9.9%	1,647,323	1,345,848	412,002	933,845	14,995	16,039	902,810	Fee Simple
Loan	36	300 East 64th Street						7.8%	7.3%	1,119,155	1,068,840	365,476	703,364	1,783	44,580	657,001	Fee Simple
Loan	37	Old Orchard	930,025					10.1%	9.3%	1,687,568	1,604,905	699,327	905,578	68,400		837,178	Fee Simple
Loan	38	Market Square	871,253	12/31/2016	956,806	266,983	689,823	8.5%	8.0%	1,099,451	1,045,420	294,895	750,525	21,020	24,336	705,169	Fee Simple
Loan	39	May & Ellis Building	350,209					8.0%	7.8%	962,172	892,144	226,978	665,166	7,248	6,650	651,268	Fee Simple
Loan	40	Ocala West	724,555	12/31/2016	904,005	437,217	466,788	12.8%	11.7%	1,487,478	1,346,252	325,925	1,020,327	17,232	64,571	938,524	Fee Simple
Loan	41	Torrey Corner	571,813	12/31/2016	918,221	182,613	735,608	9.1%	8.8%	943,180	896,021	202,457	693,565	6,539	20,152	666,874	Fee Simple
Loan	42	NC Self Storage Portfolio	678,874					9.1%	9.0%	1,316,010	1,025,560	342,040	683,520	11,934		671,586	Fee Simple
Property	42.001	The Attic Self-Storage	370,514	12/31/2016	418,122	144,538	273,584			653,092	535,871	182,014	353,857	5,085		348,772	Fee Simple
Property	42.002	Speedway Self-Storage	201,720	12/31/2016	260,897	80,742	180,155			345,124	264,550	82,331	182,219	3,039		179,180	Fee Simple
Property	42.003	Armadillo Self-Storage	106,641							317,794	225,139	77,695	147,444	3,810		143,634	Fee Simple
Loan	43	Kohl’s - Florence KY(31)	669,414	12/31/2016	673,711	4,529	669,183	9.2%	8.8%	764,444	743,421	98,050	645,372	12,103	15,894	617,375	Fee Simple
Loan	44	237-239 Hawthorne Street						7.1%	7.0%	528,480	512,626	64,842	447,784	4,500		443,284	Fee Simple
Loan	45	Greystone Business Park	621,854	12/31/2016	311,399	229,663	81,736	12.2%	11.1%	1,068,981	951,459	245,004	706,455	12,158	50,985	643,312	Fee Simple
Loan	46	DS Smith - Lester Prairie						10.7%	9.9%	581,742	552,655	16,580	536,075	12,091	30,217	493,767	Fee Simple
Loan	47	Sugar Grove						14.4%	14.4%	1,063,627	1,010,446	389,453	620,992			620,992	Fee Simple
Loan	48	Campus Pointe	250,025	12/31/2016	353,233	128,349	224,884	9.3%	8.8%	593,097	538,759	146,471	392,288	1,722	19,616	370,949	Fee Simple
Loan	49	Nemours at Sonata West						9.3%	9.1%	509,030	496,304	122,659	373,645	1,220	10,000	362,425	Fee Simple
Loan	50	Cottages at Gateway Park	309,782	12/31/2016	488,049	191,944	296,104	12.1%	11.5%	526,827	500,671	179,916	320,755	17,199		303,556	Fee Simple
Loan	51	WAG Richmond	239,008	12/31/2016	246,400	7,392	239,008	8.9%	8.9%	246,400	240,856	8,172	232,684	2,086		230,599	Fee Simple

A-1-12

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Largest Tenant(21)(23)(24)(25)	SF	Expiration	2nd Largest Tenant(24)(25)	SF	Expiration	3rd Largest Tenant(23)(25)	SF	Expiration	4th Largest Tenant(23)(24)	SF	Expiration	5th Largest Tenant(25)	SF
Loan	1	DUMBO Heights Portfolio(2)(34)(36)
Property	1.001	55 Prospect Street	2U	79,500	09/30/2029	Etsy	53,000	07/31/2026	Frog Design	26,500	12/31/2026	Social Bicycle	8,812	08/30/2020	Athlux Design Studio Inc.	6,138
Property	1.002	117 Adams Street	Etsy	172,135	07/31/2026	Untamed Sandwiches	1,605	06/30/2029	Taco Dumbo	1,461	09/30/2032	Tafari Travel	1,015	12/31/2027	NAP	NAP
Property	1.003	77 Sands Street	Brooklyn Lab	80,648	06/30/2034	WeWork	75,228	11/30/2031	Prolific Interactive	18,807	12/31/2026	Wipro LLC	18,807	09/30/2027	B-Reel Inc.	13,387
Property	1.004	81 Prospect Street	WeWork	84,704	07/31/2031	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	Amazon	676,598	06/30/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	3	Aventura Mall(2)(33)(36)	J. C. Penney Co.	193,759	04/30/2023	AMC Theatres	78,738	08/31/2023	Zara	34,454	10/31/2029	XXI Forever	32,504	MTM	H & M	28,830
Loan	4	Shops at Solaris(2)	Bol	13,368	09/30/2033	Cinebistro	12,595	10/31/2030	Matsuhisa Vail	6,604	12/31/2021	Inspirato	2,640	08/30/2022	Betteridge Jewelers	2,505
Loan	5	Liberty Portfolio(2)(5)
Property	5.001	Liberty Center at Rio Salado	Centene Management Company, LLC	352,988	01/31/2028	DHL Express	117,593	02/28/2023	WageWorks, Inc.	76,162	12/31/2021	Carvana, LLC	69,774	02/29/2024	DriveTime Automotive Group, Inc.	65,889
Property	5.002	8501 East Raintree Drive	The Vanguard Group, Inc.	123,340	07/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	6	Christiana Center	Costco (Ground Lease)	140,814	09/30/2023	Dick’s Sporting Goods	50,000	11/30/2023	Raymour’s Furniture Co.	32,462	05/31/2020	Michael’s	20,670	02/29/2028	Petco	15,000
Loan	7	192 Lexington Avenue(2)	Broadway Suites III	8,498	08/31/2019	Transit Wireless	8,487	12/31/2019	ZDG	8,483	12/31/2022	Popper, Seger & Popper, LLP	7,701	11/30/2026	Silverson, Pareres, Lombardi	6,730
Loan	8	Hotel Erwin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	9	Aon Center(2)(34)(36)	Aon Corporation	423,047	12/31/2028	KPMG LLP	304,439	08/05/2027	Jones Lang LaSalle Inc.	200,730	05/31/2032	Integrys Business Support, LLC	190,997	4/30/2029; 2/28/2025	Daniel J Edelman, Inc.	183,719
Loan	10	Workspace(2)(36)
Property	10.001	6625 78th Street West	Express Scripts, Inc.	203,442	12/31/2018	Universal Hospital Services, Inc.	54,797	04/30/2022	MYONLLC	9,598	02/28/2023	NAP	NAP	NAP	NAP	NAP
Property	10.002	1500 Liberty Ridge Drive	ELAP Services, LLC	39,981	11/30/2021	Crothall Services Group	36,380	02/29/2024	SEI Investments Company	34,919	06/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive	Carnival Corporation	30,519	11/30/2026	RGN-Miramar I, LLC	23,667	09/30/2023	ADP	21,562	06/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.004	1301 International Parkway	Sunshine State Health Plan, Inc.	84,379	11/30/2020	Grant Thornton LLP	23,682	03/31/2019	Smurfit Kappa Packaging, LLC	10,191	08/31/2023	NAP	NAP	NAP	NAP	NAP
Property	10.005	777 West Yamato Road	Relx, Inc.	51,404	05/31/2024	AVM, L.P.	27,897	12/31/2024	Metropolitan Health Networks, Inc.	19,598	09/30/2021	NAP	NAP	NAP	NAP	NAP
Property	10.006	4425 East Cotton Center Boulevard	United HealthCare Services, Inc.	165,000	03/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.007	4500 East Cotton Center Boulevard	Aetna Life Insurance Company	139,403	12/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.008	3100 Southwest 145th Avenue	United HealthCare Services, Inc.	50,143	06/30/2022	Paychex North America, Inc.	24,878	10/31/2018	Zebra Technologies International, LLC	14,688	03/31/2023	NAP	NAP	NAP	NAP	NAP
Property	10.009	3400 Lakeside Drive	Carnival Corporation	62,904	11/30/2026	United States Postal Service Inspect Div	22,076	07/08/2022	Caltrop Corporation	5,686	06/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.010	3450 Lakeside Drive	Arise Virtual Solutions, Inc.	43,299	02/28/2027	HP Enterprise Services, LLC	29,161	12/31/2020	Compupay, Inc.	21,933	06/30/2024	NAP	NAP	NAP	NAP	NAP
Property	10.011	40 Liberty Boulevard	Siemens Medical Solutions USA, Inc.	126,000	01/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.012	4630 Woodland Corporate Boulevard	Aetna Life Insurance Company	73,077	02/29/2020	Shapiro & Fishman, LLP and The LOGS Grp.	31,249	09/30/2021	Oldcastle Coastal, Inc.	8,317	02/28/2022	NAP	NAP	NAP	NAP	NAP
Property	10.013	750 Park of Commerce Road	3Cinteractive Corp.	25,287	12/31/2021	MiX Telematics North America, Inc.	10,260	08/31/2022	ProQuest LLC	8,748	06/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.014	13621 Northwest 12th Street	MEDNAX Services, Inc.	37,209	11/30/2023	Connexion Point, LLC	37,209	07/31/2021	Tralongo, LLC	17,346	01/31/2022	NAP	NAP	NAP	NAP	NAP
Property	10.015	2 West Liberty Boulevard	Teva Branded Pharmaceutical	60,307	12/31/2019	First Priority Bank	11,775	01/31/2021	Drexel University	8,894	01/31/2026	NAP	NAP	NAP	NAP	NAP
Property	10.016	10400 Viking Drive	Grain Millers, Inc.	34,981	01/31/2021	Zinpro Corporation	28,711	05/31/2025	Comcast of Arkansas/Florida/Louisiana	6,881	04/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.017	100 Witmer Road	Kreischer Miller	45,916	07/31/2019	Emcare	26,948	06/30/2020	NY Life Insurance	25,324	08/31/2026	NAP	NAP	NAP	NAP	NAP
Property	10.018	7 Walnut Grove Drive	Reed Technology & Information	120,000	05/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.019	4313 East Cotton Center Boulevard	GE Parallel Design, Inc.	78,335	09/30/2028	Pronet Solutions, Inc.	30,539	04/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.020	1400 Liberty Ridge Drive	Boomi, Inc	41,409	09/30/2027	Skyhook Holding, Inc.	6,751	12/31/2020	Hewlett Packard Enterprise (HPE)	4,884	07/31/2020	NAP	NAP	NAP	NAP	NAP
Property	10.021	1200 Liberty Ridge Drive	Saul Ewing Arnstein & Lehr, LLP	16,704	02/28/2021	Old Republic National Title	10,196	10/31/2019	IPR International LLC	8,842	10/31/2018	NAP	NAP	NAP	NAP	NAP
Property	10.022	4750 South 44th Place	Aetna Life Insurance Company	69,094	08/31/2020	Caris Life Sciences, Inc.	10,402	08/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.023	680 Blair Mill Road	United HealthCare Services, Inc.	115,110	03/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.024	3020 US Highway 301 South	General Dynamics Information Tech., Inc.	99,039	09/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.025	4 Walnut Grove Drive	Optum Services Inc.	109,700	03/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.026	4631 Woodland Corporate Boulevard	Cognizant Technology Solutions U.S. Corporation	27,882	11/30/2024	One Call Medical, Inc.	18,391	05/31/2019	Continental Casualty Company	9,650	01/31/2021	NAP	NAP	NAP	NAP	NAP
Property	10.027	5 Walnut Grove Drive	Commcor	27,035	11/30/2022	LRA Worldwide	16,508	10/31/2025	Aegis Industrial Software Corp	13,194	08/31/2019	NAP	NAP	NAP	NAP	NAP
Property	10.028	700 Dresher Road	Comcast of PA	58,115	12/31/2019	TNS US	39,480	11/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.029	45-67 Great Valley Parkway	Orthovita, Inc.	55,675	07/31/2020	Sanofi US Services Inc.	39,645	02/28/2026	Merit Medical Systems, Inc.	32,691	06/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.030	4610 South 44th Place	CDx Holdings, Inc.	66,012	08/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.031	4217 East Cotton Center Boulevard	Education Management LLC	88,140	06/30/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.032	1 Country View Road	Factory Mutual Insurance Company	23,155	02/28/2021	Balfour Beatty Investments, Inc.	22,415	10/31/2025	Suburban West Realtors Association	6,290	06/30/2025	NAP	NAP	NAP	NAP	NAP
Property	10.033	4410 East Cotton Center Boulevard	GM Cruise LLC	101,269	07/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.034	951 Northwest Broken Sound Parkway	U.S. Installation Group, Inc.	14,749	05/31/2023	ParTech, Inc.	11,471	12/31/2019	Toll Bros., Inc.	10,322	04/30/2021	NAP	NAP	NAP	NAP	NAP
Property	10.035	77-123 Great Valley Parkway	Puresyn, Inc.	18,008	12/31/2020	Orthovita, Inc.	13,796	07/31/2020	Sanofi US Services, Inc.	13,712	02/28/2026	NAP	NAP	NAP	NAP	NAP
Property	10.036	420-500 Lapp Road	ifm Prover USA, Inc.	36,837	03/31/2023	Recro Pharma	22,286	12/31/2022	Akzo Nobel Coatings, Inc.	17,295	08/31/2019	NAP	NAP	NAP	NAP	NAP
Property	10.037	507 Prudential Road	Bayview Loan Servicing, LLC	64,115	04/30/2026	Lakeview Loan Servicing, LLC	8,266	04/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.038	2 Walnut Grove Drive	Acurian	44,039	09/30/2022	PNC Bank	11,532	02/28/2023	Amica Mutual Insurance	8,321	09/30/2022	NAP	NAP	NAP	NAP	NAP
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard	HiVelocity Ventures Corporation	23,012	06/30/2021	Baycare Home Care, Inc.	16,506	11/30/2019	Caremark, L.L.C.	16,506	11/30/2018	NAP	NAP	NAP	NAP	NAP
Property	10.040	9801 South 51st Street	Aetna Life Insurance Company	42,369	02/28/2019	United Parcel Service, Inc.	29,181	02/28/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.041	180 Sheree Boulevard	Avanceon, LP	16,700	03/31/2020	Kleinfelder, Inc.	9,038	12/31/2021	UGI HVAC Enterprises, Inc.	6,890	05/31/2019	NAP	NAP	NAP	NAP	NAP
Property	10.042	7615 Smetana Lane	Dell Marketing L. P.	85,366	08/31/2024	Viking Forest Products, LLC	8,078	10/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.043	4550 South 44th Place	Progressive Casualty Insurance Company	54,489	05/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.044	131 Kelsey Lane	United HealthCare Services, Inc.	89,290	09/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.045	5775 Old Shakopee Road West	SENSATA TECHNOLOGIES, INC.	34,291	03/31/2022	Sightpath Medical, LLC	25,750	03/31/2020	Datalogic Automation, Inc.	10,797	04/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.046	8401-8406 Benjamin Road (North)	Zippy Shell USA, LLC	10,929	02/28/2024	GP Strategies Corporation	9,000	10/31/2022	Nextteq. LLC	7,200	02/29/2020	NAP	NAP	NAP	NAP	NAP
Property	10.047	7625 Smetana Lane	Dell Marketing L. P.	55,924	08/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.048	5 Great Valley Parkway	Executive Office Link, Inc.	23,150	06/30/2022	Encore Dermatology, Inc.	6,257	01/31/2021	The Elite Group, LLC	5,401	08/31/2020	NAP	NAP	NAP	NAP	NAP
Property	10.049	5705 Old Shakopee Road West	MorphoTrust USA, LLC	46,308	11/30/2021	Minnesota Gastroenterology, P.A.	15,280	12/31/2022	Betaseed, Inc.	13,006	03/31/2025	NAP	NAP	NAP	NAP	NAP
Property	10.050	7 Great Valley Parkway	Scala, Inc.	21,266	02/28/2026	The Sherwin-Williams Company	15,529	07/31/2028	SCP Private Equity Management Co., L.L.C	3,778	09/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.051	65 Valley Stream Parkway	Siemens Medical Solutions USA, Inc.	61,313	01/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.052	220 Gibraltar Road	Morningstar Credit Ratings	16,491	10/31/2024	Severn Trent Services	14,874	09/30/2025	Mass Mutual Life Insurance	11,484	01/31/2023	NAP	NAP	NAP	NAP	NAP
Property	10.053	257-275 Great Valley Parkway	Y-Prime, Inc.	16,401	08/31/2019	Medical Technology Associates II	12,080	05/31/2023	Audio Fidelity Communications Corp.	11,160	04/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.054	240 Gibraltar Road	Astea International	24,096	08/31/2022	Paccar	8,875	03/31/2023	Toyota Motor Credit	8,504	06/30/2021	NAP	NAP	NAP	NAP	NAP
Property	10.055	200 Gibraltar Road	US Bank National Association	33,804	09/30/2028	Saxco International	7,110	01/31/2019	Arrow Electronics	5,321	09/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.056	9023 Columbine Road	Kroll Ontrack, LLC	62,200	06/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.057	3 Country View Road	Ellucian Company L.P.	70,000	MTM	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.058	333 Phoenixville Pike	Colorcon, Inc.	84,000	09/14/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.059	1 Great Valley Parkway	TELA Bio, Inc.	16,112	05/31/2021	PhaseBio Pharmaceuticals, Inc.	15,881	09/30/2023	Reaction Biology Corporation	12,520	02/29/2020	NAP	NAP	NAP	NAP	NAP
Property	10.060	4405 East Cotton Center Boulevard	Midland Credit Management, Inc.	31,096	12/31/2020	Blood Systems, Inc.	23,455	06/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.061	7920 Woodland Center Boulevard	Hilton Reservations Worldwide, LLC	31,414	12/31/2018	Sprintcom, Inc.	21,213	10/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.062	20 Valley Stream Parkway	Novocure Inc.	11,631	04/30/2022	North American Benefits Company	9,261	12/31/2020	Apex Companies, LLC	5,768	03/31/2020	NAP	NAP	NAP	NAP	NAP
Property	10.063	5715 Old Shakopee Road West	NCS Pearson, Inc.	51,770	05/31/2027	The Cameron-Ehlen Group, Inc.	11,693	02/29/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.064	150-182 Kelsey Lane	Esurance Insurance Company	54,400	05/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.065	155 Great Valley Parkway	Janssen Biotech, Inc.	71,200	06/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.066	701-725 US Highway 301 South	CB&I Government Solutions	15,610	04/30/2020	ADT LLC	15,054	11/30/2019	Wiginton Corporation	11,026	08/31/2024	NAP	NAP	NAP	NAP	NAP
Property	10.067	901-933 US Highway 301 South	Capital Machine Technologies	13,600	09/30/2021	General Services Administration	12,125	12/31/2022	B&B Corporate Holdings, Inc.	11,475	02/28/2022	NAP	NAP	NAP	NAP	NAP
Property	10.068	7725 Woodland Center Boulevard	Cognizant Technology Solutions U.S. Corporation	42,615	11/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.069	4508 Woodland Corporate Boulevard	Computer Generated Solutions, Inc.	40,140	12/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.070	3102, 3104 and 3110 Cherry Palm	DCR Engineering Services, Inc.	18,891	01/31/2020	Aurora Diagnostics, LLC	9,315	MTM	Imperial Distributing Company Inc.	6,623	11/30/2019	NAP	NAP	NAP	NAP	NAP

A-1-13

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Largest Tenant(21)(23)(24)(25)	SF	Expiration	2nd Largest Tenant(24)(25)	SF	Expiration	3rd Largest Tenant(23)(25)	SF	Expiration	4th Largest Tenant(23)(24)	SF	Expiration	5th Largest Tenant(25)	SF
Property	10.071	101 Gibraltar Road	PAREXEL	30,800	03/31/2022	Americredit Financial Services	13,721	01/31/2019	Vert Markets	9,083	05/31/2026	NAP	NAP	NAP	NAP	NAP
Property	10.072	6161 American Boulevard West	Digi-Key Corporation	19,553	12/31/2018	United States of America	17,270	09/29/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.073	4502 Woodland Center Boulevard	Iron Bow Technologies, LLC	23,881	11/30/2019	Pittsburgh Logistics Systems, Inc.	11,643	12/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.074	110 Gibraltar Road	Clinical Ink, Inc.	15,087	04/30/2023	Capital Bank	5,738	05/31/2020	NaviHealth	5,237	12/31/2018	NAP	NAP	NAP	NAP	NAP
Property	10.075	8855 Columbine Road	ARCSERVE (USA) LLC	33,496	10/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.076	8939 Columbine Road	Kroll Ontrack, LLC	48,000	06/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.077	7905 Fuller Road	Acist Medical Systems, Inc.	74,224	07/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.078	10801 Nesbitt Avenue South	Tornier, Inc.	56,000	12/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.079	9008 Brittany Way	The School Board of Hillsborough County	44,197	11/30/2031	United Security Alliance, Inc.	8,595	02/29/2020	Weekley Homes, LLC	3,232	12/31/2018	NAP	NAP	NAP	NAP	NAP
Property	10.080	8995 Columbine Road	Kroll Ontrack, LLC	45,817	06/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.081	7852-7898 Woodland Center Boulevard	Liberty Dental Plan of Florida, Inc.	25,634	12/31/2022	Front Burner Brands, Inc.	10,239	10/31/2022	Pangaia Partners LLC	4,374	12/31/2018	NAP	NAP	NAP	NAP	NAP
Property	10.082	455 Business Center Drive	Language Service Associates Exp	28,119	01/31/2019	Sabre Systems, Inc.	9,941	05/31/2021	Compliance Plus	6,186	08/31/2021	NAP	NAP	NAP	NAP	NAP
Property	10.083	231-253 Gibraltar Road	ADT	15,014	12/31/2018	Central Admixture Pharmacy	12,468	04/30/2026	Elma Electronic Ink	12,000	05/31/2020	NAP	NAP	NAP	NAP	NAP
Property	10.084	747 Dresher Road	LRP Publications	16,970	03/31/2022	Delta Information Systems, Inc.	15,600	06/30/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.085	55 Valley Stream Parkway	Siemens Medical Solutions USA, Inc.	41,211	01/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.086	8212 Woodland Center Boulevard	MCIMetro Access Transmission Services LL	39,155	05/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.087	4303 East Cotton Center Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.088	501 US Highway 301 South	Metro PCS Florida, LLC	12,380	12/31/2019	Paetec Communications, LLC	9,073	11/30/2025	DMG Mori Seiki Sales, Inc.	8,064	11/30/2021	NAP	NAP	NAP	NAP	NAP
Property	10.089	7802-7850 Woodland Center Boulevard	AccentHealth LLC	20,236	06/30/2019	Comprehensive Health Management, Inc.	14,309	MTM	Medi Physics, Inc	6,845	01/31/2022	NAP	NAP	NAP	NAP	NAP
Property	10.090	8102 Woodland Center Boulevard	Refresco Beverages US Inc.	39,155	12/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.091	102 Rock Road	Auxilium Pharmaceuticals	40,472	07/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.092	111-159 Gibraltar Road	Burns Mechanical	15,400	06/30/2022	Bio/Data Corp	12,000	01/31/2019	Westminster Theological	8,233	MTM	NAP	NAP	NAP	NAP	NAP
Property	10.093	200-264 Lakeside Drive	Internal Revenue Service	20,396	12/31/2019	Institute for Safe Medication	9,390	03/31/2021	Telecommunication Support Srvc	3,364	09/30/2020	NAP	NAP	NAP	NAP	NAP
Property	10.094	181-187 Gibraltar Road	Solid State Equip Corp	48,870	12/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.095	120 Gibraltar Road	Selene Finance	17,818	01/31/2019	Growth Horizons, Inc.	5,480	09/30/2020	Apex Insurance Agency, LLC	4,244	01/31/2025	NAP	NAP	NAP	NAP	NAP
Property	10.096	4207 East Cotton Center Boulevard	Miraca Life Sciences, Inc.	24,900	08/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.097	161-175 Gibraltar Road	Oppenheimer Precision	49,732	08/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.098	8967 Columbine Road	Kroll Ontrack, LLC	39,862	06/30/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.099	8125-8198 Woodland Center Boulevard	Firstsource Group USA, Inc	9,620	07/31/2019	Embarq Florida, Inc.	7,645	11/30/2021	Dashub LLC.	4,172	03/31/2020	NAP	NAP	NAP	NAP	NAP
Property	10.100	111 Kelsey Lane	LifePath Hospice Inc.	18,060	01/31/2020	S&ME, Inc.	12,040	06/30/2023	Pepperidge Farm Incorporated	12,040	09/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.101	261-283 Gibraltar Road	SimplexGrinnell, LP	36,000	04/30/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.102	27-43 Great Valley Parkway	Havpak, Inc.	60,623	06/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.103	767 Electronic Drive	FINISAR CORPORATION	33,965	04/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.104	200-234 Kelsey Lane	TeleCommunications Systems, Inc.	45,600	04/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.105	4435 East Cotton Center Boulevard	Freeport-McMoRan Corporation	25,505	11/30/2018	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.106	7800 Equitable Drive	Technical Services for Electronics, Inc.	15,550	02/28/2025	ECA Marketing, Inc.	12,826	09/30/2023	Activision Publishing, Inc.	7,436	12/31/2018	NAP	NAP	NAP	NAP	NAP
Property	10.107	8906 Brittany Way	Senior Connection Center, Inc.	17,491	04/30/2022	Kitchen Resource Direct LLC	16,092	08/31/2023	Safe Fire Protection, Inc.	5,632	09/30/2021	NAP	NAP	NAP	NAP	NAP
Property	10.108	201-223 Witmer Road	Biocoat	15,282	06/30/2020	Universal Pro Gym	13,258	09/30/2022	VHMI LLC	5,000	10/31/2021	NAP	NAP	NAP	NAP	NAP
Property	10.109	4520 Seedling Circle	Provest LLC	35,000	08/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.110	13630 Northwest 8th Street	Professional Revenue Recovery Solutions	15,408	07/31/2021	MDLive, Inc.	14,591	04/30/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.111	5735 Old Shakopee Road West	TDX Companies, LLC	26,916	07/31/2022	SICK, Inc.	17,920	04/30/2020	The Cameron-Ehlen Group, Inc.	3,000	02/14/2019	NAP	NAP	NAP	NAP	NAP
Property	10.112	50 Valley Stream Parkway	Savana, Inc.	31,000	09/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.113	4503 Woodland Corporate Boulevard	The Bank of Tampa	21,500	08/31/2020	Tampa International Forest Products, LLC	8,500	12/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.114	508 Lapp Road	Oxicool, Inc.	50,200	03/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.115	125-135 Rock Road	Materials Sciences Corp	21,952	10/31/2021	Schneider Electric Buildings Americas, Inc.	15,548	01/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.116	8911 Columbine Road	DIRECTV, LLC	23,322	04/30/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.117	9306-9324 East Broadway Avenue	One Touch Direct, LLC	36,000	05/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.118	201 Gibraltar Road	American Driveline Systems	18,182	10/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.119	101-111 Rock Road	MobilexUSA	25,098	01/31/2022	Mentholatum Company	12,786	07/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.120	4505 Woodland Corporate Boulevard	The Fountain Group LLC	16,776	04/30/2024	Wendy’s International, LLC	8,224	02/28/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.121	4511 Woodland Corporate Boulevard	Oasis Acquisition, Inc.	25,000	12/31/2018	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.122	40 Valley Stream Parkway	Fresenius Vascular Care, Inc.	31,092	10/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.123	400-445 Lakeside Drive, Unit #400	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.124	7702 Woodland Center Boulevard	Physician Business Services, LLC.	17,898	12/31/2018	Webstaurant Store, Inc.	11,452	07/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.125	103-109 Gibraltar Road	Comcast	18,000	12/31/2018	Pepperidge Farm	18,000	MTM	Toys For Tots	6,000	06/30/2019	NAP	NAP	NAP	NAP	NAP
Property	10.126	8001 Woodland Center Boulevard	Fay Servicing, Inc.	17,769	12/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.127	113-123 Rock Road	Biocoat	37,500	08/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.128	555 Business Center Drive	CapGemini	22,032	05/31/2022	Theraplay	6,704	04/30/2021	555 Cafe	1,328	MTM	NAP	NAP	NAP	NAP	NAP
Property	10.129	4415 East Cotton Center Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.130	300 Welsh Road Building 4	Finance of America	10,172	05/14/2022	DSI Medical Services	4,453	06/30/2022	Salisbury Behavioral Health	3,638	MTM	NAP	NAP	NAP	NAP	NAP
Property	10.131	9001-9015 Brittany Way	Choice Employer Solutions Inc.	17,246	11/30/2025	Schneider Electric USA, Inc.	7,500	02/28/2021	Arctic Express, LLC.	5,254	08/31/2025	NAP	NAP	NAP	NAP	NAP
Property	10.132	277-293 Great Valley Parkway	Vector Biosystems, Inc.	7,200	12/31/2024	Comprehensive Fire Technologies	5,395	06/30/2019	Gene Transcription Technologies, Inc.	4,500	12/31/2019	NAP	NAP	NAP	NAP	NAP
Property	10.133	13650 Northwest 8th Street	Sunshine Restaurant Merger Sub, LLC	7,012	07/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)	Finance of America Mortgage LLC	33,205	02/28/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.135	300-309 Lakeside Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.136	101-107 Lakeside Drive	Emergent Business Group, Inc.	16,793	11/30/2022	Strata Skin Sciences, Inc.	10,672	11/30/2018	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.137	7695-7699 Anagram Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.138	425 Technology Drive	FCA US LLC	15,927	12/31/2025	Arubu Inc.	6,480	MTM	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.139	300 Technology Drive	Clinical Supplies Management, LLC	22,500	02/28/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.140	7851-61 Woodland Center Boulevard	Rimkus Consulting Group, Inc.	10,040	06/30/2021	Kimco Realty Corporation	5,880	MTM	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.141	510 Lapp Road	Trugreen Limited Partnership	27,167	01/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.142	300 Welsh Road Building 3	Afilias USA	14,048	01/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.143	7624 Bald Cypress Place	Stymco Medical, LLC (Formerly Stymco Technologies, LLC)	15,035	11/30/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.144	75 Great Valley Parkway	Sanofi US Services Inc.	11,600	02/28/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.145	506 Prudential Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.146	30 Great Valley Parkway	Steel City Displays, LLC	12,000	03/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	10.147	100 Gibraltar Road	Berkshire Bank	2,800	03/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	11	636 11th Avenue(2)(31)(35)	The Ogilvy Group, Inc.	564,004	06/30/2029	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	12	Courtyard at The Navy Yard(5)(35)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13	710 Bridgeport	PerkinElmer	245,704	07/31/2032	A to Z Supply	127,833	11/30/2027	Panolam Surface Systems	78,877	12/31/2024	NAP	NAP	NAP	NAP	NAP
Loan	14	Outlet Shoppes at El Paso(2)	H & M	22,039	01/31/2025	Old Navy	16,872	01/31/2023	Nike Factory Store	15,969	10/31/2022	Gap Outlet	14,868	01/31/2023	VF Outlet	14,268
Loan	15	Castleton Commons & Square(34)	Floor & Décor	71,810	08/31/2028	Havertys Furniture	46,746	10/31/2020	Dave & Buster’s	35,000	12/31/2021	Recreational Equipment Inc.	23,211	03/31/2022	Casual Male Retail Store	16,307
Loan	16	Courtyard Edgewater(34)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	17	Aston Street(22)	Spireon	65,108	02/28/2022	US Collections Inc	16,597	07/31/2020	Cortica	9,061	08/30/2028	FQJK	8,261	09/30/2030	ADP	8,013
Loan	18	Overland Park Xchange(2)	United Health Group	328,098	12/31/2026	Black & Veatch	202,116	04/30/2026	Select Quote	130,449	07/31/2029	NAP	NAP	NAP	NAP	NAP
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	20	Carmel Mission Inn(35)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-14

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	Largest Tenant(21)(23)(24)(25)	SF	Expiration	2nd Largest Tenant(24)(25)	SF	Expiration	3rd Largest Tenant(23)(25)	SF	Expiration	4th Largest Tenant(23)(24)	SF	Expiration	5th Largest Tenant(25)	SF
Loan	21	Maize & Blue Portfolio
Property	21.001	The Lion	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.002	The Forum	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.003	520 Packard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.004	The Abbey	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.005	The Dean	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.006	326 E Madison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.007	1000 Oakland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.008	344 S Division	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.009	The Lodge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.010	The Algonquin	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	21.011	515 E Lawrence	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	22	Springhill Suites Huntington Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23	CityLine XIV Portfolio
Property	23.001	CityLine Sebastian	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	23.002	CityLine Tuscaloosa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	23.003	CityLine Route 22	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	23.004	Extra Space Storage - Madison	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	24	Chicopee Marketplace	Marshalls/HomeGoods	36,000	09/30/2020	Party City	15,922	01/31/2027	Staples	14,510	02/28/2026	Dollar Tree	12,000	05/31/2022	Mattress Firm	8,000
Loan	25	Concord Plaza(2)	State of Delaware - Division of Family Service	24,040	02/28/2026	Swift Financial Corporation	20,300	02/29/2024	The Mill	16,830	03/31/2029	Delaware Ophthalmology	16,131	07/31/2028	Advanced Materials Technology	15,194
Loan	26	Woodside Office Center(36)	RGN - Novato II	13,267	08/31/2026	Hennessey Advisors, Inc.	13,245	07/31/2021	Stander Reubens Thomas Kinsey	11,031	02/28/2020	Ramboll	8,853	01/31/2026	Vine Solutions	6,436
Loan	27	Shelbourne Global Portfolio I(2)(31)
Property	27.001	1515 Broad Street	Lummus Technology Inc.	115,811	12/31/2022	Universal Technical Institute	112,467	12/30/2030	Montclair State University	36,875	10/31/2024	New Jersey Urology, LLC	24,856	10/19/2021	NAP	NAP
Property	27.002	140 Centennial Avenue	Thales USA, Inc.	61,224	09/30/2023	Aromatech	25,636	06/22/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.003	675 Central Avenue	Chemetall US INC	39,274	02/14/2024	Graver Water Systems LLC	18,110	03/28/2020	Svelte Medical Systems, Inc.	10,595	04/20/2023	NAP	NAP	NAP	NAP	NAP
Property	27.004	275 Centennial Avenue	Cablevision	56,150	11/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.005	691 Central Avenue	NJ Organ & Tissue (NJ Sharing Network)	47,782	01/31/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.006	80 Kingsbridge Road	East Coast Fitness, LLC	16,745	11/14/2028	Cablevision	14,218	11/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	27.007	20 Kingsbridge Road	Puracap Pharmaceutical LLC	26,483	05/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	28	1555 North Sheffield	Nordstrom Rack	42,615	04/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	29	Globe Chicago Industrial Portfolio
Property	29.001	Hoffman Industrial	American Honda Motor Co., Inc.	44,960	08/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	29.002	Aurora Industrial	Bernina of America Inc.	81,000	11/08/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	29.003	Schaumburg Tower Industrial	Novaspect Inc.	43,070	07/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	29.004	Bloomingdale Industrial	Abrasive-Form, LLC	62,400	11/30/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	29.005	Schaumburg Basswood Industrial	Novaspect Inc.	33,229	07/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30	Pavilions North Shopping Center	Conn’s	46,718	12/31/2028	Jo-Ann Fabrics and Craft Stores	33,735	01/31/2029	Sam Ash Music Stores	32,267	08/31/2024	K&G Fashion Superstore	26,250	02/29/2020	Bexar Imaging, LLC	11,139
Loan	31	Hilton Garden Inn Frederick	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	32	The Center at Carbon Beach	Pacific Coast Greens Market	8,587	07/31/2020	Malibu Beach Sober Living	2,538	05/31/2021	The Agency	2,232	11/30/2022	Burn-Tighten-Tone Fitness	1,453	09/30/2019	Primary Caring	1,311
Loan	33	BJ’s Summerville	BJ’s Wholesale Club, Inc.	87,788	06/30/2037	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	34	Columbus Industrial Portfolio
Property	34.001	Huntley	Ball Metal Beverage Corp	145,440	01/31/2021	STC Warehouse	72,769	12/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	34.002	Frusta	Aaron’s Inc	98,800	06/30/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	35	Fresno E Street Office	State of California Department of Justice	35,400	04/30/2026	State of California Water Resources Control Board	20,783	02/28/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	36	300 East 64th Street	Barry’s Bootcamp	5,879	03/31/2026	Drybar	1,706	01/31/2028	Verizon	1,331	05/31/2028	NAP	NAP	NAP	NAP	NAP
Loan	37	Old Orchard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	38	Market Square	Michael’s	22,092	02/28/2027	Cost Plus, Inc.	18,300	01/31/2027	Petco	15,217	12/31/2019	Dollar Tree	10,079	03/31/2020	NAP	NAP
Loan	39	May & Ellis Building	221 Chartes LLC Restaurant	5,400	11/30/2022	French Truck Coffee Shop	1,250	12/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	40	Ocala West	Hobby Lobby	66,931	09/30/2023	Sky Zone Indoor Trampoline Park	30,000	05/31/2027	U.N.I. Beauty Supply	4,878	09/30/2026	US Hearing Solutions	1,761	11/30/2020	Jackson Hewitt	1,200
Loan	41	Torrey Corner	RED Effect Infrared Fitness	4,953	11/30/2025	Love to Dance	2,400	06/30/2020	Zip Fusion Sushi	2,391	04/30/2023	Lavish Nails & Spa	1,400	06/30/2020	Berkshire Hathaway Home Services California Properties	1,200
Loan	42	NC Self Storage Portfolio
Property	42.001	The Attic Self-Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	42.002	Speedway Self-Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	42.003	Armadillo Self-Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	43	Kohl’s - Florence KY(31)	Kohl’s	80,684	07/31/2027	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	44	237-239 Hawthorne Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	45	Greystone Business Park	IES	34,524	02/28/2027	Logisticare	19,747	05/31/2020	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	46	DS Smith - Lester Prairie	DS Smith Plc	80,609	04/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	47	Sugar Grove	New Albertson L.P.	61,301	10/31/2037	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	48	Campus Pointe	Craft on Campus, Inc.	3,000	02/29/2024	7-Eleven	2,370	12/31/2033	Los Primos MexiCan Food	1,650	02/28/2022	Rubal Patel and Tandoori Grill San Marcos, LLC	1,472	01/31/2021	Perks Coffee House	1,000
Loan	49	Nemours at Sonata West	The Nemours Foundation Pediatric Medical Care	12,200	03/31/2028	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	50	Cottages at Gateway Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	51	WAG Richmond	Walgreens	13,905	03/01/2030	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-15

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Expiration	Occupancy(21)(26)	As-of Date	Reserves($)(27)	Reserves ($)(28)(29)	Reserves ($)(27)(28)	Reserves ($)(28)	Reserves ($)	Reserves ($)(28)	Reserves($)	Reserves ($)(28)	Reserve($)
Loan	1	DUMBO Heights Portfolio(2)(34)(36)		94.2%	Various		9,413		83,333	829,359	207,340		Springing	35,650
Property	1.001	55 Prospect Street	04/30/2020	87.9%	08/09/2018
Property	1.002	117 Adams Street	NAP	96.3%	08/01/2018
Property	1.003	77 Sands Street	12/31/2027	100.0%	08/01/2018
Property	1.004	81 Prospect Street	NAP	93.2%	08/01/2018
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	NAP	100.0%	11/06/2018		11,277	23,914,655		1,772,695	253,242		Springing
Loan	3	Aventura Mall(2)(33)(36)	01/31/2027	92.8%	02/14/2018		Springing		Springing		Springing		Springing
Loan	4	Shops at Solaris(2)	06/30/2020	100.0%	07/01/2018		883			597,966	74,746	48,724	8,121
Loan	5	Liberty Portfolio(2)(5)		100.0%	05/31/2018		13,429		Springing	89,189	44,594	18,366	9,183	3,125
Property	5.001	Liberty Center at Rio Salado	02/29/2024	100.0%	05/31/2018
Property	5.002	8501 East Raintree Drive	NAP	100.0%	05/31/2018
Loan	6	Christiana Center	01/31/2024	95.5%	07/31/2018		Springing		Springing		Springing		Springing
Loan	7	192 Lexington Avenue(2)	12/31/2019	90.9%	09/01/2018	450,000	2,313	450,000	11,004	525,492	105,098	11,134	5,567	24,475
Loan	8	Hotel Erwin	NAP	79.5%	07/31/2018		Borrower is required to deposit the greater of (i) the amount required under the franchise agreement and (ii) 1/12 of 4.0% of the total gross revenue for the preceding calendar year.			17,903	8,952	54,257	9,043
Loan	9	Aon Center(2)(34)(36)	12/31/2024	87.9%	05/01/2018		57,859		Springing	6,612,672	1,502,880	1,084,347	120,483	69,978
Loan	10	Workspace(2)(36)		88.6%	06/01/2018	205,933	205,933	3,154,000	1,441,528	11,849,855	2,040,615	350,000	1st 4 pmts - 552,198; Subsequently - 219,630	539,172
Property	10.001	6625 78th Street West	NAP	94.5%	06/01/2018
Property	10.002	1500 Liberty Ridge Drive	NAP	92.3%	06/01/2018
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive	NAP	99.6%	06/01/2018
Property	10.004	1301 International Parkway	NAP	100.0%	06/01/2018
Property	10.005	777 West Yamato Road	NAP	84.5%	06/01/2018
Property	10.006	4425 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.007	4500 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.008	3100 Southwest 145th Avenue	NAP	100.0%	06/01/2018
Property	10.009	3400 Lakeside Drive	NAP	89.7%	06/01/2018
Property	10.010	3450 Lakeside Drive	NAP	93.2%	06/01/2018
Property	10.011	40 Liberty Boulevard	NAP	100.0%	06/01/2018
Property	10.012	4630 Woodland Corporate Boulevard	NAP	88.5%	06/01/2018
Property	10.013	750 Park of Commerce Road	NAP	67.2%	06/01/2018
Property	10.014	13621 Northwest 12th Street	NAP	86.2%	06/01/2018
Property	10.015	2 West Liberty Boulevard	NAP	96.0%	06/01/2018
Property	10.016	10400 Viking Drive	NAP	68.7%	06/01/2018
Property	10.017	100 Witmer Road	NAP	84.1%	06/01/2018
Property	10.018	7 Walnut Grove Drive	NAP	100.0%	06/01/2018
Property	10.019	4313 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.020	1400 Liberty Ridge Drive	NAP	59.8%	06/01/2018
Property	10.021	1200 Liberty Ridge Drive	NAP	74.3%	06/01/2018
Property	10.022	4750 South 44th Place	NAP	100.0%	06/01/2018
Property	10.023	680 Blair Mill Road	NAP	100.0%	06/01/2018
Property	10.024	3020 US Highway 301 South	NAP	100.0%	06/01/2018
Property	10.025	4 Walnut Grove Drive	NAP	100.0%	06/01/2018
Property	10.026	4631 Woodland Corporate Boulevard	NAP	93.6%	06/01/2018
Property	10.027	5 Walnut Grove Drive	NAP	81.7%	06/01/2018
Property	10.028	700 Dresher Road	NAP	100.0%	06/01/2018
Property	10.029	45-67 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.030	4610 South 44th Place	NAP	100.0%	06/01/2018
Property	10.031	4217 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.032	1 Country View Road	NAP	96.9%	06/01/2018
Property	10.033	4410 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.034	951 Northwest Broken Sound Parkway	NAP	100.0%	06/01/2018
Property	10.035	77-123 Great Valley Parkway	NAP	95.4%	06/01/2018
Property	10.036	420-500 Lapp Road	NAP	100.0%	06/01/2018
Property	10.037	507 Prudential Road	NAP	71.9%	06/01/2018
Property	10.038	2 Walnut Grove Drive	NAP	92.4%	06/01/2018
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard	NAP	93.7%	06/01/2018
Property	10.040	9801 South 51st Street	NAP	100.0%	06/01/2018
Property	10.041	180 Sheree Boulevard	NAP	37.3%	06/01/2018
Property	10.042	7615 Smetana Lane	NAP	100.0%	06/01/2018
Property	10.043	4550 South 44th Place	NAP	100.0%	06/01/2018
Property	10.044	131 Kelsey Lane	NAP	100.0%	06/01/2018
Property	10.045	5775 Old Shakopee Road West	NAP	68.7%	06/01/2018
Property	10.046	8401-8406 Benjamin Road (North)	NAP	72.5%	06/01/2018
Property	10.047	7625 Smetana Lane	NAP	100.0%	06/01/2018
Property	10.048	5 Great Valley Parkway	NAP	95.3%	06/01/2018
Property	10.049	5705 Old Shakopee Road West	NAP	100.0%	06/01/2018
Property	10.050	7 Great Valley Parkway	NAP	91.4%	06/01/2018
Property	10.051	65 Valley Stream Parkway	NAP	100.0%	06/01/2018
Property	10.052	220 Gibraltar Road	NAP	100.0%	06/01/2018
Property	10.053	257-275 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.054	240 Gibraltar Road	NAP	78.0%	06/01/2018
Property	10.055	200 Gibraltar Road	NAP	84.0%	06/01/2018
Property	10.056	9023 Columbine Road	NAP	100.0%	06/01/2018
Property	10.057	3 Country View Road	NAP	100.0%	06/01/2018
Property	10.058	333 Phoenixville Pike	NAP	100.0%	06/01/2018
Property	10.059	1 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.060	4405 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.061	7920 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.062	20 Valley Stream Parkway	NAP	59.3%	06/01/2018
Property	10.063	5715 Old Shakopee Road West	NAP	100.0%	06/01/2018
Property	10.064	150-182 Kelsey Lane	NAP	100.0%	06/01/2018
Property	10.065	155 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.066	701-725 US Highway 301 South	NAP	100.0%	06/01/2018
Property	10.067	901-933 US Highway 301 South	NAP	100.0%	06/01/2018
Property	10.068	7725 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.069	4508 Woodland Corporate Boulevard	NAP	100.0%	06/01/2018
Property	10.070	3102, 3104 and 3110 Cherry Palm	NAP	72.7%	06/01/2018

A-1-16

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Expiration	Occupancy(21)(26)	As-of Date	Reserves($)(27)	Reserves ($)(28)(29)	Reserves ($)(27)(28)	Reserves ($)(28)	Reserves ($)	Reserves ($)(28)	Reserves($)	Reserves ($)(28)	Reserve($)
Property	10.071	101 Gibraltar Road	NAP	94.3%	06/01/2018
Property	10.072	6161 American Boulevard West	NAP	100.0%	06/01/2018
Property	10.073	4502 Woodland Center Boulevard	NAP	83.2%	06/01/2018
Property	10.074	110 Gibraltar Road	NAP	51.6%	06/01/2018
Property	10.075	8855 Columbine Road	NAP	57.6%	06/01/2018
Property	10.076	8939 Columbine Road	NAP	100.0%	06/01/2018
Property	10.077	7905 Fuller Road	NAP	100.0%	06/01/2018
Property	10.078	10801 Nesbitt Avenue South	NAP	100.0%	06/01/2018
Property	10.079	9008 Brittany Way	NAP	100.0%	06/01/2018
Property	10.080	8995 Columbine Road	NAP	99.4%	06/01/2018
Property	10.081	7852-7898 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.082	455 Business Center Drive	NAP	89.7%	06/01/2018
Property	10.083	231-253 Gibraltar Road	NAP	85.0%	06/01/2018
Property	10.084	747 Dresher Road	NAP	61.2%	06/01/2018
Property	10.085	55 Valley Stream Parkway	NAP	100.0%	06/01/2018
Property	10.086	8212 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.087	4303 East Cotton Center Boulevard	NAP	0.0%	06/01/2018
Property	10.088	501 US Highway 301 South	NAP	100.0%	06/01/2018
Property	10.089	7802-7850 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.090	8102 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.091	102 Rock Road	NAP	100.0%	06/01/2018
Property	10.092	111-159 Gibraltar Road	NAP	75.6%	06/01/2018
Property	10.093	200-264 Lakeside Drive	NAP	85.2%	06/01/2018
Property	10.094	181-187 Gibraltar Road	NAP	100.0%	06/01/2018
Property	10.095	120 Gibraltar Road	NAP	77.3%	06/01/2018
Property	10.096	4207 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.097	161-175 Gibraltar Road	NAP	100.0%	06/01/2018
Property	10.098	8967 Columbine Road	NAP	100.0%	06/01/2018
Property	10.099	8125-8198 Woodland Center Boulevard	NAP	80.8%	06/01/2018
Property	10.100	111 Kelsey Lane	NAP	100.0%	06/01/2018
Property	10.101	261-283 Gibraltar Road	NAP	60.0%	06/01/2018
Property	10.102	27-43 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.103	767 Electronic Drive	NAP	75.5%	06/01/2018
Property	10.104	200-234 Kelsey Lane	NAP	100.0%	06/01/2018
Property	10.105	4435 East Cotton Center Boulevard	NAP	100.0%	06/01/2018
Property	10.106	7800 Equitable Drive	NAP	100.0%	06/01/2018
Property	10.107	8906 Brittany Way	NAP	100.0%	06/01/2018
Property	10.108	201-223 Witmer Road	NAP	80.8%	06/01/2018
Property	10.109	4520 Seedling Circle	NAP	100.0%	06/01/2018
Property	10.110	13630 Northwest 8th Street	NAP	100.0%	06/01/2018
Property	10.111	5735 Old Shakopee Road West	NAP	75.4%	06/01/2018
Property	10.112	50 Valley Stream Parkway	NAP	100.0%	06/01/2018
Property	10.113	4503 Woodland Corporate Boulevard	NAP	100.0%	06/01/2018
Property	10.114	508 Lapp Road	NAP	100.0%	06/01/2018
Property	10.115	125-135 Rock Road	NAP	100.0%	06/01/2018
Property	10.116	8911 Columbine Road	NAP	60.5%	06/01/2018
Property	10.117	9306-9324 East Broadway Avenue	NAP	100.0%	06/01/2018
Property	10.118	201 Gibraltar Road	NAP	38.9%	06/01/2018
Property	10.119	101-111 Rock Road	NAP	100.0%	06/01/2018
Property	10.120	4505 Woodland Corporate Boulevard	NAP	100.0%	06/01/2018
Property	10.121	4511 Woodland Corporate Boulevard	NAP	100.0%	06/01/2018
Property	10.122	40 Valley Stream Parkway	NAP	100.0%	06/01/2018
Property	10.123	400-445 Lakeside Drive, Unit #400	NAP	0.0%	06/01/2018
Property	10.124	7702 Woodland Center Boulevard	NAP	100.0%	06/01/2018
Property	10.125	103-109 Gibraltar Road	NAP	100.0%	06/01/2018
Property	10.126	8001 Woodland Center Boulevard	NAP	59.2%	06/01/2018
Property	10.127	113-123 Rock Road	NAP	100.0%	06/01/2018
Property	10.128	555 Business Center Drive	NAP	100.0%	06/01/2018
Property	10.129	4415 East Cotton Center Boulevard	NAP	0.0%	06/01/2018
Property	10.130	300 Welsh Road Building 4	NAP	58.9%	06/01/2018
Property	10.131	9001-9015 Brittany Way	NAP	100.0%	06/01/2018
Property	10.132	277-293 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.133	13650 Northwest 8th Street	NAP	28.4%	06/01/2018
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)	NAP	100.0%	06/01/2018
Property	10.135	300-309 Lakeside Drive	NAP	0.0%	06/01/2018
Property	10.136	101-107 Lakeside Drive	NAP	100.0%	06/01/2018
Property	10.137	7695-7699 Anagram Drive	NAP	0.0%	06/01/2018
Property	10.138	425 Technology Drive	NAP	100.0%	06/01/2018
Property	10.139	300 Technology Drive	NAP	100.0%	06/01/2018
Property	10.140	7851-61 Woodland Center Boulevard	NAP	86.0%	06/01/2018
Property	10.141	510 Lapp Road	NAP	100.0%	06/01/2018
Property	10.142	300 Welsh Road Building 3	NAP	59.9%	06/01/2018
Property	10.143	7624 Bald Cypress Place	NAP	100.0%	06/01/2018
Property	10.144	75 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.145	506 Prudential Road	NAP	0.0%	06/01/2018
Property	10.146	30 Great Valley Parkway	NAP	100.0%	06/01/2018
Property	10.147	100 Gibraltar Road	NAP	100.0%	06/01/2018
Loan	11	636 11th Avenue(2)(31)(35)	NAP	100.0%	11/01/2018	7,990	7,990		Springing		Springing	76,801	25,600	1,198,696
Loan	12	Courtyard at The Navy Yard(5)(35)	NAP	78.0%	08/31/2018		Springing				Springing		Springing
Loan	13	710 Bridgeport	NAP	100.0%	09/01/2018	5,655	5,655	5,655	5,655	164,140	32,828	8,335	8,334
Loan	14	Outlet Shoppes at El Paso(2)	01/31/2020	92.6%	06/30/2018		7,217	155,637	45,109	1,753,312	194,812		Springing
Loan	15	Castleton Commons & Square(34)	06/30/2022	95.0%	08/01/2018	18,875	3,493	100,000	29,110	29,979	29,979		Springing	109,256
Loan	16	Courtyard Edgewater(34)	NAP	84.3%	08/31/2018		1/12th of 2.0% of the greater of (i) the gross revenues for the prior calendar year or (ii) the projected annual gross revenues for the calendar year in which the payment date falls			47,061	47,061	23,175	11,587
Loan	17	Aston Street(22)	05/31/2022	100.0%	10/03/2018		1,901	800,000	Springing	30,396	30,396		Springing
Loan	18	Overland Park Xchange(2)	NAP	90.1%	07/01/2018	12,223	12,223	1,964,000	30,558	552,511	184,170		Springing
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	NAP	63.1%	07/31/2018		1/12th of 5.0% of the greater of the gross revenues for the prior calendar year						Springing	38,500
Loan	20	Carmel Mission Inn(35)	NAP	67.8%	07/31/2018		Springing			181,262	25,895	81,225	10,814

A-1-17

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

						Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
			Lease		Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Expiration	Occupancy(21)(26)	As-of Date	Reserves($)(27)	Reserves ($)(28)(29)	Reserves ($)(27)(28)	Reserves ($)(28)	Reserves ($)	Reserves ($)(28)	Reserves($)	Reserves ($)(28)	Reserve($)
Loan	21	Maize & Blue Portfolio		100.0%	10/01/2018		Springing			104,350	26,088		Springing	24,769
Property	21.001	The Lion	NAP	100.0%	10/01/2018
Property	21.002	The Forum	NAP	100.0%	10/01/2018
Property	21.003	520 Packard	NAP	100.0%	10/01/2018
Property	21.004	The Abbey	NAP	100.0%	10/01/2018
Property	21.005	The Dean	NAP	100.0%	10/01/2018
Property	21.006	326 E Madison	NAP	100.0%	10/01/2018
Property	21.007	1000 Oakland	NAP	100.0%	10/01/2018
Property	21.008	344 S Division	NAP	100.0%	10/01/2018
Property	21.009	The Lodge	NAP	100.0%	10/01/2018
Property	21.010	The Algonquin	NAP	100.0%	10/01/2018
Property	21.011	515 E Lawrence	NAP	100.0%	10/01/2018
Loan	22	Springhill Suites Huntington Beach	NAP	84.4%	08/31/2018	21,320	Borrower is required to deposit 4.0% of annual gross income from operations for the calendar month occurring two months prior.			38,520	17,715		Springing
Loan	23	CityLine XIV Portfolio		87.8%	Various		4,256			105,655	21,131	14,791	3,698
Property	23.001	CityLine Sebastian	NAP	87.6%	08/10/2018
Property	23.002	CityLine Tuscaloosa	NAP	92.8%	07/31/2018
Property	23.003	CityLine Route 22	NAP	75.4%	07/17/2018
Property	23.004	Extra Space Storage - Madison	NAP	95.0%	07/22/2018
Loan	24	Chicopee Marketplace	11/30/2020	100.0%	09/21/2018		6,921	13,729	12,584	326,000	54,195		Springing	32,500
Loan	25	Concord Plaza(2)	09/30/2021	87.2%	08/06/2018		10,148	300,000	29,848	51,114	51,114		Springing
Loan	26	Woodside Office Center(36)	10/31/2023	89.3%	10/16/2018		1,938	950,000	9,318	81,943	20,486	1,794	897
Loan	27	Shelbourne Global Portfolio I(2)(31)		94.6%	07/31/2018		11,755		31,752	573,000	191,000	71,290	14,383	16,194
Property	27.001	1515 Broad Street	NAP	100.0%	07/31/2018
Property	27.002	140 Centennial Avenue	NAP	100.0%	07/31/2018
Property	27.003	675 Central Avenue	NAP	93.5%	07/31/2018
Property	27.004	275 Centennial Avenue	NAP	100.0%	07/31/2018
Property	27.005	691 Central Avenue	NAP	100.0%	07/31/2018
Property	27.006	80 Kingsbridge Road	NAP	100.0%	07/31/2018
Property	27.007	20 Kingsbridge Road	NAP	46.9%	07/31/2018
Loan	28	1555 North Sheffield	NAP	100.0%	11/06/2018		Springing		Springing		Springing	16,479	1,498	14,000
Loan	29	Globe Chicago Industrial Portfolio		100.0%	11/06/2018	109,265	2,206	158,795	Springing	166,195	55,398		Springing
Property	29.001	Hoffman Industrial	NAP	100.0%	11/06/2018
Property	29.002	Aurora Industrial	NAP	100.0%	11/06/2018
Property	29.003	Schaumburg Tower Industrial	NAP	100.0%	11/06/2018
Property	29.004	Bloomingdale Industrial	NAP	100.0%	11/06/2018
Property	29.005	Schaumburg Basswood Industrial	NAP	100.0%	11/06/2018
Loan	30	Pavilions North Shopping Center	09/30/2024	97.4%	07/09/2018	768,000	2,075	13,833	13,833	423,527	47,059		Springing	109,000
Loan	31	Hilton Garden Inn Frederick	NAP	84.0%	07/31/2018		Borrower is required to deposit the greater of (i) 4.0% of the projected rents for the prior month, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E Work			83,087	20,772		Springing
Loan	32	The Center at Carbon Beach	06/30/2021	100.0%	06/30/2018		Springing		Springing		Springing		Springing
Loan	33	BJ’s Summerville	NAP	100.0%	11/06/2018		Springing		Springing		Springing	975	488
Loan	34	Columbus Industrial Portfolio		100.0%	Various		3,963		6,604	117,599	29,400		Springing	156,875
Property	34.001	Huntley	NAP	100.0%	09/21/2018
Property	34.002	Frusta	NAP	100.0%	11/06/2018
Loan	35	Fresno E Street Office	NAP	78.7%	06/01/2018		1,250	36,267	2,975	24,977	6,244	6,063	2,021	58,300
Loan	36	300 East 64th Street	NAP	100.0%	07/11/2018		Springing		Springing	97,042	24,261		Springing
Loan	37	Old Orchard	NAP	97.8%	09/04/2018		6,650			34,422	17,211		Springing
Loan	38	Market Square	NAP	100.0%	06/01/2018		1,752	150,000	2,028	128,522	10,710	33,741	5,623
Loan	39	May & Ellis Building	NAP	92.0%	09/05/2018		604	85,600		59,105	5,911		Springing
Loan	40	Ocala West	04/30/2024	94.4%	09/26/2018		1,915		2,917	113,082	9,423		Springing
Loan	41	Torrey Corner	08/31/2019	100.0%	08/31/2018		545	75,000	1,679	34,263	6,853	4,089	315	6,875
Loan	42	NC Self Storage Portfolio		84.2%	08/31/2018		995			12,610	4,203	3,475	695
Property	42.001	The Attic Self-Storage	NAP	87.1%	08/31/2018
Property	42.002	Speedway Self-Storage	NAP	91.0%	08/31/2018
Property	42.003	Armadillo Self-Storage	NAP	75.0%	08/31/2018
Loan	43	Kohl’s - Florence KY(31)	NAP	100.0%	11/06/2018		Springing		Springing		Springing		Springing
Loan	44	237-239 Hawthorne Street	NAP	100.0%	08/21/2018		375			19,421	3,884	5,094	566
Loan	45	Greystone Business Park	NAP	89.3%	06/21/2018	230,998	1,013		6,332	44,605	7,434	9,866	1,233	13,500
Loan	46	DS Smith - Lester Prairie	NAP	100.0%	11/06/2018		Springing				Springing		Springing
Loan	47	Sugar Grove	NAP	100.0%	11/06/2018		Springing		Springing		Springing		Springing
Loan	48	Campus Pointe	09/30/2020	90.4%	08/31/2018		144		1,635	49,113	4,911	3,977	306
Loan	49	Nemours at Sonata West	NAP	100.0%	11/06/2018		102				Springing		476
Loan	50	Cottages at Gateway Park	NAP	92.3%	08/14/2018		1,433			30,437	3,382	15,465	3,093
Loan	51	WAG Richmond	NAP	100.0%	11/06/2018		Springing		Springing		Springing		Springing

A-1-18

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Other	Environmental			Franchise
			Other	Other	Reserves	Report	Engineering		Expiration	Loan
Property Flag	ID	Property Name	Reserves ($)(28)	Reserves ($)(28)(30)	Description(27)(28)(30)	Date(32)	Report Date	PML/SEL %	Date	Purpose	Sponsor(26)
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	17,015,442		Unfunded Obligations Reserve (Upfront: 10,760,171); Free Rent Reserve (Upfront: 5,904,411); Shadowbox Rent Reserve (Upfront: 350,860)	03/26/2018	03/23/2018	NAP		Refinance	Seryl Kushner; Aby Rosen; Michael Fuchs
Property	1.001	55 Prospect Street				03/26/2018	03/23/2018	NAP	NAP
Property	1.002	117 Adams Street				03/26/2018	03/23/2018	NAP	NAP
Property	1.003	77 Sands Street				03/26/2018	03/23/2018	NAP	NAP
Property	1.004	81 Prospect Street				03/26/2018	03/23/2018	NAP	NAP
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	15,021,721	Springing	Rent Concession Reserve (Upfront: 15,021,721); Lease Sweep Funds (Monthly: Springing); Debt Service Reserve (Monthly: Springing)	08/08/2018	08/06/2018	13.0%	NAP	Refinance	Joseph K. Paul
Loan	3	Aventura Mall(2)(33)(36)	26,168,910		Outstanding Tenant Obligations Reserve (Upfront: 19,392,145); Bridge Rent and Reimbursement Reserve (Upfront: 6,776,765)	04/27/2018	04/27/2018	NAP	NAP	Refinance	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer
Loan	4	Shops at Solaris(2)				09/04/2018	08/29/2018	NAP	NAP	Refinance	Peter B. Knobel; Patrice Knobel
Loan	5	Liberty Portfolio(2)(5)	1,348,629	77,257	Unfunded Obligations Reserve (Upfront: 1,161,769); Free Rent Reserve (Upfront: 109,603.33); GLPET Ground Rent Reserve (Upfront: 77,257.14; Monthly: 77,257.14); Specified Tenant Sweep Reserve (Monthly: Springing)	07/23/2018	07/12/2018	NAP		Acquisition	Bruce Karsh
Property	5.001	Liberty Center at Rio Salado				07/23/2018	07/12/2018	NAP	NAP
Property	5.002	8501 East Raintree Drive				07/23/2018	07/12/2018	NAP	NAP
Loan	6	Christiana Center		Springing	Outstanding TI Reserve (Springing); Free Rent Reserve (Springing)	09/11/2018	09/11/2018	NAP	NAP	Refinance	E. Stanley Kroenke
Loan	7	192 Lexington Avenue(2)	35,780		Rent Concession Reserve	08/14/2018	08/13/2018	NAP	NAP	Acquisition	Justin Gorjian; Cobby Gorjian
Loan	8	Hotel Erwin		Springing	PIP Reserve	09/10/2018	09/07/2018	17.0%	NAP	Refinance	Erwin H. Sokol
Loan	9	Aon Center(2)(34)(36)	82,732,431		New Lease Reserve (Upfront: 38,000,000); Performance Reserve (Upfront: 18,300,000); Outstanding TI Reserve (Upfront: 13,236,245); Amenity Floor Capital Expenditure Reserve (Upfront: 7,960,197); Outstanding Free Rent Reserve (Upfront: 5,235,989)	02/26/2018	02/26/2018	NAP	NAP	Refinance	Mark Karasick; Michael Silberberg
Loan	10	Workspace(2)(36)	16,790,911		Outstanding TI/LC Reserve (Upfront: 13,294,575); Free Rent Reserve (Upfront: 3,458,836); Environmental Reserve (Upfront: 37,500)	Various	Various	NAP		Refinance	Workspace Property Trust, L.P.
Property	10.001	6625 78th Street West				05/15/2018	05/15/2018	NAP	NAP
Property	10.002	1500 Liberty Ridge Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.004	1301 International Parkway				05/08/2018	05/01/2018	NAP	NAP
Property	10.005	777 West Yamato Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.006	4425 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.007	4500 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.008	3100 Southwest 145th Avenue				05/15/2018	05/11/2018	NAP	NAP
Property	10.009	3400 Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.010	3450 Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.011	40 Liberty Boulevard				05/25/2018	05/25/2018	NAP	NAP
Property	10.012	4630 Woodland Corporate Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.013	750 Park of Commerce Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.014	13621 Northwest 12th Street				05/08/2018	05/11/2018	NAP	NAP
Property	10.015	2 West Liberty Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.016	10400 Viking Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.017	100 Witmer Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.018	7 Walnut Grove Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.019	4313 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.020	1400 Liberty Ridge Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.021	1200 Liberty Ridge Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.022	4750 South 44th Place				04/30/2018	05/01/2018	NAP	NAP
Property	10.023	680 Blair Mill Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.024	3020 US Highway 301 South				05/15/2018	05/15/2018	NAP	NAP
Property	10.025	4 Walnut Grove Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.026	4631 Woodland Corporate Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.027	5 Walnut Grove Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.028	700 Dresher Road				05/17/2018	05/11/2018	NAP	NAP
Property	10.029	45-67 Great Valley Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.030	4610 South 44th Place				05/15/2018	05/01/2018	NAP	NAP
Property	10.031	4217 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.032	1 Country View Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.033	4410 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.034	951 Northwest Broken Sound Parkway				05/15/2018	05/15/2018	NAP	NAP
Property	10.035	77-123 Great Valley Parkway				05/16/2018	05/01/2018	NAP	NAP
Property	10.036	420-500 Lapp Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.037	507 Prudential Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.038	2 Walnut Grove Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.040	9801 South 51st Street				05/15/2018	05/01/2018	NAP	NAP
Property	10.041	180 Sheree Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.042	7615 Smetana Lane				05/15/2018	05/15/2018	NAP	NAP
Property	10.043	4550 South 44th Place				05/03/2018	05/15/2018	NAP	NAP
Property	10.044	131 Kelsey Lane				05/15/2018	05/11/2018	NAP	NAP
Property	10.045	5775 Old Shakopee Road West				05/15/2018	05/11/2018	NAP	NAP
Property	10.046	8401-8406 Benjamin Road (North)				05/15/2018	05/24/2018	NAP	NAP
Property	10.047	7625 Smetana Lane				05/15/2018	05/15/2018	NAP	NAP
Property	10.048	5 Great Valley Parkway				05/08/2018	05/11/2018	NAP	NAP
Property	10.049	5705 Old Shakopee Road West				05/15/2018	05/11/2018	NAP	NAP
Property	10.050	7 Great Valley Parkway				05/08/2018	05/01/2018	NAP	NAP
Property	10.051	65 Valley Stream Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.052	220 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.053	257-275 Great Valley Parkway				05/10/2018	05/11/2018	NAP	NAP
Property	10.054	240 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.055	200 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.056	9023 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.057	3 Country View Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.058	333 Phoenixville Pike				05/15/2018	05/11/2018	NAP	NAP
Property	10.059	1 Great Valley Parkway				05/15/2018	05/11/2018	NAP	NAP
Property	10.060	4405 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.061	7920 Woodland Center Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.062	20 Valley Stream Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.063	5715 Old Shakopee Road West				05/15/2018	05/11/2018	NAP	NAP
Property	10.064	150-182 Kelsey Lane				05/16/2018	05/11/2018	NAP	NAP
Property	10.065	155 Great Valley Parkway				05/10/2018	05/11/2018	NAP	NAP
Property	10.066	701-725 US Highway 301 South				05/15/2018	05/11/2018	NAP	NAP
Property	10.067	901-933 US Highway 301 South				05/15/2018	05/11/2018	NAP	NAP
Property	10.068	7725 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.069	4508 Woodland Corporate Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.070	3102, 3104 and 3110 Cherry Palm				05/15/2018	05/11/2018	NAP	NAP

A-1-19

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Other	Environmental			Franchise
			Other	Other	Reserves	Report	Engineering		Expiration	Loan
Property Flag	ID	Property Name	Reserves ($)(28)	Reserves ($)(28)(30)	Description(27)(28)(30)	Date(32)	Report Date	PML/SEL %	Date	Purpose	Sponsor(26)
Property	10.071	101 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.072	6161 American Boulevard West				05/15/2018	05/15/2018	NAP	NAP
Property	10.073	4502 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.074	110 Gibraltar Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.075	8855 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.076	8939 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.077	7905 Fuller Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.078	10801 Nesbitt Avenue South				05/15/2018	05/11/2018	NAP	NAP
Property	10.079	9008 Brittany Way				05/15/2018	05/11/2018	NAP	NAP
Property	10.080	8995 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.081	7852-7898 Woodland Center Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.082	455 Business Center Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.083	231-253 Gibraltar Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.084	747 Dresher Road				05/16/2018	05/15/2018	NAP	NAP
Property	10.085	55 Valley Stream Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.086	8212 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.087	4303 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.088	501 US Highway 301 South				05/15/2018	05/11/2018	NAP	NAP
Property	10.089	7802-7850 Woodland Center Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.090	8102 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.091	102 Rock Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.092	111-159 Gibraltar Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.093	200-264 Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.094	181-187 Gibraltar Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.095	120 Gibraltar Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.096	4207 East Cotton Center Boulevard				05/02/2018	05/01/2018	NAP	NAP
Property	10.097	161-175 Gibraltar Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.098	8967 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.099	8125-8198 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.100	111 Kelsey Lane				05/15/2018	05/11/2018	NAP	NAP
Property	10.101	261-283 Gibraltar Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.102	27-43 Great Valley Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.103	767 Electronic Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.104	200-234 Kelsey Lane				05/15/2018	05/11/2018	NAP	NAP
Property	10.105	4435 East Cotton Center Boulevard				04/30/2018	05/01/2018	NAP	NAP
Property	10.106	7800 Equitable Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.107	8906 Brittany Way				05/15/2018	05/11/2018	NAP	NAP
Property	10.108	201-223 Witmer Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.109	4520 Seedling Circle				05/15/2018	05/15/2018	NAP	NAP
Property	10.110	13630 Northwest 8th Street				05/15/2018	05/01/2018	NAP	NAP
Property	10.111	5735 Old Shakopee Road West				05/15/2018	05/11/2018	NAP	NAP
Property	10.112	50 Valley Stream Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.113	4503 Woodland Corporate Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.114	508 Lapp Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.115	125-135 Rock Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.116	8911 Columbine Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.117	9306-9324 East Broadway Avenue				05/15/2018	05/15/2018	NAP	NAP
Property	10.118	201 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Property	10.119	101-111 Rock Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.120	4505 Woodland Corporate Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.121	4511 Woodland Corporate Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.122	40 Valley Stream Parkway				05/15/2018	05/01/2018	NAP	NAP
Property	10.123	400-445 Lakeside Drive, Unit #400				05/15/2018	05/11/2018	NAP	NAP
Property	10.124	7702 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.125	103-109 Gibraltar Road				05/15/2018	05/01/2018	NAP	NAP
Property	10.126	8001 Woodland Center Boulevard				05/15/2018	05/15/2018	NAP	NAP
Property	10.127	113-123 Rock Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.128	555 Business Center Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.129	4415 East Cotton Center Boulevard				05/15/2018	05/01/2018	NAP	NAP
Property	10.130	300 Welsh Road Building 4				05/15/2018	05/11/2018	NAP	NAP
Property	10.131	9001-9015 Brittany Way				05/15/2018	05/11/2018	NAP	NAP
Property	10.132	277-293 Great Valley Parkway				05/13/2018	05/11/2018	NAP	NAP
Property	10.133	13650 Northwest 8th Street				05/15/2018	05/15/2018	NAP	NAP
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)				05/15/2018	05/11/2018	NAP	NAP
Property	10.135	300-309 Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.136	101-107 Lakeside Drive				05/15/2018	05/11/2018	NAP	NAP
Property	10.137	7695-7699 Anagram Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.138	425 Technology Drive				05/15/2018	05/15/2018	NAP	NAP
Property	10.139	300 Technology Drive				05/14/2018	05/15/2018	NAP	NAP
Property	10.140	7851-61 Woodland Center Boulevard				05/15/2018	05/11/2018	NAP	NAP
Property	10.141	510 Lapp Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.142	300 Welsh Road Building 3				05/15/2018	05/11/2018	NAP	NAP
Property	10.143	7624 Bald Cypress Place				05/15/2018	05/11/2018	NAP	NAP
Property	10.144	75 Great Valley Parkway				05/15/2018	05/15/2018	NAP	NAP
Property	10.145	506 Prudential Road				05/15/2018	05/15/2018	NAP	NAP
Property	10.146	30 Great Valley Parkway				05/13/2018	05/01/2018	NAP	NAP
Property	10.147	100 Gibraltar Road				05/15/2018	05/11/2018	NAP	NAP
Loan	11	636 11th Avenue(2)(31)(35)	137,671	Springing	Outstanding TI/LC Reserve (Upfront: 137,671); Dark Trigger Reserve (Springing Monthly: Excess Cash Flow)	04/11/2018	04/10/2018	NAP	NAP	Refinance	Behrouz Ben Hakimian; Joe Hakimian
Loan	12	Courtyard at The Navy Yard(5)(35)				10/05/2018	10/22/2018	NAP	12/31/2034	Refinance	Ensemble Investments, LLC
Loan	13	710 Bridgeport	1,791,402		Outstanding Tenant Obligations Reserve (Upfront: 1,697,652); Environmental Reserve (Upfront: 93,750)	10/22/2018	09/28/2018	NAP	NAP	Refinance	Avy Azeroual; Zev Schick; AA USA Holdings LLC
Loan	14	Outlet Shoppes at El Paso(2)				07/26/2018	08/06/2018	NAP	NAP	Refinance	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.
Loan	15	Castleton Commons & Square(34)	5,433,580	Springing	Outstanding Leasing Expenses (Upfront: 5,156,080); Free Rent Reserve (Upfront: 27,500); Dave & Buster’s Leasing Reserve (Upfront: 250,000); Lease Sweep Funds (Monthly Springing: Excess Cash Flow)	07/25/2018	07/23/2018	NAP	NAP	Refinance	Jonathan M. Larmore
Loan	16	Courtyard Edgewater(34)	110,000		PIP Reserve	08/27/2018	08/28/2018	NAP	05/12/2036	Acquisition	Amarjit Shokeen; Ramesh K. Shokeen
Loan	17	Aston Street(22)	685,547	Springing	Rollover Reserve (Upfront: 579,675.66); Free Rent Reserve (Upfront: 37,376.63); ADP Dispute Reserve (Upfront: 68,495); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	07/06/2018	07/05/2018	12.0%	NAP	Refinance	Yaojun Liu; Johnny Chien Sheng Lu
Loan	18	Overland Park Xchange(2)	2,863,221	88,854	Outstanding TI Reserve (Upfront: 2,499,221); SelectQuote Existing Rent Buyout Reserve (Upfront: 364,000); Amortization Reserve (Monthly: 88,854.16)	06/21/2018	06/13/2018	NAP	NAP	Refinance	Gary L. Oborny
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	460,921	13,038	PIP Reserve (Monthly: Springing); Comfort Letter Reserve (Upfront: 2,500); Seasonality Reserve (Upfront: 301,961; Monthly: Springing); GPLET Reserve (Upfront: 156,460; Monthly: 13,038.33)	08/31/2018	08/30/2018	NAP	10/12/2036	Refinance	William J. Yung III
Loan	20	Carmel Mission Inn(35)	2,550,000	Springing	PIP Reserve (Upfront: 2,150,000); Seasonality Reserve (Upfront: 350,000; Monthly: Springing); Ground Rent Reserve (Upfront: 50,000; Monthly: Springing)	06/18/2018	09/04/2018	12.0%	NAP	Refinance	Craig Stevenson; Jimmy Kwong; Paul P. Lee

A-1-20

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Upfront	Monthly	Other	Environmental			Franchise
			Other	Other	Reserves	Report	Engineering		Expiration	Loan
Property Flag	ID	Property Name	Reserves ($)(28)	Reserves ($)(28)(30)	Description(27)(28)(30)	Date(32)	Report Date	PML/SEL %	Date	Purpose	Sponsor(26)
Loan	21	Maize & Blue Portfolio				Various	09/11/2018	NAP		Refinance	Philip Sotiroff; David Byker
Property	21.001	The Lion				09/11/2018	09/11/2018	NAP	NAP
Property	21.002	The Forum				09/11/2018	09/11/2018	NAP	NAP
Property	21.003	520 Packard				09/11/2018	09/11/2018	NAP	NAP
Property	21.004	The Abbey				09/11/2018	09/11/2018	NAP	NAP
Property	21.005	The Dean				09/11/2018	09/11/2018	NAP	NAP
Property	21.006	326 E Madison				09/12/2018	09/11/2018	NAP	NAP
Property	21.007	1000 Oakland				10/22/2018	09/11/2018	NAP	NAP
Property	21.008	344 S Division				09/12/2018	09/11/2018	NAP	NAP
Property	21.009	The Lodge				09/11/2018	09/11/2018	NAP	NAP
Property	21.010	The Algonquin				09/11/2018	09/11/2018	NAP	NAP
Property	21.011	515 E Lawrence				09/11/2018	09/11/2018	NAP	NAP
Loan	22	Springhill Suites Huntington Beach		Springing	PIP Reserve	08/07/2018	08/06/2018	8.0%	08/14/2037	Refinance	Sita Patel
Loan	23	CityLine XIV Portfolio	500,000		Economic Reserve	Various	Various	NAP		Acquisition	George Thacker; Lawrence Charles Kaplan; Richard Schontz
Property	23.001	CityLine Sebastian				06/19/2018	06/19/2018	NAP	NAP
Property	23.002	CityLine Tuscaloosa				07/31/2018	07/31/2018	NAP	NAP
Property	23.003	CityLine Route 22				06/04/2018	06/05/2018	NAP	NAP
Property	23.004	Extra Space Storage - Madison				07/31/2018	07/31/2018	NAP	NAP
Loan	24	Chicopee Marketplace				07/19/2018	08/17/2018	NAP	NAP	Acquisition	Sami Shalem; Irving Pergament
Loan	25	Concord Plaza(2)	2,943,127		Outstanding Lease Credits (Upfront: 2,497,980); Free Rent (Upfront: 329,050); Gap Rent (Upfront: 116,097)	06/14/2018	06/12/2018	NAP	NAP	Refinance	Robert E. Buccini; Christopher F. Buccini; David B. Pollin
Loan	26	Woodside Office Center(36)	44,000		Free Rent Reserve	04/16/2018	04/27/2018	7.0%	NAP	Acquisition	Mark A. Hutchinson; Douglas B. Twillman
Loan	27	Shelbourne Global Portfolio I(2)(31)	464,248	Springing	Free Rent Reserve (Upfront: 464,248); Primary Tenant Reserve (Monthly Springing: Excess Cash Flow)	Various	Various	NAP		Refinance	Barry Friedman; Benjamin Schlossberg
Property	27.001	1515 Broad Street				08/13/2018	08/17/2018	NAP	NAP
Property	27.002	140 Centennial Avenue				08/09/2018	08/06/2018	NAP	NAP
Property	27.003	675 Central Avenue				08/13/2018	08/06/2018	NAP	NAP
Property	27.004	275 Centennial Avenue				08/06/2018	08/06/2018	NAP	NAP
Property	27.005	691 Central Avenue				08/13/2018	08/06/2018	NAP	NAP
Property	27.006	80 Kingsbridge Road				08/06/2018	08/06/2018	NAP	NAP
Property	27.007	20 Kingsbridge Road				08/06/2018	08/06/2018	NAP	NAP
Loan	28	1555 North Sheffield				08/27/2018	08/28/2018	NAP	NAP	Refinance	McLinden Holdings, L.L.C.
Loan	29	Globe Chicago Industrial Portfolio	391,777	Springing	Unfunded Obligations Reserve (Upfront: 387,652.25); Prairie Stone Parkway Association Reserve (Upfront: 4,124.99; Monthly: Springing)	Various	08/22/2018	NAP		Acquisition	Matthew Gilbert
Property	29.001	Hoffman Industrial				08/22/2018	08/22/2018	NAP	NAP
Property	29.002	Aurora Industrial				08/21/2018	08/22/2018	NAP	NAP
Property	29.003	Schaumburg Tower Industrial				08/22/2018	08/22/2018	NAP	NAP
Property	29.004	Bloomingdale Industrial				08/22/2018	08/22/2018	NAP	NAP
Property	29.005	Schaumburg Basswood Industrial				08/21/2018	08/22/2018	NAP	NAP
Loan	30	Pavilions North Shopping Center	1,063,113	Springing	Outstanding TI/LC Reserve (Upfront: 696,267); Free Rent Reserve (Upfront: 329,129); Conn’s Bridge Rent Reserve (Upfront: 37,717); Specified Tenant Leasing Reserve (Springing Monthly: Excess Cash Flow)	08/09/2018	08/08/2018	NAP	NAP	Acquisition	Alan C. Fox
Loan	31	Hilton Garden Inn Frederick		Springing	PIP Reserve	08/30/2018	08/30/2018	NAP	09/30/2026	Recapitalization	Pios Grande Holdings LLC
Loan	32	The Center at Carbon Beach	122,099	Springing	Townsend Prepaid Rent Reserve (Upfront: 122,099); Specified Tenant Renewal Reserve (Springing Monthly: Excess Cash Flow)	07/30/2018	07/30/2018	11.0%	NAP	Acquisition	Kambiz Hakim
Loan	33	BJ’s Summerville				08/16/2018	08/16/2018	NAP	NAP	Acquisition	Paul Sub
Loan	34	Columbus Industrial Portfolio		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	Various	Various	NAP		Acquisition	Kenneth Levy
Property	34.001	Huntley				07/09/2018	07/09/2018	NAP	NAP
Property	34.002	Frusta				07/10/2018	07/10/2018	NAP	NAP
Loan	35	Fresno E Street Office		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	04/26/2018	04/26/2018	10.0%	NAP	Refinance	Todd A. Mikles
Loan	36	300 East 64th Street	2,488	2,563	Condominium Assessment Reserve (Upfront: 2,488.33; Monthly: 2,563)	07/12/2018	07/11/2018	NAP	NAP	Refinance	Michael Fuchs; Aby Rosen
Loan	37	Old Orchard				08/10/2018	08/10/2018	NAP	NAP	Refinance	Dr. Noor S. Bunney; Matthew J. Gebhardt
Loan	38	Market Square	262,000		Petco Renewal Reserve	07/10/2018	07/09/2018	NAP	NAP	Refinance	Jeffrey Corwin; Martin S. Wasserman; Brian S. Harkness
Loan	39	May & Ellis Building				10/10/2018	09/13/2018	NAP	NAP	Acquisition	Jeffrey J. Feil
Loan	40	Ocala West		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/20/2018	08/20/2018	NAP	NAP	Refinance	RCG Ventures Fund III, LP
Loan	41	Torrey Corner	506,790		Red Effect Unfunded Obligations Reserve (Upfront: 158,978); Red Effect Reserve (Upfront: 290,602); Free Rent Reserve (Upfront: 57,210)	08/01/2018	08/01/2018	4.0%	NAP	Refinance	Shahriar Pourteymour; The Pourteymour Family Trust Dated March 1, 2007
Loan	42	NC Self Storage Portfolio				07/10/2018	07/09/2018	NAP		Refinance	Brian Maginnis; Peter Maginnis; Robert Kapp
Property	42.001	The Attic Self-Storage				07/10/2018	07/09/2018	NAP	NAP
Property	42.002	Speedway Self-Storage				07/10/2018	07/09/2018	NAP	NAP
Property	42.003	Armadillo Self-Storage				07/10/2018	07/09/2018	NAP	NAP
Loan	43	Kohl’s - Florence KY(31)				09/27/2018	08/14/2018	NAP	NAP	Refinance	Michael Mammon; Anthony Mammon; Laurence Mammon
Loan	44	237-239 Hawthorne Street	143,280		421A Units Rent Reserve (Upfront: 143,280)	08/22/2018	08/22/2018	NAP	NAP	Refinance	Jacob Schwimmer
Loan	45	Greystone Business Park				07/19/2018	07/19/2018	NAP	NAP	Acquisition	Maia Boulder LLC
Loan	46	DS Smith - Lester Prairie	450,000		Economic Reserve	09/12/2018	09/12/2018	NAP	NAP	Acquisition	Michael Zacharias
Loan	47	Sugar Grove		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/31/2018	08/31/2018	NAP	NAP	Acquisition	William Mohr
Loan	48	Campus Pointe	142,089		7-Eleven Unfunded Obligations Reserve (Upfront: 95,651); 7 Eleven Gap Rent Reserve (Upfront: 46,438)	07/31/2018	07/31/2018	5.0%	NAP	Refinance	Shahriar Pourteymour; The Pourteymour Family Trust Dated March 1, 2007
Loan	49	Nemours at Sonata West		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/13/2018	08/13/2018	NAP	NAP	Refinance	Stuart J. Beebe
Loan	50	Cottages at Gateway Park				06/18/2018	06/18/2018	NAP	NAP	Refinance	Doyle Walsh
Loan	51	WAG Richmond				08/31/2018	08/31/2018	NAP	NAP	Acquisition	Michael Zacharias

A-1-21

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Existing		Future Debt
					Non-Trust Pari	Non-Trust Pari	Non-Trust Pari	Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Guarantor(33)	Previous Securitization	Passu Original Balance	Passu Cut-off Date Balance	Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	1	DUMBO Heights Portfolio(2)(34)(36)	Seryl Kushner; Aby Rosen; Michael Fuchs		100,000,000	100,000,000	100,000,000	300,000,000	B Notes ($145,000,000); Mezzanine A Loan ($80,000,000); Mezzanine B Loan ($75,000,000)	NAP
Property	1.001	55 Prospect Street			33,333,333	33,333,333	33,333,333
Property	1.002	117 Adams Street			28,125,000	28,125,000	28,125,000
Property	1.003	77 Sands Street			26,041,667	26,041,667	26,041,667
Property	1.004	81 Prospect Street			12,500,000	12,500,000	12,500,000
Loan	2	Moffett Towers - Buildings E,F,G(2)(34)	Paul Guarantor LLC	COMM 2013-CCRE7; COMM 2013-CCRE8	233,600,000	233,600,000	233,600,000	216,000,000	Mezzanine A Loan: $150,000,000; Mezzanine B Loan: $66,000,000	NAP
Loan	3	Aventura Mall(2)(33)(36)	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer	AVMT 2013-AVM	1,356,700,000	1,356,700,000	1,356,700,000	343,300,000	B Notes	NAP
Loan	4	Shops at Solaris(2)	Peter B. Knobel; Patrice Knobel	CFCRE 2011-C2	20,000,000	20,000,000	20,000,000		None	NAP
Loan	5	Liberty Portfolio(2)(5)	H25A, LLC		115,700,000	115,700,000	115,700,000		None	NAP
Property	5.001	Liberty Center at Rio Salado			98,270,032	98,270,032	98,270,032
Property	5.002	8501 East Raintree Drive			17,429,968	17,429,968	17,429,968
Loan	6	Christiana Center	E. Stanley Kroenke	WFRBS 2012-C9					None	NAP
Loan	7	192 Lexington Avenue(2)	Justin Gorjian; Cobby Gorjian; Guidaon Gorjian Irrevocable Trust FBO Justin Gorjian; Guidaon Gorjian Irrevocable Trust FBO Cobby Gorjian		14,000,000	14,000,000	14,000,000		None	NAP
Loan	8	Hotel Erwin	Erwin H. Sokol	WFRBS 2012-C7					None	NAP
Loan	9	Aon Center(2)(34)(36)	Mark Karasick; Michael Silberberg		307,000,000	307,000,000	307,000,000	327,500,000	B Note: $186,000,000; Mezzanine A Loan: $73,750,000; Mezzanine B Loan: $67,750,000	NAP
Loan	10	Workspace(2)(36)	Workspace Property Trust, L.P.	JPMCC 2016-WPT	539,000,000	539,000,000	539,000,000	696,000,000	B Notes	NAP
Property	10.001	6625 78th Street West			18,763,938	18,763,938	18,763,938
Property	10.002	1500 Liberty Ridge Drive			16,890,070	16,890,070	16,890,070
Property	10.003	3350 Southwest 148th Avenue & Lakeside Drive			14,451,938	14,451,938	14,451,938
Property	10.004	1301 International Parkway			12,674,922	12,674,922	12,674,922
Property	10.005	777 West Yamato Road			12,510,695	12,510,695	12,510,695
Property	10.006	4425 East Cotton Center Boulevard			11,689,563	11,689,563	11,689,563
Property	10.007	4500 East Cotton Center Boulevard			10,535,766	10,535,766	10,535,766
Property	10.008	3100 Southwest 145th Avenue			10,072,563	10,072,563	10,072,563
Property	10.009	3400 Lakeside Drive			9,579,883	9,579,883	9,579,883
Property	10.010	3450 Lakeside Drive			9,516,719	9,516,719	9,516,719
Property	10.011	40 Liberty Boulevard			9,251,430	9,251,430	9,251,430
Property	10.012	4630 Woodland Corporate Boulevard			8,594,523	8,594,523	8,594,523
Property	10.013	750 Park of Commerce Road			8,527,148	8,527,148	8,527,148
Property	10.014	13621 Northwest 12th Street			8,295,547	8,295,547	8,295,547
Property	10.015	2 West Liberty Boulevard			8,017,625	8,017,625	8,017,625
Property	10.016	10400 Viking Drive			7,706,016	7,706,016	7,706,016
Property	10.017	100 Witmer Road			7,423,883	7,423,883	7,423,883
Property	10.018	7 Walnut Grove Drive			7,310,188	7,310,188	7,310,188
Property	10.019	4313 East Cotton Center Boulevard			7,276,500	7,276,500	7,276,500
Property	10.020	1400 Liberty Ridge Drive			6,518,531	6,518,531	6,518,531
Property	10.021	1200 Liberty Ridge Drive			6,518,531	6,518,531	6,518,531
Property	10.022	4750 South 44th Place			6,484,844	6,484,844	6,484,844
Property	10.023	680 Blair Mill Road			6,438,523	6,438,523	6,438,523
Property	10.024	3020 US Highway 301 South			6,223,766	6,223,766	6,223,766
Property	10.025	4 Walnut Grove Drive			6,122,703	6,122,703	6,122,703
Property	10.026	4631 Woodland Corporate Boulevard			6,042,695	6,042,695	6,042,695
Property	10.027	5 Walnut Grove Drive			5,726,875	5,726,875	5,726,875
Property	10.028	700 Dresher Road			5,545,805	5,545,805	5,545,805
Property	10.029	45-67 Great Valley Parkway			5,528,961	5,528,961	5,528,961
Property	10.030	4610 South 44th Place			5,432,109	5,432,109	5,432,109
Property	10.031	4217 East Cotton Center Boulevard			4,939,430	4,939,430	4,939,430
Property	10.032	1 Country View Road			4,905,742	4,905,742	4,905,742
Property	10.033	4410 East Cotton Center Boulevard			4,872,055	4,872,055	4,872,055
Property	10.034	951 Northwest Broken Sound Parkway			4,775,203	4,775,203	4,775,203
Property	10.035	77-123 Great Valley Parkway			4,741,516	4,741,516	4,741,516
Property	10.036	420-500 Lapp Road			4,674,141	4,674,141	4,674,141
Property	10.037	507 Prudential Road			4,130,930	4,130,930	4,130,930
Property	10.038	2 Walnut Grove Drive			4,130,930	4,130,930	4,130,930
Property	10.039	7930, 8010, 8020 Woodland Center Boulevard			4,080,398	4,080,398	4,080,398
Property	10.040	9801 South 51st Street			4,017,234	4,017,234	4,017,234
Property	10.041	180 Sheree Boulevard			3,949,859	3,949,859	3,949,859
Property	10.042	7615 Smetana Lane			3,916,172	3,916,172	3,916,172
Property	10.043	4550 South 44th Place			3,886,695	3,886,695	3,886,695
Property	10.044	131 Kelsey Lane			3,819,320	3,819,320	3,819,320
Property	10.045	5775 Old Shakopee Road West			3,705,625	3,705,625	3,705,625
Property	10.046	8401-8406 Benjamin Road (North)			3,621,406	3,621,406	3,621,406
Property	10.047	7625 Smetana Lane			3,537,188	3,537,188	3,537,188
Property	10.048	5 Great Valley Parkway			3,524,555	3,524,555	3,524,555
Property	10.049	5705 Old Shakopee Road West			3,499,289	3,499,289	3,499,289
Property	10.050	7 Great Valley Parkway			3,372,961	3,372,961	3,372,961
Property	10.051	65 Valley Stream Parkway			3,356,117	3,356,117	3,356,117
Property	10.052	220 Gibraltar Road			3,326,641	3,326,641	3,326,641
Property	10.053	257-275 Great Valley Parkway			3,292,953	3,292,953	3,292,953
Property	10.054	240 Gibraltar Road			3,259,266	3,259,266	3,259,266
Property	10.055	200 Gibraltar Road			3,208,734	3,208,734	3,208,734
Property	10.056	9023 Columbine Road			3,175,047	3,175,047	3,175,047
Property	10.057	3 Country View Road			3,162,414	3,162,414	3,162,414
Property	10.058	333 Phoenixville Pike			3,095,039	3,095,039	3,095,039
Property	10.059	1 Great Valley Parkway			3,095,039	3,095,039	3,095,039
Property	10.060	4405 East Cotton Center Boulevard			3,061,352	3,061,352	3,061,352
Property	10.061	7920 Woodland Center Boulevard			2,993,977	2,993,977	2,993,977
Property	10.062	20 Valley Stream Parkway			2,964,500	2,964,500	2,964,500
Property	10.063	5715 Old Shakopee Road West			2,880,281	2,880,281	2,880,281
Property	10.064	150-182 Kelsey Lane			2,800,273	2,800,273	2,800,273
Property	10.065	155 Great Valley Parkway			2,749,742	2,749,742	2,749,742
Property	10.066	701-725 US Highway 301 South			2,699,211	2,699,211	2,699,211
Property	10.067	901-933 US Highway 301 South			2,699,211	2,699,211	2,699,211
Property	10.068	7725 Woodland Center Boulevard			2,648,680	2,648,680	2,648,680
Property	10.069	4508 Woodland Corporate Boulevard			2,631,836	2,631,836	2,631,836
Property	10.070	3102, 3104 and 3110 Cherry Palm			2,568,672	2,568,672	2,568,672

A-1-22

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Existing		Future Debt
					Non-Trust Pari	Non-Trust Pari	Non-Trust Pari	Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Guarantor(33)	Previous Securitization	Passu Original Balance	Passu Cut-off Date Balance	Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Property	10.071	101 Gibraltar Road			2,551,828	2,551,828	2,551,828
Property	10.072	6161 American Boulevard West			2,534,984	2,534,984	2,534,984
Property	10.073	4502 Woodland Center Boulevard			2,484,453	2,484,453	2,484,453
Property	10.074	110 Gibraltar Road			2,467,609	2,467,609	2,467,609
Property	10.075	8855 Columbine Road			2,467,609	2,467,609	2,467,609
Property	10.076	8939 Columbine Road			2,450,766	2,450,766	2,450,766
Property	10.077	7905 Fuller Road			2,442,344	2,442,344	2,442,344
Property	10.078	10801 Nesbitt Avenue South			2,396,023	2,396,023	2,396,023
Property	10.079	9008 Brittany Way			2,353,914	2,353,914	2,353,914
Property	10.080	8995 Columbine Road			2,345,492	2,345,492	2,345,492
Property	10.081	7852-7898 Woodland Center Boulevard			2,337,070	2,337,070	2,337,070
Property	10.082	455 Business Center Drive			2,320,227	2,320,227	2,320,227
Property	10.083	231-253 Gibraltar Road			2,286,539	2,286,539	2,286,539
Property	10.084	747 Dresher Road			2,286,539	2,286,539	2,286,539
Property	10.085	55 Valley Stream Parkway			2,269,695	2,269,695	2,269,695
Property	10.086	8212 Woodland Center Boulevard			2,269,695	2,269,695	2,269,695
Property	10.087	4303 East Cotton Center Boulevard			2,240,219	2,240,219	2,240,219
Property	10.088	501 US Highway 301 South			2,240,219	2,240,219	2,240,219
Property	10.089	7802-7850 Woodland Center Boulevard			2,240,219	2,240,219	2,240,219
Property	10.090	8102 Woodland Center Boulevard			2,206,531	2,206,531	2,206,531
Property	10.091	102 Rock Road			2,172,844	2,172,844	2,172,844
Property	10.092	111-159 Gibraltar Road			2,156,000	2,156,000	2,156,000
Property	10.093	200-264 Lakeside Drive			2,105,469	2,105,469	2,105,469
Property	10.094	181-187 Gibraltar Road			2,105,469	2,105,469	2,105,469
Property	10.095	120 Gibraltar Road			2,088,625	2,088,625	2,088,625
Property	10.096	4207 East Cotton Center Boulevard			2,075,992	2,075,992	2,075,992
Property	10.097	161-175 Gibraltar Road			2,050,727	2,050,727	2,050,727
Property	10.098	8967 Columbine Road			2,046,516	2,046,516	2,046,516
Property	10.099	8125-8198 Woodland Center Boulevard			2,042,305	2,042,305	2,042,305
Property	10.100	111 Kelsey Lane			2,000,195	2,000,195	2,000,195
Property	10.101	261-283 Gibraltar Road			1,974,930	1,974,930	1,974,930
Property	10.102	27-43 Great Valley Parkway			1,941,242	1,941,242	1,941,242
Property	10.103	767 Electronic Drive			1,894,922	1,894,922	1,894,922
Property	10.104	200-234 Kelsey Lane			1,878,078	1,878,078	1,878,078
Property	10.105	4435 East Cotton Center Boulevard			1,861,234	1,861,234	1,861,234
Property	10.106	7800 Equitable Drive			1,777,016	1,777,016	1,777,016
Property	10.107	8906 Brittany Way			1,760,172	1,760,172	1,760,172
Property	10.108	201-223 Witmer Road			1,743,328	1,743,328	1,743,328
Property	10.109	4520 Seedling Circle			1,743,328	1,743,328	1,743,328
Property	10.110	13630 Northwest 8th Street			1,713,852	1,713,852	1,713,852
Property	10.111	5735 Old Shakopee Road West			1,705,430	1,705,430	1,705,430
Property	10.112	50 Valley Stream Parkway			1,697,008	1,697,008	1,697,008
Property	10.113	4503 Woodland Corporate Boulevard			1,663,320	1,663,320	1,663,320
Property	10.114	508 Lapp Road			1,663,320	1,663,320	1,663,320
Property	10.115	125-135 Rock Road			1,604,367	1,604,367	1,604,367
Property	10.116	8911 Columbine Road			1,591,734	1,591,734	1,591,734
Property	10.117	9306-9324 East Broadway Avenue			1,579,102	1,579,102	1,579,102
Property	10.118	201 Gibraltar Road			1,545,414	1,545,414	1,545,414
Property	10.119	101-111 Rock Road			1,545,414	1,545,414	1,545,414
Property	10.120	4505 Woodland Corporate Boulevard			1,515,938	1,515,938	1,515,938
Property	10.121	4511 Woodland Corporate Boulevard			1,515,938	1,515,938	1,515,938
Property	10.122	40 Valley Stream Parkway			1,465,406	1,465,406	1,465,406
Property	10.123	400-445 Lakeside Drive, Unit #400			1,465,406	1,465,406	1,465,406
Property	10.124	7702 Woodland Center Boulevard			1,431,719	1,431,719	1,431,719
Property	10.125	103-109 Gibraltar Road			1,431,719	1,431,719	1,431,719
Property	10.126	8001 Woodland Center Boulevard			1,414,875	1,414,875	1,414,875
Property	10.127	113-123 Rock Road			1,414,875	1,414,875	1,414,875
Property	10.128	555 Business Center Drive			1,414,875	1,414,875	1,414,875
Property	10.129	4415 East Cotton Center Boulevard			1,414,875	1,414,875	1,414,875
Property	10.130	300 Welsh Road Building 4			1,398,031	1,398,031	1,398,031
Property	10.131	9001-9015 Brittany Way			1,351,711	1,351,711	1,351,711
Property	10.132	277-293 Great Valley Parkway			1,250,648	1,250,648	1,250,648
Property	10.133	13650 Northwest 8th Street			1,250,648	1,250,648	1,250,648
Property	10.134	300 Welsh Road (aka 5 Horsham Business Center)			1,216,961	1,216,961	1,216,961
Property	10.135	300-309 Lakeside Drive			1,086,422	1,086,422	1,086,422
Property	10.136	101-107 Lakeside Drive			1,052,734	1,052,734	1,052,734
Property	10.137	7695-7699 Anagram Drive			1,019,047	1,019,047	1,019,047
Property	10.138	425 Technology Drive			972,727	972,727	972,727
Property	10.139	300 Technology Drive			922,195	922,195	922,195
Property	10.140	7851-61 Woodland Center Boulevard			854,820	854,820	854,820
Property	10.141	510 Lapp Road			854,820	854,820	854,820
Property	10.142	300 Welsh Road Building 3			741,125	741,125	741,125
Property	10.143	7624 Bald Cypress Place			610,586	610,586	610,586
Property	10.144	75 Great Valley Parkway			551,633	551,633	551,633
Property	10.145	506 Prudential Road			492,680	492,680	492,680
Property	10.146	30 Great Valley Parkway			378,984	378,984	378,984
Property	10.147	100 Gibraltar Road			147,383	147,383	147,383
Loan	11	636 11th Avenue(2)(31)(35)	Behrouz Ben Hakimian; Joe Hakimian		200,000,000	200,000,000	200,000,000		None	Mezzanine
Loan	12	Courtyard at The Navy Yard(5)(35)	Ensemble Investments, LLC						None	Mezzanine
Loan	13	710 Bridgeport	Avy Azeroual; Zev Schick; AA USA Holdings LLC	LCCM 2017-FL1					None	NAP
Loan	14	Outlet Shoppes at El Paso(2)	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.		39,000,000	38,954,025	31,821,448		None	NAP
Loan	15	Castleton Commons & Square(34)	Jonathan M. Larmore					3,100,000	Mezzanine Debt	NAP
Loan	16	Courtyard Edgewater(34)	Amarjit Shokeen; Ramesh K. Shokeen					4,400,000	Mezzanine Debt	NAP
Loan	17	Aston Street(22)	Yaojun Liu; Johnny Chien Sheng Lu						None	NAP
Loan	18	Overland Park Xchange(2)	Gary L. Oborny	JPMCC 2007-LDPX	53,000,000	53,000,000	53,000,000		None	NAP
Loan	19	Phoenix Marriott Tempe at the Buttes(2)	Columbia Sussex Corporation; CSC Holdings, LLC	JPMCC 2011-CCHP	40,500,000	40,458,068	33,419,649		None	NAP
Loan	20	Carmel Mission Inn(35)	Craig Stevenson; Jimmy Kwong; Paul P. Lee	COMM 2013-CR13					None	Mezzanine

A-1-23

Benchmark 2018-B7 ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Existing		Future Debt
					Non-Trust Pari	Non-Trust Pari	Non-Trust Pari	Additional Sub Debt		Permitted
Property Flag	ID	Property Name	Guarantor(33)	Previous Securitization	Passu Original Balance	Passu Cut-off Date Balance	Passu Balloon Balance	Amount	Existing Additional Sub Debt Description	Type
Loan	21	Maize & Blue Portfolio	Philip Sotiroff; David Byker						None	NAP
Property	21.001	The Lion
Property	21.002	The Forum
Property	21.003	520 Packard
Property	21.004	The Abbey
Property	21.005	The Dean
Property	21.006	326 E Madison
Property	21.007	1000 Oakland
Property	21.008	344 S Division
Property	21.009	The Lodge
Property	21.010	The Algonquin
Property	21.011	515 E Lawrence
Loan	22	Springhill Suites Huntington Beach	Sita Patel						None	NAP
Loan	23	CityLine XIV Portfolio	George Thacker; Lawrence Charles Kaplan; Richard Schontz						None	NAP
Property	23.001	CityLine Sebastian
Property	23.002	CityLine Tuscaloosa
Property	23.003	CityLine Route 22
Property	23.004	Extra Space Storage - Madison
Loan	24	Chicopee Marketplace	Sami Shalem; Irving Pergament	CSMC 2006-C4					None	NAP
Loan	25	Concord Plaza(2)	Robert E. Buccini; Christopher F. Buccini; David B. Pollin		20,000,000	20,000,000	19,449,832		None	NAP
Loan	26	Woodside Office Center(36)	Mark A. Hutchinson; Douglas B. Twillman						None	NAP
Loan	27	Shelbourne Global Portfolio I(2)(31)	Barry Friedman; Benjamin Schlossberg		75,000,000	75,000,000	75,000,000		None	NAP
Property	27.001	1515 Broad Street		COMM 2012-CR4	33,951,613	33,951,613	33,951,613
Property	27.002	140 Centennial Avenue		COMM 2012-CR3	13,790,323	13,790,323	13,790,323
Property	27.003	675 Central Avenue		COMM 2012-CR3	9,758,065	9,758,065	9,758,065
Property	27.004	275 Centennial Avenue		COMM 2012-CR3	7,741,935	7,741,935	7,741,935
Property	27.005	691 Central Avenue		COMM 2012-CR3	7,177,419	7,177,419	7,177,419
Property	27.006	80 Kingsbridge Road		COMM 2012-CR3	1,854,839	1,854,839	1,854,839
Property	27.007	20 Kingsbridge Road		COMM 2012-CR3	725,806	725,806	725,806
Loan	28	1555 North Sheffield	McLinden Holdings, L.L.C.						None	NAP
Loan	29	Globe Chicago Industrial Portfolio	Matthew Gilbert						None	NAP
Property	29.001	Hoffman Industrial
Property	29.002	Aurora Industrial
Property	29.003	Schaumburg Tower Industrial
Property	29.004	Bloomingdale Industrial
Property	29.005	Schaumburg Basswood Industrial
Loan	30	Pavilions North Shopping Center	Alan C. Fox						None	NAP
Loan	31	Hilton Garden Inn Frederick	Pios Grande Holdings LLC						None	NAP
Loan	32	The Center at Carbon Beach	Kambiz Hakim						None	NAP
Loan	33	BJ’s Summerville	Paul Sub						None	NAP
Loan	34	Columbus Industrial Portfolio	Kenneth Levy						None	NAP
Property	34.001	Huntley
Property	34.002	Frusta
Loan	35	Fresno E Street Office	Todd A. Mikles						None	NAP
Loan	36	300 East 64th Street	Michael Fuchs; Aby Rosen						None	NAP
Loan	37	Old Orchard	Dr. Noor S. Bunney; Matthew J. Gebhardt						None	NAP
Loan	38	Market Square	Jeffrey Corwin; Martin S. Wasserman; Brian S. Harkness						None	NAP
Loan	39	May & Ellis Building	Jeffrey J. Feil						None	NAP
Loan	40	Ocala West	RCG Ventures Fund III, LP						None	NAP
Loan	41	Torrey Corner	Shahriar Pourteymour; The Pourteymour Family Trust Dated March 1, 2007	WFRBS 2011-C5					None	NAP
Loan	42	NC Self Storage Portfolio	Brian Maginnis; Peter Maginnis; Robert Kapp						None	NAP
Property	42.001	The Attic Self-Storage
Property	42.002	Speedway Self-Storage
Property	42.003	Armadillo Self-Storage
Loan	43	Kohl’s - Florence KY(31)	Michael Mammon; Anthony Mammon; Laurence Mammon						None	NAP
Loan	44	237-239 Hawthorne Street	Jacob Schwimmer						None	NAP
Loan	45	Greystone Business Park	Maia Boulder LLC						None	NAP
Loan	46	DS Smith - Lester Prairie	Michael Zacharias						None	NAP
Loan	47	Sugar Grove	William Mohr						None	NAP
Loan	48	Campus Pointe	Shahriar Pourteymour; The Pourteymour Family Trust Dated March 1, 2007						None	NAP
Loan	49	Nemours at Sonata West	Stuart J. Beebe						None	NAP
Loan	50	Cottages at Gateway Park	Doyle Walsh						None	NAP
Loan	51	WAG Richmond	Michael Zacharias						None	NAP

A-1-24

Benchmark 2018-B7

FOOTNOTES TO ANNEX A-1

(1) GACC—German American Capital Corporation or one of its affiliates; JPMCB—JPMorgan Chase Bank, National Association or one of its affiliates; CREFI—Citi Real Estate Funding Inc. or one of its affiliates.

(2)	Loan Number	Mortgage Loan Seller	Property Name	Cut-off Date Balance ($)	Non-Trust Pari Passu Cut-off Date Balance	Controlling Note	Governing PSA
	1	CREFI	DUMBO Heights Portfolio	$80,000,000	$100,000,000	No	Benchmark 2018-B7
	2	GACC	Moffett Towers - Buildings E,F,G	$50,400,000	$233,600,000	No	DBGS 2018-C1
	3	JPMCB	Aventura Mall	$50,000,000	$1,356,700,000	No	Aventura Mall Trust 2018-AVM
	4	CREFI	Shops at Solaris	$50,000,000	$20,000,000	Yes	Benchmark 2018-B7
	5	CREFI	Liberty Portfolio	$50,000,000	$115,700,000	Yes	Benchmark 2018-B7
	7	CREFI	192 Lexington Avenue	$46,000,000	$14,000,000	Yes	Benchmark 2018-B7
	9	JPMCB	Aon Center	$43,000,000	$307,000,000	No	JPMCC 2018-AON
	10	JPMCB	Workspace	$40,000,000	$539,000,000	No	JPMCB 2018-WPT
	11	JPMCB	636 11th Avenue	$40,000,000	$200,000,000	No	Benchmark 2018-B4
	14	GACC	Outlet Shoppes at El Paso	$35,957,562	$38,954,025	No	DBGS 2018-C1
	18	JPMCB	Overland Park Xchange	$25,000,000	$53,000,000	No	Benchmark 2018-B6
	19	CREFI	Phoenix Marriott Tempe at the Buttes	$24,974,116	$40,458,068	No	Benchmark 2018-B7*
	25	CREFI	Concord Plaza	$19,000,000	$20,000,000	No	Benchmark 2018-B6
	27	GACC	Shelbourne Global Portfolio I	$18,000,000	$75,000,000	No	UBS 2018-C13

* Prior to the applicable servicing shift securitization date, the related whole loans will be serviced under the pooling and servicing agreement for this transaction. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under the related servicing shift pooling and servicing agreement.

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)				Office			Retail			Multifamily			Industrial/Flex
	Loan No.	Mortgage Loan	NRA	NRA (sq. ft.)	Occ.	% of GPR	NRA	Occ.	% of GPR	Units	Occ.	% of GPR	NRA	Occ.	% of GPR
			(sq. ft.)				(sq. ft.)						(sq. ft.)
	10	Workspace	9,884,763	6,491,691	87.0%	72.8%	2,800	100.0%	0.0%	NAP	NAP	NAP	3,390,272	91.6%	27.2%
	32	The Center at Carbon Beach	20,102	8,236	100.0%	38.0%	11,866	100.0%	62.0%	NAP	NAP	NAP	NAP	NAP	NAP
	39	May & Ellis Building	30,155	NAP	NAP	NAP	6,650	100.0%	27.1%	25	92.0%	72.9%	NAP	NAP	NAP
	45	Greystone Business Park	60,789	19,747	100.0%	66.7%	NAP	NAP	NAP	NAP	NAP	NAP	34,524	75.2%	33.3%

(5)	Loan No. 5 – Liberty Portfolio – The Liberty Center at Rio Salado Property is encumbered by a patent from the United States Government which prohibits residential use of the Liberty Center at Rio Salado Property.
Violation of this no-residential-use restriction would result in a reversion of title to the United States Government.

Loan No. 12 – Courtyard at The Navy Yard -- the Courtyard at The Navy Yard Property is in a historic area of Philadelphia, Pennsylvania known as the “Corporate Center,” and is subject to a recorded deed in favor of the Philadelphia Authority for Industrial Development (the “Philadelphia Authority”) which requires that (i) the Courtyard at The Navy Yard Property must be operated as a hotel with a minimum of 148 guest rooms and a restaurant serving, at minimum, breakfast and lunch, a bar/lounge with the ability to serve light fare during evening hours, not less than 2,000 square feet of conference space, an exercise room, and a first-class quality convenience market, (ii) the hotel must be operated as a brand listed on the then current STR Chain Scales for North America and Caribbean as an ‘Upscale’ or higher brand level, and the owner of the Mortgaged Property may not change the hotel brand or affiliation that does not meet the aforementioned requirements without the prior approval of the Philadelphia Authority, such approval not to be unreasonably withheld, conditioned or delayed (provided that the owner is not required to change a brand that was either consented to by the Philadelphia Authority or was an ‘Upscale’ or higher brand level on the STR Chain Scales for North America and Caribbean at the time the hotel was so branded, nor shall approval be required in the event that a brand affiliation change is imposed on all or substantially all such branded hotels in the mid-Atlantic region of the United States), and (iii) the Courtyard at The Navy Yard Property may not be used for residential use without the written and recorded consent of the Philadelphia Authority.

(6)	Loan No. 10 – Workspace – The related whole loan is split between (i) a 25-month floating rate componentized loan with three, one year extension options (the “Workspace Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Workspace Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Workspace Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Workspace Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Workspace Senior Fixed Rate Loan is senior to the Workspace Subordinate Fixed Rate Loan. The interest rate on the Workspace Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15000%. Each of the Workspace Fixed Rate Loan and Workspace Floating Rate Loan is divided into components, which have different payment priorities prior to and following an event of default under the Workspace Loan Combination. Following an event of default, a portion of the Workspace Floating Rate Loan (which has a Cut-off Date Balance ($) of $115.8 million) (the “Workspace Floating Rate Pari Passu Component”), generally pays pro rata with the Workspace Senior Fixed Rate Loan, and the remaining portion of the Workspace Floating Rate Loan (which has a Cut-off Date Balance ($) of $139.2 million) (the “Workspace Floating Rate Subordinate Component”) generally pays pro rata

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with the Workspace Subordinate Fixed Rate Loan. Prior to an event of default under the whole loan, all voluntary prepayments are required to be applied to repay the Floating Rate Loan, prior to any application to Senior Fixed Rate Loan or the Subordinate Fixed Rate Loan. With respect to the Workspace Mortgage Loan, the calculation of the debt service coverage ratios, loan-to-value ratios and debt yields includes (i) the Workspace Mortgage Loan, (ii) the other notes included in the Workspace Senior Fixed Rate Loan and (iii) the Workspace Floating Rate Pari Passu Component. For purposes of calculating the Underwritten NCF DSCR for the Workspace Mortgage Loan, LIBOR was assumed to be 2.09%. The Underwritten NCF DSCR for the Workspace whole loan based on a LIBOR cap of 3.00% for the Workspace Floating Rate Loan, is 1.58x. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” for additional information.

Loan No. 11 – 636 11th Avenue – The whole loan has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the Anticipated Repayment Date, the whole loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the whole loan requires monthly payments of all excess cash flow for the preceding month after the payment of reserves, interest calculated at the initial Interest Rate and operating expenses to be applied (i) first to the reduction of the principal balance of the whole loan and (ii) second, after the Anticipated Repayment Date, to the payment of accrued interest on the whole loan at the excess of the increased interest rate over the initial interest rate.

(7)	The Administrative Cost Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. See “Summary of Terms – Offered Certificates – Servicing and Administration Fees – Non-Serviced Whole Loans” in this Prospectus.

(8)	Loan No. 15 – Castleton Commons & Square -- The UW NOI DSCR and UW NCF DSCR are calculated using the sum of interest and principal payments over the first 12 months of the loan term based on the assumed principal payment schedule. For more information, please reference “Annex G – Assumed Principal Payment Schedule for the Castleton Commons & Square Loan” in the Prospectus.

(9)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date is shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

Loan No. 9 – Aon Center – The Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD are calculated based on a loan balance net of the performance reserve funds in the amount of $18,300,000 that the borrower deposited in connection with certain capital expenditures and leasing costs, including build out costs and reasonable attorneys’ fees, in each case reasonably approved by the lender.

Loan No. 23 – CityLine XIV Portfolio – The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield are calculated based on the Cut-off Date Balance ($), net of a $500,000 economic reserve. The economic reserve will be disbursed upon satisfaction of the requirements in the Mortgage Loan Documents, which include but are not limited to, (i) no event of default has occurred and is continuing and, (ii) the lender has received evidence that the debt yield equals or exceeds 8.5%. The Underwritten NOI Debt Yield and Underwritten NCF Debt Yield calculated using the full Cut-off Date Balance of $20,800,000 are 8.5% and 8.3%, respectively.

(10)	“Hard” generally means each tenant is required to transfer its rent directly to the lender controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

Loan No. 3 – Aventura Mall – The borrower has entered into a master lease with the guarantors and Turnberry Retail Holding, L.P. The master lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to origination. The Mortgage Loan is characterized as having a Soft Springing Hard Lockbox for rents from the master lease

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and a Hard lockbox for the remaining tenants at the Mortgaged Property. Following the occurrence and during the continuance of either (i) an event of default, (ii) bankruptcy of borrower, (iii) bankruptcy of the property manager, or (iv) the period of time commencing on the date that the debt service coverage ratio (as calculated in the loan documents and based on the trailing four calendar quarters) falls below 1.35x for two consecutive quarters until cured in accordance with the loan documents, the borrower will be required to cause all master lease rents to be deposited directly into the lockbox account.

(11)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan Documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan Documents).

(12)	With respect to the loans referenced below structured with A/B Notes, the Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the subordinate secured debt.
● Loan No. 1 – DUMBO Heights Portfolio
● Loan No. 3 – Aventura Mall
● Loan No. 9 – Aon Center
● Loan No. 10 – Workspace

(13)	Loan No. 1 – DUMBO Heights Portfolio – The increase from Most Recent NOI($) to Underwritten NOI($) is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

Loan No. 2 – Moffett Towers – Buildings E,F,G – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI($) to Underwritten NOI($) is primarily from agreements with the Sole Tenant, Amazon, to occupy certain space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of NRA.

Loan No. 3 – Aventura Mall – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase in Underwritten NOI($) over historical period is primarily driven by the inclusion of the executed leases on the new expansion parcel which opened in November 2017 and is based on the February 2018 annualized rent roll. Underwritten base rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.5 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019.

Loan No.13 -- 710 Bridgeport -- The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI($) to Underwritten NOI($) is primarily driven by (i) A to Z Supply, a new tenant accounting for approximately $559,589 of underwritten base rent, not being in occupancy at the property for the entire T-12 period as it entered its lease in December 2017 and (i) underwritten base rent including $16,298 in rent steps through December 2019.

Loan No. 15 -- Castleton Commons & Square -- The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI($) to Underwritten NOI($) is primarily due to the rent commencement of Floor & Décor, the largest tenant at the Castleton Commons & Square property representing 25.8% of the underwritten base rent.

Loan No. 18 – Overland Park Xchange – The UW NOI($) is over 10% higher than Most Recent NOI($) primarily because of an approximately $40,000,000 renovation that occurred in two phases across the mortgaged property. Renovations included reskinning the exterior with glass and metal panels, the addition of a parking garage, a completely revamped HVAC system, a fitness area (with locker room and showers) and vendor kiosks including dry cleaning, a bistro and a lounge with Wi-Fi access.

Loan No. 30 – Pavilions North Shopping Center – The Underwritten NOI($) is over 10% higher than Most Recent NOI($) primarily driven by the recent 15,052 sq. ft. expansion by the Largest Tenant Conn’s which expansion obligates Conn’s to pay $241,999 of additional rent. The rent commencement date for Conn’s expansion space is anticipated to be December 12, 2018.

Loan No.35 – Fresno E Street Office – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI($) to Underwritten NOI($) is primarily due to increased repairs and maintenance costs in 2017 and the tenant’s election to pay the security cost out of pocket.

Loan No. 36 – 300 East 64th Street –The Underwritten NOI($) is over 10% higher than Most Recent NOI ($) primarily due to the lease for the 2nd Largest Tenant, Drybar, commencing in May 2017 with six months of free rent and the Verizon lease commencing in February 2018 with three months of free rent.

Loan No.40 – Ocala West – The Underwritten NOI($) is over 10% higher than Most Recent NOI($). The increase from Most Recent NOI($) to Underwritten NOI($) is primarily due to two tenants, Skyzone and U.S. Hearing Solutions, taking occupancy during 2017 and their annualized rent was not fully reflected in the Most Recent NOI($).

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Loan No. 41 – Torrey Corner – The increase from Most Recent NOI($) to Underwritten NOI($) is primarily attributable to the recent leasing at the Mortgaged Property, increased tenant reimbursements and rent steps. The Largest Tenant, RED Effect Infrared Fitness has executed a lease for $228,829 a year that commences in November 2018.

Loan No. 43 – Kohl’s - Florence KY – The increase from Most Recent NOI($) to Underwritten NOI($) is primarily attributable to increased tenant reimbursements and rent steps. Kohl’s is reimbursing the borrower for 100.0% of expenses at the Mortgaged Property, however reimbursements were not reported in historical periods. In addition, the present value of rent steps through August 1, 2025 for Kohl’s were equal to $21,401.

Loan No. 46 – DS Smith – Lester Prairie – The increase from Most Recent NOI($) to Underwritten NOI($) is attributable to a rental increase for the sole tenant, DS Smith plc. DS Smith plc expanded their space in 2017 and received $3.0 million from the landlord to complete planned capital improvements at the Mortgaged Property. Rents therefore increased as of May 1, 2018 due to the tenant electing for planned capital improvements at the landlord’s cost. Rent will continue to increase 1.5% annually throughout the term of the loan

Loan No. 48 – Campus Pointe – The increase from Most Recent NOI($) to Underwritten NOI($) is primarily attributable to the recent leasing at the Mortgaged Property, increased tenant reimbursements and rent steps. The second largest tenant, 7-Eleven, has executed a lease for $85,320 a year that commenced on November 1, 2018.

(14)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this Prospectus.

Loan No. 6 – Christiana Center – The Mortgage Loan documents provide the borrower with a grace period of five days for any payments due on a payment date (other than the maturity date). Such grace period applies to late charge payment as well as an event of default triggered under the Mortgage Loan documents by such failure to make payments on a payment date (other than the maturity date).

Loan No. 36 – 300 East 64th Street – The Mortgage Loan documents provide the borrower with a five day grace period for any monthly debt service payments (other than the payment due on the maturity date) to cure such event of default prior to the lender exercising its rights and remedies under the Mortgage Loan documents.

(15)	In certain cases, in addition to an “as-is” value, the appraisal states an “as is (assuming addition of as is - NPV of tax abatement)”, “as-stabilized” or “hypothetical as is” value for the related Mortgaged Property that assumes that certain events will occur with respect to retenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in the Prospectus. With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio was calculated using the related “as-stabilized” or “hypothetical as is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in the following table:

Loan No.	Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than As-Is)	Maturity or ARD Date LTV Ratio (Other Than As-Is)	Appraised Value (Other Than As-Is)	Cut-off Date LTV Ratio (“As-Is”)	Maturity or ARD Date LTV Ratio (As-Is)	Appraised Value (“As- Is”)
2	Moffett Towers - Buildings E,F,G(1)	4.3%	40.2%	40.2%	$705,800,000	43.9%	43.9%	$646,700,000
9	Aon Center(2)	3.7%	40.3%	40.3%	$824,000,000	42.5%	42.5%	$780,000,000
13	710 Bridgeport(3)	3.3%	74.5%	66.0%	$51,700,00	77.0%	77.0%	$50,000,000
14	Outlet Shoppes at El Paso(4)	3.1%	58.8%	48.0%	$127,375,000	57.1%	46.7%	$131,175,000
16	Courtyard Edgewater(5)	2.5%	65.9%	55.3%	$45,000,000	67.4%	56.6%	$44,000,000
18	Overland Park Xchange(6)	2.1%	65.2%	65.2%	$119,700,000	65.2%	65.2%	$117,700,000
40	Ocala West(7)	0.7%	72.7%	67.3%	$11,000,000	68.3%	63.2%	$11,700,000

(1) The Appraised Value (Other Than As-Is) reflects an “as stabilized” value as of November 15, 2019, which assumes that rent concessions and outstanding tenant improvement and leasing commission obligations have been deposited into a reserve account. At loan origination, the borrower deposited upfront reserves totaling approximately $38,936,376 for contractual tenant improvement and leasing commission obligations and free rent.
(2) The Appraised Value (Other Than As-Is) represents a “hypothetical value” for the mortgaged property, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham. At origination, the borrowers reserved approximately $13,200,000 for all outstanding tenant improvement and leasing commissions, as well as approximately $8,000,000 budgeted for the completion of the amenity floor build-out.
(3) The Appraised Value (Other Than As-Is) represents the “hypothetical value” provided by the appraisal. The “hypothetical value” includes an assumption that $1,697,652 in tenant improvements due to Perkin Elmer was paid as of the date of the report. At origination, the Borrowers reserved the full amount of the remaining tenant improvement costs owed to the tenant.
(4) The Appraised Value (Other Than As-Is) is adjusted to exclude the $3.8 million value for the surplus/excess land that may be released without payment of any consideration for the release, which was not accounted for in the underwriting.
(5) The Appraised Value (Other Than As-Is) represents the “as stabilized” value of $45,000,000, effective August 16, 2019, which assumes that the Mortgaged Property will be able to achieve stabilized occupancy of 82.0%. As of August 31, 2018, the

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Mortgaged Property was 84.3% occupied. In addition at loan origination, the borrower reserved $110,000, which is 125% of the estimated cost of the change of ownership PIP due in connection with the acquisition.
(6) The Appraised Value (Other Than As-Is) represents the “as-is” value plus the net present value of the tax abatement related to the payment in lieu of taxes program benefiting the Mortgaged Property equal to $2,000,000. The “as-is” appraised value for the Mortgaged Property of $117,700,000 excluding the net present value of the tax abatement results in a Cut-off Date LTV Ratio of 66.3% and an LTV Ratio at Maturity/ARD of 66.3%.
(7) The Appraised Value (Other Than As-Is) is based on the “Hypothetical Value without Release Parcel” Appraised as of August 11, 2018, which excludes the value of the release parcel, which may be released without payment of any consideration for the release and was not accounted for in the underwriting.

(16)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.
 “DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this Prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in this Prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low debt yield or debt service coverage ratio trigger. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments - Voluntary Prepayments” in this Prospectus.

(17)

Loan No. 1 – DUMBO Heights Portfolio - The lockout period will be at least 26 payment dates beginning with and including the first payment date of October 6, 2018.  Defeasance of the full $325.0 million DUMBO Heights Portfolio Whole Loan is permitted after the date that is earlier to occur of (i) August 30, 2021 and (ii) two years after the date of the securitization of the last portion of the DUMBO Heights Portfolio Whole Loan. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 2 – Moffett Towers – Buildings E,F,G – The lockout period will be at least 24 payment dates beginning with and including the November 2018 payment date. Defeasance of the full $284.0 million Moffett Towers – Buildings E,F,G Whole Loan is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that holds the last portion of the Moffett Towers - Buildings E,F,G Whole Loan to be securitized and (ii) September 7, 2021 (the “REMIC Prohibition Period”). The borrower is also permitted to prepay the Moffett Towers Buildings – E,F,G Whole Loan on or after the payment date in November 2020 with a payment of a yield maintenance premium. The assumed defeasance lockout period of 24 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 3 – Aventura Mall – The lockout period will be at least 28 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall whole loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “Aventura Mall REMIC Prohibition Period”). The borrower is also permitted to prepay the Aventura Mall whole loan with a yield maintenance premium if the Aventura Mall REMIC Prohibition Period has not occurred by August 1, 2021. The assumed lockout period of 28 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 4 – Shops at Solaris - The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 6, 2018.  Defeasance of the full $70.0 million Shops at Solaris Whole Loan is permitted after the date that is earlier to occur of (i) October 10, 2022 and (ii) two years after the date of the securitization of the last portion of the Shops at Solaris Whole Loan. The assumed lockout period of 24 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 5 – Liberty Portfolio - The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 6, 2018.  Defeasance of the full $165.7 million Liberty Portfolio Whole Loan is permitted after the date that is earlier to occur of (i) September 26, 2021 and (ii) two years after the date of the securitization of the last portion of the Liberty Portfolio Whole Loan. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 7 – 192 Lexington Avenue – The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 6, 2018. Defeasance of the full $60.0 million 192 Lexington Avenue Whole Loan is permitted after the date that is earlier to occur of (i) September 26, 2022 and (ii) two years after the date of the securitization of the last

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portion of the 192 Lexington Avenue Whole Loan. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 11 – 636 11th Avenue –  The lockout period will be at least 29 payments beginning with and including the first payment date of July 1, 2018. Defeasance of the full $240.0 million 636 11th Avenue Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by July 1, 2022, the borrower is permitted to prepay the 636 11th Avenue Whole Loan with a yield maintenance premium. The assumed lockout period of 29 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 19 – Phoenix Marriott Tempe at the Buttes - The lockout period will be at least 25 payment dates beginning with and including the first payment date of November 6, 2018.  Defeasance of the full $65.5 million Phoenix Marriott Tempe at the Buttes Whole Loan is permitted after the date that is earlier to occur of (i) September 20, 2022 and (ii) two years after the date of the securitization of the last portion of the Phoenix Marriott Tempe at the Buttes Whole Loan. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

Loan No. 27 – Shelbourne Global Portfolio I - The lockout period will be at least 25 payment dates beginning with and including the November 2018 payment date. Defeasance of the full $93.0 million Shelbourne Global Portfolio I Whole Loan is permitted at any time after the earlier to occur of (i) September 7, 2021 or (ii) two years after the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 months is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

(18)	Partial release in connection with a partial prepayment or partial defeasance or substitution is permitted for the following loans. See “Description of the Mortgage Pool – Certain Terms of the Mortgage Loans – Partial Releases” in this Prospectus for the terms of the releases.
● Loan No. 1 – DUMBO Heights Portfolio
● Loan No. 2 – Moffett Towers – Buildings E,F,G
● Loan No. 10 – Workspace
● Loan No. 13 – 710 Bridgeport
● Loan No. 21 – Maize & Blue Portfolio
● Loan No. 23 – CityLine XIV Portfolio
● Loan No. 27 – Shelbourne Global Portfolio I
● Loan No. 29 – Globe Chicago Industrial Portfolio
● Loan No. 34 – Columbus Industrial Portfolio
● Loan No. 38 – Market Square
● Loan No. 42 – NC Self Storage Portfolio

(19)	Loan No. 18 – Overland Park Xchange – The lender has received a security interest in both the fee and the leasehold interests in the Mortgaged Property. The ground lease is in place in connection with the PILOT Program. Please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for additional information.

(20)	Loan No. 5 – Liberty Portfolio – The four buildings at the Liberty Center at Rio Salado Property receive a 50% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Property was equal to $882,940). The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. The GPLET expires at each building as follows: (i) 1850 West Rio Salado Parkway expires on October 29, 2022, (ii) 1870 West Rio Salado Parkway expires on February 14, 2026, (iii) 1910 West Rio Salado Parkway expires on July 7, 2023, and (iv) 1930 West Rio Salado Parkway expires on September 27, 2024.

Loan No. 10 – Workspace – The collateral includes both fee simple and leasehold interests at the following properties: 767 Electronic Drive and 507 Prudential Road where two ground leases exist with (i) Philadelphia Electric Company and (ii) PECO Energy Company.

Loan No. 12  – Courtyard at the Navy Yard– The Courtyard at The Navy Yard Property includes a ground lease, as to which PHLNY Hotel Partners, LLC, a Delaware limited liability company (“Hotel Partners”), which directly owns 100% of the membership interests in the Borrower, and is the fee owner of the Courtyard at the Navy Yard Property, is the ground lessor and the borrower is the ground lessee.  At the closing of the Courtyard at the Navy Yard Mortgage Loan, a memorandum of said ground lease was recorded with the Philadelphia County Clerk’s Office. The ground lease is a 25-year lease, expiring September 30, 2043, and has an annual base rent of $1.00. The Courtyard at The Navy Yard Mortgage Loan is secured by both Hotel Partner’s fee interest and Borrower’s overlapping leasehold interest.

Loan No. 19 – Phoenix Marriott Tempe at the Buttes – The Mortgaged Property is subject to a ground lease with the City of Tempe that expires on December 31, 2074; provided, that if either (a) at any time prior to January 27, 2019 the $3.0 million

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extension fee paid to the ground lessor by borrower’s predecessor in interest is rescinded and not repaid by borrower or (b) borrower fails to expend the remaining $658,234 of capital expenditure funds in accordance with the ground lease, subject to lender’s cure rights, the expiration of the ground lease shall be September 30, 2044. Annual ground rent is the greater of (i) the minimum annual rent (subject to annual CPI increases capped at 6.0%) and (ii) 3.5% of gross rooms revenue and (ii) 1.5% of gross food and beverage revenue. For lease years beginning on or after January 1, 2025, the fee structure for annual ground rent increases to (i) 3.75% of gross rooms revenue and 1.75% of gross food and beverage revenue. Finally, for lease years beginning on and after January 1, 2044, the fee structure for annual ground rent increases to (i) 4.0% of gross rooms revenue and (ii) 2.0% of gross food and beverage revenue. As of the July 2018 TTM, annual ground rent at the subject was $876,565, which equated to 3.2% of TGR. The tenant must also pay a municipal service fee (“MSF”), which is calculated as $200 per room per year with 1984 as the base year. The MSF is adjusted for increases in CPI, which is also capped at 6% per year.

Loan No. 20 – Carmel Mission Inn – The Carmel Mission Inn Property is comprised of a ground leasehold interest under a ground lease between the borrower, as ground lessee, and Carmel Properties Company, a subsidiary of Caltrain, as ground lessor. The ground lease was signed in 1966, amended in 2018, and expires in October 31, 2098. Annual lease payments are equal to the greater of a minimum rent or percentage rent, which is based on gross revenues. The current rent is equal to $298,800 in the base year and increases every fifth year from the signing of the lease. The increase is equal to the greater of (a) 85% of the average yearly rent paid for the preceding five years, or (b) the minimum annual rent in the previous year multiplied by the percentage increase in CPI for the previous month as compared to the month immediately preceding the commencement date of the lease. The percentage rent amount is 6.75% until 2024, 7.0% between 2024 and 2049, and 7.5% between 2049 and 2098.

(21)	Loan No. 3 – Aventura Mall – The borrower has entered into a master lease with the Guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 square feet at the Mortgaged Property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a DSCR Reserve Trigger Period and/or (y) a Lockbox Event Period. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the Mortgaged Property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the Mortgaged Property exceeds $181,850,000; (ii) July 1, 2038; or (iii) the date on which the cancellation fee made by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise.

Loan No. 6 – Christiana Center – The leases for all of the tenants at the Mortgaged Property expire prior to the maturity date of the Mortgage Loan. The related Mortgage Loan documents permit the Guarantor to enter into a master lease with the borrower for any vacant space for purposes of curing a cash sweep period caused by the debt service coverage ratio (as calculated in the Mortgage Loan documents and based on the trailing six month period) falling below 1.35x. The Mortgage Loan documents require the master lease to (i) have a term of 10 years, (ii) have comparable terms to other arms’ length leases in the market and (iii) provide for a rental rate that, when added to other rents and revenues from the Mortgaged Property (including pursuant to any master lease), would cause the debt service coverage ratio threshold to be satisfied. The Guarantor is not required to pay rent under the master lease, and the lender is required to assume that rent has been paid unless a cash sweep period is in effect or the debt service coverage ratio (excluding all rents from the master lease) is equal to or less than 1.05x. The Mortgage Loan documents also provide for springing rollover reserves in the amount of approximately $25,232 (subject to a cap of approximately $908,337) in the event a cash sweep period is in effect.

(22)	Loan No. 17 – Aston Street – FQJK, which is an affiliate of the borrower sponsor and the property manager occupies 8,261 sq. ft. (7.2% of NRA) at the Aston Street Property.

(23)	Loan No. 2 – Moffett Towers – Buildings E,F,G – The Largest Tenant, Amazon, leases 452,106 sq. ft. within Building F and G, with an expiration date of June 30, 2030, and 224,492 sq. ft. within Building E with an expiration date of February 28, 2024.

Loan No. 5 – Liberty Portfolio – The Largest Tenant at the Liberty Center at Rio Salado Property, Centene Management Company, LLC, occupies 236,131 sq. ft. through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 sq. ft. through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 sq. ft. through December 31, 2028 in the 1910 West Rio Salado Parkway building.

Loan No. 9 – Aon Center – Integrys Business Support, LLC, the 4th largest tenant, leases 190,997 sq. ft., of which (i) 159,554 sq. ft., accounting for $20.38 PSF in underwritten base rent, expires in April 2029 and (ii) 31,443 sq. ft., accounting for $23.89 PSF in underwritten base rent, expires in February 2025.

Loan No. 10 – Workspace – 1500 Liberty Ridge Drive, the Largest Tenant, ELAP Services, LLC leases 29,546 square feet expiring November 30, 2021 and 7,141 square feet currently MTM. In addition, 750 Park of Commerce Boulevard, the 2nd Largest Tenant, MiX Telematics North America, Inc., leases 7,390 square feet expiring on August 31, 2022 and 2,870 square feet expiring on July 31, 2019.

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Loan No. 18 – Overland Park Xchange – The lease for Select Quote, the 3rd Largest Tenant, covers multiple spaces with two different expiration dates: (i) a space of approximately 27,259 square feet at a base rent of $20.50 per square foot, with the term expiring on July 31, 2023; and (ii) three spaces of approximately 103,190 square feet in aggregate at a weighted average base rent of $23.24 per square foot, with the lease term expiring on July 31, 2029.

(24)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the net rentable area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely.

Loan No. 2 – Moffett Towers - Buildings E,F,G – If the borrower fails to deliver Building F to the Largest Tenant, Amazon, in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

Loan No. 7 – 192 Lexington Avenue – The 4th Largest Tenant, Popper, Seger & Popper, LLP, has a one time right to terminate its lease as of November 30, 2021 with five months written notice, and payment of a termination fee of $261,051.14

Loan No. 9 – Aon Center – Each of the Largest Tenant, 2nd Largest Tenant, 3rd Largest Tenant, 4th Largest Tenant and 5th Largest Tenant have early termination and/or contraction options contained in their respective leases. See “Description of the Mortgage Pool – Tenant Issues – Lease Expirations and Terminations” for further details.

Loan No. 14 - Outlet Shoppes at El Paso - The Largest Tenant, H & M, has the right to terminate its lease at any time during the period starting January 1, 2022 with nine months’ notice. In addition, H & M has the right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2019 do not equal or exceed $400 per square foot. H & M’s sales in the trailing twelve months ended July 31, 2018 were $202 per square foot.

Loan No. 25 – Concord Plaza - The 4th Largest Tenant, Delaware Ophthalmology, has a one-time right to terminate its lease, effective November 30, 2025, with written notice at least 270 days prior to the termination date and payment of a termination fee equal to the unamortized lease costs.

Loan No. 26 – Woodside Office Center – The Largest Tenant, RGN - Novato II, which leases approximately 14.8% of NRA, has the one-time option to terminate its lease on August 14, 2023 with at least six months’ notice and payment of a termination fee.

Loan No. 34 – Columbus Industrial Portfolio – The Largest Tenant at the Frusta Mortgaged Property, Aaron’s Inc, has an early termination option to terminate the lease on January 31, 2021. The termination option must be exercised on or before July 31, 2020.

Loan No. 35 – Fresno E Street Office – The Largest Tenant, State of California Department of Justice, has the right to terminate the Lease at any time effective after February 28, 2022 by giving at least 60 days’ prior written notice. The 2nd Largest Tenant, State of California Water Resources Control Board can terminate its lease any time on or after February 28, 2022 by giving at least 30 days’ prior written notice.

Loan No. 45 – Greystone Business Park – The Largest Tenant, IES, has the right to terminate its lease effective on May 31, 2024 with at least nine months, but no more than 12 months prior written notice to the landlord and payment of the cancellation fee equal to the base rent and additional rent that would have accrued under the lease for the five month period immediately following the termination date plus rental taxes on the foregoing amount.

(25)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No. 5 – Liberty Portfolio – The 5th Largest Tenant at the Liberty Center at Rio Salado Property, DriveTime Automotive Group, Inc., subleases its 65,889 sq. ft. of space to Carvana, LLC. The sublease is co-terminus with, and requires the same rent, as the original DriveTime Automotive Group, Inc. lease. In total, Carvana, LLC occupies 135,663 sq. ft. at the 1930 West Rio Salado Parkway building.

Loan No. 7 – 192 Lexington Avenue – The 2nd Largest Tenant, Transit Wireless, subleases its 8,487 sq. ft. space from ProCure Treatment Centers, Inc.

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Loan No. 9 – Aon Center – The Largest Tenant, Aon Corporation, subleases 15,850 square feet to Hewitt Associates LLC, its affiliate.

Loan No. 10 – Workspace – One or more of the Largest Tenant, 2nd Largest Tenant and/or 3rd Largest Tenant is subleasing all or a portion of its space: 4217 East Cotton Center Boulevard, 4630 Woodland Corporate Boulevard, 9306-9324 East Broadway Avenue, 3102, 3104 and 3110 Cherry Palm, 111 Kelsey Lane, 7624 Bald Cypress Place, 4631 Woodland Corporate Boulevard, 3 Country View Road, 1200 Liberty Ridge Drive, 333 Phoenixville Pike, 777 West Yamato Road and 13621 Northwest 12th Street. In addition, the Largest Tenant at the 3 Country View Road Property, Ellucian Company, L.P., subleases 13,217 square feet to Radiate Media LLC. The remaining 56,783 square feet leased by Ellucian Company, LP is dark.

Loan No. 13 – 710 Bridgeport – The 2nd Largest Tenant, A to Z Supply, subleases its space to Inline Plastics Corp. The sublease expires on December 31, 2018, while the prime lease expires on November 30, 2027. According to the loan sponsor, A to Z Supply does not plan to renew the sublease and will fully utilize the entire premises upon the expiration of the sublease.

Loan No.  17 – Aston Street – The Largest Tenant, Spireon, which represents approximately 57.1% of the NRA and 46.2% of underwritten base rent at the Mortgaged Property, has subleased approximately 26.1% of its space to National General Management Corp.  The Spireon lease expires in February 2022 and the sublease expires in August 2020.   The prime lease rent is $19.93 PSF, on a triple net basis, and the sublease rent is $24.00 PSF, on a full service gross basis.  The Mortgage Loan was underwritten based on the prime lease rent.

Loan No. 27 – Shelbourne Global Portfolio 1 – The Largest Tenant at the 1515 Broad Street Mortgaged Property, Lummus Technologies, subleases 32,105 SF of its space to Acosta Foodservices Inc.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. With respect to the largest 20 Mortgage Loans and certain tenants representing more than 25% of the net rentable area of a Mortgaged Property, see “Description of the Mortgage Pool—Tenant Issues—Other” in this Prospectus.

The tenants shown in Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 2 – Moffett Towers - Buildings E,F,G – If the borrower fails to deliver Building F to the Largest Tenant, Amazon, in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

Loan No. 3 – Aventura Mall – The borrower has entered into a master lease with the Guarantors and Turnberry Retail Holding, L.P. for 12 spaces totaling 33,813 square feet at the mortgaged property where executed letters of intent with tenants are in place but executed leases are not yet in place. The master lessees are required to pay an annual rent of $3,426,159 in equal monthly installments of approximately $285,513 each during (x) a DSCR Reserve Trigger Period, and/or (y) a Lockbox Event Period. The rent payable under the master lease is required to be reduced in connection with the leasing to retail tenants of space within the portions of the mortgaged property covered by the master lease (so long as the tenant under any such lease has taken occupancy and has commenced the payment of rent and the rent payable is above certain thresholds set forth in the master lease). The master lease will terminate on the earliest to occur of (i) the earlier to occur of (A) the date on which the annual rent under the master lease is reduced to $0 or (B) the date on which the annualized lease payments under all leases (not including percentage rent) at the mortgaged property exceeds $181,850,000; (ii) July 1, 2038; or (iii) the date on which the cancellation fee made by the master lessee to the lender in connection with cancelling the master lease at the master lessee’s election after the lender has provided notice that the lender has succeeded to the interest of the master lessor under the master lease by foreclosure, deed in lieu thereof or otherwise.

Loan No. 17— Aston Street—The 3rd Largest, Cortica, has free rent through January 2019, which has been reserved for. The 4th Largest Tenant, FQJK., an affiliate of the borrower, which represents approximately 7.2% of NRA and 9.7% of underwritten base rent at the Aston Street Mortgaged Property has taken possession of and is building out its space, but is not yet in occupancy. The tenant is expected to open for business at the end of November.

Loan No. 27— Shelbourne Global Portfolio—The 2nd Largest Tenant at the 1515 Broad Street Mortgaged Property, Universal Technical Institute, which represents 38.8% of the net rentable area at the Mortgaged Property, has taken occupancy of its space but does not commence paying rent until January 2019. At origination, the borrower deposited approximately $464,248 with the lender in connection with such free rent period.

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Loan No. 30 – Pavilions North Shopping Center – The Largest Tenant, Conn’s, which represents 28.1% the net rentable area of the Mortgaged Property, has executed a lease for an expansion space but is not yet in occupancy or paying rent for such space.

Loan No. 39 – May & Ellis Building – The Largest Tenant, 221 Chartes LLC Restaurant, which represents 81.2% the net rentable area of the Mortgaged Property, is building out its space for a November 2018 opening and executed a lease that commenced on December 1, 2017. The tenant has been paying rent since the commencement of the lease.

Loan No. 41 – Torrey Corner – The Largest Tenant, RED Effect Infrared Fitness, which represents 37.1% the net rentable area of the Mortgaged Property executed a 7-year lease that commences in November 2018.

(26)	The following loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common. See “Description of the Mortgage Pool – Mortgage Pool Characteristics-Tenancies-in-Common” in this Prospectus for further information.

● Loan No. 1 – DUMBO Heights Portfolio
● Loan No. 9 – Aon Center
● Loan No. 13 – 710 Bridgeport
● Loan No. 26 – Woodside Office Center
● Loan No. 30 – Pavilions North Shopping Center
● Loan No. 47 – Sugar Grove

(27)	Loan No. 10 – Workspace – In the event an individual Mortgaged Property is released in accordance with the Mortgage Loan documents (i) the cap for the TI/LC reserve is required to be reduced by an amount equal to 1/12 of the product of $1.75 and the square footage of the Mortgaged Property being released and (ii) the Replacement Reserve Caps ($) is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the square footage of the Mortgaged Property being released.

Loan No. 15—Castleton Commons & Square--Upfront Replacement Reserve includes $10,000 which the 4th Largest Tenant, Recreational Equipment Inc. identified in its estoppel as being due for required repairs and as to which it reserved its remedies in its estoppel certificate, and $8,875 for repairs as to damage which the tenant Buffalo Wild Wings indicated in its estoppel created a potential lease default due to failure to repair. Recreational Equipment Inc. also identified certain traffic/speeding and security concerns in its estoppel. The borrower has informed the lender that it has (i) asked REI for additional information as to what REI desires in regard to the alleged traffic/speeding issues and offered to consider adding speed bumps in the main drive and (ii) hired a patrolling security service in response to past incidents and reached out to REI to address any new security concerns. In addition, approximately $83,683 of the Required Repairs reserve was deposited for roof repairs for the Buffalo Wild Wings space, which were due to complaints of roof leaks in such tenant’s estoppel.

Loan No. 17— Aston Street—Other Reserve includes ADP Dispute Reserve, which includes $68,495 reserved in connection with a dispute with the tenant regarding failure to reimburse the
Tenant for certain slab repair work and carpeting performed by the Tenant, totaling $62,268.86.

Loan No. 24 – Chicopee Marketplace – The borrower was required at origination to deposit $13,729.17 into the Upfront TI/LC Reserve ($) solely for one of the tenants, Sprint, for a rollover reserve.

(28)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

Loan No. 3 – Aventura Mall – If the Aventura Mall whole loan’s debt service coverage ratio (calculated in accordance with the mortgage loan documents) falls below 1.50x for two consecutive calendar quarters, monthly escrows for real estate taxes, insurance premiums (waived if a blanket policy is in place and there is no event of default continuing), replacement funds ($0.20 PSF annually, subject to a cap of $487,003) and tenant rollover funds ($2.50 PSF annually, subject to a cap of approximately $6,087,540) are required to be collected under the loan documents.

Loan No. 5 – Liberty Portfolio – The Ongoing Monthly TI/LC Reserve for the related Mortgage Loan is springing and only collected upon the occurrence of a Specified Tenant Trigger Period (as defined in the Mortgage Loan documents). The relevant Specified Tenants under the related Mortgage Loan documents are (i) Centene Management Company, LLC, (ii) The Vanguard Group, Inc. and/or, (iii) any tenant (together with its affiliates, including lease guarantors) that accounts for either (A) 25% or more of the total rental income for the Mortgaged Property or (B) demises 25% or more of the Property’s gross leasable area.

Loan No. 10 – Workspace – At any time that the monthly financial reports delivered to the lender pursuant to the mortgage loan documents show that actual operating expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (subject to reduction for expense savings documented in accordance with the mortgage loan documents), the borrower is required to deposit the difference between the budgeted and actual expenses for the three month period into the Monthly Other Reserve ($) as an operating expense reserve.

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Loan No. 11 – 636 11th Avenue – During the continuance of a cash sweep period caused by the sole tenant at the mortgaged property, The Ogilvy Group, Inc., (i) “going dark”, vacating, ceasing operations or abandoning 40% or more of the leased premises or (ii) giving notice or otherwise announcing in a public filing its intent to vacate, cease operations, go dark or otherwise abandon 40% or more of its leased space (a “Dark Trigger Event”), the borrower is required to deposit all excess cash flow into a reserve for tenant improvements and leasing commissions related to the leased premises instead of the excess cash flow reserve, provided that until the occurrence of the payment date in June 2027, no Dark Trigger Event is deemed to have occurred under the loan documents to the extent the tenant, WPP plc or WPP US Holdings, Inc. maintains an investment grade rating from S&P, Moody’s and Fitch and the lease for The Ogilvy Group, Inc. remains in full force and effect.

Loan No. 17 – Aston Street – At origination, $800,000 was reserved in the Upfront TI/LC Reserve consisting of $579,676 for outstanding tenant improvement and leasing commission costs and $220,324 for general tenant improvements and leasing commissions during the term of the Mortgage Loan. If at any time the balance of the TI/LC Reserve (excluding the $579,676 for outstanding tenant improvement and leasing commission costs) drops below $200,000, monthly ongoing collections of $9,505 will commence until the cap is reached.

Loan No. 18 – Overland Park Xchange – The borrower is required to deposit into the Monthly Other Reserve ($) an amount equal to the difference between (i) the monthly debt service payment amount, which is equal to accrued interest due and payable on the unpaid principal balance, and (ii) a monthly debt service payment amount for the loan calculated assuming no interest only period and a constant monthly payment of principal and interest based on a thirty (30) year amortization schedule (the foregoing amount, the “Amortization Reserve Monthly Deposit”). The aggregate amount of the Amortization Reserve Monthly Deposits, excluding all amounts attributable to any letter of credit that the borrower is permitted to deposit with the lender in lieu of the Amortization Reserve Monthly Deposit is capped at $9,167,500 (the “Capped Amount”). In lieu of the Amortization Reserve Monthly Deposits, the borrower may deposit a letter of credit in an amount equal to the Capped Amount initially $88,854 (the “Amortization Reserve Letter of Credit”).

Loan No. 20 – Carmel Mission Inn – Borrower deposited $350,000 at the mortgage loan closing into a seasonality reserve and if the reserve falls below $350,000, the borrower is required to make monthly deposits equal to the lesser of $75,000 or remaining gross revenue after payment of debt service, required reserve funds and operating expenses, subject to a reserve cap of $350,000;

Loan No. 26 – Woodside Office Center – At origination, $950,000 was reserved in the TI/LC Reserve for general rollover use during the term of the Mortgage Loan. If at any time the balance of the TI/LC Reserve drops below $350,000, monthly ongoing collections of $9,318 will commence until the amount on deposit is at least $350,000.

Loan No. 29 – Globe Chicago Industrial Portfolio – The borrower is required to deposit $8,822 monthly into the TI/LC Reserve Account commencing on the monthly payment date in May 2020.

Loan No. 36 – 300 East 64th Street – The borrower is required to commence making monthly deposits of (a) approximately $111 into the Monthly Replacement Reserves ($) and (b) $3,715 into the Monthly TI/LC Reserves ($) if a Cash Sweep Event has occurred and is continuing or a Tenant Trigger Event has occurred. A “Cash Sweep Event” means (i) an event of default under the Mortgage Loan documents, (ii) any bankruptcy action of the borrower or the property manager, (iii) the debt service coverage ratio based on the immediately trailing three-month period is less than 1.15x, and (iv) failure of borrower to receive on or before the date that is 24 months prior to the expiration of its lease, among other things, evidence satisfactory to the lender that the Largest Tenant, Barry’s Bootcamp, has renewed its lease for not less than five years. A “Tenant Trigger Event” means (i) (A) failure of borrower to receive on or before the date that is 12 months prior to the expiration of its lease evidence satisfactory to the lender that the 2nd Largest Tenant, Drybar, has renewed its lease for not less than five years, or (B) Drybar “goes dark,” vacates or abandons its premises, or (ii) (A) failure of borrower to receive on or before the date that is 12 months prior to the expiration of its lease evidence satisfactory to the lender that the 3rd Largest Tenant, Verizon, has renewed its lease for not less than five years, or (B) Verizon “goes dark,” vacates or abandons its premises.

Loan No. 43 – Kohl’s – Florence KY – The borrower is required to deposit $6,051.30 monthly into the TI/LC Reserve Account commencing on the monthly payment date in August 2025.

(29)	Loan No. 16 – Courtyard Edgewater – The borrower is required to deposit into the FF&E Reserve Account the greater of (A) the amount required by the franchisor under the franchise agreement and (B) 1/12th of (i) for the first 12 months of the term of the Mortgage Loan, two percent (2%), (ii) for the subsequent 12 months, three percent (3%), and for the remainder of the term of the Mortgage Loan, four percent (4%), in each case, of the greater of (x) the annual gross revenue for hotel-related operations for the preceding calendar year and (y) projected annual gross revenues for hotel-related operations at the Mortgaged Property for the calendar year in which such due date occurs as set forth in the approved annual budget.

(30)	Loan No. 2 –Moffett Towers—Buildings E, F,G-- Other than with respect to a lease sweep period triggered or continuing due to the trigger event described in clause (i)(e) of the defined term “Lease Sweep Period” (i.e., due to a lease sweep tenant party insolvency proceeding), the borrower has the option of preventing the commencement of a lease sweep period (or, if already triggered, terminating such lease sweep period) by delivering to the lender a letter of credit in a face amount equal to the applicable “Lease Sweep And Debt Service Reserve Cap.”

Loan No. 9 – Aon Center – The Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity are calculated based on a loan balance net of the performance reserve funds in the amount of $18,300,000

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that the borrower deposited in connection with certain capital expenditures and leasing costs, including build out costs and reasonable attorneys’ fees, in each case reasonably approved by the lender.

Loan No. 18 – Overland Park Xchange – In lieu of the Amortization Reserve Monthly Deposits, the borrower may deposit a letter of credit in an amount equal to the Capped Amount.

Loan No. 36 – 300 East 64th Street – The borrower is permitted to deliver cash or a letter of credit in connection with curing a cash sweep period triggered by a low debt service coverage ratio (as calculated in the Mortgage Loan documents). The funds are required to be deposited into a reserve, and the Mortgage Loan documents provide that at such time that the conditions for a cure have been satisfied without taking into account the funds in the reserve, the funds are required to be transferred to the lockbox account and disbursed in accordance with the Mortgage Loan documents.

(31)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Maximum Policy Amount	Premium Paid in Full	Expiration Date
	11	636 11th Avenue	$40,000,000	3.4%	$1,000,000	Yes	5/11/2031
	27	Shelbourne Global Portfolio I	$18,000,000	1.5%	$3,000,000	Yes	9/7/2031
	43	Kohl’s – Florence KY	$7,000,000	0.6%	$2,000,000	Yes	9/27/2031

(32)	Loan No. 11 – 636 11th Avenue – The environmental site assessment (“ESA”) obtained at origination indicated that, based on the history of the mortgaged property, potential subsurface contamination in certain areas of the property could not be ruled out. The ESA recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels. At origination, the borrower obtained an environmental insurance policy. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” and “Description of the Mortgage Pool – Mortgage Pool Characteristics – Environmental Considerations” in this Prospectus.

Loan No. 13 – 710 Bridgeport – According to the ESA, the Mortgaged Property has been the subject of extensive investigation and environmental remediation since 1991 due to a variety of issues arising from the prior use of the Mortgaged Property. In 2017, a cost evaluation conducted by an environmental engineer indicated that the remaining remediation action plan would require a budget that would likely range from $307,000 to $627,500. A summary of expenditures provided to the Phase I consultant indicated that approximately $300,000 had already been spent at the time of origination, and the estimated remaining activities would cost approximately $75,000. At origination, the borrowers were required to reserve $93,750, which represents approximately 125% of the estimated remaining cost. At such time that the lender receives evidence reasonably satisfactory to the lender that the mitigation has been completed, the funds in the reserve are required to be disbursed to the borrowers (or deposited into the cash management account, if a cash sweep period is in effect under the loan documents). Please see “Description of the Mortgage Pool—Environmental Considerations” in the  Prospectus for additional information.

Loan No. 24 – Chicopee Marketplace – The related Phase I ESA identified former presence of a gas station between approximately 1960 and 1975, with no additional information available relating to the status, operation and/or removal of any underground storage tanks (the “USTs”) or whether soil and/or other subsurface media samples were collected and analyzed for the presence of petroleum hydrocarbon in the subsurface media. Subsequently, a limited Phase II subsurface investigation was conducted. The soil and groundwater samples analyzed were found to be below applicable regulatory standards, and, as such, the Phase II ESA did not recommend any further action. Please see “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for additional information.

(33)	Loan No. 3 – Aventura Mall – The full name of the Guarantors are Simon Property Group, L.P., Jacquelyn Soffer and Jeffrey Soffer. The obligations and liabilities of the Guarantors under the nonrecourse carve-out guaranty are capped at $350,000,000 in the aggregate, plus all of the reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of lender’s rights under the guaranty.

A-1-36

(34)	Loan No.	Mortgage Loan	Mortgage Loan Cut off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date or ARD	Intercreditor Agreement	Total Debt Cut-off Date LTV Ratio (1)(2)(6)	Total Debt U/W NCF DSCR (1)(3)	Total Debt U/W NOI Debt Yield(1)(4)(6)
	1	DUMBO Heights Portfolio(4) –	$80,000,000	6.8%	$155,000,000	6.37742%	9/6/2023	Yes	75.0%	1.13x	6.2%
	2	Moffett Towers – Buildings E,F,G(5)	$50,400,000	4.3%	$216,000,000	6.01530%	10/6/2028	Yes	70.8%	1.41x	7.2%
	9	Aon Center(6)	$43,000,000	3.7%	$141,500,000	6.94973498233215%	7/1/2023	Yes	80.0%	1.42x	7.8%
	15	Castleton Commons & Square	$34,500,000	3.0%	$3,100,000	12.00000%	11/6/2028	Yes	71.5%	1.12x	9.0%
	16	Courtyard Edgewater	$29,672,664	2.5%	$4,400,000	11.00000%	10/6/2028	Yes	75.7%	1.25x	10.3%

(1) Total Debt U/W NCF DSCR, Total Debt Cut-off Date LTV Ratio and Total Debt U/W NOI Debt Yield calculations include any related pari passu companion loan(s), related subordinate companion loan(s) and/or related mezzanine loan(s).
(2) With respect to the Moffett Towers - Buildings E,F,G, Aon Center and Courtyard Edgewater mortgage loans, the Total Debt Cut-off Date LTV Ratio has been calculated using a value other than the “As Is” appraised values. For additional information please see footnote 18 above.
(3) With respect to the Castleton Commons & Square mortgage loan the Total Debt U/W NCF DSCR is calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan based on the assumed principal payment schedule after the cut-off date set forth on Annex G to the Prospectus.
(4) The DUMBO Heights Portfolio consists of a $80,000,000 Mezzanine A loan with a 5.70000% coupon and a $75,000,000 Mezzanine B loan with a 7.10000% coupon.
(5) The Moffett Towers – Buildings E,F,G Mezzanine Debt consists of a $150,000,000 Mezzanine A loan and a $66,000,000 Mezzanine B loan. The Mezzanine A loan has a 5.6700% coupon and the Mezzanine B loan has a 6.8000% coupon. The Moffett Towers – Buildings E,F,G Mezzanine Loans are interest-only for the full term of the loans and have a stated maturity date that are coterminous with the Moffett Towers – Buildings E,F,G Whole Loan.
(6) At origination, the Aon Center borrowers were required to reserve $18.3 million in connection with a performance reserve, to be released upon the borrowers having executed the Slalom lease (which condition has been satisfied as of the origination date), in addition to 35,000 sq. ft., among other conditions Total Debt Cut-off Date LTV Ratio and Total Debt U/W NOI Debt Yield are calculated net of the performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), (i) the “Hypothetical” Appraised Value results in a Total Debt Cut-off Date LTV 82.2% and (ii) Total Debt U/W NOI Debt Yield of approximately 7.6%.

(35)	Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Intercreditor Agreement Required	Combined Minimum DSCR	Combined Maximum LTV	Combined Minimum Debt Yield
	11	636 11th Avenue	$40,000,000	3.4%	Yes	2.28x	56.07%	NAP
	12	Courtyard at The Navy Yard	$40,000,000	3.4%	Yes	1.63x	70.2%	10.876%
	20	Carmel Mission Inn	$23,700,000	2.0%	Yes	1.70x	69.5%	NAP

Loan No. 3 – Aventura Mall – The loan documents permit the pledge of direct or indirect equity interests in the borrower to secure a corporate or parent level credit facility from one or more financial institutions involving multiple underlying real estate assets, so long as the value of the property does not, in the aggregate, represent more than 20% of the value of all the collateral to be pledged, encumbered, granted or otherwise assigned or given as collateral for such corporate or parent level credit facility. There is no requirement for an intercreditor agreement.

Loan No. 3 – Aventura Mall – the loan agreement permits the borrower to enter into a PACE loan for an amount not to exceed $5,000,000, subject to the lender’s approval (not to be unreasonably withheld, conditioned or delayed) and rating agency confirmation.

Loan No. 26 - Woodside Office – the borrowers are permitted to obtain a PACE loan or similar loan (which loans are repaid through multi-year assessments against the related Mortgaged Property) in an amount not to exceed $2,000,000.

A-1-37

(36)	Loan No.	Mortgage Loan	Total Senior Note Cut-off Date Balance	B-Note Cut-off Date Balance	Total Debt Cut-off Date Balance	Total Senior Note U/W NCF DSCR	Total Debt U/W NCF DSCR(1)	Total Senior Note off Cut-Date LTV(2)	Total Debt Cut-off Date LTV Ratio(1)(2)	Total Senior Note U/W NOI Debt Yield(2)	Total Mortgage Debt U/W NOI Debt Yield (1)(2)
	1	DUMBO Heights Portfolio	$180,000,000	$145,000,000	$325,000,000	3.89x	1.13x	28.1%	75.0%	16.6%	6.0%
	3	Aventura Mall	$1,406,700,000	$343,300,000	$1,450,000,000	2.58x	2.07x	40.8%	50.7%	11.0%	8.8%
	9	Aon Center	$350,000,000	$186,000,000	$536,000,000	3.03x	1.42x	40.3%	80.0%	15.5%	7.8%
	10	Workspace	$579,000,000	$696,000,000	$1,275,000,000	3.60x	1.63x	35.4%	78.0%	21.6%	9.8%

(1) Total Debt U/W NCF DSCR, Total Debt Cut-off Date LTV and Total Debt U/W NOI Debt Yield calculations include any related pari passu companion loan(s), related subordinate companion loan(s) and/or related mezzanine loan(s).
(2) With respect to the Aon Center the Total Senior Note Cut-off Date LTV, Total Debt Cut-off Date LTV Ratio, Total Senior Note U/W NOI Debt Yield and Total Mortgage Debt U/W NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

A-1-38

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS

AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

Annex A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGE PROPERTIES(1)(2)(3)(4)(5)(6)(7)

Range of Cut-off Date Balances

						Weighted Averages
Range of Cut-off Date Balances			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
$2,600,000	-	$7,499,999	10	$49,437,382	4.2%	5.1738%	119	1.56x	63.0%	56.5%
$7,500,000	-	$14,999,999	11	$108,166,957	9.3%	5.0771%	108	1.52x	66.4%	60.4%
$15,000,000	-	$24,999,999	12	$237,380,116	20.3%	5.0986%	110	1.78x	64.9%	60.9%
$25,000,000	-	$49,999,999	13	$492,530,225	42.2%	5.0510%	108	1.93x	59.4%	54.8%
$50,000,000	-	$80,000,000	5	$280,400,000	24.0%	4.2565%	101	2.86x	42.4%	42.4%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of Mortgage Rates as of the Cut-off Date

						Weighted Averages
Range of Mortgage Rates as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
4.0500%	-	4.2499%	4	$220,400,000	18.9%	4.0889%	95	3.11x	38.8%	38.8%
4.2500%	-	4.4999%	1	$50,000,000	4.3%	4.3500%	120	2.46x	46.7%	46.7%
4.5000%	-	4.7499%	4	$103,156,000	8.8%	4.6565%	92	2.63x	54.9%	55.2%
4.7500%	-	4.9999%	11	$202,955,093	17.4%	4.8576%	119	1.75x	61.5%	59.1%
5.0000%	-	5.8530%	31	$591,403,587	50.6%	5.2614%	109	1.66x	63.9%	57.6%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Type of Mortgaged Properties(8)

						Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Number of Units or NRA	Cut-off Date Balance per # of Units or NRA	Mortgage Rate	Stated Remaining Term (Mos.)	Occupancy	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
Office	106	$444,079,022	38.0%	13,756,666	$256	4.6262%	95	94.1%	2.48x	50.8%	50.0%
CBD	10	$287,500,000	24.6%	5,333,112	$303	4.3975%	88	93.6%	2.75x	45.3%	45.0%
Suburban	95	$152,579,022	13.1%	8,411,354	$166	5.0373%	107	95.0%	2.00x	60.8%	59.2%
Medical	1	$4,000,000	0.3%	12,200	$328	5.3830%	119	100.0%	1.35x	68.4%	60.4%
Retail	18	$335,562,230	28.7%	3,124,652	$467	4.8706%	115	96.6%	1.88x	58.7%	54.7%
Anchored(9)	15	$314,732,230	26.9%	3,090,912	$450	4.8553%	115	96.5%	1.92x	58.5%	54.4%
Unanchored	3	$20,830,000	1.8%	33,740	$719	5.1024%	119	98.1%	1.39x	61.2%	58.0%
Hospitality	7	$198,846,780	17.0%	1,275	$217,173	5.2114%	119	77.3%	1.87x	62.4%	54.4%
Select Service	4	$107,872,664	9.2%	676	$167,472	5.3450%	119	78.3%	1.69x	68.0%	57.4%
Full Service	2	$69,974,116	6.0%	472	$309,343	5.1229%	119	73.6%	2.04x	55.9%	51.7%
Limited Service	1	$21,000,000	1.8%	127	$165,354	4.8200%	120	84.4%	2.27x	55.1%	47.5%
Industrial	72	$94,794,174	8.1%	4,968,945	$83	5.2306%	101	99.2%	1.73x	64.7%	59.6%
Flex	69	$80,560,040	6.9%	4,571,327	$90	5.2437%	98	99.0%	1.78x	64.3%	60.2%
Warehouse	2	$9,234,134	0.8%	317,009	$31	5.0900%	119	100.0%	1.37x	74.2%	61.2%
Manufacturing	1	$5,000,000	0.4%	80,609	$62	5.2800%	120	100.0%	1.49x	54.5%	47.5%
Multifamily	14	$39,490,093	3.4%	452	$146,791	5.0144%	120	99.0%	1.70x	64.8%	61.2%
Student Housing	11	$21,500,000	1.8%	167	$140,562	4.9670%	120	100.0%	1.92x	59.7%	59.7%
Garden	2	$11,640,093	1.0%	267	$45,923	4.8970%	119	96.5%	1.54x	74.6%	62.3%
Mid Rise	1	$6,350,000	0.5%	18	$352,778	5.3900%	119	100.0%	1.28x	64.1%	64.1%
Self Storage	7	$28,292,382	2.4%	466,506	$72	5.1312%	118	86.7%	1.29x	66.3%	58.9%
Mixed Use	3	$26,850,000	2.3%	80,916	$102,951	4.9323%	119	95.2%	1.57x	60.2%	59.2%
Office/Retail	1	$12,750,000	1.1%	20,102	$634	4.8280%	118	100.0%	1.53x	59.0%	59.0%
Multifamily/Retail	1	$8,300,000	0.7%	25	$332,000	5.0800%	119	92.0%	1.52x	59.7%	59.7%
Office/Flex	1	$5,800,000	0.5%	60,789	$95	4.9500%	119	89.3%	1.73x	63.7%	58.7%

Total/Weighted Average	227	$1,167,914,680	100.0%			4.8775%	107	92.4%	2.07x	57.2%	53.7%

 A-2-1

Annex A-2

Mortgaged Properties by State and/or Location(8)(10)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
California	10	$218,030,000	18.7%	4.8999%	119	2.03x	56.2%	52.6%
Northern	4	$101,550,000	8.7%	4.6666%	119	2.25x	55.2%	51.2%
Southern	6	$116,480,000	10.0%	5.1034%	119	1.84x	57.2%	53.8%
New York	8	$181,350,000	15.5%	4.3570%	91	2.72x	45.2%	45.2%
New York City	8	$181,350,000	15.5%	4.3570%	91	2.72x	45.2%	45.2%
Florida	50	$95,831,667	8.2%	4.6713%	104	2.32x	49.1%	46.6%
Arizona	18	$85,953,178	7.4%	4.9085%	115	1.85x	63.7%	59.9%
Illinois	8	$82,215,000	7.0%	4.8447%	73	2.49x	48.6%	48.6%
Delaware	2	$68,000,000	5.8%	5.1319%	103	1.42x	71.6%	67.1%
Pennsylvania	71	$59,801,250	5.1%	5.3157%	103	2.14x	60.5%	52.2%
Texas	3	$53,963,562	4.6%	4.9876%	119	1.76x	61.1%	53.5%
Colorado	1	$50,000,000	4.3%	4.3500%	120	2.46x	46.7%	46.7%
New Jersey	8	$47,672,664	4.1%	5.6905%	119	1.51x	65.6%	59.0%
Connecticut	1	$38,500,000	3.3%	5.0500%	120	1.30x	74.5%	66.0%
Indiana	1	$34,500,000	3.0%	5.6050%	120	1.31x	65.6%	55.8%
Michigan	12	$30,490,093	2.6%	4.9322%	120	1.79x	64.2%	60.2%
Kansas	1	$25,000,000	2.1%	4.7000%	116	2.10x	65.2%	66.3%
Massachusetts	1	$19,800,000	1.7%	4.6270%	119	2.68x	66.2%	66.2%
Maryland	1	$14,500,000	1.2%	4.9550%	119	2.01x	63.9%	56.5%
South Carolina	1	$11,888,876	1.0%	5.5300%	59	1.23x	71.1%	66.2%
Minnesota	20	$10,191,875	0.9%	5.3269%	87	2.56x	44.8%	41.3%
Ohio	2	$9,234,134	0.8%	5.0900%	119	1.37x	74.2%	61.2%
Louisiana	1	$8,300,000	0.7%	5.0800%	119	1.52x	59.7%	59.7%
North Carolina	3	$7,492,382	0.6%	5.1900%	119	1.36x	68.9%	57.1%
Kentucky	1	$7,000,000	0.6%	5.1000%	119	1.35x	69.4%	60.2%
Alabama	2	$5,600,000	0.5%	5.1100%	118	1.27x	65.4%	59.5%
Virginia	1	$2,600,000	0.2%	5.3300%	119	1.33x	66.7%	56.8%
Total/Weighted Average	227	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of LTV Ratios as of the Cut-off Date

						Weighted Averages
Range of LTV Ratios as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
28.1%	-	54.9%	9	$367,715,000	31.5%	4.4804%	91	3.01x	39.3%	39.2%
55.0%	-	59.9%	8	$202,907,562	17.4%	4.7949%	113	1.82x	58.2%	55.5%
60.0%	-	64.9%	9	$130,336,000	11.2%	4.9168%	119	1.75x	63.4%	61.9%
65.0%	-	69.9%	14	$235,451,161	20.2%	5.2494%	119	1.64x	66.6%	59.6%
70.0%	-	74.9%	11	$231,504,957	19.8%	5.1803%	109	1.40x	71.8%	64.3%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of LTV Ratios as of Maturity Dates

						Weighted Averages
Range of LTV Ratios as of the Maturity Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
28.1%	-	49.9%	11	$424,672,562	36.4%	4.5499%	95	2.85x	41.8%	40.4%
50.0%	-	54.9%	2	$13,042,000	1.1%	5.3405%	120	1.23x	63.7%	54.3%
55.0%	-	59.9%	17	$357,589,161	30.6%	5.0736%	116	1.67x	63.5%	57.7%
60.0%	-	72.1%	21	$372,610,957	31.9%	5.0465%	113	1.59x	68.7%	64.9%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

 A-2-2

Annex A-2

Range of Debt Service Coverage Ratios as of the Cut-off Date

						Weighted Averages
1.19x	-	1.44x	17	$272,257,392	23.3%	5.2123%	112	1.31x	67.7%	61.6%
1.45x	-	1.49x	4	$80,990,093	6.9%	5.2446%	120	1.45x	68.9%	63.7%
1.50x	-	1.74x	10	$193,054,341	16.5%	5.1779%	119	1.57x	64.5%	56.4%
1.75x	-	1.99x	6	$123,241,854	10.6%	4.9868%	107	1.82x	64.6%	62.1%
2.00x	-	2.49x	7	$210,856,000	18.1%	4.6197%	118	2.30x	54.6%	53.4%
2.50x	-	3.49x	5	$167,515,000	14.3%	4.3309%	102	2.83x	43.4%	43.4%
3.50x	-	3.89x	2	$120,000,000	10.3%	4.4907%	57	3.79x	30.5%	30.5%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of Original Terms to Maturity in Months

						Weighted Averages
Range of Original Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
60	-	61	7	$219,280,730	18.8%	4.7130%	57	3.08x	42.2%	41.6%
120			44	$948,633,950	81.2%	4.9155%	119	1.84x	60.7%	56.5%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of Remaining Terms to Maturity in Months

						Weighted Averages
Range of Remaining Terms to Maturity			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
56	-	59	7	$219,280,730	18.8%	4.7130%	57	3.08x	42.2%	41.6%
115	-	120	44	$948,633,950	81.2%	4.9155%	119	1.84x	60.7%	56.5%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Range of NOI Debt Yields as of the Cut-off Date

						Weighted Averages
Range of NOI Debt Yields as of the Cut-off Date			Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
7.1%	-	9.9%	24	$439,307,392	37.6%	5.1341%	118	1.43x	66.1%	61.8%
10.0%	-	12.4%	15	$353,926,318	30.3%	4.7566%	112	2.01x	58.5%	54.3%
12.5%	-	14.9%	9	$211,680,970	18.1%	4.8172%	117	2.32x	55.4%	51.4%
15.0%	-	21.6%	3	$163,000,000	14.0%	4.5267%	57	3.59x	33.1%	33.1%
Total/Weighted Average			51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

Amortization Type

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Outstanding Initial Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	DSCR	Cut-off Date LTV Ratio	LTV Ratio at Maturity
Interest Only	21	$629,671,000	53.9%	4.6659%	101	2.51x	49.0%	49.0%
Interest Only, then Amortizing	18	$278,730,000	23.9%	5.1263%	115	1.49x	68.4%	61.7%
Amortizing Balloon	11	$219,513,680	18.8%	5.3151%	114	1.49x	67.0%	56.3%
Interest Only, ARD	1	$40,000,000	3.4%	4.0730%	115	2.39x	56.1%	56.1%
Total/Weighted Average	51	$1,167,914,680	100.0%	4.8775%	107	2.07x	57.2%	53.7%

 A-2-3

FOOTNOTES TO ANNEX A-2

(1)	The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF DSCR, U/W NOI Debt Yield and Cut-off Date Balance per Room/Unit/NRA calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the ARD Loan, the Original Term to Maturity or ARD, Remaining Term to Maturity or ARD, LTV Ratio at Maturity or ARD, Stated Remaining Term (Mos.) and Maturity Date or ARD LTV is calculated through the related anticipated repayment date.

(3)	With respect to the Castleton Commons & Square mortgage loan representing approximately 3.0% of the Initial Outstanding Pool Balance, the Underwritten NCF DSCR is calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments after the Cut-Off Date on the related mortgage loan based on the assumed principal payment schedule set forth on Annex G to the Prospectus.

(4)	With respect to seven Mortgage Loans, in aggregate, representing approximately 19.7% of the Initial Outstanding Pool Balance (Moffett Towers - Buildings E,F,G, Aon Center, 710 Bridgeport, Outlet Shoppes at El Paso, Courtyard Edgewater, Overland Park Xchange and Ocala West), the Cut-off Date LTV and Maturity Date or ARD LTV has been calculated based on other than “As Is” appraised values. For additional information please see the “Description of the Mortgage Pool—Appraised Value ” in the Prospectus as well as footnotes to Annex A-1 in the Prospectus.

(5)	With respect to the Aon Center Mortgage Loan representing approximately 3.7% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio, Maturity Date or ARD LTV and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related performance reserve.

(6)	With respect to the CityLine XIV Portfolio Mortgage Loan representing approximately 1.8% of the Initial Outstanding Pool Balance, the Cut-off Date LTV Ratio and Underwritten NOI Debt Yield are calculated based on the Cut-off Date Balance net of a related economic reserve.

(7)	With respect to the Overland Park Xchange Mortgage Loan representing approximately 2.1% of the Initial Pool Balance, the Maturity Date or ARD LTV is calculated based on the Appraised Value excluding the net present value of the tax abatement equal to $2.0 million.

(8)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(9)	Includes anchored, super regional mall, single tenant, lifestyle center and shadow anchored properties.

(10)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

 A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN

INFORMATION

A-3-1

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

A-3-2

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

55 Prospect Street

Floor	Tenant	SF	Expiration
10	2U	26,500 SF	Exp. 9/2029
9	2U	26,500 SF	Exp. 9/2029
8	2U (Must Take)	26,500 SF	Exp. 9/2029
7	Frog Design	26,500 SF	Exp. 12/2026
6	Etsy	26,500 SF	Exp. 7/2026
5	Etsy (Must Take)	26,500 SF	Exp. 7/2026
4	Renaissance Learning	3,393 SF	Exp. 5/2021
4	Village Luxe	940 SF	Exp. 4/2019
4	Social Bicycle	8,812 SF	Exp. 8/2020
4	LIVWRK Office	2,451 SF	Exp. 12/2025
4	Vacant	10,701 SF	
3	Foundation Artists Management	1,255 SF	Exp. 10/2019
3	NGKF	2,296 SF	Exp. 8/2021
3	Shadowbox (office)	1,926 SF	Exp. 3/2020
3	Curriculum Associates, LLC	5,087 SF	Exp. 7/2022
3	Athlux Design Studio Inc.	6,138 SF	Exp. 4/2020
3	Kora Management	2,451 SF	Exp. 4/2021
3	Vacant	6,925 SF	
2	Lo and Sons, Inc.	3,125 SF	Exp. 10/2019
2	Thinkful	3,022 SF	Exp. 1/2020
2	Natural Foods	2,505 SF	Exp. 7/2019
2	VI Technologies	2,323 SF	Exp. 8/2021
2	Vacant	13,293 SF	
Ground	Shadowbox	3,490 SF	Exp. 11/2032
Ground	Mulberry & Vine	2,901 SF	Exp. 7/2033
Ground	WorkOf	1,781 SF	MTM
Ground	F45 Training	4,606 SF	Exp. 9/2028
Ground	Bluestone Lane Coffee	1,620 SF	Exp. 3/2029
Ground	Yoga Vida	5,463 SF	Exp. 11/2033

Vacant | MTM | 2019-2021 | 2022-2024 | 2025+

81 Prospect Street

Floor	Tenant	SF	Expiration
9	WeWork	10,588 SF	Exp. 7/2031
8	WeWork	10,588 SF	Exp. 7/2031
7	WeWork	10,588 SF	Exp. 7/2031
6	WeWork	10,588 SF	Exp. 7/2031
5	WeWork	10,588 SF	Exp. 7/2031
4	WeWork	10,588 SF	Exp. 7/2031
3	WeWork	10,588 SF	Exp. 7/2031
2	WeWork	10,588 SF	Exp. 7/2031
Ground	Vacant Retail	6,182 SF	

Vacant | 2025+

A-3-3

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

77 Sands Street

Floor	Tenant	Size	Expiration
12	Brooklyn Lab	5,420 SF	Exp. 6/2034
12	B-Reel Inc.	13,387 SF	Exp. 12/2027
11	Wipro LLC	18,807 SF	Exp. 9/2027
10	Prolific Interactive	18,807 SF	Exp. 12/2026
9	WeWork	18,807 SF	Exp. 11/2031
8	WeWork	18,807 SF	Exp. 11/2031
7	WeWork	18,807 SF	Exp. 11/2031
6	WeWork	18,807 SF	Exp. 11/2031
5	Brooklyn Lab	18,807 SF	Exp. 6/2034
4	Brooklyn Lab	18,807 SF	Exp. 6/2034
3	Brooklyn Lab	18,807 SF	Exp. 6/2034
2	Brooklyn Lab	18,807 SF	Exp. 6/2034
Ground	Randolph Beer	7,590 SF	Exp. 9/2033
Ground	Husk Bakery	9,262 SF	Exp. 4/2033

2025+

117 Adams Street

Floor	Tenant	Size	Expiration
9	Etsy	10,600 SF	Exp. 7/2026
8	Etsy	21,498 SF	Exp. 7/2026
7	Etsy	21,401 SF	Exp. 7/2026
6	Etsy	21,515 SF	Exp. 7/2026
5	Etsy	22,044 SF	Exp. 7/2026
4	Etsy	26,496 SF	Exp. 7/2026
3	Etsy	26,506 SF	Exp. 7/2026
2	Etsy	15,927 SF	Exp. 7/2026
2	Tafari Travel	1,015 SF	Exp. 12/2027
2	Vacant	4,444 SF	
Ground	Etsy	2,044 SF	Exp. 7/2026
Ground	Etsy	4,104 SF	Exp. 7/2026
Ground	Untamed Sandwiches	1,605 SF	Exp. 6/2029
Ground	Taco Dumbo	1,461 SF	Exp. 9/2032
Ground	Vacant	2,295 SF	

Vacant | 2025+

A-3-4

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

A-3-5

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Seryl Kushner; Aby Rosen; Michael Fuchs
Borrowers(1):	Various
Original Balance(2):	$80,000,000
Cut-off Date Balance(2):	$80,000,000
% by Initial UPB:	6.8%
Interest Rate(3):	4.05000%
Payment Date:	6th of each month
First Payment Date:	October 6, 2018
Maturity Date:	September 6, 2023
Amortization:	Interest Only
Additional Debt(2):	$100,000,000 Pari Passu Debt; $145,000,000 Subordinate Debt; $155,000,000 Mezzanine Debt
Call Protection(4):	L(26), D(30), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$829,359	$207,340	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$9,413	NAP
TI/LC:	$0	$83,333	NAP
Immediate Repairs:	$35,650	NAP	NAP
Unfunded Obligations:	$10,760,171	NAP	NAP
Free Rent:	$5,904,411	NAP	NAP
Shadowbox Gap Rent:	$350,860	NAP	NAP
Property Information
Single Asset / Portfolio:	Portfolio of four properties
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Brooklyn, NY
Year Built / Renovated:	1909, 1926, 1962, 1967 / 2017
Total Sq. Ft.:	753,074
Property Management:	Watchtower Property Manager LLC
Underwritten NOI(6):	$29,874,366
Underwritten NCF:	$28,723,752
Appraised Value(7):	$640,000,000
Appraisal Date:	March 23, 2018

Historical NOI(6)
Most Recent NOI:	$17,623,286 (T-12 June 30, 2018)
2017 NOI(8):	NAP
2016 NOI:	($4,465,912) (December 31, 2016)
2015 NOI(8):	NAV

Historical Occupancy
Most Recent Occupancy(9):	94.2% (August 2018)
2017 Occupancy(8):	71.4% (December 31, 2017)
2016 Occupancy:	61.3% (December 31, 2016)
2015 Occupancy(8):	NAV

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$80,000,000	$239 / $239	28.1% / 28.1%	4.04x / 3.89x	16.6% / 16.0%	16.6% / 16.0%
Pari Passu Notes	$100,000,000
Total Senior Notes	$180,000,000
Subordinate B Notes	$145,000,000
Whole Loan	$325,000,000	$432 / $432	50.8% / 50.8%	1.95x / 1.87x	9.2% / 8.8%	9.2% / 8.8%
Mezzanine Loans	$155,000,000
Total Debt	$480,000,000	$637 / $637	75.0% / 75.0%	1.18x / 1.13x	6.2% / 6.0%	6.2% / 6.0%

(1)	See “The Borrowers / Borrower Sponsors” herein.

(2)	The DUMBO Heights Portfolio Loan (as defined below) consists of the non-controlling Note A-1-A (so long as a Note B-1 control appraisal period is not in existence) and non-controlling Note A-3-B of a total loan evidenced by six senior pari passu notes, two subordinate B notes, and two mezzanine loans with an aggregate outstanding principal balance as of the Cut-off Date of $480.0 million. For additional information, see “The Loan” herein.

(3)	Interest Rate reflects the interest rate with respect to the DUMBO Heights Portfolio Senior A Notes (as defined below). The interest rate is equal to 5.40000% on the subordinate Notes B-1 and B-2, 5.70000% on the Mezzanine Notes A-1 and A-2, and 7.10000% on the Mezzanine Note B.

(4)	The lockout period will be at least 26 payments beginning with and including the first payment date of October 6, 2018. Defeasance of the full $325.0 million DUMBO Heights Portfolio Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) August 30, 2021. The assumed lockout period of 26 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer. See “Partial Release” herein.

(5)	See “Initial and Ongoing Reserves” herein.

(6)	The difference between 2016 NOI, Most Recent NOI and Underwritten NOI is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties (as defined below) post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

(7)	See “Portfolio Summary” below for the “As-Is” appraised values of the individual DUMBO Heights Portfolio Properties.

(8)	Historical cash flow information for 2017 was unavailable because the borrower sponsors obtained a loan in the second quarter of 2017 to recapitalize and buy out Invesco’s interest in the DUMBO Heights Portfolio Properties. Due to the mid-year change in ownership interest, complete 2017 financial statements were unavailable, however, the borrower sponsors were able to provide 2017 occupancy information which is represented in the table above. 2015 NOI and 2015 Occupancy information was not available due to an extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties.

(9)	Most Recent Historical Occupancy includes 26,500 sq. ft. of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 sq. ft. of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property. Etsy and 2U both have no contraction or termination options under their respective leases.

A-3-6

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

Portfolio Summary(1)
Property Name	Largest Tenant	Property Type	Sq. Ft.	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value(2)	Appraisal Terminal Cap Rate(2)
55 Prospect Street	2U	Office	255,504	87.9%	$26,666,667	33.3%	$9,351,770	$220,000,000	5.25%
117 Adams Street	Etsy	Office	182,955	96.3%	$22,500,000	28.1%	$7,468,181	$175,000,000	5.25%
77 Sands Street	Brooklyn Lab	Office	223,729	100.0%	$20,833,333	26.0%	$8,702,102	$175,000,000	5.25%
81 Prospect Street	WeWork	Office	90,886	93.2%	$10,000,000	12.5%	$3,201,699	$70,000,000	5.50%
Total / Wtd. Avg.			753,074	94.2%	$80,000,000	100.0%	$28,723,752	$640,000,000
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties and the DUMBO Heights Portfolio loan documents.

(2)	Source: Appraisal. Appraisal Terminal Cap Rate represents the terminal capitalization rate for the yield capitalization value approach.

The Loan.    The DUMBO Heights Portfolio mortgage loan (the “DUMBO Heights Portfolio Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a four-building Class A office portfolio located in the DUMBO neighborhood of Brooklyn, New York, totaling 753,074 sq. ft. of newly renovated office space, with an original principal balance and Cut-off Date Balance of $80.0 million. The DUMBO Heights Portfolio Loan is part of a whole loan (the “DUMBO Heights Portfolio Whole Loan”) evidenced by six senior pari passu notes in the aggregate original principal balance of $180.0 million (the “DUMBO Heights Portfolio Senior A Notes”) and two controlling subordinate Notes B-1 and B-2, with an aggregate original principal balance of $145.0 million (the “DUMBO Heights Portfolio Subordinate B Notes”). The DUMBO Heights Portfolio Loan is evidenced by the non-controlling Note A-1-A (so long as a Note B-1 control appraisal period is not in existence) and non-controlling Note A-3-B, with an aggregate original principal balance of $80.0 million, which will be included in the Benchmark 2018-B7 mortgage trust. The DUMBO Heights Portfolio Loan is also part of a total loan (the “DUMBO Heights Portfolio Total Debt”) evidenced by the DUMBO Heights Portfolio Whole Loan ($325.0 million Cut-off Date Balance) and two Mezzanine Loans, with an aggregate original principal balance of $155.0 million. The DUMBO Heights Portfolio Total Loan has an aggregate Cut-off Date Balance of $480.0 million. Based on the “As-Is” Appraised Value of $640.0 million as of March 23, 2018, the Cut-off Date LTV Ratio for the DUMBO Heights Portfolio Loan is 28.1% and for the DUMBO Heights Portfolio Total Debt is 75.0%.

The related whole loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2018-B7 mortgage trust. The relationship between the holders of the DUMBO Heights Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—DUMBO Heights Portfolio Whole Loan” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-A, A-3-B	$80,000,000	$80,000,000	Benchmark 2018-B7	No(1)
A-1-B	$20,000,000	$20,000,000	CREFI	No
A-2	$45,000,000	$45,000,000	CREFI	No
A-3-A	$30,000,000	$30,000,000	CREFI	No
A-3-C	$5,000,000	$5,000,000	CREFI	No
B-1, B-2	$145,000,000	$145,000,000	SHINHAN AIM REAL ESTATE FUND NO. 5; and SHINHAN AIM REAL ESTATE FUND NO. 5-A	Yes(1)
Whole Loan	$325,000,000	$325,000,000
Mezzanine A Loan	$80,000,000	$80,000,000	SHINHAN AIM REAL ESTATE FUND NO. 6; and DB INSURANCE CO., LTD	No
Mezzanine B Loan	$75,000,000	$75,000,000	SHINHAN AIM REAL ESTATE FUND NO. 7	No
Total	$480,000,000	$480,000,000
(1)	As long as no Note B control appraisal period with respect to Note B-1 is continuing, Note B-1 will be the controlling note, however, following the occurrence (and during the continuance) of a Note B control appraisal period, Note A-1-A will be the controlling note.

The DUMBO Heights Portfolio Whole Loan was originated on August 30, 2018 by Citi Real Estate Funding Inc. The DUMBO Heights Portfolio Senior A Notes have an aggregate original principal balance, and an aggregate outstanding principal balance as of the Cut-off Date of $180.0 million and accrue interest at a fixed rate of 4.05000% per annum. The DUMBO Heights Portfolio Whole Loan has a 60-month term and is interest-only for the full term. The DUMBO Heights Portfolio Total Loan proceeds of $480.0 million were used to refinance existing debt of approximately $426.1 million, return approximately $30.5 million in equity to the borrower sponsors, fund upfront reserves of approximately $17.9 million and cover closing costs of approximately $5.5 million.

The most recent prior financing of the DUMBO Heights Portfolio Properties was not included in a securitization.

A-3-7

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior A Notes	$180,000,000	37.5%	Loan Payoff	$426,141,538	88.8%
Subordinate B Notes	145,000,000	30.2	Return of Equity	30,524,768	6.4
Mezzanine Debt	155,000,000	32.3	Upfront Reserves	17,880,451	3.7
			Closing Costs	5,453,243	1.1
Total Sources	$480,000,000	100.0%	Total Uses	$480,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrowers are RFR 117 Adams Owner LLC, RFR/K 117 Adams Owner LLC, KC 117 Adams Owner LLC, RFR 77 Sands Owner LLC, RFR/K 77 Sands Owner LLC, KC 77 Sands Owner LLC, RFR 55 Prospect Owner LLC, RFR/K 55 Prospect Owner LLC, KC 55 Prospect Owner LLC, RFR 81 Prospect Owner LLC, RFR/K 81 Prospect Owner LLC and KC 81 Prospect Owner LLC, each a Delaware limited liability company and single purpose entity with two independent directors. The borrowing entities are each owned by the same three tenant-in-common entities: Desert Dumbo TIC LLC (37.7% interest), RFR/K Dumbo TIC LLC (46.6% interest) and KC Dumbo TIC LLC (15.7% interest). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the DUMBO Heights Portfolio Whole Loan. Seryl Kushner, Aby Rosen and Michael Fuchs are the nonrecourse carve-out guarantors for the DUMBO Heights Portfolio Whole Loan.

RFR, founded by Aby Rosen and Michael Fuchs, is a real estate investment firm based in New York City with a core focus on select urban markets in the United States and Germany. RFR’s current portfolio has grown to include more than 100 properties comprising commercial, hospitality, residential and retail holdings. Some of RFR’s holdings include 160 Fifth Avenue, 375 Park Avenue, 390 Park Avenue, 17 State Street, 757 Third Avenue and 275 Madison Avenue. Kushner Companies is a diversified real estate organization headquartered in New York City with a national portfolio consisting of more than 20,000 multifamily units and approximately 13.0 million sq. ft. of office, industrial and retail space. Some of Kushner Companies’ holdings include 666 Fifth Avenue, the Puck Building, 170 East Second Street and the Austin Nichols House.

The Properties.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent(2)	Lease Expiration
Etsy(3)	NR/NR/NR	225,135	29.9%	$54.92	31.8%	7/31/2026
WeWork(4)(5)	NR/NR/NR	159,932	21.2%	$54.34	22.4%	7/31/2031
Brooklyn Lab(6)	NR/NR/NR	80,648	10.7%	$47.57	9.9%	6/30/2034
2U(7)	NR/NR/NR	79,500	10.6%	$63.00	12.9%	9/30/2029
Frog Design(4)	NR/NR/NR	26,500	3.5%	$62.12	4.2%	12/31/2026
Prolific Interactive(4)	NR/NR/NR	18,807	2.5%	$62.42	3.0%	12/31/2026
Wipro LLC(8)	NR/NR/NR	18,807	2.5%	$58.26	2.8%	9/30/2027
B-Reel Inc.	NR/NR/NR	13,387	1.8%	$57.12	2.0%	12/31/2027
Husk Bakery(4)	NR/NR/NR	9,262	1.2%	$31.63	0.8%	4/30/2033
Social Bicycle	NR/NR/NR	8,812	1.2%	$58.21	1.3%	8/30/2020
Total / Wtd. Avg. Major Tenants		640,790	85.1%	$55.22	91.1%
Remaining Tenants		68,444	9.1%	$50.67	8.9%
Total / Wtd. Avg. Occupied		709,234	94.2%	$54.78	100.0%
Vacant		43,840	5.8%
Total		753,074	100.0%

(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties.

(2)	Includes approximately $382,025 in contractual rent steps through September 1, 2019.

(3)	Includes 26,500 sq. ft. of must-take space with a final must-take date of January 1, 2019. Etsy has no termination or contraction options under its lease. Etsy has two five-year renewal options at fair market value.

(4)	WeWork, Frog Design, Prolific Interactive and Husk Bakery each have one five-year renewal option at fair market value.

(5)	WeWork occupies 84,704 sq. ft. at the 81 Prospect Street Property with a lease expiration of July 31, 2031 and 75,228 sq. ft. at the 77 Sands Street Property with a lease expiration date of November 30, 2031.

(6)	Brooklyn Lab has a one-time option to renew its lease for five or ten years at fair market value.

(7)	Includes 26,500 sq. ft. of must-take space with a final must-take date of December 15, 2020. 2U has no termination or contraction options under its lease. 2U has one five-year renewal option at fair market value.

(8)	Wipro LLC has one five-year renewal option at the greater of (i) fair market value and (ii) Wipro LLC’s current base rent plus its share of real estate tax recoveries.

A-3-8

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	1	1,781	0.2%	1,781	0.2%	$33.69	0.2%	0.2%
2018	0	0	0.0%	1,781	0.2%	$0.00	0.0%	0.2%
2019	4	7,825	1.0%	9,606	1.3%	$60.52	1.2%	1.4%
2020	4	19,898	2.6%	29,504	3.9%	$55.95	2.9%	4.2%
2021	4	10,463	1.4%	39,967	5.3%	$62.70	1.7%	5.9%
2022	1	5,087	0.7%	45,054	6.0%	$51.99	0.7%	6.6%
2023	0	0	0.0%	45,054	6.0%	$0.00	0.0%	6.6%
2024	0	0	0.0%	45,054	6.0%	$0.00	0.0%	6.6%
2025	1	2,451	0.3%	47,505	6.3%	$0.00	0.0%	6.6%
2026	3	270,442	35.9%	317,947	42.2%	$56.14	39.1%	45.7%
2027	3	33,209	4.4%	351,156	46.6%	$58.07	5.0%	50.6%
2028	1	4,606	0.6%	355,762	47.2%	$35.17	0.4%	51.1%
Thereafter	12	353,472	46.9%	709,234	94.2%	$53.79	48.9%	100.0%
Vacant	NAP	43,840	5.8%	753,074	100.0%	NAP	NAP
Total / Wtd. Avg.	34	753,074	100.0%			$54.78	100.0%
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes approximately $382,025 in contractual rent steps through September 1, 2019.

The DUMBO Heights Portfolio consists of a four-property creative office campus with buildings located at 55 Prospect Street, 117 Adams Street, 77 Sands Street and 81 Prospect Street (each a “Property” and collectively the “DUMBO Heights Portfolio Properties”), all of which are newly renovated Class A office buildings with ground floor retail in the DUMBO neighborhood of Brooklyn, New York. The DUMBO Heights Portfolio Properties encompass a total of 753,074 sq. ft. across four, 9 to 12-story buildings, each with contiguous open floor plates ranging from 10,500 to 26,500 sq. ft. The DUMBO Heights Portfolio is comprised of 703,440 sq. ft. of office space, as well as 49,634 sq. ft. of ground level retail space which is utilized by restaurant tenants such as Bluestone Lane Coffee, Mulberry & Vine and fitness tenants such as F45 Training and Shadowbox. The DUMBO Heights Portfolio Properties’ have loft-style ceilings (ranging from 10 to 14-feet for office space and 18 to 20-feet for retail space), open floor plates and interconnectivity between properties via sky bridges. The borrower sponsors have leased the DUMBO Heights Portfolio Properties’ office space, post-renovation, to several technology, advertising, media, information and co-working tenants such as Etsy, WeWork, 2U, Frog Design, Prolific Interactive, Wipro LLC and B-Reel. The DUMBO Heights Portfolio Properties offer several amenities, including but not limited to, bicycle storage rooms, rooftop decks with free Wi-Fi and outdoor plaza and dining areas. The DUMBO Heights Portfolio Properties also offer skyline views of New York City as well as direct views of the Manhattan and Brooklyn bridges. The DUMBO Heights Portfolio Properties are currently 94.2% occupied as of the August 2018 underwritten rent rolls (inclusive of 26,500 sq. ft. of must-take space for Etsy (with a final must-take date of January 1, 2019) and 26,500 sq. ft. of must-take space for 2U (with a final must-take date of December 15, 2020) at the 55 Prospect Street Property). At origination, gap rent of $363,136 was reserved for the Etsy must-take space until the must-take date occurs in January 2019 and, with respect to the 2U must-take space, the lender obtained a payment guaranty from the borrower sponsors which guarantees payment of gap rent (a total of $3,686,813) until the must-take date occurs in December 2020. Etsy and 2U both have no contraction or termination options under their respective leases.

The DUMBO Heights Portfolio borrower sponsors, in collaboration with their previous equity partner, acquired the complex that serves as collateral for the DUMBO Heights Portfolio Loan from the Jehovah’s Witnesses in 2013 and subsequently gut renovated and repositioned the industrial buildings to serve as LEED designed Class A creative office buildings with ground floor retail space. From the acquisition of the DUMBO Heights Portfolio Properties in 2013 through March 31, 2017, the borrower sponsors, along with previous equity partners, invested approximately $122.3 million to complete the renovation which consisted of approximately $86.9 million on base building improvements, $29.5 million on tenant improvement contributions and $5.9 million on landlord improvements. In addition, approximately $15.8 million was spent on leasing commissions over the same time period. Since March 31, 2017, the borrower sponsors spent approximately $23.8 million more on landlord improvements, tenant improvements and leasing commissions to stabilize the DUMBO Heights Portfolio Properties.

Major Tenants.

Etsy (225,135 sq. ft.; 29.9% of NRA; 31.8% of U/W Base Rent): Etsy, founded in June 2005 in Brooklyn, New York by Chad Dickerson, is a global e-commerce marketplace focused on handmade or vintage items and supplies, as well as unique factory-manufactured items. The website has created a community where crafters, artists and makers can buy and sell items and, as of year-end 2017, Etsy offered over 50.0 million items for sale, had approximately 2.0 million active sellers, and approximately 35.8 million active buyers. Etsy utilizes its space at the 55 Prospect Street and 117 Adams Street Properties as its global headquarters and had annual gross merchandise sales for 2017 of approximately $3.25 billion. Etsy filed for its initial public offering in April of 2015 and as of October 19, 2018, had a market capitalization of approximately $5.0 billion. Etsy leases 172,135 sq. ft. in the 117 Adams Street Property (94.1% of property NRA) as well

A-3-9

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

as 53,000 sq. ft. in the 55 Prospect Street Property through July 2026 (which is inclusive of 26,500 sq. ft. with a final must-take date of January 1, 2019).

WeWork (159,932 sq. ft.; 21.2% of NRA; 22.4% of U/W Base Rent): WeWork, a provider of shared workspace for entrepreneurs, freelancers, startups and small businesses, occupies 84,704 sq. ft. of space available at the 81 Prospect Street Property through July 2031, as well as 75,228 sq. ft. of space at the 77 Sands Street Property through November 2031. WeWork was founded in 2010 and is headquartered in New York City. As of March 1, 2018, WeWork had approximately 220,000 members with access to approximately 251,000 desks across 234 locations.

2U (79,500 sq. ft.; 10.6% of NRA; 12.9% of U/W Base Rent): 2U is an education technology company that partners with colleges and universities worldwide to bring their degree programs and credit-bearing courses online. The company’s clients include Georgetown University, Baylor University, American University, University of North Carolina and Vanderbilt, among others. 2U, with a market capitalization of approximately $4.03 billion as of October 9, 2018, reported 2017 revenues of $286.8 million, which represents an increase of approximately 39.3% from 2016 annual revenues of $205.9 million.

Tax Abatement. Each of the DUMBO Heights Portfolio Properties are subject to tax abatements through the Industrial and Commercial Abatement Program (“ICAP”) of New York City. The 55 Prospect Street and 81 Prospect Street Properties (approximately 45.8% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 25-year ICAP tax abatements while the 117 Adams Street and 77 Sands Street Properties (approximately 54.2% of the DUMBO Heights Portfolio Loan based on allocated loan amounts) are subject to 15-year ICAP tax abatements. All of the DUMBO Heights Portfolio Properties are in the first year of their respective tax abatements and the abatements will not begin to phase out until after the DUMBO Heights Portfolio Loan maturity date in September 2023. The appraisal concluded to an unabated tax estimate for the Dumbo Heights Portfolio Properties of $4,518,135 ($6.00 per sq. ft.) compared to the U/W tax amount of $2,586,376, which represents $1,931,759 of tax savings for the 2018/2019 tax year. Real estate taxes were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ respective ICAP abatement.

Environmental Matters. The Phase I environmental report dated March 26, 2018 recommended no further action at the DUMBO Heights Portfolio Properties.

The Market. The DUMBO Heights Portfolio Properties are located in the DUMBO neighborhood of Brooklyn, New York which is generally bound by the Brooklyn Bridge to the west, York Street to the south, the East River to the north and Bridge Street to the east. The DUMBO Heights Portfolio Properties, located just one block from Flatbush Avenue in Brooklyn, are accessible via subway, bus, train, ferry and also by car. Both the Manhattan and Brooklyn bridges, as well as the Brooklyn-Queens Expressway have ramps within three blocks, which offer direct vehicle access to the DUMBO neighborhood of Brooklyn. The DUMBO Heights Portfolio Properties are also located within a range of one to four blocks of the F (via the York Street Station), A and C (via the High Street – Brooklyn Bridge station), 2 and 3 (via the Clark Street station) subway lines and approximately 0.5 miles from Brooklyn’s Pier 1 which provides access to the East River, South Brooklyn and Wall Street/Pier 11 ferry lines.

According to the appraisal, as of year-end 2017, the Brooklyn office market consisted of approximately 28.1 million sq. ft. of office space with a direct vacancy rate of 9.9% and an average asking rent of $52.60 and $44.77 PSF for Class A and Class B office space, respectively. As of the same period, the DUMBO office submarket consisted of approximately 3.3 million sq. ft. of office space with a direct vacancy rate of 16.6% and an average asking rent of $76.85 and $56.15 PSF for Class A and Class B office space, respectively. According to a third party report, as of year-end 2017, the population within a one-, three- and five-mile radius was 106,570, 1,079,965 and 2,690,007, respectively. Additionally, for the same period, the median household income within a one-, three- and five-mile radius was $128,903, $137,580 and $123,431, respectively. The table below shows the in place U/W gross rent compared to the appraisal’s concluded market gross rent on the occupied space at the DUMBO Heights Portfolio Properties.

Type of Space	Occupied NRA(1)	U/W Gross Rent PSF(1)	Concluded Market Rent PSF(2)
Retail	36,713	$41.38	$53.15
Office	672,521	$56.01	$59.36
Total / Wtd. Avg.	709,234	$55.25	$59.04
(1)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties.

(2)	Source: Appraisal.

According to the appraisal, Brooklyn is projected to have one of the fastest employment growth rates of any New York City borough over the next five years. The appraisal highlighted several demand drivers for continued growth in the Brooklyn office market, including but not limited to, the rising cost of office space in Manhattan, large scale redevelopment projects such as the Domino Sugar Factory, the Watchtower properties and Brooklyn Navy Yard will continue to reshape the office market, and the fact that the DUMBO Heights Portfolio Properties are situated within an area known as Brooklyn’s “Tech Triangle”. The “Tech Triangle” is an area identified by a local initiative that is currently being promoted to encourage Brooklyn’s evolution into a hub for technology companies. The plan, which is led by the Downtown Brooklyn Partnership, aims to cultivate a connection between downtown Brooklyn and the growing technology company presence in the DUMBO neighborhood and Brooklyn Navy Yard.

A-3-10

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

In determining market rent for the DUMBO Heights Portfolio Properties, the appraiser identified the five comparable office properties located in the DUMBO neighborhood of Brooklyn listed in the table below.

Office Comparables(1)
Property Name	Office Area (NRA)	Class	Year Built/Renovated	Number of Stories	Occupancy	Direct Asking Rent Low to High (PSF)
DUMBO Heights Portfolio	753,074(2)	A	Various(3)/2017	9 - 12	94.2%(2)	$55.00 - $65.00(4)
Empire Stores – 55 Washington Street	443,011	A	1962/2017	6	98.4%	$75.00 - $85.00
58-78 Jay Street	320,000	B	1914	10	94.0%	$45.00 - $52.00
45 Main Street	475,000	A	1912/2000	12	94.0%	$45.00 - $55.00
25 Washington Street	50,457	B	1902/1999	7	100.0%	NAV
20 Jay Street	443,011	A	1962/2017	6	98.4%	$75.00 - $85.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent rolls dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties.

(3)	The 55 Prospect Street Property was built in 1967, the 117 Adams Street Property was built in 1926, the 77 Sands Street Property was built in 1962 and the 81 Prospect Street Property was built in 1909.

(4)	Represents the range of concluded market office rent from the appraisal for the DUMBO Heights Portfolio Properties.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2016	T-12 6/30/2018	U/W	U/W (PSF)
Base Rent(2)	$23,433,002	$36,236,789	$38,854,476	$51.59
Reimbursements	0	167,539	330,922	$0.47
Rent Concessions(3)	(20,003,491)	(8,768,983)	0	$0.00
Gross Up Vacancy	0	0	2,520,993	$3.35
Gross Potential Rent	$3,429,511	$27,635,345	$41,706,391	$55.41
Other Income	662,386	998,674	990,784	$1.40
Less: Vacancy(4)	(71,390)	0	(2,520,993)	($3.35)
Effective Gross Income	$4,020,507	$28,634,019	$40,176,182	$53.35
Total Variable Expenses	5,844,716	6,923,096	7,525,112	$9.99
Total Fixed Expenses(5)	2,641,703	4,087,637	2,776,704	$3.69
Net Operating Income(6)	($4,465,912)	$17,623,285	$29,874,366	$39.67
Capital Expenditures	0	0	150,615	$0.20
TI/LC	0	0	1,000,000	$1.33
Net Cash Flow	($4,465,912)	$17,623,285	$28,723,752	$38.14
(1)	Historical cash flow information for 2017 was unavailable because the borrower sponsors obtained a loan in the second quarter of 2017 to recapitalize and buy out Invesco’s interest in the DUMBO Heights Portfolio Properties. 2015 financial information was not available due to the extensive renovation that began in 2014 at the DUMBO Heights Portfolio Properties.

(2)	U/W Base Rent is based on the underwritten rent roll dated August 9, 2018 for the 55 Prospect Street Property and August 1, 2018 for the 117 Adams Street, 77 Sands Street and 81 Prospect Street Properties and includes $382,025 of contractual rent steps through September 2019.

(3)	U/W Rent Concessions were not underwritten because all gap rent, free rent and landlord obligations were reserved for by the lender at origination.

(4)	U/W Vacancy represents the economic vacancy of 6.1%.

(5)	U/W real estate taxes of $2,586,376 were underwritten using the 2018/2019 tentative assessed value and the 2017/2018 tax rate plus the relevant business improvement district tax for each of the DUMBO Heights Portfolio Properties less each respective properties’ ICAP abatement. The appraisal concluded to unabated real estate taxes for the 2018/2019 tax year of $4,518,135.

(6)	The difference between T-12 6/30/2018 NOI and Underwritten NOI is primarily attributable to new leasing and the burn off of rent concessions associated with leasing up the DUMBO Heights Portfolio Properties post-renovation. All outstanding free rent, gap rent, and unfunded landlord obligations were reserved by the lender at origination.

Property Management.   The DUMBO Heights Portfolio Properties are managed by Watchtower Property Manager LLC, an affiliate of Seryl Kushner, one of the borrower sponsors.

Lockbox / Cash Management.     The DUMBO Heights Portfolio Whole Loan documents require a hard lockbox with in place cash management. The borrowers are required to deliver tenant direction letters to each existing tenant at the DUMBO Heights Portfolio Properties directing each of them to remit their rent checks directly to the clearing account. The borrowers are also required to deliver a tenant direction letter to each and every future commercial tenant. The borrowers are required to (or is required to cause the property manager to) deposit all revenue derived from the DUMBO Heights Portfolio Properties into the clearing account within two business days of receipt. All funds deposited into the clearing account are required to be swept by the clearing bank on each business day into the deposit account and will, so long as no event of default exists under the DUMBO Heights Portfolio Whole Loan, be disbursed on each payment date to fund, among other things, reserves, debt service and, if (i) a mortgage or mezzanine loan event of default has occurred and is continuing, (ii) the debt service coverage ratio is (x) with respect to the period commencing on the origination date of the DUMBO Heights Portfolio Loan and ending on September 5, 2020, less than 1.05x (calculated based on the DUMBO Heights Portfolio Total Loan amount) and (y) with respect to the period commencing on September 6, 2020 and thereafter, less than 1.10x (calculated based on the

A-3-11

Various Brooklyn, NY 11201	Collateral Asset Summary – Loan No. 1 DUMBO Heights Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$80,000,000 28.1% 3.89x 16.6%

DUMBO Heights Portfolio Total Loan amount) or (iii) a Specified Tenant Trigger Period (as defined below) (each of clauses (i), (ii) and (iii), a “Trigger Period”) to fund approved operating expenses. Any funds remaining in the deposit account after the foregoing disbursements will, if no Trigger Period exists and no event of default under the DUMBO Heights Portfolio Whole Loan documents exists, be paid to the borrower, and if a Trigger Period exists, be held as additional collateral for the DUMBO Heights Portfolio Whole Loan. A Trigger Period will end so long as no event of default under the DUMBO Heights Portfolio Loan and DUMBO Heights Portfolio Mezzanine Loan documents exists, the debt service coverage ratio is equal to or greater than the applicable debt service coverage ratio hurdle for one calendar quarter and a Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means a period commencing upon the first to occur of (i) a tenant accounting for 20.0% or more of the total rentable area (or any parent or affiliate of such tenant that guarantees the related lease) or a tenant accounting for 20.0% or more of the total rental income for the DUMBO Heights Portfolio Properties (a “Specified Tenant”) being in material monetary default or non-monetary default beyond applicable notice and cure periods, (ii) failing to be in actual, physical possession of its space or failing to be open for business, in each case, unless such tenant a long-term unsecured debt rating of at least “BBB-” from S&P and at least an equivalent rating from each rating agency that rates such tenant, (iii) if a Specified Tenant gives notice of its intent to terminate its lease for all or a portion of its space, the date that is twelve months prior to the effective date of such termination, (iv) any termination or cancellation of any Specified Tenant lease or any portion thereof and/or any Specified Tenant lease (or any portion thereof) failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) any Specified Tenant failing to extend or renew all or any portion of its lease by the related deadline.

Initial and Ongoing Reserves.    On the origination date of the DUMBO Heights Portfolio Whole Loan, the borrower funded a reserve of (i) $829,359 for real estate taxes, (ii) $35,650 for immediate repairs, (iii) $10,760,171 for unfunded obligations, (iv) $5,904,411 for free rent (which is inclusive of $363,136 of gap rent related to the Etsy must-take space) and (v) $350,860 for gap rent related to the Shadowbox tenant (ground floor retail space utilized as a boxing gym) at the 55 Prospect Street Property.

Tax Reserves. On each payment date, the borrowers are required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $207,340).

Insurance Reserves. At the lender’s option, insurance escrows are waived so long as the DUMBO Heights Portfolio Properties are covered by an acceptable blanket policy (which is currently maintained). If such conditions are no longer satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage.

Replacement Reserves. On each payment date, the borrowers are required to deposit $9,413 into a replacement reserve for capital expenditures.

TI/LC Reserve. On each payment date, the borrowers are required to deposit $83,333 for tenant improvements and leasing commissions.

Current Mezzanine or Subordinate Indebtedness.  The DUMBO Heights Portfolio Subordinate B Notes, with an aggregate outstanding principal balance as of the Cut-off Date of $145.0 million, accrue interest at a fixed interest rate of 5.40000% per annum. The DUMBO Heights Portfolio Mezzanine A Loan, with an outstanding principal balance as of the Cut-off Date of $80.0 million, accrues interest at a fixed interest rate of 5.70000% per annum. The DUMBO Heights Portfolio Mezzanine B Loan, with an outstanding principal balance as of the Cut-off Date of $75.0 million, accrues interest at a fixed interest rate of 7.10000% per annum. The DUMBO Heights Portfolio Subordinate B Notes, the DUMBO Heights Portfolio Mezzanine A Loan and DUMBO Heights Portfolio Mezzanine B Loans each have a 60-month term and are interest only for the full term.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. At any time after the earlier to occur of (x) the third anniversary of the origination of the DUMBO Heights Portfolio Loan and (y) the second anniversary of the “startup day” of the REMIC Trust established in connection with the last securitization involving any portion or interest in the DUMBO Heights Portfolio Whole Loan, and provided that each of the DUMBO Heights Portfolio Mezzanine A Loan and the DUMBO Heights Portfolio Mezzanine B Loan are defeased, prepaid or repaid in accordance with the requirements of the related mezzanine loan agreements, the DUMBO Heights Portfolio borrowers are permitted to obtain the release of the (a) the 81 Prospect Street Property, (b) the 117 Adams Street Property or (c) both the 81 Prospect Street and 117 Adams Street Properties (the “DUMBO Heights Potential Release Properties”), provided that, among other things, (i) the DUMBO Heights Portfolio borrowers defease an amount equal to the greater of (x) 130.0% of the allocated loan amount for the DUMBO Heights Portfolio Potential Release Property being released and (y) 90.0% of the net sales proceeds applicable to the DUMBO Heights Portfolio Potential Release Property being released; (ii) after giving effect to the sale and the defeasance, (z) the debt yield on the remaining DUMBO Heights Portfolio Properties, with respect to a partial release of the 81 Prospect Street Property, is equal to or greater than 7.0%, with respect to a partial release of the 117 Adams Street Property, is equal to or greater than 7.25%, or with respect to a partial release of the 81 Prospect Street Property and the 117 Adams Street Property, is equal to or greater than 7.25%; (iii) such release is in compliance with REMIC-related requirements; (iv) no event of default has occurred and is continuing; and (v) the DUMBO Heights Portfolio borrowers deliver to the lender a rating agency confirmation. In connection with any partial defeasance, the release price will be allocated between the DUMBO Heights Portfolio Senior A Notes and the Dumbo Heights Portfolio Subordinate B Notes, on a pari passu and pro rata basis, based on outstanding principal balances (and then between the notes comprising the Dumbo Heights Portfolio Senior A Notes and between the notes comprising the Dumbo Heights Portfolio Subordinate B Notes, respectively, in each case on a pro rata, pari passu basis.

A-3-12

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A-3-13

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

A-3-14

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

A-3-15

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

Mortgage Loan Information
Loan Seller(1):	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Joseph K. Paul
Borrower:	MT3 EFG Real Estate LLC
Original Balance(2):	$50,400,000
Cut-off Date Balance(2):	$50,400,000
% by Initial UPB:	4.3%
Interest Rate:	4.13098592%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(2)(3):	$233,600,000 Pari Passu Debt; $216,000,000 Mezzanine Debt
Call Protection(4):	L(24), YM1(1), DorYM1(88), O(7)
Lockbox / Cash Management(5):	Hard / In Place

Reserves(5)
	Initial	Monthly	Cap
Taxes:	$1,772,695	$253,242	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$11,277	NAP
TI/LC:	$23,914,655	$0	NAP
Free Rent:	$15,021,721	NAP	NAP
Lease Sweep:	$0	Springing	(5)
Debt Service:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Sunnyvale, CA
Year Built / Renovated:	2009 / 2011-2012
Total Sq. Ft.:	676,598
Property Management:	Paul Holdings, Inc. d/b/a Jay Paul Company
Underwritten NOI(6):	$35,856,109
Underwritten NCF:	$35,309,093
Appraised Value(7):	$705,800,000
Appraisal Date:	November 15, 2019

Historical NOI(6)
Most Recent NOI:	$25,168,813 (T-12 May 31, 2018)
2017 NOI:	$24,953,252 (December 31, 2017)
2016 NOI:	$24,977,236 (December 31, 2016)
2015 NOI:	$24,367,752 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (November 6, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV(7) Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,400,000
Pari Passu Notes	$233,600,000
Total Senior Notes	$284,000,000	$420 / $420	40.2% / 40.2%	3.01x / 2.97x	12.6% / 12.4%	12.6% / 12.4%
Mezzanine Loans	$216,000,000
Total Debt	$500,000,000	$739 / $739	70.8% / 70.8%	1.43x / 1.41x	7.2% / 7.1%	7.2% / 7.1%

(1)	The Moffett Towers – Buildings E,F,G Loan was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), Goldman Sachs Mortgage Company (“GSMC”) and Wells Fargo Bank, National Association (“WFBNA”).

(2)	The Original Balance and Cut-off Date Balance represent the non-controlling Note A-1-2, Note A-1-3 and Note A-4 of the $284.0 million Moffett Towers – Buildings E,F,G Whole Loan (as defined below). For additional information on the pari passu companion loans, see “The Loan” herein.

(3)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(4)	The lockout period will be at least 24 payments beginning with and including the first payment date of November 6, 2018. The borrower is also permitted to prepay the Moffett Towers – Building E,F,G Whole Loan on or after the payment date in November 2020 with a payment of a yield maintenance premium. Defeasance of the full $284.0 million Moffett Towers – Building E,F,G Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) September 7, 2021. See “Partial Release” herein.

(5)	See “Initial and Ongoing Reserves” and “Lockbox/Cash Management” herein.

(6)	Underwritten NOI is higher than Most Recent NOI primarily due to new leases with the sole tenant, Amazon, to occupy certain space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area. See “Cash Flow Analysis” herein.

(7)	The Appraised Value reflects a “prospective market value upon stabilization” which assumes rent concessions and outstanding tenant improvement and leasing commissions (“TI/LC”) are deposited into the TI/LC and Free Rent Reserve accounts. At origination, the borrower deposited $23,914,655 into the TI/LC Reserve account and $15,021,721 into the Free Rent Reserve account. The Cut-off Date LTV and Balloon LTV are calculated based upon the Appraised Value of $705,800,000. The “As-is” appraised value is $646,700,000 as of July 30, 2018 equating to a Cut-off Date LTV and Balloon LTV of 43.9% and 43.9%, respectively, for the Moffett Towers – Buildings E,F,G Whole Loan balance of $284.0 million, and a Cut-off Date LTV and Balloon LTV of 77.3% and 77.3%, respectively, for the total debt balance of $500.0 million. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV and Balloon LTV of 56.3% and 56.3%, respectively, for the Moffett Towers – Buildings E,F,G Whole Loan and a Cut-off Date LTV and Balloon LTV of 99.2% and 99.2%, respectively, for the total debt.

A-3-16

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

The Loan.    The Moffett Towers – Buildings E,F,G loan (the “Moffett Towers – Buildings E,F,G Loan”) is secured by the borrowers’ fee simple interest in a Class A office building leased to a wholly-owned subsidiary of Amazon.com, Inc. (“Amazon”) located in Sunnyvale, California (the “Moffett Towers – Buildings E,F,G Property”). The Moffett Towers – Buildings E,F,G Loan is evidenced by the non-controlling Note A-1-2, Note A-1-3 and Note A-4, with an aggregate Original Balance and Cut-off Date Balance of $50.4 million. The Moffett Towers – Buildings E,F,G Loan is part of a whole loan (the “Moffett Towers – Buildings E,F,G Whole Loan”) with an Original Principal and Cut-off Date Balance of $284.0 million, which is evidenced by 11 pari passu notes, each as described below. Only the Moffett Towers – Buildings E,F,G Loan will be contributed to the Benchmark 2018-B7 Trust. The A-1-1 and A-5 Notes were contributed to the DBGS 2018-C1 transaction. The remaining notes are currently held by the parties described in the “Total Debt Summary” chart below and have been or are expected to be contributed to one or more securitization trusts.

The relationship between the holders of the Moffett Towers – Buildings E,F,G Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-2, A-1-3, A-4	$50,400,000	$50,400,000	Benchmark 2018-B7	No
A-1-1, A-5	$80,000,000	$80,000,000	DBGS 2018-C1	Yes
A-1-4, A-2-1, A-2-2, A-3	$96,800,000	$96,800,000	DBNY	No
A-6, A-7	$56,800,000	$56,800,000	Wells Fargo Bank, N.A.	No
Whole Loan	$284,000,000	$284,000,000
Mezzanine Loans	$216,000,000	$216,000,000	(1)	No
Total	$500,000,000	$500,000,000
(1)	The Mezzanine Loans are expected to be sold to third parties.

The Moffett Towers – Buildings E,F,G Whole Loan was co-originated on September 7, 2018 by DBNY, WFBNA and GSMC. The Moffett Towers – Buildings E,F,G Whole Loan has an aggregate Original Principal Balance and Cut-off Date Balance of $284.0 million and accrues interest at an interest rate of 4.13098592% per annum. The Moffett Towers – Buildings E,F,G Whole Loan proceeds of $284.0 million, in addition to two mezzanine loans with an aggregate Original Principal Balance of $216.0 million, were used to (i) refinance the existing debt in an amount of approximately $321.1 million, (ii) fund upfront reserves of approximately $40.7 million, (iii) pay closing costs of approximately $7.2 million and (iv) return equity of approximately $131.0 million.

Based on the “prospective market value upon stabilization” appraised value of $705.8 million as of November 15, 2019, which assumes all outstanding rent concessions, tenant improvement and leasing commissions (“TI/LC”) obligations have been deposited into a reserve account, the Cut-off Date LTV for the Moffett Towers – Buildings E,F,G Whole Loan is 40.2%. Based on the “As-Is” appraised value of $646.7 million as of July 30, 2018, the Cut-off Date LTV and the and Balloon LTV of the Moffett Towers – Buildings E,F,G Whole Loan is 43.9%. In addition, the appraiser concluded a “hypothetical go dark” appraised value of $504,200,000 as of July 30, 2018, equating to a Cut-off Date LTV and Balloon LTV equal to 56.3% for the Moffett Towers – Buildings E,F,G Whole Loan and 99.2% for the Moffett Towers – Buildings E,F,G total debt.

The most recent prior financing of the Moffett Towers – Buildings E,F,G Property was previously securitized in COMM 2015-CCRE7 and COMM 2015-CCRE8.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$284,000,000	56.8%	Loan Payoff	$321,129,945	64.2%
Mezzanine Loans	216,000,000	43.2	Reserves	40,709,071	8.1
			Closing Costs	7,185,260	1.4
			Return of Equity	130,975,724	26.2
Total Sources	$500,000,000	100.0%	Total Uses	$500,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, MT3 EFG Real Estate LLC, is a single purpose Delaware limited liability company and structured to be a bankruptcy-remote entity with two independent directors in its organization structure. The borrower sponsor is Joseph K. Paul, founder of The Jay Paul Company, a privately held real estate firm based in San Francisco, California. Founded in 1975, The Jay Paul Company concentrates on the acquisition, development, and management of commercial properties throughout California. The Jay Paul Company has developed over 11.0 million sq. ft. of institutional quality space. The Jay Paul Company’s portfolio includes other properties in Moffett Park, including Moffett Gateway, Moffett Towers and Moffett Towers II, and Moffett Place. Paul Guarantor LLC, a Delaware limited liability company, is the guarantor of certain non-recourse carveouts under the Moffett Towers II – Buildings E,F,G Whole Loan. Paul Guarantor LLC is wholly owned by the Jay Paul Revocable Living Trust, of which Joseph K. (Jay) Paul is trustee and grantor.

A-3-17

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

The Property.

Tenant Summary(1)
Tenant / Building	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration

Amazon / Building E	A+/Baa1/AA-	224,492	33.2%	$41.73	28.5%	2/28/2024
Amazon / Building F(4)(5)(6)	A+/Baa1/AA-	224,492	33.2%	$53.77	36.7%	6/30/2030
Amazon / Building G(6)(7)	A+/Baa1/AA-	227,614	33.6%	$50.19	34.8%	6/30/2030
Total / Wtd. Avg. Occupied		676,598	100.0%	$48.57	100.0%
Vacant		0	0%
Total		676,598	100.0%

(1)	Based on the underwritten rent roll dated as of November 6, 2018.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Excludes $4,389,651 ($6.49 PSF) of straight-lined rent that was underwritten. See “Cash Flow Analysis” below.
(4)	Hewlett-Packard (“HP”) occupies Building F until March 31, 2019. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve. Amazon is in a free rent period from May 2019 until October 2019 for Building F.
(5)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition, the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.
(6)	The free rent period for Building F (224,492 sq. ft.) extends through October 2019 and through April 2019 for suite G100 (25,778 sq. ft.). The free rent period for Building G extends through September 2023.
(7)	HP occupies the Building G lab (7,874 sq. ft.) until March 31, 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease for this space is held in a lender controlled reserve.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	1	224,492	33.2%	224,492	33.2%	$41.73	28.5%	28.5%
2025	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2026	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2027	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
2028	0	0	0.0%	224,492	33.2%	$0.00	0.0%	28.5%
Thereafter	5	452,106	66.8%	676,598	100.0%	$51.96	71.5%	100.0%
Vacant	NAP	NAP	NAP			NAP	NAP
Total / Wtd. Avg.	6	676,598	100.0%			$48.57	100.0%
(1)	Based on the underwritten rent roll dated November 6, 2018.

(2)	If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights.

The Moffett Towers – Buildings E,F,G Property is comprised of three, eight-story, Class A office buildings totaling 676,598 sq. ft. in Sunnyvale, California. As of November 6, 2018, the Moffett Towers – Buildings E,F,G Property was 100.0% leased to a wholly-owned subsidiary of Amazon on a triple-net basis through June 2030 with respect to the 452,106 sq. ft., Buildings F and G, and February 2024 with respect to the 224,492 sq. ft., Building E, with two, seven-year extension options. Amazon serves as guarantor of the lease and, as of the origination date, has taken possession of the Moffett Towers – Buildings E,F,G Property other than the space HP currently occupies and commenced the build out of its space. Outstanding rent concessions and tenant improvement allowances related to the Amazon lease were deposited into escrows by the borrower on the origination date. See “Initial and Ongoing Reserves” herein.

A-3-18

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

The Moffett Towers – Buildings E,F,G Property was built in 2009 and in 2011, HP executed leases to occupy 100.0% of Building F (224,492 sq. ft.) and six floors of Building G (169,284 sq. ft.) through March 31, 2023. In March 2013, Amazon executed a lease to occupy building E (224,492 sq. ft.) through February 2024. In January 2014, Amazon signed a lease for the remaining two floors (58,330 sq. ft.) of Building G through March 31, 2023. In May 2018, the borrower sponsor restructured the Amazon and HP leases so that Amazon could take over all of HP’s space, allowing the Property to be 100% occupied by Amazon going forward. As part of the restructuring, Amazon extended their lease on Building G through June 30, 2030. HP is required to fully vacate Building F (1140 Enterprise) no later than March 31, 2019. HP moved out of Building G (1160 Enterprise) in several stages to allow Amazon’s A2Z Development Center to take occupancy. HP vacated floors 1, 5, 6, 7 and 8 and the entire 2nd floor of Building G, except for the approximately 7,874 sq. ft. consisting of a laboratory (totaling 135,632 sq. ft.). HP is required to vacate the 2nd floor lab space (7,874 sq. ft.) of Building G no later than March 21, 2023.

HP occupies Building F until March 31, 2019. If the borrower fails to deliver Building F to Amazon in the required delivery condition on or before October 15, 2019 (as such date may be extended on a day-for day basis for tenant delays or up to four months and 15 days in the aggregate for force majeure delays), Amazon may terminate the lease for Building F, upon at least 30 days’ notice, only if the borrower does not deliver Building F to Amazon in the required delivery condition within such 30 days and then within 15 days of Amazon’s second written notice to terminate after the initial 30 days expires. In order to deliver Building F to Amazon in the required delivery condition the borrower’s sole obligations are to ensure that Building F is free of tenants or occupants and any rights or claims of third parties under rights of first refusal, rights of first offer, or similar rights. HP occupies the Building G lab (7,874 sq. ft.) until March 31, 2023. The free rent period for Building F (224,492 sq. ft.) extends through October 2019 and through April 2019 for suite G100 (25,778 sq. ft.). The free rent period for Building G extends through September 2023. All of the TI/LC, free rent, and gap rent required under the executed Amazon lease is held in a lender controlled reserve. Amazon is in occupancy of Building E, and has commenced its build out of Building G.

The Moffett Towers – Buildings E,F,G Property is a portion of a development known as Moffett Towers. Moffett Towers comprises Buildings A through G, consisting of seven, eight-story, CBD, class “A” office buildings collectively containing 1,985,577 sq. ft. of net rentable area. The Moffett Towers – Buildings E,F,G Property collectively contains three, eight-story, CBD, class “A” office buildings totaling 676,598 sq. ft. of net rentable area, has rights to the use of a four-level parking structure and a five-level parking structure (as described below) and is the majority portion of Moffett Towers Phase 2. The entire Moffett Towers Phase 2 development includes an additional, eight-story building containing 357,481 sq. ft. of net rentable area that was completed in 2014. This building is known as Building D (1100 Enterprise Way) and is not part of the collateral. Also part of Moffett Towers is a one-story amenities building improved as café and fitness center containing 48,207 sq. ft., which is shared between all seven buildings.

The Moffett Towers – Buildings E,F,G Property features access to the fitness/amenities building and the two parking structures (the “Common Area Spaces”). To govern access to the Common Area Spaces, the borrower is subject to two separate declaration of covenants, conditions, restrictions, easements and charges agreements one governing the fitness/amenities building and the parcel on which it sits (the “Moffett Towers Amenities CCR”), made by and among Moffett Towers Lot 3 LLC, an affiliate of the borrower sponsor and the owner of the non-collateral buildings at the four-building Moffett Towers E,F,G office campus (the “Moffett Towers E,F,G Campus”), MT SPE, LLC, an affiliate of the borrower sponsor and the owner of three non-collateral buildings at a nearby office campus that also has access to the fitness/amenities building, the borrower and Moffett Towers Building H & Amenities Parcel Association LLC (the “Amenities Association”) and one governing the parking and the parcel on which the Moffett Towers E,F,G Campus sits (the “Moffett Towers Lot 3 CCR”), made by and between Moffett Towers Lot 3 LLC and MT Lot 3 Common Areas Association LLC (the “Lot 3 Association”). The Moffett Towers Amenities CCR grants the borrower non-exclusive easement rights to the fitness/amenities building and the parcel on which the building sits. Ownership of the fitness/amenities building is held by the Amenities Association, whose membership is comprised of the borrower, Moffett Towers Lot 3 LLC and MT SPE, LLC. The Moffett Towers Lot 3 CCR grants the borrower non-exclusive easement rights to the parking structures and the parcel on which the Moffett Towers E,F,G Campus sits. Ownership of the parking structures and the parcel on which the Moffett Towers E,F,G Campus sits is held by the Lot 3 Association, whose membership is comprised of the borrower and Moffett Towers Lot 3 LLC. The Amenities Association and the Lot 3 Association are obligated to maintain insurance coverage over their respective Common Area Spaces and are also responsible for maintenance of their respective Common Area Spaces, subject to the terms of the Amazon leases. The Moffett Towers Amenities CCR delineates shares of the voting interest in the Amenities Association, with each building that is part of the Amenities Association entitled to a proportionate share of the voting interest. There are seven buildings, with borrower having three votes, and six of the seven votes are needed to make substantial changes to, expand, change the façade of or replace/reconstruct the fitness/amenities building. The Moffett Towers Lot 3 CCR delineates shares of the voting interest in the Lot 3 Association, with each building that is part of the Lot 3 Association entitled to a proportionate share of the voting interest. There are four buildings, with borrower having 3 votes.

Sole Tenant. Amazon (NASDAQ: AMZN) is an American e-commerce company headquartered in Seattle, Washington. Founded in 1994, Amazon is now one of the largest online retailers in the world selling a wide range of products, services and entertainment to consumers. Amazon has reported that net sales have increased by 43% to $51.0 billion in the first quarter of 2018 compared to $35.7 billion in the first quarter 2017. Amazon employed 563,100 full time employees as of the first quarter of 2018, up 60% from the first quarter of 2017.

The Moffett Towers – Buildings E,F,G Property is expected to house Amazon’s A2Z Development Center, Inc., a subsidiary that provides business and idea development support solutions. A2Z Development Center, Inc. houses Amazon’s Lab126 outlet. Lab126 began in 2004, originally creating the Kindle family of products and has since produced numerous devices such as Amazon’s Fire tablets, Fire TV and Amazon Echo.

A-3-19

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

Environmental Matters. The Phase I environmental report dated August 8, 2018 identified a recognized environmental condition relating to the Moffett Towers - Buildings E,F,G Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which site has active regulatory status and ongoing remediation. The Phase I Environmental Report recommended no further investigation of the Moffett Towers - Buildings E,F,G Property.

The Market. The Moffett Towers – Buildings E,F,G Property is located in Moffett Park, in the northern portion of the Sunnyvale submarket within Silicon Valley. Moffett Park is a 519-acre area comprised of recently developed office spaces and research and development buildings. Notable high technology firms currently in Moffett Park include Google Inc., Hewlett-Packard, Juniper Networks, Lab126 (an Amazon subsidiary), Lockheed-Martin, Microsoft, Motorola, NetApp and Rambus. The Moffett Towers – Buildings E,F,G Property is just north of State Highway 237, which forms the southern border of the Moffett Park area and provides access from Interstate 680 and Interstate 280 to the northeast and U.S. Highway 101 in Sunnyvale to the southwest. U.S. Highway 101 runs northward through San Francisco and southward through San Jose, terminating in the city of Los Angeles. The Santa Clara County Transit System provides bus service county-wide with stops near the Moffett Towers - Buildings E,F,G Property. In addition, a Santa Clara Light Rail System station is located directly across the street from the Moffett Towers - Buildings E,F,G Property and services the surrounding residential communities.

According to the appraisal, overall vacancy in the Silicon Valley market and the Sunnyvale submarket was 9.8% and 3.5%, respectively, as of the first quarter of 2018. According to the appraisal, as of the first quarter of 2018, new supply under construction in Silicon Valley stood at approximately 3.2 million sq. ft., which consisted of approximately 0.7 million sq. ft. of build-to-suit construction and 2.6 million sq. ft. of speculative space. As of first quarter of 2018, the total office annual average asking rent for the Sunnyvale submarket was $69.36 PSF, which is above the Silicon Valley total office annual average asking rent of $55.20 PSF. Within the Sunnyvale submarket, the annual average asking rent for Class A office properties is $81.36 PSF (fully-serviced).

Comparable Office Leases(1)
Property Name / Location	Year Built	Stories	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	Lease Type	Base Rent PSF
Moffett Towers - Buildings E,F,G Property Sunnyvale, CA	2009	8	Amazon(2)	676,598(2)	Various(2)(3)	11.7(2)	NNN	$48.57(2)
Moffett Towers II Phase 3 Sunnyvale, CA	2018	8	Facebook	1,051,989	Apr-18	15.0	NNN	$52.20
Moffett Towers II Phase 2 Sunnyvale, CA	2010	8	Amazon	362,563	Jun-18	10.0	NNN	$49.44
Bay Meadows Station 2 San Mateo, CA	2018	4	Guidewire	189,000	Jan-18	10.4	NNN	$60.60
Santa Clara Square Ph. II Bldg. 5 Santa Clara, CA	2016	6	Regus	220,156	Apr-18	12.0	NNN	$46.80
Menlo Gateway Menlo Park, CA	2018	8	Facebook	205,222	Aug-17	15.0	NNN	$72.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 6, 2018.

(3)	224,492 sq. ft. of Amazon’s space expires in February 2024, and 452,106 sq. ft. of Amazon’s space expires in June 2030.

A-3-20

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 5/31/2018(2)	U/W(2)	U/W PSF
Base Rent	$24,343,757	24,880,050	$24,897,611	$24,995,672	$32,862,043	$48.57
Credit Tenant Rent Step Credit(3)	0	0	0	0	4,389,651	$6.49
Gross Potential Rent	$24,343,757	24,880,050	$24,897,611	$24,995,672	$37,251,694	$55.06
Total Recoveries	7,282,052	7,258,304	7,681,625	7,822,621	8,747,514	$12.93
Amenity Building Rent	0	0	0	0	904,393	$1.34
Less: Vacancy(4)	0	0	0	0	(2,299,960)	($3.40)
Effective Gross Income	$31,625,808	$32,138,354	$32,579,236	$32,818,293	$44,603,641	$65.92
Total Operating Expenses	7,258,056	7,161,119	7,625,984	7,649,481	8,747,532	$12.93
Net Operating Income	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,856,109	$52.99
TI/LC(5)	0	0	0	0	411,696	$0.61
Capital Expenditures	0	0	0	0	135,320	$0.20
Net Cash Flow	$24,367,752	$24,977,236	$24,953,252	$25,168,813	$35,309,093	$52.19
(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	U/W Net Operating Income is higher than T-12 5/31/2018 Net Operating Income primarily driven by new leases commencing in 2018 and beyond with the sole tenant, Amazon, to occupy the space currently occupied by HP. The new leases make up 63.8% of annual rent and 58.2% of net rental area.

(3)	Represents straight-lined rent through the maturity date of the Moffett Towers – Buildings E,F,G Whole Loan.

(4)	The U/W Vacancy is 5.0%. The Moffett Towers - Buildings E,F,G Property is 100.0% leased as of November 6, 2018.

(5)	U/W TI/LC is inclusive of a credit of $1,184,047, equal to 1/20th of the Lease Sweep and Debt Service Reserve Cap (as defined below). This credit is netted out of the above TI/LC total.

Property Management.  The Moffett Towers – Buildings E,F,G Property is managed by Paul Holdings, Inc. d/b/a Jay Paul Company, the borrower sponsor.

Lockbox / Cash Management.  The Moffett Towers – Buildings E,F,G Whole Loan is structured with a hard lockbox and in-place cash management. The borrower was required at origination to deliver letters to all tenants at the Moffett Towers - Buildings E,F,G Property directing them to pay all rents directly into a lender-controlled lockbox account. All funds received by the borrower or the manager are required to be deposited in the lockbox account within one business day following receipt. Funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided no Trigger Period (as defined below) exists, the cash management account will permit automatic transfer of deposits into borrower’s operating account following payment of all monthly amounts due under the loan documents (including, without limitation, taxes and insurance, debt service and required reserves) and approved property operating expenses. Once a Trigger Period occurs, automatic transfers into the borrower’s operating account will cease and any excess funds are required to be held by the lender as additional collateral for the loan (provided that upon the occurrence of an event of default under the loan documents, such sums may be applied to amounts owed under the loan documents in such amounts, order and manner as the lender will elect in its sole discretion).

A “Trigger Period” will occur upon (a) an event of default under the Moffett Towers – Buildings E,F,G Whole Loan or the mezzanine loan, (b) the occurrence of a Low Debt Service Period (as defined herein) or (c) the commencement of a Lease Sweep Period.

A “Low Debt Service Period” will occur in the event that, as of the end of any calendar quarter (a) a Lease Sweep Tenant Party’s (as defined below) credit rating by Fitch, Moody’s or S&P is less than “BBB-”, “Baa3” or “BBB-”, respectively, and (b) the debt service coverage ratio is less than 2.90x or the combined debt service coverage ratio is less than 1.35x and (ii) will end on the earlier to occur of (x) the date a debt service coverage ratio of at least 2.90x and a combined debt service coverage ratio of at least 1.35x is achieved for at least two consecutive calculation dates, as determined by lender and (y) funds on deposit in the cash collateral account equal the low debt service reserve cap, which equals $33,829,900 ($50.00 PSF).

A “Lease Sweep Period” will commence upon the earliest to occur of (a) with respect to (x) the Amazon lease (Building E), Amazon fails to renew or extend such lease on or prior to August 6, 2023 or (y) with respect to the Amazon leases (Building F and G and Building E to the extent previously renewed) Amazon fails to renew or extend such lease on or prior to July 6, 2027; (b) the date on which, with respect to any Lease Sweep Lease (as defined below), (i) a Lease Sweep Tenant Party cancels or terminates its Lease Sweep Lease with respect to all or a Material Termination Portion (as defined below) of the Lease Sweep Space (as defined below) subject to such Lease Sweep Lease prior to the then current expiration date under such Lease Sweep Lease, or (ii) a Lease Sweep Tenant Party delivers to the Moffett Towers – Buildings E,F,G borrower notice that it is canceling or terminating its Lease Sweep Lease with respect to all or a Material Termination Portion of the Lease Sweep Space subject to such Lease Sweep Lease (the affected space being the “Terminated Space”); provided, however, that no Lease Sweep Period will commence pursuant to this clause (b) if, in connection with such termination or cancellation (or delivery of notice of termination or cancellation), the Moffett Towers – Buildings E,F,G borrower simultaneously enters into a replacement lease with an entity or a wholly-owned subsidiary of an entity rated “BBB-” or equivalent by at least two of Fitch, Moody’s and S&P (an “Investment Grade Entity”) covering the Terminated Space, provided that such replacement lease is a qualified lease and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied with respect to such replacement lease on or prior to the date of such termination or cancellation (or delivery of notice of termination or

A-3-21

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

cancellation); (c) the date on which, with respect to any Lease Sweep Lease, a Lease Sweep Tenant Party ceases operating its business (i.e., “goes dark”) at 20.0% or more of its Lease Sweep Space on a rentable sq. ft. basis (a “Dark Period Event” and the affected space, the “Dark Space”), provided, however, that if the Lease Sweep Tenant Party either (x) is an Investment Grade Entity or (y) has subleased the Dark Space portion of its premises to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease, such Lease Sweep Tenant Party will not be deemed to have “gone dark” for purposes of this clause (c) and no Lease Sweep Period will commence pursuant to this clause (c); (d) upon a default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; (e) upon a Lease Sweep Tenant Party being subject to an insolvency proceeding or (f) the date on which neither the Amazon-subsidiary tenant nor Amazon is an Investment Grade Entity (an “Amazon Downgrade Event”).

A Lease Sweep Period will end upon the earliest to occur of (a) with respect to clause (a) or (b) above, the date on which, with respect to each Lease Sweep Space (1) in the case of clause (a), the Lease Sweep Tenant Parties have exercised a renewal or an extension right under their respective Lease Sweep Lease, provided that the Lease Sweep Lease in question is a qualified lease and the occupancy conditions, as specified in the Moffett Towers - Buildings E,F,G Whole Loan documents, are satisfied, (2) in the case of clause (a) or (b) above, one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space (as defined below), provided that such replacement lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied or (3) a combination of lease renewals or extensions (as described in subclause (1) of this clause (a)) and replacement lease(s) (as described in subclause (2) of this clause (a)) occurs; (b) with respect to clauses (c) and (f) above, the date on which either (1) one or more replacement tenants acceptable to the lender (in its sole but good faith discretion) execute and deliver replacement lease(s) covering the Requisite Lease Sweep Space, provided that such replacement tenant(s) and lease(s) are qualified leases and the occupancy conditions, as specified in the Moffett Towers – Buildings E,F,G Whole Loan documents, are satisfied or (2) for a Dark Period Event or an Amazon Downgrade Event, the Amazon-subsidiary tenant or Amazon is restored as an Investment Grade Entity or the entirety of the Lease Sweep Space has been sublet to an Investment Grade Entity who has accepted delivery thereof (i.e., the lease has commenced) and is paying unabated rent at a contract rate no less than the contract rate required under the Lease Sweep Lease; (c) with respect to clause (d) above, the date on which the event of default has been cured and no other event of default under such Lease Sweep Lease occurs for a period of three consecutive months following such cure; (d) with respect to clause (e) above, the Lease Sweep Tenant Party insolvency proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner satisfactory to the lender; and (e) with respect to clauses (a), (b), (c), (d) and (f) above, the date on which the aggregate amount of funds transferred into the lease sweep reserve account over the course of the Lease Sweep Period and the debt service reserve account equals the applicable Lease Sweep And Debt Service Reserve Cap (as defined below) and if a Lease Sweep Period is continuing due to the occurrence of more than one Lease Sweep Period, the aggregate amount of funds required to be transferred over the course of the Lease Sweep Period will be equal to the amount of the largest Lease Sweep and Debt Service Reserve Cap applicable to all then-continuing Lease Sweep Periods, such that each Lease Sweep Period must be treated as concurrent and not duplicative or independent of another.

A “Lease Sweep Lease” is each Amazon lease or any replacement lease or leases which cover at least the Requisite Lease Sweep Space.

A “Lease Sweep and Debt Service Reserve Cap” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clause (a) and/or (d) above, $23,680,930 ($35.00 PSF), (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) above, $35.00 PSF of the Terminated Space, (iii) with respect to a Lease Sweep Period continuing pursuant to clause (c) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b) and/or (d) above is concurrently continuing, $50.00 PSF of Dark Space or (iv) with respect to clause (f) above, whether or not a Lease Sweep Period pursuant to clauses (a), (b), (c) and/or (d) above is concurrently continuing, $33,829,900 ($50.00 PSF).

A “Lease Sweep Reserve Threshold” means (i) with respect to a Lease Sweep Period continuing solely pursuant to clauses (a), (d) and/or (f) of the definition of “Lease Sweep Period” above, $20,297,940 ($30.00 PSF leased under the Lease Sweep Lease as of the loan origination date) or (ii) with respect to a Lease Sweep Period continuing solely pursuant to clause (b) and/or (c) above, $30.00 PSF of the Dark Space and/or Terminated Space.

A “Lease Sweep Space” means the space demised under a Lease Sweep Lease.

A “Lease Sweep Tenant Party” is a tenant under a Lease Sweep Lease or its direct or indirect parent company (if any).

A “Material Termination Portion” is, with respect to any space under a Lease Sweep Lease, if the tenant under a Lease Sweep Lease cancels or terminates its Lease Sweep Lease with respect to at least 60,000 sq. ft. of space (or, if a full floor of space is less than 60,000 SF, a full floor of space) but less than the entirety of the space under such Lease Sweep Lease, the portion of space under the Lease Sweep Lease affected by such cancellation or termination.

“Required Minimum Monthly Lease Sweep Deposit Amount” will mean, on each monthly payment date during the continuance of a Lease Sweep Period, (i) if such Lease Sweep Period was triggered by clause (a)(x) of the definition of Lease Sweep Period (i.e. a failure of Amazon to give notice of intent to renew the Building E lease by August 6, 2023), an amount equal to $1,122,460 and (ii) if such Lease Sweep Period was triggered by any lease sweep trigger other than clause (a)(x) of the definition of Lease Sweep Period, $1,821,610.

A-3-22

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

“Requisite Lease Sweep Space” means at least 75% of the rentable sq. ft. demised under the Amazon lease as of September 7, 2018.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $1,772,695 into a real estate tax reserve account. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equate to $253,242, into a tax reserve.

Insurance Reserve. Insurance escrows are waived so long as the Moffett Towers – Buildings E,F,G Property is covered by an acceptable blanket policy (which is currently maintained). If such condition is no longer satisfied, on each monthly payment date, the borrower will be required to fund an insurance reserve equal to 1/12 of the amount that the lender estimates will be necessary to pay the annual insurance premiums.

Replacement Reserve. On a monthly basis, the borrower is required to escrow an amount equal to approximately $11,277 into a capital expenditure reserve.

Rollover Reserve. At loan origination, the borrower deposited $23,914,655 for outstanding tenant improvements relating to the Amazon space, payable between October 2018 and May 2019.

Free Rent Reserve. At loan origination, the borrower deposited $15,021,721 for outstanding rent concessions due under the Amazon lease. This reserve is inclusive of both free rent and gap rent. The rent concession reserve will be drawn down from October 2018 to September 2023.

Debt Service Reserve. If, during a Lease Sweep Period, the aggregate lease sweep funds transferred into the lease sweep account during the Lease Sweep Period in question equals the Lease Sweep Reserve Threshold, then on each monthly payment date during such Lease Sweep Period, all Required Minimum Monthly Lease Sweep Deposit Amounts (as defined below) and available cash (or such Required Minimum Monthly Lease Sweep Deposit Amounts or other amounts required to be deposited will be deposited into the Debt Service Reserve account.

Lease Sweep Reserve. On each monthly payment date during the continuance of a Lease Sweep Period, but only until the aggregate lease sweep funds transferred in the lease sweep account during the lease sweep in question (inclusive of the initial lease termination payment application made into the lease sweep account with respect to such Lease Sweep Period) equals the Lease Sweep Reserve Threshold, borrower will pay to lender, (i), the Required Minimum Monthly Lease Sweep Deposit Amount and (ii) available cash.

Current Mezzanine or Subordinate Indebtedness. Concurrent with the Moffett Towers – Buildings E,F,G Whole Loan, Deutsche Bank AG, New York Branch, Wells Fargo Bank, National Association and Goldman Sachs Mortgage Company funded a $150,000,000 Mezzanine A loan (the “Moffett Towers – Buildings E,F,G Mezzanine A Loan”) to MT Lot 3 EFG LLC (the “Moffett Towers – Buildings E,F,G Mezzanine A Borrower”), and a $66,000,000 Mezzanine B loan (“Moffett Towers – Buildings E,F,G Mezzanine B Loan”, and together with the Moffett Towers – Building E,F,G Mezzanine A Loan, the “Moffett Towers – Buildings E,F,G Mezzanine Loan”) to MT Lot 3 EFG Mezzanine LLC (the “Moffett Towers - Buildings E,F,G Mezzanine B Borrower”) both Delaware limited liability companies. The Moffett Towers – Buildings E,F,G Mezzanine A Loan accrues interest at a rate of 5.67000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Moffett Towers – Buildings E,F,G Mezzanine B Loan accrues interest at a rate of 6.80000% per annum and requires interest-only payments through the maturity date of October 6, 2028. The Mezzanine A Loan and the Mezzanine B Loan are expected to be sold to third parties. The rights of the lender of the Moffett Towers - Buildings E,F,G Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. On any business day after the prepayment lockout expiration date, the borrower may obtain the release of a release parcel (each a “Release Parcel”) comprised of either one or two of the three individual buildings comprising the Moffett Towers – Buildings E,F,G Property from that portion of the lien of the mortgage encumbering such Release Parcel thereon upon a bona fide third-party sale or conveyance to any affiliate in connection with a refinance of such parcel(s) by an institutional lender not affiliated with the borrower, any mezzanine borrower, or the non-recourse carveout guarantor, provided that each of the following conditions are satisfied: (a) the borrower makes a prepayment of principal in an amount equal to the applicable Release Amount (as defined below), and, if such release is prior to the open period, pays to the lender a prepayment fee equal to the greater of 1.00% or a yield maintenance premium on the principal being prepaid, and pays all accrued and unpaid interest on the principal being prepaid (including, if such prepayment is not made on a payment date, interest accrued to the next payment date); (b) after giving effect to such release and prepayment, the debt service coverage ratio for the remaining portion of the Moffett Towers – Buildings E,F,G Property (the “Remaining Property”) is no less than the greater of (i)(x) the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio immediately preceding such sale and (y) the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio immediately preceding such sale and (ii)(x) 3.14x, which is the Moffett Towers – Buildings E,F,G Whole Loan debt service coverage ratio as of the loan origination date and (y) 1.49x, which is the combined Moffett Towers – Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt service coverage ratio as of the loan origination date; (c) after giving effect to such release and prepayment, the loan-to-value ratio for the Remaining Property is no more than the lesser of (i) the combined loan-to-value ratio of the Moffett Towers – Buildings E,F,G Whole Loan and the Moffett Towers – Buildings E,F,G mezzanine debt immediately preceding such sale and (ii) 70.8%, which is the combined

A-3-23

1120, 1140 & 1160 Enterprise Way Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 2 Moffett Towers - Buildings E,F,G	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,400,000 40.2% 2.97x 12.6%

loan-to-value ratio as of the loan origination date; (d) the Release Parcel being released is legally subdivided and a separate tax parcel from the Remaining Property, and the release does not materially and adversely affect the use or operation of, or access to, the Remaining Property, or cause any portion of the Remaining Property to violate legal requirements or violate the terms of the Amazon lease or any other document relating to the Remaining Property; (e) if there are shared facilities, access, infrastructure and parking and no such easement already exists (or such easement exists but it does not provide for continued use of such shared facilities, access, infrastructure or parking for a period of no less than 75 years from the date of such release) borrower will enter into a reciprocal easement agreement pursuant to which the borrower will receive and grant such easements as are reasonably required for the continued use and operation of the Remaining Property in substantially the same manner and with the benefit of substantially the same rights as exist as of the date hereof for a period of no less than 75 years from the date of such easement or amendment and (f) release conditions under the Moffett Towers - Buildings E,F,G Mezzanine Loan are satisfied.

“Release Amount” means with respect to each release parcel, the greater of (i) lender’s proportionate share (based on the ratio of the outstanding principal balance of the Moffett Towers – Buildings E,F,G Whole Loan to the combined outstanding principal balance of the Moffett Towers - Buildings E,F,G Whole Loan and Moffett Towers – Buildings E,F,G mezzanine debt) of 100% of the net sales proceeds with respect to such Release Parcel and (ii) 125% of the Allocated Loan Amount (as defined below) for such Release Parcel.

The Whole Loan “Allocated Loan Amount” with respect to each Release Parcel is set forth below:

Building	Address	Moffett Towers – Buildings E,F,G Whole Loan Allocated Loan Amount
E	1120 Enterprise Way	$77,077,600
F	1140 Enterprise Way	$103,716,800
G	1160 Enterprise Way	$103,205,600

A-3-24

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A-3-25

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-26

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-27

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-28

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-29

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-30

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

A-3-31

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Simon Property Group, L.P.; Jacquelyn Soffer; Jeffrey Soffer
Borrower:	Aventura Mall Venture
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.12125%
Payment Date:	1st of each month
First Payment Date:	August 1, 2018
Maturity Date:	July 1, 2028
Amortization:	Interest Only
Additional Debt(2):	$1,356,700,000 Pari Passu Debt; $343,300,000 B-Notes
Call Protection(3):	L(28), D(85), O(7)
Lockbox / Cash Management:	Hard; Master Lease Rents (Soft Springing Hard) / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	$487,003
TI/LC:	$0	Springing	$6,087,540
Bridge Rent & Reimbursements:	$6,776,765	NAP	NAP
Outstanding Tenant Obligations:	$19,392,145	NAP	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Super Regional Mall
Collateral:	Fee Simple
Location:	Aventura, FL
Year Built / Renovated:	1983 / 1997, 1998, 2006 - 2008, 2017
Total Sq. Ft.:	1,217,508
Property Management:	TB All Fees Operating LP
Underwritten NOI(5):	$154,858,979
Underwritten NCF(5):	$151,571,708
Appraised Value:	$3,450,000,000
Appraisal Date:	April 16, 2018

Historical NOI
Most Recent NOI:	$118,291,397 (T-12 March 31, 2018)
2017 NOI:	$115,240,562 (December 31, 2017)
2016 NOI:	$110,653,403 (December 31, 2016)
2015 NOI:	$109,025,339 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy(6):	92.8% (February 14, 2018)
2017 Occupancy:	99.1% (December 31, 2017)
2016 Occupancy:	99.1% (December 31, 2016)
2015 Occupancy:	99.2% (December 31, 2015)

Financial Information(2)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	$1,356,700,000
Total Senior Notes	$1,406,700,000	$1,155 / $1,155	40.8% / 40.8%	2.63x / 2.58x	11.0% / 10.8%	11.0% / 10.8%
Subordinate Notes	$343,300,000
Whole Loan	$1,750,000,000	$1,437 / $1,437	50.7% / 50.7%	2.12x / 2.07x	8.8% / 8.7%	8.8% / 8.7%
(1)	The Aventura Mall Whole Loan (as defined below) was co-originated by JPMCB, Wells Fargo Bank, National Association, DBNY and Morgan Stanley Bank, N.A.
(2)	The Aventura Mall Loan (as defined below) consists of the non-controlling Note A-2-A-3 and is part of a whole loan evidenced by 26 senior pari passu notes and four subordinate notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.75 billion. For additional information, see “The Loan” herein.
(3)	The lockout period will be at least 28 payment dates beginning with and including the first payment date of August 1, 2018. Defeasance of the full $1.75 billion Aventura Mall Whole Loan is permitted after the date that is the earlier to occur of (i) August 1, 2021 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not occurred by August 1, 2021, the borrower is permitted to prepay the Aventura Mall Whole Loan with a yield maintenance premium. The assumed lockout period of 28 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.
(4)	See “Initial Reserves and Ongoing Reserves” herein.
(5)	Underwritten NOI and Underwritten NCF are based on the February 14, 2018 rent roll, executed leases and lender adjustments. See “Cash Flow Analysis” herein.
(6)	Occupancy includes square footage to be leased by 12 tenants (33,813 sq. ft.) with leases out for signature that are covered under a master lease as described under “Master Lease” herein.

A-3-32

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

The Loan.    The Aventura Mall loan (the “Aventura Mall Loan”) is part of a whole loan that has an outstanding principal balance as of the Cut-off Date of $1.75 billion (the “Aventura Mall Whole Loan”), which whole loan is secured by a first mortgage lien on the borrower’s fee simple interest in an approximately 1.2 million sq. ft. super regional mall in Aventura, Florida. The Aventura Mall Whole Loan is comprised of (i) a senior loan, comprised of 26 pari passu notes with an aggregate original principal balance as of the Cut-off Date of approximately $1.41 billion, of which Note A-2-A-3, with an outstanding principal balance as of the Cut-off Date of $50.0 million, is being contributed to the Benchmark 2018-B7 Trust and constitutes the Aventura Mall Loan, and the remaining notes have been or are expected to be contributed to other securitization trusts and (ii) a subordinate companion loan, comprised of four pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $343.3 million, each as described below. The relationship between the holders of the Aventura Mall Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Aventura Mall Whole Loan” in the Prospectus. The most recent prior financing of the Aventura Mall property was included in the AVMT 2013-AVM securitization.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-A-3	$50,000,000	$50,000,000	Benchmark 2018-B7	No
A-1-A, A-1-B, A-1-C, A-1-D	$406,700,000	$406,700,000	Aventura Mall Trust 2018-AVM	Yes
A-2-A-1, A-2-B-3	$115,000,000	$115,000,000	Benchmark 2018-B4	No
A-2-A-2, A-2-B-2-A	$103,000,000	$103,000,000	Benchmark 2018-B5	No
A-2-A-4, A-2-B-4	$110,000,000	$110,000,000	Benchmark 2018-B6	No
A-2-B-1	$60,000,000	$60,000,000	CD 2018-CD7	No
A-2-D-2	$50,000,000	$50,000,000	CSAIL 2018-CX12	No
A-2-C-2, A-2-D-1	$100,000,000	$100,000,000	BANK 2018-BNK14	No
A-2-C-1	$60,000,000	$60,000,000	MSC 2018-L1	No
A-2-B-2-B, A-2-B-2-C, A-2-B-5	$47,000,000	$47,000,000	DBGS 2018-C1	No
A-2-D-3	$50,000,000	$50,000,000	WFCM 2018-C47	No
A-2-A-5	$75,000,000	$75,000,000	JPMCB	No
A-2-C-3, A-2-C-4, A-2-C-5	$110,000,000	$110,000,000	MSMCH	No
A-2-D-4, A-2-D-5	$70,000,000	$70,000,000	WFBNA	No
Total Senior Notes	$1,406,700,000	$1,406,700,000
B-1, B-2, B-3, B-4	$343,300,000	$343,300,000	Aventura Mall Trust 2018-AVM	Yes
Total	$1,750,000,000	$1,750,000,000

The Aventura Mall Whole Loan has a 10-year initial term and is interest-only. The Aventura Mall Whole Loan has a remaining term of 116 months as of the Cut-off Date. The Aventura Mall Whole Loan accrues interest at a fixed annual rate equal to 4.12125%. The Aventura Mall Whole Loan proceeds were used to refinance existing CMBS and construction debt (held by a J.P. Morgan entity), cover defeasance costs, fund outstanding landlord obligations in connection with recent leasing, pay closing costs, and return equity to the Aventura Mall Borrower. Based on the “As Is” appraised value of $3.45 billion as of April 16, 2018, the Whole Loan Cut-off Date LTV Ratio is 50.7%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,750,000,000	100.0%	Existing CMBS Mortgage Loan Payoff	$1,230,695,723	70.3%
			Construction Debt Payoff (Expansion)	200,853,019	11.5
			Upfront Reserves	26,168,910	1.5
			Closing Costs	13,967,630	0.8
			Return of Equity	278,314,718	15.9
Total Sources	$1,750,000,000	100.0%	Total Uses	$1,750,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is Aventura Mall Venture, a Florida general partnership structured to be a bankruptcy remote entity with two independent directors in its organizational structure (the “Aventura Mall Borrower”). The borrower sponsors and nonrecourse carveout guarantors are Jacquelyn Soffer and Jeffrey Soffer (the “Turnberry Guarantors”) and Simon Property Group, L.P. (the “Simon Guarantor”, and together with the Turnberry Guarantors, the “Guarantors”). The liability of the Guarantors for breaches or violations of the non-recourse carveout provisions in the loan documents is capped at $350.0 million plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

Turnberry, which is under the control of the Turnberry Guarantors, is a privately held group of companies which engage in real estate development, property management and various investments in retail, residential, hotel, resort and office properties.

Simon Property Group, L.P. is a global leader in the ownership of shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG).

A-3-33

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

The Property.

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration(3)
							Sales PSF	Occupancy Cost
Zara(4)(5)	NR / NR / NR	34,454	2.8%	$119.58	2.9%	10/31/2029	$971	16.3%
Apple (2 Levels)(4)(6)	NR / Aa1 / AA+	20,218	1.7	$173.11	2.5	1/31/2030	$31,124	0.5%
H & M	NR / NR / NR	28,830	2.4	$117.09	2.4	1/31/2027	$666	18.4%
Abercrombie & Fitch	NR / NR / BB-	11,246	0.9	$281.38	2.2	1/31/2020	$1,555	20.9%
Victoria’s Secret	BB+ / Ba1 / BB+	18,387	1.5	$165.00	2.1	7/31/2026	$1,041	12.7%
Banana Republic	BB+ / Baa2 / BB+	16,857	1.4	$175.05	2.1	2/29/2020	$580	37.8%
Topshop(4)	NR / NR / NR	23,296	1.9	$122.00	2.0	10/31/2029	NAV	NAV
XXI Forever	NR / NR / NR	32,504	2.7	$75.82	1.7	MTM	$381	22.6%
Restoration Hardware	NR / NR / NR	11,988	1.0	$200.17	1.7	2/28/2019	$2,150	11.4%
Champs Sports	NR / Ba1 / BB+	7,331	0.6	$323.94	1.7	5/31/2023	$1,555	22.8%
Louis Vuitton	WD / NR / A+	18,180	1.5	$110.00	1.4	11/30/2022	$1,989	7.8%
AMC Theatres(7)	B / B2 / B+	78,738	6.5	$23.50	1.3	8/31/2023	$703,921	10.6%
The Gap	BB+ / Baa2 / BB+	11,065	0.9	$165.00	1.3	7/31/2024	NAV	NAV
Gucci(8)	NR / NR / BBB+	8,383	0.7	$201.57	1.2	12/31/2026	$2,257	10.9%
Express	BB+ / Ba1 / BB+	11,320	0.9	$145.75	1.2	1/31/2022	$641	28.7%
Footlocker	NR / Ba1 / BB+	5,024	0.4	$319.30	1.1	2/28/2025	$1,238	29.3%
Mayor’s Jewelers	NR / NR / NR	3,447	0.3	$443.46	1.1	1/31/2024	$6,052	7.9%
J. Crew	NR / Caa2 / CCC+	7,750	0.6	$191.28	1.0	6/30/2020	$806	28.6%
Armani Exchange	NR / NR / NR	8,675	0.7	$168.16	1.0	1/31/2021	$924	23.0%
Michael Kors	BBB- / NR / BBB-	3,678	0.3	$393.93	1.0	9/30/2021	$1,013	46.7%
Subtotal / Wtd. Avg.		361,371	29.7%	$129.41	33.0%
Remaining Tenants		767,910	63.1%	$123.55	67.0%
Vacant Space		88,227	7.2	NAP	NAP
Total / Wtd. Avg.		1,217,508	100.0%	$125.42	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	U/W Base Rent PSF reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursement Reserve) and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).
(3)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease).
(4)	A full year of sales and occupancy costs are not available for Expansion Parcel (as defined below) tenants.
(5)	Zara was originally a tenant in the non-expansion portion of Aventura Mall, occupying approximately 19,000 sq. ft., before departing for Bal Harbour Shops in 2012. Zara has since returned to the Property and opened in the Expansion Parcel in November 2017. The Sales PSF are based on the tenant’s annualized sales from November 2017 through April 2018.
(6)	The Sales PSF for Apple are based on the tenant’s 6,303 sq. ft. space in the pre-existing portion of the Aventura Mall Property. Apple recently executed a lease for approximately 20,000 sq. ft. at the Expansion Parcel.
(7)	AMC Theatres Sales PSF number reflects sales per screen (24 screens).
(8)	The Sales PSF for Gucci are based on only accessories and children’s inventory. There are no clothing sales at the subject store.

The following table presents certain information relating to the historical inline sales and occupancy costs at the Aventura Mall Property:

Historical Tenant Sales (PSF) and Occupancy Costs(1)(2)
Total In-Line	2015	2016	2017	TTM February 2018 Sales PSF	TTM February 2018 Occupancy Cost
Comparable Sales PSF w/ Apple	$1,626	$1,544	$1,630	$1,681	13.0%
Comparable Sales PSF w/o Apple	$1,229	$1,114	$1,147	$1,162	18.9%
(1)	Not all tenants at the Aventura Mall Property are required to report sales.

(2)	Apple’s sales are based on the tenant’s 6,303 sq. ft. of space in the existing mall.

A-3-34

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

Historical and Current Occupancy(1)
	2008(2)	2009	2010	2011	2012	2013	2014	2015	2016	2017	Current
Occupancy - Excluding Anchors	84.1%	94.9%	95.2%	96.6%	94.9%	98.9%	97.8%	97.8%	97.3%	97.7%	91.4%
Occupancy - Including Anchors	93.3%	98.1%	98.2%	98.8%	98.2%	99.6%	99.2%	99.2%	99.1%	99.1%	92.8%
(1)	Historical and Current Occupancy is based on the average of each respective year. Current occupancy is based on the February 2018 rent roll, including recently executed leases and master leased tenants.

(2)	In 2008, occupancy declined due to a challenging corporate environment for several tenants including Stride Rite, Kay Bee Toys, The Sharper Image, Walden Books and Sigrid Olsen. 2008 occupancy as of December 31 was 87.9% and 96.1% for Occupancy – Excluding Anchors and Occupancy – Including Anchors, respectively.

Non-Owned Collateral Anchor Sales Summary
Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant GLA(2)	Gross Sales TTM Feb 2018	Sales per SF TTM Feb 2018
Macy’s (GL)	BBB / Baa3 / BBB-	299,011	$81,164,209	$271
Bloomingdales (GL)	BBB / Baa3 / BBB-	251,831	$105,328,660	$418
Macy’s (Men’s & Home) (GL)	BBB / Baa3 / BBB-	225,000	$41,967,714	$187
Nordstrom (GL)	BBB+ / Baa1 / BBB+	167,000	$53,536,758	$321

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Based on the underwritten rent roll dated February 14, 2018.

Lease Rollover Schedule
Year	Number of Leases Expiring(1)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM(3)	25	20,093	1.7%	20,093	1.7%	$124.31	1.8%	1.8%
2018	24	74,237	6.1%	94,330	7.7%	$113.86	6.0%	7.7%
2019	31	91,803	7.5%	186,133	15.3%	$134.82	8.7%	16.5%
2020	36	96,193	7.9%	282,326	23.2%	$191.02	13.0%	29.4%
2021	24	54,397	4.5%	336,723	27.7%	$251.59	9.7%	39.1%
2022	24	76,594	6.3%	413,317	33.9%	$169.31	9.2%	48.3%
2023	29	352,941	29.0%	766,258	62.9%	$47.98	12.0%	60.2%
2024	27	79,905	6.6%	846,163	69.5%	$166.60	9.4%	69.6%
2025	13	19,020	1.6%	865,183	71.1%	$271.45	3.6%	73.3%
2026	9	46,368	3.8%	911,551	74.9%	$169.47	5.5%	78.8%
2027	20	78,035	6.4%	989,586	81.3%	$136.36	7.5%	86.3%
2028	13	41,146	3.4%	1,030,732	84.7%	$148.89	4.3%	90.6%
Thereafter(4)	13	98,549	8.1%	1,129,281	92.8%	$134.43	9.4%	100.0%
Vacant	NAP	88,227	7.2%	1,217,508	100.0%	NAP	NAP	NAP
Total / Wtd. Avg.	288	1,217,508	100.0%			$125.42	100.0%
(1)	Number of Leases Expiring excludes approximately 30 temporary/kiosk tenants who operate under short term leases.

(2)	Annual U/W Base Rent PSF reflects the following: (a) in-place leases based on the February 2018 rent roll, (b) contractual rent steps through June 2019 totaling approximately $6.5 million including the $1.4 million contractual rent step that is scheduled to occur in August 2019 for the executed renewal of Victoria’s Secret (included in the Bridge Rent and Reimbursements Reserve), and (c) ground rent in an amount of approximately $1.3 million for tenants that own their improvements (Macy’s, Bloomingdale’s, Macy’s Men’s & Home and Nordstrom).

(3)	MTM includes temporary tenants.

(4)	Thereafter includes the recently executed Apple lease sq. ft. and lease expiration for the Expansion Parcel.

The Aventura Mall is an approximately 2.2 million sq. ft., super regional mall that was developed by Turnberry in 1983 and subsequently expanded and renovated in 1997, 1998, 2006-2008 and 2017. Of the 2.2 million sq. ft., 1,217,508 sq. ft. serves as collateral for the Aventura Mall Whole Loan (the “Aventura Mall Property”), which collateral also includes four anchor pad sites ground leased from the Aventura Mall Borrower. The collateral does not include 942,842 sq. ft. of tenant-owned anchor improvements on those sites.

The Aventura Mall is located approximately 17 miles from downtown Miami and is surrounded by master-planned residential areas including Turnberry Isle, Porto Vita and the Waterways of Biscayne Bay. The Aventura Mall is the largest mall in Florida and the third largest mall in the United States. According to the appraisal, the Aventura Mall is the second most-visited shopping center in the United States with more than 28 million annual visitors. The Aventura Mall is anchored by a number of traditional mall anchors, including Macy’s, Bloomingdale’s, Macy’s Men’s & Home, Nordstrom and J.C. Penney Co., as well as a number of non-traditional mall anchors. The Aventura Mall has a mix of luxury, bridge to luxury and mass market tenants that appeal to a variety of shoppers.

The Aventura Mall Property is currently 92.8% leased as of February 14, 2018. According to the appraisal, the Aventura Mall Property is one of the top-performing malls in the U.S., with comparable in-line sales of $1,681 PSF and total gross reported sales of approximately $1.2 billion as of the trailing twelve months ending February 2018.

In November 2017, the owners of the Aventura Mall Borrower opened a new 225,641 sq. ft. expansion (the “Expansion Parcel”) at a cost of a $230.0 million, which is included in the collateral for the Aventura Mall Whole Loan. The Expansion Parcel features an approximately 20,000 sq. ft., two-level Apple store along with Tesla, Topshop, Zara, Serafina and Shake Shack. The Expansion Parcel is currently 72.2% leased, as of February 14, 2018.

A-3-35

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

Environmental Matters. The Phase I environmental report, dated April 27, 2018, recommended no further action at the Aventura Mall Property.

The Market. Regional access to Aventura Mall is provided by I-95 and Biscayne Boulevard (U.S. Highway 1). The William Lehman Causeway, which connects the beach areas with U.S. Highway 1, also provides access to the Aventura Mall. According to the appraisal, as of year-end 2017, Aventura Mall’s local trade area within a 15 mile radius is home to over 2.3 million people with an average income of $66,306.

As a destination retail mall north of Miami, Aventura Mall also appeals to a large international customer base, primarily from South America, Mexico and Europe.

Population	Trade Area	Florida	USA
2017 Population	6,064,172	20,484,696	325,227,741
Households	Trade Area	Florida	USA
2017 Estimated # of Households	2,270,759	8,032,734	122,737,174
2017 Average Household Income	$76,440	$71,422	$81,217
Source: Appraisal.

The appraisal considered six retail centers in the Miami metropolitan statistical area as the competitive set for the Aventura Mall Property. Three of the properties, Bal Harbour Shops, Sawgrass Mills and Dadeland Mall, are considered primary competition. The primary competition ranges from 460,000 sq. ft. to approximately 2.4 million sq. ft. and is located between 4.7 and 22.0 miles from the Aventura Mall Property. Pembroke Lakes Mall, Galleria Mall and Dolphin Mall are considered secondary competition. The secondary competition ranges from 955,000 sq. ft. to approximately 1.4 million sq. ft. and is located between 11.0 and 16.0 miles from the Aventura Mall Property.

Directly Competitive Buildings(1)
Property	Location	Rentable Area (sq. ft.)	Year Built / Renovated	Distance From Property (Miles)
Aventura Mall	Aventura, Florida	2,156,203	1983 / 2017	N/A
Bal Harbour Shops	Bal Harbour, Florida	460,000	1965 / 2008	4.7
Sawgrass Mills	Sunrise, Florida	2,384,000	1990 / 2006	19.0
Dadeland Mall	Kendall, Florida	1,488,000	1962 / 2013	22.0
Pembroke Lakes Mall	Pembroke Pines, Florida	1,136,000	1992 / 1998	11.0
Galleria Mall	Fort Lauderdale, Florida	955,000	1980 / 2005	13.0
Dolphin Mall	Miami, Florida	1,403,000	2001 / 2010	16.0
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 3/31/2018	U/W	U/W (PSF)
Base Rent(1)	$99,418,818	$103,197,968	$106,500,453	$109,896,747	$141,638,194	$116.33
Potential Income from Vacant Space	0	0	0	0	13,640,745	$11.20
Percentage Rent	5,466,448	4,115,391	3,447,721	3,326,930	3,627,027	$2.98
Total Reimbursement Revenue	26,727,546	26,287,600	27,329,454	28,195,516	32,253,113	$26.49
Specialty Leasing Income	3,536,265	3,076,589	4,453,595	4,900,785	3,805,199	$3.13
Other Income(2)	3,628,986	3,701,438	3,994,113	4,090,769	4,156,114	$3.41
Less: Vacancy and Credit Loss	(272,229)	(422,401)	(438,454)	(634,418)	(13,640,745)	($11.20)
Effective Gross Income	$138,505,834	$139,956,585	$145,286,882	$149,776,330	$185,479,647	$152.34
Total Expenses	29,480,495	29,303,182	30,046,320	31,484,933	30,620,668	$25.15
Net Operating Income	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$154,858,979	$127.19
TI/LC	0	0	0	0	3,043,770	$2.50
Capital Expenditures	0	0	0	0	243,502	$0.20
Net Cash Flow	$109,025,339	$110,653,403	$115,240,562	$118,291,397	$151,571,708	$124.49
(1)	The increase in U/W Base Rent from T-12 3/31/2018 is primarily driven by the inclusion of the executed leases on the new Expansion Parcel, which opened in November 2017 and is based on the February 2018 annualized rent roll. U/W Base Rent also includes $1.3 million of ground rent paid by Bloomingdales, Macy’s, Macy’s Men’s & Home, and Nordstrom and approximately $3.4 million of master lease rent for current leases that are out for signature. Contractual rent steps were underwritten through June 2019 totaling approximately $6.5 million, including the $1.4 million contractual rent step for the executed renewal of Victoria’s Secret that is scheduled to occur in August 2019 (included in the Bridge Rent and Reimbursements Reserve).

(2)	Other Income includes fee income (revenues associated with license fees and valet management fees), and miscellaneous revenues (revenue associated with commissions, late charges, and other miscellaneous sources).

Property Management.   The Aventura Mall Property is currently managed by TB All Fees Operating LP (the “Property Manager”), which is an affiliate of the Turnberry Guarantors. In addition, the Property Manager is currently the leasing agent under a separate leasing agreement with the Aventura Mall Borrower. Turnberry Aventura Mall Company, Ltd., an affiliate of the Turnberry Guarantors, and SDG Aventura Limited Partnership, an affiliate of the Simon Guarantor, have joint approval rights with respect to certain major decisions of the Aventura Mall Borrower relating to the Aventura Mall Property.

A-3-36

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

Lockbox / Cash Management.     The Aventura Mall Whole Loan is structured with a hard lockbox and springing cash management. The Aventura Mall Borrower is required to notify each tenant under each lease (except the master leases) that has not received instructions from the Aventura Mall Borrower to send all payments of rents directly to the lender-controlled lockbox account at Wells Fargo Bank, National Association. Provided that no Lockbox Event (as defined below) has occurred, all sums in the lockbox account are required to be transferred daily to an account designated by the Aventura Mall Borrower. In the event a Lockbox Event has occurred and is continuing, all funds in the lockbox account are required to be swept weekly into a cash management account controlled by the lender. In the event a Lockbox Event is caused only by the occurrence of a DSCR Trigger Event, all funds in the cash management account will be applied by the lender each business day to payments of taxes, insurance, debt service, operating expenses, capital expenditure reserves and any remaining funds in the cash management account are required to be released to the Aventura Mall Borrower only to the extent necessary to reimburse the Aventura Mall Borrower for extraordinary expenses approved by the lender. All additional funds in the cash management account will be held by the lender as additional collateral for the Aventura Mall Whole Loan. In the event any Lockbox Event other than the DSCR Trigger Event has occurred and is continuing, all amounts in the cash management account may be applied in the lender’s sole discretion. In addition, following the occurrence and during the continuance of a Lockbox Event or a DSCR Trigger Event, all Master Lease rents are also required to be deposited into the lockbox account.

A “Lockbox Event” means the occurrence of (a) an event of default under the loan agreement, (b) the bankruptcy or insolvency of the Aventura Mall Borrower, (c) the bankruptcy or insolvency of the Property Manager except where such bankruptcy or insolvency does not result in the cash or bank accounts associated with the Aventura Mall Property being subsumed in such proceedings or result in a material adverse effect upon the operations of the Aventura Mall Property or the value or security of the lender’s lien, or (d) if the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) for the Aventura Mall Whole Loan falls below 1.35x for two consecutive quarters (a “DSCR Trigger Event”).

Initial and Ongoing Reserves.    If the debt service coverage ratio (as calculated pursuant to the loan agreement based on the trailing four quarters) falls below 1.50x for two consecutive calendar quarters (among other conditions in certain cases), monthly escrows for real estate taxes in the amount of 1/12 of projected annual property taxes, insurance premiums in the amount of 1/12 of projected annual insurance premiums (also waived if blanket policy in place and there is no event of default continuing), replacement funds (approximately $20,292 monthly (or $0.20 PSF annually), subject to a cap of $487,003) and tenant rollover funds (approximately $253,647 monthly (or $2.50 PSF annually), subject to a cap of $6,087,540) are required.

At origination, the Aventura Mall Borrower deposited $6,776,765 for certain free rent credits remaining in connection with certain leases at the Aventura Mall Property and $19,392,145 for certain outstanding tenant improvement allowances and/or leasing commissions due in connection with certain leases at the Aventura Mall Property.

Current Mezzanine Indebtedness.   None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Master Lease. The Aventura Mall Borrower entered into a master lease (the “Master Lease”) at origination with the Guarantors and Turnberry Retail Holding, L.P., which Master Lease covers a certain portion of the Aventura Mall Property that is currently not occupied. The Master Lease provides for payment of rent in an annual amount up to $3,426,159. The Master Lease covers the spaces for 12 proposed tenants with leases out for signature which were not executed prior to the loan origination. The Master Lease provides for a reduction of rent as third-party tenants sign leases, take occupancy of space and commence paying rent in the premises covered by the Master Lease (as well as tenants signing leases in any portion of the Aventura Mall Property, including the space under the Master lease, to the extent the total annualized lease payments (excluding Master Lease rents) exceed $178,400,000. The term will expire on the earliest to occur of (a) 10 years after loan maturity, (b) the earlier of the date on which the annual rent under the Master Lease is reduced to zero or the date on which the annualized total lease payments from tenants at the Aventura Mall Property (not including percentage rent) exceeds $181,850,000 or (c) following the exercise of the master lessees’ cancellation option after a lender foreclosure or deed-in-lieu of foreclosure. The Master Lease equals 1.8% of the approximately $185.5 million of underwritten effective gross income.

Redevelopment Rights. If J.C. Penney Co. or any of Macy’s, Bloomingdales, Macy’s (Men’s & Home) or Nordstrom (each, a “Department Store”) ceases operations or seeks to assign its lease in any manner not expressly permitted thereunder, the Aventura Mall Borrower has the right to enter into a ground lease with a third party or an affiliate of the Aventura Mall Borrower and obtain a release of the lien on the ground leasehold interest in such J.C. Penney Co. or Department Store parcel so long as certain conditions in the loan agreement are satisfied, including (i) the ground lease is in form and substance reasonably acceptable to the lender, including that the rent to be paid thereunder is not less than the rent payable by J.C. Penney Co. or the Department Store immediately prior to such new lease, (ii) the tenant or the guarantor of such ground lease is a creditworthy person acceptable to the lender, (iii) no event of default is continuing, (iv) delivery of a rating agency confirmation, (v) if material work is being performed, delivery of a completion guaranty (or a collateral assignment of a completion guaranty in favor of Borrower) from a credit-worthy entity acceptable to the lender, (vi) the term of the ground lease expires no less than 20 years after the maturity of the Aventura Mall Whole Loan, and (vii) compliance with the “anti-poaching” conditions set forth in the loan agreement. In lieu of entering into a new ground lease, the loan documents permit an affiliate of the Aventura Mall Borrower to accept an assignment of the existing leasehold interest, provided that the Aventura Mall Borrower satisfies the requirements in the loan documents including, without limitation, condition (i) above. J.C. Penney Co. has six, five-year renewal options remaining (each requiring 12 months’ notice).

A-3-37

19501 Biscayne Boulevard Aventura, FL 33180	Collateral Asset Summary – Loan No. 3 Aventura Mall	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 40.8% 2.58x 11.0%

The Aventura Mall Borrower is also permitted to (a) release (i) immaterial or non-income producing portions of the Aventura Mall Property to any federal, state or local government or any political subdivision thereof in connection with takings or condemnations of any portion of the Aventura Mall Property for dedication or public use and (ii) non-income producing portions of the Aventura Mall Property (including, without limitation, certain outparcels containing parking areas (the “Parking Lot Outparcels”) and portions of the “ring road”) to third parties or affiliates of the Aventura Mall Borrower, and (b) dedicate portions of the Aventura Mall Property or grant easements, restrictions, covenants, reservations and rights of way in the ordinary course of business for traffic circulation, ingress, egress, parking, access, utilities lines or for other similar purposes.

A-3-38

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A-3-39

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

A-3-40

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

SHOPS AT SOLARIS – LEVEL 1

BETTERIDGE
CINÉBISTRO
TOMMY BOWERS SKI
Lolë
bōl
SKATE SHOP
VAIL STYLE
EAST MEADOW DRIVE

SHOPS AT SOLARIS – LEVEL 2

GREY SALT
Matsuhisa
GALERIE ZUGER VAIL
Alpine Bank
INSPIRATO
FORMATION
SOLARIS
MOUNTAIN CUPCAKES
EAST MEADOW DRIVE

A-3-41

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

A-3-42

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

Mortgage Loan Information
Loan Seller(1):	CREFI
Loan Purpose:	Refinance
Borrower Sponsors:	Peter B. Knobel; Patrice Knobel
Borrower:	Solaris Commercial Owner, LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.35000%
Payment Date:	6th of each month
First Payment Date:	December 6, 2018
Maturity Date:	November 6, 2028
Amortization:	Interest Only
Additional Debt(2):	$20,000,000 Pari Passu Debt
Call Protection(3):	L(24), D(93), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$597,966	$74,746	NAP
Insurance:	$48,724	$8,121	NAP
Replacement:	$0	$883	NAP
TI/LC:	$0	NAP	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Lifestyle Center Retail
Collateral:	Fee Simple
Location:	Vail, CO
Year Built / Renovated:	2010 / NAP
Total Sq. Ft.:	70,670
Property Management:	Solaris Management & Consulting, LLC
Underwritten NOI(5):	$7,766,778
Underwritten NCF:	$7,590,784
Appraised Value:	$150,000,000
Appraisal Date:	August 23, 2018

Historical NOI(5)
Most Recent NOI:	$7,752,402 (T-12 August 31, 2018)
2017 NOI:	$7,174,703 (December 31, 2017)
2016 NOI:	$6,937,825 (December 31, 2016)
2015 NOI:	$6,845,335 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (July 1, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Note	$20,000,000
Whole Loan	$70,000,000	$991 / $991	46.7% / 46.7%	2.52x / 2.46x	11.1% / 10.8%	11.1% / 10.8%

(1)	The Shops at Solaris Whole Loan (as defined below) was co-originated by CREFI and Cantor Commercial Real Estate Lending, L.P.

(2)	The Original Balance and Cut-off Date Balance of $50.0 million represents the controlling Note A-1 of a whole loan evidenced by two pari passu notes with an aggregate original principal balance of $70.0 million. For additional information, see “The Loan” herein.

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date of December 6, 2018. Defeasance of the full $70.0 million Shops at Solaris Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) October 10, 2022. The assumed lockout period of 24 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The difference between 2017 NOI, Most Recent NOI and Underwritten NOI is primarily attributable to contractual rent steps and the execution of new leases in 2017 and 2018 at higher rental rates than previous tenants. Three leases have commenced since September 1, 2017 which collectively contribute $562,163 ($103.49 per sq. ft.).

A-3-43

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

The Loan.    The Shops at Solaris mortgage loan (the “Shops at Solaris Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a retail lifestyle center located in Vail, Colorado and totaling 70,670 sq. ft. of fully occupied space (the “Shops at Solaris Property”), with an Original Balance and Cut-off Date Balance of $50.0 million. The Shops at Solaris Loan is part of a whole loan (the “Shops at Solaris Whole Loan”) evidenced by two pari passu notes in the aggregate original principal balance of $70.0 million. The Shops at Solaris Loan is evidenced by the controlling Note A-1, with an original principal balance and outstanding principal balance as of the Cut-off Date of $50.0 million, is being contributed to the Benchmark 2018-B7 mortgage trust.

The relationship between the holders of the Shops at Solaris Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2018-B7	Yes
A-2	$20,000,000	$20,000,000	CCRE	No
Total	$70,000,000	$70,000,000

The Shops at Solaris Whole Loan has a 10-year interest only term, an outstanding principal balance as of the Cut-off Date of $50.0 million and accrues interest at a fixed rate equal to 4.35000%. The Shops at Solaris Whole Loan proceeds were used to repay existing debt of approximately $43.5 million (inclusive of defeasance costs), fund upfront reserves of approximately $646,691, pay closing costs of approximately $566,241 and return approximately $25.3 million of equity to the borrower sponsors. Based on the “as-is” appraised value as of August 23, 2018 of $150.0 million, the Cut-off Date LTV ratio is 46.7%. The most recent prior financing of the Shops at Solaris Property was included in the CFCRE 2011-C2 commercial mortgage securitization transaction.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$70,000,000	100.0%	Loan Payoff	$43,527,303	62.2%
			Reserves	646,691	0.9
			Closing Costs	566,241	0.8
			Return of Equity	25,259,765	36.1
Total Sources	$70,000,000	100.0%	Total Uses	$70,000,000	100.0%

The Borrower / Borrower Sponsors.    The borrower is Solaris Commercial Owner, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Shops at Solaris Whole Loan. Peter B. Knobel and Patrice Knobel are the non-recourse carve-out guarantors for the Shops at Solaris Whole Loan.

Peter B. Knobel is a commercial real estate investor and developer with more than 30 years of experience owning, operating and developing commercial real estate properties throughout the United States. Peter B. Knobel began his career in the 1980’s working at Related Companies, where he was involved in arranging real estate developments and later became a partner. Peter B. Knobel was also a founder and partner of Gilbert Charles Beylen, a marketing and sales company for condominiums in New York City.

A-3-44

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent(2)	Lease Expiration
Bol(3)	NR / NR / NR	13,368	18.9%	$54.00	13.0%	9/30/2033
CineBistro(4)	NR / NR / NR	12,595	17.8%	$43.67	9.9%	10/31/2030
Matsuhisa Vail(5)	NR / NR / NR	6,604	9.3%	$59.56	7.1%	12/31/2021
Inspirato	NR / NR / NR	2,640	3.7%	$95.64	4.5%	8/30/2022
Betteridge Jewelers(5)	NR / NR / NR	2,505	3.5%	$110.69	5.0%	6/30/2020
Solaris Development	NR / NR / NR	2,407	3.4%	$95.01	4.1%	9/30/2026
Alpine Bank(3)	NR / NR / NR	2,317	3.3%	$118.45	4.9%	7/31/2020
Tommy Bowers Ski(5)	NR / NR / NR	2,295	3.2%	$99.82	4.1%	10/31/2021
Gallerie Zuger	NR / NR / NR	2,256	3.2%	$97.47	4.0%	7/31/2020
Slifer Smith & Frampton(3)	NR / NR / NR	2,054	2.9%	$104.43	3.9%	6/30/2020
Subtotal / Wtd. Avg.		49,041	69.4%	$68.55	60.4%
Remaining Office Tenants		21,629	30.6%	$101.91	39.6%
Total / Wtd. Avg. Occupied		70,670	100.0%	$78.76	100.0%
Vacant		0	0.0%
Total		70,670	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Includes approximately $92,094 in contractual rent steps through September 1, 2019.

(3)	Bol, Alpine Bank and Slifer Smith & Frampton each have two five-year renewal options.

(4)	CineBistro has four five-year renewal options.

(5)	Matsuhisa Vail, Betteridge Jewelers and Tommy Bowers Ski each have one 10-year renewal option.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	1	1,297	1.8%	1,297	1.8%	$111.73	2.6%	2.6%
2019	2	2,096	3.0%	3,393	4.8%	$112.87	4.3%	6.9%
2020	9	15,647	22.1%	19,040	26.9%	$109.10	30.7%	37.5%
2021	4	12,049	17.0%	31,089	44.0%	$78.56	17.0%	54.5%
2022	2	4,460	6.3%	35,549	50.3%	$92.34	7.4%	61.9%
2023	2	2,984	4.2%	38,533	54.5%	$101.85	5.5%	67.4%
2024	0	0	0.0%	38,533	54.5%	$0.00	0.0%	67.4%
2025	0	0	0.0%	38,533	54.5%	$0.00	0.0%	67.4%
2026	1	2,407	3.4%	40,940	57.9%	$95.01	4.1%	71.5%
2027	0	0	0.0%	40,940	57.9%	$0.00	0.0%	71.5%
2028	0	0	0.0%	40,940	57.9%	$0.00	0.0%	71.5%
Thereafter	5	29,730	42.1%	70,670	100.0%	$53.35	28.5%	100.0%
Vacant	NAP	0	0.0%			NAP	NAP
Total / Wtd. Avg.	26	70,670	100.0%			$78.76	100.0%

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes approximately $92,094 in contractual rent steps through September 1, 2019.

The Shops at Solaris Property is a 70,670 sq. ft. lifestyle center with a basement parking structure located within walking distance of Vail Mountain in Colorado. The Shops at Solaris Property was developed in 2010 as the retail portion of a larger mixed-use development by the borrower sponsors which also included the Solaris Residences (not part of the collateral for the Shops at Solaris Loan and no longer controlled by the borrower sponsors), a 79-unit luxury condominium building. The Shops at Solaris Property was 100.0% occupied by 26 tenants as of the underwritten rent roll dated July 1, 2018 and has been 100.0% occupied since June 2013. The Shops at Solaris Property is located at 141 East Meadow Drive, which is in the center of Vail Village and approximately one block from Bridge Street (the main pedestrian walkway to the base of Vail Mountain and the Vista Bahn ski lift). The unique tenant mix at the Shops at Solaris Property includes tenants such as CineBistro, a movie theater with dining service, Bol, a restaurant, bar and family entertainment center with ten bowling lanes and Matsuhisa, a Japanese restaurant owned by celebrity chef Nobu Matsuhisa. The Shops at Solaris Property contains publicly-maintained spaces that serve as a cultural center, hosting farmer’s markets in the summer months and public ice skating in the winter months which help to drive foot traffic. The Shops at Solaris Property also includes one of two public parking structures in Vail

A-3-45

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

Village. The parking structure is the only heated parking structure in Vail Village, offers 320 covered parking spaces (111 of which are allocated specifically for use of the residential condominium unit owners at the Solaris Residences), and contributed 34.0% of the effective gross income for the trailing 12-month period ending August 31, 2018. Although there are 111 parking spaces allocated for the residential condominium owners and guests through a shared facilities agreement (described below), all 320 parking spaces are collateral for the Shops at Solaris Loan and generate revenue for the Shops at Solaris borrower. The residential portion of the Solaris project was developed above the retail portion, and a shared facilities agreement between the borrower and the residential owner sets forth the parties’ respective rights and obligations with respect to access, maintenance and restoration.

Major Tenants.

Bol (13,368 sq. ft.; 18.9% of NRA; 13.0% of U/W Base Rent) Bol is a dining and family entertainment venue offering a full service dining room, a 60-foot bar and ten bowling lanes and has been located at the Shops at Solaris Property since it was developed in 2010. As of the trailing 12-month period ending August 31, 2018, Bol reported sales of approximately $317 per sq. ft. which produced an occupancy cost of 22.7%. Bol occupies its space at the Shops at Solaris Property pursuant to a lease with an expiration date of September 30, 2033, has two, five-year renewal options and no termination options. Bol is affiliated with the borrower sponsors and the lease is individually guaranteed by Peter B. Knobel.

CineBistro (12,595 sq. ft.; 17.8% of NRA; 9.9% of U/W Base Rent) CineBistro is a luxury three-screen movie theater featuring in-theater dining, as well as a restaurant and bar and has been located at the Shops at Solaris Property since July 2010. CineBistro is owned and operated by CMX Cinemas, the eighth largest movie theater chain in the United States with 36 currently operating sites. CMX Cinemas is a wholly owned subsidiary of Cinemex, which currently owns and operates 332 sites and 2,861 screens worldwide. There are currently eleven CineBistros operating in the United States and the subject location at the Shops at Solaris Property is the only location in the state of Colorado. CineBistro occupies its space at the Shops at Solaris Property pursuant to a lease with an expiration date of October 31, 2030, has four, five-year renewal options and no termination options. As of the trailing 12-month period ending August 31, 2018, CineBistro reported sales of approximately $508,591 per screen which produced an occupancy cost of 36.0%.

Matsuhisa (6,604 sq. ft.; 9.3% of NRA; 7.1% of U/W Base Rent) Matsuhisa is a Japanese restaurant owned by celebrity chef Nobu Matsuhisa and features a rustic dining setting with a stone fireplace, outdoor fire pits and floor-to-ceiling windows that reveal a panoramic view of Vail Mountain. The Matsuhisa at the Shops at Solaris Property opened in 2011 and is one of three Matsuhisa locations in Colorado (the others being located in Denver and Aspen). Matsuhisa occupies its space at the Shops at Solaris Property pursuant to a lease with an expiration date of December 31, 2021, has one, ten-year renewal option and no termination options. As of the trailing 12-month period ending August 31, 2018, Matsuhisa reported sales of approximately $1,252 per sq. ft. which produced an occupancy cost of 6.2%.

Environmental Matters. The Phase I environmental report dated September 4, 2018 recommended no further action at the Shops at Solaris Property.

The Market. The Shops at Solaris Property is located in Vail, CO, within Eagle County, approximately 136 miles west of Denver, CO. As one of the leading mountain resort communities in North America, Vail Village is a resort destination which attracts global visitors year-round. Most of the area’s visitors are drawn to the area during winter, however there are many summer activities as well, such as golf, mountain biking, fishing, rafting and cultural arts performances. Vail is home to around 4,500 permanent residents and an estimated 5,000 part-time residents but it attracted more than 1.7 million visitors from 2016 to 2017. Vail Resorts is one of the most popular ski resort destinations in the world and is the largest in Colorado by acres and has trails stretching seven miles from east to west.

The Shops at Solaris Property is located along South Frontage Road, Vail Road and East Meadow Drive. The Shops at Solaris Property is a five minute walk to Bridge Street which is the primary retail pedestrian thoroughfare in Vail and the primary thoroughfare to access the ski resort from all parking areas. Additionally, a bus stop is located directly in front of the Shops at Solaris Property with a route providing transportation throughout Vail Village with a connection to Lionshead Village as well.

According to the appraisal, the estimated 2018 population within a one-, three- and five-mile radius is 727, 4,270 and 7,445, respectively, and the median household income for the same period within a one-, three- and five-mile radius is $84,084, $81,269 and $81,499, respectively. According to a third party report, the Shops at Solaris Property is located in the Upper Valley/Mid Valley retail submarket of Eagle County. According to a third party report, rental rates in the Mid Valley submarket remain the highest amongst resort areas such as Vail Village, Beaver Creek and Lionshead. As of June 30, 2018, retail rates were approximately $120 PSF for prime retail space, in Vail Village. The Upper Valley, which includes Vail Village, has experienced significant decreases in vacancy and it currently has an occupancy rate of around 99.6%. According to the appraisal, there is also limited availability of land within ski villages, such as the Shops at Solaris Property, for construction of retail property. The appraiser identified seven buildings containing street level retail space with rental rates ranging from $85.00 to $173.00 PSF on a net basis with an average of approximately $120.00 PSF.

A-3-46

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

Lease Comparables(1)
Property Name	City, State	Tenant Name	Lease Start Year	Rent (PSF)
Shops at Solaris	Vail, CO	Various	2012(2)	$104.38(3)
1 Willow Bridge Road	Vail, CO	Confidential	2016	$127.00
200 block of Bridge Street	Vail, CO	Confidential	2016	$105.00
400 block of E. Hyman Avenue	Aspen, CO	Confidential	2016	$120.00
500 block of E. Hyman Avenue	Aspen, CO	Confidential	2017	$173.00
300 block of S. Mill Street	Aspen, CO	Confidential	2017	$85.00
400 block of S. Galena Street	Aspen, CO	Confidential	2015	$125.00
600 block of E. Cooper Avenue	Aspen, CO	Confidential	2016	$95.00

(1)	Source: Appraisal.

(2)	Represents the weighted average lease start year at the Shops at Solaris Property based off of underwritten gross rent, inclusive of rent steps.

(3)	Represents the weighted average base rent PSF for inline retail tenants on the first and second level of the Shops at Solaris Property.

Market Rent
Space Type	Sq. Ft. Occupied at Subject(1)	Weighted Average In Place Base Rent(1)	Appraiser’s Concluded Market Rent(2)
First & Second Floor Retail	36,422	$104.38	$111.36
Restaurant & Theater	32,567	$51.13	$56.13
Retail Storage	1,681	$58.74	$52.00
Total / Wtd. Avg.	70,670	$78.76	$93.09

(1)	Based on the underwritten rent roll dated July 1, 2018.

(2)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 8/30/2018	U/W	U/W (PSF)
Base Rent(1)	$4,841,439	$4,874,047	$4,985,232	$5,054,796	$5,473,622	$77.45
Rent Steps(2)	0	0	0	0	92,094	$1.30
Reimbursements	757,860	810,364	824,931	943,904	1,013,089	$14.34
Other Income 1(3)	125,929	82,664	98,839	139,967	139,967	$1.98
Gross Potential Rent	$5,725,229	$5,767,076	$5,909,002	$6,138,667	$6,718,772	$95.07
Other Income 2(4)	14,005	61,839	67,445	38,053	38,053	$0.54
Parking	2,510,899	2,463,299	2,712,675	3,176,653	3,176,653	$44.95
Less: Vacancy(5)	0	0	0	0	(335,939)	($4.75)
Effective Gross Income	$8,250,132	$8,292,213	$8,689,122	$9,353,373	$9,597,539	$135.81
Total Variable Expenses	789,738	709,678	871,218	793,785	881,789	$12.48
Total Fixed Expenses	615,059	644,710	643,201	807,186	948,973	$13.43
Net Operating Income	$6,845,335	$6,937,825	$7,174,703	$7,752,402	$7,766,778	$109.90
Capital Expenditures	0	0	0	0	10,601	$0.15
TI/LC	0	0	0	0	165,393	$2.34
Net Cash Flow	$6,845,335	$6,937,825	$7,174,703	$7,752,402	$7,590,784	$107.41

(1)	U/W Base Rent is based on the underwritten rent roll dated July 1, 2018.

(2)	Consists of $92,094 in contractual rent steps through September 1, 2019.

(3)	Other Income 1 consists of storage income from public, garage and residential storage units.

(4)	Other Income 2 consists of late charges and miscellaneous collections that were not budgeted.

(5)	U/W Vacancy represents the economic vacancy of 5.0%.

Property Management.   The Shops at Solaris Property is managed by Solaris Management & Consulting, LLC, an affiliate of the borrower sponsors.

Lockbox / Cash Management.    The Shops at Solaris Whole Loan documents require a hard lockbox with springing cash management. At origination, the borrower was required to deliver tenant direction letters to each existing tenant at the Shops at Solaris Property directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrower is also required to deliver a tenant direction letter to each and every future tenant. The borrower is required to (and is required to cause the property manager to) deposit all revenue derived from the Shops at Solaris Property and deposit the same into the clearing account within one business day following receipt. All funds deposited into the clearing account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Shops at Solaris Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Shops at Solaris Whole Loan documents are required to be held by the lender

A-3-47

141 East Meadow Drive Vail, CO 81657	Collateral Asset Summary – Loan No. 4 Shops at Solaris	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 46.7% 2.46x 11.1%

in an excess cash flow reserve account as additional collateral for the Shops at Solaris Whole Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” means a period (a) commencing on the earliest to occur of (i) a mortgage loan event of default has occurred and is continuing, (ii) the debt yield (as calculated under the Shops at Solaris Whole Loan documents) falling below 8.0% and (iii) a Specified Tenant Trigger Period (as defined below) and (b) terminating, with respect to a Trigger Period caused by clause (i), above, the cure, if applicable, of such event of default; with respect to a Trigger Period caused by clause (ii) above, the debt yield being equal to or greater than 8.0% for two consecutive calendar quarters, and with respect to a Trigger Period caused by clause (iii) above, such Specified Tenant Trigger Period ceasing to exist.

A “Specified Tenant Trigger Period” means a period (a) commencing on the first to occur of (i) any Specified Tenant (defined below) lease being in monetary or material non-monetary default under the applicable Specified Tenant lease beyond applicable notice and cure periods, (ii) any Specified Tenant failing to be in actual, physical possession of its space, failing to operate in its premises for the purpose contemplated under its lease and/or “going dark”, (iii) any Specified Tenant giving written notice to the borrower that it is terminating its lease for all or any portion of its space, (iv) any termination or cancellation of any Specified Tenant lease and/or any Specified Tenant lease failing to otherwise be in full force and effect, or (v) any bankruptcy or similar insolvency of any Specified Tenant and/or guarantor of a Specified Tenant lease, and (b) expiring upon the lender’s receipt of such reasonably satisfactory evidence of (A) the applicable cure of such trigger or (B) the borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the mortgage loan documents and the applicable tenant thereunder is in actual, physical occupancy and open for business in the space demised under the lease and paying the full amount of rent due thereunder (and all leasing commissions have been paid and tenant improvements completed, as applicable, or otherwise escrowed with the lender).

“Specified Tenant” means (i) any tenant whose lease, individually or when aggregated with all other leases at the Shops at Solaris Property with the same tenant, any affiliate of such tenant, any guarantor of such tenant’s lease and/or any affiliate of such guarantor of such tenant’s lease, either (a) accounts for 20.0% or more of total rental income for the Shops at Solaris Property, or (b) demises 20.0% or more of the Shops at Solaris Property’s gross leasable area and (ii) any guarantor or guarantors of the applicable Specified Tenant lease.

Initial and Ongoing Reserves.    On the origination date of the Shops at Solaris Whole Loan, the borrower funded a reserve of (i) $597,966 for real estate taxes and (ii) $48,724 for insurance.

Tax Reserves. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $74,746).

Insurance Reserves. On each payment date, the borrower is required to deposit reserves of 1/12 of the insurance premiums that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $8,121).

Replacement Reserves. On each payment date, the borrower is required to deposit $883 into a replacement reserve for capital expenditures.

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-48

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-49

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

A-3-50

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

NORTH NORTHSIGHT BOULEVARD
8501 EAST RAINTREE DRIVE
Vanguard
PARKING GARAGE
EAST RAINTREE DRIVE
N
Collateral
8501 East Raintree Drive

1930 BUILDING
1870 BUILDING
PARKING GARAGE
CARVANA
DriveTime
CENTENE
PARKING GARAGE
PARKING GARAGE
PARKING GARAGE
DHL
CENTENE
CENTENE
WageWorks
PARKING GARAGE
NORTH PRIEST DRIVE
WEST RIO SALADO PARKWAY
1910 BUILDING
1850 BUILDING
Collateral
Liberty Center

A-3-51

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

A-3-52

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

Mortgage Loan Information
Loan Seller(1):	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	Bruce Karsh
Borrower:	RS Phoenix Portfolio LLC
Original Balance(2):	$50,000,000
Cut-off Date Balance(2):	$50,000,000
% by Initial UPB:	4.3%
Interest Rate:	4.75500%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(2):	$115,700,000 Pari Passu Debt
Call Protection(3):	L(25), D(92), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$89,189	$44,594	NAP
Insurance:	$18,366	$9,183	NAP
Replacement:	$0	$13,429	NAP
Specified Tenant Sweep:	$0	Springing	NAP
Immediate Repairs:	$3,125	NAP	NAP
Unfunded Obligations:	$1,161,769	NAP	NAP
Free Rent:	$109,603	NAP	NAP
GPLET Ground Rent:	$77,257	$77,257	NAP
Property Information
Single Asset / Portfolio:	Portfolio of two properties
Property Type:	Suburban Office
Collateral(5):	Fee Simple/Leasehold
Location:	Various, AZ
Year Built / Renovated:	Various / NAP
Total Sq. Ft.:	805,746
Property Management:	Signature Real Estate Services, Inc.
Underwritten NOI(6):	$15,109,811
Underwritten NCF:	$14,130,019
Appraised Value(7):	$256,700,000
Appraisal Date:	Various

Historical NOI(6)
Most Recent NOI:	$14,502,824 (Annualized T-7 July 31, 2018)
2017 NOI:	$8,748,230 (December 31, 2017)
2016 NOI:	$7,201,661 (December 31, 2016)
2015 NOI:	$4,651,042 (December 31, 2015)

Historical Occupancy(8)
Most Recent Occupancy:	100.0% (May 31, 2018)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$50,000,000
Pari Passu Notes	$115,700,000
Whole Loan	$165,700,000	$206 / $206	64.6% / 64.6%	1.89x / 1.77x	9.1% / 8.5%	9.1% / 8.5%
(1)	The Liberty Portfolio Whole Loan (as defined below) was co-originated by CREFI, Barclays Bank PLC and Cantor Commercial Real Estate Lending, L.P.
(2)	The Liberty Portfolio Loan (as defined below) consists of the controlling Note A-1 and non-controlling Note A-3, and is part of a whole loan evidenced by eight pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $165.7 million. For additional information, see “The Loan” herein.
(3)	The lockout period will be at least 25 payments beginning with and including the first payment date of November 6, 2018. Defeasance of the full $165.7 million Liberty Portfolio Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion note to be securitized and (ii) September 26, 2021. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.
(4)	See “Initial and Ongoing Reserves” herein.
(5)	See “Tax Abatements” herein.
(6)	The difference between 2015 NOI, 2016 NOI, 2017 NOI, Most Recent NOI and Underwritten NOI is primarily attributable to the construction and stabilization of the Liberty Center at Rio Salado Property. The Liberty Center at Rio Salado Property consists of four buildings: 1850 West Rio Salado Parkway (built in 2014 and represents approximately 18.0% of Underwritten NOI), 1870 West Rio Salado Parkway (built in 2017 and represents approximately 29.9% of Underwritten NOI), 1910 West Rio Salado Parkway (built in 2014 and represents approximately 20.0% of Underwritten NOI), and 1930 West Rio Salado Parkway (built in 2016 and represents approximately 16.8% of Underwritten NOI). The 8501 East Raintree Drive Property was built in 2006 and represents approximately 15.4% of Underwritten NOI. The Liberty Portfolio Properties are all 100.0% leased and all outstanding landlord obligations and free rent were reserved for at origination.
(7)	The Appraised Value of $256,700,000 represents the aggregate “As-Is” value of the Liberty Portfolio properties. The Liberty Center at Rio Salado Property had an “As-Is” appraised value of $212,910,000 as of August 22, 2018, and the 8501 East Raintree Drive Property had an “As-Is” appraised value of $43,790,000 as of August 24, 2018.
(8)	Due to the various construction dates of the Liberty Portfolio Properties, Historical Occupancy information on a portfolio basis is not available. The 8501 East Raintree Drive Property has maintained 100.0% occupancy since 2008 and the buildings located at the Liberty Center at Rio Salado Property have steadily increased occupancy each year since construction was complete to reach the current 100.0% occupancy levels represented in the underwritten rent rolls dated May 31, 2018.

A-3-53

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

Portfolio Summary(1)
Property Name	Largest Tenant	Property Type	Sq. Ft.	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value
Liberty Center at Rio Salado	Centene	Office	682,406	100.0%	$42,467,603	84.9%	$11,962,700	$212,910,000
8501 East Raintree Drive	The Vanguard Group	Office	123,340	100.0%	$7,532,397	15.1%	$2,167,319	$43,790,000
Total / Wtd. Avg.			805,746	100.0%	$50,000,000	100.0%	$14,130,019	$256,700,000
(1)	Based on the underwritten rent roll dated May 31, 2018 and the Liberty Portfolio Whole Loan documents.

The Loan.    The Liberty Portfolio mortgage loan (the “Liberty Portfolio Loan”) is a fixed rate loan secured by the borrower’s fee simple and leasehold interests in a two-property Class A office portfolio located in Arizona and totaling 805,746 sq. ft. of fully occupied space, with an Original Balance and Cut-off Date Balance of $50.0 million. The Liberty Portfolio Loan is part of a whole loan (the “Liberty Portfolio Whole Loan”) evidenced by eight pari passu notes in the aggregate original principal balance of $165.7 million. The Liberty Portfolio Loan is evidenced by the controlling Note A-1 and non-controlling Note A-3, with an aggregate original principal balance of $50.0 million, which will be included in the Benchmark 2018-B7 mortgage trust. The table below summarizes the promissory notes.

The relationship between the holders of the Liberty Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1, A-3	$50,000,000	$50,000,000	Benchmark 2018-B7	Yes
A-2	$30,000,000	$30,000,000	CREFI	No
A-4, A-5	$37,850,000	$37,850,000	Barclays Bank PLC	No
A-6, A-7	$37,850,000	$37,850,000	Cantor Commercial Real Estate Lending, L.P.	No
A-8	$10,000,000	$10,000,000	CREFI	No
Total	$165,700,000	$165,700,000

The Liberty Portfolio Loan has a 10-year interest only term, has an outstanding principal balance as of the Cut-off Date of $50.0 million and accrues interest at a fixed rate equal to 4.75500%. The Liberty Portfolio Whole Loan proceeds were used to acquire the Liberty Portfolio Properties for $255.0 million, pay closing costs of approximately $2.9 million and fund upfront reserves of approximately $1.5 million. The most recent prior financing of the Liberty Portfolio Properties was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$165,700,000	63.9%	Purchase Price	$255,000,000	98.3%
Borrower Sponsor Equity	92,058,681	35.5	Closing Costs	2,896,463	1.1
Other Sources(1)	1,597,091	0.6	Reserves	1,459,309	0.6
Total Sources	$259,355,773	100.0%	Total Uses	$259,355,773	100.0%
(1)	Other Sources consist of various credits awarded to the purchaser at origination, including, but not limited to: prepaid rents, tenant improvement allowances, free rent, tenant security deposits and real estate tax credits.

The Borrower / Borrower Sponsor.    The borrower is RS Phoenix Portfolio LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Liberty Portfolio Whole Loan. H25A, LLC, a Delaware limited liability company, is the non-recourse carve-out guarantor for the Liberty Portfolio Whole Loan.

Bruce Karsh, the borrower sponsor, is a co-chairman and co-founder of Oaktree Capital which, as of June 30, 2018, currently manages approximately $122.0 billion in assets. He also serves as Chief Investment Officer and serves as portfolio manager for Oaktree Capital’s Distressed Opportunities, Value Opportunities and Multi-Strategy Credit strategies. Bruce Karsh serves on the boards of a number of privately held companies and is a member of the investment committee of the Broad Foundations. He is a Duke University alumni and served as Chairman of the Board of DUMAC, LLC, the entity that manages Duke University’s endowment, from 2005 to 2014.

A-3-54

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

The Properties.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent(3)	Lease Expiration
Centene(4)(5)	NR / Ba1 / BB+	352,988	43.8%	$19.54	44.1%	1/31/2028
The Vanguard Group(6)	NR / NR / NR	123,340	15.3%	$20.15	15.9%	7/31/2026
DHL Express(7)	BBB+ / A3 / NR	117,593	14.6%	$19.96	15.0%	2/28/2023
WageWorks, Inc.(7)	NR / NR / NR	76,162	9.5%	$17.47	8.5%	12/31/2021
Carvana, LLC(8)(9)	NR / NR / NR	69,774	8.7%	$19.10	8.5%	2/29/2024
DriveTime Automotive Group, Inc.(8)(9)	NR / NR / NR	65,889	8.2%	$19.10	8.0%	2/29/2024
Total/Wtd. Avg. Occupied		805,746	100.0%	$19.43	100.0%
Vacant		0	0.0%
Total		805,746	100.0%

(1)	Based on the underwritten rent rolls dated May 31, 2018.
(2)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.
(3)	Includes approximately $261,743 in contractual rent steps through October 1, 2019 for non-credit tenants and $185,411, which represents the present value of rent steps for a credit tenant (DHL Express).
(4)	Centene has two five-year renewal options based on a fixed increase of 2.25% annually of the minimum annual rent in effect as of the current lease expiration date and tenant improvement allowance of $7.00 per sq. ft. for each exercised renewal option (related to 236,131 SF of space in the 1870 West Rio Salado Parkway building) and two five-year renewal options at annual increases of $0.50 per SF and tenant improvement allowance of $7.00 per SF for each exercised renewal option (related to 116,857 SF of space in the 1850 West Rio Salado Parkway and 1910 West Rio Salado Parkway buildings).
(5)	Centene occupies 236,131 sq. ft. through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 sq. ft. through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 sq. ft. through December 31, 2028 in the 1910 West Rio Salado Parkway building.
(6)	The Vanguard Group has two five-year renewal options at the greater of (i) 95% of fair market value and (ii) scheduled rent immediately prior to lease expiration.
(7)	DHL Express and WageWorks, Inc. each have two five-year renewal options at fair market value.
(8)	Carvana, LLC and DriveTime Automotive Group, Inc. each have three five-year renewal options at 95.0% of fair market value.
(9)	DriveTime Automotive Group, Inc. subleases its 65,889 sq. ft. of space to Carvana, LLC. The sublease is co-terminus with, and requires the same rent, as the original DriveTime Automotive Group, Inc. lease. In total, Carvana, LLC occupies 135,663 sq. ft. at the 1930 West Rio Salado Parkway building.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	1	76,162	9.5%	76,162	9.5%	$17.47	8.5%	8.5%
2022	0	0	0.0%	76,162	9.5%	$0.00	0.0%	8.5%
2023	1	117,593	14.6%	193,755	24.0%	$19.96	15.0%	23.5%
2024	2	135,663	16.8%	329,418	40.9%	$19.10	16.6%	40.1%
2025	0	0	0.0%	329,418	40.9%	$0.00	0.0%	40.1%
2026	1	123,340	15.3%	452,758	56.2%	$20.15	15.9%	55.9%
2027	0	0	0.0%	452,758	56.2%	$0.00	0.0%	55.9%
2028(4)	3	352,988	43.8%	805,746	100.0%	$19.54	44.1%	100.0%
Thereafter	0	0	0.0%	805,746	100.0%	$0.00	0.0%	100.0%
Vacant	NAP	0	0.0%	805,746	100.0%	NAP	NAP
Total / Wtd. Avg.	8	805,746	100.0%			$19.43	100.0%
(1)	Based on the underwritten rent rolls dated May 31, 2018.
(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.
(3)	Includes approximately $261,743 in contractual rent steps through October 1, 2019 and $185,411 which represents the present value of rent steps for DHL Express.
(4)	Centene occupies 236,131 sq. ft. through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 sq. ft. through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 sq. ft. through December 31, 2028 in the 1910 West Rio Salado Parkway building.

A-3-55

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

The Liberty Portfolio consists of a two-property Class A office portfolio. The Liberty Center at Rio Salado campus (682,406 sq. ft.) includes four office buildings built from 2014 to 2017 located at 1850, 1870, 1910 and 1930 West Rio Salado Parkway in Tempe, Arizona (the “Liberty Center at Rio Salado Property”). The Liberty Center Property is situated on a site covering approximately 40.7 acres and is 100.0% occupied as of the underwritten rent rolls dated May 31, 2018 by national tenants such as Centene Management Company, LLC (“Centene”), DHL Express (USA), Inc. (“DHL Express”) and WageWorks, Inc. (“WageWorks”). The buildings at the Liberty Center Property, which consist of three two-story Class A office buildings and one three-story Class A office building, offer 4,078 surface parking spaces (which equates to approximately 6.0 parking spaces per 1,000 sq. ft. of NRA). The Liberty Center Property also offers redundant power, balconies, cafeterias, mountain views and access to downtown Tempe and the Phoenix Sky Harbor International Airport. The 8501 East Raintree Drive Property (123,340 sq. ft.) is a three-story, Class A, LEED Gold office building that was built-to-suit for The Vanguard Group, Inc. (“The Vanguard Group”) in 2006 and is located in Scottsdale, Arizona. The 8501 East Raintree Drive Property is situated on a site covering approximately 13.8 acres and remains 100.0% occupied by The Vanguard Group as of the underwritten rent roll dated May 31, 2018. The Vanguard Group lease commenced in 2006, expires in July 2026 and offers two five-year renewal options. The 8501 East Raintree Drive Property amenities include approximately 28,000 sq. ft. of landscaped outdoor patio area. The 8501 East Raintree Drive Property also contains a parking garage with 594 parking spaces (which equates to approximately 4.8 parking spaces per 1,000 sq. ft. of NRA). Overall, the Liberty Portfolio Properties are 100.0% occupied by six national tenants with a weighted average remaining lease term from the Cut-off Date of 7.1 years.

Major Tenants.

Centene (352,988 sq. ft.; 43.8% of NRA; 44.1% of U/W Base Rent): Centene, rated Ba1/BB+ by Moody’s/S&P, is a Fortune 500 multi-national healthcare company headquartered in St. Louis, Missouri. Centene utilizes its space at the Liberty Center Property as one of the primary office locations for its Nursewise (a wholly owned subsidiary of Centene in the business of providing multilingual telehealth services) and Cenpatico Integrated Care (a wholly owned subsidiary of Centene that offers agencies, health plans, and states solutions to administer healthcare services more effectively) business lines. Centene first leased 77,867 sq. ft. of space in October 2015 and has since expanded to its current footprint of 352,988 sq. ft. across multiple buildings at the Liberty Center Property. Centene occupies 236,131 sq. ft. through January 31, 2028 in the 1870 West Rio Salado Parkway building, 77,867 sq. ft. through January 22, 2028 in the 1850 West Rio Salado Parkway building and 38,990 sq. ft. through December 31, 2028 in the 1910 West Rio Salado Parkway building, and has two five-year renewal options and no termination options. For the fiscal year ended December 31, 2017, Centene reported approximately $48.4 billion in total revenues and employees of approximately 33,700. As of October 16, 2018, Centene had a market capitalization of approximately $30.1 billion.

The Vanguard Group (123,340 sq. ft.; 15.3% of NRA; 15.9% of U/W Base Rent): The Vanguard Group is a privately owned investment manager founded in 1975 and, as of January 31, 2018, employed approximately 16,600 people in the United States and had approximately $5.1 trillion in global assets under management. The Vanguard Group primarily provides its services to investment companies and caters to pooled investment vehicles, corporations, individuals, retirement plan sponsors, institutional investors, separate account institutional clients and financial advisors. The Vanguard Group utilizes the entire 123,340 sq. ft. of office space at the 8501 Raintree Drive Property as a regional office and has been in occupancy since the property was constructed in 2006.

DHL Express (117,593 sq. ft.; 14.6% of NRA; 15.0% of U/W Base Rent): DHL Express, rated A3/BBB+ by Moody’s/Fitch, the United States branch of Deutsche Post DHL Group, the world’s largest international courier service company with express, global forwarding, freight and supply chain divisions, utilizes its space at the Liberty Center Property as a corporate office. Deutsche Post DHL Group currently employs approximately 520,000 employees in over 220 countries worldwide. As of October 16, 2018, Deutsche Post DHL Group had a market capitalization of approximately $40.7 billion. According to the 2017 annual report, Deutsche Post DHL Group reported earnings before interest and taxes of approximately $4.65 billion for fiscal year 2017.

Tax Abatements. The four buildings located at the Liberty Center at Rio Salado Property receive a 50.0% real estate tax abatement for eight years commencing on the respective certificate of occupancy date for each building through a Government Property Lease Excise Tax (“GPLET”) abatement with the Arizona Department of Revenue and the City of Tempe. In lieu of paying real estate taxes, the borrower pays to the Arizona Department of Revenue and the City of Tempe, in the form of rent, 50.0% of what the respective buildings’ real estate taxes otherwise would have been (2018 rent due under the GPLET abatement for the four buildings located at the Liberty Center at Rio Salado Property was equal to $882,940). The borrower has a leasehold interest in each of the buildings located at the Liberty Center at Rio Salado Property, which are subject to the GPLET abatement until expiration of the underlying lease, at which point title in the fee interest will automatically vest in the borrower. Real estate taxes were underwritten based on the 10-year average of each respective building’s current tax amount and full tax amount when the GPLET abatement expires. Assuming a 1.0% growth rate, 14.21% tax rate and 18.0% assessment ratio, the average annual real estate tax savings from the 2018/2019 tax year through the 2027/2028 tax year for the Liberty Center at Rio Salado Property is equal to $508,706 per year. The 8501 East Raintree Drive Property is not subject to an abatement and real estate taxes were underwritten to the budgeted amount equal to $509,650. Below is a table illustrating the GPLET abatements for each building at the Liberty Center at Rio Salado Property:

A-3-56

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

Liberty Center at Rio Salado Tax Abatement Summary
Liberty Center at Rio Salado Building	Certificate of Occupancy Date	GPLET Expiration Date	Remaining GPLET Term (years)(1)	Unabated Annual Real Estate Tax 10-yr Average	U/W Annual Real Estate Tax 10-yr Average
1850 West Rio Salado Parkway	10/30/2014	10/29/2022	4.0	$535,060	$431,237
1870 West Rio Salado Parkway	2/15/2018	2/14/2026	7.3	$412,042	$246,330
1910 West Rio Salado Parkway	7/8/2015	7/7/2023	4.7	$508,615	$384,629
1930 West Rio Salado Parkway	9/28/2016	9/27/2024	5.9	$391,784	$276,599
Total / Wtd. Avg.			5.2	$1,847,501	$1,338,795
(1)	Remaining GPLET Term (years) is based on the Cut-off Date for the Benchmark 2018-B7 trust in November 2018.

Environmental Matters. The Phase I environmental reports dated July 23, 2018 recommended no further action at the Liberty Portfolio Properties.

The Market. The Liberty Portfolio Properties are located within the Phoenix office market which, according to the appraisal as of year end 2017, had an overall office supply of approximately 179.4 million sq. ft., a vacancy rate of 14.6% and average asking rent of $23.94 per sq. ft. According to the appraisal, from the period beginning in 2009 and ending June 30, 2018, the Phoenix office market has added approximately 12.4 million sq. ft. of supply, reduced vacancy by approximately 6.2% while maintaining an average asking rent that ranged from $23.52 per sq. ft. in 2009 to $25.14 per sq. ft. as of June 30, 2018. According to a third party report, the technology industry continues to expand, many technology companies have relocated from Southern California or expanded in the Phoenix office market to utilize the cheaper rents for back-office space. The Phoenix office market is currently home to the back-office operations of prominent technology companies including PayPal, Yelp and San Francisco-based financial technology firm Upgrade. According to the appraisal, the Phoenix market has also become a significant market in the United States for advanced business services jobs in the financial sector. According to the United States Bureau of Labor Statistics, as of August 31, 2018, the financial services sector accounts for approximately 9.1% of total non-farm employment in the Phoenix market and supports approximately 191,500 jobs. Since the beginning of 2017, firms such as Bank of the West, Charles Schwab, and Northern Trust have relocated or expanded within the Phoenix office market.

The buildings that make up the Liberty Center at Rio Salado Property are located at 1850, 1870, 1910 and 1930 West Rio Salado Parkway in Tempe, Arizona, approximately 9.5 miles east of downtown Phoenix. Tempe, the eighth largest city in Arizona, is an urban community located in the southeast Arizona that is bordered by Scottsdale to the north, Mesa to the east, Chandler to the south and Phoenix to the west. Tempe is served by Interstate 10, U.S. Route 60 and State Routes 101 and 143. The Salt River flows through the northern portion of Tempe and the Phoenix Sky Harbor International Airport is located approximately four miles west of Tempe. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 5,947, 91,845 and 328,873, respectively. Additionally, for the same period, the average household income within a one-, three- and five-mile radius was $50,990, $51,485 and $60,211, respectively. The Liberty Center at Rio Salado Property is part of the Phoenix Airport Area submarket, which, according to the appraisal, as of June 30, 2018, contained an office supply of approximately 12.4 million sq. ft. with a vacancy rate of 21.8% and average gross asking rent equal to $23.83 per sq. ft. (compared to the weighted average U/W Gross Rent at the Liberty Center at Rio Salado Property of $24.35 per sq. ft.).

The 8501 East Raintree Property is located in Scottsdale, Arizona, approximately 26.6 miles northeast of downtown Phoenix. Scottsdale, the seventh largest city in Arizona, is bordered by Tempe to the south, Fountain Hills and McDowell Mountain Regional Park to the east, Tonto National Forest to the north and Phoenix and Paradise Valley to the west. Scottsdale is served by Interstates 10 and 17, as well as U.S. Route 60, which are all located within 10 miles of the 8501 East Raintree Property. Also, the Phoenix Sky Harbor International Airport is located approximately six miles west of Scottsdale. According to the appraisal, as of year-end 2017, the population within a one-, three- and five-mile radius was 5,184, 70,146 and 168,757, respectively. Additionally, for the same period, the average household income within a one-, three- and five-mile radius was $114,175, $125,706 and $127,144, respectively. The 8501 East Raintree Property is part of the Scottsdale Airpark submarket, which, according to the appraisal as of June 30, 2018, contained an office supply of approximately 13.2 million sq. ft. with a vacancy rate of 13.1% and average gross asking rent equal to $27.76 per sq. ft. (compared to the U/W Gross Rent for The Vanguard Group at the 8501 East Raintree Property of $25.26 per sq. ft.).

A-3-57

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

In determining market rent for the Liberty Portfolio Properties, the appraisal identified the six comparable office properties located in the Phoenix office market listed in the table below.

Office Comparables(1)
Property Name	Office Area (NRA)	City	Occupancy	Tenant Name	Lease Type	Rent (PSF)
Liberty Portfolio Properties	805,746 (2)	Tempe/Scottsdale	100.0%	Various	NNN	$19.75 - $20.00(3)
Price Road Office	66,759	Chandler	100.0%	Walgreens (Call Center)	NNN	$15.75
Chaparral Commerce Center	271,085	Scottsdale	100.0%	McKesson Corp.	NNN	$16.31
Norterra West One	475,000	Phoenix	100.0%	USAA (IT Dept.)	NNN	$17.38
Rio 2100	100,102	Tempe	100.0%	Varsity Tutors LLC	FSG	$28.37
Rio Office	63,500	Tempe	100.0%	Benchmark Elec., Inc.	FSG	$30.25
The Alameda	235,000	Tempe	93.2%	Lennar Homes	NNN	$19.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 31, 2018.

(3)	Represents the range of concluded market office rent from the appraisal (on a net basis) for the Liberty Portfolio Properties.

Cash Flow Analysis.

Cash Flow Analysis
	2016	2017	Annualized 7/31/2018	U/W	U/W (PSF)
Base Rent(1)	$7,167,149	$8,527,073	$14,118,837	$15,204,627	$18.87
Rent Steps(2)	0	0	0	$447,154	$0.55
Reimbursements	1,636,533	1,973,158	2,845,390	4,078,245	$5.06
Gross Potential Rent	$8,803,682	$10,500,231	$16,964,227	$19,730,026	$24.49
Other Income(3)	1,504	1,017	0	0	$0.00
Parking	101,350	332,312	397,500	425,867	$0.53
Less: Vacancy(4)	0	0	(3)	(986,501)	($1.22)
Effective Gross Income	$8,906,536	$10,833,560	$17,361,723	$19,169,391	$23.79
Total Variable Expenses	761,670	985,096	1,472,184	2,106,185	$2.61
Total Fixed Expenses(5)	943,205	1,100,234	1,386,715	1,953,395	$2.42
Net Operating Income(6)	$7,201,661	$8,748,230	$14,502,824	$15,109,811	$18.75
Capital Expenditures	0	0	0	161,149	$0.20
TI/LC	0	0	0	818,643	$1.02
Net Cash Flow	$7,201,661	$8,748,230	$14,502,824	$14,130,019	$17.54
(1)	U/W Base Rent is based on the underwritten rent roll dated May 31, 2018.

(2)	Rent Steps consist of approximately $261,743 in contractual rent steps through October 1, 2019 and $185,411 which represents the present value of rent steps for credit tenants.

(3)	Other Income consists of telecommunications income for the 2016 and 2017 historical cash flow information.

(4)	U/W Vacancy represents the economic vacancy of 5.0%.

(5)	U/W Total Fixed Expenses include real estate taxes ($1,848,445) that were underwritten using the budgeted real estate tax amount for the 8501 East Raintree Property ($509,650) and the 10-year average of the current abated real estate taxes and the fully unabated real estate taxes due when the GPLET’s expire at each of the respective buildings that make up the Liberty Center at Rio Salado Property ($1,338,795). See “Tax Abatements” above for further detail.

(6)	The difference between 2016 Net Operating Income, 2017 Net Operating Income, the Annualized 7/31/2018 and U/W Net Operating Income is primarily attributable to the construction and stabilization of the Liberty Center at Rio Salado Property. The Liberty Center at Rio Salado Property consists of four buildings: 1850 West Rio Salado Parkway (built in 2014 and represents approximately 18.0% of U/W Net Operating Income), 1870 West Rio Salado Parkway (built in 2017 and represents approximately 29.9% of U/W Net Operating Income), 1910 West Rio Salado Parkway (built in 2014 and represents approximately 20.0% of U/W Net Operating Income), and 1930 West Rio Salado Parkway (built in 2016 and represents approximately 16.8% of U/W Net Operating Income). The 8501 East Raintree Drive Property was built in 2006 and represents approximately 15.4% of U/W Net Operating Income. The Liberty Portfolio Properties are all 100.0% leased and all outstanding landlord obligations and free rent were reserved for at origination.

Property Management.   The Liberty Portfolio Properties are managed by Signature Real Estate Services, Inc., an independent third party property manager.

A-3-58

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

Lockbox / Cash Management.     The Liberty Portfolio Whole Loan documents require a hard lockbox with springing cash management. The borrower is required to deliver tenant direction letters to each existing tenant at the Liberty Portfolio Properties directing each of them to remit their rent checks directly to the lender-controlled lockbox. The borrower is also required to deliver a tenant direction letter to each and every future commercial tenant. The borrower is required to (and is required to cause the property manager to) deposit all revenue derived from the Liberty Portfolio Properties and deposit the same into the clearing account promptly upon receipt. All funds deposited into the clearing account are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Liberty Portfolio Whole Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Liberty Portfolio Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Liberty Portfolio Whole Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrowers.

A “Trigger Period” means the occurrence of the following, as applicable: (i) a mortgage loan event of default has occurred and is continuing, (ii) the debt service coverage ratio is less than 1.20x and (iii) a Specified Tenant (as defined below) and/or the guarantor of such specified tenant lease experiences a bankruptcy event, ceases to occupy its space or “goes dark” (unless it is an investment-grade tenant), gives notice of its intent to terminate the space (such Trigger Period to occur a specified number of months prior to the designated termination date), terminates or cancels its lease or any portion thereof, is in monetary default or material non-monetary default under its lease or fails to renew its lease (a “Specified Tenant Trigger Period”).

A Trigger Period will expire upon the cessation of the event described above and/or the satisfaction of the conditions specified in the Liberty Portfolio Whole Loan documents. In the case of a Trigger Period caused by the event described in clause (ii) above, such Trigger Period will cease if the borrower deposits with the lender cash or an evergreen letter of credit in an amount that (if applied to pay the balance of the Liberty Portfolio Whole Loan) would cause the Liberty Portfolio Whole Loan to have a DSCR at least equal to 1.25x. Such reserve or letter of credit will be released to the borrower upon the Liberty Portfolio Whole Loan having a DSCR at or above 1.25x for two consecutive calendar quarters (not taking into account the foregoing reserve).

“Specified Tenant” means, as applicable, (i) Centene, (ii) The Vanguard Group and (iii) any tenant whose lease, individually or when aggregated with all other leases at the Liberty Portfolio Property with the same tenant, any affiliate of such tenant, any guarantor of such tenant’s lease and/or any affiliate of such guarantor of such tenant’s lease, either (a) accounts for 25.0% or more of total rental income for the respective Liberty Portfolio Property or (b) demises 25.0% or more of the respective Liberty Portfolio Property’s gross leasable area.

Initial and Ongoing Reserves.    On the origination date of the Liberty Portfolio Whole Loan, the borrower funded a reserve of (i) $89,189 for real estate taxes, (ii) $18,366 for insurance, (iii) $3,125 for immediate repairs, (iv) $1,161,769 for unfunded obligations, (v) $109,603 for Carvana, LLC free rent and (vi) $77,257 for ground rent related to the GPLET leases with respect to the Liberty Center at Rio Salado Property.

Tax Reserve. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $44,594 per month).

Insurance Reserve. On each payment date, the borrower is required to deposit reserves of 1/12 of the insurance premiums that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $9,183 per month).

Replacement Reserve. On each payment date, the borrower is required to deposit $13,429 into a replacement reserve for capital expenditures.

Specified Tenant Sweep Reserve. Monthly deposits into the specified tenant sweep reserve are waived so long as no Specified Tenant Trigger Period has occurred and is continuing. On each monthly payment date occurring on and after the occurrence and during the continuance of a Specified Tenant Trigger Period, the borrower will deposit an amount equal to the specified tenant sweep excess cash flow (within the meaning of Liberty Portfolio Whole Loan documents) generated by the Liberty Portfolio Properties for the immediately preceding interest accrual period until the amount in the specified tenant sweep reserve meets a certain threshold and the DSCR is above 1.25x.

GPLET Ground Rent Reserve. On each monthly payment date, the borrower is required to deposit reserves of 1/12 of the ground rent payable during the next-ensuing 12 months under the GPLET leases with respect to the Liberty Center at Rio Salado Property (initially estimated to be $77,257 per month).

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-59

Various, AZ	Collateral Asset Summary – Loan No. 5 Liberty Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 64.6% 1.77x 9.1%

Excluded Tax Parcel. As of the origination date of the Liberty Portfolio Whole Loan, the 8501 East Raintree Drive Property was legally subdivided from, but still part of a larger tax parcel with, certain adjacent property that is not part of the collateral for the Liberty Portfolio Whole Loan (the “Excluded Parcel”). The borrower has represented that all conditions precedent to the consummation of the severance of the 8501 East Raintree Drive Property from the Excluded Parcel for real estate tax purposes such that the 8501 East Raintree Drive Property is assessed for real estate tax purposes as one or more wholly independent tax lots (the “Scottsdale Tax Parcelization”) have been satisfied, except the ministerial creation by the Maricopa County Assessor’s Office of separate tax lots for the 8501 East Raintree Drive Property and the Excluded Parcel. The entity that sold the 8501 East Raintree Drive Property to the borrower (the “Liberty Portfolio Seller”) is required pursuant to the applicable purchase-and-sale agreement (the “Liberty Portfolio PSA”) to pay to the borrower all real estate taxes with respect to the Excluded Parcel not later than ten business days prior to the due date thereof to the extent that such real estate taxes relate to the period prior to the consummation of the Scottsdale Tax Parcelization. The borrower will be required to escrow a true up payment for real estate taxes with respect to the Excluded Parcel if (a) the Scottsdale Tax Parcelization has not occurred and (b) any of the following conditions are not satisfied: (i) no event of default under the Liberty Portfolio Loan documents has occurred and is continuing, (ii) borrower is diligently pursuing in a commercially reasonable good faith manner the Scottsdale Tax Parcelization, (iii) the Liberty Portfolio Seller is not in default of its obligation to pay to the borrower real estate taxes with respect to the Excluded Parcel pursuant to the Liberty Portfolio PSA or (iv) borrower has delivered evidence of the payment of taxes with respect to the Excluded Parcel at least five days prior to the due date of such taxes.

A-3-60

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A-3-61

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

A-3-62

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

A-3-63

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

A-3-64

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	E. Stanley Kroenke
Borrower:	TKG Christiana Center, LLC
Original Balance:	$49,000,000
Cut-off Date Balance:	$49,000,000
% by Initial UPB:	4.2%
Interest Rate:	5.09000%
Payment Date:	1st of each month
First Payment Date:	December 1, 2018
Maturity Date:	November 1, 2028
Amortization:	Interest only for first 60 months; 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), YM1(92), O(3)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	Springing	NAP
TI/LC:	$0	Springing	$908,337
Free Rent:	$0	Springing	NAP
Outstanding TI:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Newark, DE
Year Built / Renovated:	1998-2000 / NAP
Total Sq. Ft.:	302,779
Property Management:	TKG Management, Inc.
Underwritten NOI:	$4,783,966
Underwritten NCF:	$4,615,350
Appraised Value:	$69,400,000
Appraisal Date:	September 6, 2018

Historical NOI
Most Recent NOI:	$5,225,681 (T-12 July 31, 2018)
2017 NOI:	$5,091,010 (December 31, 2017)
2016 NOI:	$4,870,233 (December 31, 2016)
2015 NOI:	$4,920,739 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	95.5% (July 31, 2018)
2017 Occupancy:	97.8% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR(2) NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$49,000,000	$162 / $149	70.6% / 65.2%	1.50x / 1.45x	9.8% / 9.4%	10.6% / 10.2%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are 1.89x and 1.83x, respectively.

A-3-65

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

The Loan.    The Christiana Center loan (the “Christiana Center Loan”) is a fixed rate loan that has an outstanding principal balance as of the Cut-off Date of $49.0 million, which is secured by a first mortgage lien on the borrower’s fee simple interest in a 302,779 sq. ft. anchored retail property located in Newark, Delaware (the “Christiana Center Property”). The Christiana Center Loan with an original principal balance of $49.0 million, has a 10-year term, is interest only for five years, and then amortizes on a 30-year amortization schedule and accrues interest at a fixed rate equal to 5.09000%. The Christiana Center Loan proceeds were used to refinance an existing CMBS loan securitized in WFRBS 2012-C9, pay closing costs and return equity to the borrower sponsor.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$49,000,000	100.0%	Loan Payoff(1)	$47,503,288	96.9%
			Closing Costs	663,374	1.4
			Return of Equity	833,338	1.7
Total Sources	$49,000,000	100.0%	Total Uses	$49,000,000	100.0%
(1)	Loan Payoff includes $2,763,128 associated with defeasance costs.

The Borrower / Borrower Sponsor.    The borrower is TKG Christiana Center, LLC, a Delaware limited liability company structured to be bankruptcy remote with one independent director. The nonrecourse carve out guarantor and the borrower sponsor is E. Stanley Kroenke, founder of The Kroenke Group (“TKG”). TKG is a privately held company which engages in the management, investment, and development of various commercial real estate properties. Founded in 1983, TKG has focus primarily in the development and management of large retail power centers nationwide. Mr. Kroenke is a well-known American businessman and entrepreneur. Mr. Kroenke owns approximately 30.0 million sq. ft. of real estate, as well as multiple sports teams that include the Denver Nuggets, Colorado Avalanche, Colorado Rapids and Arsenal.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration
							Sales PSF(4)	Occupancy Cost(4)
Costco(5)	A+ / Aa3 / A+	140,814	46.5%	$10.94	33.6%	9/30/2023	N/A	N/A
Dick’s Sporting Goods	NR / NR / NR	50,000	16.5%	$18.06	19.7%	11/30/2023	$256	7.1%
Raymour’s Furniture Co.	NR / NR / NR	32,462	10.7%	$16.00	11.3%	5/31/2020	N/A	N/A
Michael’s	NR / NR / NR	20,670	6.8%	$18.00	8.1%	2/29/2028	N/A	N/A
Petco	NR / NR / CCC+	15,000	5.0%	$21.45	7.0%	1/31/2024	$158	13.6%
Pier 1	NR / NR / B-	9,388	3.1%	$33.50	6.9%	2/29/2024	N/A	N/A
Bahama Breeze	BBB / Baa2 / BBB	8,945	3.0%	$27.67	5.4%	1/31/2022	N/A	N/A
Hallmark Creations	NR / NR / NR	6,954	2.3%	$29.00	4.4%	2/29/2020	$145	20.0%
Men’s Warehouse	NR / NR / B+	5,000	1.7%	$32.00	3.5%	2/29/2024	$681	4.7%
Total / Wtd. Avg. Occupied		289,233	95.5%	$15.84	100.0%
Vacant Space		13,546	4.5%	NAP	NAP
Total / Wtd. Avg.		302,779	100.0%	$15.84	100.0%

(1)	Based on the underwritten rent roll dated July 31, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF reflects the following: (a) in-place leases based on the July 31, 2018 underwritten rent roll and (b) contractual rent steps through April 2019 totaling $127,617.

(4)	Not all tenants at the Christiana Center Property are required to report sales. Sales PSF and Occupancy Cost are based on 2017 sales figures and underwritten base rent.

(5)	Costco currently ground leases its premises from the borrower and is responsible for its own improvements.

A-3-66

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

The following table presents certain information relating to the historical inline sales and occupancy cost at the Christiana Center Property:

Historical Tenant Sales (PSF) and Occupancy Cost(1)
	2015	2016	2017	2017 Sales PSF	2017 Occupancy Cost
Total Tenant Sales	$19,742,298	$19,252,354	$19,579,594	$254.43	8.1%

(1)	Not all tenants at the Christiana Center Property are required to report sales. Sales PSF and Occupancy Cost are based on 2017 sales figures and underwritten base rent.

Historical and Current Occupancy
	2008	2009(1)	2010	2011	2012	2013	2014	2015	2016	2017	7/31/2018
Occupancy	99.0%	88.0%	96.0%	96.0%	100.0%	100.0%	100.0%	100.0%	100.0%	97.8%	95.5%
(1)	In 2009, occupancy declined due to a former tenant Circuit City, vacating their space. The vacant space was backfilled by H.H. Gregg immediately.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	2	39,416	13.0%	39,416	13.0%	$18.29	15.7%	15.7%
2021	0	0	0.0%	39,416	13.0%	$0.00	0.0%	15.7%
2022	1	8,945	3.0%	48,361	16.0%	$27.67	5.4%	21.1%
2023	2	190,814	63.0%	239,175	79.0%	$12.81	53.3%	74.5%
2024	3	29,388	9.7%	268,563	88.7%	$27.09	17.4%	91.9%
2025	0	0	0.0%	268,563	88.7%	$0.00	0.0%	91.9%
2026	0	0	0.0%	268,563	88.7%	$0.00	0.0%	91.9%
2027	0	0	0.0%	268,563	88.7%	$0.00	0.0%	91.9%
2028	1	20,670	6.8%	289,233	95.5%	$18.00	8.1%	100.0%
Thereafter	0	0	0.0%	289,233	95.5%	$0.00	0.0%	100.0%
Vacant	NAP	13,546	4.5%	302,779	100.0%	NAP	NAP
Total / Wtd. Avg.	9	302,779	100.0%			$15.84	100.0%
(1)	Based on the underwritten rent roll dated July 31, 2018.

(2)	Annual U/W Base Rent PSF reflects the following: (a) in-place leases based on the July 31, 2018 rent roll and (b) contractual rent steps through April 2019 totaling $127,617.

The Christiana Center Property is an approximately 302,779 sq. ft., anchored multi-tenant power retail center situated on approximately 37.73 acres in Newark, Delaware. The Christiana Center Property is anchored by five major tenants accounting for approximately 85.5% of net rentable sq. ft. The top five tenants at the Christiana Center Property are Costco, Dick’s Sporting Goods, Raymour’s Furniture Co., Michael’s and Petco. The Christiana Center Property is situated in between the Christiana Mall and the Christiana Fashion Center in a heavily developed retail corridor at the convergence of I-95 and US Highway 1. The Christiana Mall is owned by General Growth Properties, which is an approximate 1.3 million sq. ft. mall that is occupied by 179 tenants. The Christiana Mall attracts approximately 20 million customers annually.

The Christiana Center Property is located approximately 40.1 miles from the Philadelphia, Pennsylvania and approximately 67.7 miles from Baltimore, Maryland. Given the Christiana Center Property’s proximity to major highways and the New Castle Airport, which is approximately six miles away, the Christiana Center benefits from heavy traffic flow on the two major highways. The Christiana Center Property is also in close proximity to Wilmington, Delaware, which is approximately 9.1 miles away. Wilmington is the largest city in Delaware with an estimated population over 72,000 people for year-end 2018. The state of Delaware currently imposes a sales tax rate of 0.0%, which makes the Christiana Center Property attractive to customers outside the state of Delaware.

From 2008 to 2017, the Christiana Center Property has maintained an average historical occupancy of 97.7%. Of the five largest tenants at the Christiana Center Property, Costco (140,814 sq. ft.), is the only tenant that operates under a ground lease. Costco has been at the property since 1998 and recently extended its lease until September 2023. Additionally, six of the other eight tenants have been at the property since 1999 or earlier. Aside from the three largest tenants, no tenant occupies more than approximately 6.8% of net rentable area.

A-3-67

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

Major Tenants.

Costco (140,814 sq. ft.; 46.5% of NRA; 33.6% of U/W Base Rent) (rated A+/Aa3/A+ by Fitch, Moody’s, and S&P) (NYSE: COST). The largest tenant at the Christiana Center Property Costco, operates membership warehouses that specializes in providing customers with branded and private label products in a wide range of merchandise categories. Founded in 1983, Costco operates more than 740 locations worldwide and is the nation’s largest wholesale club, ahead of competitor Sam’s Club according to a third party source. The company provides dry and packaged foods, groceries, alcoholic and non-alcoholic beverages, household supplies, appliances, electronics, health products, garden items and operates pharmacies. There are approximately more than 90 million active membership subscribers worldwide. During the past fiscal year, which ended as of September 3, 2017, Costco total sales were approximately $126.2 billion, which has a CAGR of 4.2% since 2013. Costco is currently the only tenant that operates under a ground lease. Costco recently exercised an extension option for the space which is set to expire in September 2023 with three additional five-year extension options thereafter.

Dick’s Sporting Goods (50,000 sq. ft.; 16.5% of NRA; 19.7% of U/W Base Rent) (NYSE: DKS). The second largest tenant at the Christiana Center Property is Dick’s Sporting Goods (“Dick’s”). Founded in 1948, Dick’s is a leading omni-channel sporting goods retailer offering an assortment of athletic, sports equipment, apparel, footwear and accessories. Headquartered out of Pittsburgh, Pennsylvania. Dick’s operates 733 locations across 47 states. As of year-end 2017 Dick’s total sales were approximately $8.6 billion, which represents a CAGR of 6.7% since 2013. Dick’s has been at the property since November 1998 and has a lease expiration in November 2023, with three, five-year extension options remaining.

Raymour’s Furniture Co. (32,462 sq. ft.; 10.7% of NRA; 11.3% of U/W Base Rent). The third largest tenant at the Christiana Center Property is Raymour’s Furniture Co. (“Raymours”). Founded in 1947, Raymours is a furniture, mattress, living room, bed room, entertainment, home office, and outdoor furniture retailer. Based primarily in the Northeastern United States, Raymour’s operates in more than 117 locations throughout New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Delaware, and Rhode Island. Raymour’s has been at the Christiana Center Property since May 2010 and its lease is set to expire in May 2020, with three, five-year option remaining.

Environmental Matters. The Phase I environmental report, dated September 11, 2018, recommended no further action at the Christiana Center Property other than the removal of water stained ceiling tiles at certain tenant spaces.

The Market. The Christiana Center Property is located within the Philadelphia Metropolitan Statistical Area (“MSA”). The population within the Philadelphia MSA has seen growth from 2007 to 2017 of 0.4% and currently boasts a population of approximately 6.0 million people, making it the eighth largest MSA in the United States. The property is located in the South New Castle County submarket within the Philadelphia MSA. According to a third party report, the South New Castle County retail submarket as of October 2018, exhibits a vacancy rate of 5.7%, which has increased from year-end 2017 by 0.4%.

	2017 Demographic Statistics(1)
Population	Trade Area(2)	Philadelphia MSA	Delaware	USA
2017 Population	473,859	6,117,605	960,591	325,372,858
Households	Trade Area(2)	Philadelphia MSA	Delaware	USA
2017 Estimated # of Households	179,634	2,312,843	368,448	123,183,573
2017 Average Household Income	$87,862	$93,787	$83,685	$81,217

(1)	Source: Appraisal.

(2)	The appraisal identified the trade area as the 10-mile radius surrounding the Christiana Center Property.

The appraisal considered six retail centers in close proximity as the primary competitive set for the Christiana Center Property. Which are located within approximately 2.6 miles from Christiana Center Property. The primary competition ranges from 187,900 sq. ft. to approximately 562,497 sq. ft.

Directly Competitive Buildings(1)
Property	Location	Rentable Area (sq. ft.)	Year Built / Renovated	Distance From Property (Miles)
Christiana Center	Newark, Delaware	302,779	1998-2000 / N/A	N/A
Christiana Fashion Center	Newark, Delaware	562,497	2015 / N/A	0.1
Metro Center	Newark, Delaware	213,735	1990 / 2005	2.1
Christiana Town Center	Newark, Delaware	437,592	2000 / 2008	2.3
Center Pointe Plaza	Newark, Delaware	187,900	2006 / N/A	2.4
University Plaza	Newark, Delaware	233,586	1971 / 1989	2.5
Center Pointe Plaza – Phase 2	Newark, Delaware	204,646	N/A / N/A	2.6
(1)	Source: Appraisal.

A-3-68

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 7/31/2018	U/W	U/W (PSF)
Base Rent(1)(2)	$4,928,131	$4,896,674	$4,902,795	$4,845,144	$4,580,379	$15.13
Potential Income from Vacant Space	0	0	0	0	326,777	$1.08
Cell Tower Income(2)	0	0	0	0	170,750	$0.56
Percentage Rent	13,066	4,345	0	0	24,233	$0.08
Total Reimbursement Revenue	986,414	895,796	1,106,840	1,051,015	1,125,997	$3.72
Other Income(3)	0	15,665	14,468	324,575	14,468	$0.05
Less: Vacancy and Credit Loss	0	0	0	0	(414,744)	($1.37)
Effective Gross Income	$5,927,611	$5,812,481	$6,024,102	$6,220,734	$5,827,860	$19.25
Total Expenses	1,006,872	942,247	933,092	995,052	1,043,894	$3.45
Net Operating Income	$4,920,739	$4,870,233	$5,091,010	$5,225,681	$4,783,966	$15.80
TI/LC	0	0	0	0	123,199	$0.41
Capital Expenditures	0	0	0	0	45,417	$0.15
Net Cash Flow	$4,920,739	$4,870,233	$5,091,010	$5,225,681	$4,615,350	$15.24
(1)	U/W Base Rent reflects the following: (a) in-place leases based on the July 2018 rent roll, (b) contractual rent steps through April 2019 totaling approximately $127,617.

(2)	Cell Tower Income reflects income from the cell tower adjacent to the property, which is leased to American Tower Corporation. Historically cell tower income was included in Base Rent.

(3)

T-12 7/31/2018 Other Income is inclusive of non-reoccurring income of approximately $323,810 associated with reimbursements and a yearly check for the borrower sponsor’s participation in a Refundable Water Sells program.

Property Management.    The Christiana Center Property is managed by TKG Management, Inc., an affiliate of the borrower sponsor.

Lockbox / Cash Management.    The Christiana Center Loan is structured with a springing hard lockbox and springing cash management. Upon the commencement of a Lockbox Period (as defined below) the borrower is required to deliver tenant direction letters to all tenants under leases at the Christiana Center Property directing them to pay all rents directly into a lender-controlled lockbox account. Upon commencement of a Cash Sweep Period (as defined below), funds on deposit in the lockbox account are required to be swept on each business day into a lender-controlled cash management account. Provided that no Cash Sweep Period exists, funds in the lockbox account will be transferred to or at the direction of the borrower. During the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be transferred to the cash management account each business day and disbursed in accordance with the loan documents.

A “Lockbox Period” means the period commencing upon the occurrence of a Cash Sweep Event (as defined below), and continuing until (i) the occurrence of (a) if the Cash Sweep Event is caused solely by the occurrence of a DSCR Trigger Event, the achievement of a debt service coverage ratio of 1.35x or greater for two consecutive calendar quarters based upon the trailing six month period immediately preceding the date of determination, (b) if the Cash Sweep Event is caused solely by an event of default, the acceptance by lender of a cure of such event of default, (c) if the Cash Sweep Event is caused solely by a bankruptcy action of manager, if borrower replaces the manager with a qualified manager under a replacement management agreement within 60 days of such action or (d) if the Cash Sweep Event is caused solely by a bankruptcy action of borrower, such bankruptcy action is involuntary and not consented to or colluded in by borrower, guarantor or any of their affiliates, and such bankruptcy action is discharged, stayed or dismissed within 90 days of the filing of such bankruptcy action without any adverse consequences to the Christiana Center Loan or the property; provided (i) no event of default has occurred and is continuing under the loan documents and (ii) payment in full of all principal and interest on the Christiana Center Loan and all other amounts payable under the loan documents in accordance with the terms and provisions of the loan documents. The borrower may cure a Cash Sweep Event by entering into one or more master leases with the characteristics described in “Master Lease” below. Such Lockbox Period may be cured no more than two times in the aggregate during the term of the loan.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of (i) the payment date next occurring following the related cash sweep event cure, or (ii) until payment in full of all principal and interest on the Christiana Center Loan and all other amounts payable under the loan documents in accordance with the terms and provisions of the loan documents.

A “Cash Sweep Event” means the occurrence of: (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower or property manager or (iii) a DSCR Trigger Event (as defined below).

A “DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents) based on the trailing six-month period immediately preceding the date of determination is less than 1.35x.

A-3-69

100-900 Center Boulevard Newark, DE 19702	Collateral Asset Summary – Loan No. 6 Christiana Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$49,000,000 70.6% 1.45x 9.8%

Initial and Ongoing Reserves.

Tax Reserve. The borrower is required to make monthly deposits into the real estate tax reserve in the amount of 1/12 of annual estimated real estate taxes (a) during a Cash Sweep Period or (b) if the borrower fails to provide evidence satisfactory to the lender that all taxes and other charges have been paid by the tenants pursuant to the terms of their leases.

Insurance Reserve. The borrower is required to make monthly deposits into the insurance reserve account in the amount of 1/12 of the annual insurance premiums if an acceptable blanket insurance policy is not in place.

Replacement Reserve. Upon the occurrence and continuance of a Cash Sweep Period, the borrower is required to make monthly deposits of approximately $3,785 into the replacement reserve account.

Rollover Reserve. Upon the occurrence and continuance of a Cash Sweep Period, the borrower is required to make monthly deposits of approximately $25,232 into the rollover reserve account. The borrower is also required to deposit any Lease (as defined below) termination or contraction fees payable under any lease at the Christiana Center Property. The aggregate amount of the Rollover Reserve funds, excluding any amounts attributable to termination deposits and fees, will not exceed approximately $908,337 on any payment date.

Free Rent Reserve. The borrower is required to pay to the lender any free rent under any Lease that the borrower will have entered into for all or a part of the premises demised under the Master Lease (as defined below), according to the conditions set forth in the loan documents. See “Master Lease” below for more information.

Outstanding TI Reserve. The borrower is required to pay to the lender an amount equal to any outstanding tenant improvement obligation or outstanding leasing commission of borrower pursuant to any Lease that the borrower will have entered into for all or a part of the premises demised under the Master Lease, according to the loan documents. See “Master Lease” below for more information.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

Master Lease. The leases for all of the tenants at the Christiana Center Property will expire prior to the maturity date of the Christiana Center Loan. The related loan documents permit the borrower sponsor and nonrecourse carve out guarantor to enter into a master lease (“Master Lease”) with the borrower for any vacant space for purposes of curing a Cash Sweep Period caused by the DSCR Trigger Event. The loan documents require the Master Lease to (i) have a term of at least 10 years, (ii) have comparable terms to other arms’ length leases in the market and (iii) provide for a rental rate that, when added to other rents and revenues from the Christiana Center Property (including pursuant to any Master Lease), would cause the debt service coverage ratio threshold to be satisfied. The guarantor is not required to pay rent under the Master Lease, and, for purposes of calculating the debt service coverage ratio under the loan agreement, the lender is required to assume that rent has been paid, unless a Cash Sweep Period (including a DSCR Trigger Event) is in effect or the debt service coverage ratio (excluding all rents from the Master Lease) is less than 1.05x. The loan documents also provide for springing rollover reserves in the amount of approximately $25,232 (subject to a cap of approximately $908,337) in the event a Cash Sweep Period is in effect. For purposes of calculating the DSCR Trigger Event, such calculation is required to include rents received under any Master Lease. Notwithstanding the foregoing, provided that the borrower has entered into a lease (a “Lease”) in an arms-length transaction with a bona fide, independent third party tenant for all or a part of the premises demised under the Master Lease, the borrower may release all or a portion of the premises so demised from the Master Lease; provided, however, (i) the rents received under such third-party lease are equal to or greater than the rents received with respect to such premises on a pro rata basis per square foot under the applicable Master Lease; (ii) such Lease has a term of at least 10 years; and (iii) the replacement tenant under such Lease is in physical occupancy of the space covered by its Lease, open for business and paying full contractual rent (without offset, free rent credit or outstanding tenant improvement or leasing commission obligations on the part of the borrower unless an amount equal to any free rent credit or outstanding tenant improvements obligations or leasing commission obligations under such Lease has been deposited with the lender in accordance with the loan documents).

A-3-70

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A-3-71

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

A-3-72

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

A-3-73

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

A-3-74

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsors:	Justin Gorjian; Cobby Gorjian
Borrower:	192 Lexington Avenue LLC
Original Balance(1):	$46,000,000
Cut-off Date Balance(1):	$46,000,000
% by Initial UPB:	3.9%
Interest Rate:	4.91000%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt(1):	$14,000,000 Pari Passu Debt
Call Protection(2):	L(25), D(90), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly	Cap
Taxes:	$525,492	$105,098	NAP
Insurance:	$11,134	$5,567	NAP
Replacement:	$450,000	$2,313	NAP
TI/LC:	$450,000	$11,004	NAP
Required Repairs:	$24,475	NAP	NAP
Rent Concession:	$35,780	NAP	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1926 / NAP
Total Sq. Ft.:	132,049
Property Management:	Gorjian Management, LLC
Underwritten NOI:	$4,397,720
Underwritten NCF:	$4,203,973
Appraised Value:	$101,000,000
Appraisal Date:	August 7, 2018

Historical NOI(4)
Most Recent NOI:	NAV
2017 NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy(4)
Most Recent Occupancy:	90.9% (September 1, 2018)
2017 Occupancy:	NAV
2016 Occupancy:	NAV
2015 Occupancy:	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$46,000,000
Pari Passu Note	$14,000,000
Whole Loan	$60,000,000	$454 / $454	59.4% / 59.4%	1.47x / 1.41x	7.3% / 7.0%	7.3% / 7.0%
(1)	The Original Balance and Cut-off Date Balance of $46.0 million represents the controlling Note A-1, which together with the $14.0 million non-controlling Note A-2 comprise the 192 Lexington Avenue Whole Loan (as defined below) with an aggregate original principal balance of $60.0 million. For additional information on the pari passu companion loan, see “The Loan” herein.

(2)	The lockout period will be at least 25 payments beginning with and including the first payment date of November 6, 2018. Defeasance of the full $60.0 million 192 Lexington Avenue Whole Loan is permitted after the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) September 26, 2022. The assumed lockout period of 25 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	The 192 Lexington Avenue Whole Loan represents an acquisition. The 192 Lexington Avenue Property was gifted to a charitable trust and the borrower sponsors acquired the 192 Lexington Avenue Property, in an off-market transaction, from the charitable trust for $89.0 million. As such, no historical data is available for the 192 Lexington Avenue Property (as defined below).

A-3-75

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

The Loan. The 192 Lexington Avenue mortgage loan (the “192 Lexington Avenue Loan”) is a fixed rate loan secured by among other things, the borrower’s fee simple interest in a Class B office property located in New York, New York (the “192 Lexington Avenue Property”). The 192 Lexington Avenue Loan is evidenced by the controlling Note A-1, which has an Original Balance and Cut-off Date Balance of $46.0 million. The whole loan (the “192 Lexington Avenue Whole Loan”), with an aggregate principal balance of $60.0 million, was originated by CREFI and is evidenced by two pari passu promissory notes as described below.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$46,000,000	$46,000,000	Benchmark 2018-B7	Yes
A-2	$14,000,000	$14,000,000	CREFI	No
Total	$60,000,000	$60,000,000

The 192 Lexington Avenue Loan had an original principal balance of $46.0 million, has an outstanding principal balance as of the Cut-off Date of $46.0 million and accrues interest at an interest rate of 4.91000% per annum. The 192 Lexington Avenue Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and is interest-only for the term of the loan. The 192 Lexington Avenue Whole Loan has a maturity date of October 6, 2028. Following the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu companion loan to be securitized and (ii) September 26, 2022, the borrower will have the right to defease the 192 Lexington Avenue Whole Loan. The 192 Lexington Avenue Whole Loan is prepayable without penalty on or after June 6, 2028.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$60,000,000	64.6%	Purchase Price(1)	$89,000,000	95.8%
Borrower Sponsor Equity	32,223,755	34.7	Closing Costs	2,387,511	2.6
Other Sources	660,638	0.7	Upfront Reserves	1,496,882	1.6
Total Sources	$92,884,393	100.0%	Total Uses	$92,884,393	100.0%

(1)	The 192 Lexington Avenue Whole Loan represents an acquisition. The 192 Lexington Avenue Property was gifted to a charitable trust and the borrower sponsors acquired the property, in an off-market transaction, from the charitable trust for $89.0 million.

The Borrower / Borrower Sponsors. The borrower under the 192 Lexington Avenue Whole Loan is 192 Lexington Avenue LLC, a Delaware limited liability company and special purpose entity with a springing member and one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 192 Lexington Avenue Whole Loan. The borrower sponsors are Justin Gorjian and Cobby Gorjian (of the Gorjian Real Estate Group). Justin Gorjian, Cobby Gorjian, Guidaon Gorjian Irrevocable Trust FBO Justin Gorjian and Guidaon Gorjian Irrevocable Trust FBO Cobby Gorjian are the guarantors of certain nonrecourse carveouts under the 192 Lexington Avenue Loan.

The Gorjian Real Estate Group is a privately-held real estate investment firm based in Manhattan. The company was founded in 1972, it focuses on investments in various asset types including multifamily, office, mixed-use, retail, land, hotel and industrial and has a portfolio totaling over 3.0 million sq. ft. across Manhattan.

A-3-76

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(1)	% of Total U/W Base Rent(1)	Lease Expiration

Broadway Suites III(2)	NR / NR / NR	8,498	6.4%	$32.81	4.8%	8/31/2019
Transit Wireless(3)	NR / NR / NR	8,487	6.4	$45.74	6.6	12/31/2019
ZDG(4)	NR / NR / NR	8,483	6.4	$44.86	6.5	12/31/2022
Popper, Seger & Popper, LLP(5)	NR / NR / NR	7,701	5.8	$48.94	6.5	11/30/2026
Silverson, Pareres, Lombardi	NR / NR / NR	6,730	5.1	$52.87	6.1	12/31/2019
Synergistic Marketing LLC	NR / NR / NR	6,661	5.0	$44.08	5.0	6/30/2022
Peeq Media, LLC	NR / NR / NR	6,134	4.6	$57.21	6.0	7/31/2019
Beachworld Residential LLC	NR / NR / NR	5,742	4.3	$44.80	4.4	10/8/2022
Distance Education Company, LL	NR / NR / NR	5,672	4.3	$46.73	4.5	4/30/2021
Shulsky Properties	NR / NR / NR	5,286	4.0	$46.90	4.2	5/31/2021
Subtotal / Wtd. Avg.		69,394	52.6%	$46.04	54.7%
Remaining Tenants		50,688	38.4	$52.21	45.3
Total / Wtd. Avg. Occupied		120,082	90.9%	$48.65	100.0%
Vacant		11,967	9.1
Total / Wtd. Avg.		132,049	100.0%

(1)	Information obtained from the underwritten rent roll dated September 1, 2018 and includes rent steps through September 1, 2019.

(2)	Broadway Suites III has two five-year lease renewal options.

(3)	Transit Wireless subleases its 8,487 sq. ft. of space from ProCure Treatment Centers, Inc.

(4)	ZDG has one five-year lease renewal option.

(5)	Popper, Seger & Popper, LLP has a one-time option to terminate as of November 30, 2021 with written notice no later than June 30, 2021.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	2	0	0.0%	0	0.0%	$0.05	0.1%	0.1%
2018	1	465	0.4%	465	0.4%	$17.42	0.1%	0.3%
2019	8	36,788	27.9%	37,253	28.2%	$45.90	28.9%	29.2%
2020	3	11,324	8.6%	48,577	36.8%	$42.40	8.2%	37.4%
2021	4	16,077	12.2%	64,654	49.0%	$47.78	13.1%	50.5%
2022	7	31,136	23.6%	95,790	72.5%	$55.09	29.4%	79.9%
2023	4	10,154	7.7%	105,944	80.2%	$50.33	8.7%	88.6%
2024	1	2,112	1.6%	108,056	81.8%	$41.70	1.5%	90.2%
2025	0	0	0.0%	108,056	81.8%	$0.00	0.0%	90.2%
2026	1	7,701	5.8%	115,757	87.7%	$48.94	6.5%	96.6%
2027	1	4,325	3.3%	120,082	90.9%	$45.89	3.4%	100.0%
2028	0	0	0.0%	120,082	90.9%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	120,082	90.9%	$0.00	0.0%	100.0%
Vacant	NAP	11,967	9.1%	132,049	100.0%	NAP	NAP
Total / Wtd. Avg.(4)	32	132,049	100.0%			$48.65	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes approximately $139,984 in rent steps through September 1, 2019.

(4)	Wtd. Avg. Annual U/W Base Rent PSF excludes vacant space.

The 192 Lexington Avenue Property is comprised of a 17-story, Class B office building totaling 132,049 sq. ft. that is 90.9% occupied as of September 1, 2018 by a diverse tenant roster of 32 tenants across various industries including real estate, manufacturing, importing & exporting, advertising, education, food-service design and publishing. The 192 Lexington Avenue Property is comprised of 122,298 sq. ft. of office space, 7,154 sq. ft. of ground-level retail space and 2,597 sq. ft. of storage space. The property has averaged 93.5% occupancy over the last 10 years and was 100.0% occupied prior to sale. The seller occupied a total of 10,506 sq. ft. in the building and vacated 7,690 sq. ft. on the 14th floor upon sale. The remaining 2,816 sq. ft. is leased by the seller for an additional 18 months at $10 per sq. ft. and was underwritten as vacant at loan origination. The largest tenant by underwritten base rent at the 192 Lexington Avenue Property is Mattress Firm which occupies 5,186 sq. ft. (3.9% of the net rentable area) and is 9.4% of underwritten base rent. No other tenant comprises more than 6.4% of the net rentable area and 6.6% of underwritten base rent.

A-3-77

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

Environmental Matters. According to a Phase I environmental site assessment dated August 14, 2018, there was no evidence of any recognized environmental conditions at the 192 Lexington Avenue Property. An operations and maintenance program for asbestos-containing materials has been implemented at the 192 Lexington Avenue Property.

The Market. The 192 Lexington Avenue Property is located in Midtown Manhattan on the southwest corner of East 32nd Street. The 192 Lexington Avenue Property has good access to all forms of transportation including multiple subway lines, the commuter railways at both Pennsylvania Station and Grand Central Terminal as well as numerous bus lines on Third Avenue, Lexington Avenue and East 34th Street. According to the appraisal, the 192 Lexington Avenue Property is located in the Murray Hill office submarket of the Midtown Manhattan office market. As of the second quarter of 2018, the Murray Hill office submarket totals approximately 7.8 million sq. ft. with a 6.2% vacancy rate and average asking rents of $56.04 per sq. ft. According to the appraisal, there were no office properties in the Murray Hill office submarket under construction or projected to be delivered as of the second quarter of 2018. In determining market rent for the 192 Lexington Avenue Property, the appraiser identified nine comparable office properties listed in the table below.

Office Comparables(1)
Property Name	Office Area (NRA)	Year Built/Renovated	Number of Stories	Tenant	Lease Start	Lease Term (months)	Rent PSF
192 Lexington Avenue	132,049(2)	1926/NAP	17	NAP	NAP	NAP	$48.65(2)
450 Park Avenue South	183,204	1912/NAP	12	WeWork	August 2018	180	$66.00
285 Lexington	107,504	1974/NAP	26	Visiting Nurse Service of New York	August 2018	126	$47.00
36 East 31st Street	138,000	1915/NAP	12	Arlee Home Fashions, Inc.	October 2017	120	$56.00
121 East 24th Street	67,281	1942/NAP	12	Bright Talk LLC	August 2017	60	$59.00
99 Madison Avenue	134,249	1916/NAP	16	Lee Anav Chung White Kim Ruger and Richter	June 2017	144	$61.00
386 Park Avenue South	260,162	1910/2010	20	AdRoll	June 2017	88	$65.00
205 Lexington Avenue	121,128	1964/NAP	19	Glenbervie Health	January 2017	64	$58.00
33 East 33rd Street	138,000	1914/NAP	12	GRJ LLC and Dallien Realty LLC	September 2016	51	$56.00
12 East 33rd Street	33,000	1926/NAP	12	Panna Cooking, LLC	July 2016	60	$68.00

(1)	Source: Appraisal.

(2)	Source: Underwritten rent roll dated September 1, 2018.

Cash Flow Analysis.

	Cash Flow Analysis(1)
	U/W	U/W (Per sq. ft.)(2)
Base Rent	$5,701,521	$43.18
Contractual Rent Steps(3)	139,984	$1.06
Gross Up Vacancy	696,887	$5.28
Total Reimbursement Revenue	564,084	$4.27
Vacancy & Credit Loss	(696,887)	($5.28)
Effective Gross Income	$6,405,588	$48.51

Real Estate Taxes	$1,216,190	$9.21
Insurance	63,626	$0.48
Management Fee	192,168	$1.46
Other Operating Expenses	535,885	$4.06
Total Operating Expenses	$2,007,868	$15.21

Net Operating Income	$4,397,720	$33.30
TI/LC	193,747	$1.47
Capital Expenditures	0	$0.00
Net Cash Flow	$4,203,973	$31.84

(1)	The 192 Lexington Avenue Whole Loan represents an acquisition. The property was gifted to a charitable trust and the borrower sponsors acquired the property, in an off-market transaction, from the charitable trust for $89.0 million. As such, no historical data available for the 192 Lexington Avenue Property.

(2)	Calculated based on the total sq. ft. at the 192 Lexington Avenue Property.

(3)	Includes contractual rent increases through September 1, 2019.

A-3-78

192 Lexington Avenue New York, NY 10016	Collateral Asset Summary – Loan No.7 192 Lexington Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$46,000,000 59.4% 1.41x 7.3%

Property Management. The 192 Lexington Avenue Property is managed by Gorjian Management, LLC.

Lockbox and Cash Management. The 192 Lexington Avenue Whole Loan is structured with a hard lockbox and springing cash management. The restricted account was established by the borrower upon the origination of the 192 Lexington Avenue Whole Loan for the sole and exclusive benefit of the lender. The borrower is required to deposit, or cause to be deposited, all revenue generated by the 192 Lexington Avenue Property. Pursuant to the restricted account agreement, funds on deposit in the restricted account are required to be transferred on each business day to or at the direction of the borrower unless a 192 Lexington Avenue Trigger Period (as defined below) exists, in which case the funds will be transferred on each business day to the cash management account, as described below.

Upon the first occurrence of a 192 Lexington Avenue Trigger Period, the lender, on the borrower’s behalf, is required to establish an eligible cash management account with the lender or the servicer, as applicable, in the name of the borrower for the sole and exclusive benefit of the lender. Upon the first occurrence of a 192 Lexington Avenue Trigger Period, the lender, on the borrower’s behalf, will also establish with the lender or the servicer, an eligible account, into which the borrower is required to deposit, or cause to be deposited the amounts required for the payment of debt service under the 192 Lexington Avenue Whole Loan.

A “192 Lexington Avenue Trigger Period” will commence upon the occurrence and continuance of (i) an event of default (and will expire when the event of default is cured) and (ii) the debt service coverage ratio being less than 1.15x (and will expire when the debt service coverage ratio is greater than 1.15x for two consecutive calendar quarters).

Initial and Ongoing Reserves. At origination of the 192 Lexington Avenue Whole Loan, the borrower funded reserves of (i) $525,492 for real estate taxes, (ii) $11,134 for insurance, (iii) $450,000 for replacement reserves, (iv) $450,000 for tenant improvements and leasing commissions, (v) $24,475 for required repairs and (vi) $35,780 for rent concessions.

Tax Reserve. On each payment date, the borrower is required to deposit reserves of 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period, which currently equates to approximately $105,098.

Insurance Reserve. At the lender’s option, insurance escrows are waived so long as the 192 Lexington Avenue Property is covered by an acceptable blanket policy. If such conditions are not satisfied, on each payment date, the borrower will be required to fund an insurance reserve in a monthly amount equal to 1/12 of the amount that the lender estimates will be necessary to pay insurance premiums for the renewal of coverage. At origination, an acceptable blanket policy was not in place, therefore the borrower is required to fund an insurance reserve on each monthly payment date in an amount equal to approximately $5,567.

Replacement Reserve. On each payment date, the borrower is required to deposit $2,313 into a replacement reserve for capital expenditures.

TI/LC Reserve. On each payment date, the borrower is required to deposit approximately $11,004 for tenant improvements and leasing commissions.

Current Mezzanine or Subordinate Indebtedness. None.

Future Subordinate and Mezzanine Indebtedness. None.

Partial Release. None.

A-3-79

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

A-3-80

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

A-3-81

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor:	Erwin H. Sokol
Borrower:	Marina Pacific Hotel and Suites, LLC
Original Balance:	$45,000,000
Cut-off Date Balance:	$45,000,000
% by Initial UPB:	3.9%
Interest Rate:	5.13000%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(25), DorYM1(90), O(5)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(1)
	Initial	Monthly	Cap
Taxes:	$17,903	$8,952	NAP
Insurance:	$54,257	$9,043	NAP
FF&E(2):	$0	$59,458	NAP
PIP:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Full Service Hospitality
Collateral:	Fee Simple
Location:	Venice Beach, CA
Year Built / Renovated:	1975 / 2016-2018
Total Rooms:	119
Property Management:	RIM Management, LLC
Underwritten NOI:	$5,901,845
Underwritten NCF:	$5,238,422
Appraised Value:	$91,100,000
Appraisal Date:	August 22, 2018

Historical NOI(3)
Most Recent NOI:	$5,731,245 (T-12 July 31, 2018)
2017 NOI:	$5,093,040 (December 31, 2017)
2016 NOI:	$6,420,042 (December 31, 2016)
2015 NOI:	$5,443,957 (December 31, 2015)

Historical Occupancy(3)
Most Recent Occupancy:	79.5% (July 31, 2018)
2017 Occupancy:	73.2% (December 31, 2017)
2016 Occupancy:	87.2% (December 31, 2016)
2015 Occupancy:	86.3% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$45,000,000	$378,151 / $378,151	49.4% / 49.4%	2.52x / 2.24x	13.1% / 11.6%	13.1% / 11.6%
(1)	See “Initial and Ongoing Reserves” herein.

(2)	Monthly FF&E payments will be $59,458 for the monthly payment dates during the remainder of 2018 and will be recalculated annually in January of each calendar year to an amount equal to the greater of (a) 1/12 of 4% of total gross revenue at the Hotel Erwin Property (as defined below) for the preceding calendar year and (b) should the Hotel Erwin Property ever be subject to a franchise agreement in the future, the amount required to be deposited by any future franchise agreement.

(3)	The borrower sponsor began an approximately $13.6 million renovation to the Hotel Erwin Property in November 2016. The renovation included the redesign of all 119 rooms, as well as the expansion and reconfiguration of the High Rooftop Lounge, refresh of the lobby and public spaces, renovation and addition of an outdoor patio to Barlo Kitchen + Cocktails and the repainting of all exterior walls at the Hotel Erwin Property. As a result of the renovation, occupancy and NOI have decreased since December 31, 2016 figures, however, according to hospitality research reports, the ADR at the Hotel Erwin Property has increased from $271.12 as of December 31, 2016 to $292.51 as of July 31, 2018. The appraisal concluded to an 84.0% occupancy for 2018-2019 at the Hotel Erwin Property.

A-3-82

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

The Loan.    The Hotel Erwin mortgage loan (the “Hotel Erwin Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 119 room full service hotel located in Venice Beach, California (the “Hotel Erwin Property”).

The Hotel Erwin Loan, with an original principal balance of $45.0 million, has a 10-year term and will be interest only for the term of the loan. The Hotel Erwin Loan accrues interest at a fixed rate equal to 5.13000% per annum. The Hotel Erwin Loan proceeds were used to retire existing debt of approximately $23.3 million, pay closing costs of approximately $721,190, fund approximately $72,161 in upfront reserves and return approximately $20.9 million of equity to the borrower. The Cut-off Date LTV and Balloon LTV of 49.4% are calculated based on the “As Is” appraised value as of August 22, 2018 of $91.1 million. The most recent prior financing of the Hotel Erwin Property was included in the WFRBS 2012-C7 securitization. The Hotel Erwin Property is currently undergoing an approximately $13.6 million renovation which began in November 2016 and is expected to be completed before the end of 2018. See “The Property” below for a further explanation of recent renovations and capital expenditures at the Hotel Erwin Property.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$45,000,000	100.0%	Loan Payoff	$23,268,849	51.7%
			Closing Costs	721,190	1.6
			Reserves	72,161	0.2
			Return of Equity	20,937,801	46.5
Total Sources	$45,000,000	100.0%	Total Uses	$45,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower, Marina Pacific Hotel and Suites, LLC, is a single purpose California limited liability company and structured to be a bankruptcy-remote entity with at least one independent director. The borrower sponsor and guarantor of certain nonrecourse carveouts is Erwin H. Sokol. Erwin H. Sokol has owned the Hotel Erwin Property since he developed it in 1975. Erwin H. Sokol currently has an ownership interest in 12 properties, including the Hotel Erwin, and has over 60 years of experience developing, investing, and managing real estate across industrial, retail, multifamily, hospitality and self-storage properties.

The Property. The Hotel Erwin Property is a six-story, 119 room, full service hotel located on approximately 0.5 acres in Venice Beach, California. The Hotel Erwin Property is located one block from the Venice Beach Boardwalk and Pacific Ocean and approximately four miles north of Los Angeles International Airport. Guest rooms are located throughout floors two through six of the building and consist of 61 rooms with a king bed, 26 rooms with two queen beds and 32 one-bedroom suites. Food and beverage offerings located at the Hotel Erwin Property include Barlo Kitchen + Cocktails, an onsite restaurant located adjacent to the lobby, as well as High Rooftop Lounge, the only rooftop bar in Venice Beach. The Hotel Erwin Property is also in the process of adding a street-front pizza shop, which is currently under construction as a part of the borrower sponsor’s renovation which began in November 2016. Additional amenities at the Hotel Erwin Property include 1,850 sq. ft. of meeting space across two different rooms and complimentary access to a nearby Gold’s Gym for all overnight guests. All rooms feature 55” flat screen TVs, free Wi-Fi, work desks, a coffeemaker, a minibar, a refrigerator and a safe. The 32 suites at the Hotel Erwin Property feature a living room with fireplace, queen-sized sofa sleeper and dining area, as well as a fully equipped kitchen with a full-sized refrigerator, dishwasher, microwave oven and stove.

The Hotel Erwin Property was initially constructed by the borrower sponsor in 1975 and is currently undergoing a full renovation that includes the redesign of all guestrooms and suites, the expansion and reconfiguration of the High Rooftop Lounge, a refresh of the lobby and public spaces, a renovation and addition of an outdoor patio to Barlo Kitchen + Cocktails and the repainting of all exterior walls. The renovation to High Rooftop Lounge expanded the space to increase capacity from 98 to 198 occupants. The renovation commenced in November 2016 and is expected to be completed by the end of 2018 at a total cost of approximately $13.6 million. Since 2006, approximately $36.6 million has been invested into the Hotel Erwin Property by the borrower sponsor.

A-3-83

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

According to a July 2018 hospitality research report, the Hotel Erwin Property had a 79.5% occupancy rate, $292.51 ADR and a RevPar of $232.64. According to the appraisal, estimated demand segmentation at the Hotel Erwin Property is 45% commercial, 45% leisure, and 10% group. The top three corporate accounts at the Hotel Erwin Property include Google, Snapchat and Red Bull.

Historical Occupancy, ADR, RevPAR(1)(2)
	Hotel Erwin Property			Competitive Set(3)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015(4)	86.3%	$255.68	$220.56	82.3%	$342.77	$282.05	104.8%	74.6%	78.2%
2016(4)	87.2%	$271.12	$236.32	83.6%	$360.29	$301.16	104.3%	75.3%	78.5%
2017(4)	73.2%	$283.64	$207.68	83.7%	$350.39	$293.34	87.5%	80.9%	70.8%
T-12 July 2018(5)	79.5%	$292.51	$232.64	85.0%	$354.98	$301.72	93.6%	82.4%	77.1%

(1)	The borrower sponsor began an approximately $13.6 million renovation to the Hotel Erwin Property in November 2016. The renovation included the redesign of all 119 rooms, as well as the expansion and reconfiguration of the High Rooftop Lounge, refresh of the lobby and public spaces, renovation and addition of an outdoor patio to Barlo Kitchen + Cocktails and the repainting of all exterior walls at the Hotel Erwin Property. As a result of the renovation, occupancy and NOI have decreased since December 31, 2016 figures however, according to December 2017 and July 2018 hospitality research reports, the ADR at the Hotel Erwin Property has increased from $271.12 as of December 31, 2016 to $292.51 as of July 31, 2018.

(2)	Variances between the information presented above and the information presented in the Cash Flow Analysis table with respect to Occupancy, ADR and RevPAR at the Hotel Erwin Property are attributable to variances in reporting methodologies and/or timing differences.

(3)	According to the December 2017 and July 2018 hospitality research reports, the Hotel Erwin Property’s competitive set included Huntley Santa Monica Beach, Viceroy Santa Monica, Hotel Shangri La (Santa Monica), Georgian Hotel (Santa Monica) and Shore Hotel (Santa Monica).

(4)	Source: December 2017 hospitality research report.

(5)	Source: July 2018 hospitality research report.

Environmental Matters. The Phase I environmental report dated September 10, 2018 recommended no further action at the Hotel Erwin Property other than the implementation of an asbestos operations and maintenance plan due to the Hotel Erwin Property’s age.

The Market. The Hotel Erwin Property is located in Venice Beach, California, approximately 4.0 miles north of Los Angeles International Airport (“LAX”). LAX is the primary airport serving Los Angeles, California. With service to destinations in North America, Latin America, Europe, Asia and Oceania, LAX handles more “origin and destination” passengers than any other airport in the world. During 2017, LAX had a passenger traffic count of 84,557,968. Venice Beach is located within Los Angeles County and benefits from a diverse employment base, consisting of the tourism and hospitality, retail, aerospace and defense, technology, banking, healthcare, advertising and entertainment industries.

According to the appraisal, the Los Angeles-Long Beach-Anaheim metropolitan statistical area (“MSA”) benefits from a diverse economy anchored by entertainment and mass media. The MSA is also home to Fortune 500 companies and corporate headquarters spanning the international trade, aerospace, technology, petroleum, fashion, apparel and tourism fields. Venice Beach benefits from its location west of the greater Los Angeles area, along the coast and accessible via a number of major routes and LAX. Major companies located in Venice Beach include Alphabet Inc., Snap Inc., Gem and System1. Technology firms, particularly social networking companies, have increased their presence in and around Venice Beach forming the tech enclave “Silicon Beach.” This area stretches as far south as Playa Vista and includes technology companies such as Hulu, YouTube and Headspace. Additionally, Facebook began negotiations in August 2018 to lease an additional 260,000 sq. ft. at The Brickyard in Playa Vista, expanding on its existing 120,000 sq. ft. footprint.

The 2018 estimated population within a one-, three- and five-mile radius of the Hotel Erwin Property is 27,992, 164,869 and 415,079, respectively. The 2018 estimated average household income within a one-, three- and five-mile radius of the Hotel Erwin Property is $140,778, $131,156 and $130,654, respectively. Leisure demand generators for the Hotel Erwin Property include Venice Beach Boardwalk, Muscle Beach, Santa Monica Pier, Will Rogers Historic State Park and over five miles of beaches stretching from Santa Monica in the north to Venice in the south. The greater Los Angeles area is also home to many leisure demand generators including the Staples Center, Los Angeles County Museum of Art, Hollywood Walk of Fame, Universal Studios, Disneyland and the Griffith Observatory.

The appraisal noted two hotels with a combined total of 443 rooms are in development and are expected to have some degree of competitive interaction with the Hotel Erwin Property. Both hotels are expected to open during 2019, however, neither hotel is located in Venice Beach: as one prospective hotel is located in Santa Monica and the other prospective hotel is located in Marina del Ray. The appraisal concluded both hotels as secondarily competitive to the Hotel Erwin Property.

A-3-84

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

The appraisal determined competitive set demand segmentation including the Hotel Erwin Property was 51% commercial, 39% leisure and 10% group. The demand segmentation for the competitive set as of year-end 2017 is presented in the table below:

Demand Segmentation(1)
Property	Rooms	Commercial	Leisure	Group
Hotel Erwin Property	119	45%	45%	10%
Viceroy Santa Monica Hotel	162	60%	30%	10%
Marina Del Ray Hotel	164	60%	25%	15%
Georgian Hotel	84	35%	60%	5%
Hotel Shangri-La	70	35%	60%	5%
Huntley Hotel Santa Monica Beach	204	55%	30%	15%
Jamaica Bay Inn Marina Del Rey	111	60%	30%	10%
Kinney	68	45%	50%	5%
Shore Hotel	164	50%	45%	5%
Ocean View Hotel	70	35%	60%	5%
Total / Wtd. Avg.	1,216	51%	39%	10%

(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 7/31/2018	U/W(1)	U/W per Room(1)	Stabilized 2019 U/W(1)	Stabilized 2019 U/W per Room(1)
Occupancy(2)	86.3%	87.2%	73.2%	79.5%	80.8%		84.0%
ADR	$255.87	$271.12	$283.64	$292.45	$292.45		$313.66
RevPAR	$220.76	$236.32	$207.68	$232.59	$236.32		$263.47

Room Revenue	$9,588,910	$10,292,533	$9,020,488	$10,102,506	$10,264,623	$86,257	$11,444,000	$96,168
Food & Beverage (3)	3,940,342	4,487,804	4,929,574	4,919,926	5,864,443	$49,281	5,864,443	$49,281
Other Revenue(4)	300,183	353,495	442,698	456,505	456,505	$3,836	528,893	$4,444
Total Revenue	$13,829,436	$15,133,832	$14,392,759	$15,478,937	16,585,571	$139,375	$17,837,336	$149,894
Operating Expenses	5,206,922	5,632,747	5,844,419	6,126,519	6,782,473	$56,996	7,141,316	$60,011
Undistributed Expenses	2,556,011	2,516,909	2,987,020	3,062,047	3,280,961	$27,571	3,691,294	$31,019
Gross Operating Profit	$6,066,503	$6,984,177	$5,561,321	$6,290,372	$6,522,137	54,808	$7,004,726	$58,863
Management Fee(5)	424,717	375,247	285,557	354,278	414,639	$3,484	445,933	$3,747
Property Taxes	70,846	59,227	69,715	101,501	102,305	$860	102,305	$860
Property Insurance	126,984	129,660	113,009	103,347	103,347	$868	103,347	$868
Net Operating Income	$5,443,957	$6,420,042	$5,093,040	$5,731,245	$5,901,845	$49,595	$6,353,140	$53,388
FF&E(6)	553,177	605,353	575,710	619,157	663,423	$5,575	713,493	$5,996
Net Cash Flow	$4,890,780	$5,814,688	$4,517,330	$5,112,088	$5,238,422	44,020	$5,639,647	$47,392

(1)	The borrower sponsor began an approximately $13.6 million renovation to the Hotel Erwin Property in November 2016. The renovation included the redesign of all 119 rooms, the expansion of the High Rooftop Lounge and the renovation and addition of an outdoor patio to Barlo Kitchen + Cocktails. As a result of the room displacement which was caused by the renovation, occupancy and NOI have decreased since December 31, 2016 figures; however, the renovation is expected to be completed by the end of 2018. U/W Room Revenue presented above reflects the T-12 7/31/2018 ADR of $292.45 and the T-12 7/31/2018 Occupancy (after removing offline rooms as a result of the renovation) of 80.8%. Stabilized 2019 U/W room revenue presented above assumes the appraisal’s 2018-2019 Occupancy and ADR of 84.0% and $313.66, respectively. All calculations presented in this term sheet are based upon the information presented in the U/W column.

(2)	Occupancy figures presented in the table above for 2016, 2017 and T-12 7/31/2018 are presented assuming all rooms at the Hotel Erwin Property were available for the full year. Because the renovation that began in November 2016 included the redesign of all 119 rooms at the Hotel Erwin Property, 989, 4,737 and 686 room nights, respectively, were not available for occupancy throughout 2016, 2017 and the T-12 7/31/2018. Occupancy based on total number of actual rooms available (removing rooms which were offline due to renovation) during 2016, 2017 and T-12 7/31/2018 was 89.2%, 82.2% and 80.8%, respectively.

(3)	Food & Beverage Revenue primarily represents revenue from High Rooftop Lounge and Barlo Kitchen + Cocktails. The increase in Food & Beverage revenue from T-12 July 31, 2018 to U/W relates to the renovation at the Hotel Erwin Property which began in November 2016. As part of the renovation, High Rooftop Lounge added a full service kitchen and more than doubled its capacity from 98 to 198 people. In addition, as part of the renovation, a street-front pizza shop is currently under construction at the Hotel Erwin Property.

(4)	Other Revenue represents revenue from laundry, parking, valet, telephone calls, movies, gift shop sales and internet.

(5)	U/W Management Fee is 2.5% of gross revenues.

(6)	U/W FF&E represents 4.0% of gross revenues.

A-3-85

1697 Pacific Avenue Venice Beach, CA 90291	Collateral Asset Summary – Loan No. 8 Hotel Erwin	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$45,000,000 49.4% 2.24x 13.1%

Property Management. The Hotel Erwin Property is managed by RIM Management, LLC, a subsidiary of Interstate Hotels and Resorts. Interstate Hotels and Resorts has approximately 30,000 employees and manages approximately 500 properties containing approximately 84,000 rooms both in the United States and internationally.

Lockbox / Cash Management. The Hotel Erwin Loan is structured with a springing hard lockbox and springing cash management. Following the occurrence of a Trigger Period (as defined below), all credit card receipts are required to be deposited directly into a clearing account controlled by the lender, and the borrower and property manager are required to deposit all other payments into the clearing account immediately. Unless a Trigger Period is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender and applied as provided in the loan documents.

A “Trigger Period” will (i) commence upon the first to occur of (a) an event of default or (b) the debt yield falling below 8.5% and (ii) expire (so long as a Trigger Period does not exist for any other reason) upon (1) with regard to any Trigger Period commenced in connection with clause (a) above, the cure (if applicable) of such event of default and (2) with regard to any Trigger Period commenced in connection with clause (b) above, the debt yield being equal to or greater than 8.5% for the earlier of (i) two consecutive calendar quarters and (ii) six consecutive calendar months.

The Hotel Erwin Property is not currently subject to a franchise agreement. If the Hotel Erwin Property were to be subject to a franchise agreement in the future, a Trigger Period would also occur upon the occurrence of certain events, including certain default, termination or insolvency events specified in the Hotel Erwin Loan documents.

Initial and Ongoing Reserves.

Tax Reserve. At loan origination, the borrower deposited $17,903 into a real estate tax reserve account. On a monthly basis, the borrower is required to deposit an amount equal to 1/12 of the estimated annual real estate taxes, which currently equates to approximately $8,952, into a tax reserve.

Insurance Reserve. At loan origination, the borrower deposited $54,257 into an insurance reserve account. The borrower is required to deposit into the insurance reserve account on a monthly basis, 1/12 of the annual insurance premiums, which is estimated to be approximately $9,043.

FF&E Reserve. The borrower is required to make monthly deposits equal to the greater of (i) 1/12 of 4.0% of total gross revenue for the Hotel Erwin Property for the preceding calendar year into the FF&E reserve account and (ii) to the extent the Hotel Erwin Property is subject to a franchise agreement in the future, the amount required under the franchise agreement for FF&E work. The monthly FF&E reserve amount currently equates to approximately $59,458, but will be adjusted annually in January of each calendar year.

PIP Reserve. The Hotel Erwin Property is not currently subject to a franchise agreement. If the Hotel Erwin Property were to be subject to a franchise agreement in the future, and the franchisor or franchise agreement required a property improvement plan, the borrower will be required to deposit 125% of the amount required under the property improvement plan.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

A-3-86

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-87

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

A-3-88

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

Floor	Space 1	Space 2	Space 3	Space 4	Space 5
83	Mechanical				
82	MAC Club, LLC (dba MidAmerica Club) 1,995 SF Exp. 12/2026	Vacant 2,479 SF	KPMG LLP 3,512 SF Exp. 8/2027	Mechanical	
81	Mechanical	Federal Home Loan Bank of Chicago 300 SF Exp. 12/2024	Jones Lang LaSalle Incorporated 1,000 SF Exp. 5/2032		
80	MAC Club, LLC (dba MidAmerica Club) 34,297 SF Exp. 12/2026				
79	Veolia Environment North America Operations 34,533 SF Exp. 7/2024				
78	Evraz Inc. 34,868 SF Exp. 5/2023				
77	SP Plus Corporation 34,870 SF Exp. 9/2025				
76	Kraft Heinz Foods Company 34,874 SF Exp. 6/2029				
75	Kraft Heinz Foods Company 34,119 SF Exp. 6/2029				
74	Kraft Heinz Foods Company 34,064 SF Exp. 6/2029				
73	Kraft Heinz Foods Company 33,403 SF Exp. 6/2029				
72	Kraft Heinz Foods Company 33,257 SF Exp. 6/2029				
71	Rio Tinto Services Inc 18,373 SF Exp. 8/2029	Vacant 15,234 SF			
70	Tenant Amenity Floor 34,129 SF				
69	Vacant 34,129 SF				
68	KPMG LLP 31,654 SF Exp. 8/2027				
67	KPMG LLP 34,084 SF Exp. 8/2027				
66	Daniel J Edelman, Inc 34,077 SF Exp. 12/2024				
65	Daniel J Edelman, Inc 34,117 SF Exp. 12/2024				
64	Daniel J Edelman, Inc 33,818 SF Exp. 12/2024				
63	Daniel J Edelman, Inc 33,841 SF Exp. 12/2024				
62	Daniel J Edelman, Inc 33,802 SF Exp. 12/2024				
61	KPMG LLP 33,196 SF Exp. 8/2027				
60	KPMG LLP 33,196 SF Exp. 8/2027				
59	KPMG LLP 32,701 SF Exp. 8/2027				
58	KPMG LLP 32,722 SF Exp. 8/2027				
57	KPMG LLP 33,380 SF Exp. 8/2027				
56	KPMG LLP 33,380 SF Exp. 8/2027				
55	KPMG LLP 33,380 SF Exp. 8/2027				
54	United HealthCare Services, Inc. 21,688 SF Exp. 8/2023	Schindler Elevator Corporation 5,482 SF Exp. 6/2027	SP Plus Corporation 5,923 SF Exp. 9/2025		
53	United HealthCare Services, Inc. 33,371 SF Exp. 8/2023				
52	Mitsui & Co. (USA), Inc. 5,770 SF Exp. 4/2021	Vacant 2,141 SF	Xerox Corporation 11,990 SF Exp. 7/2024	Daniel J Edelman, Inc 14,064 SF Exp. 12/2024	MCI Metro Access 212 SF Exp. 2/2019
51	PBC Aon Center, LLC (Carr Workplaces) 26,914 SF Exp. 2/2022	National Council of Real Estate Investment Fiducia 6,023 SF Exp. 1/2023			
50	Strata Decision Technology 33,111 SF Exp. 3/2029	MCI Metro Access 212 SF Exp. 2/2019			
49	Strata Decision Technology 33,372 SF Exp. 3/2029				
48	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
47	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
46	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
45	Jones Lang LaSalle Incorporated 33,371 SF Exp. 5/2032				
44	Jones Lang LaSalle Incorporated 33,237 SF Exp. 5/2032				
43	Jones Lang LaSalle Incorporated 33,009 SF Exp. 5/2032				
42	Vacant 31,896 SF				
41	Vacant 31,889 SF				
40	Vacant 30,520 SF				
39	Vacant 32,478 SF				
38	Slalom Inc. 32,478 SF Exp. 9/2030				

Vacant | Building | MTM | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

A-3-89

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

Floor	Tenants / Spaces
37	Slalom Inc. 32,478 SF Exp. 9/2030
36	Centene Management Company LLC 32,478 SF Exp. 8/2026
35	Vacant 16,057 SF; SDI Presence LLC 15,383 SF Exp. 2/2026
34	Vacant 10,475 SF; HY Connect, Inc 21,782 SF Exp. 5/2030
33	Kemper Corporation 32,478 SF Exp. 12/2033
32	Kemper Corporation 32,478 SF Exp. 12/2033
31	Microsoft Corporation 32,203 SF Exp. 10/2022
30	AArete LLC 15,845 SF Exp. 7/2024; Vacant 6,530 SF; Vacant 10,103 SF
29	Ariel Investments 33,811 SF Exp. 10/2032
28	Mechanical
27	Mechanical
26	Thoughtworks, Inc 20,022 SF Exp. 12/2023; Vacant 9,221 SF
25	Thoughtworks, Inc 32,507 SF Exp. 12/2023
24	Integrys Business Support, LLC 30,903 SF Exp. 4/2029
23	Integrys Business Support, LLC 30,930 SF Exp. 4/2029
22	Integrys Business Support, LLC 31,730 SF Exp. 4/2029
21	Integrys Business Support, LLC 31,730 SF Exp. 4/2029
20	Integrys Business Support, LLC 31,706 SF Exp. 4/2029
19	Federal Home Loan Bank of Chicago 31,703 SF Exp. 12/2024
18	Federal Home Loan Bank of Chicago 31,701 SF Exp. 12/2024
17	Federal Home Loan Bank of Chicago 31,701 SF Exp. 12/2024
16	Integrys Business Support, LLC 31,443 SF Exp. 2/2025
15	Aon Corporation 31,702 SF Exp. 12/2028
14	Aon Corporation 31,701 SF Exp. 12/2028
13	Aon Corporation 31,701 SF Exp. 12/2028
12	Aon Corporation 31,701 SF Exp. 12/2028
11	Aon Corporation 31,701 SF Exp. 12/2028
10	Aon Corporation 31,834 SF Exp. 12/2028
9	Aon Corporation 31,834 SF Exp. 12/2028
8	Aon Corporation 31,962 SF Exp. 12/2028
7	Aon Corporation 31,962 SF Exp. 12/2028
6	Aon Corporation 31,962 SF Exp. 12/2028
5	Aon Corporation 31,962 SF Exp. 12/2028
4	Aon Corporation 31,873 SF Exp. 12/2028
3	Aon Corporation 31,883 SF Exp. 12/2028
2	Microsoft Corporation 29,275 SF Exp. 10/2022
UL	KPMG LLP 3,234 SF Exp. 8/2027; Security Office 3,316 SF 12/2025; Concierge Office 1,565 SF 5/2032
LL	Vacant 27,064 SF; Vacant 717 SF; Freshii 1,370 SF Exp. 8/2024; Vacant 2,066 SF; Vacant 651 SF; Kim's Valet and Shoe Repair 319 SF Exp. 4/2023; Jimmy John's Sub 796 SF MTM; United States Postal Service 3,372 SF MTM; Au Bon Pain Company 3,185 SF Exp. 10/2024
LL	Associated Bank 1,848 SF Exp. 9/2027; Dent, Inc. 1,151 SF Exp. 4/2023; Starbucks 1,783 SF MTM; Randolph/Stetson Soprafina Marketcaffe, LLC 5,580 SF Exp. 10/2027; Fabulous Nail Spa 1,761 SF Exp. 3/2024; Vacant 4,207 SF; Ingrace Company 18,243 SF Exp. 5/2022; Dunkin Donuts 1,280 SF Exp. 6/2023; Vacant 199 SF
LL1	IBT/AT&T 24,194 SF Exp. 7/2029; Vacant 4,157 SF; Vacant 1,025 SF; Vacant 2,656 SF; Vacant 6,759 SF; Vacant 11,326 SF
LL1	Ingrace Company 4,509 SF Exp. 5/2022; Ingrace Company 334 SF Exp. 5/2022; Housekeeping Office; Vacant 1,282 SF; Vacant 2,028 SF; Auditorium; Vacant 555 SF
LL3	Freshii 392 SF Exp. 8/2024; Vacant 3,994 SF; Vacant 5,058 SF; Vacant 1,131 SF; Great Lakes Storage 225 SF Exp. 12/2018; IBT/AT&T 53,727 SF Exp. 7/2029; Vacant 871 SF
LL3	Integrys 2,555 SF Exp. 4/2029; Schindler Elevator Corporation Storage 1,616 SF Exp. 6/2027; Vacant 4,076 SF; Vacant 906 SF; Vacant 2,485 SF; Vacant 481 SF; Vacant 649 SF; Vacant 1,038 SF; Building 194 SF
LL4	IBT/AT&T Cable Vault; IBT/AT&T Fuel Storage; Vacant 80 SF; Vacant 1,331 SF; Vacant 570 SF
LL5	IBT/AT&T Diesel Oil Storage Tank; 911 Chicago Police

Vacant | Building | MTM | 2019 – 2020 | 2021 – 2022 | 2023 – 2024 | 2025+

A-3-90

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

A-3-91

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Mark Karasick; Michael Silberberg
Borrowers:	601 W Companies LLC; Brickell 13 Chicago LLC
Original Balance(1):	$43,000,000
Cut-off Date Balance(1):	$43,000,000
% by Initial UPB:	3.7%
Interest Rate:	4.62740%
Payment Date:	1st of each month
First Payment Date:	August 1, 2018
Maturity Date:	July 1, 2023
Amortization:	Interest Only
Additional Debt(1)(2):	$307,000,000 Pari Passu Debt $186,000,000 Subordinate Debt $141,500,000 Mezzanine Debt
Call Protection(3):	L(28), D(29), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$6,612,672	$1,502,880	NAP
Insurance:	$1,084,347	$120,483	NAP
Replacement:	$0	$57,859	NAP
TI/LC:	$0	Springing	$5,600,000
Required Repairs:	$69,978	NAP	NAP
New Lease:	$38,000,000	NAP	NAP
Performance(11):	$18,300,000	NAP	NAP
Outstanding TI:	$13,236,245	NAP	NAP
Amenity Floor Capital Expenditure:	$7,960,197	NAP	NAP
Free Rent:	$5,235,989	NAP	NAP

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Chicago, IL
Year Built / Renovated:	1972 / 2016-2018
Total Sq. Ft.:	2,777,240
Property Management:	Jones Lang LaSalle Americas (Illinois) L.P.
Underwritten NOI(5):	$51,567,444
Underwritten NCF:	$49,706,693
Appraised Value(6):	$824,000,000
Appraisal Date(6):	May 1, 2018

Historical NOI
Most Recent NOI(5)(7):	$43,382,250 (T-12 April 30, 2018)
2017 NOI(7)(8):	$42,559,906 (December 31, 2017)
2016 NOI(7)(8):	$35,611,627 (December 31, 2016)
2015 NOI(7)(9):	NAV
2014 NOI(7):	$34,828,947 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(10):	87.9% (May 1, 2018)
2017 Occupancy:	85.0% (December 31, 2017)
2016 Occupancy:	77.7% (December 31, 2016)
2015 Occupancy(9):	NAV
2014 Occupancy:	78.9% (December 31, 2014)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV(6)(11) Cut-off / Balloon	U/W DSCR(11) NOI / NCF	U/W Debt Yield(11) NOI / NCF	U/W Debt Yield at Balloon(11) NOI / NCF
Mortgage Loan	$43,000,000
Pari Passu Notes	$307,000,000
Total Senior Notes	$350,000,000	$126 / $126	40.3% / 40.3%	3.14x / 3.03x	15.5% / 15.0%	15.5% / 15.0%
Subordinate Debt	$186,000,000
Whole Loan	$536,000,000	$193 / $193	62.8% / 62.8%	2.05x / 1.98x	10.0% / 9.6%	10.0% / 9.6%
Mezzanine Debt	$141,500,000
Total Debt	$677,500,000	$244 / $244	80.0% / 80.0%	1.47x / 1.42x	7.8% / 7.5%	7.8% / 7.5%

(1)	The Aon Center Loan (as defined below) consists of the non-controlling Note A-3 and is part of a whole loan evidenced by four senior pari passu notes and one subordinate note, with an aggregate outstanding principal balance as of the Cut-off Date of $536.0 million. For additional information, see “The Loan” herein.

(2)	See “Current Mezzanine or Subordinate Indebtedness” herein.

(3)	See “Partial Release” herein.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The increase in Underwritten NOI from Most Recent NOI is primarily attributable to (i) over 270,000 sq. ft. in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in average rent and contractual rent steps.

(6)	Cut-off Date LTV and Balloon LTV are based on the “Hypothetical As Is” Appraised Value of $824.0 million, which assumes (i) there are no leasing costs associated with recently signed leases, (ii) completion of the amenity floor build-out and (iii) demolition of the space previously occupied by DDB Needham (“DDB”). At origination, the borrowers reserved approximately $13.2 million for all outstanding tenant improvement and leasing commissions, as well as approximately $8.0 million budgeted for the completion of the amenity floor build-out and demolition of the space previously occupied by DDB. The Cut-off Date LTV and Balloon LTV (unadjusted for the $18.3 million performance reserve described below) based on the “As Is” Appraised Value of $780.0 million for the Senior Notes, Whole Loan and Total Debt are each approximately 44.9%, 68.7% and 86.9%, respectively.

(7)	Base Rent and Total Reimbursements for historical periods 2014, 2016, 2017 and T-12 April 30, 2018 have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center mortgaged property (the “Aon Center Property”) was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and T-12 April 30, 2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and vacated in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and TTM April 2018 amount of approximately $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.

(8)	The increase in 2017 NOI from 2016 NOI is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 sq. ft.), KPMG expansion space (31,654 sq. ft.) and Strata Decision Technology (16,793 sq. ft.), collectively accounting for approximately $9.7 million in underwritten gross rent.

(9)	2015 NOI and Occupancy are not available due to timing of the borrower sponsors’ acquisition of the Aon Center Property.

(10)	Most Recent Occupancy has been underwritten to the in-place rent roll as of May 1, 2018, inclusive of recently executed leases for which certain tenants are not yet in occupancy or paying rent. Most notably, occupancy reflects 132,933 sq. ft. (4.8% of NRA) associated with recent new and expansion leasing as well as three executed

A-3-92

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

leases that are anticipated to backfill a portion of the vacated DDB Needham space. In certain instances, such tenants are currently in occupancy of temporary space at the property.

(11)	At origination, the borrowers were required to reserve $18.3 million in connection with a performance reserve, to be released upon the borrowers having executed the Slalom lease (which condition has been satisfied as of the origination date), in addition to at least one additional qualified lease for 35,000 sq. ft., among other conditions. Cut-off Date LTV, Balloon LTV, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield at Balloon and Underwritten NCF Debt Yield at Balloon as presented in the Financial Information above are calculated net of the performance reserve. Assuming release of the performance reserve (without consideration for additional leasing), (i) the “Hypothetical” Appraised Value results in a Senior Notes, Whole Loan and Total Debt Cut-off Date LTV and Balloon LTV of approximately 42.5%, 65.0% and 82.2%, respectively, (ii) Underwritten NOI results in a Senior Notes, Whole Loan and Total Debt Debt Yield of approximately 14.7%, 9.6% and 7.6%, respectively, and (iii) Underwritten NCF results in a Senior Notes, Whole Loan and Total Debt Debt Yield of approximately 14.2%, 9.3% and 7.3%, respectively.

The Loan.   The Aon Center mortgage loan (the “Aon Center Loan”) is part of a fixed rate loan secured by the borrowers’ fee simple interest in an 83-story, approximately 2.8 million sq. ft. Class A office tower located in the East Loop neighborhood of Chicago, Illinois (the “Aon Center Property”). The Aon Center Mortgage Loan is evidenced by the non-controlling Note A-3 with an original principal balance of $43.0 million. The Aon Center Loan is part of a $536.0 million whole loan that is evidenced by five promissory notes: four pari passu senior notes with an aggregate original principal balance of $350.0 million (the “Senior Notes”) and one subordinate note with original principal balance of $186.0 million (the “Junior Note” and, together with the Senior Notes, the “Aon Center Whole Loan”). Only the Aon Center Loan will be included in the Benchmark 2018-B7 mortgage trust.

The relationship between the holders of the Senior Notes and Junior Notes will be governed be a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Aon Center Whole Loan” in the Prospectus.

Total Debt Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-3	$43,000,000	$43,000,000	Benchmark 2018-B7	No
Note A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	No
Note A-2	$43,000,000	$43,000,000	Benchmark 2018-B5	No
Note A-4	$214,000,000	$214,000,000	JPMCC 2018-AON	Yes
Senior Notes	$350,000,000	$350,000,000
Note B	$186,000,000	$186,000,000	JPMCC 2018-AON	Yes
Whole Loan	$536,000,000	$536,000,000
Mezzanine Debt	$141,500,000	$141,500,000
Total Debt	$677,500,000	$677,500,000

The Aon Center Whole Loan has a five-year interest only term and accrues interest at a fixed rate of 4.62740% per annum. The Aon Center Whole Loan proceeds were used to repay existing debt of approximately $575.8 million, fund upfront reserves of approximately $90.5 million, pay closing costs of approximately $8.1 million and return approximately $3.1 million in equity to the borrower sponsors. Based on the “Hypothetical” appraised value of $824.0 million as of May 1, 2018, the Cut-off Date LTV (calculated net of the $18.3 million performance reserve) for the Aon Center Senior Notes is 40.3%. The most recent prior financing of the Aon Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$536,000,000	79.1%	Loan Payoff	$575,754,562	85.0%
Mezzanine Loans	141,500,000	20.9	Reserves	90,499,428	13.4%
			Closing Costs	8,101,336	1.2%
			Return of Equity	3,144,674	0.5%
Total Sources	$677,500,000	100.0%	Total Uses	$677,500,000	100.0%

The Borrowers / Borrower Sponsors. The borrowers are 601 W Companies LLC and Brickell 13 Chicago LLC, each a single purpose entity and Delaware limited liability company structured to be a bankruptcy-remote entity with two independent directors in their organizational structure. The borrowers own the Aon Center Property as tenants-in-common. Please see “Risk Factors—Tenancies-in-Common May Hinder Recovery” in the Prospectus for additional information. The borrower sponsors and nonrecourse carve-out guarantors are Mark Karasick and Michael Silberberg, jointly and severally. The 601W Companies, led by key principal Mark Karasick, is a leading private real estate acquisition, ownership, development and management company. Over the past 15 years, The 601W Companies has acquired a number of commercial properties throughout the country, aggregating approximately 24 million sq. ft., with a collective value in excess of $5.0 billion. The 601W Companies has raised more than $1.0 billion involving 32 office buildings. Notable investments are the Old Chicago Post Office (Chicago, IL), the Wells Fargo Center (Winston-Salem, NC), One South Broad Street (Philadelphia, PA), 111 West Jackson (Chicago, IL) and Civic Opera Building (Chicago, IL).

A-3-93

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

The Property.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration(4)
Aon Corporation(5)	Baa2 / BBB+ / A-	423,047	15.2%	$18.04	14.6%	12/31/2028
KPMG LLP(6)	NA / NA / NA	304,439	11.0	$21.01	12.3	8/5/2027
Jones Lang LaSalle Inc.	Baa1 / NA / BBB	200,730	7.2	$20.95	8.1	5/31/2032
Integrys Business Support, LLC(7)	A3 / BBB+ / A-	190,997	6.9	$20.96	7.7	4/30/2029
Daniel J Edelman, Inc(8)	NA / NA / NA	183,719	6.6	$21.39	7.5	12/31/2024
Kraft Heinz Foods Company	Aa2 / A+ / AA	169,717	6.1	$25.13	8.2	6/30/2029
Federal Home Loan Bank of Chicago	Aaa / AAA / AA+	95,405	3.4	$23.19	4.2	12/31/2024
Strata Decision Technology(6)	Baa3 / NA / BBB+	66,483	2.4	$22.98	2.9	3/31/2029
Kemper Corporation(6)	Baa3 / BBB- / BBB-	64,956	2.3	$25.23	3.1	12/31/2033
Microsoft Corporation	Aaa / AA+ / AAA	61,478	2.2	$20.21	2.4	10/31/2022
Total Major Office		1,760,971	63.4%	$21.04	71.1%
Other Occupied Office(9)		504,221	18.2	$22.29	21.6
Total Occupied Office		2,265,192	81.6%	$21.32	92.7%
Retail		22,729	0.8	$39.47	1.7
Telecom		77,930	2.8	$31.50	4.7
Storage		10,925	0.4	$14.68	0.3
Amenities / Building Office		65,080	2.3	$4.56	0.6
Total Occupied		2,441,856	87.9%	$21.34	100.0%
Vacant(10)		335,384	12.1
Total / Wtd. Avg.		2,777,240	100.0%

(1)	Based on the underwritten rent roll dated as of May 1, 2018.

(2)	In certain instances, ratings provided are those of the federal government or parent company of the entity shown, whether or not the federal government or parent company guarantees the lease.

(3)	U/W Base Rent PSF represents average rents over the term of the Aon Center Whole Loan for select investment grade tenants, including Jones Lang LaSalle Inc., Integrys Business Support, LLC, Kraft Heinz Foods Company, Kemper Corporation and AT&T Illinois a/k/a Illinois Bell Telephone.

(4)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease). See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus.

(5)	Aon Corporation subleases a portion of its space totaling 15,850 sq. ft. to an affiliate, Hewitt Associates LLC, through December 2028.

(6)	With respect to the KPMG LLC leased space, 31,654 sq. ft. is attributable to an executed expansion lease commencing in July 2018. KPMG LLC is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. Strata Decision Technology (only with respect to 16,318 sq. ft. of its leased space) and Kemper Corporation are associated with recently executed leases, but are not yet in occupancy or paying rent. Strata Decision Technology (only with respect to 16,318 sq. ft. of its leased space) and Kemper Corporation are expected to take occupancy in March 2019 and January 2019, respectively.

(7)	Integrys Business Support, LLC leases 190,997 sq. ft., of which (i) 159,554 sq. ft., accounting for $20.38 PSF in underwritten base rent, expires in April 2029 and (ii) 31,443 sq. ft., accounting for $23.89 PSF in underwritten base rent, expires in February 2025.

(8)	Daniel J Edelman, Inc subleases a portion of its space totaling (i) 8,864 sq. ft. to Gatesman, Inc. at a base rent of approximately $22.50 PSF and (ii) 5,642 sq. ft. to Eshots, Inc. at a base rent of approximately $26.50 PSF, in each case through December 2021.

(9)	Inclusive of 64,956 sq. ft. associated with Slalom Inc., accounting for approximately $1.6 million in underwritten base rent, which has recently executed its lease, but is not yet in occupancy. Slalom Inc. currently has an anticipated lease commencement date in January 2019.

(10)	Though currently in occupancy, DDB Needham’s lease expired in June 2018, at which point the tenant is expected to vacate the Aon Center Property. The DDB Needham leased space has been underwritten as vacant, though three tenants are anticipated to backfill a portion of the DDB Needham space, pursuant to executed leases, totaling 119,216 sq. ft. that have been underwritten as in place.

A-3-94

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2018 & MTM	4	6,158	0.2%	6,158	0.2%	$52.57	0.6%	0.6%
2019	3	424	0.0	6,582	0.2%	$0.00	0.0%	0.6%
2020	0	0	0.0	6,582	0.2%	$0.00	0.0%	0.6%
2021	2	5,779	0.2	12,361	0.4%	$25.69	0.3%	0.9%
2022	4	109,478	3.9	121,839	4.4%	$18.47	3.9%	4.8%
2023	8	151,229	5.4	273,068	9.8%	$21.13	6.1%	10.9%
2024	8	348,190	12.5	621,258	22.4%	$22.83	15.3%	26.2%
2025	2	72,236	2.6	693,494	25.0%	$23.02	3.2%	29.4%
2026	3	84,153	3.0	777,647	28.0%	$19.09	3.1%	32.4%
2027	4	318,885	11.5	1,096,532	39.5%	$21.41	13.1%	45.6%
2028 & Thereafter(3)	15	1,345,324	48.4	2,441,856	87.9%	$21.08	54.4%	100.0%
Vacant	NAP	335,384	12.1	2,777,240	100.0%	NAP	NAP
Total / Wtd. Avg.	53	2,777,240	100.0%			$21.34	100.0%

(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	2028 & Thereafter is inclusive of (i) 34,129 sq. ft. associated with the tenant amenity floor currently under construction and anticipated to provide a gym and conference center upon completion with no attributable underwritten base rent, (ii) 4,871 sq. ft. associated with building amenities including the security and concierge office, each of which has no attributable underwritten base rent and (ii) the building management office comprised of 4,994 sq. ft., accounting for $96,945 in underwritten base rent.

The Aon Center Property an 83-story, approximately 2.8 million sq. ft. Class A office tower located in the East Loop neighborhood of Chicago, Illinois. The Aon Center Property is the third tallest building in Chicago and occupies an entire city block immediately adjacent to Chicago’s Millennium Park. Further, the property features unobstructed panoramic views of Lake Michigan, Millennium Park, Grant Park and the Chicago River. The Aon Center Property serves as a headquarters location for Aon Corporation (15.2% of net rentable area; rated Baa2/BBB+/A- by Moody’s/Fitch/S&P), Jones Lang LaSalle Inc. (7.2%; Baa1/NA/BBB), Kraft Heinz Food Company (6.1%; Aa2/A+/AA) and Daniel J. Edelman, Inc. (6.6%), as well as a regional hub for institutional quality tenants KPMG, LLP (11.0%), Integrys Business Support, LLC (6.9%; A3/BBB+/A-), Federal Home Loan Bank of Chicago (3.4% Aaa/AAA/AA+) and Microsoft Corporation (2.2%; Aaa/AA+/AAA). Additionally, the Aon Center Property includes a 678-space, four-level underground heated parking garage, resulting in a parking ratio of 0.24 spaces per 1,000 sq. ft. of rentable space.

The Aon Center Property was originally constructed in 1972 and is currently in the midst of a significant renovation that began in 2016. The Aon Center Property has benefited from a history of institutional ownership and thorough operational and capital improvement program. Dating back to 2003, prior ownership invested approximately $187.8 million in the Aon Center Property’s base building, systems and tenant spaces. According to the borrower sponsors, since acquiring the Aon Center Property in 2015, they have invested an additional approximately $62.2 million towards further renovations and tenant improvements. Further, the borrower sponsors have budgeted approximately $24.7 million for ongoing capital improvement projects, approximately $8.0 million of which was reserved at origination for the completion of the new tenant amenity floor (the remaining amount is not reserved for and is not required to be completed under the Aon Center Whole Loan documents). The Aon Center Property features nearly column-free floorplates, modern building systems, a retail concourse, a complete building amenity package (upon completion of the tenant amenity floor) and access to Chicago’s pedway system with immediate connectivity to the Fairmont Hotel and Lakeshore Sport and Fitness. The Aon Center Property has earned both ENERGY STAR designation and LEED Certification Silver. Additionally, the Aon Center Property was named The Outstanding Building of the Year by a building industry association in 2009/2010.

The borrower sponsors initially acquired the property in 2015 at a cost of approximately $712.0 million ($256 PSF). At the time of acquisition, DDB Needham (“DDB”), one of the largest tenants (previously occupied 212,261 sq. ft.), communicated its intent to vacate the Aon Center Property at the end of its lease in June 2018. Furthermore, DDB’s lease called for a free rent period over the final 30 months of its lease term. Since acquiring the Aon Center Property, the borrower sponsors have marketed the building to a number of institutional quality and investment grade tenants, while also fully revamping the lobby and common areas and adding a state of the art tenant amenity floor (expected to be completed by year-end 2018). The tenant amenity floor is expected to include a modern gym, conference space and tenant lounge. Anticipating DDB vacating the property, the borrower sponsors have backfilled a large portion of the DDB space to three tenants: Centene (32,478 sq. ft.), HY Connect (21,728 sq. ft.) and Slalom (64,956 sq. ft.). This is consistent with overall leasing momentum at the Aon Center Property, having signed over 270,000 sq. ft. (including the three tenants in the previous sentence) in new and expansion leases year to date at a weighted average term of 11.3 years and underwritten base rent of $25.15 PSF.

The Aon Center Property is located in Chicago’s East Loop office submarket, affording tenants immediate access to public transportation, as well as the city’s entertainment, hospitality and residential districts. The Aon Center Property’s location links the Magnificent Mile retail corridor to Chicago’s recreational and cultural destinations, and is anchored by Millennium Park and the State Street retail corridor. In particular, the Aon Center Property benefits from direct access to Lake Shore Drive and several key north/south thoroughfares via Route 290, including Michigan Avenue as well as Wacker Drive, which is a major artery that follows the south and east banks of the Chicago

A-3-95

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

River within the CBD. Furthermore, the Aon Center Property provides access to public transportation with five of the seven CTA “L” lines accessible within two blocks, the Ogilvie Transportation Center located 11 blocks west of the Aon Center Property and commuter train service to the entire metropolitan area.

As of May 1, 2018, the Aon Center Property was 87.9% leased to 52 tenants, including a mix of international, institutional quality tenancy. Approximately 53.3% and 62.1% of net rentable area and underwritten base rent, respectively, are attributable to investment grade tenants. The Aon Center Property’s ten largest tenants (eight of which have investment grade credit ratings) occupy approximately 1.8 million sq. ft. (63.4% of net rentable area) on a long-term basis with a weighted average remaining lease term of approximately 10.1 years.

Major Tenants.

Aon Corporation (423,047 sq. ft.; 15.2% of NRA; 14.6% of U/W Base Rent) Aon Corporation (“Aon”) (rated Baa2/BBB+/A- by Moody’s, Fitch and S&P) (NYSE: AON) is a global professional services firm headquartered in London that provides consulting and solutions to clients focused on risk, retirement and health. Aon was founded in 1982 and has since grown to approximately 50,000 employees worldwide, serving 120 countries. Aon provides its services to all market segments, including individuals through personal lines, mid-market companies and large global companies, and serves almost every industry worldwide. As of 2017, Aon had revenues of approximately $10.0 billion and total assets of $26.1 billion. Aon Corporation currently occupies floors 3-15 through December 2028 and has two five-year renewal options. Aon currently subleases a portion of its space totaling 15,850 sq. ft. to an affiliate, Hewitt Associates LLC, through December 2028.

KPMG LLP (304,439 sq. ft.; 11.0% of NRA; 12.3% of U/W Base Rent) KPMG LLP (“KPMG”) is a professional service company and one of the big four accounting firms. The company is headquartered in Amstelveen, the Netherlands, and employs approximately 197,263 people as of 2017. KPMG’s main lines of services include financial audit, tax and advisory and its practices serve companies across the globe. As of 2017, KPMG has revenues of approximately $26.4 billion, comprised of $10.4 billion across its audit business, $10.2 billion across its advisory business and $5.8 billion across its tax business. KPMG recently executed a 31,654 sq. ft. expansion lease commencing in July 2018 and is expected to complete build-out of its expansion space in August 2018 and take physical occupancy in September 2018. KPMG leases floors 51, 53, 54, 55-61, 67 and 68 through August 2027 and has three five-year renewal options.

Jones Lang LaSalle Inc. (200,730 sq. ft.; 7.2% of NRA; 8.1% of U/W Base Rent) Jones Lang LaSalle Inc. (“JLL”) (rated Baa1/BBB by Moody’s and S&P) (NYSE: JLL) is a global professional services and investment management firm specializing in real estate and is a member of the Fortune 500. JLL’s teams provide integrated services to clients seeking increased value by owning, occupying, developing or investing in real estate. Headquartered in Chicago, JLL was founded in 1999 through the merger of Jones Lang Wootton and LaSalle Partners and currently employs approximately 82,000 people across 80 countries. As of 2017, JLL has revenue of $7.9 billion, managed approximately 4.6 billion sq. ft. of space and completed investment sales, acquisitions and finance transactions of approximately $170 billion. JLL occupies floors 43-48 through May 2032 and has two five-year renewal options.

Environmental Matters. The Phase I environmental report dated February 26, 2018 recommended no further action at the Aon Center Property.

The Market. The Aon Center Property is located in the central business district of Chicago, Illinois in the East Loop submarket within the greater Chicago office market. The East Loop submarket contains approximately 28.2 million sq. ft. of office space and is bordered by the Chicago River to the north, Congress parkway to the south, Lake Michigan to the east and State Street to the west. The greater Chicago-Naperville-Joliet MSA ranks second nationally in total office inventory behind New York, containing nearly 234.3 million sq. ft. of office space. Chicago’s largest employers include a diverse group of multinational corporations representing a variety of industries including telecommunications, aviation, manufacturing, retail and banking. Thirty-one of the nation’s Fortune 500 corporations are headquartered in the Chicago region including Walgreens, Boeing, United Continental Holdings, Inc., The Allstate Corporation, Exelon Corporation, McDonald’s Corporation, Sears Holdings Corporation and US Foods, Inc.

As of the first quarter of 2018, the greater Chicago Class A office market consisted of approximately 95.9 million sq. ft. across 112 buildings with an overall market vacancy of 11.8% and average asking rents of approximately $31.88 PSF. At a more granular level, the East Loop Class A submarket totaled approximately 15.7 million sq. ft. across 15 buildings with an overall market vacancy of 11.0% and average market asking rents of $24.59 PSF. The overall East Loop submarket vacancy rate is currently 10.6% which is down 1.2% compared to year-end 2017. During the same time period, quoted asking rents have increased modestly from $27.74 PSF to $28.10 PSF.

The appraisal identified eight Class A/B office rent comparables in the East Loop submarket with comparable buildings built between 1965 and 2005 and ranging in size from 737,308 sq. ft. to 3,903,883 sq. ft. Recently executed leases at the comparable properties across approximately 853,121 sq. ft. in recent leasing ranged between $18.25 and $30.00 PSF with a weighted average of approximately $27.85 PSF. Based on the eight Class A/B office rent comparables identified, Class A properties have generally demanded rents nearly $10.00 PSF greater than Class B properties in the market. Over 270,000 sq. ft. in leases signed year-to-date at the Aon Center Property have been executed at a weighted average rent of approximately $25.15 PSF, in-line with leasing identified in the appraisal. Based on the appraiser’s analysis and concluded market rent across categories, the Aon Center Property’s in-place rent is approximately 20.0% below market.

A-3-96

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

Cash Flow Analysis.

Cash Flow Analysis(1)(2)
	2014	2016	2017	T-12 4/30/2018	U/W	U/W PSF
Base Rent(3)(4)	$37,867,681	$39,670,015	$45,487,490	$45,850,620	$52,099,354	$18.76
Vacant Income	0	0	0	0	7,155,753	$2.58
Gross Potential Rent	$37,867,681	$39,670,015	$45,487,490	$45,850,620	$59,255,107	$21.34
Total Reimbursements(4)	32,101,525	32,292,738	36,506,554	38,420,245	46,839,313	$16.87
Total Other Income	5,007,573	4,808,987	4,526,297	4,517,840	4,493,365	$1.62
Less: Vacancy	0	0	0	0	(12,812,153)	($4.61)
Effective Gross Income	$74,976,779	$76,771,740	$86,520,341	$88,788,705	$97,775,632	$35.21
Total Operating Expenses	40,147,832	41,160,114	43,960,435	45,406,455	46,208,188	$16.64
Net Operating Income(5)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$51,567,444	$18.57
TI/LC	0	0	0	0	1,388,620	$0.50
Capital Expenditures	0	0	0	0	472,131	$0.17
Net Cash Flow(6)	$34,828,947	$35,611,627	$42,559,906	$43,382,250	$49,706,693	$17.90

(1)	Based on the underwritten rent roll dated May 1, 2018.

(2)	Complete 2015 financials are not available due to timing of the borrower sponsors’ acquisition of the Aon Center Property.

(3)	U/W Base Rent includes rent steps though May 2019 and is adjusted for known vacates (DDB) and pending leases (Jimmy John’s Sub and United States Postal Service underwritten based on most recent draft of the related leases). Investment grade tenants with a lease expiration date one year beyond the Aon Center Whole Loan maturity are underwritten to average rent over loan term. In total, U/W Base Rent is inclusive of approximately $4.1 million attributable to average rent and contractual rent steps.

(4)	Base Rent and Total Reimbursements for historical periods 2014, 2016, 2017 and T-12 4/30/2018 have been adjusted to gross up for actual rent abatements and abated recoveries totaling approximately $12.0 million, $15.3 million, $20.7 million and $20.9 million, respectively. A detailed breakdown is not available for the 2014 period as the Aon Center Property was owned and managed by a prior owner and manager. The aggregate full year 2016, 2017 and T-12 4/30/2018 rent abatement and abated recovery figures in the preceding sentence are primarily attributable to free rent and abated recovery periods associated with DDB (approximately $16.6 million) (which had a free rent period for the last 30 months of its contractual lease term and will vacate in June 2018), Kraft Heinz (approximately $6.7 million), Aon Corporation (approximately $5.5 million), Jones Lang LaSalle (approximately $6.6 million) and Integrys (approximately $2.4 million). The remaining aggregate full year 2016, 2017 and T-12 4/30/2018 amount of $4.1 million is attributable to rent abatements and abated recoveries across eight other tenants.

(5)	The increase in 2017 Net Operating Income from 2016 Net Operating Income is primarily attributable to leasing over the course of 2016 and 2017, including Kraft Heinz (169,717 sq. ft.), KPMG expansion space (31,654 sq. ft.) and Strata Decision Technology (16,793 sq. ft.), collectively accounting for approximately $9.7 million in underwritten gross rent.

(6)	The increase in U/W Net Cash Flow from T-12 4/30/2018 Net Cash Flow is primarily attributable to (i) over 270,000 sq. ft. in new and expansion leasing executed year-to-date, accounting for approximately $6.8 million in underwritten base rent and (ii) approximately $4.1 million in average rent and contractual rent steps.

Property Management.   The Aon Center Property is managed by Jones Lang LaSalle Americas (Illinois) L.P., an Illinois limited partnership.

Lockbox / Cash Management.   The Aon Center Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required at origination to deliver tenant direction letters instructing all tenants to deposit rents into a lockbox account controlled by the lender. All funds in the lockbox account are required to be swept daily into the borrowers’ operating account, unless a Cash Sweep Event (as defined below) is continuing, in which event such funds are required to be swept not less than two times per week into a cash management account controlled by the lender and disbursed on each payment date in accordance with the loan documents. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) any bankruptcy action of the borrower or property manager, (iii) a DSCR Trigger Event (as defined below), (iv) a Major Tenant Trigger Event (as defined below) or (v) an event of default under the mezzanine loans.

A Cash Sweep Event may be cured in accordance with the following conditions: with respect to a Cash Sweep Event caused solely by (a) clause (i) above, the acceptance of a cure by the lender of the related event of default, (b) clause (ii) above, a DSCR Cure Event (as defined below) has taken place, (c) clause (iii) above if the borrowers have replaced the manager with a qualified manager under a replacement management agreement within 60 days in accordance with the loan documents, (d) clause (iv) above, if the Cash Sweep Event is caused solely by the occurrence of a Major Tenant Trigger Event (as defined below) other than an Aon Trigger Event (as defined below), if the borrowers lease all or substantially all of the space previously leased to the respective major tenant that is the cause of such Major Tenant Trigger Event to one or more replacement tenant(s) reasonably acceptable to the lender pursuant to a lease(s) reasonably acceptable to the lender or if the Cash Sweep Event is caused solely by the occurrence of an Aon Trigger Event (as defined below), the borrowers lease all or substantially all of the space previously leased to Aon Corporation that has been vacated, abandoned or subleased to one or more replacement tenants reasonably acceptable to the lender pursuant to one or more leases reasonably acceptable to the lender, or the applicable space is being subleased by Aon Corporation to one or more investment grade rated tenant(s) who has accepted delivery of the related space and is paying unabated rent in an amount no less that the contract rate of the Aon lease or (e) clause (v) above, the acceptance of a cure by the mezzanine lender of the related mezzanine event of default. Each cure is also subject to the following conditions: (1) no other event of default may have occurred and be continuing; (2) a cure may occur no more than two times in the aggregate during the term of the Aon Center Whole Loan; and (3) the borrowers pay the lender’s reasonable expenses in connection with such cure. Notwithstanding the foregoing, in no event will the borrowers have the right to cure a Cash Sweep Event occurring from a borrower bankruptcy.

A-3-97

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

“DSCR Trigger Event” means the date on which the debt service coverage ratio (as calculated in the loan documents and including mezzanine debt service) based on the trailing three-month period immediately preceding the date of determination is less than 1.10x commencing on the date that is six months from loan origination.

“DSCR Cure Event” means the debt service coverage ratio, based on the trailing three-month period immediately preceding the date of determination, is at least 1.25x for two consecutive quarters.

“Major Tenant Trigger Event” means (a) any bankruptcy or insolvency action of JLL, Aon or KPMG, (b) if Aon vacates, abandons or subleases more than 50.0% or more of its premises at the Aon Center Property (an “Aon Trigger Event”) or (c) if JLL, Aon or KPMG terminates its lease without the lender’s approval.

Initial and Ongoing Reserves.  At loan origination, the borrowers deposited (i) $38,000,000 into a new lease reserve (as described below), (ii) $18,300,000 into a performance reserve (as described below), (iii) $13,236,245 into an outstanding tenant improvements and leasing commission reserve, (iv) $7,960,197 into an amenity floor capital expenditure reserve, (v) $6,612,672 into a tax reserve account, (vi) $5,235,989 into an outstanding free rent reserve for all outstanding free rent over the first 12-months of the Mortgage Loan term (representing over 50% of total free rent over the term of the loan; the unreserved portion of free rent over the loan term is approximately 87.9% attributable to investment grade tenants), (vii) $1,084,347 into an insurance reserve account and (viii) 69,978 into a required repairs reserve account.

On the origination date, the borrowers deposited with the lender $38,000,000, which amount is required to be held by the lender to cover tenant improvement obligations and/or leasing commissions for the tenants that enter into Qualified Lease(s) (as defined below) after the closing date.

“Qualified Lease” means (a) certain existing leases specified in the mortgage loan documents (accounting for $16,896,608 in outstanding tenant improving and leasing commission obligations), (b) any lease entered into after the origination date that qualifies for reimbursement or direct payment of leasing costs from the new lease reserve and otherwise satisfies the leasing criteria set forth in the mortgage loan documents; provided, however, that the lender can approve a lease for reimbursement or payment of leasing costs that does not otherwise meet the threshold for Qualified Leases; and provided further that, in the event a lease provides for leasing costs in excess of the maximum TI/LC amounts set forth on the applicable schedule to the mortgage loan agreement, such lease can still be deemed a Qualified Lease if the borrowers deposit the amount of the excess into the new lease reserve account.

On the origination date, the borrowers deposited with the lender $18,300,000, which amount is to be held by the lender for capital expenditures and leasing costs that are reasonably approved by the lender. The performance reserve will be available to the borrowers for lender approved capital expenditures and reimbursement or direct payment of leasing costs provided the Performance Thresholds (as defined below) have been satisfied and a Cash Sweep Event has not occurred; provided, however, that such disbursements will not be duplicative of expenditures or costs for which funds have been disbursed from the rollover reserve fund, the new lease reserve, the outstanding tenant improvement and leasing commission reserve or the amenity floor capital expenditure reserve.

“Performance Threshold” means the execution of the Slalom lease (which has already occurred prior to the origination date) and a Qualified Lease equal to 35,000 sq. ft. The lender is required to release a pro-rata portion of the performance reserve in the event the borrowers sign a Qualified Lease of less than 35,000 sq. ft. but more than 17,500 sq. ft.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of annual real estate taxes, initially approximately $1,502,880.

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums (initially approximately $120,483). In the event the borrowers obtain and maintain a blanket insurance policy in form and substance reasonably acceptable to the lender and there is no event of default, the requirement for monthly deposits into the insurance reserve will be waived.

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, 1/12 of $0.25 multiplied by the aggregate amount of rentable sq. ft. at the Aon Center Property.

TI/LC Reserve. Commencing on the one year anniversary of the first payment date, the borrowers are required to deposit into a TI/LC reserve, on a monthly basis, approximately 1/12 of $0.75 multiplied by the aggregate amount of rentable sq. ft. at the Aon Center Property, subject to a cap of $5,600,000. The borrowers are also required to deposit any termination fees or other consideration payable in connection with any early termination of a lease at the Aon Center Property.

Current Mezzanine or Subordinate Indebtedness. The Aon Center Whole Loan includes the Junior Note, which is generally subordinate in right of payment to the Senior Notes. In addition, a $73,750,000 mezzanine loan (the “Aon Center Mezzanine A Loan”), and a $67,750,000 second mezzanine loan (the “Aon Center Mezzanine B Loan”) (collectively the, “Aon Center Mezzanine Loans”) were originated to provide financing to the parent of the borrowers and its parent secured by a pledge of 100% of the direct equity interests in the borrowers and the parent of the borrowers, respectively. The Aon Center Mezzanine A Loan carries an interest rate of 5.25000% per annum and the Aon Center Mezzanine B Loan carries an interest rate of 8.80000% per annum and both are coterminous with the Aon Center Whole Loan. The lenders of the Aon Center Whole Loan and the Aon Center Mezzanine Loans entered into intercreditor agreements

A-3-98

200 East Randolph Street Chicago, IL 60601	Collateral Asset Summary – Loan No. 9 Aon Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$43,000,000 40.3% 3.03x 15.5%

that provide for consent rights, cure rights and the right to purchase defaulted loans. The Aon Center Mezzanine Loans are expected to be sold to one or more third parties.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The borrowers are permitted to obtain the release of the non-income producing, non-office component of the Aon Center Property in connection with the creation of an observation deck at the Aon Center Property (which will be comprised of an observatory and entertainment center on floors 81-83 of the building) without any requirement to pay any portion of the loan, any release amount, prepayment fee, yield maintenance premium or otherwise, upon satisfaction of the conditions set forth in the loan documents. The appraisal did not attribute any value to such component.

A-3-99

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

A-3-100

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

A-3-101

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsor:	Workspace Property Trust, L.P.
Borrowers:	WPT Land 2 LP, RV OP 1 LP, RV OP 2 LP, RV OP 3 Lessee LP and WPT Properties LP
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.4%
Interest Rate:	5.37200%
Payment Date:	1st of each month
First Payment Date:	July 1, 2018
Maturity Date(2):	July 1, 2023
Amortization:	Interest Only
Additional Debt(1):	$539,000,000 Pari Passu Debt; $696,000,000 Subordinate Debt
Call Protection(3):	YM1(57), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves(4)
	Initial	Monthly	Cap
Taxes:	$11,849,855	$2,040,615	NAP
Insurance:	$350,000	(5)	NAP
Replacement:	$205,933	$205,933	(4)
TI/LC:	$3,154,000	$1,441,528	(4)
Outstanding TI/LC:	$13,294,575	NAP	NAP
Free Rent:	$3,458,836	NAP	NAP
Required Repairs:	$539,172	NAP	NAP
Environmental:	$37,500	NAP	NAP
Property Information
Single Asset / Portfolio:	Portfolio of 147 properties
Property Type:	Various
Collateral:	Fee Simple/Leasehold
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	9,884,763
Property Management:	Workspace Property Management, L.P.
Underwritten NOI(6):	$125,319,109
Underwritten NCF:	$112,963,155
Appraised Value(7):	$1,634,285,000
Appraisal Date:	Various

Historical NOI
Most Recent NOI(6):	$117,976,547 (T-12 March 31, 2018)
2017 NOI:	$117,155,284 (December 31, 2017)
2016 NOI:	$116,403,632 (December 31, 2016)
2015 NOI:	$113,129,919 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	88.6% (June 1, 2018)
2017 Occupancy:	89.1% (December 31, 2017)
2016 Occupancy:	89.3% (December 31, 2016)
2015 Occupancy:	89.1% (December 31, 2015)

Financial Information(1)
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000
Pari Passu Notes	$539,000,000
Total Senior Notes	$579,000,000	$59 / $59	35.4% / 35.4%	3.99x / 3.60x	21.6% / 19.5%	21.6% / 19.5%
Subordinate Loan	$696,000,000
Total Debt	$1,275,000,000	$129 / $129	78.0% / 78.0%	1.81x / 1.63x	9.8% / 8.9%	9.8% / 8.9%

(1)	The Workspace Loan (as defined below) consists of the non-controlling Note A-9-A and Note A-10-A, and is part of the Workspace Whole Loan (as defined below) which is evidenced by 14 notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.275 billion. In addition, the Workspace Whole Loan is split between (i) a 25-month floating rate componentized loan with three, one-year extension options (the “Floating Rate Loan”) with an aggregate Cut-off Date principal balance of $255.0 million, and (ii) a 61-month fixed rate componentized loan (the “Fixed Rate Loan”) comprised of (A) a senior fixed rate componentized loan (the “Senior Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $463.2 million, and (B) a subordinate fixed rate componentized loan (the “Subordinate Fixed Rate Loan”), with an aggregate Cut-off Date principal balance of $556.8 million. The Senior Fixed Rate Loan is senior to the Subordinate Fixed Rate Loan. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15000%. Each of the Fixed Rate Loan and Floating Rate Loan is divided into multiple components, each with different payment priorities prior to and following an event of default under the Workspace Whole Loan. See “The Loan” below. The Senior Notes Financial Information presented in the chart above reflects the Senior Fixed Rate Loan and $115.8 million of the Cut-off Date principal balance of the Floating Rate Loan, and excludes the remaining $139.2 million of the Cut-off Date principal balance of the Floating Rate Loan and the Subordinate Fixed Rate Loan. For purposes of the Financial Information, LIBOR was assumed to be 2.09%. The Whole Loan NCF DSCR, based on a LIBOR cap of 3.00% for the Floating Rate Loan, is 1.58x.

(2)	The Maturity Date reflects the maturity date of the Fixed Rate Loan. The maturity date of the Floating Rate Loan is July 1, 2020, and the Borrowers have the right to extend that maturity date for three, one year extension terms, upon satisfaction of certain conditions.

(3)	Partial prepayments of the Workspace Whole Loan are permitted (i) in connection with a partial release, as described below under “Partial Releases,” and (ii) in connection with meeting certain debt yield triggers relating to the Borrowers exercising the extension options with respect to the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all prepayments are required to be applied to repay the Floating Rate Loan in full, prior to any application to the Fixed Rate Loan.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	Monthly insurance payments are $552,198 for the first four payments and $219,630 thereafter.

(6)	The increase in Underwritten NOI from Most Recent NOI is primarily driven by underwriting based on the June 1, 2018 in-place rent roll with rent steps underwritten through July 1, 2020. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.

(7)	The appraiser also valued the Portfolio as a whole, as if sold in its entirety to a single buyer (the “Portfolio Appraised Value”). The Portfolio Appraised Value is $1.68 billion, which results in a Workspace Whole Loan Cut-off Date LTV and Maturity Date LTV of 75.9%.

A-3-102

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

The Loan.    The Workspace loan is secured by the borrowers’ fee simple and leasehold interests in a portfolio of 147 properties comprising an approximately 9.9 million sq. ft. portfolio of office, flex, and retail properties located in suburban Philadelphia, Pennsylvania, southern Florida, Tampa, Florida, Minneapolis-St. Paul, Minnesota and Phoenix, Arizona (each a “Property” and altogether, the “Properties” or the “Portfolio”). The loan is part of a whole loan (the “Workspace Whole Loan”) evidenced by 14 notes, with an aggregate outstanding principal balance as of the Cut-off Date of $1.275 billion, which is comprised of (i) a 25-month floating rate loan with three, one year extension options (the “Floating Rate Loan”) with an aggregate outstanding principal balance as of the Cut-off Date of $255.0 million, and (ii) a 61-month fixed rate loan (the “Fixed Rate Loan”) comprised of (A) the Senior Fixed Rate Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $463.2 million and (B) the Subordinate Fixed Rate Loan, with an aggregate outstanding principal balance as of the Cut-off Date of $556.8 million. The interest rate on the Floating Rate Loan is LIBOR (subject to a floor of 0.25%) plus a spread of 3.15000%. Note A-9-A and Note A-10-A, which are part of the Senior Fixed Rate Loan, and which have an aggregate outstanding principal balance as of the Cut-off Date of $40.0 million (the “Workspace Loan”), are being contributed to the Benchmark 2018-B7 Trust. The Workspace Loan will be interest-only for the entire Workspace Whole Loan term. The relationship among the lenders of the various portions of the Workspace Whole Loan will be governed by a co-lender agreement, as more fully described under “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Workspace Whole Loan” in the Prospectus.

Whole Loan Summary(1)

		Fixed Rate Companion Loans	Fixed Rate
Floating Rate Loan	Senior Fixed Rate Notes	$130,000,000	Benchmark 2018-B7
$255,000,000	$293,200,000	Notes A-5, A-6	$40,000,000
Notes A-1, A-2	Notes A-3, A-4	A-7, A-8, A-9-B, A-10-B	Notes A-9-A, A-10-A

	Subordinate Fixed Rate Notes
	$556,800,000
	Notes B-1, B-2
(1)	Each note is divided into two or more components. Each note comprising the Senior Fixed Rate Loan, including the Workspace Loan, is divided into a senior component and a subordinate component, and forms a component pair with pari passu components of the Senior Fixed Rate Loan and of the Floating Rate Loan. Prior to an event of default under the Workspace Whole Loan, all payments of principal (including but not limited to any partial prepayment and the balloon payment due on the Floating Rate Loan if not extended) are required to be applied to the Floating Rate Loan until paid in full, prior to any application to the Fixed Rate Loan. Following an event of default under the Workspace Whole Loan, collections under the Workspace Whole Loan will be applied first, pro rata, to interest and principal of (i) the senior component of the Workspace Loan, (ii) the senior component of each of the remaining notes of the Senior Fixed Rate Loan and (iii) the corresponding senior component of the Floating Rate Loan, prior to application, pro rata, to (a) the subordinate component of the Workspace Loan, (b) the subordinate component of each of the remaining notes of the Senior Fixed Rate Loan and (c) the corresponding subordinate component of the Floating Rate Loan, and losses will be applied in the reverse order among such notes. Accordingly a portion of the interest and principal of the Workspace Loan will be subordinate to certain components of the other notes of the Senior Fixed Rate Loan and certain components of the Floating Rate Loan, but will be pari passu to corresponding components of the Senior Fixed Rate Loan and Floating Rate Loan. See “Description of the Mortgage Pool—The Whole Loans—The AB Whole Loans—Workspace Whole Loan” in the Prospectus.

Sources and Uses(1)
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$1,280,000,000	100.0%	Payoff Existing Debt	$827,465,831	64.6%
			Payoff KeyBank Credit Line	227,559,344	17.8%
			Redemption of Preferred Equity	132,541,678	10.4%
			Upfront Reserves	32,889,871	2.6%
			Closing Costs	20,940,571	1.6%
			IPO-Related Expenses	19,049,085	1.5%
			Deferred LP Distributions	13,337,719	1.0%
			Asset Management Fees	5,337,711	0.4%
			Return of Equity	878,191	0.1%
Total Sources	$1,280,000,000	100.0%	Total Uses	$1,280,000,000	100.0%

(1)	Sources and Uses are based on the fully funded $1.28 billion Workspace Whole Loan as of the June 8, 2018 origination date and does not reflect a subsequent voluntary prepayment on July 13, 2018, resulting in a pay down of the Floating Rate Loan by $5.0 million from the original balance. The Financial Information is based on a current balance of $1.275 billion.

The Borrowers / Borrower Sponsor. The borrowers are WPT Land 2 LP, RV OP 1 LP, RV OP 2 LP, RV OP 3 Lessee LP and WPT Properties LP, each a Delaware limited partnership and a special purpose entity (collectively, the “Borrowers”). The borrower sponsor and nonrecourse carve-out guarantor is Workspace Property Trust, L.P., which is a privately held, vertically integrated, full service commercial real estate company specializing in the acquisition, development, management and operation of office and flex space. Workspace Property Trust, L.P. is led by Thomas A. Rizk and Roger Thomas. The company’s philosophy is to invest in suburban office and flex assets. Workspace Property Trust L.P. was founded in 2015 and currently owns and operates the Properties, which were acquired in 2015 and 2016. Each Borrower and each general partner of each Borrower has and is required to have two independent directors or

A-3-103

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

managers. Legal counsel to the Borrowers delivered a non-consolidation opinion in connection with the origination of the Workspace Whole Loan.

Mr. Rizk has significant experience in real estate acquisition, development, management, and operation. In 1994, Mr. Rizk led the family-owned real estate partnership, Cali Associates, through its initial public offering as Cali Realty Corporation. As President and Chief Executive Officer, he also led the merger of Cali Realty Corporation into the Mack Company and Patriot American Office Group in 1997. Mr. Thomas has more than 30 years of experience in real estate. Mr. Thomas assisted Mr. Rizk in taking Cali Associates public and from 1994 until 2014 served as Executive Vice President, General Counsel and Secretary at Mack-Cali Realty Corporation, serving as a key member of the executive team.

The Properties.

Tenant Summary(1)
Tenant	Ratings (Moody’s/S&P/Fitch)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

United HealthCare Services, Inc.(3)	A3 / A+/ A-	419,543	4.2%	$15.79	5.4%	Various
Aetna Life Insurance Company(4)	Baa2 / A / A-	323,943	3.3%	$15.52	4.1%	Various
Siemens Medical Solutions USA, Inc.(5)	NR / A+ / A	241,297	2.4%	$16.13	3.1%	Various
Kroll Ontrack	NR / NR / NR	195,879	2.0%	$12.17	1.9%	6/30/2026
Dell Marketing	Ba2 / NR / BB	141,290	1.4%	$10.96	1.3%	4/30/2024
Express Scripts	Baa2 / BBB+ / BBB	130,071	1.3%	$15.00	1.6%	12/31/2023
Reed Technology	NR / NR / NR	120,000	1.2%	$17.95	1.7%	5/31/2025
Optum Services Inc.(6)	A3 / A+ / A-	109,700	1.1%	$16.65	1.5%	3/31/2025
GM Cruise LLC	Baa3 / BBB / BBB	101,269	1.0%	$10.82	0.9%	7/31/2022
General Dynamics Information	A2 / A+ / NR	99,039	1.0%	$15.45	1.2%	9/30/2022
Carnival Corporation	A3 / A- / NR	93,423	0.9%	$15.63	1.2%	11/30/2026
Sunshine State Health Plan	Ba1 / BB+ / NR	84,379	0.9%	$19.85	1.4%	11/30/2020
Colorcon, Inc.	NR / NR / NR	84,000	0.8%	$9.50	0.6%	9/14/2024
Comcast(7)	A3 / A- / A-	82,996	0.8%	$14.22	1.0%	Various
GE Parallel Design, Inc.	A2 / A / A	78,335	0.8%	$15.25	1.0%	9/30/2028
Acist Medical Systems, Inc.	NR / NR / NR	74,224	0.8%	$11.03	0.7%	7/31/2019
Boomi, Inc.(8)	Ba2 / NR / BB	71,788	0.7%	$24.70	1.4%	9/30/2027
Janssen Biotech, Inc.	Aaa / AAA / AAA	71,200	0.7%	$9.40	0.5%	6/30/2023
Cognizant Technology	NR / NR / NR	70,497	0.7%	$14.82	0.8%	11/30/2024
CDx Holdings	NR / NR / NR	66,012	0.7%	$23.60	1.3%	8/31/2020
Subtotal / Wtd. Avg.		2,658,885	26.9%	$15.12	32.5%
Remaining Tenants		5,965,787	60.4%	$14.01	67.5%
Total / Wtd. Avg. Occupied		8,624,672	87.3%	$14.36	100.0%
Vacancy		1,260,091	12.7%
Total		9,884,763	100.0%

(1)	Based on the underwritten rent roll as of June 1, 2018. Includes tenants with executed leases since June 1, 2018 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	United HealthCare Services, Inc. leases 115,110 sq. ft. at the 680 Blair Mill Road property with a lease expiration date of March 31, 2025, 165,000 sq. ft. at the 4425 East Cotton Center Boulevard property with a lease expiration of March 31, 2024, 89,290 sq. ft. at the 131 Kelsey Lane property, with a lease expiration date of September 30, 2024, and 50,143 sq. ft. at the 3100 Southwest 145th Avenue property with a lease expiration of June 30, 2022.

(4)	Aetna Life Insurance Company leases 139,403 sq. ft. at the 4500 East Cotton Center Boulevard property with a lease expiration date of December 31, 2023, 73,077 sq. ft. at the 4630 Woodland Corporate Boulevard property with a lease expiration date of February 29, 2020, 69,094 sq. ft. at the 4750 South 44th Place property with a lease expiration date of August 31, 2020, and 42,369 sq. ft. at the 9801 South 51st Street property with a lease expiration date of February 28, 2019.

(5)	Siemens Medical Solution USA, Inc. leases 126,000 sq. ft. at the 40 Liberty Boulevard property with a lease expiration of January 31, 2020, 61,313 sq. ft. at the 65 Valley Stream Parkway property with a lease expiration of January 31, 2020, 41,211 sq. ft. at the 55 Valley Stream Parkway property with a lease expiration of January 31, 2020, and 12,773 sq. ft. at the 7930, 8010, 8020 Woodland Center Boulevard property with a lease expiration of June 30, 2021.

(6)	Optum Services Inc. is owned by United HealthCare Services, Inc.

(7)	Comcast leases 58,115 sq. ft. at the 700 Dresher Road property with a lease expiration date of December 31, 2019, 18,000 sq. ft. at the 103-1009 Gibraltar Road property with a lease expiration date of December 31, 2018, and 6,881 sq. ft. at the 10400 Viking Drive property with a lease expiration date of April 30, 2020.

(8)	Boomi, Inc. is owned by Dell, Inc.

A-3-104

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring(2)	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
2018 & MTM	68	438,580	4.4%	438,580	4.4%	$14.04	5.0%	5.0%
2019	104	1,164,018	11.8%	1,602,598	16.2%	$13.96	13.1%	18.1%
2020	92	1,329,694	13.5%	2,932,292	29.7%	$15.93	17.1%	35.2%
2021	86	962,460	9.7%	3,894,752	39.4%	$14.75	11.5%	46.7%
2022	74	1,196,942	12.1%	5,091,694	51.5%	$13.46	13.0%	59.7%
2023	50	909,812	9.2%	6,001,506	60.7%	$14.16	10.4%	70.1%
2024	35	849,029	8.6%	6,850,535	69.3%	$14.04	9.6%	79.7%
2025	35	624,749	6.3%	7,475,284	75.6%	$15.40	7.8%	87.5%
2026	21	580,196	5.9%	8,055,480	81.5%	$13.37	6.3%	93.7%
2027	8	260,767	2.6%	8,316,247	84.1%	$16.35	3.4%	97.2%
2028	6	233,888	2.4%	8,550,135	86.5%	$13.14	2.5%	99.7%
Thereafter	9	74,537	0.8%	8,624,672	87.3%	$5.43	0.3%	100.0%
Vacant	NAP	1,260,091	12.7%	9,884,763	100.0%	NAP	NAP
Total / Wtd. Avg.	588	9,884,763	100.0%			$14.36	100.0%

(1)	Based on the underwritten rent roll dated June 1, 2018. Includes tenants with executed leases since June 1, 2018 that are not yet in occupancy and excludes tenants which are either dark or expected to leave upon lease expiration.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

The Portfolio consists of approximately 9.9 million sq. ft. of space across 87 office, 59 flex and one retail property, respectively representing approximately 72.7%, 27.2% and 0.0% of the original Allocated Whole Loan Amount (“ALA”). 65.3% of the office properties by ALA are Class A properties. The Properties are located within five broad office markets: suburban Philadelphia (40.3% of ALA), southern Florida (17.3%), Tampa (16.5%), Minneapolis-St. Paul (13.0%) and Phoenix (12.9%). The Properties were built between 1972 and 2013 with the majority of the Portfolio (91.1% of the occupied NRA) under triple net leases. The Properties range in size from approximately 2,800 sq. ft. to 325,000 sq. ft. As of June 1, 2018, the Portfolio was 88.6% occupied by a granular and diverse roster of more than 500 tenants with the largest tenant, United Healthcare Services, Inc., representing 4.2% of net rentable area. Eleven of the top 20 tenants, which account for 17.7% of Portfolio net rentable area, have investment grade credit ratings from either Moody’s or Standard & Poor’s. The top five and top ten Properties represent approximately 14.0% and 23.5% of the ALA, respectively, and the average Property accounts for 0.7% of the ALA.

6625 78th Street West - The largest Property by ALA, 6625 78th Street West is a six-story, 325,000 sq. ft. office building located in Bloomington, Minnesota approximately 10.0 miles from the Minneapolis central business district, and represents 3.5% of the ALA. Local access is provided by East Bush Lake Road and Normandale Boulevard, and regional access to the area is provided by Interstate 494, which is located adjacent to the Property. The Property was built in 1997 and includes a cafeteria, a conference room, fitness center and a four-story parking garage. 6625 78th Street West is currently 94.5% occupied by 11 tenants at an average contractual rent of $14.16 per sq. ft. with an average occupancy of 94.0% from 2005 to 2017. The largest tenant at the Property is Express Scripts, Inc, which occupies 203,442 sq. ft. with its lease expiring in December 2018 which accounts for 57.1% of the Property’s underwritten rent. The Property is located in the 494 Corridor submarket, which contains approximately 16.3 million sq. ft. of office space with an overall vacancy rate of 17.2% and average asking rents of $14.44 per sq. ft. Per the appraisal, there is no new construction in this submarket.

1500 Liberty Ridge Drive - The second largest Property by ALA, 1500 Liberty Ridge Drive, is a three-story, 233,120 sq. ft. office building located in Tredyffrin Township, Pennsylvania approximately 23.0 miles from downtown Philadelphia. The Property is located approximately 1.5 miles south of Interstate 76 and approximately 24.0 miles northwest of Philadelphia International Airport. The Property was built in 2003 and is currently 92.3% occupied by 12 tenants at an average contractual rent of $17.75 per sq. ft. with an average occupancy of 93.3% from 2005 to 2017. The largest tenant at the Property is ELAP Services, Inc, which occupies 39,981 sq. ft. with its lease expiring in November 2021 which accounts for 17.7% of the Property’s underwritten rent. The Property is located in the King of Prussia/Valley Forge submarket, which contains approximately 16.8 million sq. ft. of office space with an overall vacancy rate of 12.3% and average rents of $26.85 per sq. ft. This is compared to a vacancy rate of 14.8% and an average rent of $26.09 per sq. ft. on a gross basis as of the first quarter 2017. Per the appraisal, there is no new construction in this submarket.

3350 Southwest 148th Avenue & Lakeside Drive - The third largest Property by ALA, 3350 Southwest 148th Avenue & Lakeside Drive, is a four-story, 154,768 sq. ft. office building located in Miramar, Florida. The Property is located approximately 25 miles north of the Miami central business district and 25 miles southwest of the Fort Lauderdale central business district. Local access is provided by Miramar Parkway with regional access available via Interstate 75, which is less than half a mile from the Property. The Property was built in 2000 and is currently 99.6% occupied by 22 tenants, including two tenants leasing roof space and a cafe, at an average contractual rent of $19.17 per sq. ft. on a NNN basis with an average occupancy of 88.1% from 2005 to 2017. The largest tenant at the Property is Carnival Corporation, which occupies 30,519 sq. ft. with its lease expiring in November 2026 accounting for 19.7% of the Property’s underwritten rent. The Property is located in the Southwest Broward submarket which contains approximately 3.1 million sq. ft. of office space with an overall vacancy rate of 6.8% and average rents of $22.26 per sq. ft. on a NNN basis. Per the appraisal, there are four proposed or under construction office projects with a combined 184,440 sq. ft. within the submarket.

A-3-105

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

1301 International Parkway - The fourth largest Property by ALA, 1301 International Parkway, is a five-story, 140,160 sq. ft. office building located in Sunrise, Florida approximately 13.0 miles from Fort Lauderdale and Fort Lauderdale International Airport. Local access is provided by Sunrise Boulevard and Oakland Park Boulevard to the north with regional access provided by Interstate 75 and Interstate 595 which are adjacent to the Property. The Property was built in 2006 and is currently 100.0% occupied by seven tenants, including one tenant leasing roof space, at an average contractual rent of $20.29 per sq. ft. on a NNN basis with an average occupancy of 89.9% from 2008 to 2017. The largest tenant at the Property is Sunshine State Health Plan, Inc., which occupies 84,379 sq. ft. with its lease expiring in November 2020 and accounts for 56.4% of the Property’s underwritten rent. The Property is located in the Sawgrass submarket, which contains approximately 2.5 million sq. ft. of office space with an overall vacancy rate of 7.9% and average rents of $20.31 on a NNN basis. Per the appraisal, two large office parks are being proposed for construction, expecting to add 1.4 million sq. ft. of office inventory to the submarket within the next five years.

777 West Yamato Road - The fifth largest Property by ALA, 777 West Yamato Road, is a six-story, 155,608 sq. ft. office building located in Boca Raton, Florida. The Property is located approximately two miles from Boca Raton Airport and approximately 23.0 miles from Palm Beach International Airport. Local access is provided by Yamato Road with regional access provided by Interstate 95 which is less than half a mile east of the Property. The Property was built in 1989 and is currently 84.5% occupied by 13 tenants, including one tenant leasing roof space, at an average contractual rent of $18.63 per sq. ft. with an average occupancy of 92.6% from 2005 to 2017. The largest tenant at the Property is Relx, Inc., which occupies 51,404 sq. ft. with its lease expiring in May 2024 and accounts for 39.2% of the Property’s underwritten rent. The Property is located in the Boca Raton submarket, which contains approximately 11.5 million sq. ft. of office space with an overall vacancy rate of 20.2% and average rents of $20.64 per sq. ft. on a NNN basis. Per the appraisal, new construction within the submarket is minimal with one 11-story 111,971 sq. ft. office tower breaking ground in the fourth quarter of 2017.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 3/31/2018	U/W In-Place	U/W PSF
Rents in Place	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$123,812,164	$12.53
Vacant Income	0	0	0	0	21,891,292	$2.21
Gross Potential Rent	$111,087,339	$115,072,969	$115,982,258	$117,201,735	$145,703,456	$14.74
Total Reimbursements(1)	63,113,439	60,935,637	66,666,852	66,698,913	67,906,938	$6.87
Gross Potential Revenue	$174,200,778	$176,008,606	$182,649,110	$183,900,648	$213,610,394	$21.61
(Vacancy/Credit Loss)	0	0	0	0	(21,891,292)	($2.21)
Other Income	450,690	687,278	714,118	682,586	914,325	$0.09
Effective Gross Income	$174,651,468	$176,695,884	$183,363,228	$184,583,235	$192,633,427	$19.49
Total Expenses	$61,521,549	$60,292,253	$66,207,944	$66,606,688	$67,314,318	$6.81
Net Operating Income(2)	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$125,319,109	$12.68
Total TI/LC, Capex/RR	0	0	0	0	12,355,954	$1.25
Net Cash Flow	$113,129,919	$116,403,632	$117,155,284	$117,976,547	$112,963,155	$11.43

(1)	More than 90.0% of the in-place leases are NNN. In addition to recovering all operating expenses, leases also include a contractual tenant services fee, which is an obligation of the tenant and reimbursements can be greater than 100.0% of underwritten expenses as a result.

(2)	The increase in U/W In-Place NOI from T-12 3/31/2018 NOI is primarily driven by underwriting based on the June 1, 2018 in-place rent roll with rent steps underwritten to July 1, 2020. Additionally, 10 tenants have executed leases since June 1, 2018 who have not yet taken occupancy, accounting for approximately $2.4 million in underwritten rent.

Property Management.   The Properties are managed by Workspace Property Management, L.P., a Delaware limited partnership and an affiliate of the Borrowers.

Lockbox / Cash Management. The Workspace Whole Loan is structured with a hard lockbox and in-place cash management. At origination, the Borrowers established a lender-controlled lockbox account. The Borrowers are required to cause all rent and other revenues from the Properties to be deposited directly into the lockbox account. All funds in the lockbox account (less the reasonable fees of the clearing bank) are required to be swept each business day into a lender-controlled cash management account.

Provided that no Cash Sweep Event (as defined below) has occurred, all funds in the cash management account are required to be applied each business day to payments of taxes, insurance, debt service, reserves, and other items required pursuant to the loan documents and the remaining cash flow will be released to the Borrowers. In the event only a Cash Sweep Event described in clause (c) or (d) below has occurred, all funds in the cash management account are required to be applied by the lender each business day to payments of taxes, insurance, debt service, reserves, and other items required by the lender and all remaining cash flow will be released to the Borrowers for costs associated with new leases or amendments to leases approved by the lender in accordance with the loan documents, but only to the extent all amounts in the Rollover Reserve have been disbursed, and additional cash flow will be held by the lender as additional collateral for the loan. In the event a Cash Sweep Event described in clause (a) or (b) below has occurred, cash flow may be applied in the lender’s sole discretion and may be held by the lender in its sole discretion.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) the bankruptcy or insolvency of the Borrowers or property manager, (c) if the debt yield (as calculated in the loan documents) falls below 8.4% for the calendar quarter immediately preceding the date of determination, based on the trailing twelve month period or (d) an Extension Sweep Event (as defined below).

A-3-106

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

A “Cash Sweep Event Cure” means (a) if a Cash Sweep Event exists solely by reason of an event of default, the curing and acceptance of such cure by the lender of the applicable event of default, (b) if a Cash Sweep Event exists solely by reason of a bankruptcy of a property manager, the replacement of such manager with a qualified manager acceptable to the lender pursuant to a management agreement acceptable to the lender within 60 days or, with respect to an involuntary petition filed against the manager for which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition and to the extent there were no adverse consequences to the loan or the Property, upon the dismissal of such involuntary action within 60 days, (c) if a Cash Sweep Event exists solely by reason of a debt yield below 8.40%, the achievement of a debt yield for two consecutive quarters of at least 8.65%, based on the trailing 12 month period, (d) if the Cash Sweep Event is caused solely by a bankruptcy or insolvency of the Borrowers based on an involuntary petition against the Borrowers with respect to which neither the Borrowers, guarantor nor any member or affiliate of the Borrowers or guarantor solicited or caused to be solicited petitioning creditors or consented to or otherwise acquiesced in or joined in such involuntary petition, upon the same being discharged, stayed or dismissed within 60 days of such filing, provided that in the lender’s sole discretion such filing does not result in any adverse consequences to the Workspace Whole Loan or the Portfolio or (e) if the Cash Sweep Event is caused by an Extension Sweep Event, the occurrence of an Extension Sweep Cure (as defined below). In no event will the Borrowers have the right to cure a Cash Sweep Event occurring by reason of a Borrower bankruptcy except as set forth above.

An “Extension Sweep Event” means the failure of the Borrowers to satisfy the debt yield requirements in connection with an extension of the Floating Rate Loan, which are 9.00% for the second extension and 9.25% for the third extension.

An “Extension Sweep Event Cure” means (i) no event of default is continuing and (ii) the earlier to occur of (a) (1) with respect to the second extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.0% and (2) with respect to the third extension term for the Floating Rate Loan, the date on which the debt yield is at least 9.25%, in each case as determined by the lender for the 12 full calendar months ending on the last day of each calendar quarter (the Borrowers are permitted to make a partial prepayment of the Workspace Whole Loan in an amount which would satisfy the foregoing debt yield requirements) and (b) the date on which the funds in the excess cash flow reserve equal at least an amount sufficient that, if applied to pay down the Workspace Whole Loan, would cause the debt yield tests to be satisfied.

Initial and Ongoing Reserves. At origination, the Borrowers were required to deposit approximately $13,294,575 for outstanding tenant improvements and leasing commissions, $11,849,855 for upfront tax reserves, $3,458,836 for free rent reserves, $3,154,000 for initial tenant rollover reserves, $539,172 for deferred maintenance, $350,000 for insurance premiums, $205,933 for replacement reserves and $37,500 for environmental reserves.

Tax Escrows – On a monthly basis, the Borrowers are required to escrow 1/12 of the estimated annual real estate taxes into the tax reserve, which currently equates to $2,040,615.

Insurance Escrows – Monthly insurance payments are $552,198 for the first four payments and $219,630 thereafter. However, the requirement for monthly deposits is waived provided that (i) no event of default has occurred and is continuing, and (ii) the Borrowers provide the lender with reasonably satisfactory evidence (as determined by the lender) that the Property is insured in accordance with the loan documents pursuant to a blanket insurance policy reasonably acceptable to the lender and insuring substantially all of the real property owned, directly or indirectly, by the guarantor.

Replacement Reserves – On a monthly basis, the Borrowers are required to escrow an amount equal to $205,933 ($0.25 per sq. ft. per year) for replacement reserves (the “Replacement Reserve”). In the event a Property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $0.25 and the sq. ft. of the Property released. The Borrowers will not be required to make deposits into the Replacement Reserve at any time the balance in the Replacement Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 36 or be less than 12 under the loan documents).

Rollover Reserve – On a monthly basis, the Borrowers are required to escrow approximately $1,441,528 for tenant improvements, reasonable legal fees incurred in connection with the negotiation of the leases (which is limited to $5,000 per lease in the loan documents) and leasing commission costs (the “Rollover Reserve”). In the event a Property is released, the monthly deposit is required to be reduced by an amount equal to 1/12 of the product of $1.75 times the sq. ft. of the Property that is released. The Borrowers will not be required to make deposits into the Lease Rollover Reserve at any time the balance in the Lease Rollover Reserve is equal to the then current monthly deposit amount times the number of payment dates remaining until the maturity date (provided that the number of payment dates may not exceed 18 or be less than 12 under the loan documents).

Environmental Reserve – At origination, the Borrowers deposited an upfront reserve equal to $37,500 (the “Environmental Reserve Funds”) in connection with additional investigation recommended by the environmental report for the Property known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks located at the northwestern corner of the building. If the additional investigation determines that such tanks are underground storage tanks (“USTs”), the Borrowers are required to promptly cause such USTs to be properly closed and deliver evidence thereof reasonably satisfactory to lender. Upon the delivery of such evidence or if the additional investigation does not conclude that such tanks are USTs, provided that no event of default is then continuing, the Environmental Reserve Funds are required to be promptly disbursed to the Borrowers.

A-3-107

Various	Collateral Asset Summary – Loan No. 10 Workspace	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 35.4% 3.60x 21.6%

Operating Expense Reserve – If, at any time that the financial reports delivered pursuant to the loan documents show that the actual aggregate expenses are more than 15% less than the budgeted expenses for the prior three month period tested on a quarterly basis (after taking into account any expense savings reasonably documented by the Borrowers), the Borrowers are required to escrow with the lender the difference between the actual and budgeted expenses during each such three month period.

Partial Releases. The Borrowers have the right to obtain the separate release of any one or more of the individual Properties, at any time during the term of the Workspace Whole Loan following the date that is 60 days after the closing of the Benchmark 2018-B7 Trust, provided, that among other terms and conditions: (i) the Borrowers pay a release price equal to 110% of the allocated loan amount for the related individual Property (if the individual Property is being sold to a third party) or 115% of the allocated loan amount for the individual Property (if the individual Property is being released to an affiliate of the Borrower), as applicable, plus the payment of the yield maintenance premium, if applicable; (ii) after giving effect to the release, the debt yield for the remaining individual Properties is equal to or greater than the greater of (1) the debt yield for all of the Properties immediately prior to giving effect to the release based on the trailing 12 month period or (2) 9.9% (as may be adjusted by the lender to account for the payment of any prior release amounts in accordance with the Workspace Whole Loan documents); and (iii) if such release is to an affiliate of a Borrower, after giving effect to such release, the loan-to-value ratio for the Properties then remaining subject to the lien of the security instruments is equal to or less than the lesser of (1) 78.2% or (2) the loan-to-value ratio of all of the Properties immediately prior to giving effect to the release. The Borrowers are permitted to prepay a portion of the related Workspace Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the Workspace Whole Loan documents. With respect to 25 of the individual properties, as identified in the prospectus, such individual Properties may not be released to an affiliate of the Borrowers except in connection with a release to cure a non-monetary default, and the Borrowers are required to deliver updated surveys and appraisals with respect to certain other release parcels identified in the loan documents in connection with the release. The Borrowers may also obtain the release of four separate outparcels representing approximately 10.8 acres without the payment of any release price, upon satisfaction of certain terms and conditions set forth in the Workspace Whole Loan documents. In connection with the release of the Miramar parcel (as more specifically identified in the loan documents), the Borrowers are permitted to convert the related individual Property into a condominium, subject to conditions set forth in the loan documents. The Borrowers are permitted to prepay a portion of the related Whole Loan in order to satisfy the foregoing debt yield and loan-to-value requirements in accordance with the loan documents. Prepayments in connection with a partial release are allocated to the Floating Rate Loan until the Floating Rate Loan is paid in full, prior to any allocation to the Fixed Rate Loan. With respect to the Property known as 155 Great Valley Parkway, a tenant has an option to purchase the Property at a price which is in excess of the release price of 110% of ALA.

A-3-108

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A-3-109

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 11 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 56.1% 2.39x 10.3%

Mortgage Loan Information
Loan Seller(1):	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Behrouz Ben Hakimian; Joe Hakimian
Borrower:	Plaza West Associates, LLC
Original Balance(2):	$40,000,000
Cut-off Date Balance(2):	$40,000,000
% by Initial UPB:	3.4%
Interest Rate(3):	4.07300%
Payment Date:	1st of each month
First Payment Date:	July 1, 2018
Anticipated Repayment Date(3):	June 1, 2028
Maturity Date(3):	June 1, 2029
Amortization:	Interest Only, ARD
Additional Debt(2):	$200,000,000 Pari Passu Debt; Future Mezzanine Debt Permitted
Call Protection(4):	L(29), D(85), O(6)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$0	Springing	NAP
Insurance:	$76,801	$25,600	NAP
Replacement:	$7,990	$7,990	NAP
TI/LC:	$0	Springing	NAP
Required Repairs:	$1,198,696	NAP	NAP
Outstanding TI/LC:	$137,671	NAP	NAP
Dark Trigger:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1917 / 2008
Total Sq. Ft.:	564,004
Property Management:	Hakimian P.W. Management, LLC
Underwritten NOI:	$24,723,249
Underwritten NCF:	$23,640,361
Appraised Value(5):	$428,000,000
Appraisal Date:	April 4, 2018

Historical NOI
Most Recent NOI:	$24,705,498 (T-12 April 30, 2018)
2017 NOI:	$25,102,829 (December 31, 2017)
2016 NOI:	$26,158,207 (December 31, 2016)
2015 NOI:	$25,514,617 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy:	100.0% (November 1, 2018)
2017 Occupancy:	100.0% (December 31, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon(6)	LTV Cut-off / Balloon(6)	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF(6)
Mortgage Loan	$40,000,000
Pari Passu Notes	$200,000,000
Whole Loan	$240,000,000	$426 / $426	56.1% / 56.1%	2.49x / 2.39x	10.3% / 9.9%	10.3% / 9.9%
(1)	The 636 11th Avenue Whole Loan (as defined below) was co-originated by JPMCB and CREFI.
(2)	The Original Balance and Cut-off Date Balance of $40.0 million consists of the non-controlling Note A-2-A of a whole loan evidenced by six pari passu loans, with an aggregate original principal balance of $240.0 million (the “636 11th Avenue Whole Loan”).
(3)	The 636 11th Avenue Whole Loan has an anticipated repayment date of June 1, 2028 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of June 1, 2029. From and after the Anticipated Repayment Date, the 636 11th Avenue Whole Loan accrues interest at a rate that is equal to the greater of (i) 7.07300% and (ii) the 10-year swap yield as of the ARD plus 3.00000% per annum, but in no event in excess of 9.07300%. Commencing on April 1, 2028 and on each payment date until the final maturity date, the 636 11th Avenue Whole Loan requires monthly payments of all excess cash flow for the preceding month after the payment of reserves, interest calculated at the initial Interest Rate and operating expenses to be applied (i) first to the reduction of the principal balance of the 636 11th Avenue Whole Loan and (ii) second, after the Anticipated Repayment Date, to the payment of accrued interest on the 636 11th Avenue Whole Loan at the excess of the increased interest rate over the initial interest rate.
(4)	The lockout period will be at least 29 payments beginning with and including the first payment date of July 1, 2018. Defeasance of the full $240.0 million 636 11th Avenue Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the note to be last securitized (the “REMIC Prohibition Period”). If the REMIC Prohibition Period has not expired by July 1, 2022, the borrower is permitted to prepay the 636 11th Avenue Whole Loan with a yield maintenance premium. The assumed lockout period of 29 payments is based on the expected Benchmark 2018-B7 securitization closing date in November 2018. The actual lockout period may be longer.
(5)	The appraiser concluded a “hypothetical go dark” value of $207.0 million, which equates to a loan to dark value ratio of 115.9% based on the 636 11th Avenue Whole Loan.
(6)	The Balance per Sq. Ft. Balloon, LTV Balloon, U/W Debt Yield at Balloon NOI and U/W Debt Yield at Balloon NCF calculations are based on the ARD.

A-3-110

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 11 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 56.1% 2.39x 10.3%

The relationship between the holders of the 636 11th Avenue Whole Loan will be governed by a co-lender agreement as described under the “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The table below summarizes each note and which securitization they are involved in.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-2-A	$40,000,000	$40,000,000	Benchmark 2018-B7	No
A-2-B	$20,000,000	$20,000,000	JPMCB	No
A-1	$50,000,000	$50,000,000	Benchmark 2018-B4	Yes
A-3	$50,000,000	$50,000,000	Benchmark 2018-B6	No
A-4	$65,000,000	$65,000,000	CGCMT 2018-C5	No
A-5	$15,000,000	$15,000,000	MSC 2018-H3	No
Total	$240,000,000	$240,000,000

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$240,000,000	100.0%	Loan Payoff	$192,694,141	80.3%
			Closing Costs	3,325,737	1.4%
			Reserves	1,421,157	0.6%
			Return of Equity	42,558,964	17.7%
Total Sources	$240,000,000	100.0%	Total Uses	$240,000,000	100.0%

The Borrower / Borrower Sponsors. The borrower is Plaza West Associates, LLC, a single-purpose Delaware limited liability company structured to be bankruptcy remote with two independent directors. The non-recourse carveout guarantors and the borrower sponsors of the 636 11th Avenue Whole Loan are Behrouz Ben Hakimian (“Ben Hakimian”) and Joe Hakimian, both co-founders of The Hakimian Organization, a developer, owner, and manager of luxury New York real estate. Established in 1970, The Hakimian Organization has completed over 30 ground-up construction and conversion projects of residential, office and hotel properties in Manhattan. Ben Hakimian, the president of The Hakimian Organization, has led the company in developing over 30 buildings including 75 Wall Street in the Financial District, a 40-story mixed-use tower in Midtown, the jewelry district’s first high-rise commercial condominium and a tower in the Flatiron Historic District. Joe Hakimian, CEO of The Hakimian Organization, has guided the creation of over 3.0 million sq. ft. of real estate and is a registered professional engineer.

The Property. The 636 11th Avenue Property is an 11-story building totaling 564,004 sq. ft. of Class A office space located in New York, New York. The 636 11th Avenue Property was built as a chocolate factory in 1917 and achieved LEED Silver certification after a 2008 renovation that converted the 636 11th Avenue Property to office space. The 636 11th Avenue Property features high ceilings and offers views of the Hudson River and Midtown Manhattan. As of November 1, 2018, the 636 11th Avenue Property is 100.0% leased to one tenant, The Ogilvy Group, Inc. (“The Ogilvy Group” or “Ogilvy Tenant”) whose lease expires in June 2029. The Ogilvy Group, an international advertising and public relations agency, has been headquartered at the 636 11th Avenue Property since January 2008.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)	% of Total U/W Base Rent	Lease Expiration
The Ogilvy Group, Inc.	BBB+ / Baa2 / BBB	564,004	100.0%	$56.34	100.0%	6/30/2029
Total / Wtd. Avg. Occupied		564,004	100.0%	$56.34	100.0%
Vacant		0	0.0
Total		564,004	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	U/W Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $51.54 PSF).

A-3-111

636 11th Avenue New York, NY 10036	Collateral Asset Summary – Loan No. 11 636 11th Avenue	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 56.1% 2.39x 10.3%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2028	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	1	564,004	100.0%	564,004	100.0%	$56.34	100.0%	100.0%
Vacant	NAP	0	0.0%			NAP	NAP
Total / Wtd. Avg.	1	564,004	100.0%			$56.34	100.0%

(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	Annual U/W Base Rent PSF includes current contractual rent of $51.54 PSF and average rent over the remaining loan term.

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 4/30/2018	U/W	U/W PSF
Base Rent(2)	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
Vacant Income	0	0	0	0	0	$0.00
Gross Potential Rent	$29,070,620	$29,070,620	$29,070,620	$29,070,620	$31,777,847	$56.34
CAM Reimbursements	3,370,600	3,794,497	4,496,316	4,924,551	5,381,846	$9.54
Net Rental Income	$32,441,220	$32,865,117	$33,566,936	$33,995,171	$37,159,693	$65.89
Less: Vacancy	0	0	0	0	(1,857,985)	($3.29)
Other Income(3)	1,441,244	2,778,560	2,241,509	2,014,060	2,227,500	$3.95
Effective Gross Income	$33,882,464	$35,643,677	$35,808,445	$36,009,231	$37,529,208	$66.54
Total Operating Expenses(4)	8,367,847	9,485,470	10,705,616	11,303,733	12,805,959	$22.71
Net Operating Income	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$24,723,249	$43.84
TI/LC	0	0	0	0	987,007	$1.75
Replacement Reserves	0	0	0	0	95,881	$0.17
Net Cash Flow	$25,514,617	$26,158,207	$25,102,829	$24,705,498	$23,640,361	$41.92
(1)	Based on the underwritten rent roll dated November 1, 2018.

(2)	U/W Base Rent PSF represents average rent over the remaining loan term (current contractual rent is $51.54 PSF).

(3)	Other Income consists of overtime HVAC chargebacks.

(4)	The 636 11th Avenue Property benefits from an ICIP property tax exemption, which results in a reduced property tax expense. For a full description, please see “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

A-3-112

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A-3-113

1001 Intrepid Avenue Philadelphia, PA 19112	Collateral Asset Summary – Loan No. 12 Courtyard at The Navy Yard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 70.2% 1.63x 12.4%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Ensemble Investments, LLC
Borrower:	PHLNY Hotel Holdco, LLC
Original Balance:	$40,000,000
Cut-off Date Balance:	$40,000,000
% by Initial UPB:	3.4%
Interest Rate:	5.31200%
Payment Date:	6th of each month
First Payment Date:	December 6, 2018
Maturity Date:	November 6, 2028
Amortization:	Amortizing Balloon
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management(2):	Soft / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Select Service Hospitality
Collateral(4):	Fee Simple
Location:	Philadelphia, PA
Year Built / Renovated:	2013 / 2017
Total Rooms:	212
Property Management:	Courtyard Management Corporation
Underwritten NOI:	$4,953,726
Underwritten NCF:	$4,351,415
Appraised Value:	$57,000,000
Appraisal Date:	August 1, 2018

Historical NOI(5)
Most Recent NOI:	$5,102,355 (T-12 August 31, 2018)
2017 NOI:	$4,684,297 (December 31, 2017)
2016 NOI:	$4,083,873 (December 31, 2016)
2015 NOI:	$3,753,904 (December 31, 2015)

Historical Occupancy(5)
Most Recent Occupancy:	78.0% (August 31, 2018)
2017 Occupancy:	76.9% (December 31, 2017)
2016 Occupancy:	76.2% (December 31, 2016)
2015 Occupancy:	75.3% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Room Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$40,000,000	$188,679 / $156,689	70.2% / 58.3%	1.86x / 1.63x	12.4% / 10.9%	14.9% / 13.1%
(1)	Future mezzanine debt is permitted provided that, among other things, (i) the combined debt service coverage ratio is no less than 1.63x, (ii) the combined loan-to-value ratio is no more than 70.2% and (iii) the combined debt yield is no less than 10.876%.

(2)	The manager is required to collect revenues and to deposit into the lockbox the amount that is required to be paid to the borrower under the management agreement, which amount is net of management fees, operating expenses and reserve deposits.

(3)	The Courtyard at The Navy Yard property is managed by the Courtyard Management Corporation through December 2034. So long as the management agreement is in place, on-going reserves for taxes, insurance and FF&E will be collected, held, and paid directly by Courtyard Management Corporation.

(4)	PHLNY Hotel Partners, LLC, a Delaware limited liability company (“Hotel Partners”), which directly owns 100% of the membership interests in the borrower, is the fee simple owner of the Courtyard at The Navy Yard property and the ground lessor under a ground lease entered into with the borrower, as ground lessee. The borrower leases the ground leasehold interests under such 25-year ground lease, expiring September 30, 2043, with an annual base rent of $1.00. The Courtyard at The Navy Yard loan is secured by both the Hotel Partner’s fee simple interest and the borrower’s overlapping ground leasehold interest.

(5)	In March 2017, the Courtyard at The Navy Yard property was expanded by 40 rooms from 172 rooms to 212 rooms.

A-3-114

1001 Intrepid Avenue Philadelphia, PA 19112	Collateral Asset Summary – Loan No. 12 Courtyard at The Navy Yard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 70.2% 1.63x 12.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$40,000,000	100.0%	Loan Payoff	$30,616,086	76.5%
			Closing Costs	430,951	1.1
			Return of Equity	8,952,963	22.4
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%

The Borrower / Borrower Sponsor.    The borrower is PHLNY Hotel Holdco, LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Ensemble Investments, LLC (“Ensemble”), an Arizona limited liability company.

Ensemble is involved in the investment, management, and development of commercial real estate. The managing directors are Kambiz Babaoff, Michael Moskowitz, and Randy McGrane. The Ensemble team has been working together for over 30 years. Ensemble’s portfolio consists of hospitality, medical office, and general office properties. The group has also has been involved in several ground-up development projects. Ensemble’s hotel portfolio consists of seven hotels with nearly 1,300 rooms.

The Property. The Courtyard at The Navy Yard property is a five-story, 212-room, LEED certified select service hotel located on a 2.42-acre site in the Philadelphia Navy Yard, a 1,200-acre, master-planned development approximately 4 miles south of the Philadelphia central business district. The Courtyard at The Navy Yard property was purchased by the borrower sponsor as undeveloped land in 2012 for approximately $2.4 million. The borrower sponsor began construction in 2013 and the Courtyard at The Navy Yard property opened in 2014. In March 2017, the borrower sponsor invested approximately $8.1 million ($202,850 per new room) to expand the Courtyard at The Navy Yard by 40 rooms to 212 rooms. The guestrooms consist of 157 king rooms, 47 queen/queen rooms, 5 king suites and 3 queen/queen suites. Amenities include The Bistro restaurant, a fitness center, a business center, The Market sundry shop, and 1,838 sq. ft. of meeting space. Within The Navy Yard Corporate Center complex, the Courtyard at The Navy Yard has 111 permitted parking spaces for which the hotel does not charge guests. The Courtyard at The Navy Yard is expected to complete an installation of a parking gate in 2018, which will allow the Courtyard at the Navy Yard to charge guests for valet parking services. The Central Green District of the Navy Yard, where the Courtyard at The Navy Yard property is located, has approximately 5,600 parking spaces available for use.

The Courtyard at The Navy Yard is situated in Philadelphia’s Navy Yard, five miles northeast of the Philadelphia International Airport and directly adjacent to the Philadelphia Sports Complex (Flyers – NHL, 76ers – NBA, Eagles – NFL, Phillies – MLB, and Xfinity Live! Philadelphia, a large retail/dining/entertainment complex). In 2004, the City of Philadelphia, in conjunction with Liberty Property Trust (“Liberty”), completed the master plan for a 70-acre portion of the Navy Yard for new development. Spanning over 1,200 acres, at full build-out the Navy Yard is expected to support up to 13.5 million sq. ft. of development, 30,000 people, and over $3.0 billion in private investment. There can be no assurance whether, or when, full build-out will be achieved. To date, The Navy Yard has received approximately $1 billion in public and private investment and houses approximately 165 companies with over 13,500 employees, with approximately 7.0 million sq. ft. of real estate occupied or in development.

The Courtyard at The Navy Yard property has a property tax abatement for ten years expiring December 31, 2024 consisting of (i) the Philadelphia Tax Abatement, which abates the property tax on the improvements and (i) the Keystone Opportunity Improvement Zone (“KOIZ”) tax abatement, which abates the property tax on the land. The Philadelphia Tax Abatement runs with the land and is transferable. The KOIZ requires annual renewals. To qualify for renewal under the KOIZ, a business must own real property in the zone from which the business actively conducts business.

Historical Occupancy, ADR, RevPAR(1)(2)
	Courtyard at The Navy Yard			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2015	75.3%	$167.32	$126.01	76.1%	$134.21	$102.07	99.0%	124.7%	123.5%
2016	76.2%	$172.33	$131.34	73.7%	$142.78	$105.21	103.4%	120.7%	124.8%
2017	76.5%	$167.07	$127.72	70.5%	$137.13	$96.66	108.5%	121.8%	132.1%
T-12 August 2018	78.0%	$171.87	$134.11	70.2%	$138.45	$97.14	111.2%	124.1%	138.1%
(1)	Source: Hospitality research report.

(2)	The variances between the underwriting, the hospitality research report and the above table with respect to Occupancy, ADR and RevPAR at the Courtyard at The Navy Yard property are attributable to variances in reporting methodologies and/or timing differences. The competitive set includes the following hotels: Wyndham Garden Hotel Philadelphia Airport, DoubleTree Philadelphia Airport, Holiday Inn Express Philadelphia Penns Landing, Embassy Suites Philadelphia Airport and Hampton Inn Philadelphia International Airport.

A-3-115

1001 Intrepid Avenue Philadelphia, PA 19112	Collateral Asset Summary – Loan No. 12 Courtyard at The Navy Yard	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 70.2% 1.63x 12.4%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2015	2016	2017	T-12 8/31/2018	UW	U/W per Room(2)
Occupancy	75.3%	76.2%	76.9%	78.0%	78.0%
ADR	$167.32	$172.33	$167.06	$171.94	$171.94
RevPAR	$126.01	$131.34	$128.54	$134.11	$134.11

Room Revenue	$7,911,083	$8,268,223	$9,581,677	$10,377,582	$10,377,582	$48,951
F&B Revenue	1,059,164	1,125,736	1,231,830	1,326,982	1,326,982	$6,259
Other Revenue	157,648	173,000	253,946	341,656	341,656	$1,612
Total Revenue	$9,127,896	$9,566,959	$11,067,453	$12,046,220	$12,046,220	$56,822
Operating Expenses	2,685,810	2,712,988	3,124,739	3,400,394	3,420,292	$16,133
Undistributed Expenses	2,117,022	2,114,030	2,340,787	2,469,756	2,469,756	$11,650
Gross Operating Profit	$4,325,064	$4,739,942	$5,601,926	$6,176,071	$6,156,173	$29,039
Management Fee	365,116	472,947	714,326	844,263	843,235	$3,978
Total Fixed Charges(2)	206,044	183,121	203,303	229,453	359,211	$1,694
Net Operating Income	$3,753,904	$4,083,873	$4,684,297	$5,102,355	$4,953,726	$23,367
FF&E Expenses	317,224	379,978	494,871	578,163	602,311	$2,841
Net Cash Flow	$3,436,680	$3,703,895	$4,189,426	$4,524,192	$4,351,415	$20,526

(1)	In March 2017 the Courtyard at The Navy Yard property was expanded by 40 rooms from 172 rooms to 212 rooms.

(2)	Taxes are underwritten to the average tax amount during the loan term ($139,237) assuming no taxes are paid through December 31, 2024 and no assessment growth. Based on the assumption of no assessment growth, assumed annual taxes commencing in 2025 would be $464,124. The Courtyard at The Navy Yard property has a 10-year tax abatement on the land and improvements through December 31, 2024.

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710 Bridgeport Avenue Shelton, CT 06484	Collateral Asset Summary – Loan No. 13 710 Bridgeport	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,500,000 74.5% 1.30x 8.7%

Mortgage Loan Information
Loan Seller:	JPMCB
Loan Purpose:	Refinance
Borrower Sponsors:	Avy Azeroual; Zev Schick; AA USA Holdings LLC
Borrowers:	AA Shelton Investor LLC; AA Shelton LLC; SEP Shelton LLC
Original Balance:	$38,500,000
Cut-off Date Balance:	$38,500,000
% by Initial UPB:	3.3%
Interest Rate:	5.05000%
Payment Date:	1st of each month
First Payment Date:	December 1, 2018
Maturity Date:	November 1, 2028
Amortization:	Interest Only for first 36 months; 360 months thereafter
Additional Debt:	None
Call Protection(1):	L(37), YM1(79), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$164,140	$32,828	NAP
Insurance:	$8,335	$8,334	NAP
Replacement:	$5,655	$5,655	$339,311
TI/LC:	$5,655	$5,655	$150,000
Outstanding Tenant Obligations(4):	$1,697,652	$0	NAP
Environmental(2):	$93,750	$0	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Flex Industrial
Collateral:	Fee Simple
Location:	Shelton, CT
Year Built / Renovated:	1970 / NAP
Total Sq. Ft.:	452,414
Property Management:	Perkinelmer Health Sciences, Inc.; Sun Equity Partners, LLC
Underwritten NOI(3):	$3,347,034
Underwritten NCF:	$3,250,850
Appraised Value(4):	$51,700,000
Appraisal Date(4):	September 21, 2018

Historical NOI
Most Recent NOI(3)(5):	$2,949,392 (T-12 August 31, 2018)
2017 NOI(5):	$2,374,779 (December 31, 2017)
2016 NOI(6):	NAV
2015 NOI(6):	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (September 1, 2018)
2017 Occupancy:	72.0% (December 31, 2017)
2016 Occupancy(6):	NAV
2015 Occupancy(6):	NAV

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV(4) Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$38,500,000	$85 / $75	74.5% / 66.0%	1.34x / 1.30x	8.7% / 8.4%	9.8% / 9.5%
(1)	Provided that no event of default has occurred and is continuing (among other conditions), on any business day the Borrowers may prepay a portion of the loan solely in connection with the release of certain outparcels identified in the loan documents, with the payment of a release price equal to $10.00 per sq. ft. for each outparcel, plus the yield maintenance premium if applicable. Please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus for additional information.

(2)	According to the Phase I environmental report obtained at origination, the 710 Bridgeport property (the “710 Bridgeport Property”) has been the subject of extensive investigation and environmental remediation since 1991 due to a variety of issues arising from the prior use of the 710 Bridgeport Property. In 2017, a cost evaluation conducted by an environmental engineer indicated that the remaining remediation action plan would require a budget that would likely range from $307,000 to $627,500. A summary of expenditures provided to the Phase I consultant indicated that approximately $300,000 had already been spent at the time of origination, and the estimated remaining activities would cost approximately $75,000. At origination, the Borrowers were required to reserve $93,750, which represents approximately 125% of the estimated remaining cost. At such time that the lender receives evidence reasonably satisfactory to the lender that the mitigation has been completed, the funds in the reserve are required to be disbursed to the Borrowers (or deposited into the cash management account, if a cash sweep period is in effect under the loan documents). Please see “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for additional information.

(3)	The increase in Underwritten NOI from Most Recent NOI is due to (i) underwritten base rent including $16,298.70 in rent steps through December 2019 and (ii) A to Z Supply wasn’t in occupancy at the 710 Bridgeport Property for the entire Most Recent period as it entered its lease in December 2017.

(4)	Appraised Value and LTV Cut-off Date / Balloon are calculated using the “hypothetical value” provided by the appraisal. The “hypothetical value” includes an assumption that $1,697,652 in tenant improvements due to PerkinElmer was paid as of the date of the report. At origination, the Borrowers reserved the full amount of the remaining tenant improvement costs owed to the tenant.

(5)	The increase in Most Recent NOI from 2017 NOI is due to the Borrower Sponsor (as defined below) leasing up the 710 Bridgeport Property from 72.0% to 100.0% after acquisition in 2017.

(6)	2015 and 2016 NOI and Occupancy are not available because the Borrower Sponsor acquired the 710 Bridgeport Property in 2017.

A-3-118

710 Bridgeport Avenue Shelton, CT 06484	Collateral Asset Summary – Loan No. 13 710 Bridgeport	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,500,000 74.5% 1.30x 8.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$38,500,000	100.0%	Loan Payoff	$25,232,952	65.5%
			Upfront Reserves	1,975,187	5.1%
			Closing Costs	815,488	2.1%
			Return of Equity	10,476,373	27.2%
Total Sources	$38,500,000	100.0%	Total Uses	$38,500,000	100.0%

The Borrowers / Borrower Sponsor: The borrowers are AA Shelton Investor LLC, AA Shelton LLC, and SEP Shelton LLC, each a Delaware limited liability company, and a single purpose entity with one independent manager in its organizational structure (collectively, the “Borrowers”). The borrower sponsors and non-recourse carveout guarantors are Avy Azeroual, Zev Schick and AA USA Holdings LLC (collectively, the “Borrower Sponsors”). Sun Equity Partners, a real estate investment and development firm founded and managed by the Borrower Sponsors, manages a portfolio exceeding 10 million sq. ft. across the United States made up of 100.0% commercial real estate. Sun Equity Partners specializes in the acquisition, expansion, renovation, and operation of office, retail, shopping centers, and residential properties. The Borrowers own the 710 Bridgeport Property as tenants-in-common. Please see “Risk Factors—Tenancies in Common May Hinder Recovery” in the Prospectus for additional details regarding the risks involved with a tenancy-in-common borrower structure.

The Property. The 710 Bridgeport Property is a three-story, 452,414 sq. ft. industrial flex property located on an approximately 36.10 acre site in Shelton, Connecticut. The 710 Bridgeport Property includes 322,379 sq. ft. of industrial space, which features a modern assembly space, and 130,035 sq. ft. of office space. The 710 Bridgeport Property is equipped with two hydraulic elevators, a freight elevator that has a capacity of 6,000 lbs, and a passenger elevator that has a capacity of 2,500 lbs. The 710 Bridgeport Property includes 868 surface parking spaces, resulting in a parking ratio of approximately 1.9 spaces per 1,000 sq. ft.

The 710 Bridgeport Property is currently 100.0% occupied by three NNN industrial tenants. PerkinElmer (54.3% of NRA), has been at the 710 Bridgeport Property since 1991 and leases the entire flex office space on the second and third floors. PerkinElmer is a medical devices company with approximately 11,000 employees in over 150 countries. The 710 Bridgeport Property has an average remaining lease term of 11.1 years as of the Cut-off Date. The Borrower Sponsors acquired the 710 Bridgeport Property in 2017 and leased up the 710 Bridgeport Property to 100.0% occupancy from 72.0% at acquisition. Since acquisition, the Borrower Sponsors have executed 12 year and 64 month lease extensions with PerkinElmer and Panolam Surface Systems, respectively, and executed a new 10-year lease with A to Z Supply in December 2017.

Tenant Summary(1)
Tenant	Credit Rating (Moody’s/Fitch/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration
PerkinElmer(3)	Baa3/BBB/BBB	245,704	54.3%	$11.01	74.3%	7/31/2032
A to Z Supply(4)	NR/NR/NR	127,833	28.3	$4.38	15.4	11/30/2027
Panolam Surface Systems	NR/NR/NR	78,877	17.4	$4.75	10.3	12/31/2024
Sub Total / Wtd. Avg.		452,414	100.0%	$8.05	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		452,414	100.0%
(1)	Based on the underwritten rent roll dated as of September 1, 2018.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	PerkinElmer leases 245,704 sq. ft., of which (i) 130,035 sq. ft., accounting for $14.65 PSF in underwritten base rent, expires in July 2032 and is used as office and lab space and (ii) 115,669 sq. ft., accounting for $6.92 PSF in underwritten base rent, expires in July 2032 and is used as assembly/storage space.

(4)	A to Z Supply subleases a portion of its space to Inline Plastics Corp. The sublease is short term, from June 1, 2018 through December 31, 2018. According to the Borrower Sponsors, A to Z Supply does not plan to renew the sublease and will fully utilize the entire premises upon the expiration of the sublease.

A-3-119

710 Bridgeport Avenue Shelton, CT 06484	Collateral Asset Summary – Loan No. 13 710 Bridgeport	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$38,500,000 74.5% 1.30x 8.7%

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2019	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2020	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2021	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2022	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2023	0	0	0.0	0	0.0%	$0.00	0.0	0.0%
2024	1	78,877	17.4	78,877	17.4%	$4.75	10.3	10.3%
2025	0	0	0.0	78,877	17.4%	$0.00	0.0	10.3%
2026	0	0	0.0	78,877	17.4%	$0.00	0.0	10.3%
2027	1	127,833	28.3	206,710	45.7%	$4.38	15.4	25.7%
2028	0	0	0.0	206,710	45.7%	$0.00	0.0	25.7%
Thereafter(3)	1	245,704	54.3	452,414	100.0%	$11.01	74.3	100.0%
Vacant	NAP	0	0.0			NAP	NAP
Total / Wtd. Avg.	3	452,414	100.0%			$8.05	100.0%

(1)	Based on the underwritten rent roll dated September 1, 2018.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	PerkinElmer leases 245,704 sq. ft., of which (i) 130,035 sq. ft., accounting for $14.65 PSF in underwritten base rent, expires in July 2032 and is used as office and lab space and (ii) 115,669 sq. ft., accounting for $6.92 PSF in underwritten base rent, expires in July 2032 and is used as assembly/storage space.

Cash Flow Analysis(1)
	2017(4)	T-12 8/31/2018(4)	U/W	U/W PSF
Base Rent(2)(3)	$3,060,230	$3,332,452	$3,639,697	$8.05
Vacant Income	0	0	0	$0.00
Gross Potential Rent	$3,060,230	$3,332,452	$3,639,697	$8.05
Total Reimbursements	985,812	1,340,486	1,707,339	$3.77
Total Other Income	0	6,697	6,697	$0.01
Less: Vacancy	0	0	(267,352)	($0.59)
Effective Gross Income	$4,046,042	$4,679,635	$5,086,381	$11.24
Total Operating Expenses	1,671,263	1,730,243	1,739,347	$3.84
Net Operating Income	$2,374,779	$2,949,392	$3,347,034	$7.40
TI/LC	0	0	28,321	$0.06
Capital Expenditures	0	0	67,862	$0.15
Net Cash Flow	$2,374,779	$2,949,392	$3,250,850	$7.19
(1)	2015 and 2016 financials are not available because the Borrower Sponsors acquired the 710 Bridgeport Property in 2017.

(2)	Based on the underwritten rent roll dated September 1, 2018.

(3)	The increase in U/W Base Rent from T-12 8/31/2018 Base Rent is due to (i) underwritten base rent includes $16,298.70 in rent steps through December 2019 and (ii) A to Z Supply wasn’t in occupancy at the 710 Bridgeport Property for the entire T-12 period as it entered its lease in December 2017.

(4)	The increase in T-12 8/31/2018 Net Operating Income from 2017 Net Operating Income is due to Borrower Sponsors leasing up the property from 72.0% to 100.0% after acquisition. The Borrower Sponsors executed a 10-year lease with A to Z Supply in December 2017.

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7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 14 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,957,562 58.8% 1.51x 10.7%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	CBL & Associates Limited Partnership; Horizon Group Properties, Inc.
Borrower:	El Paso Outlet Center CMBS, LLC
Original Balance(1):	$36,000,000
Cut-off Date Balance(1):	$35,957,562
% by Initial UPB:	3.1%
Interest Rate(2):	5.10300%
Payment Date:	6th of each month
First Payment Date:	November 6, 2018
Maturity Date:	October 6, 2028
Amortization:	360 months
Additional Debt(1):	$38,954,025 Pari Passu Debt
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves
	Initial	Monthly	Cap
Taxes:	$1,753,312	$194,812	NAP
Insurance:	$0	Springing	NAP
Replacement:	$0	$7,217	NAP
TI/LC:	$155,637	$45,109	$1,082,609
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Canutillo, TX
Year Built / Renovated:	2007 / 2014
Total Sq. Ft.:	433,849
Property Management:	Horizon Group Properties, L.P.
Underwritten NOI(3):	$8,026,543
Underwritten NCF:	$7,397,462
Appraised Value(4):	$127,375,000
Appraisal Date:	July 27, 2018

Historical NOI
Most Recent NOI(3):	$9,084,767 (T-12 June 30, 2018)
2017 NOI:	$9,591,700 (December 31, 2017)
2016 NOI:	$9,450,862 (December 31, 2016)
2015 NOI:	$9,894,975 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy(5):	92.6% (June 30, 2018)
2017 Occupancy:	99.3% (December 31, 2017)
2016 Occupancy:	98.4% (December 31, 2016)
2015 Occupancy:	99.3% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$35,957,562
Pari Passu Notes	$38,954,025
Whole Loan	$74,911,587	$173 / $141	58.8% / 48.0%	1.64x / 1.51x	10.7% / 9.9%	13.1% / 12.1%
(1)	The Outlet Shoppes at El Paso loan is part of a whole loan evidenced by five pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $74.9 million. See “Whole Loan Summary” herein.

(2)	The Outlet Shoppes at El Paso whole loan accrues interest on a 30/360 basis.

(3)	The decline in Underwritten NOI compared to the Most Recent NOI is primarily driven by a decline in reimbursement income and reduced income from temporary tenants.

(4)	The Appraised Value is a “hypothetical as-is” value that excludes the $3.8 million value for a release parcel, which was not accounted for in the underwriting. Including the value for the release parcel, the “As-Is” appraised value is $131,175,000, resulting in a Cut-off Date LTV of 57.1% and a Balloon LTV of 46.7%. The release parcel includes two land parcels totaling 2.45-acres of the parking lot and may be released without payment of any consideration for the release. For more information, please see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” section in the Prospectus.

(5)	The Most Recent Occupancy of 92.6% was adjusted to exclude six temporary tenants and three tenants that are undergoing bankruptcy proceedings, including Vitamin World and rue21, which are open for business and paying rent, and Toys R Us, which is dark and not paying rent). Including such tenants, in-place occupancy is 98.9%, which is in line with Historical Occupancy levels from 2015, 2016 and 2017.

A-3-122

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 14 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,957,562 58.8% 1.51x 10.7%

The relationship between the holders of the Outlet Shoppes at El Paso whole loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-B, A-2, A-3, A-4	$36,000,000	$35,957,562	Benchmark 2018-B7	No
A-1-A	$39,000,000	$38,954,025	DBGS 2018-C1	Yes
Total	$75,000,000	$74,911,587

The most recent prior financing of the Outlet Shoppes at El Paso property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$75,000,000	100.0%	Loan Payoff(1)	$60,363,267	80.5%
			Loan Payoff (US Bank)	6,521,555	8.7%
			Reserves	1,908,949	2.5%
			Closing Costs	853,353	1.1%
			Return of Equity	5,352,875	7.1%
Total Sources	$75,000,000	100.0%	Total Uses	$75,000,000	100.0%
(1)	On September 5, 2017, the loan on Phase I of Outlet Shoppes at El Paso property was refinanced by an affiliate of CBL. The $61.5 million prior loan was refinanced as part of the Outlet Shoppes at El Paso whole loan funding.

The Borrower / Borrower Sponsors.    The borrower is El Paso Outlet Center CMBS, LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. The borrower sponsors and non-recourse carveout guarantors are CBL & Associates Limited Partnership (“CBL”) and Horizon Group Properties, Inc. (“Horizon”) on a joint and several basis.

Horizon is an owner and developer of outlet shopping centers. Based in Rosemont, Illinois, Horizon was founded in 1998 and its portfolio includes outlet shopping centers in seven states and the development of a master planned community in suburban Chicago. Collectively, Horizon’s executive team has over 150 years of combined shopping center experience.

CBL (NYSE: CBL) (BB+/Baa3/BBB- by Fitch/Moody’s/S&P) is a publicly traded real estate investment trust that was founded in 1993 and owns, develops, acquires, leases, manages and operates regional shopping malls, open-air and mixed-use centers, outlet centers, associated centers, community centers and office properties. As of December 31, 2017, CBL’s portfolio included 105 properties that are approximately 91.5% comprised of mall and retail assets. CBL properties are located across 26 states primarily in the southwestern and midwestern United States and are approximately 93.2% occupied on average.

A-3-123

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 14 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,957,562 58.8% 1.51x 10.7%

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(3)(4)	% of Total U/W Base Rent(3)	Lease Expiration(5)	T-12 July 2018 Sales PSF(3)	T-12 July 2018 Occupancy Cost(3)

H & M(6)	NR / NR / NR	22,039	5.1%	(3)	(3)	1/31/2025	$202	(3)
Old Navy	NR / Baa2 / BB+	16,872	3.9%	$15.50	3.0%	1/31/2023	$424	3.7%
Nike Factory Store	NR / A1 / AA-	15,969	3.7%	$17.00	3.1%	10/31/2022	$1,036	1.6%
Gap Outlet	NR / Baa2 / BB+	14,868	3.4%	$15.50	2.7%	1/31/2023	$292	5.3%
VF Outlet(7)	NR / A3 / A	14,268	3.3%	$14.02	2.3%	1/31/2020	NAP	NAP
Polo Ralph Lauren(8)	NR / A2 / A-	11,170	2.6%	(3)	(3)	8/31/2021	$347	(3)
Puma	NR / NR / NR	10,604	2.4%	$22.00	2.7%	10/31/2022	$249	8.8%
The North Face	NR / A3 / A	10,178	2.3%	(3)	(3)	5/31/2021	$207	(3)
Banana Republic	NR / Baa2 / BB+	9,565	2.2%	$15.50	1.7%	1/31/2023	$510	3.0%
Tommy Hilfiger	NR / NR / NR	8,759	2.0%	$24.00	2.4%	10/31/2022	$381	6.3%
Subtotal / Wtd. Avg.		134,292	31.0%	$17.11	17.9%
Remaining Tenants		267,369	61.6%	$27.68	82.1%
Subtotal / Wtd. Avg. Occupied		401,661	92.6%	$24.92	100.0%
Vacant Space(9)		32,188	7.4%
Total / Wtd. Avg.		433,849	100.0%

(1)	Based on the underwritten rent roll as of June 30, 2018.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	U/W Base Rent PSF, % of Total U/W Base Rent and T-12 July 2018 Occupancy Cost do not account for the percentage rent. Polo Ralph Lauren pays stepped percentage rent. In the initial term of its lease it pays 3% on sales up to $500 PSF, 2% on sales between $500 PSF and $1,000 PSF, and 1% on sales over $1,000 PSF. The North Face pays 8% of sales. H & M pays percentage rent of 7% of sales for the initial term of its lease, which steps to 7.5% of sales for all options.

(4)	U/W Base Rent PSF includes rent steps through September 2019.

(5)	Certain tenants may have termination or contraction options due to co-tenancy provisions in the related leases (which may become exercisable prior to the originally stated expiration date of the tenant lease). Approximately 70% of the tenants have co-tenancy clauses in their leases, generally triggered upon a decrease in occupancy to 70-80% and/or loss of major tenants.

(6)	H & M has the right to terminate its lease starting January 1, 2022 with nine months’ notice. In addition, H & M has an ongoing right to terminate its lease, with 120 days’ notice, if gross sales in fiscal 2019 does not equal or exceed $400 PSF. H & M’s sales for the 12 month period ended July 2018 were $202 PSF.

(7)	A full year of sales and occupancy costs is not available for VF Outlet expansion space because the tenant initiated its lease in January 2018. VF Outlet has the right to terminate its lease at any time with 180 days’ notice.

(8)	Polo Ralph Lauren has the right to terminate its lease at any time if sales are less than $500 PSF. Polo Ralph Lauren sales for the twelve month period ended July 2018 were $347 PSF.

(9)	Vacant Space includes six temporary tenants and three tenants which are undergoing bankruptcy proceedings, which account for approximately 6.4% of Net Rentable Area (Sq. Ft.).

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	5	21,658	5.0	21,658	5.0%	$18.57	4.6%	4.6%
2019	10	25,845	6.0	47,503	10.9%	$20.87	4.7%	9.3%
2020	10	44,057	10.2	91,560	21.1%	$20.12	10.2%	19.6%
2021	13	60,311	13.9	151,871	35.0%	$24.61	11.1%	30.6%
2022	15	70,921	16.3	222,792	51.4%	$26.65	21.8%	52.4%
2023	15	90,477	20.9	313,269	72.2%	$25.79	25.7%	78.1%
2024	8	35,064	8.1	348,333	80.3%	$25.32	10.2%	88.4%
2025	4	27,280	6.3	375,613	86.6%	$40.46	2.4%	90.8%
2026	3	6,923	1.6	382,536	88.2%	$32.55	2.6%	93.4%
2027	4	16,617	3.8	399,153	92.0%	$29.78	5.7%	99.1%
2028	1	2,508	0.6	401,661	92.6%	$30.00	0.9%	100.0%
Thereafter	0	0	0.0	401,661	92.6%	$0.00	0.0%	100.0%
Vacant(4)	NAP	32,188	7.4	433,849	100.0%	NAP	NAP
Total / Wtd. Avg.	88	433,849	100.0%			$24.92	100.0%
(1)	Based on the underwritten rent roll as of June 30, 2018.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	U/W Base Rent PSF includes rent steps through September 2019, but does not account for the tenants with percentage rent.

(4)	Vacant includes six temporary tenants and three tenants which are undergoing bankruptcy proceedings, which account for approximately 6.4% of Total Expiring Sq. Ft.

A-3-124

7051 South Desert Boulevard Canutillo, TX 79835	Collateral Asset Summary – Loan No. 14 Outlet Shoppes at El Paso	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,957,562 58.8% 1.51x 10.7%

The Outlet Shoppes at El Paso property is a 433,849 sq. ft. outlet shopping center that was developed across 51.48- acres by Horizon in 2007 and achieved stabilized occupancy of 98.3% as of year-end 2008. In 2014, Outlet Shoppes at El Paso expanded by 54,091 sq. ft. when Phase II was added. Outlet Shoppes at El Paso property includes five ground leased pad sites and 0.28-acres of a separately platted expansion site and a 2.18-acre portion of the parking lot that is considered to be surplus land planned for additional development.

As of June 30, 2018, the Outlet Shoppes at El Paso property was 92.6% leased by 88 tenants including a combination of national discount and luxury brands combined with food and entertainment options, after adjusting occupancy to exclude six temporary tenants and three tenants which are undergoing bankruptcy proceedings, including Vitamin World and rue 21, which are open for business and paying rent, and Toys R Us, which is dark and not paying rent. Without such adjustments, the Outlet Shoppes at El Paso property is 98.9% leased. Since opening in 2007, the Outlet Shoppes at El Paso property has exhibited occupancy above 94.5% through 2017, with a 10-year average of 97.6%. The borrower sponsors renewed approximately 95% of the leases (comprising 65% of NRA) with expiration dates in 2017 and 2018. Similar to this renewal cycle, the borrower sponsors also renewed 85% of the expiring leases in 2012 and 2013 rollover years. Among all the tenants that renewed in 2017 and 2018, 57.9% exhibited rents higher than previous levels, while only 21.5% exhibited a negative leasing spread.

Sales at the Outlet Shoppes at El Paso property averaged $406 PSF for the tenants reporting sales, for the 12-month period ended July 2018, with such tenants accounting for approximately 94.0% of net rentable area. Sales for in-line tenants occupying less than 10,000 sq. ft. averaged $416 PSF, for the 12-month period ended July 2018, which is up 5.6% from 2017. Corresponding occupancy costs for these in-line tenants averaged 8.7%, which is on the low end of the 7.0% to 12.0% range for outlets centers, according to the appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017	T-12 6/30/2018(1)	U/W(1)	U/W PSF
Base Rent(2)	$8,717,935	$8,731,722	$8,792,731	$8,879,778	$8,671,616	$19.99
Potential Income from Vacant Space	0	0	0	0	501,895	$1.16
Rent Steps(3)	0	0	0	0	48,515	$0.11
Total Reimbursement Revenue	5,767,284	5,547,422	5,632,289	5,191,263	4,544,276	$10.47
Specialty Leasing Income	461,328	462,566	524,506	557,737	441,177	$1.02
Percentage Rent	1,438,074	1,436,609	1,381,864	1,367,123	1,436,059	$3.31
Other Income	121,116	125,578	246,282	91,573	69,600	$0.16
Less: Vacancy and Credit Loss(4)	0	0	0	0	(694,410)	($1.60)
Effective Gross Income	$16,505,737	$16,303,897	$16,577,672	$16,087,474	$15,018,727	$34.62
Total Expenses	6,610,762	6,853,035	6,985,972	7,002,706	6,992,184	$16.12
Net Operating Income	$9,894,975	$9,450,862	$9,591,700	$9,084,767	$8,026,543	$18.50
TI/LC	0	0	0	0	542,311	$1.25
Capital Expenditures	0	0	0	0	86,770	$0.20
Net Cash Flow	$9,894,975	$9,450,862	$9,591,700	$9,084,767	$7,397,462	$17.05
(1)	The decline in U/W Base Rent from T-12 6/30/2018 is primarily driven by a decline in reimbursement income and reduced income from temporary tenants.

(2)	The U/W Base Rent was based on the June 30, 2018 rent roll, excluding rent from tenants which are undergoing bankruptcy proceedings (Toys R Us, Vitamin World and rue 21).

(3)	Contractual rent steps were underwritten through September 2019.

(4)	Vacancy and Credit Loss is underwritten at 5.0%.

A-3-125

8310 & 8470 Castleton Corner Drive Indianapolis, IN 46250	Collateral Asset Summary – Loan No. 15 Castleton Commons & Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 65.6% 1.31x 9.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor:	Jonathan M. Larmore
Borrower:	AT Castleton IN Owner II, LLC
Original Balance:	$34,500,000
Cut-off Date Balance:	$34,500,000
% by Initial UPB:	3.0%
Interest Rate:	5.60500%
Payment Date:	6th of each month
First Payment Date:	December 6, 2018
Maturity Date:	November 6, 2028
Amortization(1):	360 months
Additional Debt:	$3,100,000 Mezzanine Debt
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly	Cap
Taxes:	$29,979	$29,979	NAP
Insurance:	$0	Springing	NAP
Replacement(2):	$18,875	$3,493	NAP
TI/LC:	$100,000	$29,110	NAP
Required Repairs(2):	$109,256	NAP	NAP
Outstanding Leasing Expenses:	$5,116,080	NAP	NAP
Free Rent:	$27,500	NAP	NAP
Dave & Buster’s Leasing(3):	$250,000	NAP	NAP
Lease Sweep:	$0	Springing	NAP
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Anchored Retail
Collateral:	Fee Simple
Location:	Indianapolis, IN
Year Built / Renovated:	1980 / 2005
Total Sq. Ft.:	279,452
Property Management:	ArciTerra Companies, LLC
Underwritten NOI(4):	$3,396,232
Underwritten NCF:	$3,062,563
Appraised Value:	$52,600,000
Appraisal Date:	July 23, 2018

Historical NOI
Most Recent NOI(4):	$2,595,276 (T-12 June 30, 2018)
2017 NOI:	$2,338,560 (December 31, 2017)
2016 NOI:	$3,013,581 (December 31, 2016)
2015 NOI:	$2,715,749 (December 31, 2015)

Historical Occupancy
Most Recent Occupancy(5):	95.0% (August 1, 2018)
2017 Occupancy(6):	77.6% (December 31, 2017)
2016 Occupancy:	89.9% (December 31, 2016)
2015 Occupancy:	89.0% (December 31, 2015)

Financial Information
Tranche	Cut-off Date Balance	Balance per Sq. Ft. Cut-off / Balloon	LTV Cut-off / Balloon	U/W DSCR NOI / NCF(1)	U/W Debt Yield NOI / NCF	U/W Debt Yield at Balloon NOI / NCF
Mortgage Loan	$34,500,000	$123 / $105	65.6% / 55.8%	1.46x / 1.31x	9.8% / 8.9%	11.6% / 10.4%
Mezzanine Loan	$3,100,000
Total Debt	$37,600,000	$135 / $115	71.5% / 60.9%	1.24x / 1.12x	9.0% / 8.1%	10.6% / 9.6%
(1)	The U/W NOI DSCR and U/W NCF DSCR based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments for each of the related mortgage loan and mezzanine loan based on the assumed principal payment schedule set forth in the respective loan documents. For more information, please reference “Annex G – Assumed Principal Payment Schedule for the Castleton Commons & Square Loan” in the Prospectus.
(2)	The Replacement reserve represents $10,000 which the tenant Recreational Equipment Inc. (“REI”) identified in its estoppel as being due for required repairs as to which the tenant reserved its remedies in its estoppel, and $8,875 for repairs to damage which the tenant Buffalo Wild Wings (“BWW”) indicated in its estoppel created a potential lease default due to failure to repair, and Required Repairs includes approximately $83,683 reserved for roof repairs relating to roof leaks identified in its estoppel. According to the sponsor, the roof repairs for BWW have been completed. For more information please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Retail Properties” in the Prospectus.
(3)	The loan is structured with a $250,000 holdback for the Dave & Buster space. Upon a Major Tenant Sweep Event (as defined in the loan documents) related to the Dave & Buster space, the holdback will be deposited into the Lease Sweep Reserve and upon curing such Major Tenant Sweep Event, the holdback will be either (i) used to re-tenant the Dave & Buster space or (ii) released in the event that Dave & Buster’s (A) extends its lease pursuant to any expressed renewal option set forth in its lease or (B) modifies its lease, as approved by lender. During the continuance of a Major Tenant Sweep Event, all excess cash flow at the Castleton Commons & Square property is required to be swept into an account to be held as additional collateral for the Castleton Commons & Square loan (the “Lease Sweep Reserve”). Provided there is no event of default, the reserve will be made available to the borrower to pay for certain tenant improvements, leasing commissions and other costs incurred by the borrower in connection with the re-tenanting of the space covered by the related lease.
(4)	The increase from Most Recent NOI to Underwritten NOI is due to the rent commencement in August 2018 of Floor & Décor, the largest tenant at the Castleton Commons & Square property, representing 25.8% of the underwritten base rent. The Mattress Firm base rent is not being underwritten.
(5)	Most recent occupancy does not include Mattress Firm (2.5% of NRA), which recently filed for Chapter 11 bankruptcy. Mattress Firm is currently in occupancy and paying rent with a lease expiration date of October 31, 2019. Including Mattress Firm, the physical occupancy as of August 1, 2018 is 97.5%.
(6)	The decrease in 2017 occupancy is a result of the prior tenant, Golfsmith vacating and the Borrower Sponsor’s business plan to expand the box previously occupied by Golfsmith, by approximately 23,000 sq. ft., to accommodate Floor & Décor. Floor and Décor executed its lease in November 2017, for 71,810 sq. ft. As of year-end 2017, the Castleton Commons & Square property was 93.5% leased.

A-3-126

8310 & 8470 Castleton Corner Drive Indianapolis, IN 46250	Collateral Asset Summary – Loan No. 15 Castleton Commons & Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 65.6% 1.31x 9.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$34,500,000	88.4%	Loan Payoff	$32,974,990	84.5%
Mezzanine Loan	3,100,000	7.9	Upfront Reserves	5,691,690	14.6
Borrower Sponsor’s Equity	1,412,273	3.6	Closing Costs	345,592	0.9
Total Sources	$39,012,273	100.0%	Total Uses	$39,012,273	100.0%

The Borrower / Borrower Sponsor.    The borrower is AT Castleton IN Owner II, LLC, a Delaware limited liability company structured to be bankruptcy remote with two independent directors in its organizational structure. The borrower sponsor and non-recourse carveout guarantor is Jonathan M. Larmore.

Jonathan M. Larmore is the founder and principal of ArciTerra Companies, LLC (“ArciTerra”), a real estate investment and development group. ArciTerra is based in Phoenix, Arizona and was established in 2005. The company currently owns 83 properties in 24 states. Fourteen of the 83 properties are located in Indiana totaling 737,508 sq. ft., with four properties in Indianapolis (407,392 sq. ft.). Jonathan M. Larmore has previously served as Executive Vice President and Managing Director of real estate for Cole Capital Partners, LLC and Cole Real Estate Services Inc.

The Property.

Tenant Summary(1)
Tenant	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration	T-12 6/30/2018 Sales PSF	Occupancy Cost

Floor & Décor	NR/NR/NR	71,810	25.7%	$12.50	25.8%	8/31/2028	NAV	NAV
Havertys Furniture	NR/NR/NR	46,746	16.7	$12.25	16.5	10/31/2020	NAV	NAV
Dave & Buster’s	NR/NR/NR	35,000	12.5	$11.00	11.1	12/31/2021	NAV	NAV
Recreational Equipment Inc.	NR/NR/NR	23,211	8.3	$11.50	7.7	3/31/2022	NAV	NAV
Casual Male Retail Store	NR/NR/NR	16,307	5.8	$12.65	5.9	6/30/2022	$142.95	11.0%
Performance Bicycle Shop	NR/NR/NR	11,862	4.2	$11.00	3.8	6/30/2020	$99.50	13.9%
Indy MPH Watersports	NR/NR/NR	11,000	3.9	$15.00	4.7	12/31/2028	NAV	NAV
Buffalo Wild Wings	NR/NR/NR	8,960	3.2	$17.50	4.5	4/30/2023	$240.35	8.9%
Fresh to Order	NR/NR/NR	5,600	2.0	$27.00	4.3	5/31/2027	NAV	NAV
Rockler Woodworking	NR/NR/NR	5,507	2.0	$18.25	2.9	5/31/2020	$382.68(2)	5.6%
Subtotal / Wtd. Avg.		236,003	84.5%	$12.85	87.2%
Remaining Tenants		29,481	10.5	$15.15	12.8
Subtotal / Wtd. Avg. Occupied		265,484	95.0%	$13.10	100.0%
Vacant Space(3)		13,968	5.0%
Total / Wtd. Avg.		279,452	100.0%

(1)	Based on the underwritten rent roll dated August 1, 2018.

(2)	Rockler Sales PSF and Occupancy Cost are as of end of year 2017.

(3)	Vacant Space includes Mattress Firm (2.5% of NRA), which recently filed for Chapter 11 bankruptcy. Mattress Firm is currently in occupancy and paying rent with a lease expiration date of October 31, 2019. Including Mattress Firm, the physical occupancy as of August 1, 2018 is 97.5%. The Mattress Firm base rent is not being underwritten.

A-3-127

8310 & 8470 Castleton Corner Drive Indianapolis, IN 46250	Collateral Asset Summary – Loan No. 15 Castleton Commons & Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$34,500,000 65.6% 1.31x 9.8%

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	U/W Base Rent PSF(3)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	1	4,922	1.8%	4,922	1.8%	20.00	2.8	2.8%
2019	0	0	0.0%	4,922	1.8%	0.00	0.0	2.8%
2020	4	68,115	24.4%	73,037	26.1%	12.55	24.6	27.4%
2021	4	47,688	17.1%	120,725	43.2%	11.00	15.1	42.5%
2022	2	39,518	14.1%	160,243	57.3%	11.97	13.6	56.1%
2023	3	12,160	4.4%	172,403	61.7%	17.79	6.2	62.3%
2024	0	0	0.0%	172,403	61.7%	0.00	0.0	62.3%
2025	0	0	0.0%	172,403	61.7%	0.00	0.0	62.3%
2026	0	0	0.0%	172,403	61.7%	0.00	0.0	62.3%
2027	1	5,600	2.00%	178,003	63.70%	27.00	4.3	66.6%
2028	3	87,481	31.30%	265,484	95.00%	13.27	33.4	100.0%
Thereafter	0	0	0.0%	265,484	95.0%	0.00	0.0	100.0%
Vacant(2)	NAP	13,968	5.0%	279,452	100.0%	NAP	NAP
Total / Wtd. Avg.	18	279,452	100.0%			$13.10	100.0%
(1)	Based on underwritten rent roll dated August 1, 2018.

(2)	Vacant includes Mattress Firm (2.5% of NRA), which recently filed for Chapter 11 bankruptcy. Mattress Firm is currently in occupancy and paying rent with a lease expiration date of October 31, 2019. Including Mattress Firm, the physical occupancy as of August 1, 2018 is 97.5%. The Mattress Firm base rent is not being underwritten.

The Castleton Commons & Square property consists of two adjacent retail shopping centers totaling 279,452 sq. ft., situated on a 30.35 acre site, located in Indianapolis, Indiana. The Castleton Commons shopping center accounts for 188,418 sq. ft. (67.4%) of the total net rentable area and the adjacent Castleton Square shopping center accounts for 91,034 sq. ft. (32.6%) of the total net rentable area. The Castleton Commons & Square property was originally built in 1980 and since acquiring the property in 2015, the borrower sponsor has spent approximately $6.3 million in tenant improvements. The property has a total of 1,259 surface parking spaces which equates to a parking ratio of 4.51 spaces per 1,000 sq. ft. As of August 1, 2018, the Castleton Commons & Square property was 97.5% leased to 19 tenants.

The Castleton Commons & Square property is located at the eastern intersection of Allisonville Road and Interstate 465. Allisonville Road is one of the major commercial thoroughfares in the submarket averaging approximately 77,421 vehicles per day. Located along the main retail corridor in the submarket, additional retailers in the immediate area include a Life Time Fitness, Best Buy, TJ Maxx, Homegoods, Dick’s Sporting Goods and Macy’s. The Castleton Commons & Square property is an outlot to the adjacent Simon-operated Castleton Square Mall, which consists of approximately 1.45 million sq. ft. and is the largest mall in the state of Indiana. According to a third party database report, Castleton Square Mall is B+ rated as of March 2018.

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	2017(1)	T-12 6/30/2018(1)	U/W(1)	U/W PSF
Base Rent(2)	$2,800,691	$2,884,683	$2,568,147	$2,619,099	$3,479,032	$12.45
Rent Steps(3)	0	0	0	0	15,344	$0.05
Value of Vacant Space	0	0	0	0	279,360	$1.00
Total Reimbursement Revenue	854,824	864,468	601,056	505,262	900,467	$3.22
Other/Misc Income	48,016	(12,438)	3,126	20,348	0	$0.00
Less: Vacancy and Credit Loss(4)	0	0	0	0	(279,360)	($1.00)
Effective Gross Income	$3,703,531	$3,736,713	$3,172,328	$3,144,709	$4,394,843	$15.73
Total Expenses	987,782	723,132	833,768	549,433	998,611	$3.57
Net Operating Income	$2,715,749	$3,013,581	$2,338,560	$2,595,276	$3,396,232	$12.15
TI/LC	0	0	0	0	291,751	$1.04
Capital Expenditures	0	0	0	0	41,918	$0.15
Net Cash Flow	$2,715,749	$3,013,581	$2,338,560	$2,595,276	$3,062,563	$10.96
(1)	The increase from Most Recent NOI to Underwritten NOI is due to the rent commencement in August 2018 of Floor & Décor, the largest tenant at the Castleton Commons & Square property representing 25.8% of the underwritten base rent.

(2)	The U/W Base Rent was based on the underwritten rent roll dated August 1, 2018, excluding rent from Mattress Firm due to the tenant undergoing bankruptcy proceedings. Mattress Firm is currently in occupancy and paying rent with a lease expiration date of October 31, 2019.

(3)	Contractual rent steps were underwritten through June 1, 2019.

A-3-128

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Operating Advisor
Deutsche Mortgage & Asset Receiving Corporation 60 Wall Street New York, NY 10005 Contact: Helaine M. Kaplan Phone Number: (212) 250-5270	KeyCorp Real Estate Capital Markets, Inc. 11501 Outlook Suite 300 Overland Park, KS 66211 Contact: Andy Lindenman Phone Number: (913) 317-4372	LNR Partners, LLC 1601 Washington Avenue Suite 700 Miami Beach, FL 33139 Contact: lnr.cmbs.notices@lnrproperty.com Phone Number: (305) 695-5600	Park Bridge Lender Services LLC 600 Third Avenue 40th Floor New York, NY 10016 Contact: David Rodgers Phone Number: (212) 230-9025
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Fees

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - KeyBank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Default Interest and Late Payment Charges	0.00		Services LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2018-B7 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2018-B7	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Payment Date:	12/17/18
		Record Date:	11/30/18
		Determination Date:	12/11/18

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT

Report Date: If during the prior calendar year, (i) any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan at any time or (ii) the Operating Advisor was entitled to consult with the Special Servicer with respect to any Major Decision, this report will be delivered no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2018 (the “Pooling and Servicing Agreement”), among Deutsche Mortgage & Asset Receiving Corporation, as the depositor, KeyBank National Association, as the master servicer, LNR Partners, LLC, as the special servicer, Wells Fargo Bank, National Association, as the certificate administrator and trustee and Park Bridge Lender Services LLC, as the operating advisor and the asset representations reviewer.
Transaction: Benchmark 2018-B7 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2018-B7
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer for period: LNR Partners, LLC
Directing Certificateholder: Eightfold Real Estate Capital Fund V, L.P.

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

b.	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

2.	[●] Mortgage Loans were the subject of a Major Decision as to which the operating advisor has consultation rights pursuant to the PSA.

II.	Executive Summary

Based on the requirements and qualifications set forth in the PSA, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the PSA) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

●	[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related Mortgage Loans].

2.	Consulted with the Special Servicer as provided under the PSA. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations, Collateral Deficiency Amount calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount, Collateral Deficiency Amount calculations or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the Special Servicer.

a.	The Operating Advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

b.	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the PSA, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the PSA that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Except as may have been reflected in any Major Decision Reporting Package or any Asset Status Report that is delivered or made available to the Operating Advisor pursuant to the terms of the Pooling and Servicing Agreement, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Holder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have any obligation to speak with the Directing Holder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

7.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the Certificate Administrator through the Certificate Administrator’s website.

8.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

GERMAN AMERICAN CAPITAL CORPORATION AND CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2 and Annex D-3, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement. For the avoidance of doubt references to “Mortgage Loan” and “Mortgage Loans” in this Annex D-1 exclude the JPMCB Mortgage Loans.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the

D-1-1

mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after October 30, 2018.

(5)       Hospitality Provisions. The Loan Documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

D-1-2

below) and the exceptions to paragraph (7) set forth in Annex D-2 or Annex D-3 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this prospectus to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Annex D-2 or Annex D-3, the Mortgage

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Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

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Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as

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may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance

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charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but in some cases, only to the extent there is sufficient cash flow generated by

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the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as

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“TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2 or Annex D-3, as applicable; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold (in each case a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Borrower, (iv) Transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex D-2 or Annex D-3, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule D-1 to Annex D-2 or Annex D-3, or future permitted mezzanine debt in each case as set forth on Schedule D-2 to Annex D-2 or Annex D-3 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule D-3 to Annex D-2 or Annex D-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall

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mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b) The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e) The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)  The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)   The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the

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related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)  Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(38)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

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(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage

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Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this prospectus, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this prospectus.

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ANNEX D-2
EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

12	Courtyard at The Navy Yard	(7) Permitted Liens; Title Insurance

The brand manager, Courtyard Management Corporation, has a right of first offer under the brand management agreement with respect to a voluntary or involuntary sale, assignment, transfer or other disposition of the Mortgaged Property or of a controlling interest in the owner of the Mortgaged Property; provided, however, such right of first offer is not applicable in connection with a foreclosure or transfer in lieu. For such purpose, “foreclosure” means any exercise of the remedies available to the lender, upon a default under the Mortgage, which results in a transfer of title to, or possession or control of, the borrower’s ownership interest in the Mortgaged Property, or any voluntary transfer of title to, or possession or control of, the borrower’s ownership interest in the Mortgaged Property or of the ownership interest in the owner of the Mortgaged Property to the lender. However, such right of first offer would apply to any subsequent transfer of the Mortgaged Property or of ownership in the owner of the Mortgaged Property. In addition, the Mortgaged Property is subject to a recorded deed in favor of the Philadelphia Authority for Industrial Development (the “Philadelphia Authority”) which requires that (i) the Mortgaged Property must be operated as a hotel with a minimum of 148 guest rooms and a restaurant serving, at minimum, breakfast and lunch, a bar/lounge with the ability to serve light fare during evening hours, not less than 2000 square feet of conference space, an exercise room, and a first-class quality convenience market, (ii) the hotel must be operated as a brand listed on the then current STR Chain Scales for North America and Caribbean as an ‘Upscale’ or higher brand level, and the owner of the Mortgaged Property may not change the hotel brand or affiliation that does not meet the aforementioned requirements without the prior approval of the Philadelphia Authority, such approval not to be unreasonably withheld, conditioned or delayed (provided that the owner is not required to change a brand that was either consented to by the Philadelphia Authority

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
or was an ‘Upscale’ or higher brand level on the STR Chain Scales for North America and Caribbean at the time the hotel was so branded, nor shall approval be required in the event that a brand affiliation change is imposed on all or substantially all such branded hotels in the mid-Atlantic region of the United States), and (iii) the Mortgaged Property may not be used for residential use without the written and recorded consent of the Philadelphia Authority.

20	Carmel Mission Inn	(7) Permitted Liens; Title Insurance	The Mortgaged Property, which is comprised of the related Borrower’s leasehold interest under a ground lease, is subject to a right of first refusal in favor of the ground lessor. The ground lease provides that the right of first refusal shall not apply to foreclosure by a mortgagee of the ground lessee of its security interest or by acceptance by a mortgagee of a deed in lieu of foreclosure from the ground lessee. The ground lease further provides that the right of first refusal shall apply to any bidder at a foreclosure sale other than the mortgagee named in the mortgage or deed of trust unless the bidder has been presented to and accepted as a possible assignee by the ground lessor in accordance with the procedures set forth in the ground lease, or the bidder and/or its management company has the following qualifications: (A) experience in the successful operation of no less than five (5) hotels (comparable in size in terms of the number of guest rooms and facilities, including a restaurant and meeting areas, to the demised premises) within the five years next preceding the proposed assignment date; (B) demonstration of consistency in maintenance of recognized standards of successful hotel operation such as the American Automobile Association (AAA) or the California State Automobile Association (CSAA) rating system by the proposed assignee evidenced by the proposed assignee’s hotels receiving a three-diamond rating for each of the most recent five years; (C) no history of loan foreclosures or lease defaults with respect to any properties owned or leased by the proposed assignee; (D) a net worth of no less than $10,000,000. The ground lease provides that the ground lessor shall be reimbursed its reasonable costs of review of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
qualifications of bidders other than the mortgagee named in the mortgage or deed of trust.

34	Columbus Industrial Portfolio	(7) Permitted Liens; Title Insurance

The lease for the tenant STC Warehouse, Inc. provides that the tenant has a right of first offer to purchase the Mortgaged Property. Pursuant to a tenant estoppel provided by such tenant, the tenant stated that such right of first offer was waived in connection with any sale of the Mortgaged Property to Glen Una Management Company, Inc. or its designee or affiliate. The tenant’s lease provides that the right of first offer will continue until the landlord sells the Mortgaged Property to a third party on terms and conditions not more favorable to such third party on a net financial basis than the terms and conditions contained in the notice of offer sent by the landlord to the tenant in connection with its right of first offer. In addition, pursuant to a subordination, non-disturbance and attornment agreement entered into by such tenant, the tenant agreed that such right of first offer will not be exercisable in connection with any exercise of remedies pursuant to the Mortgage including (i) a purchase of the Mortgaged Property (or any portion thereof) at a foreclosure sale, (ii) a transfer of the Mortgaged Property (or any portion thereof) to lender or its designee pursuant to a deed-in-lieu of foreclosure, or (iii) any subsequent sale of the Mortgaged Property (or any portion thereof) by lender or its designee after such foreclosure or deed-in-lieu of foreclosure. However, such right of first offer, to the extent not terminated, would apply to any transfer subsequent to the foregoing.

47	Sugar Grove	(7) Permitted Liens; Title Insurance	The sole tenant, New Albertsons L.P. (“Albertsons”), has a right of first refusal to purchase the Mortgaged Property. Such right of first refusal does not apply to a foreclosure sale, trustee sale or deed in lieu of foreclosure with respect to any mortgage or deed of trust encumbering the leased premises, but would apply to a subsequent transfer.

26	Woodside Office Center	(9) Junior Liens	The Borrowers are permitted to obtain property assessed clean energy financing or similar financing that is repaid through multi-year assessments against the Mortgaged Property (“PACE Financing”) in

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
an amount not to exceed $2,000,000, provided, among other conditions, such PACE Financing: (i) does not and will not result in any lien on any portion of the Mortgaged Property (other than tax liens), or any direct or indirect interests in Borrowers, (ii) except with respect to liens in favor of the holder of the PACE Financing created pursuant to the PACE Financing documents, is secured only by collateral which is not collateral for the Mortgage Loan or equity interests in Borrowers or any Affiliates thereof, (iii) has a term that is no greater than 30 years and fully amortizes over the term of such loan, (iv) will be in an amount that when added to the Mortgage Loan will result in a loan to value ratio of no more than 70.6%, (v) will not result in the then debt service coverage ratio (taking into account, when determining the underwritten net cash flow component of such calculation, the increased “tax” assessments related to the repayment of the PACE Financing falling below 1.20x, (vi) will not result in the then debt yield (taking into account, when determining the underwritten net cash flow component of such calculation, the increased “tax” assessments related to the repayment of the PACE Financing falling below 8.0%, (vii) is otherwise on terms and conditions and subject to documentation acceptable to the lender and the requirements of each applicable rating agency, (viii) the lender has received a rating agency confirmation from each applicable rating agency, and (ix) is made pursuant to PACE Financing documents that provide that any disbursements that are made to Borrowers pursuant to the terms of such PACE Financing documents require the prior written consent of lender as a condition to such disbursements.

35	Fresno E Street Office	(14) Actions Concerning Mortgage Loan	Todd Mikles, the borrower sponsor and non-recourse carveout guarantor, and affiliated entities, are defendants in five litigation or arbitration cases related to the acquisition of interests in Daymark Realty Advisors (“Daymark”), a property manager and asset manager for tenant-in-common (“TIC”) owners of commercial real estate properties, by Sovereign Capital, an entity of which Mr. Mikles is a principal, and related to alleged actions of Daymark in its role as property manager and asset manager of various properties. The various matters claim

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
breach of fiduciary duty to the TIC owners, self-dealing and improper exercise of purchase options or improper transfers related to TIC interests or properties owned by the TIC owners. The complaints generally seek damages in an unspecified amount. The litigation is not covered by insurance.

2	Moffett Towers-Buildings E,F,G	(17) Insurance	The Loan Documents require insurance proceeds in respect of a property loss to be applied to repair or restoration of the Mortgaged Property with respect to insurance proceeds equal to or greater than 1.25% of the original principal amount of the Mortgage Loan, rather than 5% of the then outstanding principal balance of the Mortgage Loan.

12	Courtyard at The Navy Yard	(17) Insurance	The Borrower is permitted to finance its insurance policies. If an insurance policy is financed, even if the insurance policy requires the insurer to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.

47	Sugar Grove	(17) Insurance	The Mortgage Loan documents provide that, to the extent (i) there is no cash management trigger period, (ii) the lease to Albertsons (the “Albertsons Lease”) is in full force and effect, (iii) no default is continuing under the Albertsons Lease beyond any notice and cure period,(iv) Albertsons remains fully liable for its obligations under the Albertsons Lease and maintains an investment grade credit rating (i.e. not less than “BBB-” or its equivalent by each applicable rating agency), (v) Albertsons continues to be the tenant under the Albertsons Lease, (vi) the Albertsons Lease will remain in full force and effect following a casualty and Albertsons is required under the terms of the Albertsons Lease to rebuild and restore the Mortgaged Property at its sole cost and expense and is entitled to no period of abatement, (vii) the tenant under the Albertsons Lease maintains insurance coverage for the Mortgaged Property that satisfies the requirements of the insurance provisions of the related loan agreement, (viii) the Albertsons Lease requires Albertsons (or Albertsons otherwise agrees) to name the borrower and lender as additional insured on the liability policies pursuant to the Albertsons Lease, (ix) the Albertsons Lease provides (or Albertsons

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
otherwise agrees) that lender (or a trustee appointed by lender) will have the right to hold and disburse any insurance proceeds and (x) the borrower has provided the lender with satisfactory evidence that Albertsons maintains in full force and effect the insurance described in clauses (vii) through (ix) of this paragraph (the “Required Albertsons Insurance”), the lender may, in its reasonable discretion, upon the borrower’s request, suspend the borrower’s obligations to provide insurance as required by the Mortgage Loan documents and permit the borrower to rely on the Required Albertsons Insurance.

2,12,14,15,17, 20, 26, 27, 31, 34, 35, 37, 40, 47, 49, 50	All GACC Mortgage Loans	(17) Insurance	All exceptions to Representation 30 are also exceptions to this Representation 17.

20	Carmel Mission Inn	(26) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use, in that hotel and restaurant use require a use permit. If the Mortgaged Property is damaged or destroyed by fire, explosion, act of God, or act of public enemy, the use may not be continued unless a use permit is obtained.

34	Columbus Industrial Portfolio	(26) Local Law Compliance	The use of the Frusta Mortgaged Property constitutes a legal non-conforming use. The applicable zoning code provides that a lawful nonconforming use of any structure damaged by fire, explosion, flood, riot, or act of God may be continued and used as before any such calamity, provided the building or structure has not been destroyed to an extent of more than one-half (½) of its fair value, and provided that such reconstruction is started within twelve (12) months of such calamity and is continued in a reasonable manner until completed.

27	Shelbourne Global Portfolio	(29) Mortgage Releases	The Mortgage Loan may be partially defeased if the related borrower delivers an opinion of counsel to the effect that the defeasance will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.

2,12,14,15,17, 20, 26, 27, 31, 34, 35, 37, 40, 47, 49, 50	All GACC Mortgage Loans	(30) Acts of Terrorism Exclusion	All exceptions to Representation 17 are also exceptions to this Representation 30.

20	Carmel Mission Inn	(36) Ground Leases	(E) The ground lease requires the consent of the ground lessor to any mortgage of the ground leasehold estate. Such consent was obtained for the Mortgage Loan, but not for any refinance

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

of the Mortgage Loan.

The ground lease requires the consent of the ground lessor to any assignment, not to be unreasonably withheld. The ground lease further provides that the ground lessor may require, as a condition to such consent, that the intended assignee shall agree in writing to be bound by all of the covenants, terms and conditions of this lease and any modification thereof then in effect, and shall furnish such evidence of financial status and experience as may be reasonably necessary to satisfy ground lessor that such assignee is responsible and able to perform.

With respect to assignment of the ground lease to a purchaser upon foreclosure of the Mortgage, the ground lease requires the consent of the ground lessor, not to be unreasonably withheld, unless the assignment is to an assignee and/or its management company with the following qualifications: (A) experience in the successful operation of no less than five (5) hotels (comparable in size in terms of the number of guest rooms and facilities, including a restaurant and meeting areas, to the demised premises) within the five years next preceding the proposed assignment date; (B) demonstration of consistency in maintenance of recognized standards of successful hotel operation such as the American Automobile Association (AAA) or the California State Automobile Association (CSAA) rating system by the proposed assignee evidenced by the proposed assignee’s hotels receiving a three-diamond rating for each of the most recent five years; (C) no history of loan foreclosures or lease defaults with respect to any properties owned or leased by the proposed assignee; (D) a net worth of no less than $10,000,000.

Pursuant to an agreement of the ground lessor dated October 5, 2018, the ground lessor has agreed that in the event the lender becomes the owner of the Mortgaged Property it will be deemed to be the ground lessee’s successor and assign under the ground lease without the consent of the ground lessor, provided that the lender will, upon request by the ground lessor, execute a written assumption of the obligations of

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

the ground lessee under the ground lease that is reasonably acceptable to the ground lessor, and in such case the lender is required to promptly commence and diligently proceed to cure all defaults under the ground lease which are susceptible of being cured by the lender. Such agreement further provides that if the ground lease is assigned to the lender or its designee, the ground lease is further assignable by the lender or its designee without the consent of the ground lessor in connection with the sale of the Mortgaged Property (or any portion thereof) by the lender or its designee, provided that the lender is not in default under the ground lease (other than with respect to defaults of the Borrower which are not susceptible of cure by the lender), and the assignee assumes in writing all obligations of the ground lessee under the ground lease. However, the ground lessor is not required to provide a similar agreement to any such assignee, and the foregoing restrictions on transfer will apply to any transfer by any such assignee or any subsequent transferee of the ground leasehold interest.

(I) The ground lease requires the consent of the ground lessor, not to be unreasonably withheld, to any sublease. The ground lease further provides that the ground lessor may require, as a condition to such consent, that the intended assignee shall agree in writing to be bound by all of the covenants, terms and conditions of the ground lease and any modification thereof then in effect, and shall furnish such evidence of financial status and experience as may be reasonably necessary to satisfy ground lessor that such assignee is responsible and able to perform.

2	Moffett Towers—Buildings E,F,G	(41) Environmental Conditions	The Phase I for the Mortgaged Property identified a recognized environmental condition due to the Mortgaged Property being located on a portion of the site of a former Lockheed Martin facility, known as the Lockheed Martin Sunnyvale Plant One Facility, which former Lockheed Martin facility site has active regulatory status under the Regional Water Quality Control Board and ongoing remediation.

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SCHEDULE D-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
2	Moffett Towers – Buildings E,F,G

15	Castleton Commons & Square

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SCHEDULE D-2

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
12	Courtyard at The Navy Yard

20	Carmel Mission Inn

D-2-10

SCHEDULE D-3

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR CITI REAL ESTATE FUNDING INC.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

51	WAG Richmond	(7) Permitted Liens; Title Insurance	The sole tenant (Walgreen Co.) has an on-going right of first refusal to purchase all of the landlord’s right, title and interest in and to the Mortgaged Property in the event the landlord receives a bona fide offer (within the meaning of the related lease) to purchase the leased premises. Such right of first refusal is binding on the heirs, successors and assigns of the landlord.

19	Phoenix Marriott Tempe at the Buttes	(7) Permitted Liens; Title Insurance	The franchisor with respect to the Phoenix Marriott Tempe at the Buttes Mortgaged Property has a right of first refusal to acquire or lease the related Mortgaged Property or acquire an ownership interest in the franchisee or a control affiliate if there is a proposed transfer of the hotel or the franchisee or a control affiliate thereof, in each case, to a competitor (within the meaning of the franchise agreement).

16	Courtyard Edgewater	(7) Permitted Liens; Title Insurance	The franchisor with respect to the Courtyard Edgewater Mortgaged Property has a right of first refusal to acquire or lease the related Mortgaged Property or acquire an ownership interest in the franchisee or a control affiliate if there is a proposed transfer of the hotel or the franchisee or a control affiliate thereof, in each case, to a competitor (within the meaning of the franchise agreement).

4	Shops at Solaris	(7) Permitted Liens; Title Insurance	There is a shared facilities agreement between the commercial and residential owners recorded against the Mortgaged Property. Among other provisions, the shared facilities agreement provides that, following a total casualty of the commercial unit, the residential owner can elect to convey the residential unit to the commercial owner, and the commercial owner is required to pay a portion of its casualty proceeds to the residential owner. The Mortgage Loan is full recourse to the borrower and guarantor upon the occurrence of such conveyance.

All CREFI Mortgage Loans		(17) Insurance	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
by a tenant at the Mortgaged Property.

4	Shops at Solaris	(17) Insurance	There is a shared facilities agreement between the commercial and residential owners recorded against the Mortgaged Property. Among other provisions, the shared facilities agreement provides that, following a total casualty of the commercial unit, the residential owner can elect to convey the Mortgaged Property to the commercial owner, and the commercial owner is required to pay a portion of its casualty proceeds to the residential owner. The Mortgage Loan is full recourse to the borrower and guarantor upon the occurrence of such conveyance. The Mortgage Loan documents require the borrower to obtain and maintain or cause to be obtained and maintained the required insurance.

42	NC Self Storage Portfolio	(25) Local Law Compliance	Two properties, Armadillo Self-Storage and The Attic Self-Storage, are legal non-conforming as to use. Armadillo Self-Storage can be rebuilt as-is; provided such rebuilding is completed within 180 days. The Attic Self-Storage property cannot be rebuilt if there is a casualty exceeding 50%. There is a loss carveout for any failure or inability to restore and/or use the property as the property exists on the closing date of the Mortgage Loan and otherwise in accordance with all applicable legal requirements following a casualty or condemnation.

4	Shops at Solaris	(25) Local Law Compliance	The Mortgaged Property consists of the lower retail portions and parking garage (collectively, the “Retail Portion”) of a vertically subdivided property in which the portion above the shopping center consists of residential condominium units and is not part of the collateral for the Mortgage Loan. The Retail Portion is legal conforming, however, certain uses are permitted with a conditional use permit.

1	DUMBO Heights Portfolio	(27) Recourse Obligations	The Mortgage Loan documents do not provide for recourse for misapplication of rents.

19	Phoenix Marriott Tempe at the Buttes	(29) Financial Reporting and Rent Rolls	The borrower is not required to provide quarterly operating statements and is only required to provide monthly operating statements. The borrower is not required to provide rent rolls quarterly, but rather monthly, and only with respect to (i) any

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
lease, which, individually or when aggregated with all other leases at the Mortgaged Property with the same tenant or its affiliate, demises 5,000 square feet or more of the Mortgaged Property’s gross leasable area, (ii) any lease which contains any option, offer, right of first refusal or other similar entitlement to acquire or encumber all or any portion of the Mortgaged Property, and (iii) any lease for any portion of the Mortgaged Property that is currently utilized or to be utilized as a health spa or a restaurant.

All CREFI Mortgage Loans		(30) Acts of Terrorism Exclusion	The Mortgage Loan documents may permit the borrower to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.

1	DUMBO Heights Portfolio	(33) Defeasance	Any defeasance fees charged by the lender or the servicer are capped at $100,000 per defeasance event. The release amount is equal to the greater of (a) 130% of the allocated loan amount for the applicable property, and (b) 90% of the net sales proceeds.

5	Liberty Portfolio	(35) Ground Leases	(c) The borrower owns a leasehold interest in a portion of the Mortgaged Property (the real property commonly known as 1850, 1870, 1910 and 1930 West Rio Salado Parkway, Tempe, AZ 85281) pursuant to Leases from the City of Tempe (collectively, the “GPLET Leases”) as part of Arizona’s Government Property Lease Excise Tax program. Each of the GPLET Leases will expire during the term of the loan. However, the GPLET Leases expressly provide that on the last day of their term, or upon any termination of such GPLET Lease, title to the leased premises will automatically vest in the tenant (the borrower). The deed of trust will automatically spread to cover the borrower’s fee interest in the leased premises upon expiration or termination of the GPLET Leases.

19	Phoenix Marriott Tempe at the Buttes	(35) Ground Leases	(c) The terms of the Ground Lease extend more than 20 years beyond the stated maturity of the Mortgage Loan; provided, however, that if (i) at any time on or before January 27, 2019 the ground lessor is required to return or divest the $3,000,000

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

payment made by the borrower’s predecessor-in-interest and the borrower fails to pay such sum to ground lessor within 30 days’ notice after such divestment, or (ii) the borrower fails to expend $658,234 prior to January 27, 2022 towards capital improvements, fixtures and personal property as set forth in the Ground Lease, then the terms of the Ground Lease shall expire on September 30, 2044. The Ground Lease estoppel requires the ground lessor to give notice to the holder of the Mortgage Loan of the occurrence of the matters described in clauses (i) and (ii) above. With respect to clause (i), the holder of the Mortgage Loan shall have the right to make the applicable $3,000,000 payment within thirty (30) days of its receipt of notice from the ground lessor that such divestment has occurred and, furthermore, the Mortgage Loan documents provide for recourse for any loss in connection with the borrower’s failure to make such payment as required by the terms of the Ground Lease. With respect to clause (ii), the holder of the Mortgage Loan has the right to cure the borrower’s failure to provide such sums and, furthermore, the Mortgage Loan documents provide for recourse for any loss in connection with such failure.

(i) The ground lessee’s prior consent, not to be unreasonably withheld, is required for any sublease; provided, however, no consent shall be required for a sublease for any businesses for kitchens, dining rooms, selling food and drink, sale of tobacco products, gifts, flowers, magazines, periodicals, novelties, cocktail lounges or bars, health facilities, hair salons, car rentals boutiques, airline ticket counters, or such other facilities consistent with the operation of a conference resort.

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SCHEDULE D-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan

1	DUMBO Heights Portfolio

16	Courtyard Edgewater

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SCHEDULE D-2

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None.

D-3-6

SCHEDULE D-3

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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ANNEX E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its Mortgage Loan Purchase Agreement make, with respect to each JPMCB Mortgage Loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex E-2 to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)       Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the Other Securitization), participation (other than with respect to any JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

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(3)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)       Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)       Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Borrower and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither Borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan. The material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect since October 30, 2018.

(7)       Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding endorsement or assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined

E-1-2

below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain agreement to appointment of Master Servicer, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

E-1-3

(9)         Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Borrower.

(10)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Borrower owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)       Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Borrower and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)       Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)       Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that

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became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)       Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the Other Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)       No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for

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physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such

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Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20)       No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)       No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22)       REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2 a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to

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result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)       Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)       Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Borrower.

(26)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)       Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does

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not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)       Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Borrower; (ii) Borrower or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Borrower or (iii) transfers of either the Mortgaged Property or equity interests in Borrower made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Borrower and guarantor (which is a natural person or persons, or an entity distinct from the Borrower (but may be affiliated with the Borrower) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Borrower’s fraud or intentional misrepresentation; (iii) willful misconduct by the Borrower or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Borrower, guarantor, property manager or their affiliates, employees or agents.

(29)       Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or Whole Loan outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether

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by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the JPMCB Mortgage Loan or Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)       Financial Reporting and Rent Rolls. Each Mortgage requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Borrower are in the form of an annual combined balance sheet of the Borrower entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)       Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower,

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(iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)       Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)       Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Borrower would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest;

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and (viii) the Borrower is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)       Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(A)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(B)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(C)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(D)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(E)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(F)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

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(G)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(H)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(I)        The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(J)        Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (K)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(K)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(L)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)       ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage

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ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)       Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Borrower or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Borrower or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)       No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)       Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Borrower is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)       Organization of Borrower. The Mortgage Loan Seller has obtained an organizational chart or other description of each Borrower which identifies all beneficial controlling owners of the Borrower (i.e., managing members, general partners or similar controlling person for such Borrower) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)       Environmental Conditions. At origination, each Borrower represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as

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disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Borrower with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-1 to Annex E-2, (i) such Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-1 to Annex E-2 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Borrower (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged

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Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Borrower questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)       Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46)       Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

(47)       Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)       Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Borrower, and no funds have been received from any person other than the related Borrower or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information

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contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Borrower.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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ANNEX E-2

EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions

22	Springhill Suites Huntington Beach	(5) Hospitality Provisions	The comfort letter obtained in connection with the Mortgaged Property is not assignable by the lender to the trustee of a securitization. In connection with a securitization of the Mortgage Loan, the franchisor is required to issue a replacement comfort letter in favor of the trustee on the franchisor’s then-current form, provided that (i) the transferee is not a competitor (or an affiliate of a competitor) of the franchisor, as defined in the comfort letter, or an affiliate of the Borrower, and (ii) the lender delivers notice to the franchisor within 90 days from the date of the lender’s assignment of the Mortgage Loan to the trustee and identifies the name, address, telephone number and email address for the contact person for the assignee, as well as the date of the assignment.

3, 10, 11, 9, 18	Aventura Mall, Workspace, 636 11th Avenue, Aon Center, Overland Park Xchange	(7) Lien; Valid Assignment	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

10	Workspace	(8) Permitted Liens; Title Insurance	The sole tenant at the 155 Great Valley Mortgaged Property, Janssen Biotech, Inc. has a purchase option for its leased premises. The Borrower is permitted to obtain the release of the Mortgaged Property at any time with the payment of the applicable release price.

6	Christiana Center	(8) Permitted Liens; Title Insurance	The largest tenant at the Mortgaged Property, Costco, has a right of first offer for its space, which is ground leased from the Borrower. However, such right of first offer applies only in the event that Costco’s premises is being sold separately from the rest of the shopping center. Therefore, such right of first offer would not apply in a foreclosure, but may

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
potentially apply with respect to a subsequent sale.

22	Springhill Suites Huntington Beach	(8) Permitted Liens; Title Insurance	The franchisor has a right of first refusal under the franchise agreement in the event of a proposed transfer of the Mortgaged Property or the equity interests in the Borrower or any controlling affiliate to a competitor of the franchisor (as defined in the franchise agreement). The right has been subordinated to the foreclosure pursuant to the comfort letter, but it will apply for subsequent transfers.

3	Aventura Mall	(9) Junior Liens	The Mortgage Loan documents permit Borrower to enter into any “Property-Assessed Clean Energy” (PACE) loan or any other indebtedness which is incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy resources, resource conservation or any combination of the foregoing and is repaid through multi-year assessments against the Mortgaged Property, in an amount not to exceed $5,000,000 subject to Rating Agency Confirmation and the lender’s consent (not to be unreasonably withheld, conditioned or delayed).

11	636 11th Avenue	(9) Junior Liens	In connection with any extension of the term of the lease for the sole tenant at the property, The Ogilvy Group, Inc. (the “Ogilvy Lease”), and provided that no event of default under the Mortgage Loan documents has occurred and is continuing, the Mortgage Loan documents permit the owner of 100% of the equity interests in the Borrower to obtain a mezzanine loan (the “Approved Mezzanine Loan”) secured by the equity interests in the Borrower upon satisfaction of the following terms and conditions, including among others: (i) the Ogilvy Lease has been extended pursuant to an extension in form and substance acceptable to the lender in its sole and absolute discretion, (ii) the loan-to-value ratio (including the Approved Mezzanine Loan) does not exceed 56.07%, (iii) the combined debt service coverage ratio (as calculated in the loan documents and including the Approved Mezzanine Loan) for the first year of the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
extension term of the Ogilvy Lease is not less than 2.28x, (iv) the mezzanine lender enters into an intercreditor agreement in form reasonably acceptable to the lender and (v) the lender has obtained a rating agency confirmation.

9	Aon Center	(9) Junior Liens	There are a pair of mezzanine loans in the aggregate amount of $141,500,000, which are held by a third party investor. In connection with the mezzanine loan, the Mortgage Loan seller and the mezzanine lender have entered into an intercreditor agreement, a copy of which will be included in the Mortgage File.

3, 10, 11, 9, 18	Aventura Mall, Workspace, 636 11th Avenue, Aon Center, Overland Park Xchange	(10) Assignment of Leases and Rents	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

30	Pavilions North Shopping Center	(15) Actions Concerning Mortgage Loans	The borrower sponsor is subject to four pending lawsuits from investors in the sponsor’s real estate portfolio. In each case, the complaint alleges various tort causes of action including misrepresentations made in connection with the plaintiffs’ investments. The plaintiffs are represented by the same counsel and have made claims for damages ranging from $2,000,000 to $5,000,000. In one of the cases, a trial occurred in July 2018, and the jury found in favor of the plaintiffs and awarded damages in the amount of $4,317,387 and punitive damages in the amount of $8,000,000. The sponsor is in the process of appealing the judgment and award. The remaining cases are in various stages of litigation, the sponsor is defending the lawsuits and has denied all claims and disputed the claimed damages amount.

3	Aventura Mall	(18) Insurance

The all-risk property insurance may contain a deductible of $250,000 (the “Required Deductible”) or such higher deductible if the Borrower provides the lender with cash or a letter of credit in an amount equal to the difference between the actual deductible and

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the Required Deductible.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

The Borrower may obtain a policy from an insurance company not satisfying the rating requirements set forth in the Mortgage Loan documents, provided that any such insurance company is subject to (A) the prior approval of the lender and (B) the lender’s receipt of a rating agency confirmation with respect to each such insurance carrier.

The Borrower may continue to utilize Pennsylvania Manufacturers’ Association Insurance (“PMA”) as the carrier for the Workers Compensation/Employers’ Liability coverage required in the Mortgage Loan documents, provided the AM Best rating of PMA is not withdrawn or downgraded below the origination date.

The Borrower may continue to utilize Lancashire Insurance Company Limited, rated “A-” by S&P and “A3” by Moody’s, in its current participation amount and position within the syndicate of the terrorism coverage required in the Mortgage Loan documents, provided that Lancashire Insurance Company Limited maintains its ratings in place as of the date hereof.

10	Workspace	(18) Insurance

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is the greater of (i) 5.0% of the release amount in the Mortgage Loan documents for the applicable individual Mortgaged Property and (ii) $500,000.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	636 11th Avenue	(18) Insurance	In the event the single tenant at the Mortgaged Property requires that the Borrower undertake and/or complete the restoration in a manner other than as provided in the related Mortgage Loan documents, the requirements under such tenant’s lease takes precedence and control and the mortgagee is required to make the insurance proceeds available to the Borrower to be applied to completing such restoration in accordance with such lease.

9	Aon Center	(18) Insurance

The all-risk property insurance may contain a deductible of $50,000.

The Mortgage Loan documents permit insurance through a syndicate of insurers, provided that at least seventy-five percent (75%) of the coverage (if there are four (4) or fewer members of the syndicate) or at least sixty percent (60%) of the coverage (if there are five (5) or more members of the syndicate) is with carriers having a claims paying ability rating of “A” or better by S&P, and the balance of the coverage is, in each case, provided by insurers with a claims paying ability rating of “BBB” or better by S&P.

Notwithstanding the requirements of the related Mortgage Loan documents for the insurance policies to be issued by an insurance company with a rating of (x)”A” or better by S&P, (y)”A2” or better by Moody’s, if Moody’s rates the Securities and rates the applicable insurance company, and (z) “A” or better by Fitch, to the extent Fitch rates the securities and rates the applicable insurance company, the Borrower may continue to use Homeland Insurance Company of New York (“Homeland”), rated “A X” with AM Best in its current position and participation amounts within the syndicate of the property program, provided that (x) the rating of Homeland is not withdrawn or downgraded below the date of the Mortgage Loan documents and (y) at renewal of the current policy term on October 29, 2018, the Borrower replaces Homeland with an

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
insurance company meeting the rating requirements set forth in the Mortgage Loan documents.

The threshold at or above which lender has the right to hold and disburse insurance proceeds in respect of a property loss is $5,000,000, rather than five percent (5%) of the then outstanding principal amount of the Mortgage Loan.

10	Workspace	(26) Local Law Compliance	Two individual Mortgaged Properties (6601-6625 W 78th Street and 100 and 110 Gibraltar Road) have legal nonconforming uses. The applicable ordinances provide that (i) with respect to the 6601-6625 W 78th Street Mortgaged Property, following destruction or removal of the structures, the Mortgaged Property will be required to be brought into conformance with current requirements of the city code, and (ii) with respect to the 100 and 110 Gibraltar Road Mortgaged Property, following any casualty, the nonconforming buildings may be reconstructed and used for the nonconforming use, provided that the reconstructed building does not exceed in height, area and volume the building destroyed. Laws and ordinance coverage was also obtained at origination.

11	636 11th Avenue	(26) Local Law Compliance	The Mortgaged Property has outstanding fire code violations, including, among other things, with respect to exterior walls and elevator condition. The Borrower is required to resolve such open violations within eighteen (18) months following the origination date and promptly deliver documentation reasonably satisfactory to the lender evidencing the resolution of such open violations.

13	710 Bridgeport	(26) Local Law Compliance	The Mortgaged Property is legal non-conforming as to use for warehouse, assembly/light manufacturing, and research and development. In the event of casualty, the applicable ordinances provide that the Mortgaged Property may be restored or reconstructed, provided

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
that such restoration does not extend the non-conformity and is commenced within eight (8) months after the date of such casualty, and is completed within two (2) years after such date, which period may be extended by the applicable zoning board of appeals for good cause shown. The Borrower obtained a law & ordinance coverage and a title endorsement that provides coverage in the event the use is not allowed.

36	300 East 64th Street	(26) Local Law Compliance	The zoning report indicates nine (9) open building code violations related to the building façade and the building elevators. The borrower is obligated to cure such violations within 180 days after the origination.

21	Maize & Blue Portfolio	(27) Licenses and Permits

The individual Mortgaged Property located at 520 Packard Street, Ann Arbor, Michigan 48104, is operating with a temporary certificate of occupancy. The Borrower is required to deliver a permanent certificate of occupancy within 90 days following origination pursuant to the Mortgage Loan documents; provided, however, that the Borrower is not in violation of the foregoing if the Borrower is diligently working to obtain such permanent certificate of occupancy and the applicable governmental authority has not exercised any enforcement action with respect to such Mortgaged Property for failure to have a permanent certificate of occupancy. At all times prior to receipt of a permanent certificate of occupancy, the Borrower is required to have a valid and unexpired temporary certificate of occupancy. The Mortgage Loan documents provides for a loss carveout for failure to comply with the foregoing requirements.

The Mortgaged Property located at 1330 N University Court, Ann Arbor, Michigan 48104, has a certificate of occupancy that expired on October 1, 2018; however, the municipality has stated that continued occupancy is allowed, without violation, due to an inspection being scheduled for November 13, 2018. The

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Borrower is required to provide a permanent certificate of occupancy for this Mortgaged Property by the earlier of (x) 180 days after the origination date or (y) the date on which the applicable governmental authority exercises any enforcement action intended to terminate occupancy at such Mortgaged Property against the Borrower or such Mortgaged Property for failure to have a certificate of occupancy (the “CO Compliance Date”). If the Borrower has not delivered to the lender a certificate of occupancy as required above by the CO Compliance Date, the Borrower is required to release the applicable Mortgaged Property through a partial defeasance of the Mortgage Loan in accordance with the Mortgage Loan Documents. The Mortgage Loan documents provide for (i) a nonrecourse carve-out for any losses from the failure to provide the certificate of occupancy in accordance with the Mortgage Loan documents and (ii) a full recourse carveout for the failure to cause the release of such Mortgaged Property if required; provided, however, that such liability is limited to 115% of the release amount allocated to the applicable Mortgaged Property.

3	Aventura Mall	(28) Recourse Obligations

The nonrecourse carve-out for losses for fraud or intentional misrepresentation is limited to fraud or intentional misrepresentation in connection with the closing of the Mortgage Loan or regarding matters stated in the financial statements or other information required to be delivered in connection with the Mortgage Loan or otherwise delivered and upon which the lender reasonably relied.

The nonrecourse carve-out for losses for willful misconduct is limited to willful misconduct regarding the operation of the Mortgaged Property.

The nonrecourse carve-out for losses for material physical waste is limited to material physical waste intentionally committed.

The liability of the guarantors for breaches or violations of the nonrecourse carve-out

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
guaranty is capped at $350,000,000 in the aggregate, plus all reasonable, out-of-pocket costs and expenses (including, but not limited to, court costs and fees and reasonable attorney’s fees) incurred by the lender in connection with the enforcement of, or preservation of the lender’s rights under, the guaranty.

The Mortgage Loan does not have a separate environmental indemnity in place.

10	Workspace	(28) Recourse Obligations

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication.

The Mortgage Loan documents provide that there will be no liability to the Borrowers and guarantor for punitive damages.

The non-recourse carveout for losses for material physical waste is limited to the extent sufficient cash flow from the Mortgaged Property is not available to prevent such waste (unless such insufficient cash flow arises from the intentional misappropriation or conversion of revenues by the Borrowers, any special purpose entity principal, an affiliated property manager, the guarantor or their respective affiliates).

13	710 Bridgeport	(28) Recourse Obligations

The non-recourse carveout for losses for material physical waste is limited to intentional material physical waste of the Mortgaged Property; provided, however, that the Borrower will have no such liability if sufficient cash flow from the Mortgaged Property is not available to prevent such waste.

With respect to the full recourse carveout for the Borrower’s consenting or acquiescing to any petition for bankruptcy, the Borrower is not fully liable for providing any (x) testimony, or (y) responses to duly-served discovery or legal process, in the event that, with respect to the matters referenced in either clause (x) or (y), if the Borrower is advised by legal counsel that the Borrower is required to provide such testimony or responses pursuant to applicable law.

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
9	Aon Center	(28) Recourse Obligations

The non-recourse carveout for losses for material physical waste is limited to intentional material physical waste of the Mortgaged Property; provided, however, the Borrower will have no such liability if sufficient cash flow from the Mortgaged Property is not available to prevent such waste except to the extent that such insufficient cash flow arises from the intentional misappropriation or conversion of revenues with respect to the Mortgaged Property.

The loss carveout with respect to insurance proceeds or condemnation awards or rents following an event of default is limited to misappropriation or conversion thereof and does not include misapplication thereof.

The Borrower and the guarantor will have no liability for any losses caused solely by, or arising solely from actions or conditions or events occurring more than two (2) years after the date of defeasance or repayment of the Mortgage Loan in full and performance in full of all other obligations of Indemnitor under the Mortgage Loan documents (the “Release Date”); provided, however, that neither the Borrower nor the guarantor may be released from any such losses until such time, on or after the Release Date, as indemnitor, at its sole cost and expense, delivers to the indemnitee an acceptable Phase I or Phase II environmental report in form and substance reasonably satisfactory to the indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties under the environmental indemnity are entitled to indemnification pursuant to the environmental indemnity.

18	Overland Park Xchange	(28) Recourse Obligations	The Mortgage Loan documents provide that the obligations and liabilities of the Borrower and the guarantor under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claims on or after the date that is twenty-four (24) months since the date that the Mortgage Loan was paid in full, provided that all of the following conditions are satisfied

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
in full: (A) the Mortgage Loan has been paid in full without the lender having exercised any remedies against the Borrower or the guarantor under the Mortgage Loan documents, and the lender has not foreclosed or otherwise taken possession of the Mortgaged Property, (B) there has been no material change, between the date of the environmental indemnity and the date the Mortgage Loan is paid in full, in any environmental law, the effect of which change would make a lender or mortgagee liable in respect to any matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, and (C) the indemnitee has received an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.

30	Pavilions North Shopping Center	(28) Recourse Obligations	The Borrowers and guarantor will not have full recourse liability for any transfers in violation of the Mortgage Loan documents to the extent the violation relates to the failure to deliver notice in accordance with the Mortgage Loan documents. There is a nonrecourse carve-out for losses resulting from the failure to deliver notice in accordance with the Mortgage Loan documents.

36	300 East 64th Street	(28) Recourse Obligations

The loss recourse carve-out for material physical waste is limited to intentional material physical waste.

The loss recourse carve-out with respect to insurance proceeds or condemnation awards or rents following an event of default can be triggered by borrower, principal, guarantor or any other person (other than lender, servicer or their respective agents) but limits the guarantor’s liability to instances in which the misappropriation, misapplication or conversion was committed by borrower, principal, guarantor or any affiliate of

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
borrower, principal or guarantor. The application of rents toward any operating expenses or amounts required by the Mortgage Loan documents will not constitute a misapplication.

The obligations and liabilities of the Borrower and the guarantor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (A) the Mortgage Loan will have been paid in full and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) the indemnitee will have received, at the expense of the Borrower or the guarantor, an updated environmental report dated within sixty (60) days of the requested release showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity agreement, and (C) twenty-four (24) months have passed since the date that the Loan has been paid in full.

3	Aventura Mall	(29) Mortgage Releases

In the event that any of JCPenney, Macy’s Men’s Home Furnishings, Macy’s, Bloomingdale’s or Nordstrom (individually and collectively, “Department Store”) ceases operations or seeks to assign the applicable lease of any Department Store (individually and collectively, “Department Store Lease”) to any party or in any manner that is not expressly permitted under any Department Store Lease, the Borrower may, without the consent of the lender, (x) enter into a ground lease for the entirety of the parcel of the applicable Department Store (the “Department Store Ground Lease”) with a tenant that is a third-party or an affiliate of the Borrower and (y) obtain the release of the lien on the ground leasehold estate created by the Department Store Ground Lease, including the improvements on

E-2-12

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
the applicable Department Store parcel from the lien of the mortgage, upon satisfaction of certain terms and conditions in the Mortgage Loan documents, but without a requirement for such release to be accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property. Notwithstanding the foregoing, no release or transfer of any ground leasehold estate will be permitted unless, immediately after the transfer and release, either (i) the ratio of the unpaid principal balance of the Mortgage Loan to the value of the remaining Mortgaged Property (excluding personal property and going concern value, if any) must be equal to or less than 125% (to be determined by the lender in accordance with the Mortgage Loan documents) or (ii) the Mortgagor must pay down the principal balance of the Mortgage Loan (without any prepayment premium or other premium or penalty of any kind) by an amount set forth in the Mortgage Loan documents, unless the lender receives an opinion of counsel that if the amount in (ii) is not paid, the securitization will not fail to maintain its status as a REMIC as a result of the transfer and release.

10	Workspace	(29) Mortgage Releases	In connection with sales of individual Mortgaged Properties to an unaffiliated third-party and the release of such Mortgaged Properties from the lien of the security instruments, the release price is required to be 110% of the related allocated loan amount for such individual Mortgaged Property.

10	Workspace	(30) Financial Reporting and Rent	The Mortgage Loan agreement provides that financial reports may be prepared on a consolidated basis by all Borrowers, provided that such consolidated reports delineate performance and information on an individual Mortgaged Property basis as well. The delivery of financial reports of the guarantor is required to be

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
accepted in lieu of financial reports from the Borrowers so long as (i) the guarantor’s financial reports substantially represent the financial reports of the Borrower on a combined basis, (ii) the guarantor’s financial reports separately delineate performance and information on an individual Mortgaged Property basis, and (iii) the guarantor’s financial reports separately delineate the Mortgaged Properties, on a collective basis, from any other assets which do not constitute collateral for the Mortgage Loan.

3	Aventura Mall	(31) Acts of Terrorism Exclusion

If the Terrorism Risk Insurance Program Reauthorization Act of 2015, as amended from time to time (including any extensions thereof), is not in effect, the Borrower is required to carry terrorism coverage throughout the term of the Mortgage Loan, but in such event the Borrower may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the Borrower for the policies insuring only the Mortgaged Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to obtain the terrorism coverage (but the Borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).

9	Aon Center	(31) Acts of Terrorism Exclusion	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Borrower will not be required to pay (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable policies then in place providing such terrorism insurance coverage) any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess

E-2-14

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
of the amount equal to two times the amount of the insurance premiums that would then be payable under policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Aon Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Aon Terrorism Premium Cap, the Borrower will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Aon Terrorism Premium Cap (in such event the lender will have the right to determine the modifications of the deductible amounts, policy limits and other required policy terms to reduce the insurance premiums payable with respect to such stand-alone terrorism Policy to the Aon Terrorism Premium Cap, and the Borrower shall reasonably cooperate with the lender in connection therewith).

22	Springhill Suites Huntington Beach	(31) Acts of Terrorism Exclusion	In the event the Terrorism Risk Insurance Program Reauthorization Act of 2015, or any successor or similar statute, is discontinued or not renewed or extended or replaced by a comparable statute, the Borrower will be required to obtain and maintain terrorism insurance coverage for insurance with respect to the improvements and personal property, loss of rents and/or business interruption insurance, commercial general liability insurance and excess liability/umbrella liability insurance required pursuant to the terms of the Mortgage Loan documents, at a cost not to exceed 200% of all then-current insurance premiums that are payable at such time on a standalone basis in respect of the property and business interruption/rental loss insurance required pursuant to the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
Mortgage Loan documents (without giving effect to the cost of the terrorism components of such casualty and business interruption/rental loss insurance) (“Springhill Suites Terrorism Cap”), and, if the cost exceeds such Terrorism Cap, the Borrower will be required to purchase the maximum amount of coverage available with funds equal to the Springhill Suites Terrorism Cap.

30	Pavilions North Shopping Center	(31) Acts of Terrorism Exclusion	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the Borrower will not be required to pay (on a going forward basis after TRIPRA expires or is otherwise no longer in effect for any reason and following expiration of the applicable policies then in place providing such terrorism insurance coverage) any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Mortgage Loan documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Pavilions North Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Pavilions North Terrorism Premium Cap, the Borrower will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Pavilions North Terrorism Premium Cap (in such event the lender will have the right to determine the modifications of the deductible amounts, policy limits and other required policy terms to reduce the

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Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
insurance premiums payable with respect to such stand-alone terrorism Policy to the Pavilions North Terrorism Premium Cap, and the Borrower shall reasonably cooperate with the lender in connection therewith).

36	300 East 64th Street	(31) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2007, as amended from time to time (including any extensions thereof), is not in effect, the Borrower is required to carry terrorism coverage throughout the term of the loan, but in such event the borrower may not be required to pay annual premiums in excess of an amount equal to two (2) times the then-current annual insurance premiums payable by the borrower for the policies insuring only the property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis (the “Terrorism Cap”) in order to obtain the terrorism coverage (but the borrower is obligated to purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Cap).

10	Workspace	(33) Single-Purpose Entity	Borrowers previously owned certain real property located at 132 Welsh Road, Horsham, Pennsylvania, and 4755 South 44th Place, Phoenix, Arizona, which were transferred prior to the origination date.

18	Overland Park Xchange	(33) Single-Purpose Entity	The Borrower owns bonds issued by the City of Overland Park, Kansas, which were issued in connection with a payment in lieu of taxes program at the Mortgaged Property. The Borrower has pledged the bonds to the lender as collateral for the Mortgage Loan. Please see “Description of the Mortgage Pool – Real Estate and Other Tax Considerations” for additional details regarding the payment in lieu of taxes program.

36	300 East 64th Street	(33) Single-Purpose Entity	The Borrower previously owned certain mechanical spaces at the Mortgaged Property. Such spaces were split into separate tax lots and transferred to an

E-2-17

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
affiliated entity prior to the origination date. The Mortgage Loan documents provide a recourse carveout for any loss arising from the previous ownership of such spaces.

3	Aventura Mall	(34) Defeasance	The Mortgage Loan documents require the Borrower to pay for all reasonable out-of-pocket costs and expenses incurred in connection with a defeasance (including Rating Agency fees and reasonable attorneys’ fees, but accountants’ fees are not expressly enumerated in the provision), but the Mortgage Loan documents provide that any servicing fees will be limited to a maximum amount of $10,000.

10	Workspace	(35) Fixed Interest Rates	The Mortgage Loan bears interest at a fixed rate per annum, but certain of the related Companion Loans bear interest on a floating rate basis.

11	636 11th Avenue	(38) ARD Loan	The Mortgage Loan is interest only until the Anticipated Repayment Date and will not substantially fully amortize over its stated term. The maturity date of the Mortgage Loan is less than sixty (60) months following the Anticipated Repayment Date.

11	636 11th Avenue	(43) Environmental Conditions

The environmental site assessment (“ESA”) obtained at origination indicates that the Mortgaged Property, which consists of multiple parcels developed around 1890, has had the following operations over the years: large-scale printing/lithographing (1938-1993), electroplating/metalworking (1938-2000), dry cleaning (1995-2003), and auto repair operations (1992-2005). The environmental consultant’s review of the historical sources showed certain analytical results of the soil samples from a Phase II subsurface investigation from 2002, which indicated the presence of hazardous chemicals in the soil and groundwater below the basement floor of the former dry cleaning site. Among such chemicals, tetrachloroethene (PCE), trichloroethene (TCE), and o-xylene exceeded the standard value of the New York State Department of Environmental Conservation. The ESA

E-2-18

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
recommended a new investigation to evaluate soil vapor concentrations and provided an estimated cost of $363,000 for investigation and the testing, design, installation and maintenance costs of a sub-slab depressurization system in the event constituent concentrations exceeded EPA guidance levels.

At origination, the Borrower was required to obtain an environmental insurance policy against claims for pollution and remediation legal liability. The policy was issued by Steadfast Insurance Company, with individual claim limits and an aggregate claim limit of $1,000,000 and a $25,000 deductible. The policy names the lender as an additional insured. The current policy has an expiration date of May 11, 2031.

10	Workspace	(43) Environmental Conditions	At origination, the Borrower was required to deposit $37,500 for potential costs to be incurred in connection with additional investigations as recommended in the environmental site assessment (“ESA”) for the Mortgaged Property commonly known as 45-67 Great Valley Parkway with respect to three gas propane storage tanks.

3, 10, 11, 9, 18	Aventura Mall, Workspace, 636 11th Avenue, Aon Center, Overland Park Xchange	(47) Cross-Collateralization	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-2-19

SCHEDULE E-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTY FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	Mortgage Loan
11	636 11th Avenue

E-2-20

ANNEX F

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)	Period	Balance($)
1	36,078,000.00	59	36,072,567.54
2	36,078,000.00	60	35,601,338.89
3	36,078,000.00	61	35,003,226.18
4	36,078,000.00	62	34,459,629.69
5	36,078,000.00	63	33,913,591.07
6	36,078,000.00	64	33,251,133.26
7	36,078,000.00	65	32,699,660.35
8	36,078,000.00	66	32,088,888.02
9	36,078,000.00	67	31,532,190.87
10	36,078,000.00	68	30,916,325.06
11	36,078,000.00	69	30,354,357.11
12	36,078,000.00	70	29,789,864.15
13	36,078,000.00	71	29,166,397.31
14	36,078,000.00	72	28,596,564.10
15	36,078,000.00	73	27,967,890.70
16	36,078,000.00	74	27,392,669.67
17	36,078,000.00	75	26,814,863.82
18	36,078,000.00	76	26,066,328.00
19	36,078,000.00	77	25,482,554.86
20	36,078,000.00	78	24,840,291.56
21	36,078,000.00	79	24,251,006.35
22	36,078,000.00	80	23,603,369.00
23	36,078,000.00	81	23,008,522.60
24	36,078,000.00	82	22,411,002.81
25	36,078,000.00	83	21,755,336.71
26	36,078,000.00	84	21,152,182.35
27	36,078,000.00	85	20,491,022.77
28	36,078,000.00	86	19,882,183.63
29	36,078,000.00	87	19,270,607.96
30	36,078,000.00	88	18,491,145.91
31	36,078,000.00	89	17,873,311.04
32	36,078,000.00	90	17,197,839.59
33	36,078,000.00	91	16,574,189.07
34	36,078,000.00	92	15,893,047.62
35	36,078,000.00	93	15,263,529.61
36	36,078,000.00	94	14,631,181.72
37	36,078,000.00	95	13,941,560.38
38	36,078,000.00	96	13,303,267.48
39	36,078,000.00	97	12,607,850.04
40	36,078,000.00	98	11,963,559.14
41	36,078,000.00	99	11,316,371.68
42	36,078,000.00	100	10,504,297.16
43	36,078,000.00	101	9,850,542.61
44	36,078,000.00	102	9,140,051.81
45	36,078,000.00	103	8,480,161.40
46	36,078,000.00	104	7,763,688.45
47	36,078,000.00	105	7,097,607.47
48	36,078,000.00	106	6,428,531.55
49	36,078,000.00	107	5,703,102.88
50	36,078,000.00	108	5,027,754.50
51	36,078,000.00	109	4,296,210.52
52	36,078,000.00	110	3,614,533.77
53	36,078,000.00	111	2,929,791.67
54	36,078,000.00	112	2,136,207.55
55	36,078,000.00	113	1,444,813.47
56	36,078,000.00	114	697,626.12
57	36,078,000.00	115 and thereafter	0
58	36,078,000.00

F-1

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ANNEX G

Castleton Commons & Square PRINCIPAL PAYMENT SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance	Mortgage Loan Interest Payment	Mortgage Loan Principal Payment
11/6/2018	$34,500,000.00	$0.00	$0.00
12/6/2018	$34,466,514.76	$161,143.75	$33,485.24
1/6/2019	$34,438,729.43	$166,353.59	$27,785.33
2/6/2019	$34,410,797.38	$166,219.48	$27,932.05
3/6/2019	$34,365,133.21	$150,011.96	$45,664.17
4/6/2019	$34,336,812.54	$165,864.27	$28,320.68
5/6/2019	$34,302,493.37	$160,381.53	$34,319.16
6/6/2019	$34,273,841.93	$165,561.94	$28,651.45
7/6/2019	$34,239,200.97	$160,087.40	$34,640.96
8/6/2019	$34,210,215.30	$165,256.45	$28,985.67
9/6/2019	$34,181,076.58	$165,116.55	$29,138.73
10/6/2019	$34,145,961.57	$159,654.11	$35,115.01
11/6/2019	$34,116,483.55	$164,806.43	$29,478.02
12/6/2019	$34,081,038.46	$159,352.41	$35,445.09
1/6/2020	$34,051,217.60	$164,493.08	$29,820.85
2/6/2020	$34,021,239.28	$164,349.15	$29,978.32
3/6/2020	$33,979,512.29	$153,610.62	$41,726.99
4/6/2020	$33,949,155.33	$164,003.06	$30,356.96
5/6/2020	$33,912,855.15	$158,570.85	$36,300.17
6/6/2020	$33,882,146.20	$163,681.34	$30,708.95
7/6/2020	$33,845,503.60	$158,257.86	$36,642.60
8/6/2020	$33,814,439.00	$163,356.26	$31,064.60
9/6/2020	$33,783,210.35	$163,206.33	$31,228.64
10/6/2020	$33,746,062.17	$157,795.75	$37,148.19
11/6/2020	$33,714,472.46	$162,876.31	$31,589.71
12/6/2020	$33,676,973.01	$157,474.68	$37,499.45
1/6/2021	$33,645,018.47	$162,542.85	$31,954.54
2/6/2021	$33,612,895.20	$162,388.62	$32,123.27
3/6/2021	$33,563,425.41	$146,533.55	$49,469.79
4/6/2021	$33,530,871.28	$161,994.81	$32,554.13
5/6/2021	$33,492,433.59	$156,617.11	$38,437.69
6/6/2021	$33,459,504.58	$161,652.16	$32,929.01
7/6/2021	$33,420,702.19	$156,283.77	$38,802.39
8/6/2021	$33,387,394.41	$161,305.95	$33,307.79
9/6/2021	$33,353,910.74	$161,145.19	$33,483.67
10/6/2021	$33,314,568.74	$155,790.56	$39,341.99
11/6/2021	$33,280,700.51	$160,793.69	$33,868.23
12/6/2021	$33,240,984.40	$155,448.61	$39,716.11
1/6/2022	$33,206,727.60	$160,438.53	$34,256.80
2/6/2022	$33,172,289.91	$160,273.19	$34,437.69
3/6/2022	$33,120,718.65	$144,612.75	$51,571.26
4/6/2022	$33,085,826.78	$159,858.07	$34,891.86
5/6/2022	$33,045,114.82	$154,538.38	$40,711.96
6/6/2022	$33,009,823.73	$159,493.16	$35,291.09
7/6/2022	$32,968,723.38	$154,183.39	$41,100.35
8/6/2022	$32,933,028.90	$159,124.46	$35,694.48
9/6/2022	$32,897,145.93	$158,952.18	$35,882.97
10/6/2022	$32,855,469.77	$153,657.09	$41,676.16
11/6/2022	$32,819,177.25	$158,577.84	$36,292.52
12/6/2022	$32,777,102.65	$153,292.91	$42,074.59
1/6/2023	$32,740,396.31	$158,199.60	$36,706.34
2/6/2023	$32,703,496.14	$158,022.43	$36,900.17
3/6/2023	$32,649,688.95	$142,569.07	$53,807.19
4/6/2023	$32,612,309.79	$157,584.63	$37,379.16
5/6/2023	$32,569,178.06	$152,326.66	$43,131.73
6/6/2023	$32,531,373.76	$157,196.04	$37,804.30
7/6/2023	$32,487,828.43	$151,948.62	$43,545.33
8/6/2023	$32,449,594.56	$156,803.41	$38,233.87

G-1

9/6/2023	$32,411,158.80	$156,618.87	$38,435.77
10/6/2023	$32,366,999.14	$151,387.12	$44,159.65
11/6/2023	$32,328,127.23	$156,220.22	$38,871.92
12/6/2023	$32,283,543.27	$150,999.29	$44,583.96
1/6/2024	$32,244,230.66	$155,817.42	$39,312.61
2/6/2024	$32,204,710.46	$155,627.67	$39,520.20
3/6/2024	$32,154,010.06	$145,408.74	$50,700.40
4/6/2024	$32,114,013.45	$155,192.22	$39,996.61
5/6/2024	$32,068,335.32	$149,999.20	$45,678.13
6/6/2024	$32,027,886.30	$154,778.71	$40,449.02
7/6/2024	$31,981,768.04	$149,596.92	$46,118.25
8/6/2024	$31,940,861.90	$154,360.89	$40,906.15
9/6/2024	$31,899,739.74	$154,163.46	$41,122.15
10/6/2024	$31,852,966.64	$148,998.37	$46,773.11
11/6/2024	$31,811,380.35	$153,739.23	$41,586.29
12/6/2024	$31,764,155.71	$148,585.66	$47,224.64
1/6/2025	$31,722,100.45	$153,310.58	$42,055.26
2/6/2025	$31,679,823.12	$153,107.60	$42,277.33
3/6/2025	$31,621,133.49	$138,106.43	$58,689.62
4/6/2025	$31,578,323.00	$152,620.28	$42,810.49
5/6/2025	$31,529,907.39	$147,497.08	$48,415.61
6/6/2025	$31,486,615.17	$152,179.97	$43,292.22
7/6/2025	$31,437,730.91	$147,068.73	$48,884.26
8/6/2025	$31,393,951.95	$151,735.08	$43,778.96
9/6/2025	$31,349,941.81	$151,523.78	$44,010.14
10/6/2025	$31,300,359.12	$146,430.35	$49,582.69
11/6/2025	$31,255,854.77	$151,072.05	$44,504.36
12/6/2025	$31,205,791.27	$145,990.89	$50,063.49
1/6/2026	$31,160,787.55	$150,615.62	$45,003.73
2/6/2026	$31,115,546.17	$150,398.41	$45,241.37
3/6/2026	$31,054,165.22	$135,646.49	$61,380.96
4/6/2026	$31,008,360.82	$149,883.79	$45,804.40
5/6/2026	$30,957,032.58	$144,834.89	$51,328.24
6/6/2026	$30,910,715.28	$149,414.98	$46,317.31
7/6/2026	$30,858,888.05	$144,378.80	$51,827.23
8/6/2026	$30,812,052.48	$148,941.28	$46,835.57
9/6/2026	$30,764,969.60	$148,715.23	$47,082.88
10/6/2026	$30,712,397.58	$143,698.05	$52,572.02
11/6/2026	$30,664,788.47	$148,234.24	$47,609.12
12/6/2026	$30,611,704.50	$143,230.12	$53,083.96
1/6/2027	$30,563,563.67	$147,748.24	$48,140.83
2/6/2027	$30,515,168.63	$147,515.89	$48,395.04
3/6/2027	$30,450,924.16	$133,029.18	$64,244.47
4/6/2027	$30,401,934.32	$146,972.23	$48,989.84
5/6/2027	$30,347,507.12	$142,002.37	$54,427.20
6/6/2027	$30,297,971.18	$146,473.09	$49,535.94
7/6/2027	$30,243,012.71	$141,516.77	$54,958.48
8/6/2027	$30,192,924.98	$145,968.74	$50,087.72
9/6/2027	$30,142,572.77	$145,726.99	$50,352.21
10/6/2027	$30,086,820.18	$140,790.93	$55,752.59
11/6/2027	$30,035,907.67	$145,214.87	$50,912.51
12/6/2027	$29,979,610.00	$140,292.72	$56,297.67
1/6/2028	$29,928,131.36	$144,697.42	$51,478.63
2/6/2028	$29,876,380.89	$144,448.96	$51,750.47
3/6/2028	$29,814,178.85	$134,896.01	$62,202.04
4/6/2028	$29,761,826.65	$143,898.96	$52,352.20
5/6/2028	$29,704,128.37	$139,012.53	$57,698.28
6/6/2028	$29,651,195.04	$143,367.80	$52,933.33
7/6/2028	$29,592,931.41	$138,495.79	$58,263.64
8/6/2028	$29,539,410.90	$142,831.11	$53,520.51
9/6/2028	$29,485,607.77	$142,572.79	$53,803.13
10/6/2028	$29,426,497.95	$137,722.36	$59,109.82
11/6/2028	$0.00	$142,027.81	$29,426,497.95

G-2

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	11
Important Notice About Information Presented in This Prospectus	11
Summary of Terms	19
Risk Factors	53
Description of the Mortgage Pool	126
Transaction Parties	216
Credit Risk Retention	252
Description of the Certificates	259
Description of the Mortgage Loan Purchase Agreements	294
Pooling and Servicing Agreement	305
Certain Legal Aspects of Mortgage Loans	410
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	426
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	428
Material Federal Income Tax Considerations	439
Certain State and Local Tax Considerations	451
Method of Distribution (Underwriter)	451
Incorporation of Certain Information by Reference	453
Where You Can Find More Information	454
Financial Information	454
Certain ERISA Considerations	454
Legal Investment	458
Legal Matters	459
Ratings	459
Index of Defined Terms	461

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	GACC AND CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-2-1
ANNEX D-3	EXCEPTIONS TO CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-3-1
ANNEX E-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-1-1
ANNEX E-2	EXCEPTIONS TO JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	E-2-1
ANNEX F	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G	CASTLETON COMMONS & SQUARE PRINCIPAL PAYMENT SCHEDULE	G-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$989,471,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation
Depositor

Benchmark 2018-B7
Mortgage Trust
Issuing Entity

Benchmark 2018-B7
Mortgage Trust Commercial
Mortgage Pass-Through
Certificates, Series 2018-B7

Class A-1	$20,240,000
Class A-2	$211,980,000
Class A-SB	$36,078,000
Class A-3	$203,000,000
Class A-4	$320,279,000
Class X-A	$884,870,000
Class A-M	$93,293,000
Class B	$52,300,000
Class C	$52,301,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Drexel Hamilton
Co-Manager

Academy Securities
Co-Manager

November 9, 2018